Exhibit 99.1

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement.

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)).

☐	Definitive Proxy Statement.

☐	Definitive Additional Materials.

☐	Soliciting Material under §240.14a-12.

CONTANGO ORE, INC.

(Name of Registrant as Specified in its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☐	No fee required.

☐	Fee paid previously with preliminary materials.

☒	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

PRELIMINARY PROXY STATEMENT — SUBJECT TO COMPLETION

DATED JANUARY 9, 2026

516 2nd Avenue, Suite 401

Fairbanks, Alaska 99701

If you have any questions or require assistance, please contact Contango’s proxy solicitation agent, Laurel Hill Advisory Group, at:

North America Toll Free: 1-877-452-7184

Collect Calls Outside North America: 416-304-0211

Text Messages: Text the word, INFO, to 416-304-0211 or 1-877-452-7184

Email: assistance@laurelhill.com

PROPOSED ARRANGEMENT - YOUR VOTE IS VERY IMPORTANT

Dear Stockholders,

I am pleased to inform you that on December 7, 2025, Contango ORE, Inc. (“Contango”) and its newly formed subsidiary 1566004 B.C. Ltd., a British Columbia company (the “Acquiror”), entered into an Arrangement Agreement (as amended from time to time, the “Arrangement Agreement”) with Dolly Varden Silver Corporation, a British Columbia corporation (“Dolly Varden”), to acquire all of the issued and outstanding common shares of Dolly Varden (the “Dolly Varden Shares”) from the shareholders of Dolly Varden (the “Dolly Varden Shareholders”). Under the Arrangement Agreement, the Dolly Varden Shares will be acquired at an exchange ratio of 0.1652 of a share of common stock of Contango (the “Contango Shares”) for each Dolly Varden Share (the “Exchange Ratio”) by way of a statutory plan of arrangement (as amended from time to time, the “Plan of Arrangement” with such arrangement referred to therein and herein, the “Arrangement”) under the Business Corporations Act (British Columbia), on and subject to the terms and conditions of the Arrangement Agreement.

Following completion of the Arrangement, existing Contango Stockholders and former Dolly Varden Shareholders are expected each have beneficial ownership and rights to approximately 50% of the shares of the combined company deemed to be outstanding using the fully diluted in-the-money treasury-stock-method (based on the number of Dolly Varden and Contango securities outstanding as of the date of the Arrangement Agreement). Further, eligible Canadian resident Dolly Varden Shareholders may elect to receive exchangeable shares (the “Exchangeable Shares”) instead of Contango Shares, which provide, as nearly as possible, equivalent economic and voting rights to Contango Shares but allow for deferral of Canadian income tax that might otherwise be payable upon the immediate exchange of their Dolly Varden Shares for Contango Shares. The Exchangeable Shares are exchangeable for Contango Shares on a one-for-one basis. Completion of the Arrangement and the transactions contemplated by the Plan of Arrangement is subject to the approval by the Supreme Court of British Columbia, the Contango Stockholders and the Dolly Varden Shareholders, regulatory approvals and certain other customary conditions precedent.

We are sending you the accompanying proxy statement, dated [●], 2026 (the “Proxy Statement”), to cordially invite you to attend a special meeting of the Contango Stockholders, which will be held entirely online at the following website: www.meetnow.global/MZZQV69, at [●], Central Time, on [●], 2026, or such other date, time and place, if any, to which the special meeting may be adjourned, or postponed (the “special meeting”), for the purpose of considering and voting upon the following proposals in connection with the Arrangement:

(a)

Proposal No. 1 – The Arrangement Proposal – to approve the issuance of Contango Shares (including Contango Shares to be issued upon the exchange of Exchangeable Shares) to Dolly Varden Shareholders in connection with the Arrangement (the “Arrangement Proposal”);

(b)

Proposal No. 2 – The Share Increase Proposal – to approve the increase of the number of authorized Contango Shares from 45,000,000 shares to 250,000,000 shares (with the related amendment to the Contango Certificate of Incorporation, the “Share Increase Proposal”), that will be set forth in a Certificate of Amendment to the Contango Certificate of Incorporation (the “Charter Amendment”);

(c)	Proposal No. 3 – Incentive Plan Proposal – to approve the 2026 Omnibus Incentive Plan of Contango (the “Incentive Plan Proposal”); and

(d)	Such other business as may properly come before the special meeting by or at the direction of the Contango board of directors (the “Contango Board”).

The Contango Board evaluated the Arrangement in consultation with Contango’s senior management and legal and financial advisors and, after careful consideration of the various factors described under the section of the Proxy Statement captioned “The Arrangement-Contango’s Reasons for the Arrangement,” the Contango Board has unanimously determined that it is advisable and in the best interests of Contango and the Contango Stockholders to consummate the Arrangement with Dolly Varden as contemplated by the Arrangement Agreement and to approve the Arrangement Proposal, the Share Increase Proposal, and the Incentive Plan Proposal. The Contango Board unanimously recommends that you vote “FOR” each of the proposals described above.

The accompanying Proxy Statement provides you with information about the special meeting, the Arrangement Proposal, the Share Increase Proposal, and the Incentive Plan Proposal, and the related Arrangement Agreement, the proposed text of the Charter Amendment, and the 2026 Omnibus Incentive Plan, which are attached hereto as Annex A, Annex B, and Annex D, respectively. Contango encourages you to read the Proxy Statement carefully and in its entirety, including the Arrangement Agreement, the proposed text of the Charter Amendment, and the 2026 Omnibus Incentive Plan, which are attached hereto as Annex A, Annex B, and Annex D, respectively. Before deciding how to vote, you should consider the risk factors discussed in the “Risk Factors” section of the Proxy Statement. You may also obtain more information about Contango and Dolly Varden from the documents each of them has filed with the U.S. Securities and Exchange Commission (the “SEC”) or included in the annexes to this Proxy Statement, each as described under the “Where You Can Find More Information” section of the Proxy Statement.

YOUR VOTE IS VERY IMPORTANT, NO MATTER HOW MANY SHARES YOU OWN.

Your vote is important. The Arrangement cannot be completed unless the Arrangement Proposal is approved. Furthermore, the Contango Board believes it is advisable and in the best interest of Contango and the Contango Stockholders to approve the Arrangement Proposal, the Share Increase Proposal, and the Incentive Plan Proposal. Whether or not you plan to attend the special meeting in person (online), you are requested to promptly vote your shares by completing, signing and returning the enclosed proxy card in the postage-paid envelope provided, or by voting over the telephone or via the internet as instructed in these materials. If you sign and return your proxy card without indicating how you wish to vote, your vote will be counted as a vote “FOR” each of the proposals described above. If your shares are held in the name of a bank, broker or other nominee, please follow the instructions provided by that institution to vote your shares.

I strongly support the proposed Arrangement of Contango with Dolly Varden and the Arrangement Proposal, the Share Increase Proposal, and the Incentive Plan Proposal, and join with our board of directors in unanimously recommending that you vote “FOR” each of the proposals described in this Proxy Statement.

Thank you for your continued support of Contango.

By Order of the Contango Board,

Brad Juneau Chairman of the Contango Board

[●], 2026

	Contango Stockholders of Record (Contango Shares are held in your own name)	Beneficial Owners (Contango Shares held with a broker, bank or other intermediary.)
Internet	www.investorvote.com
Telephone	Toll-Free: 1-800-652-8683 International: 312-588-4290	Follow instructions from your broker, bank or other intermediary (usually a voting instruction card).
Mail	Return the proxy card.

If you have any questions or require assistance, please contact Contango’s proxy solicitation agent, Laurel Hill Advisory Group, at:

North America Toll Free: 1-877-452-7184

Collect Calls Outside North America: 416-304-0211

Text Messages: Text the word, INFO, to 416-304-0211 or 1-877-452-7184

Email: assistance@laurelhill.com

NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE ARRANGEMENT, PASSED UPON THE MERITS OR FAIRNESS OF THE ARRANGEMENT AGREEMENT OR THE TRANSACTIONS CONTEMPLATED IN THE ARRANGEMENT AGREEMENT, INCLUDING THE ARRANGEMENT, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The accompanying Proxy Statement is dated [●], 2026 and, together with the enclosed form of proxy card, is first being mailed or otherwise distributed to Contango Stockholders on or about [●], 2026.

516 2nd Avenue, Suite 401

Fairbanks, Alaska 99701

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held On [●], 2026

A special meeting of stockholders of Contango ORE, Inc., a Delaware corporation (“Contango”), will be held entirely online at the following website: www.meetnow.global/MZZQV69, at [●], Central Time, on [●], 2026, or such other date, time and place, if any, to which the special meeting may be adjourned or postponed (the “special meeting”), for the purpose of considering and voting upon the following proposals in connection with an arrangement agreement, dated December 7, 2025 (as amended from time to time, the “Arrangement Agreement”), pursuant to which, on the terms and subject to the conditions set forth therein, Contango, indirectly through its indirect wholly owned subsidiary, will acquire all of the issued and outstanding common shares of Dolly Varden (the “Dolly Varden Shares”) at an exchange ratio of 0.1652 of a share of common stock of Contango (the “Contango Shares”) for each Dolly Varden Share (the “Exchange Ratio”) by way of a statutory plan of arrangement (as amended from time to time, the “Plan of Arrangement” with such arrangement referred to therein and herein, the “Arrangement”) under the Business Corporations Act (British Columbia), on and subject to the terms and conditions of the Arrangement Agreement, with Dolly Varden becoming an indirect wholly-owned subsidiary of Contango:

(a)

Proposal No. 1 – The Arrangement Proposal – to approve the issuance of Contango Shares (including Contango Shares to be issued upon the exchange of Exchangeable Shares) to Dolly Varden Shareholders in connection with the Arrangement (the “Arrangement Proposal”);

(b)

Proposal No. 2 – The Share Increase Proposal – to approve the increase of the number of authorized Contango Shares from 45,000,000 shares to 250,000,000 shares and the related amendment to the Certificate of Incorporation of Contango, as amended (the “Share Increase Proposal”) that will be set forth in a Certificate of Amendment to the Certificate of Incorporation of Contango, as amended (the “Charter Amendment”);

(c)	Proposal No. 3 – Incentive Plan Proposal – to approve the 2026 Omnibus Incentive Plan (the “Incentive Plan Proposal”); and

(d)	Such other business as may properly come before the special meeting by or at the direction of the Contango board of directors (the “Contango Board”).

The Contango Board unanimously recommends that you vote “FOR” each of the proposals described above.

The accompanying Proxy Statement provides you with information about the special meeting, the Arrangement Proposal, the Share Increase Proposal, and the Incentive Plan Proposal, and the related Arrangement Agreement, the proposed text of the Charter Amendment, and the 2026 Omnibus Incentive Plan, which are attached hereto as Annex A, Annex B, and Annex D, respectively. Contango encourages you to read the Proxy Statement carefully and in its entirety, including the Arrangement Agreement, the proposed text of the Charter Amendment, and 2026 Omnibus Incentive Plan, which are attached hereto as Annex A, Annex B, and Annex D, respectively.

Record Date: [●], 2026. Only Contango Stockholders of record as of the record date are entitled to receive notice of and to vote in person (online) or by proxy at the special meeting and any adjournment or postponement of the special meeting.

The Proxy Statement is dated [●], 2026, and is first being mailed to our stockholders on or about [●], 2026.

All Contango Stockholders are cordially invited to attend the special meeting in person (online) or by proxy. Stockholders will need their 15-digit control number provided on their proxy card to vote while attending the meeting online. Stockholders who attend the virtual meeting with their 15-digit control number will have the same rights and opportunities to participate as they would at an in-person meeting. It is important that your shares be represented at the special meeting whether or not you are personally able to attend. If you are unable to attend, please promptly vote your shares by telephone or internet or by signing and returning the enclosed proxy card at your earliest convenience. Voting by the internet or telephone is fast, convenient, and enables your vote to be immediately confirmed and tabulated, which helps Contango reduce postage and proxy tabulation costs. If you do not have your 15-digit control number, you will still be able to attend the special meeting as a “guest” and listen to the proceedings, but you will not be able to vote or otherwise participate in the special meeting.

Your vote is important. The Arrangement cannot be completed unless the Arrangement Proposal is approved. Furthermore, the Contango Board believes it is advisable and in the best interest of Contango and the Contango Stockholders to approve the Arrangement Proposal, the Share Increase Proposal, and the Incentive Plan Proposal. Whether or not you plan to attend the special meeting in person (online), please vote as soon as possible to ensure that your shares are represented and voted at the special meeting.

On behalf of the Contango Board and Contango’s management team and employees, we thank you for your continued support of Contango and look forward to hosting you at the special meeting.

By Order of the Board of Directors,

Rick Van Nieuwenhuyse President, CEO, and Director

[●], 2026

IMPORTANT VOTING INSTRUCTIONS

WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING IN PERSON (ONLINE), CONTANGO URGES YOU TO SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE (1) BY TELEPHONE, (2) VIA THE INTERNET OR (3) BY SIGNING AND RETURNING THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED. INSTRUCTIONS ON HOW TO VOTE BEGIN ON PAGE 69. You may revoke your proxy or change your vote at any time before your proxy is voted at the special meeting. If your shares are held in the name of a bank, broker or other nominee, please follow the instructions provided by that institution to vote your shares.

Contango urges you to read the Proxy Statement, including all documents incorporated by reference into the Proxy Statement, and its annexes carefully and in their entirety.

If you are a Contango Stockholder and have any questions concerning the Arrangement or the Proxy Statement, would like additional copies of the Proxy Statement, need to obtain proxy cards or need help voting, please contact Contango’s proxy solicitation agent, Laurel Hill Advisory Group, at:

North America Toll Free: 1-877-452-7184

Collect Calls Outside North America: 416-304-0211

Text Messages: Text the word, INFO, to 416-304-0211 or 1-877-452-7184

Email: assistance@laurelhill.com

Important Notice Regarding the Availability of Proxy Materials for the special meeting to be held on [●], 2026. This Proxy Statement is available at www.investorvote.com.

For additional information about documents incorporated by reference into the accompanying Proxy Statement or included in the annexes to this Proxy Statement, see the “Where You Can Find More Information” section of this Proxy Statement.

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CERTAIN DEFINED TERMS

Unless otherwise stated or unless the context otherwise requires, the terms “Contango,” “we,” “us” or “our” refer to Contango ORE, Inc., a Delaware corporation. References to “$” refer to the lawful currency of the United States; and “CAD $,” to the lawful currency of Canada.

In this Proxy Statement, unless otherwise stated or the context otherwise requires:

“2023 Omnibus Incentive Plan” means the Contango 2023 Omnibus Incentive Plan approved by the Contango Board on September 8, 2023.

“2026 Omnibus Incentive Plan” means the Contango ORE, Inc. 2026 Omnibus Incentive Plan.

“Acquiror” means 1566004 B.C. Ltd., a company directly and wholly-owned by Callco, existing under the laws of the Province of British Columbia, Canada and, following the consummation of the Amalgamation, means Amalco.

“Acquiror Insolvency Event” has the meaning set forth in “Description of Exchangeable Shares and Related Agreements-Voting and Exchange Trust Agreement-Acquiror Insolvency Event – Exchange Right.”

“Acquisition Proposal” means, other than the transactions contemplated by the Arrangement Agreement, any offer, proposal, expression of interest or inquiry, or public announcement of an intention (orally or in writing) from any person (other than a party or any of its affiliates) made after the date of the Arrangement Agreement (including, for greater certainty, amendments or variations after the date of the Arrangement Agreement to any offer, proposal, expression of interest or inquiry that was made before the date of the Arrangement Agreement), relating to:

(a)	any joint venture, earn-in right, royalty grant, lease, license, acquisition, sale or transfer, direct or indirect, in a single transaction or a series of related transactions, of:

(i)

the assets of either Dolly Varden or Contango or any of its subsidiaries that, individually or in the aggregate, constitute 20% or more of the fair market value of the consolidated assets of such party and its subsidiaries, taken as a whole, or contribute 20% or more of the consolidated revenue, net income or earnings before interest, Taxes, depreciation and amortization of such party and its subsidiaries, taken as a whole; or

(ii)

20% or more of the issued and outstanding voting or equity securities (or securities convertible into, or exchangeable or exercisable for voting or equity securities) of either Dolly Varden or Contango or any of its subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the fair market value of the consolidated assets of such party and its subsidiaries, taken as a whole;

(b)

any take-over bid, tender offer, exchange offer, sale or treasury issuance of securities or other transaction that, if consummated, would result in such person beneficially owning, directly or indirectly, 20% or more of any class of the issued and outstanding voting or equity securities (or securities convertible into, or exchangeable or exercisable for voting or equity securities) of either Dolly Varden or Contango or any of its subsidiaries, whose assets, individually or in the aggregate, constitute 20% or more of the fair market value of the consolidated assets of such party and its subsidiaries, taken as a whole;

(c)

a plan of arrangement, merger, amalgamation, consolidation, share exchange, share issuance, business combination, reorganization, recapitalization, liquidation, dissolution, share reclassification, winding-up or other similar transaction or series of transactions involving either Dolly Varden or Contango or any of its subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the fair market value of the consolidated assets of such party and its subsidiaries, taken as a whole; or

(d)	any other transaction, the consummation of which could reasonably be expected to impede, interfere with, prevent or delay the transactions contemplated by the Arrangement Agreement or the Arrangement.

“Amalco” means the surviving entity following the Amalgamation as contemplated in and pursuant to the Plan of Arrangement.

“Amalco Exchangeable Shares” means the exchangeable shares to be issued by Amalco as contemplated by and defined in the Plan of Arrangement.

“Amalgamation” means the amalgamation of the Acquiror and Dolly Varden intended to occur as contemplated by and defined in the Plan of Arrangement.

“Arrangement” means the arrangement pursuant to Division 5 of Part 9 of the BCBCA with respect to Dolly Varden, the Dolly Varden Shareholders, Contango and the Acquiror on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations thereto made in accordance with Section 9.3 of the Arrangement Agreement, the Plan of Arrangement or at the direction of the Court in the Interim Order or Final Order with the consent of Contango, the Acquiror and Dolly Varden, each acting reasonably.

“Arrangement Agreement” means the arrangement agreement entered into by and between Contango, Acquiror, and Dolly Varden on December 7, 2025, as amended from time to time.

“Arrangement Proposal” means the proposal to be considered by the Contango Stockholders at the special meeting to approve, as required by applicable law (including MI 61-101 with respect to the issuance of Exchangeable Shares and Contango Shares and the rules of the NYSE American and the TSXV), the issuance of Contango Shares and the Exchangeable Shares to Dolly Varden Shareholders pursuant to the Arrangement and to approve such other actions as may be required in order to allow Contango to consummate the transactions contemplated by the Arrangement Agreement, including all actions necessary to create and permit the issuance of the Special Voting Share and to increase the authorized capital of Contango to permit the issuance of all Contango Shares issuable upon the exchange of, or otherwise in connection with, the Exchangeable Shares.

“ASC” means the Accounting Standards Codification.

“Automatic Exchange Right” has the meaning set forth in “Description of Exchangeable Shares and Related Agreements-Description of Exchangeable Shares-Distribution on Liquidation and Associated Call Right.”

“B.C. Securities Act” means the Securities Act (British Columbia).

“BCBCA” means the Business Corporations Act (British Columbia).

“BCSC” means the British Columbia Securities Commission.

“Beneficiaries” has the meaning set forth in “Description of Exchangeable Shares and Related Agreements-Voting and Exchange Trust Agreement.”

“Board” means, with respect to any person, the board of directors, board of managers or equivalent governing body of such person, as applicable, as the same is constituted from time to time.

“Board Recommendation” means the Dolly Varden Board Recommendation or the Contango Board Recommendation, as applicable.

“Business Day” means any day, other than a Saturday, a Sunday or any other day on which the banks located in Vancouver, British Columbia are closed or authorized to be closed.

“Callco” means 1566002 B.C. Unlimited Liability Company, an unlimited liability company, directly and wholly-owned by Contango, existing under the laws of the Province of British Columbia, Canada.

“Canaccord Genuity” means Canaccord Genuity Corp., financial advisor to Contango.

“Canadian Securities Authorities” means, collectively, the BCSC, the CSA, and the applicable securities commissions and other securities regulatory authorities in each of the other provinces of Canada.

“Canadian Securities Laws” means the B.C. Securities Act and the securities legislation of each other province and territory of Canada and the rules, regulations, forms, published instruments, policies, bulletins and notices of the Canadian Securities Authorities made thereunder, as now in effect and as they may be promulgated or amended from time to time.

“Change in Recommendation” means the circumstances where, prior to Dolly Varden having obtained the Dolly Varden Shareholder Approval, in the case of Dolly Varden, or Contango having obtained the Contango Stockholder Approval, in the case of Contango, the Dolly Varden Board or the Contango Board, as applicable, in a manner adverse to either of the other parties: (1) (A) fails to make the Dolly Varden Board Recommendation or the Contango Board Recommendation, as applicable; (B) withdraws, withholds, amends, modifies or qualifies, or proposes publicly to withdraw, withhold, amend, modify or qualify the Dolly Varden Board Recommendation or the Contango Board Recommendation, as applicable; (C) approves, accepts, endorses, or recommends or proposes publicly to approve, accept, endorse or recommend, any Acquisition Proposal or takes no position or a neutral position with respect to an Acquisition Proposal for more than five Business Days after the public announcement of such Acquisition Proposal (or, if sooner, beyond the third Business Day prior to the date of the Dolly Varden Meeting or the special meeting, as applicable); (D) accepts or enters into (other than a confidentiality agreement permitted by and in accordance with Section 8.2(e) of the Arrangement Agreement) or publicly proposes to accept or enter into any agreement, understanding or arrangement in respect of an Acquisition Proposal; or (E) fails to reaffirm the Dolly Varden Board Recommendation or the Contango Board Recommendation, as applicable, within five Business Days (and in any case prior to the Dolly Varden Meeting or special meeting, as applicable) after having been requested in writing by another party to do so (it being understood that the taking of a neutral position or no position with respect to an Acquisition Proposal beyond a period of five Business Days after such request (or, if sooner, beyond the time of the Dolly Varden Meeting or the special meeting, as applicable) shall be considered a failure of the Board of such party to reaffirm its recommendation within the requisite time period); or (2) resolves or proposes to take any of the foregoing actions.

“Change of Law Call Date” has the meaning set forth in “Description of Exchangeable Shares and Related Agreements-Description of Exchangeable Shares-Change of Law Call Right.”

“Change of Law Call Right” has the meaning set forth in “Description of Exchangeable Shares and Related Agreements-Description of Exchangeable Shares-Change of Law Call Right.”

“Change of Law Call Purchase Price” has the meaning set forth in “Description of Exchangeable Shares and Related Agreements-Description of Exchangeable Shares-Change of Law Call Right.”

“Charter Amendment” means the amendment to the Contango Certificate of Incorporation to increase the number of authorized Contango Shares from 45,000,000 shares to 250,000,000 shares.

“Closing” means the closing of the Arrangement under the Arrangement Agreement.

“combined company” means the consolidated business of Contango and Dolly Varden after the consummation of the Arrangement.

“Consideration” means the consideration issuable pursuant to the Plan of Arrangement to a person who is a Dolly Varden Shareholder.

“Consideration Shares” means the Contango Shares and Exchangeable Shares to be issued as Consideration pursuant to the Arrangement.

“Contango” means Contango ORE, Inc., a Delaware corporation.

“Contango Board” means the board of directors of Contango as the same is constituted from time to time.

“Contango Board Recommendation” means the unanimous determination by the Contango Board, after consultation with its financial and legal advisors, that the Arrangement and entry into the Arrangement Agreement, and all acts and transactions contemplated thereby, are in the best interests of Contango and the Contango Stockholders and the unanimous resolution to recommend to the Contango Stockholders that they vote in favor of the Arrangement Proposal.

“Contango Bylaws” means the Bylaws of Contango, dated September 1, 2010, amended by that certain Amendment No. 1 to the Bylaws, dated October 21, 2021, and as may be further amended from time to time.

“Contango Certificate of Incorporation” means the Certificate of Incorporation of Contango, dated September 1, 2010, as amended by that certain Certificate of Amendment to Certificate of Incorporation, dated December 11, 2020, and as may be further amended from time to time.

“Contango Dividend Declaration Date” has the meaning set forth in “Description of Exchangeable Shares and Related Agreements-Description of Exchangeable Shares-Dividends and Other Distributions.”

“Contango Leadership” means the Contango Board and the management of Contango, collectively.

“Contango Locked-Up Stockholders” means each of the directors and officers of Contango, Henry Gordon, Bill Armstrong, Kenneth R. Peak Marital Trust, Hexagon LLC, and Labyrinth Enterprises, LLC, each of whom have entered into a Contango Voting Agreement.

“Contango Material Adverse Effect” means any change, effect, event, occurrence, circumstance or state of facts that, individually or in the aggregate with other such changes, effects, events, occurrences, circumstances or states of fact, is or would reasonably be expected to be, material and adverse to the business, properties, assets, Permits, capital, liabilities (contingent or otherwise), operations, results of operations or condition (financial or otherwise) of Contango and its subsidiaries, taken as a whole, other than any change, effect, event, occurrence or state of facts resulting from:

(a)	the public announcement of the execution of the Arrangement Agreement or the transactions contemplated thereby or the performance of any obligation thereunder;

(b)	any changes in general political, economic or financial conditions in the United States or Canada;

(c)	any change or proposed change in any applicable Laws or the interpretation, application or non-application of any applicable Laws by any Governmental Entity;

(d)	any generally applicable changes in U.S. GAAP;

(e)	any natural disaster, war, armed hostilities or act of terrorism;

(f)	any epidemic, pandemic or outbreak of illness, health crisis or public health event, or any worsening of any of the foregoing;

(g)	conditions generally affecting the mining industry;

(h)	any change in currency exchange, interest or inflation rates;

(i)	any change in the market price of gold or silver; or

(j)

any decrease in the market price or any decline in the trading volume of Contango Shares on the NYSE American (it being understood that any cause underlying such change in market price or trading volume may be taken into account in determining whether a Contango Material Adverse Effect has occurred), provided that, notwithstanding the foregoing, any change, effect, event, occurrence, circumstance or state of facts described in clauses (b), (c), (d), (e), (f), (g) and (h) of this definition shall constitute a Contango Material Adverse Effect to the extent that any such change, effect, event, occurrence, circumstance or state of facts has or would reasonably be expected to have, individually or in the aggregate, a disproportionate material adverse impact on the business, properties, assets, Permits, capital, liabilities (contingent or otherwise), operations, results of operations or condition (financial or otherwise) of Contango and its subsidiaries, taken as a whole, relative to other industry participants of similar size and references in the Arrangement Agreement to dollar amounts are not intended to be and shall not be deemed to be illustrative or interpretive for purposes of determining whether a “Contango Material Adverse Effect” has occurred.

“Contango Projects” means, collectively, the Manh Choh Project (a joint venture with Kinross Gold Corporation), and Contango’s wholly-owned Lucky Shot Project and Johnson Tract Project, each located in Alaska.

“Contango Share” means a share of voting common stock in the authorized share structure of Contango.

“Contango Stockholder” means a holder of one or more Contango Shares.

“Contango Stockholder Approval” means the approval of the Arrangement Proposal by the affirmative vote of Contango Stockholders required by the Contango Certificate of Incorporation and Contango Bylaws, the DGCL and the NYSE American at the special meeting, being the affirmative vote of a majority of the Contango Shares present in person (online) or represented by proxy and entitled to vote thereon.

“Contango Termination Fee Event” has the meaning set forth in “The Arrangement Agreement and the Plan of Arrangement-Termination of the Arrangement Agreement-Termination Payments.”

“Contango Voting Agreements” means the voting support agreements (including all amendments thereto) between Dolly Varden Shareholders and the Contango Locked-Up Stockholders.

“Court” means the Supreme Court of British Columbia.

“CSA” means the Canadian Securities Administrators.

“Current Market Price” has the meaning set forth in “Description of Exchangeable Shares and Related Agreements-Description of Exchangeable Shares-Distribution on Liquidation and Associated Call Right.”

“DGCL” means the Delaware General Corporation Law.

“Dissent Rights” means the rights of dissent exercisable by registered Dolly Varden Shareholders as of the record date of the Dolly Varden Meeting, described in Section 6.1 of the Plan of Arrangement.

“Dolly Varden” means Dolly Varden Silver Corporation, a corporation existing under the laws of the Province of British Columbia, Canada.

“Dolly Varden Board” means the board of directors of Dolly Varden as the same is constituted from time to time.

“Dolly Varden Board Recommendation” means the unanimous determination by the Dolly Varden Board, after consultation with its financial and legal advisors, that the Plan of Arrangement is fair to the Dolly Varden Shareholders and is in the best interests of Dolly Varden and the unanimous resolution to recommend to the Dolly Varden Shareholders that they vote in favor of the Dolly Varden Resolution.

“Dolly Varden Circular” means the notice of the Dolly Varden Meeting and accompanying management information circular, including all schedules, appendices and exhibits thereto, to be sent to Dolly Varden Shareholders in connection with the Dolly Varden Meeting, as amended, supplemented or otherwise modified from time to time.

“Dolly Varden Equity Incentive Plans” means, collectively, the Dolly Varden Omnibus Plan, the Dolly Varden Option Plan and the Dolly Varden RSU Plan.

“Dolly Varden Leadership” means the Dolly Varden Board and the management of Dolly Varden, collectively.

“Contango Liquidation Event” has the meaning set forth in “Description of Exchangeable Shares and Related Agreements-Voting and Exchange Trust Agreement-Contango Liquidation Event – Automatic Exchange Right.”

“Dolly Varden Locked-Up Shareholders” means each of the directors and officers of Dolly Varden, Fury Gold Mines Ltd., 2176423 Ontario Ltd. and Eric Sprott, each of whom have entered into a Dolly Varden Voting Agreement.

“Dolly Varden Material Adverse Effect” means any change, effect, event, occurrence, circumstance or state of facts that, individually or in the aggregate with other such changes, effects, events, occurrences, circumstances or states of fact, is or would reasonably be expected to be material and adverse to the business, properties, assets, Permits, capital, liabilities (contingent or otherwise), operations, results of operations or condition (financial or otherwise) of Dolly Varden and its subsidiaries, taken as a whole, other than any change, effect, event, occurrence or state of facts resulting from:

(a)	the public announcement of the execution of the Arrangement Agreement or the transactions contemplated thereby or the performance of any obligation thereunder;

(b)	any changes in general political, economic or financial conditions in the United States or Canada;

(c)	any change or proposed change in any applicable Laws or the interpretation, application or non-application of any applicable Laws by any Governmental Entity;

(d)	any generally applicable changes in IFRS;

(e)	any natural disaster, war, armed hostilities or act of terrorism;

(f)	any epidemic, pandemic or outbreak of illness, health crisis or public health event, or any worsening of any of the foregoing;

(g)	conditions generally affecting the mining industry;

(h)	any change in currency exchange, interest or inflation rates;

(i)	any change in the market price of gold or silver; or

(j)

any decrease in the market price or any decline in the trading volume of Dolly Varden Shares on the TSXV (it being understood that any cause underlying such change in market price or trading volume may be taken into account in determining whether a Dolly Varden Material Adverse Effect has occurred), provided that, notwithstanding the foregoing, any change, effect, event, occurrence, circumstance or state of facts described in clauses (b), (c), (d), (e), (f), (g) and (h) of this definition shall constitute a Dolly Varden Material

Adverse Effect to the extent that any such change, effect, event, occurrence, circumstance or state of facts has or would reasonably be expected to have, individually or in the aggregate, a disproportionate material adverse impact on the business, properties, assets, Permits, capital, liabilities (contingent or otherwise), operations, results of operations or condition (financial or otherwise) of Dolly Varden and its subsidiaries, taken as a whole, relative to other industry participants of similar size and references in the Arrangement Agreement to dollar amounts are not intended to be and shall not be deemed to be illustrative or interpretive for purposes of determining whether a “Dolly Varden Material Adverse Effect” has occurred.

“Dolly Varden Meeting” means the special meeting of Dolly Varden Shareholders, including any adjournment or postponement thereof, to be called and held in accordance with the Interim Order for the purpose of considering the Dolly Varden Resolution and for any other purpose as may be set out in the Dolly Varden Circular and agreed to in writing by Contango.

“Dolly Varden Omnibus Plan” means the Dolly Varden Omnibus Equity Incentive Plan approved by the Dolly Varden Shareholders on June 24, 2025.

“Dolly Varden Option” means an option to purchase Dolly Varden Shares granted pursuant to the Dolly Varden Option Plan.

“Dolly Varden Option Plan” means the Dolly Varden Stock Option Plan dated May 20, 2022.

“Dolly Varden Optionholder” means a holder of one or more Dolly Varden Options.

“Dolly Varden Resolution” means the special resolution to be considered by the Dolly Varden Shareholders at the Dolly Varden Meeting, substantially on the terms and in the form attached as Schedule B to the Arrangement Agreement.

“Dolly Varden RSU” means a restricted share unit awarded pursuant to the Dolly Varden RSU Plan.

“Dolly Varden RSU Plan” means the Dolly Varden Restricted Share Unit Plan dated May 20, 2022.

“Dolly Varden Share” means a common share in the authorized share structure of Dolly Varden.

“Dolly Varden Shareholder” means a holder of one or more Dolly Varden Shares.

“Dolly Varden Shareholder Approval” means the approval of the Dolly Varden Resolution by the Dolly Varden Shareholders at the Dolly Varden Meeting in accordance with Section 2.2(c) of the Arrangement Agreement.

“Dolly Varden Termination Fee Event” has the meaning set forth in “The Arrangement Agreement and the Plan of Arrangement-Termination of the Arrangement Agreement-Termination Payments.”

“Dolly Varden Voting Agreements” means the voting support agreements (including all amendments thereto) between Contango and the Dolly Varden Locked-Up Shareholders.

“EDGAR” means the SEC’s Electronic Data Gathering, Analysis and Retrieval website.

“Effective Date” means the date upon which the Arrangement becomes effective, as set out in Section 2.10(a) of the Arrangement Agreement.

“Effective Time” means the time on the Effective Date that the Arrangement becomes effective, as set out in the Plan of Arrangement.

“Eligible Holder” means a Dolly Varden Shareholder that is a beneficial owner of Dolly Varden Shares and is: (a) a resident of Canada for purposes of the Tax Act and not exempt from tax under Part I of the Tax Act; or (b) a “Canadian partnership” within the meaning of the Tax Act, other than a Canadian partnership all the members of which are exempt from tax under Part I of the Tax Act.

“Equivalent Dividend” has the meaning set forth in “Description of Exchangeable Shares and Related Agreements-Exchangeable Share Support Agreement.”

“Exchange Ratio” means 0.1652 of a Contango Share for each Dolly Varden Share.

“Exchange Right” has the meaning set forth in “Description of Exchangeable Shares and Related Agreements-Voting and Exchange Trust Agreement-Acquiror Insolvency Event – Exchange Right.”

“Exchangeable Share Consideration” has the meaning set forth in “Description of Exchangeable Shares and Related Agreements-Description of Exchangeable Shares-Distribution on Liquidation and Associated Call Right.”

“Exchangeable Share Price” has the meaning set forth in “Description of Exchangeable Shares and Related Agreements-Description of Exchangeable Shares-Distribution on Liquidation and Associated Call Right.”

“Exchangeable Share Provisions” has the meaning set forth in “Description of Exchangeable Shares and Related Agreements-Description of Exchangeable Shares.”

“Exchangeable Share Support Agreement” means an agreement to be made among Contango, Callco and Acquiror on the Effective Date and in connection with the Plan of Arrangement consistent with the terms set out in the Exchangeable Share Term Sheet, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Exchangeable Share Term Sheet” means the term sheet summarizing the rights, privileges, restrictions and conditions attaching to the Exchangeable Shares set forth in Schedule E to the Arrangement Agreement.

“Exchangeable Shares Transfer Agent” has the meaning set forth in “Description of Exchangeable Shares and Related Agreements-Description of Exchangeable Shares-Distribution on Liquidation and Associated Call Right.”

“Exchangeable Shares” means the exchangeable shares in the capital of the Acquiror and, following the consummation of the Amalgamation, means the Amalco Exchangeable Shares.

“FASB” means the Financial Accounting Standards Board.

“Final Order” means the final order of the Court pursuant to Section 291 of the BCBCA, in a form and substance acceptable to Contango, the Acquiror and Dolly Varden, each acting reasonably, after a hearing upon the procedural and substantive fairness of the terms and conditions of the Arrangement, approving the Arrangement, as such order may be affirmed, amended, modified, supplemented or varied by the Court (with the consent of Contango, the Acquiror and Dolly Varden, each acting reasonably) at any time prior to the Effective Date or, if appealed, then, as affirmed or as amended on appeal (provided that any such amendment is acceptable to Contango, the Acquiror and Dolly Varden, each acting reasonably) unless such appeal is withdrawn, abandoned or denied.

“Governmental Entity” means (a) any multinational, federal, national, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, commissioner, board, minister, ministry, bureau, agency or instrumentality, domestic or foreign,

(b) any subdivision, agent, commission, board or authority of any of the foregoing, (c) any quasi-governmental or private body, including any tribunal, commission, regulatory agency or self-regulatory organization, exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing, or (d) any stock exchange, including the NYSE American and TSXV.

“IFRS” means generally accepted accounting principles in Canada from time to time including, for the avoidance of doubt, the standards prescribed in Part I of the CPA Canada Handbook - Accounting (International Financial Reporting Standards) as the same may be amended, supplemented or replaced from time to time.

“Incentive Plan Effective Date” means the date the 2026 Omnibus Incentive Plan is approved by the Contango Stockholders.

“Incentive Plan Proposal” means the proposal to be considered by the Contango Stockholders at the special meeting to approve the 2026 Omnibus Incentive Plan.

“including”, “includes” or similar expressions are not intended to be limiting and are deemed to be followed by the expression “without limitation”.

“Interim Order” means the interim order of the Court contemplated by Section 2.2 of the Arrangement Agreement and made pursuant to Section 291 of the BCBCA in a form and substance acceptable to Contango, the Acquiror and Dolly Varden, each acting reasonably, providing for, among other things, declaration and direction in respect of the notice to be given in respect of, and the calling and holding of the Dolly Varden Meeting, as the same may be affirmed, amended, modified, supplemented or varied by the Court (provided that any such amendment, modification, supplement or variation is acceptable to Contango, the Acquiror and Dolly Varden, each acting reasonably).

“Johnson Tract” or “Johnson Tract Project” means the mineral rights to approximately 21,000 acres, located near tidewater, 125 miles southwest of Anchorage, Alaska, which Contango leases from Cook Inlet Region, Inc.

“Key Regulatory Approvals” means those consents, orders, exemptions, Permits and other approvals of Governmental Entities as set out in Schedule C to the Arrangement Agreement.

“Key Third Party Consents” means those consents, approvals and notices required from third parties to proceed with the transactions contemplated by the Arrangement Agreement and the Plan of Arrangement as set out in Schedule D to the Arrangement Agreement.

“Kitsault Valley Project” means Dolly Varden’s combined Kitsault Valley project located in northwestern British Columbia.

“Law” or “Laws” means all laws (including common law), by-laws, statutes, rules, regulations, principles of law and equity, orders, rulings, ordinances, judgements, injunctions, determinations, awards, decrees or other requirements, whether domestic or foreign, and the terms and conditions of any grant of approval, permission, authority or license of any Governmental Entity or self-regulatory authority (including, where applicable, the TSXV and the NYSE American), and the term “applicable” with respect to such Laws and in a context that refers to one or more persons, means such Laws as are applicable to such person or its business, undertaking, assets, property or securities and emanate from a person having jurisdiction over the person or persons or its or their business, undertaking, assets, property or securities.

“Liquidation Amount” means, in respect of each Exchangeable Share held by a holder on the Liquidation Date, an amount per share equal to the Exchangeable Share Price on the last business day prior to the Liquidation Date, which price shall be satisfied in full by Acquiror delivering or causing to be delivered to such holder the Exchangeable Share Consideration representing the Liquidation Amount.

“Liquidation Call Purchase Price” has the meaning set forth in “Description of Exchangeable Shares and Related Agreements-Description of Exchangeable Shares-Distribution on Liquidation and Associated Call Right.”

“Liquidation Call Right” has the meaning set forth in “Description of Exchangeable Shares and Related Agreements-Description of Exchangeable Shares-Distribution on Liquidation and Associated Call Right.”

“Liquidation Amount” has the meaning set forth in “Description of Exchangeable Shares and Related Agreements-Description of Exchangeable Shares-Distribution on Liquidation and Associated Call Right.”

“Liquidation Date” has the meaning set forth in “Description of Exchangeable Shares and Related Agreements-Description of Exchangeable Shares-Distribution on Liquidation and Associated Call Right.”

“Lucky Shot” or “Lucky Shot Project” means the 8,600 acres of State of Alaska and patented mining claims located in the Willow Mining District about 75 miles north of Anchorage, Alaska, which Contango leases from Alaska Hard Rock, Inc.

“Manh Choh” or “Manh Choh Project” means the Main and North Manh Choh deposits within the Peak Gold JV Property.

“Material Fact” has the meaning ascribed thereto in the B.C. Securities Act.

“MI 61-101” means Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions.

“misrepresentation” has the meaning ascribed thereto in the B.C. Securities Act.

“NI 43-101” means National Instrument 43-101 – Standards of Disclosure for Mineral Projects.

“NYSE American” means the NYSE American Stock Exchange LLC.

“or” is intended to be inclusive and is deemed to mean “and/or.”

“Order” means all judicial, arbitral, administrative, ministerial, departmental or regulatory judgments, injunctions, orders, decisions, rulings, determinations, awards, or decrees of any Governmental Entity (in each case, whether temporary, preliminary or permanent).

“ordinary course of business” means, with respect to an action taken by a person, that such action is consistent with the past practices of such person and is taken in the ordinary course of the normal day-to-day business and operations of such person.

“Outside Date” means May 7, 2026, or such later date as may be agreed to in writing by the parties to the Arrangement Agreement.

“Peak Gold JV” means Peak Gold, LLC, the joint venture entity that holds the Manh Choh Project, of which Contango holds a 30% interest and KG Mining (Alaska), Inc., an indirect subsidiary of Kinross Gold Corporation, holds the remaining 70% interest, and which is governed by the Amended and Restated Limited Liability Company Agreement of the Peak Gold JV, dated as of October 1, 2020, as the same may be amended, supplemented or otherwise modified from time to time.

“Peak Gold JV Property” means the 675,000 acres located near Tok, Alaska, which the Peak Gold JV leases from the Tetlin Tribal Council, and approximately 13,000 additional acres of State of Alaska mining claims.

“Permit” means any license, permit, certificate, consent, Order, grant, approval, classification, waiver, writ, consent, registration or other authorization of or from any Governmental Entity.

“person” includes an individual, sole proprietorship, partnership, association, body corporate, trust, natural person in his or her capacity as trustee, executor, administrator or other legal representative, Governmental Entity or any other entity, whether or not having legal status.

“Plan of Arrangement” means the plan of arrangement of Dolly Varden, substantially in the form of Schedule A to the Arrangement Agreement, and any amendments or variations thereto made in accordance with the Arrangement Agreement and the Plan of Arrangement or upon the direction of the Court (with the prior written consent of Contango, the Acquiror and Dolly Varden, each acting reasonably) in the Final Order.

“Qualified Person” has the meaning ascribed to such term in NI 43-101 or S-K 1300, as applicable.

“Redemption Call Purchase Price” has the meaning set forth in “Description of Exchangeable Shares and Related Agreements-Description of Exchangeable Shares-Redemption of Exchangeable Shares and Associated Call Right.”

“Redemption Call Right” has the meaning set forth in “Description of Exchangeable Shares and Related Agreements-Description of Exchangeable Shares-Redemption of Exchangeable Shares and Associated Call Right.”

“Redemption Date” has the meaning set forth in “Description of Exchangeable Shares and Related Agreements-Description of Exchangeable Shares-Redemption of Exchangeable Shares and Associated Call Right.”

“Redemption Price” has the meaning set forth in “Description of Exchangeable Shares and Related Agreements-Description of Exchangeable Shares-Redemption of Exchangeable Shares and Associated Call Right.”

“Replacement Options” means options to purchase Contango Shares issued in exchange for the Dolly Varden Options as set out in the Plan of Arrangement.

“Response Period” means the period of five Business Days from the date a party receives a Superior Proposal Notice from the other party, during which the receiving party may propose amendments to the terms of the Arrangement to cause the Superior Proposal to cease to be superior.

“Retracted Shares” means all or any number of Exchangeable Shares specified by a holder in a Retraction Request.

“Retraction Call Right” has the meaning set forth in “Description of Exchangeable Shares and Related Agreements-Description of Exchangeable Shares-Retraction of Exchangeable Shares and Associated Call Right.”

“Retraction Call Right Purchase Price” has the meaning set forth in “Description of Exchangeable Shares and Related Agreements-Description of Exchangeable Shares-Retraction of Exchangeable Shares and Associated Call Right.”

“Retraction Date” has the meaning set forth in “Description of Exchangeable Shares and Related Agreements-Description of Exchangeable Shares-Retraction of Exchangeable Shares and Associated Call Right.”

“Retraction Price” has the meaning set forth in “Description of Exchangeable Shares and Related Agreements-Description of Exchangeable Shares-Retraction of Exchangeable Shares and Associated Call Right.”

“Retraction Request” has the meaning set forth in “Description of Exchangeable Shares and Related Agreements-Description of Exchangeable Shares-Retraction of Exchangeable Shares and Associated Call Right.”

“S-K 1300” means Subpart 229.1300 and Item 601(b)(96) of Regulation S-K under the U.S. Securities Act.

“SEC” means the U.S. Securities and Exchange Commission.

“SEC Clearance” means (i) receipt of written or oral confirmation from the SEC staff that it has no further comments on this Proxy Statement, or (ii) the lapse of ten calendar days after the initial filing of this Proxy Statement without receipt of comments from the SEC staff.

“SEDAR+” means the System for Electronic Document Analysis Retrieval + of the Canadian Securities Administrators, accessible at www.sedarplus.ca.

“Share Increase Proposal” means the proposal to be considered by the Contango Stockholders at the special meeting to approve the increase of the number of authorized Contango Shares from 45,000,000 shares to 250,000,000 shares and the related amendment to the Contango Certificate of Incorporation that will be set forth in the Charter Amendment.

“special meeting” means the special meeting of Contango Stockholders, including any adjournment or postponement thereof, to be called and held in accordance with applicable law to consider the Arrangement Proposal and for any other purpose as may be set out in this Proxy Statement and agreed to in writing by Dolly Varden.

“Special Voting Share” means the special voting share of preferred stock in the capital of Contango, consistent with the terms set out in the Exchangeable Share Term Sheet.

“Sunset Date” has the meaning set forth in “Description of Exchangeable Shares and Related Agreements-Description of Exchangeable Shares-Redemption of Exchangeable Shares and Associated Call Right.”

“Sunset Redemption” has the meaning set forth in “Description of Exchangeable Shares and Related Agreements-Description of Exchangeable Shares-Redemption of Exchangeable Shares and Associated Call Right.”

“Superior Proposal” means an unsolicited bona fide written Acquisition Proposal from an arm’s length third party that is made after the date of the Arrangement Agreement to acquire all of the outstanding voting shares of Contango or Dolly Varden (the “Target”) (other than voting shares beneficially owned by the person or persons making such Acquisition Proposal) or all or substantially all of the assets of the Target and its subsidiaries on a consolidated basis, and (a) that did not result from or arise in connection with a breach of the Arrangement Agreement; (b) that is reasonably capable of being completed without undue delay, taking into account all financial, legal, regulatory and other aspects of such Acquisition Proposal and the person or persons making such Acquisition Proposal; (c) that, if it relates to the acquisition of voting shares of the Target, is made to all stockholders or shareholders of the Target, as applicable, other than the person or persons making such Acquisition Proposal, on the same terms and conditions; (d) that is not subject to any financing condition and in respect of which it has been demonstrated to the satisfaction of the Board of the Target, acting in good faith (and after receiving the advice of its outside legal advisors and financial advisors), that adequate arrangements have been made in respect of any required financing required to complete such Acquisition Proposal; (e) that is not subject to any due diligence or access condition; (f) that complies with Canadian Securities Laws or U.S. Securities Laws, as applicable; (g) in respect of which the Board of the Target unanimously determines, in its good faith judgment, after receiving the advice of its outside legal advisors, financial advisors and, in the case of the Dolly Varden Board, the Dolly Varden Special Committee, that (A) failure to recommend such Acquisition

Proposal to the stockholders or shareholders of the Target, as applicable, would be inconsistent with its fiduciary duties under applicable Law; and (B) having regard for all of the terms and conditions of the Acquisition Proposal, including all financial, legal, regulatory and other aspects of such proposal and the person making such proposal, such Acquisition Proposal, will, if consummated in accordance with its terms (but not assuming away any risk of non-completion), result in a transaction more favorable to the stockholders or shareholders of the Target, as applicable, from a financial point of view than the transactions contemplated by the Arrangement Agreement, after taking into account any amendment to the terms of the Arrangement Agreement and the Plan of Arrangement proposed by the other parties pursuant to Section 9.3 of the Arrangement Agreement.

“Superior Proposal Notice” means a written notice delivered by a party to the other party stating that its board of directors has determined an Acquisition Proposal constitutes a Superior Proposal, which notice includes the financial valuation of any non-cash consideration, a copy of the definitive agreement relating to such Superior Proposal, and copies of any material financing documents (with customary redactions).

“Tax Act” means the Income Tax Act (Canada) and the regulations promulgated thereunder, each as amended from time to time.

“Taxes” means with respect to any person, all supranational, national, federal, provincial, state, local or other taxes, including income taxes, branch taxes, profits taxes, capital gains taxes, gross receipts taxes, digital services taxes, windfall profits taxes, value added taxes, severance taxes, ad valorem taxes, property taxes, capital taxes, net worth taxes, production taxes, sales taxes, use taxes, license taxes, excise taxes, franchise taxes, environmental taxes, transfer taxes, withholding or similar taxes, payroll taxes, employment taxes, employer health taxes, government pension plan premiums and contributions, social security premiums, workers’ compensation premiums, employment/unemployment insurance or compensation premiums and contributions, stamp taxes, occupation taxes, premium taxes, alternative or add-on minimum taxes, global minimum or “Pillar 2” taxes, goods and services taxes, harmonized sales taxes, customs duties or other taxes of any kind whatsoever imposed or charged by any Governmental Entity, any requirement to pay or repay any amount to a Governmental Entity in respect of a tax credit, refund, rebate, governmental grant or subsidy, overpayment, or similar adjustment of Taxes, and any instalments in respect thereof, together with any interest, penalties, or additions with respect thereto and any interest in respect of such additions or penalties, and whether disputed or not and “Tax” means any one of such Taxes.

“Termination Fee” means $15 million, payable by Contango to Dolly Varden upon the occurrence of a Contango Termination Fee Event, or by Dolly Varden to Contango upon the occurrence of a Dolly Varden Termination Fee Event, in each case as provided in Section 8.3(c) of the Arrangement Agreement. “Tetlin Tribal Council” means the governmental entity of the Native Village of Tetlin, Alaska.

“Trustee” has the meaning set forth in “Description of Exchangeable Shares and Related Agreements-Voting and Exchange Trust Agreement.”

“TSXV” means the TSX Venture Exchange.

“U.S. Exchange Act” means the United States Securities Exchange Act of 1934 as the same has been and hereinafter from time to time may be amended and the rules and regulations promulgated thereunder.

“U.S. GAAP” means the generally accepted accounting principles in the United States.

“U.S. Securities Act” means the United States Securities Act of 1933, as amended and the rules and regulations promulgated thereunder.

“U.S. Securities Laws” means the U.S. federal securities laws, including the U.S. Securities Act, the U.S. Exchange Act and applicable securities laws of any state of the United States.

“United States” or “U.S.” means the United States of America, its territories and possessions, any state of the United States and the District of Columbia.

“Voting Agreements” means, collectively, the Dolly Varden Voting Agreements and the Contango Voting Agreements.

“Voting and Exchange Trust Agreement” means an agreement to be made between Contango, Callco, Acquiror and the Trustee on the Effective Date in connection with the Plan of Arrangement, consistent with the terms set out in the Exchangeable Share Term Sheet, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Proxy Statement and the documents incorporated by reference into this Proxy Statement, include or may include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the U.S. Securities Act, as amended, and Section 21E of the U.S. Exchange Act. All statements, other than statements of historical fact, included in this Proxy Statement, including those that address activities, events, or developments that Contango expects, believes, or anticipates will or may occur in the future, are forward-looking statements. Forward-looking statements include, but are not limited to, statements regarding the Arrangement, including any statements regarding the expected timetable for completing the Arrangement, Contango’s or Dolly Varden’s plans and expectations with respect to the Arrangement, the results, effects, benefits and synergies of the Arrangement, anticipated impact of the Arrangement on the combined company’s results of operations, financial position, growth opportunities, competitive position, including maintaining current Contango and Dolly Varden management, strategies and plans and integration, future opportunities for the combined company, future financial performance and condition, guidance and any other statements regarding Contango’s or Dolly Varden’s future expectations, beliefs, plans, objectives, financial conditions, assumptions or future events or performance that are not historical facts are “forward-looking” statements based on assumptions currently believed to be valid. The words “anticipate,” “believe,” “ensure,” “expect,” “if,” “intend,” “estimate,” “probable,” “project,” “forecasts,” “predict,” “outlook,” “aim,” “will,” “could,” “should,” “would,” “potential,” “seek,” “may,” “might,” “likely” “plan,” “positioned,” “strategy,” “continue,” “future,” “going forward,” “designed to,” “proposed,” “contemplate,” and similar expressions or other words of similar meaning, and the negatives thereof, are intended to identify forward-looking statements. However, the absence of these words does not mean that the statements are not forward-looking. The forward-looking statements are intended to be subject to the safe harbor provided by Section 27A of the U.S. Securities Act, Section 21E of the U.S. Exchange Act and the Private Securities Litigation Reform Act of 1995 and applicable Canadian Securities Laws.

These forward-looking statements involve significant risks and uncertainties, many of which are outside Contango’s control, and which may cause actual results and future trends to differ materially from those matters expressed in, or implied or projected by, such forward-looking statements, which speak only as of the date of this Proxy Statement. Investors are cautioned not to place undue reliance on these forward-looking statements. Risks and uncertainties that could cause actual results to differ from those described in forward-looking statements include the following:

•	Contango Stockholders may not approve the Arrangement Proposal;

•	Dolly Varden Shareholders may not approve the Arrangement;

•	the risk that any other condition to the completion of the Arrangement may not be satisfied or that the completion of the Arrangement might be delayed or not occur at all;

•	the risk that either Contango or Dolly Varden may terminate the Arrangement Agreement and either Contango or Dolly Varden may be required to pay a Termination Fee to the other party;

•	the Arrangement may not be accretive, and may be dilutive, to Contango’s earnings per share, which may negatively affect the market price of Contango Shares;

•	Contango and Dolly Varden may incur significant transaction and other costs in connection with the Arrangement in excess of those anticipated by Contango or Dolly Varden;

•	potential adverse reactions or changes to business or employee relationships of Contango or Dolly Varden, including those resulting from the announcement or completion of the Arrangement;

•	the ultimate timing, outcome and results of integrating the operations of Contango and Dolly Varden;

•

the effects of the business combination of Contango and Dolly Varden, including the combined company’s future financial condition, results of operations, strategy and plans; the ability of the combined company to realize anticipated synergies in the timeframe expected or at all; and changes in capital markets and the ability of the combined company to finance operations in the manner expected;

•

the unaudited pro forma condensed combined financial statements contained in this Proxy Statement may not be necessarily predictive of the combined company’s actual results of operations or financial condition following the completion of the Arrangement;

•

the Arrangement and the announcement, pendency or completion thereof or the failure to complete the Arrangement could have an adverse effect on the price of Contango Shares, or on the business, financial results and operations or employee or business relationships of Contango or Dolly Varden;

•	disruption of management time from ongoing business operations due to the Arrangement, or the diversion of management time on transaction-related issues;

•	the ultimate timing, outcome and results of integrating the operations of Contango and Dolly Varden;

•	operating costs and business disruption may be greater than expected following the public announcement or consummation of the Arrangement;

•	Contango or Dolly Varden may not receive the required stock exchange and regulatory approvals of the Arrangement;

•	the Contango Shares issuable under the Arrangement may not be approved for listing on the NYSE American or the Toronto Stock Exchange;

•	litigation relating to the proposed Arrangement;

•

Contango’s and Dolly Varden’s business generally, including changes in governmental regulations or enforcement practices; the effects of commodity prices; life of mine estimates; the timing and amount of estimated future production; and the risks of mining activities, including risks related to operations at the Manh Choh Project;

•

Dolly Varden’s operations that are principally conducted in Canada will expose the combined company’s operations following the Arrangement to certain political, regulatory, economic, and other risks and uncertainties, including risks related to the financial impact of tariffs placed by the United States on Canada and retaliatory tariffs placed by Canada on the United States, which could have an adverse effect on the combined company’s operations and profitability;

•	Dolly Varden may have liabilities that are not known to Contango; and

•

the Arrangement Agreement contains restrictions on Contango’s ability to take certain actions or pursue certain transactions during the pendency of the Arrangement Agreement without Dolly Varden’s consent.

The foregoing list of factors is not exhaustive. Expectations regarding business outlook, including changes in revenue, pricing, capital expenditures, cash flow generation, strategies for the combined company’s operations, gold and silver market conditions, legal, economic and regulatory conditions, and environmental matters are only forecasts regarding these matters. For further discussion of these and other risks, contingencies, and uncertainties applicable to Contango, see “Risk Factors” in this Proxy Statement, as well as Contango’s other filings with the SEC incorporated herein by reference. See “Where You Can Find More Information” for more information about the SEC filings incorporated by reference into this Proxy Statement.

Additional factors that could cause results to differ materially from those described above can be found in Contango’s Annual Report on Form 10-K for the year ended December 31, 2024, and subsequent Quarterly Reports on Form 10-Q, which are on file with the SEC and available on Contango’s website at www.contangoore.com under the “Investors” tab, and in other documents Contango files with the SEC, and in Dolly Varden’s most recent annual information form for the year ended December 31, 2024 and its most recent management’s discussion and analysis for the three and nine months ended September 30, 2025, which are on file with the SEC and SEDAR+ and in other documents Dolly Varden files with the SEC or on SEDAR+.

All forward-looking statements attributable to Contango or any person acting on its behalf are expressly qualified by the cautionary statements contained in this section. All forward-looking statements speak only as of the date they are made and are based on information available at that time. Neither Contango nor Dolly Varden assumes any obligation to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made or to reflect the occurrence of unanticipated events except as required by applicable securities laws. As forward-looking statements involve significant risks and uncertainties, caution should be exercised against placing undue reliance on such statements.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE ARRANGEMENT

The following questions and answers briefly address some commonly asked questions about the special meeting, the Arrangement and the proposals being considered at the special meeting. They may not include all the information that is important to Contango Stockholders. Contango Stockholders should carefully read this entire Proxy Statement, including the annexes and the other documents referred to and incorporated by reference herein.

Questions and Answers in Connection with the Special Meeting

Q:	Why am I receiving this Proxy Statement?

A:

Contango has agreed to acquire Dolly Varden pursuant to the terms and conditions of the Arrangement Agreement and the Plan of Arrangement that are described in this Proxy Statement. If completed, the Arrangement will result in Acquiror, an indirect wholly-owned subsidiary of Contango, acquiring all of the issued and outstanding Dolly Varden Shares in exchange for newly issued Contango Shares and Exchangeable Shares, as applicable. In addition, Replacement Options will be issued in exchange for Dolly Varden Options pursuant to the Plan of Arrangement. As a result of the Arrangement, Dolly Varden will become an indirect wholly-owned subsidiary of Contango. Approximately 15,491,917 Contango Shares representing approximately 50% of Contango’s outstanding common stock (on a fully diluted in-the-money basis) will be issued to Dolly Varden Shareholders in connection with the Arrangement (in each case, based on the number of Dolly Varden and Contango securities outstanding as of the date of the Arrangement Agreement). Immediately after the completion of the Arrangement, existing Contango Stockholders and former Dolly Varden Shareholders will each own approximately 50% of the shares of the combined company deemed to be outstanding using the fully diluted in-the-money treasury-stock-method (based on the number of Dolly Varden and Contango securities outstanding as of the date of the Arrangement Agreement). A copy of the Arrangement Agreement is attached to this Proxy Statement as Annex A.

In order to complete the Arrangement, Contango Stockholders must approve the issuance of the Contango Shares as Consideration and the Contango Shares to be issued upon the exchange of Exchangeable Shares issued as Consideration in connection with the Arrangement. In connection with the Arrangement, we are also asking the Contango Stockholders to approve (i) the increase of the number of authorized Contango Shares from 45,000,000 shares to 250,000,000 shares and the related amendment to the Contango Certificate of Incorporation that will be set forth in the Charter Amendment and (ii) the 2026 Omnibus Incentive Plan.

You are receiving this Proxy Statement because you have been identified as a holder of a Contango Share as of the record date and are entitled to vote at the special meeting. This Proxy Statement is being used to solicit proxies on behalf of the Contango Board for the special meeting to obtain the required approval of Contango Stockholders. This Proxy Statement contains important information about the special meeting, the Arrangement and related transactions and the Arrangement Proposal, the Share Increase Proposal, and the Incentive Plan Proposal, and you should read it carefully.

In addition, in order to complete the Arrangement, Dolly Varden Shareholders must approve the Arrangement, Dolly Varden must obtain the Final Order from the Court approving the Arrangement, and all other conditions to the Arrangement, including receipt of certain regulatory approvals, must be satisfied or waived.

Q:	When is the record date for the special meeting?

A:

The Contango Board has fixed [●], 2026 as the record date for the special meeting. Only Contango Stockholders as of the close of business on that date will be entitled to vote in person or by proxy at the special meeting.

Q:	How many Contango Shares are outstanding?

A:	As of the record date, [●] Contango Shares are issued and outstanding.

Q:	How many votes do I get?

A:	Each Contango Share is entitled to one vote. Appraisal rights are not applicable to any of the matters being voted upon.

Q:	When and where is the special meeting?

A:	The special meeting will be held entirely online at the following website: www.meetnow.global/MZZQV69, on [●], 2026 at [●], Central Time.

Q:	How do I attend the special meeting?

A:

Contango Stockholders will only be able to attend the Contango special meeting virtually, which can be accessed by visiting www.meetnow.global/MZZQV69. For additional information on attending the special meeting, see “The Special Meeting.”

Q:	What will the Contango Stockholders be asked to vote on at the special meeting?

A:	At the special meeting, Contango Stockholders will be asked to consider and vote on the following proposals:

1.

Proposal No. 1 – The Arrangement Proposal – to approve the issuance of Contango Shares (including Contango Shares to be issued upon the exchange of Exchangeable Shares) to Dolly Varden Shareholders in connection with the Arrangement;

2.

Proposal No. 2 – The Share Increase Proposal – to approve the increase of the number of authorized Contango Shares from 45,000,000 shares to 250,000,000 shares and the related amendment to the Contango Certificate of Incorporation that will be set forth in the Charter Amendment;

3.	Proposal No. 3 – Incentive Plan Proposal – to approve the 2026 Omnibus Incentive Plan of Contango; and

4.	Such other business as may properly come before the special meeting by or at the direction of the Contango Board.

The Arrangement Proposal and the Share Increase Proposal are cross-conditioned on the approval of each other. Therefore, neither the Arrangement nor the Charter Amendment will be effected without the approval by the Contango Stockholders of both the Arrangement Proposal and the Share Increase Proposal. The Incentive Plan Proposal is not conditioned on approval of the other proposals and will be effected if approved by the Contango Stockholders, regardless of whether the Arrangement Proposal or Share Increase Proposal are approved.

The Contango Board unanimously recommends that you vote “FOR” the Arrangement Proposal, the Share Increase Proposal, and the Incentive Plan Proposal.

Q:	Who is eligible to vote at the special meeting?

A:

Holders of Contango Shares who owned such shares at the close of business as of [●], 2026, being the record date, are eligible to vote at the special meeting. As of the record date, [●] Contango Shares were outstanding.

Q:	What constitutes a quorum for the special meeting?

A:

The holders of a majority in voting power of all issued and outstanding Contango Shares entitled to vote at the special meeting, present in person (online) or represented by proxy, constitutes a quorum for all matters to come before the special meeting. Based on [●] Contango Shares outstanding as of the record date, [●] Contango Shares must be present in person (online) or represented by proxy for there to be a quorum.

Q:	What vote by the Contango Stockholders is required?

A:

Pursuant to the Contango Bylaws, approval of the Arrangement Proposal and the Incentive Plan Proposal will require the affirmative vote of a majority of the Contango Shares present in person (online) or represented by proxy and entitled to vote thereon.

Pursuant to the DGCL, approval of the Share Increase Proposal requires the affirmative vote of a majority of the votes cast on the proposal at the special meeting.

Q:	What is a “broker non-vote”?

A:

If you hold your shares in street name and you do not instruct your broker, bank, or other nominee how to vote your shares, banks, brokers and other nominees can use their discretion to vote your shares with respect to matters that are considered to be “routine”, but not with respect to “non-routine” matters. A “broker non-vote” occurs when a bank, broker, or other nominee returns a valid proxy but does not vote on a particular proposal because they do not have discretionary authority to vote on the matter and have not received specific voting instructions from the beneficial owner. Each of the proposals to be voted on at the special meeting is expected to be considered “non-routine”, such that your bank, broker, or other nominee will not be permitted to vote shares without instructions. Therefore, we do not anticipate any broker non-votes to occur.

Q:	What is the effect of an abstention or a broker non-vote?

A:

Abstentions and broker non-votes are counted for purposes of determining the presence of absence of a quorum for the transaction of business. For the Arrangement Proposal and the Incentive Plan Proposal, which require the affirmative vote of a majority of the shares present in person (online) or represented by proxy and entitled to vote thereon, an abstention will have the same effect as a vote “AGAINST” such proposals, while a broker non-vote or the failure of a Contango Stockholder to attend or provide a proxy for the special meeting will have no effect on the outcome of these proposals. For the Share Increase Proposal, which requires the affirmative vote of a majority of the votes cast on the proposal, an abstention, a broker non-vote, or the failure of a Contango Stockholder to attend or provide a proxy for the special meeting will have no effect on the outcome of the Share Increase Proposal.

Proposal	Vote Required	Voting Choices	Impact of
			Abstentions or Withheld	Broker Non-Votes

Arrangement	Majority of the Contango Shares present and entitled to vote thereon	“For” “Against” “Abstain”	Vote Against	No Effect

Share Increase	Majority of the votes cast thereon	“For” “Against” “Abstain”	No Effect	No Effect

Incentive Plan	Majority of the Contango Shares present and entitled to vote thereon	“For” “Against” “Abstain”	Vote Against	No Effect

Q:	Why am I being asked to consider and vote on the Arrangement Proposal?

A:

As the issued and outstanding Contango Shares are listed for trading on the NYSE American, issuances of Contango Shares (including Contango Shares to be issued upon the exchange of the Exchangeable Shares) are subject to the rules of the NYSE American Listed Company Manual. Pursuant to Section 712(b) the NYSE American Listed Company Manual, stockholder approval is required prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in any transaction or series of related transactions for an acquisition of another company if the present or potential issuance of common stock, or securities convertible into common stock, could result in an increase in outstanding common shares of 20% or more. In aggregate, the number of Contango Shares to be issued as Consideration Shares, the number of Contango Shares to be issued upon the exchange of the Exchangeable Shares, and the number of Contango Shares issuable upon the exercise of the Replacement Options to be issued to Dolly Varden Optionholders will exceed 20% of the number of Contango Shares outstanding before the issuance. Therefore, NYSE American Listed Company Section 712(b) requires stockholder approval of the Arrangement Proposal.

Q:	Why am I being asked to consider and vote on the Share Increase Proposal?

A:

The Arrangement will require the issuance of a significant number of Contango Shares. Specifically, the issuance of Contango Shares as Consideration Shares to the Dolly Varden Shareholders at Closing, the issuance of Contango Shares upon the exchange of the Exchangeable Shares to be issued to the Dolly Varden Shareholders at Closing, and the issuance of Contango Shares upon the exercise of the Replacement Options to be issued to Dolly Varden Optionholders at the Closing. To accommodate these issuances and provide flexibility for future corporate purposes, the Contango Board has approved the Share Increase Proposal and the proposed text of the Charter Amendment that increases the number of authorized Contango Shares. The increase in authorized shares will ensure that the combined company has sufficient shares available for the Arrangement and for future needs such as capital raising, equity incentives, and strategic transactions. The additional 205,000,000 Contango Shares authorized would be part of the existing class of Contango Shares and, if issued, would have the same rights and privileges as the Contango Shares presently issued and outstanding. While approval of the Share Increase Proposal is not a condition to the completion of the Arrangement, the Contango Board believes its approval is in the best interests of Contango and its stockholders and will enable the combined company to be well-positioned for future success.

Q:	Why am I being asked to consider and vote on the Incentive Plan Proposal?

A:

We are asking stockholders to approve the 2026 Omnibus Incentive Plan so the combined company can offer competitive equity-based compensation to attract, retain, and motivate highly qualified employees, directors, and consultants. The Contango Board believes that making stock-based awards is a critical tool for aligning the interests of these key individuals with the long-term interests of our stockholders, thereby driving value creation.

Following the completion of the Arrangement, the 2026 Omnibus Incentive Plan will be the primary vehicle for granting equity awards to individuals who are essential to the success of the combined company, including eligible employees from both Contango and Dolly Varden (which would then be a wholly-owned subsidiary of Contango).

The Contango Board has approved the 2026 Omnibus Incentive Plan. Additionally, as our shares are listed on the NYSE American, we are subject to its rules, which generally require stockholder approval for the adoption of new equity compensation plans. Approval of the 2026 Omnibus Incentive Plan is therefore necessary to comply with these listing requirements and is consistent with our commitment to good corporate governance practices. While approval of the Incentive Plan Proposal is not a condition to the completion of the Arrangement, the Contango Board believes its approval is in the best interests of Contango and its stockholders and will enable the combined company to be well-positioned for future success.

Q:	How does the Contango Board recommend that I vote?

A:	The Contango Board unanimously recommends that you vote:

•	“FOR” the Arrangement Proposal;

•	“FOR” the Share Increase Proposal; and

•	“FOR” the Incentive Plan Proposal.

Q:	Do any of the officers or directors of Contango have interests in the Arrangement that may differ from or be in addition to my interests as a Contango Stockholder?

A:

In considering the unanimous recommendation of the Contango Board that the Contango Stockholders vote to approve the Arrangement Proposal, the Share Increase Proposal, and the Incentive Plan Proposal, Contango Stockholders should be aware that, aside from their interests as Contango Stockholders, Contango’s directors and executive officers have interests in the Arrangement that may be different from, or in addition to, the interests of Contango Stockholders generally. These interests are described in more detail in the section entitled “The Arrangement-Interests of Contango Directors and Executive Officers in the Arrangement.” The Contango Board was aware of and considered these potential interests, among other matters, in evaluating and negotiating the Arrangement Agreement, in approving the Arrangement and in recommending the approval of the Arrangement Proposal, the Share Increase Proposal, and the Incentive Plan Proposal. See “The Arrangement-Background of the Arrangement” and “The Arrangement-Contango’s Reasons for the Arrangement.”

In addition, each of the Contango Locked-Up Stockholders entered into Contango Voting Agreements with Dolly Varden. Each such Contango Voting Agreement provides that the signatories thereto will, subject to limited exceptions, vote their shares in favor of adopting the Arrangement Proposal and against any alternative business combination transaction. See “The Arrangement-Voting Agreements.”

Q:	How do I vote?

A:	If you own your Contango Shares of record, in your name, you may vote in person (online) or in advance of the special meeting by any of the three methods listed below.

Contango Stockholder of Record

Internet	www.investorvote.com

Telephone	Toll-Free: 1-800-652-8683 International: 312-588-4290
Mail	Return the proxy card.

Internet and telephone voting will close at [●] (Central Time) on [●], 2026. Contango may utilize Broadridge’s QuickVoteTM service to assist eligible beneficial owners with voting their shares directly over the phone.

The Contango Board recommends that you vote by internet, telephone or mail. Even if you plan to attend the virtual special meeting, please complete, sign and return the enclosed proxy card or vote over the telephone or the Internet as instructed in these materials as promptly as possible to ensure that your shares will be represented at the special meeting if you are unable to attend. You may still attend the virtual special meeting and vote online by ballot even if you have already voted by proxy.

Q:	How do I vote if my Contango Shares are held in street name by my bank, broker or other nominee?

A:

If your Contango Shares are held in “street name” by your bank, broker or other nominee, you are considered the beneficial owner of those Contango Shares, and the proxy materials will be forwarded to you by your bank, broker or nominee. The bank, broker or nominee is considered the Contango Stockholder of record with respect to those Contango Shares beneficially owned by you. As the beneficial owner, you have the right to direct your bank, broker or nominee how to vote. Beneficial owners that receive the proxy materials by mail from the Contango Stockholder of record should follow the instructions included in those materials (usually a voting instruction card) to transmit voting instructions.

Q:	What materials accompany or are attached to this Proxy Statement?

A:	The following materials accompany or are attached to this Proxy Statement:

ANNEX A	Arrangement Agreement

ANNEX B	Proposed Text of the Charter Amendment

ANNEX C	Opinion of Canaccord Genuity

ANNEX D	2026 Omnibus Incentive Plan

ANNEX E	Information About Dolly Varden

Q:	What should I do if I receive more than one set of materials?

A:

You may receive more than one set of voting materials for the special meeting, including multiple copies of this Proxy Statement and multiple proxy cards or voting instruction forms. For example, if you hold your Contango Shares in more than one brokerage account, you will receive a separate voting instruction form for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please submit each separate proxy card that you receive by following the instructions set forth in each separate proxy card. If you fail to submit each separate proxy card that you receive, not all of your shares will be voted.

Q:	May I vote at the special meeting?

A:

Yes. If you are a Contango Stockholder of record on the record date, you may attend the special meeting (online) and vote your shares electronically, in lieu of submitting your proxy by internet, by telephone, or by completing, signing and returning the enclosed proxy card. Please note that attendance alone at the special meeting will not cause the voting of your shares; you must affirmatively vote the proxy card or meeting ballot provided.

If you are a beneficial owner of Contango Shares held in street name, you are also invited to attend the special meeting (online). However, because you are not a Contango Stockholder of record, you may not vote your Contango Shares in person (online) at the special meeting unless you request and obtain a “legal proxy” issued in your own name from your bank, broker or other nominee or any other directions provided by these intermediaries.

Even if you plan to attend the virtual special meeting, we encourage you to please complete, sign and return the enclosed proxy card or vote over the telephone or the Internet as instructed in these materials as promptly as possible to ensure that your shares will be represented at the special meeting if you are unable to attend. You may still attend the virtual special meeting and vote online by ballot even if you have already voted by proxy.

Q:	How can I change or revoke my vote?

A:

You may change your vote or revoke your proxy by (i) voting at a later time by Internet or telephone until [●] (Central Time) on [●], 2026, (ii) voting in person (online) at the special meeting, or (iii) delivering to Contango’s Corporate Secretary a proxy with a later date or a written revocation of your most recent proxy before the voting polls are closed at the special meeting.

If your Contango Shares are held in street name and you wish to change your vote, you should contact your bank, broker or other nominee and follow the procedures provided by your bank, broker or nominee.

Q:	Am I entitled to appraisal rights?

A:	No. Under the DGCL, holders of Contango Shares are not entitled to appraisal rights in connection with the Arrangement or any of the matters to be acted on at the special meeting.

Q:	What happens if I sell my Contango Shares before the special meeting?

A:

The record date for Contango Stockholders entitled to vote at the special meeting is earlier than the date of the special meeting. If you transfer your Contango Shares after the record date, but before the date of the special meeting, you will retain your right to vote at the special meeting unless special arrangements are made between you and the person to whom you transfer your shares. If you sold your shares after the record date you are still encouraged to vote the shares you owned on the record date.

Q:	Where can I find the voting results of the special meeting?

A:	Contango will publish the final results in a Current Report on Form 8-K with the SEC within four business days following the special meeting.

Q:	Is this Contango’s annual meeting? Will I be voting on the election of directors at the special meeting?

A:	No. This is not Contango’s annual meeting and you will not be asked to elect any of Contango’s directors at this special meeting.

Q:	Who is making this proxy solicitation?

A:	The solicitation is made on behalf of the registrant, i.e., Contango, and each director of Contango.

Q:	Who is paying for this proxy solicitation?

A:

Contango pays for the costs of soliciting proxies. We have retained Laurel Hill Advisory Group (“Laurel Hill”) to assist in the solicitation of proxies. For these proxy solicitation services, we will pay Laurel Hill an estimated fee of approximately CAD $90,000, plus reasonable out-of-pocket expenses and fees for any additional services. Contango will indemnify Laurel Hill and its affiliates against all claims, expenses, losses, damages, liabilities or judgments of any kind whatsoever that arise out of or relate to Laurel Hill’s services with certain customary exceptions for willful misconduct and breach. Contango also will reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of the Contango Shares for their expenses in forwarding solicitation materials to beneficial owners of Contango Shares and in obtaining voting instructions from those owners. Our directors, officers and employees may also solicit proxies in person, by telephone or by electronic means. They will not be paid any additional amounts for soliciting proxies.

Q:	Who can help answer my questions?

A:

The information provided above in the question-and-answer format is for your convenience only and is merely a summary of some of the information in this Proxy Statement. You should carefully read the entire Proxy Statement, including its annexes and other documents incorporated by reference into this Proxy Statement. If you would like additional copies of this Proxy Statement, without charge, or if you have questions about the Arrangement, including the procedures for voting your shares, you should contact

Contango’s Investor Relations Department at (907) 888-4273 or info@contango.com. You may also contact the proxy solicitation agent, Laurel Hill, at:

North America Toll Free: 1-877-452-7184

Collect Calls Outside North America: 416-304-0211

Text Messages: Text the word, INFO, to 416-304-0211 or 1-877-452-7184

Email: assistance@laurelhill.com

You may also wish to consult your legal, tax or financial advisors with respect to any aspect of the Arrangement, the Arrangement Agreement or other matters discussed in this Proxy Statement. You may also obtain additional information about Contango from the documents we file with the SEC, or by following the instructions in the “Where You Can Find More Information” section of this Proxy Statement.

Questions and Answers in Connection with the Arrangement and Related Transactions

Q:	What is an Arrangement?

A:

An arrangement is a statutory procedure under Canadian corporate law that allows companies to carry out certain significant corporate transactions upon receiving shareholder and court approval that then becomes binding on all other shareholders (and in some cases, securityholders) by operation of law.

Q: What is the Arrangement between Contango and Dolly Varden?

A:

Under the Arrangement that is being proposed by Contango and Dolly Varden, Contango, indirectly through Acquiror, will acquire all of the outstanding Dolly Varden Shares by way of a statutory plan of arrangement under the BCBCA in exchange for the Consideration Shares being issued to the Dolly Varden Shareholders, subject to the receipt of the required approvals, including but not limited to approvals of the Contango Stockholders, Dolly Varden Shareholders, the Court, the TSXV and the NYSE American.

The Arrangement Agreement provides that the Dolly Varden Shareholders may elect to receive either Contango Shares or Exchangeable Shares, in each case based on the Exchange Ratio, at the Effective Time of the Arrangement. Pursuant to the terms of the Arrangement Agreement, at the Effective Time, Contango will ensure that the depositary for the Arrangement has been provided with sufficient Contango Shares and sufficient Exchangeable Shares to satisfy the aggregate Consideration payable to the Dolly Varden Shareholders pursuant to the Arrangement. The Consideration Shares will be escrowed with Computershare Investor Services Inc., in its capacity as depositary for the Arrangement. For a more detailed discussion of the Exchange Ratio, see “What is the Exchange Ratio under the Arrangement Agreement?”

Following the Effective Time, each Exchangeable Share will be exchangeable by the holder thereof for one Contango Share, subject to customary adjustments for stock splits, consolidations, reclassifications, mergers, reorganizations and similar events affecting Contango Shares. Holders of outstanding Exchangeable Shares will be entitled to cast votes on matters for which holders of Contango Shares are entitled to vote. If and when Contango declares and pays any dividend or distribution in respect of Contango Shares, the Acquiror will, subject to applicable law, contemporaneously declare and pay an equivalent dividend on or distribution to Exchangeable Shares, determined on an ‘as-exchanged’ basis. In addition, upon the occurrence of certain events and until the fifth anniversary of the Closing of the Arrangement, the Acquiror will have a right to redeem Exchangeable Shares upon proper notice to the holders thereof and issuance of Contango Shares on a one-for-one basis with the Exchangeable Shares. Eligibility to receive Exchangeable Shares will be subject to certain Canadian residency restrictions and tax statuses.

Prior to the Effective Time, Dolly Varden RSUs will vest and be settled with Dolly Varden Shares and participate in the Arrangement. At the Effective Time, stock options that are exercisable for Dolly Varden Shares will be replaced with Replacement Options, adjusted to reflect the Exchange Ratio.

Immediately following the Effective Time, existing Contango Stockholders and former Dolly Varden Shareholders will each own approximately 50% of the shares of the combined company deemed to be outstanding using the fully diluted in-the-money treasury-stock-method (based on the number of Dolly Varden and Contango securities outstanding as of the date of the Arrangement Agreement).

For additional information regarding Dolly Varden’s business description, management’s discussion and analysis, results of operations, and historical financial statements (including Dolly Varden’s audited consolidated financial statements for the year ended December 31, 2024 and 2023 and unaudited condensed interim consolidated financial statements for the nine months ended September 30, 2025), see Annex E to this Proxy Statement.

Q: What are Contango’s reasons for proposing the Arrangement and entering into the Arrangement Agreement?

A:

In evaluating the Arrangement, including the issuance of Consideration Shares to Dolly Varden Shareholders in connection with the Arrangement, the Contango Board consulted with Contango’s senior management and legal and financial advisors. In recommending that Contango Stockholders vote in favor of each of the proposals, the Contango Board considered a number of factors that it believed supported its determination. For a more detailed discussion of the reasoning of the Contango Board, see “The Arrangement-Contango’s Reasons for the Arrangement” section of this Proxy Statement.

Q: Will the newly issued Contango Shares be traded on an exchange?

A:

It is a condition to the completion of the Arrangement that the Contango Shares that are Consideration Shares and the Contango Shares to be issued upon the exchange of the Exchangeable Shares pursuant to the Arrangement be approved for listing on the NYSE American, subject to official notice of issuance. Accordingly, Contango has agreed to use commercially reasonable efforts to obtain conditional approval of the listing on the NYSE American of the Contango Shares to be issued as Consideration pursuant to the Arrangement and the Contango Shares to be issued upon the exchange of the Exchangeable Shares pursuant to the Arrangement. Following the completion of the Arrangement, Contango intends to apply to list the Contango Shares on the Toronto Stock Exchange.

Q: What will I receive under the Arrangement?

A:

Contango Stockholders will not receive any consideration in the Arrangement. Contango Stockholders will continue to own their existing Contango Shares after the Arrangement. Contango Shares or Exchangeable Shares will be issued to Dolly Varden Shareholders under the Arrangement as consideration for their Dolly Varden Shares. Immediately after the completion of the Arrangement, existing Contango Stockholders and former Dolly Varden Shareholders will each own approximately 50% of the outstanding shares of the combined company deemed to be outstanding while using the fully diluted in-the-money treasury-stock-method (based on the number of Dolly Varden and Contango securities outstanding as of the date of the Arrangement Agreement).

Q: Is completion of the Arrangement subject to any conditions?

A:

Yes. Contango and Dolly Varden cannot complete the Arrangement unless a number of conditions are satisfied or waived, including receipt of the required approvals from Contango Stockholders, Dolly Varden Shareholders the Court, and the NYSE American and other customary closing conditions. See the “The Arrangement Agreement and the Plan of Arrangement-Conditions to Closing” section of this Proxy Statement for a more complete summary of the conditions that must be satisfied or waived prior to completion of the Arrangement.

Q: When does Contango expect the Arrangement to become effective?

A:

Contango currently expects the Arrangement to close in [•]. The Closing of the Arrangement is conditional on the Contango Stockholder Approval, the Dolly Varden Shareholder Approval, the approval of the Arrangement by the Court, the approval by the NYSE American of the listing of the Contango Shares issuable under the Arrangement on the NYSE American, and the satisfaction of certain other closing conditions. See the “The Arrangement Agreement and the Plan of Arrangement-Conditions to Closing” section of this Proxy Statement.

Q: What will happen if the Arrangement is completed?

A:

If the Arrangement is completed, Acquiror will acquire all of the issued and outstanding Dolly Varden Shares and Dolly Varden will become an indirect wholly-owned subsidiary of Contango. Contango intends to have the Dolly Varden Shares delisted from the TSXV and NYSE American as promptly as possible following completion of the Arrangement. In addition, it is expected that Contango will, subject to applicable law, apply to have Dolly Varden cease to be a reporting issuer in all jurisdictions in which it is a reporting issuer and thus will terminate Dolly Varden’s reporting obligations in Canada and the United States following completion of the Arrangement.

Following the completion of the Arrangement, Contango will become a reporting issuer in each of the provinces of Canada, except Quebec. Additionally, Contango intends to apply to list the Contango Shares on the Toronto Stock Exchange, and as a result, Contango will continue to be subject to Canadian continuous disclosure obligations under Canadian Securities Laws, including the requirement that its reporting insiders file reports with respect to, among other things, their beneficial ownership of, or control or direction over, securities of Contango and their interest in, and rights and obligations associated with, related financial instruments. Contango will be an “SEC Issuer” (as such term is defined under Canadian Securities Laws) and, therefore, in certain instances, may rely on available exemptions to satisfy its Canadian continuous disclosure and other reporting obligations by filing in Canada its periodic and current reports filed with the SEC, but it is possible that Contango will no longer qualify as an “SEC foreign issuer” (as such term is defined under Canadian Securities Laws) in which case Contango would not be entitled to additional exemptions available to foreign issuers under Canadian Securities Laws.

Q: Who will be the directors and executive officers of the combined company following the Arrangement?

A:

Pursuant to the Arrangement Agreement, at the Effective Time, the Contango Board will be comprised of seven directors, consisting of four from Contango (Clynton Nauman as Chairman, Brad Juneau, Mike Cinnamond and Rick Van Nieuwenhuyse) and three from Dolly Varden (Darren Devine, Forrester (Tim) Clark and Shawn Khunkhun). Additionally, at the Effective Time, the executive officers of Contango will include Rick Van Nieuwenhuyse as Chief Executive Officer, Shawn Khunkhun as President, and Michael Clark as Executive Vice President and Chief Financial Officer.

Q: What will be the name of the combined company?

A:

The name of the combined company will be Contango Silver & Gold Inc. The name change is not subject to Contango Stockholder approval and will be approved by the Contango Board prior to the Closing of the Arrangement.

Q: Are there any risks I should consider in connection with the Arrangement?

A:

Yes. There are a number of risk factors relating to Contango’s business and operations, the Arrangement and the combined company’s business and operations, all of which should be carefully considered. See the “Risk Factors” section of this Proxy Statement.

Q: What is the Exchange Ratio under the Agreement?

A:

The Exchange Ratio pursuant to which Dolly Varden Shares will be exchanged for Contango Shares pursuant to the Arrangement is fixed at 0.1652 of a Contango Share for each Dolly Varden Share. The Exchange Ratio was determined such that immediately after the completion of the Arrangement, existing Contango Stockholders and former Dolly Varden Shareholders will each own approximately 50% of the shares of the combined company deemed to be outstanding using the fully diluted in-the-money treasury-stock-method (based on the number of Dolly Varden and Contango securities outstanding as of the date of the Arrangement Agreement). For a pro forma calculation of the Exchange Ratio, see “The Arrangement-Exchange Ratio.”

Q: How was the Exchange Ratio determined?

A:

The Exchange Ratio was determined after considerable negotiations between Contango and Dolly Varden and the contemplation of numerous factors that each company deemed relevant. In addition, Contango received a fairness opinion from Canaccord Genuity, which provided that the Exchange Ratio is fair, from a financial point of view, to the Contango Stockholders.

Q: Why are Exchangeable Shares being offered to Canadian residents pursuant to the Arrangement?

A:

The Exchangeable Shares provide an opportunity for certain Dolly Varden Shareholders to make a tax election to defer Canadian income tax on any capital gain otherwise arising on the exchange of their Dolly Varden Shares. Dolly Varden Shareholders who are so eligible may elect to (a) receive Exchangeable Shares in respect of any or all of their Dolly Varden Shares, and (b) receive Contango Shares in respect of the balance of their Dolly Varden Shares, if any. Holders of Exchangeable Shares will be able to exchange their Exchangeable Shares for Contango Shares in accordance with the Plan of Arrangement, as described in this Proxy Statement.

Q: What are Exchangeable Shares and will the holders of Exchangeable Shares have voting rights?

A:

The Arrangement provides that eligible Canadian resident Dolly Varden Shareholders may elect to receive Exchangeable Shares of Acquiror, an indirect wholly-owned subsidiary of Contango, instead of Contango Shares, in consideration for their Dolly Varden Shares. The Exchangeable Shares, together with the ancillary rights associated with them, are designed to provide, as nearly as possible, economic and voting rights that are equivalent to those of Contango Shares. Each Exchangeable Share is immediately exchangeable for one Contango Share and entitles the holder to dividends equivalent to those paid on Contango Shares. Holders of Exchangeable Shares will be able to direct the voting of a proportionate number of votes at Contango Stockholder meetings through a Special Voting Share to be issued by Contango to a Trustee for the benefit of all holders of Exchangeable Shares, pursuant to a Voting and Exchange Trust Agreement. The Contango Board will, prior to the Effective Time, create the Special Voting Share in the capital of Contango. This will be effected through the adoption and filing of a certificate of designation with the Secretary of State of the State of Delaware. The Special Voting Share will, except as otherwise required by law, vote together with the Contango Shares as a single class, and entitle the holder thereof to cast a number of votes equal to one plus the number of Exchangeable Shares outstanding as of the applicable record date (i) that are not owned by Contango or its affiliates and (ii) as to which the Trustee has received voting instructions from the holders of such Exchangeable Shares. Pursuant to the Voting and Exchange Trust Agreement, the Trustee will exercise each vote attached to the Special Voting Share only as directed by the relevant holder of the Exchangeable Share and, in the absence of instructions from such holder, the Trustee will not have or exercise voting rights with respect to such holder’s Exchangeable Shares. The Special Voting Share will also entitle the holder thereof to receive a nominal distribution ($0.01 in the aggregate) in priority to the Contango Shares upon any voluntary or involuntary liquidation, dissolution or winding up of Contango.

Holders of Exchangeable Shares will not be entitled to receive notice of and attend any meeting of the stockholders of Acquiror or vote at any such meeting, other than as required by law.

The rights, privileges, restrictions and conditions attaching to the Exchangeable Shares may be amended, added to, changed or removed only with the approval of the holders of two-thirds of the Exchangeable Shares (excluding Exchangeable Shares held by Contango or any of its subsidiaries).

Q: What happens if the Arrangement is terminated?

A:

If the Arrangement is terminated, Dolly Varden will not be combined with Contango, and Contango and Dolly Varden will continue to operate as separate entities as they did before. The Arrangement Agreement contains certain termination rights for both Contango and Dolly Varden, including, among others, (i) by mutual written agreement by Contango and Dolly Varden, (ii) by either Contango or Dolly Varden if (A) the Arrangement shall not have occurred on or before the Outside Date (subject to certain extensions), (B) a change in law makes the Arrangement illegal or prohibited and such change has become final and non-appealable; (C) Dolly Varden Shareholder Approval shall not have been obtained, (D) Contango Stockholder Approval shall not have been obtained, (iii) by a party if the other party breaches any of its representations, warranties or covenants in the Arrangement Agreement in a manner that would cause any of the closing conditions to not be satisfied, subject to certain conditions, (iv) by a party if the other party’s board of directors changes its recommendation with respect to the Arrangement, (v) by a party if the other party materially breaches its non-solicitation covenants under the Arrangement Agreement, (vi) by a party if either a Contango Material Adverse Effect or Dolly Varden Material Adverse Effect occurs, or (vii) by a party, if, prior to Dolly Varden Shareholder Approval or Contango Stockholder Approval, as applicable, the party proposes to enter into an unsolicited, more favorable transaction, subject to certain limitations set out in the Arrangement Agreement.

The Arrangement Agreement further provides that, upon termination of the Arrangement Agreement under certain circumstances, Dolly Varden or Contango, as applicable, will be required to pay to the other party a Termination Fee of $15 million in connection with such termination. See the “The Arrangement Agreement and the Plan of Arrangement-Termination of the Arrangement Agreement” section of this Proxy Statement for a more complete summary of the termination provisions under the Arrangement Agreement.

SUMMARY

This summary highlights selected information from this Proxy Statement and may not contain all of the information that is important to you. To better understand each of the proposals to be submitted for a vote at the special meeting, you should carefully read this Proxy Statement, including its annexes, other documents incorporated by reference into this Proxy Statement and the other documents referred to by Contango. See also the “Where You Can Find More Information” section of this Proxy Statement.

The Parties to the Arrangement

Contango

Contango ORE, Inc. was formed on September 1, 2010 as a Delaware corporation for the purpose of engaging in the exploration for and development of gold ore and associated minerals in the State of Alaska. Contango Shares are traded on the NYSE American under the symbol “CTGO”. Contango’s head office is located at 516 2nd Avenue, Suite 401, Fairbanks, Alaska 99701. Its website address is https://www.contangoore.com/.

Acquiror

1566004 B.C. Ltd. is a company formed under the laws of the Province of British Columbia, Canada, a directly and wholly-owned subsidiary of Callco, and an indirect subsidiary of Contango formed for the purpose of effecting the Arrangement.

Callco

1566002 B.C. Unlimited Liability Company is an unlimited liability company existing under the laws of the Province of British Columbia, Canada and is a directly and wholly-owned subsidiary of Contango formed for the purpose of effecting the Arrangement.

Dolly Varden

Dolly Varden Silver Corporation was incorporated under the BCBCA on March 4, 2011. Dolly Varden’s primary business is the acquisition and exploration of mineral properties in Canada. Dolly Varden Shares are traded on the TSXV under the symbol “DV” and the NYSE American under the symbol “DVS.” Dolly Varden’s head office is located at 595 Burrard Street, Suite 3123, Vancouver BC, Canada V7X 1J1. Its telephone number is (604) 609-5137 and its website address is https://www.dollyvardensilver.com/. For additional information regarding Dolly Varden’s business description, management’s discussion and analysis, results of operations, and historical financial statements (including Dolly Varden’s audited consolidated financial statements for the year ended December 31, 2024 and 2023 and unaudited condensed interim consolidated financial statements for the nine months ended September 30, 2025), see Annex E to this Proxy Statement.

Special Meeting of Contango Stockholders

The Special Meeting

The special meeting will be held entirely online at the following website: www.meetnow.global/MZZQV69, on [●], 2026 at [●], Central Time, or such other date, time and place to which the special meeting may be adjourned or postponed. Contango Stockholders are being asked to consider and vote on the following proposals in connection with the Arrangement:

(a)

Proposal No. 1 – The Arrangement Proposal – to approve the issuance of Contango Shares (including Contango Shares to be issued upon the exchange of Exchangeable Shares) to Dolly Varden Shareholders in connection with the Arrangement;

(b)

Proposal No. 2 – The Share Increase Proposal – to approve the increase of the number of authorized Contango Shares from 45,000,000 shares to 250,000,000 shares and the related amendment to the Contango Certificate of Incorporation that will be set forth in the Charter Amendment;

(c)	Proposal No. 3 – Incentive Plan Proposal – to approve the 2026 Omnibus Incentive Plan of Contango; and

(d)	Such other business as may properly come before the special meeting by or at the direction of the Contango Board.

Record Date for the Special Meeting

You can vote at the special meeting all of the Contango Shares you held of record as of the close of business on [●], 2026, which is the record date for the special meeting. As of the record date, there were [●] Contango Shares outstanding.

Recommendations of the Contango Board

The Contango Board unanimously recommends that you vote “FOR” each of the proposals to be considered and voted upon at the special meeting. In connection with this recommendation, the Contango Board has determined that it is advisable and in the best interests of Contango and the Contango Stockholders to approve the Arrangement Proposal, the Share Increase Proposal, and the Incentive Plan Proposal. See “The Arrangement-Contango’s Reasons for the Arrangement” section of this Proxy Statement for more information about the factors considered by the Contango Board. The Arrangement Agreement, the proposed text of the Charter Amendment, and the 2026 Omnibus Incentive Plan are attached hereto as Annex A, Annex B, and Annex D, respectively. The Arrangement Proposal and the Share Increase Proposal are cross-conditioned on the approval of each other. Therefore, neither the Arrangement nor the Charter Amendment will be effected without the approval by the Contango Stockholders of both the Arrangement Proposal and the Share Increase Proposal. The Incentive Plan Proposal is not conditioned on approval of the other proposals and will be effected if approved by the Contango Stockholders, regardless of whether the Arrangement Proposal or Share Increase Proposal are approved.

Required Vote

Approval of the Arrangement Proposal and the Incentive Plan Proposal requires the affirmative vote of a majority of the Contango Shares present in person (online) or represented by proxy and entitled to vote thereon. Approval of the Share Increase Proposal requires the affirmative vote of a majority of the votes cast on the proposal at the special meeting.

Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present at the special meeting. For the Arrangement Proposal and the Incentive Plan Proposal, which require the affirmative vote of a majority of the Contango Shares present in person (online) or represented by proxy and entitled to vote thereon, an abstention will have the same effect as a vote “AGAINST” such proposals, while a broker non-vote or the failure of a Contango Stockholder to attend or provide a proxy for the special meeting will have no effect on the outcome of these proposals. For the Share Increase Proposal, which requires the affirmative vote of a majority of the votes cast on the proposal, an abstention, a broker non-vote, or the failure of a Contango Stockholder to attend or provide a proxy for the special meeting will have no effect on the outcome of the Share Increase Proposal.

The Arrangement

The Arrangement Agreement provides that, at the Effective Time, Acquiror will acquire all of the issued and outstanding Dolly Varden Shares with Dolly Varden continuing as an indirect wholly-owned subsidiary of

Contango. The Arrangement will be implemented under the BCBCA and requires, among other things, approval of (a) at least 66-2∕3% of the votes cast by Dolly Varden Shareholders, (b) the approval of the issuance of Contango Shares in connection with the Arrangement by the affirmative vote of Contango Stockholders required by the Contango Certificate of Incorporation and the DGCL at a special meeting of Contango Stockholders, and (c) the Supreme Court of British Columbia. See “The Arrangement Agreement and the Plan of Arrangement-Conditions to Completion of the Arrangement” section of this Proxy Statement for more information on the required approvals. After giving effect to the Arrangement, Acquiror will own all of the outstanding Dolly Varden Shares.

A copy of the Arrangement Agreement and the Plan of Arrangement are attached as Annex A to this Proxy Statement. You are urged to read the Arrangement Agreement and the Plan of Arrangement in their entirety because they are the legal documents that govern the Arrangement. For more information on the Arrangement, the Arrangement Agreement and the Plan of Arrangement, see the “The Arrangement Agreement and the Plan of Arrangement” section of this Proxy Statement.

Consideration Issuable Pursuant to the Arrangement

Share Consideration

Contango Stockholders will not directly receive any consideration under the Arrangement. If the Arrangement is completed, Acquiror will acquire all of the Dolly Varden Shares, and each Dolly Varden Shareholder (other than Dolly Varden Shares held by dissenting Dolly Varden Shareholders) will receive 0.1652 of a Contango Share, in exchange for each Dolly Varden Share they hold, subject to adjustment as set forth in the Arrangement Agreement, if applicable. Eligible Canadian resident Dolly Varden Shareholders may elect to receive Exchangeable Shares instead of Contango Shares, which provide, as nearly as possible, equivalent economic and voting rights to Contango Shares but allow for deferral of Canadian income tax that might otherwise be payable upon the immediate the exchange of their Dolly Varden Shares for Contango Shares. Upon completion of the Arrangement, existing Contango Stockholders and former Dolly Varden Shareholders will each own approximately 50% of the shares of the combined company deemed to be outstanding using the fully diluted in-the-money treasury-stock-method (based on the number of Dolly Varden and Contango securities outstanding as of the date of the Arrangement Agreement).

The Contango Shares so issued will have the same rights and privileges as the currently outstanding Contango Shares. The Contango Shares do not have any pre-emptive rights.

No fractional Contango Shares will be issued as part of the Arrangement. For more information, see “The Arrangement Agreement and the Plan of Arrangement-Consideration Issuable Pursuant to the Arrangement” of this Proxy Statement.

Exchange Ratio

The Exchange Ratio pursuant to which Dolly Varden Shares will be exchanged for Contango Shares pursuant to the Arrangement is fixed at 0.1652 of a Contango Share for each Dolly Varden Share. The Exchange Ratio was determined such that immediately after the completion of the Arrangement, existing Contango Stockholders and former Dolly Varden Shareholders will each own approximately 50% of the shares of the combined company deemed to be outstanding using the fully diluted in-the-money treasury-stock-method (based on the number of Dolly Varden and Contango securities outstanding as of the date of the Arrangement Agreement). For a pro forma calculation of the Exchange Ratio, see “The Arrangement-Exchange Ratio.”

Treatment of Dolly Varden Equity Awards

Dolly Varden equity-based awards that are outstanding immediately prior to the Effective Time will be treated in accordance with the Arrangement Agreement, the Plan of Arrangement and the Dolly Varden Equity Incentive Plans, as applicable.

At the Effective Time, but not as part of the Arrangement, each outstanding Dolly Varden Option, whether vested or unvested, will be deemed to be vested to the fullest extent and automatically exchanged for a Replacement Option. Each Replacement Option will allow the holder to purchase Contango Shares equal to the product of (i) the Exchange Ratio (rounded down to the nearest whole number of Contango Shares), multiplied by (ii) the number of Dolly Varden Shares subject to the original Dolly Varden Option. The exercise price per share will be equal to the quotient of (x) the U.S. Dollar equivalent of the exercise price per share of the Dolly Varden Option, divided by (y) the Exchange Ratio. The terms of each Replacement Option, including the conditions to and manner of exercising, will be the same as the Dolly Varden Option so exchanged, and shall be governed by the terms of the Dolly Varden Option Plan. Any document evidencing a Dolly Varden Option shall thereafter evidence such Replacement Option and no certificates evidencing the Replacement Options will be issued.

At the Effective Time, all Dolly Varden RSUs will be surrendered and cancelled or redeemed by Dolly Varden for Dolly Varden Shares immediately prior to the Effective Time, so that holders of the Dolly Varden RSUs prior to the Effective Time participate in the Arrangement as Dolly Varden Shareholders. Dolly Varden shall take such action as may be required, including by entering into net exercise agreements, in order to ensure that all unvested Dolly Varden RSUs shall be conditionally vested prior to such time.

Non-Solicitation of Alternative Transactions

Except as expressly provided in the Arrangement Agreement, each of Contango and Dolly Varden has agreed to not, and to cause each of its subsidiaries to not, and shall not authorize any of their respective representatives (including directors, officers, employees, advisors, agents, or other authorized representatives) to, solicit alternative business combination transactions.

Conditions to Completion of the Arrangement

The Closing of the Arrangement under the Arrangement Agreement is subject to certain conditions, including, among others, (i) the approval of the Arrangement by at least 66-2∕3% of the votes cast by Dolly Varden Shareholders present or in person or represented by proxy and entitled to vote at the Dolly Varden Meeting, (ii) the approval of the issuance of Contango Shares in connection with the Arrangement by the affirmative vote of Contango Stockholders required by the Contango Certificate of Incorporation and the DGCL at a special meeting of Contango Stockholders, (iii) the approval of the Arrangement by the Court on terms consistent with the Arrangement Agreement and otherwise reasonably satisfactory to Contango and Dolly Varden, (iv) the authorization for listing of the Contango Shares issuable pursuant to the Arrangement Agreement (including the Contango Shares to be issued upon the exchange of the Exchangeable Shares) on the NYSE American, and (v) the absence of any law or order prohibiting the consummation of the Arrangement.

The obligation of each party to consummate the Arrangement is also conditioned upon, among other things, (i) the other party’s representations and warranties being true and correct (generally subject to certain materiality thresholds), (ii) the other party having performed in all material respects its obligations under the Arrangement Agreement, and (iii) the absence of a Contango Material Adverse Effect or Dolly Varden Material Adverse Effect.

Termination of the Arrangement Agreement

The Arrangement Agreement contains certain termination rights for both Contango and Dolly Varden, including, among others, (i) upon the mutual written agreement by Contango and Dolly Varden, (ii) by either Contango or Dolly Varden if (A) the Arrangement shall not have been consummated on or before the outside the Outside Date, or (B) a final non-appealable law has been enacted, made or enforced prohibiting the Arrangement, (iii) by either Contango or Dolly Varden if either the Dolly Varden Shareholder Approval or Contango Stockholder Approval shall not have been obtained, (iv) by a party if the other party breaches any of its representations, warranties or covenants in the Arrangement Agreement in a manner that would cause the corresponding condition to not be satisfied, subject to certain conditions, (v) by a party if the other party’s board of directors changes its recommendation with respect to the Arrangement, (vi) by a party if the other party materially breaches its non-solicitation covenants under the Arrangement Agreement or (vii) by a party in order for such party to enter into a definitive agreement with respect to a superior competing business combination transaction (provided that such party has not materially breached its non-solicitation restrictions in any material respect and pays the applicable Termination Fee prior to or concurrently with such termination).

Termination Fees

If the Arrangement Agreement is terminated in certain specified circumstances, Contango or Dolly Varden would be required to pay the other party a Termination Fee of $15 million.

Voting Agreements

Contemporaneously and in connection with the execution of the Arrangement Agreement, Contango has entered into the Dolly Varden Voting Agreements with the Dolly Varden Locked-Up Shareholders, who collectively held approximately 22% of the outstanding Dolly Varden Shares as of the date of the Arrangement Agreement, and Dolly Varden has entered into Contango Voting Agreements with the Contango Locked-Up Stockholders, who collectively held approximately 22% of the outstanding Contango Shares as of the date of the Arrangement Agreement. The Voting Agreements provide that the signatories thereto will, subject to limited exceptions, vote their shares in favor of approving the Arrangement (in the case of Dolly Varden signatories) or approving the Arrangement Proposal (in the case of Contango signatories), and in favor of any other matter necessary for the consummation of transactions contemplated in the Arrangement Agreement. The signatories have also agreed not to solicit, initiate or engage in discussions regarding any Acquisition Proposal and not to transfer their shares (with limited exceptions), among other things. Each Voting Agreement terminates upon the earliest to occur of (a) the Effective Time, (b) the termination of the Arrangement Agreement in accordance with its terms, (c) by mutual written agreement of the parties, (d) by Contango (in the case of agreements with Dolly Varden Locked-Up Shareholders) or Dolly Varden (in the case of agreements with the Contango Locked-Up Stockholders) if (i) the shareholder or stockholder, as applicable, breaches or is in default of any of the covenants or obligations of such shareholder or stockholder under his, her or its Voting Agreement, or (ii) any representations or warranties of the shareholder or stockholder, as applicable, under his, her or its Voting Agreement become untrue or incorrect in any material respect (subject to notification and a 10 business day cure period), (e) by the shareholder or stockholder, as applicable, or the counterparty if the Effective Date has not occurred by the Outside Date, or (f) (i) by the Dolly Varden Locked-Up Shareholder if, without the Dolly Varden Locked-Up Shareholder’s prior written consent, the Arrangement Agreement is amended in any manner that (A) would result in a decrease in the amount of or adverse change to the form of Consideration payable for the Consideration Shares (provided that a decrease in the market price of the Contango Shares will not constitute a decrease in the amount of Consideration), or (B) is otherwise materially adverse to the Dolly Varden Locked-Up Shareholder, or (ii) by the Contango Locked-Up Stockholder if, without the Contango Locked-Up Stockholder’s prior written consent, the Arrangement Agreement is amended in a manner that (A) would result in an increase in the amount of, or, with respect to the Contango Stockholders as a whole, an adverse change to the form of

Consideration payable for the Dolly Varden Shares (provided that an increase in the market price of the Contango Shares will not constitute an increase in the amount of or, with respect to Contango Stockholders as a whole, an adverse change to the form of Consideration payable for the Dolly Varden), or (B) is otherwise materially adverse to the Contango Locked-Up Stockholder.

Exchangeable Shares

The Arrangement provides that eligible Canadian resident Dolly Varden Shareholders may elect to receive Exchangeable Shares of Acquiror, an indirect wholly-owned subsidiary of Contango, instead of Contango Shares, in consideration for their Dolly Varden Shares. The Exchangeable Shares, together with the ancillary rights associated with them, are designed to provide, as nearly as possible, economic and voting rights that are equivalent to those of the Contango Shares. Each Exchangeable Share is immediately exchangeable for one Contango Share and entitles the holder to dividends equivalent to those paid on Contango Shares. Holders of Exchangeable Shares will be able to direct the voting of a proportionate number of votes at Contango Stockholder meetings through a Special Voting Share to be issued by Contango. The primary purpose of the Exchangeable Shares is to permit eligible Canadian stockholders to defer Canadian income tax that might otherwise be payable upon the exchange of their Dolly Varden Shares pursuant to the Arrangement.

Exchangeable Share Support Agreement

In connection with the Plan of Arrangement, Contango, CallCo and Acquiror will execute the Exchangeable Share Support Agreement which, among other things, will provide Contango and CallCo, in addition to the rights, privileges, restrictions and conditions attaching to the Exchangeable Shares, the right to purchase Exchangeable Shares from the holders thereof (other than Contango and its affiliates) upon the occurrence of certain events, as specified in the Exchangeable Share Support Agreement. Further, the Exchangeable Share Support Agreement provides for the protection of the “economic equivalence” with respect to the Contango Shares and the Exchangeable Shares and for Contango to use its commercially reasonable efforts to effect the registration of the Contango Shares issued upon the exchange of Exchangeable Shares. See the section titled “Description of Exchangeable Shares and Related Agreements – Exchangeable Share Support Agreement.”

Voting and Exchange Trust Agreement

The purpose of the Voting and Exchange Trust Agreement is to create a trust for the Beneficiaries. The Trustee will hold the Special Voting Share in order to enable the Trustee to exercise the voting rights attached to the Exchangeable Shares. Holders of Exchangeable Shares can direct the Trustee as to how to vote their Exchangeable Shares on an as-converted-to-Contango-Shares basis. The Trustee will hold the Exchange Right and the Automatic Exchange Right (both as defined below) in order to enable the Trustee to exercise or enforce such rights, in each case as trustee for and on behalf of the Beneficiaries. Please see the section titled “Description of Exchangeable Shares and Related Agreements – Voting and Exchange Trust Agreement.”

Contango’s Reasons for the Arrangement

In evaluating the Arrangement, including the issuance of Consideration Shares to Dolly Varden Shareholders in connection with the Arrangement, the Contango Board consulted with Contango’s senior management and legal and financial advisors. In recommending that Contango Stockholders vote in favor of each of the proposals, the Contango Board considered a number of factors that it believed supported its determination. For a more detailed discussion of the reasoning of the Contango Board, see “The Arrangement-Contango’s Reasons for the Arrangement” section of this Proxy Statement.

Risk Factors

In evaluating the Arrangement Agreement and the Arrangement, you should carefully read this Proxy Statement and the documents incorporated herein by reference. In particular, you should consider the factors discussed in the section titled “Risk Factors.”

Recommendation of the Contango Board

After careful consideration, the Contango Board has determined that it is advisable and in the best interests of Contango and the Contango Stockholders to consummate the Arrangement as contemplated by the Arrangement Agreement and to approve the Arrangement Proposal, the Share Increase Proposal, and the Incentive Plan Proposal. Accordingly, the Contango Board unanimously recommends that Contango Stockholders vote:

•	“FOR” the Arrangement Proposal;

•	“FOR” the Share Increase Proposal; and

•	“FOR” the Incentive Plan Proposal.

Opinion of Canaccord Genuity

Canaccord Genuity provided a fairness opinion to the Contango Board, dated December 7, 2025, stating that, as of December 7, 2025, and based upon and subject to various assumptions, limitations, qualifications and other matters set forth therein, and such other matters as Canaccord Genuity considered relevant, the Exchange Ratio was fair, from a financial point of view, to the Contango Stockholders. The full text of Canaccord Genuity’s written opinion to the Contango Board, which describes the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken, is attached as Annex C to this Proxy Statement and is incorporated herein by reference. The description of Canaccord Genuity’s opinion set forth below is qualified in its entirety by reference to the full text of Canaccord Genuity’s opinion. Canaccord Genuity’s fairness opinion was provided for the benefit and use of the Contango Board (in its capacity as such) in connection with its evaluation of the Exchange Ratio from a financial point of view and Canaccord Genuity did not express any opinion on any other terms, aspects or implications of the Arrangement, including, without limitation, any legal, tax or accounting aspects of the Arrangement. Canaccord Genuity expressed no opinion as to the relative merits of the Arrangement or any other transactions or business strategies as alternatives to the Arrangement, or the underlying business decision of the Contango Board to proceed with or effect the Arrangement. Canaccord Genuity’s fairness opinion did not constitute a recommendation to the Contango Board and is not, and should not be construed as, a recommendation to any security holder or any other party as to how to vote or act with respect to the Arrangement or any other proposals or matters. Contango Stockholders are urged to read Canaccord Genuity’s fairness opinion in its entirety for the assumptions made, procedures followed, other matters considered and limits of the review by Canaccord Genuity. For additional information, see the section entitled “The Arrangement-Opinions of Financial Advisors to Contango-Opinion of Canaccord Genuity Corp.” and Annex C to this Proxy Statement.

Board of Directors Following the Arrangement

Pursuant to the Arrangement Agreement, at the Effective Time, the Contango Board will be comprised of seven directors, consisting of four from Contango (Clynton Nauman as Chairman, Brad Juneau, Mike Cinnamond and Rick Van Nieuwenhuyse) and three from Dolly Varden (Darren Devine, Forrester (Tim) Clark and Shawn Khunkhun).

Management Following the Arrangement

At the Effective Time, the executive officers of Contango will include Rick Van Nieuwenhuyse as Chief Executive Officer, Shawn Khunkhun as President, and Michael Clark as Executive Vice President and Chief Financial Officer.

Name of the Combined Company Following the Arrangement

The name of the combined company will be Contango Silver & Gold Inc. The name change is not subject to Contango Stockholder approval and will be approved by the Contango Board prior to the Closing of the Arrangement.

Interests of Contango Directors and Executive Officers in the Arrangement

In considering the recommendation of the Contango Board that you vote “FOR” each of the proposals, you should be aware that certain of Contango’s directors and executive officers have interests in the Arrangement that may be different from, or in addition to, those of Contango Stockholders generally. The Contango Board was aware of and considered these interests when it approved the Arrangement Agreement and the transactions contemplated thereby and unanimously recommended that Contango Stockholders vote “FOR” each of the proposals. Such interests include that: certain current directors and executive officers of Contango are expected to continue as directors and executive officers of Contango following the consummation of the Arrangement; and Brad Juneau, the Chairman of the Contango Board, directly owns 29,500 Dolly Varden Shares and as result, upon completion of the Arrangement, he will be entitled to receive consideration for his Dolly Varden Shares on the same terms as all other Dolly Varden Shareholders.

In addition, each of the Contango Locked-Up Stockholders, who collectively held approximately 22% of the outstanding Contango Shares as of the date of the Arrangement Agreement, have entered into Contango Voting Agreements. Each such Contango Voting Agreement provides that the signatories thereto will, subject to limited exceptions, vote their shares in favor of adopting the Arrangement Proposal, and against certain matters inconsistent with the Arrangement, including against any alternative business combination transaction. See “The Arrangement-Voting Agreements.”

Accounting Treatment

Contango prepares its financial statements in accordance with U.S. GAAP and Dolly Varden prepares its financial statements in accordance with IFRS. FASB ASC 805, Business Combinations, requires that an acquirer determine whether it has acquired a business. If Contango obtained control over a business, the transaction would be accounted pursuant to the acquisition method of accounting and, as such, identifiable assets acquired and liabilities assumed would generally be recorded at fair value on the acquisition date and could result in recognition of goodwill or a bargain purchase gain. In evaluating the criteria outlined by this standard, Contango has preliminarily concluded that the acquired set of assets does not meet the U.S. GAAP definition of a business. Therefore, Contango expects to account for the Arrangement as an asset acquisition. An acquisition accounted as an asset acquisition requires an acquiring entity to allocate the cost of an asset acquisition to the assets acquired and liabilities assumed generally based on their relative fair values. Goodwill is not recognized in an asset acquisition and transaction costs are recognized as part of the purchase price of the assets.

Stockholder Approvals

Contango Stockholder Approval

At the special meeting, Contango Stockholders will be required to consider and vote on the Arrangement Proposal. The Arrangement Proposal will be required to be approved by the Contango Stockholders in order for the Arrangement to be completed. Approval of the Arrangement Proposal requires the affirmative vote of a majority of the Contango Shares present in person (online) or represented by proxy and entitled to vote thereon.

The Arrangement Proposal and the Share Increase Proposal are cross-conditioned on the approval of each other. Therefore, neither the Arrangement nor the Charter Amendment will be effected without the approval by the Contango Stockholders of both the Arrangement Proposal and the Share Increase Proposal. The Incentive Plan Proposal is not conditioned on approval of the other proposals and will be effected if approved by the Contango Stockholders, regardless of whether the Arrangement Proposal or Share Increase Proposal are approved.

Dolly Varden Shareholder Approval

At the Dolly Varden Meeting, Dolly Varden Shareholders will be asked to consider and vote on a special resolution to approve the Arrangement. In order for the Arrangement to become effective, the Dolly Varden Resolution for the Arrangement must be approved by at least 66-2∕3% of the votes cast by Dolly Varden Shareholders present or in person or represented by proxy and entitled to vote at the meeting.

Court Approval

The Arrangement requires approval by the Court under Division 5 of Part 9 of the BCBCA. In accordance with the Arrangement Agreement, Dolly Varden shall, as soon reasonably practicable, apply to the Court to schedule the Interim Order hearing for a date that is on or about 15 calendar days immediately following the date of filing of this Proxy Statement with the U.S. Securities and Exchange Commission (the “SEC”) (subject to obtaining clearance of this Proxy Statement by the SEC).

Under the Arrangement Agreement, and if (a) the Interim Order is obtained; and (b) the requisite Dolly Varden Shareholder Approval and Contango Stockholder Approval are obtained, Dolly Varden shall as soon as reasonably participable and in any event, no later than three business days after the approval of the Arrangement by the Dolly Varden Shareholders at the Dolly Varden Meeting, take all steps necessary or desirable to submit the Arrangement to the Court and diligently pursue an application for the Final Order pursuant to Section 291 of the BCBCA. At the hearing for the Final Order, the Court will consider, among other things, the fairness and reasonableness of the Arrangement.

Stock Exchange Listing Approval

Contango expects to obtain approval to list the Contango Shares to be issued as Consideration Shares and the Contango Shares to be issued upon the exchange of Exchangeable Shares to be issued as Consideration Shares in connection with the Arrangement on the NYSE American, which approval is a condition to Closing. Accordingly, Contango has agreed to use commercially reasonable efforts to obtain conditional approval of the listing on the NYSE American of the Contango Shares to be issued as Consideration pursuant to the Arrangement and the Contango Shares to be issued upon the exchange of the Exchangeable Shares pursuant to the Arrangement. Following the completion of the Arrangement, Contango intends to apply to list the Contango Shares on the Toronto Stock Exchange.

Dolly Varden Shares are listed on the TSXV and NYSE American and the completion of the Arrangement is subject to the prior conditional approval of the TSXV and NYSE American. Following completion of the Arrangement, the Dolly Varden Shares will be delisted from the TSXV and NYSE American.

No Appraisal Rights

Under the DGCL, holders of Contango Shares are not entitled to appraisal rights in connection with the Arrangement or any of the matters to be acted on at the special meeting.

Fees, Costs and Expenses

All legal and accounting costs and expenses incurred in connection with the Arrangement Agreement will be paid by the party incurring such costs and expenses, subject to certain exceptions listed below (among others).

Fees associated with any filings made to any Governmental Entity in connection with the required regulatory approvals will be borne by Contango.

Who Can Answer Your Questions About Voting Your Shares

If you need assistance in completing your proxy card or have questions regarding the various voting options with respect to the special meeting, please contact Contango’s proxy solicitation agent, Laurel Hill, at:

North America Toll Free: 1-877-452-7184

Collect Calls Outside North America: 416-304-0211

Text Messages: Text the word, INFO, to 416-304-0211 or 1-877-452-7184

Email: assistance@laurelhill.com

SUMMARY OF SIGNIFICANT IFRS TO U.S. GAAP DIFFERENCES

AND ACCOUNTING POLICY ALIGNMENT

The financial information of Dolly Varden included in this Proxy Statement has been prepared in accordance with IFRS as issued by the International Accounting Standards Board (“IASB”) and condensed interim financial information has been prepared in accordance with International Accounting Standard (“IAS”) 34 - Interim Financial Reporting. Certain differences exist between IFRS and U.S. GAAP, which might be material to the financial information included in this Proxy Statement.

The principal differences between IFRS and U.S. GAAP that might be material in the preparation of Dolly Varden’s consolidated financial statements are described below. The following summary does not include all differences that exist between IFRS and U.S. GAAP and is not intended to provide a comprehensive listing of all such differences specifically related to Contango, Dolly Varden or the industry in which Contango and Dolly Varden operate.

The differences described below reflect only those differences in accounting principles and policies in force at the time of the preparation of the historical financial information of Dolly Varden included in this Proxy Statement. There has been no attempt to identify future differences between IFRS and U.S. GAAP as the result of prescribed changes in accounting standards, transactions or events that may occur in the future.

At this time, no material differences between IFRS and U.S. GAAP have been identified in relation to the preparation of Dolly Varden’s consolidated financial statements. This statement is provided solely for context and does not represent an exhaustive list of all differences that may exist between IFRS and U.S. GAAP.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information (“Unaudited Pro Forma Financial Information”) has been prepared based on the historical audited and unaudited consolidated financial statements of Contango and Dolly Varden, as indicated below, and is intended to provide information about how the Arrangement might have affected Contango’s historical financial statements.

The unaudited pro forma condensed combined statements of operations (“Unaudited Pro Forma Statement of Operations”) for the year ended December 31, 2024 and the nine months ended September 30, 2025, combines the historical audited and unaudited consolidated statements of operations of Contango for the corresponding periods, with the respective historical audited and unaudited consolidated income statements of Dolly Varden, as if the Arrangement had occurred on January 1, 2024. The unaudited pro forma condensed combined balance sheet (“Unaudited Pro Forma Balance Sheet”) as of September 30, 2025, combines the historical unaudited consolidated balance sheet of Contango and the historical unaudited consolidated statement of financial position of Dolly Varden each as of September 30, 2025, as if the Arrangement had occurred on September 30, 2025.

The Unaudited Pro Forma Financial Information has been developed from and should be read in conjunction with:

•	the accompanying notes to the Unaudited Pro Forma Financial Information;

•

the historical audited consolidated financial statements of Contango for the year ended December 31, 2024, included in Contango’s Annual Report on Form 10-K, filed with the SEC on March 17, 2025, as amended on April 14, 2025;

•

the historical unaudited condensed consolidated financial statements of Contango for the quarterly period ended September 30, 2025, included in Contango’s Quarterly Report on Form 10-Q, filed with the SEC on November 13, 2025;

•	the historical audited consolidated financial statements of Dolly Varden for the years ended December 31, 2024 and 2023, included in Annex E to this Proxy Statement;

•	the historical unaudited condensed interim consolidated financial statements of Dolly Varden for the nine months ended September 30, 2025 and 2024, included in Annex E to this Proxy Statement; and

•	other information relating to Contango and Dolly Varden contained in or incorporated by reference into this document. See the section entitled “Where You Can Find More Information.”

The Unaudited Pro Forma Financial Information is presented applying guidance for an asset acquisition as Contango concluded that the acquired set of assets did not meet the U.S. GAAP definition of a business. An acquisition accounted as an asset acquisition requires an acquiring entity to allocate the cost of an asset acquisition to the net assets acquired generally based on their relative fair values. Goodwill is not recognized in an asset acquisition.

The Unaudited Pro Forma Financial Information is presented for informational purposes only. The information has been prepared in accordance with Article 11 of Regulation S-X of the SEC as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses,” using the assumptions set forth in the notes to the Unaudited Pro Forma Financial Information. The information has been adjusted to include estimated transaction accounting adjustments, which reflect the application of the accounting required by U.S. GAAP.

The information is not necessarily indicative of the financial position and results of operations that actually would have been achieved had the Arrangement occurred as of the dates indicated herein, nor do they purport to project the future financial position and operating results of the combined company. The Unaudited Pro Forma Financial Information also does not reflect the costs of any integration activities or cost savings or synergies expected to be achieved as a result of the Arrangement, which are described in the section entitled “The Arrangement-Contango’s Reasons for the Arrangement,” and, accordingly, do not attempt to predict or suggest future results.

Contango ORE, Inc. (to be named “Contango Silver & Gold Inc.”)

Pro Forma Condensed Combined Balance Sheet

As of September 30, 2025

(Unaudited - Expressed in United States dollars, except number of shares)

	Contango Historical	Dolly Varden Historical
	As at September 30, 2025	As at September 30, 2025	Note	Transaction accounting adjustments	Other transaction accounting adjustments	Pro forma September 30, 2025
	$	$		$	$	$
ASSETS
Current
Cash	106,977,194	24,767,065	5(d)	23,301,809	—	155,046,068
Restricted cash	105,453	—		—	—	105,453
Prepaid expenses and other	869,123	586,164		—	—	1,455,287
Income tax and GST receivable	99,126	1,279,206		—	—	1,378,332

	108,050,896	26,632,435		23,301,809	—	157,985,140
Investment in Peak Gold, LLC	52,703,265	—		—	—	52,703,265
Property & equipment, net	50,440,230	118,677	5(e)	487,227,919	—	537,786,826
Marketable securities	6,464,700	—		—	—	6,464,700
Reclamation deposits	—	149,415		—	—	149,415
Exploration and evaluation assets	—	57,533,003	5(e)	(57,533,003)	—	—

Total assets	217,659,091	84,433,530		452,996,725	—	755,089,346

LIABILITIES Current
Accounts payable	9,514,587	2,307,279	5(e)	7,834,129	—	19,655,995
Accrued liabilities	1,155,684	921,595	5(a), 5(e)	2,000,000	(166,637)	3,910,642
Liability on flow-through share issuance	—	2,563,569	5(d)	2,711,012	—	5,274,581
Royalty reimbursement advance	645,555	—		—	—	645,555
Derivative contract liability	72,377,342	—		—	—	72,377,342
Debt, current portion	11,500,000	—		—	—	11,500,000

	95,193,168	5,792,443		12,545,141	(166,637)	113,364,115
Asset retirement obligation	255,769	—		—	—	255,769
Contingent consideration liability	1,100,480	—		—	—	1,100,480
Derivative contract liability	42,297,830	—		—	—	42,297,830
Debt, non-current portion	30,597,286	—		—	—	30,597,286
Deferred tax liability	405,023	—	5(e)	116,017,627	—	116,422,650

Total liabilities	169,849,556	5,792,443		128,562,768	(166,637)	304,038,130

	Contango Historical	Dolly Varden Historical
	As at September 30, 2025	As at September 30, 2025	Note	Transaction accounting adjustments	Other transaction accounting adjustments	Pro forma September 30, 2025
	$	$		$	$	$
STOCKHOLDERS’ EQUITY
Preferred stock	—	—		—	—	—
Common stock	149,622	184,827,393	5(a), 5(e), 5(f), 6	152,764	(184,827,352)	302,427
Additional paid-in capital	236,796,766	—	5(a), 5(e), 5(h) 6	324,281,193	78,807,683	639,885,642
Treasury stock at cost	(48,308)	—	6	—	—	(48,308)
Reserves	—	9,191,211	5(e), 5(f) 5(g), 6	—	(9,191,211)	—
Accumulated deficit	(189,088,545)	(115,377,517)	5(e), 5(f), 6	—	115,377,517	(189,088,545)

Total stockholders’ equity	47,809,535	78,641,087		324,433,957	166,637	451,051,216

Total liabilities and stockholders’ equity	217,659,091	84,433,530		452,996,725	—	755,089,346

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

Contango ORE, Inc. (to be named “Contango Silver & Gold Inc.”)

Pro Forma Condensed Combined Statement of Operations

For the Nine Months Ended September 30, 2025

(Unaudited - Expressed in United States dollars, except number of shares)

	Contango Historical	Dolly Varden Historical
	Nine months ended September 30, 2025	Nine months ended September 30, 2025	Note		Transaction accounting adjustments	Pro forma September 30, 2025
	$	$			$	$
Claim rental expense	296,714	—			—	296,714
Exploration expense	3,479,021	16,724,362			—	20,203,383
Depreciation expense	82,383	—			—	82,383
General and administrative	8,050,516	4,911,306			—	12,961,822
Income from equity investment in Peak Gold, LLC	(79,179,643)	—			—	(79,179,643)

(Income)/loss from operations	(67,271,009)	21,635,668			—	(45,635,341)

Interest and other income	(936,798)	(3,557,012)			—	(4,493,810)
Interest and finance expense	6,505,716	—			—	6,505,716
Loss on derivative contracts	83,656,330	—			—	83,656,330
Gain on metal sales	(4,332,139)	—			—	(4,332,139)
Unrealized gain on marketable securities	(5,703,720)	—			—	(5,703,720)

Loss before income tax	11,918,380	18,078,656			—	29,997,036
Income tax expense	98,028	219,090	5	(i)	—	317,118

Net loss	12,016,408	18,297,746			—	30,314,154

Basic and diluted loss per share	0.99	0.21			—	1.10
Weighted average number of shares outstanding – basic and diluted	12,177,651	87,173,280	5	(k)	(71,896,835)	27,454,096

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

Contango ORE, Inc. (to be named “Contango Silver & Gold Inc.”)

Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2024

(Unaudited - Expressed in United States dollars, except number of shares)

	Contango Historical	Dolly Varden Historical
	Year ended December 31, 2024	Year ended December 31, 2024	Note	Transaction accounting adjustments	Pro forma December 31, 2024
	$	$		$	$
Claim rental expense	589,461	—		—	589,461
Exploration expense	4,059,505	13,049,631		—	17,109,136
Depreciation expense	121,876	—		—	121,876
Accretion expense	9,542	—		—	9,542
General and administrative	10,611,271	5,898,939	5(j)	882,956	17,393,166
Income from equity investment in Peak Gold, LLC	(41,669,216)	—		—	(41,669,216)

(Income)/loss from operations	(26,277,561)	18,948,570		882,956	(6,446,035)

Interest and other income	(480,235)	(3,871,801)		—	(4,352,036)
Interest and finance expense	11,731,622	—		—	11,731,622
Loss on derivative contracts	54,150,141	—		—	54,150,141
Gain on metal sales	(1,209,293)	—		—	(1,209,293)
Unrealized loss on marketable securities	199,018	—		—	199,018

Loss before income tax	38,113,692	15,076,769		882,956	54,073,417
Income tax benefit	(83,401)	(2,141)		—	(85,542)

Net loss	38,030,291	15,074,628		882,956	53,987,875

Basic and diluted loss per share (1)	3.49	0.19		(0.01)	2.06
Weighted average number of shares outstanding – basic and diluted (1)	10,896,228	79,251,582	5(k)	(63,975,137)	26,172,673

(1)

On April 7, 2025, Dolly Varden completed a reverse stock split of its issued and outstanding shares of common stock at a ratio of four pre-reverse stock split shares for one post-reverse stock split share. The weighted average number of shares outstanding and loss per share have been adjusted to reflect the reverse stock split.

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1.	NATURE OF OPERATIONS

These unaudited pro forma condensed combined financial statements as at September 30, 2025 and for the nine months ended September 30, 2025 and the year ended December 31, 2024 (the “financial statements”) of Contango ORE, Inc. (to be named “Contango Silver & Gold Inc.”) have been prepared for purposes of inclusion in this Proxy Statement.

Contango was formed on September 1, 2010 as a Delaware corporation for the purpose of engaging in the exploration for and development of gold ore and associated minerals in the State of Alaska.

CORE Alaska, a wholly-owned subsidiary of Contango has a 30.0% membership interest in the Peak Gold JV. Kinross Gold Corporation (“Kinross”) holds the remaining 70.0% membership interest in the Peak Gold JV and Kinross serves as the manager of the Peak Gold JV and operator of the Manh Choh (as defined below) mines.

Contango conducts its business through the below primary means:

•

its 30.0% membership interest in the Peak Gold JV, which leases approximately 675,000 acres from the Tetlin Tribal Council and holds approximately 13,000 acres of State of Alaska mining claims (collectively, the “Peak Gold JV Property”), including the Main and North Manh Choh deposits (“Manh Choh” or the “Manh Choh Project”);

•

its wholly-owned subsidiary Contango Mining Canada Inc. (British Columbia), which holds 100% equity in HighGold Mining Inc., which in turn owns J T Mining, Inc., leasing approximately 21,000 acres (“Johnson Tract” or the “Johnson Tract Project”) from Cook Inlet Region, Inc. (“CIRI”), 125 miles southwest of Anchorage, Alaska;

•

its wholly-owned subsidiary Contango Lucky Shot Alaska, LLC (“LSA”), leasing approximately 8,600 acres of State and patented mining claims (“Lucky Shot” or the “Lucky Shot Property”) in the Willow Mining District, approximately 75 miles north of Anchorage, Alaska;

•

its wholly-owned subsidiary Contango Minerals Alaska, LLC, controlling approximately 145,280 acres of State mining claims, including: (i) approximately 69,780 acres northwest of Peak Gold JV (“Eagle/Hona Property”), (ii) approximately 14,800 acres northeast of Peak Gold JV (“Triple Z Property”), (iii) approximately 52,700 acres in the Richardson district (“Shamrock Property”), and (iv) approximately 8,000 acres near Lucky Shot (“Willow Property”) (collectively, the “Minerals Property”); and

•

its wholly-owned subsidiary Avidian Gold Alaska Inc., controlling approximately 11,711 acres of State mining claims and leases, including: (i) approximately 1,021 acres near Fort Knox Gold Mine (“Amanita NE Property”), (ii) approximately 10,690 acres in Valdez Creek Mining District (“Golden Zone Property”), and leasing approximately 3,380 acres near Fort Knox (“Amanita Property”) (collectively, the “Avidian Properties”).

Contango’s Manh Choh Project is in the production stage, while all other projects are in the exploration stage.

Dolly Varden Silver Corporation (“Dolly Varden”) was amalgamated under the Business Corporations Act (British Columbia) on January 30, 2012. Dolly Varden’s primary activity is the acquisition and exploration of mineral properties in Canada.

Dolly Varden is a mineral exploration company focused on exploration and advancing its 100% owned Kitsault Valley project (the “Kitsault Valley Project”), which includes the Dolly Varden property and the Homestake Ridge property located in the Golden Triangle of British Columbia, Canada, 25 kilometers (“km”) by road to tide water. The 163-square km Kitsault Valley Project hosts the high-grade silver and gold resources of Dolly Varden and Homestake Ridge along with the past-producing Dolly Varden and Torbrit silver mines.

In addition to the Kitsault Valley Project, Dolly Varden has consolidated a land package of six other properties in the same region as the Kitsault Valley Project. These six properties have historically been explored for gold, copper, silver, lead and zinc. Including the Kitsault Valley Project and the recent acquisitions, Dolly Varden now holds a combined area of 100,000 hectares within the region. For additional information regarding Dolly Varden’s business description, management’s discussion and analysis, results of operations, and historical financial statements (including Dolly Varden’s audited consolidated financial statements for the year ended December 31, 2024 and unaudited condensed interim consolidated financial statements for the nine months ended September 30, 2025), see Annex E to this Proxy Statement.

The Arrangement

On December 7, 2025, Contango and Dolly Varden entered into the Arrangement Agreement (the “Arrangement”). Further details regarding the Arrangement are provided in Note 4.

2.	BASIS OF PREPARATION

(a)	Basis of presentation

These pro forma financial statements give effect to the Arrangement. These pro forma financial statements are provided for illustrative purposes only, and do not represent the financial position that would have resulted had the Arrangement actually occurred on the dates indicated below. In addition, these financial statements are not necessarily indicative of the future financial position of Contango as a result of the Arrangement and do not reflect additional potential savings or costs arising from the Arrangement.

The unaudited pro forma condensed combined balance sheet as of September 30, 2025 reflects assumptions and adjustments to give effect to the Arrangement as if it had occurred on September 30, 2025. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2025 and for the year ended December 31, 2024 reflect assumptions and adjustments to give effect to the Arrangement as if it had occurred on January 1, 2024.

The unaudited pro forma information and adjustments, including the preliminary allocation of purchase price, are based upon preliminary estimates of fair values of assets acquired and liabilities assumed, currently available information and certain assumptions that management believes are reasonable in the circumstances. The actual fair values of the assets acquired and liabilities assumed of Dolly Varden will be determined as of the Closing and may differ materially from the amounts disclosed in the assumed pro forma consideration allocation in Note 5(e) because of changes in fair value of the assets and liabilities up to the Closing, and as further analysis is completed.

Consequently, the actual allocation of the consideration may result in different adjustments than those in the unaudited pro forma condensed combined balance sheet. Similarly, the calculation and allocation of the consideration has been prepared on a preliminary basis and is subject to change between the time such preliminary estimations were made and the Closing of the Arrangement as a result of a number of factors.

These financial statements have been prepared by management using the following:

•	The unaudited condensed consolidated financial statements of Contango for the quarterly period ended September 30, 2025 (“Contango Interim Financial Statements”), contained on form 10-Q;

•	The audited consolidated financial statements of Contango for the year ended December 31, 2024 (“Contango Annual Financial Statements”), contained on form 10-K;

•

The unaudited condensed consolidated interim financial statements of Dolly Varden for the nine months ended September 30, 2025 and 2024 (“Dolly Varden Interim Financial Statements”), included in Annex E to this Proxy Statement;

•

The audited consolidated financial statements of Dolly Varden for the years ended December 31, 2024 and 2023 (“Dolly Varden Annual Financial Statements”), included in Annex E to this Proxy Statement; and,

•	Additional information set out in Note 1, Note 4 and Note 5.

The accompanying unaudited pro forma condensed combined financial statements should be read in conjunction with the Contango Interim Financial Statements and Contango Annual Financial Statements, all of which are filed with the SEC. Since Dolly Varden’s historical consolidated financial statements are prepared in accordance with IFRS Accounting Standards as issued by the International Accounting Standards Board (“IFRS Accounting Standards”), the historical financial information of Dolly Varden used in the pro forma statements has been converted to U.S. GAAP (Note 5(c)).

(b)	Functional and presentation currency

These financial statements are presented in United States dollars (“USD”), which is also the functional currency of Contango.

Since Dolly Varden’s historical consolidated financial statements are presented in Canadian dollars (“CAD”), the historical financial information of Dolly Varden used in the pro forma statements has been translated into USD, which is the functional currency of Contango (Note 5(b)).

3.	MATERIAL ACCOUNTING POLICIES

The accounting policies used in the preparation of these financial statements are those set out in Contango Annual Financial Statements, with exception of the following:

Flow-through shares are a type of shares of common stock and are securities permitted by the Income Tax Act (Canada) (the “ITA”) whereby the investor can claim the tax deductions arising from the renunciation of the related resource expenditures. Contango accounts for flow-through shares whereby any premium paid for the flow-through shares in excess of the market value of the common shares without flow-through features at the time of issue as a credit to liability on flow-through share issuance. The liability on flow-through share issuance is amortized into income as the qualifying expenditures are incurred on a pro-rata basis.

4.	DESCRIPTION OF THE TRANSACTION

On December 7, 2025, Contango and Dolly Varden entered into the Arrangement Agreement in respect of the Arrangement. Under the terms of the Arrangement Agreement, Contango will acquire all of the issued and outstanding Dolly Varden Shares at the Exchange Ratio.

Immediately prior to Closing, all Dolly Varden RSUs will vest and be settled for Dolly Varden Shares. Pursuant to the Arrangement, all outstanding Dolly Varden Options will be exchanged for stock options to acquire Contango Shares, adjusted to reflect the Exchange Ratio. Eligible Canadian stockholders of Dolly Varden will be able to elect to receive exchangeable shares in a Canadian subsidiary of Contango, which will be exchangeable into Contango Shares, instead of the Contango Shares to which they would otherwise be entitled.

Upon completion of the Arrangement, existing Contango Stockholders and former Dolly Varden Shareholders will own approximately 50.001% and 49.999% each of the combined company, respectively, using the fully diluted in-the-money treasury-stock-method (based on the number of Dolly Varden and Contango securities outstanding as of the date of the Arrangement Agreement).

The Arrangement will be effected pursuant to a court-approved plan of arrangement under the BCBCA and will require approval by (i) the Court, (ii) 66 2/3% of the votes cast by Dolly Varden Shareholders at a special meeting of Dolly Varden Shareholders expected to be held in the first quarter of 2026, and (iii) the affirmative vote of a majority of the Contango Shares present in person or by proxy at the special meeting of Contango Stockholders, expected to be held in the first quarter of 2026, and entitled to vote thereon.

In addition to the approval of the Court and the Dolly Varden and Contango stockholders, the Arrangement is subject to the receipt of applicable regulatory and exchange approvals (including approval of the NYSE American and TSXV), and the satisfaction of certain other closing conditions customary for a transaction of this nature. Subject to the satisfaction of such conditions, the Arrangement is expected to close in the first quarter of 2026. The Arrangement Agreement includes customary deal protections, including reciprocal fiduciary-out provisions, non-solicitation covenants and the right to match any superior proposals. A reciprocal Termination Fee in the amount of $15 million is payable by either party in certain circumstances as set out in the Arrangement Agreement.

5.	PRO FORMA ADJUSTMENTS AND ASSUMPTIONS

The fair value of Contango Shares issued as consideration in the Arrangement was estimated using the market price of Contango Shares as at December 8, 2025.

Contango evaluated the Arrangement under ASC 805, Business Combinations. ASC 805 requires that an acquirer determine whether it has acquired a business. If Contango obtained control over a business, the transaction would be accounted pursuant to the acquisition method of accounting and, as such, identifiable assets acquired and liabilities assumed would generally be recorded at fair value on the acquisition date and could result in recognition of goodwill or a bargain purchase gain. In evaluating the criteria outlined by this standard, Contango concluded that the acquired set of assets did not meet the U.S. GAAP definition of a business. Therefore, Contango accounted for the Arrangement as an asset acquisition. An acquisition accounted as an asset acquisition requires an acquiring entity to allocate the cost of an asset acquisition to the assets acquired generally based on their relative fair values. Goodwill is not recognized in an asset acquisition.

An assessment was performed to determine whether Dolly Varden, in its current state, meets the definition of a business under U.S. GAAP. The analysis considered whether Dolly Varden has inputs, processes, and outputs. Based on this assessment, Dolly Varden has inputs, represented by the mineral interests to which it holds claims; however, it does not have outputs, as it remains in the exploration stage. Further consideration was given to whether Dolly Varden has an assembled workforce that performs a substantive process. It was concluded that no such workforce exists, as Dolly Varden would require additional technical personnel to advance its operations from exploration to development.

The definition of a business for SEC reporting purposes differs from that under ASC 805. SEC registrants must evaluate whether an acquisition constitutes a business under both definitions. The SEC definition focuses on whether the nature of the acquired entity’s revenue-producing activities or other attributes will remain the same after the acquisition. If there is sufficient continuity of the acquired entity’s operations before and after the acquisition such that disclosure of prior financial information is material to understanding future operations, the acquired entity qualifies as a business for SEC reporting—even if it does not meet the definition under ASC 805. Given that Dolly Varden is currently a separate entity and will maintain continuity of its operations upon closing of the transaction, we conclude that Dolly Varden qualifies as a business for SEC reporting purposes. However, this does not imply that Dolly Varden meets the definition of a business under U.S. GAAP, as noted above.

The following describe transaction accounting and other adjustments:

(a)	Contango - Issuance of shares for convertible debt interest payment

On October 31, 2025, Contango issued 4,118 shares of common stock to settle interest payable of $99,985 related to its convertible debt due on that date.

On December 31, 2025, Contango issued 2,401 shares of common stock to settle interest payable of $66,652 related to its convertible debt due on that date.

(b)	Dolly Varden – CAD to USD translation

The historical financial information was translated from CAD to USD, the functional currency of Contango, using the following historical CAD to USD exchange rates:

Period end exchange rate as at September 30, 2025	0.72
Average exchange rate for the nine-month period ended September 30, 2025	0.71
Average exchange rate for the year ended December 31, 2024	0.73

The effects of the translation of Dolly Varden’s historical financial information from CAD to USD are shown below:

Balance sheet as of September 30, 2025

	CAD (as included in this Proxy)	USD
	CAD $	$
ASSETS
Current
Cash	34,478,231	24,767,065
Prepaid expenses and other	815,999	586,164
Income tax and GST receivable	1,780,783	1,279,206

	37,075,013	26,632,435
Property & equipment, net	165,210	118,677
Reclamation deposits	208,000	149,415
Exploration and evaluation assets	80,091,694	57,533,003

Total assets	117,539,917	84,433,530

LIABILITIES
Current
Accounts payable	3,211,962	2,307,279
Accrued liabilities	1,282,952	921,595
Liability on flow-through share issuance	3,568,745	2,563,569

Total liabilities	8,063,659	5,792,443

STOCKHOLDERS’ EQUITY
Common stock	257,298,214	184,827,393
Reserves	12,795,085	9,191,211
Accumulated deficit	(160,617,041)	(115,377,517)

Total stockholders’ equity	109,476,258	78,641,087

Total liabilities and stockholders’ equity	117,539,917	84,433,530

Statement of operations for the nine months ended September 30, 2025

	CAD (as included in this Proxy)	USD
	CAD $	$
Exploration expense	23,393,554	16,724,362
General and administrative (1)	6,869,793	4,911,306

Loss from operations	30,263,347	21,635,668

Interest and other income (1)	(4,975,445)	(3,557,012)

Loss before income tax	25,287,902	18,078,656
Income tax expense	306,457	219,090

Net loss	25,594,359	18,297,746

(1)

Dolly Varden’s income statement presentation has been aligned with Contango’s naming conventions. Certain line items have been consolidated into general and administrative and interest and other income categories for presentation purposes. These reclassifications do not affect loss from operations or loss before income tax.

Statement of operations for the year ended December 31, 2024

	CAD (as included in this Proxy)	USD
	CAD $	$
Exploration expense	17,875,317	13,049,631
General and administrative (1)	8,080,336	5,898,939

Loss from operations	25,955,653	18,948,570

Interest and other income (1)	(5,303,573)	(3,871,801)

Loss before income tax	20,652,080	15,076,769
Income tax benefit	(2,933)	(2,141)

Net loss	20,649,147	15,074,628

(1)

Dolly Varden’s income statement presentation has been aligned with Contango’s naming conventions. Certain line items have been consolidated into general and administrative and interest and other income categories for presentation purposes. These reclassifications do not affect loss from operations or loss before income tax.

(c)	Dolly Varden - IFRS Accounting Standards to U.S. GAAP conversion

The effects of converting Dolly Varden’s historical financial information from IFRS Accounting Standards to U.S. GAAP are considered immaterial; therefore, no adjustments have been made to the pro forma financial statements. A known difference between IFRS Accounting Standards and U.S. GAAP relates to the treatment of exploration and evaluation assets, as IFRS permits an entity to elect either expensing or capitalizing such costs. However, Dolly Varden’s accounting policy - expensing exploration costs as incurred - is consistent with Contango’s policy. Accordingly, there is no GAAP difference in this regard.

(d)	Dolly Varden financing, option exercises and shares of common stock issued for acquisition of mineral properties

On October 23, 2025, Dolly Varden closed a bought deal private placement financing for total gross proceeds of $24,404,137 (CAD$33,973,000) by issuing 4,646,000 shares of common stock. The financing consisted of the issuance of (i) 2,906,000 shares of common stock at $4.67 (CAD$6.50) per share for $13,568,709 (CAD$18,889,000), (ii) 750,000 shares of common stock that qualify as “flow-through shares” under the ITA, and were issued as part of a charity arrangement, at $6.77 (CAD$9.42) per share for $5,075,066 (CAD$7,065,000), all such shares issued under the ‘listed issuer financing exemption’ (“LIFE”) pursuant to applicable Canadian Securities Laws, and (iii) 990,000 shares of common stock that qualify as “flow-through shares” under the ITA at $5.82 (CAD$8.10) per share for $5,760,362 (CAD$8,019,000) on a prospectus exemption basis other than LIFE. In connection with the closing of the financing, Dolly Varden paid the underwriters a cash fee of $1,220,207 (CAD$1,698,650) representing 5% of the gross proceeds.

Subsequent to September 30, 2025 Dolly Varden issued 47,500 shares of common stock pursuant to the exercise of stock options for proceeds of $117,879.

A summary of the proceeds noted in Note 5(d) – Dolly Varden financing and option exercises is:

$
Proceeds
Gross proceeds from Dolly Varden financing - equity portion	21,693,125
Gross proceeds from Dolly Varden financing - liability on flow-through share issuances	2,711,012
Proceeds from exercise of options	117,879
Share issuance costs	(1,220,207)

Total net proceeds and increase to cash	23,301,809

On December 22, 2025, Dolly Varden issued 36,765 shares of common stock with an aggregate fair value of $179,585 to satisfy the payment due by December 31, 2025, in connection with the acquisition arrangement of its Big Bulk Property.

(e)	Fair value adjustments and consideration

Contango has performed a preliminary allocation of the estimated purchase price to the assets acquired and liabilities assumed based on their relative fair values as of the date of the Arrangement. There may be adjustments to the estimated fair values as the purchase price allocation is finalized. The final purchase price allocation may be materially different than the preliminary allocation reflected in the pro forma allocation.

A summary of the fair values of the consideration and the preliminary allocation to the net assets acquired is as follows:

$
Consideration:
Fair value of shares of common stock issued, calculated as 15,276,445 shares of common stock issued at a fair value of $26.02/share, (using share price as of December 8, 2025)	397,493,099
Fair value of replacement options granted allocated to consideration (Note 5(h))	5,581,945
Arrangement costs	4,149,129
Professional fees	1,000,000

408,224,173

Net assets acquired:
Cash	48,068,874
Prepaid expenses	586,164
Goods and services tax receivable	1,279,206
Property and equipment	118,677
Reclamation deposits	149,415
Exploration and evaluation assets (1)	487,227,919
Accounts payable	5,992,279
Accrued liabilities	1,921,595
Liability on flow-through share issuances	5,274,581
Deferred tax liability	116,017,627

Total	408,224,173

(1)	Exploration and evaluation assets have been reclassified to Property and Equipment, net to align with Contango’s presentation.

Contango estimates transaction costs of $4,149,129, calculated as 1% of the five-day volume weighted average price (“VWAP”) of the fully diluted in-the-money shares, plus $1,000,000 related to professional fees incurred in connection with the transaction. Since the transaction is accounted for as an asset acquisition, the transaction costs are included in the cost of the assets acquired and liabilities assumed.

Consideration transferred less the carrying value of financial assets and liabilities and other current assets (carrying value approximates fair value) was allocated to Property and equipment and Exploration and evaluation assets based on their relative fair values.

As part of the acquisition, Contango measured and recorded an estimated net deferred tax liability related to taxable temporary differences between U.S. GAAP book basis and tax basis of the acquired net assets at a statutory rate of 27%.

Dolly Varden expects to incur acquisition-related transaction costs of approximately $3,685,000, comprised of professional and legal fees, and an additional $1,000,000 in professional fees related to the Arrangement. As these costs pertain to Dolly Varden, they are not considered as part of the capitalized transaction costs. Assumption of Dolly Varden’s liability related to its transaction costs and fees is reflected in the purchase price allocation.

(f)	Consolidation

Dolly Varden’s Shareholders’ equity, which consists of Dolly Varden Shares, reserves and accumulated deficit will be eliminated upon consolidation.

(g)	Dolly Varden RSUs converted into Dolly Varden Shares

As at September 30, 2025, 605,636 Dolly Varden RSUs were issued and outstanding. The Dolly Varden RSUs will vest immediately prior to the effective time of the arrangement, and will be surrendered and redeemed for 605,636 Dolly Varden Shares. The unvested value of the Dolly Varden RSUs was $679,112 which is included as part of Dolly Varden’s reserves prior to Closing.

(h)	Dolly Varden options converted into Replacement Options

As at September 30, 2025, 2,694,876 Dolly Varden Options were issued and outstanding after the option exercises described in Note 5(d). The Dolly Varden Options are deemed to be vested on the date of Closing, and exchanged for Replacement Options. As a result, Contango will issue a total of 445,194 Replacement Options to the Dolly Varden Optionholders.

The fair value of the options has been determined to be $6,464,901 using the Black-Scholes option pricing model and relevant guidance in ASC 805 to allocate between acquisition costs and post-combination expenses. Of this amount, $5,581,945 represents the fair-value-measure of the vested portion of Dolly Varden replaced options and is considered part of the acquisition cost. The remaining $882,956 is treated as post-combination expense and is reflected in the pro forma condensed combined statement of operations for the year ended December 31, 2024.

(i)	Assumptions and adjustments to the pro forma condensed combined statement of operations for the nine months ended September 30, 2025

Income tax effects are considered immaterial; therefore, no adjustments have been reflected in the pro forma financial statements.

(j)	Assumptions and adjustments to the pro forma condensed combined statement of operations for the year ended December 31, 2024

Contango is recognizing an estimated $882,956 in incremental stock-based compensation related to the portion of Replacement Options deemed to be a post-combination expense (Note 5(h)).

(k)	Pro forma basic and diluted loss per share

Reconciliation of pro-forma fully diluted number of shares is as follows:

#
Common shares of Contango as at September 30, 2025 (1)	14,959,930
Shares issued for convertible debt interest payment (2)	4,118
Warrants of Contango at September 30, 2025	527,870

15,491,918
Issuance of common shares as consideration to acquire Dolly Varden	15,276,445
Outstanding replacement options issued to former Dolly Varden option holders (3)	215,472

15,491,917

Fully diluted issued shares Contango	30,983,835

Condensed combined
Total number of shares (1)	30,240,493
Warrants	527,870
Options (3)	215,472

Total fully diluted in-the-money shares	30,983,835

(1)	Includes 2,480 shares of treasury stock held by Contango as of September 30, 2025.
(2)	Excludes 2,401 shares of common stock issued by Contango on December 31, 2025 which were not considered in the treasury stock method calculation.
(3)	Corresponds to the 445,194 Replacement Options after applying the treasury stock method.

A summary of the pro forma basic and diluted loss per share is as follows:

	September 30, 2025	December 31, 2024
	#	#
Historical Contango basic weighted average shares	12,177,651	10,896,228
Issuance of common shares as consideration to acquire Dolly Varden	15,276,445	15,276,445

Pro forma combined basic weighted average shares	27,454,096	26,172,673
Impact of dilutive instruments	—	—

Pro forma combined diluted weighted average shares	27,454,096	26,172,673

Basic and diluted loss per share were calculated assuming all common shares outstanding following the Arrangement had been outstanding throughout all periods presented. Potentially dilutive securities have an anti-dilutive impact due to net loss reported for both periods.

6.	PRO FORMA EQUITY

A summary of the ownership allocation, reflecting the pro forma adjustments and assumptions, is presented below:

Ownership allocation	Contango Stockholders	Dolly Varden Shareholders	Total
	#	#	#
Total shares outstanding (1)	14,964,048	15,276,445	30,240,493
Warrants - in-the-money	527,870	—	527,870
Options - in-the-money (2)	—	215,472	215,472

Total fully diluted in-the-money shares	15,491,918	15,491,917	30,983,835

Ownership percentage	50.001%	49.999%

(1)

Includes 2,480 shares of treasury stock held by Contango as of September 30, 2025 and excludes 2,401 shares of common stock issued by Contango on December 31, 2025 which were not considered in the treasury stock method calculation.

(2)	Corresponds to the 445,194 Replacement Options after applying the treasury stock method.

A summary of Contango’s pro forma equity is as follows:

	Common stock
	Note	Shares	Amount	Additional paid-in capital	Treasury stock	Reserves	Accumulated deficit	Total
		#	$	$	$	$	$	$
Contango’s equity (historical)		14,962,410	149,622	236,796,766	(48,308)	—	(189,088,545)	47,809,535
Shares issued for convertible debt interest payment	5(a)	6,519	41	166,596	—	—	—	166,637
Shares of common stock issued as consideration and replacement options	5(e), 5(h)	15,276,445	152,764	402,922,280	—	—	—	403,075,044
Dolly Varden’s equity (historical)		87,173,280	184,827,393	—	—	9,191,211	(115,377,517)	78,641,087
Proceeds from Dolly Varden’s Financing	5(d)	4,646,000	21,693,125	—	—	—	—	21,693,125
Share issuance costs associated with Dolly Varden’s financing	5(d)	—	(1,220,207)	—	—	—	—	(1,220,207)
Shares issued from exercise of Dolly Varden options	5(d)	47,500	117,879	—		—	—	117,879
Shares issued for acquisition of mineral properties	5(d)	36,765	179,585	—	—	—	—	179,585
Shares issued on vesting of Dolly Varden’s RSU	5(g)	605,636	679,112	—	—	(679,112)	—	—
Elimination of Dolly Varden’s equity upon consolidation	5(f)	(92,509,181)	(206,276,887)	—	—	(8,512,099)	115,377,517	(99,411,469)

Balance, September 30, 2025		30,245,374	302,427	639,885,642	(48,308)	—	(189,088,545)	451,051,216

RISK FACTORS

In deciding how to vote, Contango Stockholders should carefully consider the following risk factors and all of the information contained in or incorporated by reference herein, including the matters addressed in “Cautionary Statement Regarding Forward-Looking Statements”, as well as Contango’s and Dolly Varden’s other filings with the SEC or on SEDAR+, as applicable, incorporated herein by reference. See “Where You Can Find More Information.”

Risk Factors Relating to the Arrangement

Contango Stockholders and Dolly Varden Shareholders, in each case as of immediately prior to the Arrangement, will have significantly reduced ownership in the combined company.

Contango will issue 0.1652 Contango Shares to Dolly Varden Shareholders in exchange for each Dolly Varden Share held (other than Dolly Varden Shares held by dissenting Dolly Varden Shareholders), pursuant to the Arrangement Agreement. Eligible Canadian resident Dolly Varden Shareholders may elect to receive Exchangeable Shares instead of Contango Shares, which provide, as nearly as possible, equivalent economic and voting rights to Contango Shares but allow for deferral of Canadian income tax that might otherwise be payable upon the immediate exchange of their Dolly Varden Shares for Contango Shares. Further, Contango will also issue Replacement Options to Dolly Varden Optionholders, which will entitle the holders to receive Contango Shares upon exercise of the Replacement Options, in accordance with the terms of the Plan of Arrangement. Following the completion of the Arrangement, existing Contango Stockholders and former Dolly Varden Shareholders will each own approximately 50% of the shares of the combined company deemed to be outstanding using the fully diluted in-the-money treasury-stock-method (based on the number of Dolly Varden and Contango securities outstanding as of the date of the Arrangement Agreement). As a result, each of Contango’s current stockholders and each of Dolly Varden’s current shareholders will have less influence over the combined company as stockholders than they currently have over Contango and Dolly Varden, respectively.

The Exchange Ratio will not be adjusted in the event of any change in either Contango’s or Dolly Varden’s share price.

In connection with the Arrangement, each Dolly Varden Share (other than Dolly Varden Shares held by dissenting Dolly Varden Shareholders) will be converted into the right to receive 0.1652 of a Contango Share or, for eligible Canadian resident Dolly Varden Shareholders who make a valid election, 0.1652 of an Exchangeable Share of Acquiror. This Exchange Ratio has been fixed in the Arrangement Agreement and will not be adjusted to reflect changes in the market price of either Dolly Varden Shares or Contango Shares before the Arrangement is completed. Stock price changes may result from a variety of factors (many of which are beyond Contango’s and Dolly Varden’s control), including the following:

•	changes in Contango’s and Dolly Varden’s respective businesses, operations and prospects;

•

investor behavior and strategies, including market assessments of the likelihood that the Arrangement will be completed, including related considerations regarding court approval and regulatory clearance or approval, if any, of the Arrangement;

•	interest rates, general market and economic conditions and other factors generally affecting the price of Contango’s and Dolly Varden’s Shares; and

•	foreign, federal, state, provincial and local legislation, governmental regulation and legal developments in the businesses in which Contango and Dolly Varden operate.

The price of Contango Shares at the completion of the Arrangement will vary from its price on the date the Arrangement Agreement was executed, the date of this Proxy Statement, the date of the special meeting and the date of the consummation of the Arrangement. As a result, the market value represented by the Exchange Ratio will also vary. For example, based on the range of closing prices of Contango Shares during the period from December 5, 2025, the trading day before the date of the public announcement of the Arrangement, through to [●], 2026 the latest practicable date before the date of this Proxy Statement, the Exchange Ratio represented a market value ranging from a low of $[●] to a high of $[●] for each Dolly Varden Share.

The Arrangement is subject to a number of conditions which may not be satisfied or waived, may delay the completion of the Arrangement and could result in additional expenditures of money and resources or reduce the anticipated benefits, or result in termination of the Arrangement Agreement and Contango may have to pay a Termination Fee.

Each of Contango’s and Dolly Varden’s obligations to consummate the Arrangement are subject to the satisfaction (or waiver by Contango or Dolly Varden, to the extent permissible under applicable laws) of a number of conditions described in the Arrangement Agreement, including, among others, the Contango Stockholder Approval, the Dolly Varden Shareholder Approval, the approval of the Arrangement by the Court on terms consistent with the Arrangement Agreement and otherwise reasonably satisfactory to Contango and Dolly Varden and receipt of certain regulatory approvals. Many of the conditions to completion of the Arrangement are not within Contango’s control and Contango cannot predict when, or if, these conditions will be satisfied. If any of these conditions are not satisfied or waived prior to the Outside Date, it is possible that the Arrangement Agreement may be terminated. The Arrangement Agreement provides that, upon termination of the Arrangement Agreement under certain circumstances, the terminating party would be required to pay the other party a Termination Fee of $15 million. See “The Arrangement Agreement and the Plan of Arrangement-Conditions to Closing.”

Although Contango and Dolly Varden have each agreed to use commercially reasonable or reasonable best efforts for specific covenants, subject to certain limitations, to complete the Arrangement promptly, these and other conditions may fail to be satisfied. In addition, completion of the Arrangement may take longer and could cost more than we expect. The requirements for obtaining the required regulatory approvals could delay the completion of the Arrangement for a significant period of time or prevent them from occurring. Any delay in completing the Arrangement may adversely affect the synergies and other benefits that Contango expects to achieve if the Arrangement and the integration of businesses were to be completed within the expected timeframe.

Termination of the Arrangement Agreement could negatively impact Contango.

Each of Contango and Dolly Varden has the right to terminate the Arrangement Agreement in certain circumstances, including if the Arrangement is not consummated by the Outside Date (subject to certain extension terms). The Arrangement Agreement provides that, upon termination of the Arrangement Agreement under certain circumstances, the terminating party would be required to pay the other party a Termination Fee of $15 million. Failure to complete the Arrangement could negatively impact the trading price of our common stock or otherwise adversely affect Contango’s business.

If a Governmental Entity asserts objections to the Arrangement, Contango may be unable to complete the Arrangement or, in order to do so, Contango or Dolly Varden may be required to comply with material restrictions or satisfy material conditions.

Closing is subject to the condition that there is no law applicable to the Arrangement that makes consummation of the Arrangement illegal, as well as the procurement of relevant approvals.

There can be no assurance as to the cost, scope or impact of the actions that may be required to address any Governmental Entity objections to the Arrangement. If Contango or Dolly Varden takes such actions, it may be detrimental to them or to the combined company following the consummation of the Arrangement. Furthermore, these actions may have the effect of delaying or preventing consummation of the Arrangement or imposing additional costs on or limiting the revenue or cash available for distribution of the combined company following the consummation of the Arrangement. Depending on the nature of any objections by any Governmental Entity to the Arrangement, Contango may decline to agree to take such actions resulting in the failure of the Arrangement to be completed.

The Arrangement may be completed even though material adverse changes may result from the announcement of the Arrangement, industry-wide changes or other causes.

In general, Contango or Dolly Varden can refuse to complete the Arrangement if a material adverse effect has occurred in respect of the other party and is continuing as of the Effective Time. However, some types of changes that would result in a material adverse effect of either party are excluded from the definition of a material adverse effect according to the Arrangement Agreement and do not permit either party to refuse to complete the Arrangement. If such adverse changes occur but Contango and Dolly Varden still complete the Arrangement, it may have a negative impact on the market price of Contango Shares.

Contango’s directors and executive officers have interests in the Arrangement that may be different from, or in addition to, the interests of Contango Stockholders and Dolly Varden Shareholders.

Certain of the directors and executive officers of Contango and certain of the directors and executive officers of Dolly Varden negotiated the terms of the Arrangement Agreement and these individuals have interests in the Arrangement that may be different from, or in addition to, those of Contango Stockholders and Dolly Varden Shareholders, respectively. These interests include, but are not limited to, the continued service of certain of Dolly Varden individuals as directors and executive officers of Contango after the date of the consummation of the Arrangement, certain other compensation arrangements with the Contango directors and executive officers, and provisions in the Arrangement Agreement regarding continued indemnification of and advancement of expenses of the directors and executive officers of Dolly Varden and Contango. Contango Stockholders should be aware of these interests when they consider the recommendations that they vote in favor of the Arrangement Proposal.

The members of the Contango Board were aware of and considered these interests relating to the combined company, among other matters, in evaluating the Arrangement Agreement and the Arrangement, and in recommending the approval of the Arrangement. The interests of Contango directors and executive officers are described under “The Arrangement — Interests of Contango Directors and Executive Officers in the Arrangement.”

Contango or Dolly Varden may waive one or more of the closing conditions without re-soliciting approval by Contango Stockholders.

Contango or Dolly Varden may determine to waive, in whole or part, one or more of the conditions to Closing prior to Contango or Dolly Varden, as the case may be, being obligated to consummate the Arrangement. Contango expects to evaluate the materiality of any proposed waiver and its effect on Contango Stockholders in light of the facts and circumstances at the time, to determine whether any amendment of this Proxy Statement or any re-solicitation of proxies is required or advisable in light of such waiver. Any determination whether to waive any condition to Closing or to re-solicit stockholder approval or amend or supplement this Proxy Statement as a result of a waiver will be made by Contango at the time of such waiver based on the facts and circumstances as they exist at that time.

The business relationships of Contango and Dolly Varden, as applicable, may be subject to disruption due to uncertainty associated with the Arrangement, which could have a material adverse effect on the results of operations, cash flows and financial position of Contango pending and following the Arrangement.

Parties with which Contango and Dolly Varden, as applicable, does business may experience uncertainty associated with the Arrangement, including with respect to current or future business relationships with

Contango following the Arrangement. Contango’s and Dolly Varden’s business relationships may be subject to disruption as business partners, including smelters, refiners, contractors, third-party providers of materials, equipment or services or any other third parties, may attempt to delay or defer entering into new business relationships, negotiate changes in existing business relationships or consider entering into business relationships with parties other than Contango or Dolly Varden, as applicable, following the Arrangement. These disruptions could have a material and adverse effect on the results of operations, cash flows and financial position of Contango, regardless of whether the Arrangement is completed, as well as a material and adverse effect on Contango’s ability to realize the expected synergies and other benefits of the Arrangement. The risk, and adverse effect, of any disruption could be exacerbated by a delay in completion of the Arrangement or termination of the Arrangement Agreement.

The Arrangement Agreement subjects Contango to restrictions on its business activities prior to the Closing, limits its ability to pursue alternatives to the Arrangement and may discourage other companies from making a favorable alternative transaction proposal.

The Arrangement Agreement subjects Contango to restrictions on its business activities prior to the Closing of the Arrangement. The Arrangement Agreement obligates Contango to generally conduct its businesses and maintain facilities in the ordinary course until the Closing of the Arrangement and to, among other things, use its commercially reasonable efforts to maintain and preserve in all material respects its present business organization, goodwill, employees, properties, business relationships and assets in all material respects. Further, the Arrangement Agreement restricts Contango from taking certain actions without the consent of Dolly Varden, including making certain acquisitions, entering into, amending or terminating certain contracts, incurring certain indebtedness and expenditures, repurchasing or issuing securities outside of existing equity award programs, and other specified actions.

These restrictions could prevent Contango from pursuing certain business opportunities that arise prior to the Closing and are outside the ordinary course of business, which could have the effect of delaying or preventing other strategic transactions. See “The Arrangement Agreement and the Plan of Arrangement-Covenants-Covenants relating to General Conduct of Business” for additional details.

Contango is subject to customary restrictions on its ability to solicit alternative Acquisition Proposals or engage in discussions with, third parties regarding such proposals, except that Contango is permitted to engage, subject to limitations set out in the Arrangement Agreement, with an unsolicited Acquisition Proposal that the Contango Board has determined constitutes or would reasonably be expected to constitute a Superior Proposal. Furthermore, in limited circumstances, prior to receiving stockholder approval, the Contango Board may effect a change of its recommendation if it determines in good faith that another Acquisition Proposal constitutes a Superior Proposal.

Under specified circumstances, upon termination of the Arrangement Agreement in connection with a Superior Proposal, Contango may be required to pay Dolly Varden a Termination Fee of $15 million. These provisions could affect the decision by a third party to make a competing Acquisition Proposal, including the structure, pricing, and terms proposed by a third party seeking to acquire or merge with Contango.

The issuance of a significant number of Contango Shares and a resulting “market overhang” could adversely affect the market price of Contango Shares after completion of the Arrangement.

On completion of the Arrangement, a significant number of additional Contango Shares will be issued and available for trading in the public market. The increase in the number of shares of our common stock may lead to sales of such shares or the perception that such sales may occur (commonly referred to as “market overhang”), either of which may adversely affect the market for, and the market price of, Contango Shares.

Contango does not currently control Dolly Varden and its subsidiaries.

Contango will not control Dolly Varden and its subsidiaries until completion of the Arrangement and the business and results of operations of Dolly Varden may be adversely affected by events that are outside of Contango’s control during the interim period. The Dolly Varden may be influenced by, among other factors, economic downturns, political instability in the countries in which Dolly Varden operates, changes in applicable laws, increased regulation, volatility in the financial markets, unfavorable regulatory decisions, litigation, rising costs, civic and labor unrest, disagreements with business partners, delays in ongoing exploration and development projects and other factors beyond Contango’s control. As a result of any one or more of these factors, among others, the operations and financial performance of Dolly Varden may be negatively affected, which may adversely affect the future financial results of the combined company.

The Arrangement could negatively affect the price of our common stock as a result of market response to the Arrangement, significant delays in the consummation of the Arrangement or the termination of the Arrangement Agreement.

The market price of our common stock may vary significantly from the price on the date of the Arrangement Agreement. Negative market response to the Arrangement, the issuance of Contango Shares resulting in dilution of our existing stockholders, or any significant delays in the consummation of the Arrangement could negatively affect our stock price. In addition, there can be no assurance that the conditions to the consummation of the Arrangement will be satisfied in a timely manner or at all. If the Arrangement is not consummated or is delayed, the market price of our common stock may decline significantly, particularly to the extent the market price reflects a market assumption that the Arrangement will be consummated or will be consummated in a particular timeframe.

Stock price changes may result from a variety of factors that are beyond our control, including:

•	market reaction to the announcement of the Arrangement and market assessment of the likelihood of the Arrangement being consummated;

•	changes in the respective businesses, operations or prospects of Contango or Dolly Varden, including their respective ability to meet earnings estimates;

•	governmental or litigation developments or regulatory considerations affecting Contango or Dolly Varden or the mining industry;

•	general business, market, industry or economic conditions or global supply chain disruptions;

•	volatility in metal prices, the worldwide supply/demand balance for metals and the prevailing commodity price environment; and

•	other factors beyond our control, including those described elsewhere in, or incorporated by reference into, this “Risk Factors” section.

Failure to complete the Arrangement could negatively impact Contango’s stock price and have a material adverse effect on its results of operations, cash flows and financial position.

The failure to complete the Arrangement for any reason, including as a result of failure to obtain all requisite regulatory and stock exchange approvals or if the Contango Stockholders fail to approve the Arrangement Proposal or Dolly Varden Shareholders fail to approve the Arrangement, the ongoing business of Contango may be materially adversely affected and, without realizing any of the benefits of having completed the Arrangement, Contango would be subject to a number of risks, including the following:

•	Contango may experience negative reactions from the financial markets, including negative impacts on its stock price;

•	Contango and its subsidiaries may experience negative reactions from their business partners;

•	Contango will still be required to pay certain significant costs relating to the Arrangement, such as legal, accounting, financial advisor and printing fees;

•	Contango may be required to pay a Termination Fee as required by the Arrangement Agreement;

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matters relating to the Arrangement (including integration planning) require substantial commitments of time and resources by Contango’s management, which may have resulted in the distraction of Contango’s management from ongoing business operations and pursuing other opportunities that could have been beneficial to Contango; and

•	litigation related to any failure to complete the Arrangement or related to any enforcement proceeding commenced against Contango to perform its obligations pursuant to the Arrangement Agreement.

If the Arrangement is not completed, the risks described above may materialize and they may have a material adverse effect on Contango’s results of operations, cash flows, financial position and stock price.

Completion of the Arrangement will trigger change in control or other provisions in certain agreements to which Dolly Varden is a party.

The completion of the Arrangement will trigger change in control or other provisions in certain agreements to which Dolly Varden is a party. If Dolly Varden is unable to negotiate waivers of those provisions, the counterparties may exercise their rights and remedies under such agreements, potentially terminating such agreements, or seeking monetary damages. Even if Dolly Varden is able to negotiate waivers, the counterparties may require a fee for such waivers or seek to renegotiate such agreements on terms less favorable to Dolly Varden.

Contango and Dolly Varden are expected to incur significant transaction costs in connection with the Arrangement, which may be in excess of those anticipated by them.

Contango and Dolly Varden have incurred and are expected to continue to incur a number of non-recurring costs associated with negotiating and completing the Arrangement, combining the operations of the two companies and achieving desired synergies. These costs have been, and will continue to be, substantial and, in many cases, will be borne by Contango whether or not the Arrangement is completed. A substantial majority of non-recurring expenses will consist of transaction costs and include, among others, fees paid to financial, legal, accounting and other advisors, employee retention, severance and benefit costs, and filing fees. Contango will also incur costs related to formulating and implementing integration plans, including facilities and systems consolidation costs and other employment-related costs. Contango and Dolly Varden will continue to assess the magnitude of these costs, and additional unanticipated costs may be incurred in connection with the Arrangement and the integration of the two companies’ businesses. While Contango and Dolly Varden have assumed that a certain level of expenses would be incurred, there are many factors beyond their control that could affect the total amount or the timing of the expenses. The elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, may not offset integration-related costs and achieve a net benefit in the near term, or at all. The costs described above and any unanticipated costs and expenses, many of which will be borne by Contango even if the Arrangement is not completed, could have an adverse effect on Contango’s financial condition and operating results.

Contango and Dolly Varden may be the targets of legal claims, securities class actions, derivative lawsuits and other claims and negative publicity related to the Arrangement.

Securities class action lawsuits and derivative lawsuits are often brought against public companies that have entered into acquisitions, mergers or other business combination agreements. Even if such a lawsuit is without merit, defending against these claims can result in substantial costs and divert management time and resources. An adverse judgment could result in monetary damages, which could have a negative impact on Contango’s and Dolly Varden’s respective liquidity and financial condition.

Lawsuits that may be brought against Contango, Dolly Varden or their respective directors which could seek, among other things, injunctive relief or other equitable relief, including a request to rescind parts of the Arrangement Agreement already implemented and to otherwise enjoin the parties from consummating the Arrangement. One of the conditions to the Closing is that no law (including injunction or judgements) is in effect that makes the Arrangement illegal or enjoins or prohibits Contango or Dolly Varden from consummating the Arrangement. Consequently, if a plaintiff is successful in obtaining an injunction prohibiting completion of the Arrangement, that injunction may delay or prevent the Arrangement from being completed within the expected timeframe or at all, which may adversely affect Contango’s and Dolly Varden’s respective business, financial position, results of operations and cash flows.

There can be no assurance that any of the defendants will be successful in the outcome of any pending or any potential future lawsuits. The defense or settlement of any lawsuit or claim that remains unresolved at the time the Arrangement is completed may adversely affect Contango’s or Dolly Varden’s business, financial condition, results of operations and cash flows.

In addition, political and public attitudes towards the Arrangement could result in negative press coverage and other adverse public statements affecting Contango or Dolly Varden. There is an increasing level of public concern relating to the perceived effect of mining activities on indigenous communities. Local communities and stakeholders can become dissatisfied with our activities or with changes in personnel following the Arrangement. Adverse press coverage and other adverse statements could lead to investigations by regulators, legislators and law enforcement officials or in legal claims or otherwise negatively impact the ability of the combined company to take advantage of various business and market opportunities. The direct and indirect effects of negative publicity, and the demands of responding to and addressing it, may have a material adverse effect on the combined company’s business, financial condition and results of operations.

Dolly Varden may have liabilities that are not known to Contango.

Dolly Varden may have liabilities that Contango was unable to discover in the course of performing its due diligence investigations. Other than publicly available information, all historical information relating to Dolly Varden has been provided in exclusive reliance on the information made available to us by Dolly Varden and its representatives. Through the completion of the Arrangement, Dolly Varden continues to be obligated to file certain reports with the SEC and on SEDAR+. Additionally, pursuant to the Arrangement Agreement, during the period from the date of the Arrangement Agreement until the earlier of the Effective Time and the termination thereof, Dolly Varden is required to notify us, subject to certain exceptions, of (i) changes that are or are reasonably expected to be material and adverse to the business, results of operations or condition (financial or otherwise) of Dolly Varden and its subsidiaries, taken as a whole, (ii) communication from third parties alleging that their consent is required in connection with the Arrangement, and (iii) material proceedings commenced or threatened in connection with the Arrangement. Contango may learn additional information about Dolly Varden that materially adversely affects it, including unknown or contingent liabilities, environmental liabilities, significant capital expenditures that may not be known to Contango or liabilities related to compliance with applicable laws. As a result of these factors, the combined company may incur additional costs and expenses and may be forced to later write-down or write-off assets, restructure operations or incur impairment or other charges that could result in the combined company reporting losses. Even if Contango’s due diligence has identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with its preliminary risk analysis. If any of these risks materialize, this could have a material adverse effect on the combined company’s financial condition and results of operations and could contribute to negative market perceptions about Contango Shares.

The combined company may record goodwill and other intangible assets that could become impaired and result in material non-cash charges to the results of operations of the combined company in the future.

The combined company expects to account for the Arrangement as an asset acquisition in accordance with U.S. GAAP. An acquisition accounted as an asset acquisition requires an acquiring entity to allocate the cost of an asset acquisition to the assets acquired and liabilities assumed generally based on their relative fair values. Goodwill is not recognized in an asset acquisition and transaction costs are recognized as part of the purchase price of the assets. The reported financial condition and results of operations of Contango for periods after completion of the Arrangement will reflect Dolly Varden’s balances and results after completion of the Arrangement, but will not be restated retroactively to reflect the historical financial position or results of operations of Dolly Varden and its subsidiaries for periods prior to the Arrangement.

The Arrangement has been initially assessed as an asset acquisition; however, additional information could lead to a reassessment of the accounting treatment. If reassessed, the Arrangement may need to be accounted for as a business combination, which would require applying the acquisition method of accounting.

Under the acquisition method of accounting, the total purchase price would be allocated to Dolly Varden’s identifiable tangible and intangible assets acquired and liabilities assumed based on their respective fair values as of the completion date of the Arrangement, with any excess purchase price over those fair values recorded as goodwill. To the extent the value of goodwill or intangibles, if any, becomes impaired in the future, the combined company may be required to incur material non-cash charges relating to such impairment. The combined company’s operating results may be significantly impacted from both the impairment and the underlying trends in the business that triggered the impairment.

Potential payments to Dolly Varden Shareholders who exercise Dissent Rights could have an adverse effect on the combined company’s financial condition or result in the Arrangement not being completed.

Dolly Varden Shareholders have the right to exercise Dissent Rights and demand payment equal to the fair value of their Dolly Varden Shares, which may involve litigation. If Dissent Rights are duly and validly exercised in respect of a significant number of Dolly Varden Shares and Dolly Varden Shareholders exercising such Dissent Rights are entitled to be paid of those shares, Dolly Varden may incur legal fees and a substantial payment may be required to be made to such Dolly Varden Shareholders by Dolly Varden, which could have an adverse effect on the combined company’s financial condition and cash flows. If, as of the Effective Date, the aggregate number of Dolly Varden Shares in respect of which Dolly Varden Shareholders have validly exercised Dissent Rights exceeds 5% of the Dolly Varden Shares outstanding, Contango is entitled, in its discretion, not to complete the Arrangement.

Risk Factors Relating to the Combined Company Following the Arrangement

The combined company may be unable to integrate the businesses of Contango and Dolly Varden successfully or realize the anticipated benefits of the Arrangement.

The Arrangement involves the combination of two companies that currently operate as independent public companies. The combination of two independent businesses is complex, costly and time consuming, and significant management attention and resources will be required to integrate the business practices and operations of Dolly Varden into Contango. This may divert our focus and resources from other strategic opportunities or operational matters during this integration stage. The success and the ability to realize the anticipated benefits of the Arrangement will depend upon our ability to effectively manage the integration, performance and operations of entities or properties of Dolly Varden. Potential difficulties and risks that may accompany this Arrangement include the following:

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the inability to successfully combine the business or personnel of Contango and Dolly Varden in a manner that permits the combined company to achieve, on a timely basis, or at all, the cost savings and other benefits anticipated to result from the Arrangement;

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complexities associated with managing and supporting the combined businesses and the expanded operations, including difficulty addressing possible differences in operational philosophies and the challenge of integrating complex systems, technology, networks and other assets of each of the companies in a seamless manner that minimizes any adverse impact on customers, suppliers, employees, business partners and other constituencies;

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complexities associated with realizing anticipated synergies and maximizing the financial and strategic position of the combined enterprise, and maintaining uniform standards, policies and controls across the organization;

•	the assumption of contractual obligations with less favorable or more restrictive terms;

•	potential unknown liabilities and unforeseen increased expenses or delays associated with the Arrangement;

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loss of employees, labor disruptions, work stoppages or other disruptions in production; such labor disruptions may also be used to advocate labor, political or social goals, particularly at non-U.S. mines;

•	mining and processing facilities may not be developed, available or operate as anticipated, and may require excessive capital investment and development time; and

•	difficulties or loss of social license to operate resulting from failure of efforts to establish positive relationships or agreements with local communities or local indigenous peoples.

In addition, Contango and Dolly Varden have operated and, until the completion of the Arrangement, will continue to operate, independently. It is possible that the integration process could result in:

•	diversion of the attention of each company’s management; and

•	the disruption of, or the loss of momentum in, each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies.

Any of these issues could adversely affect each company’s ability to maintain relationships with customers, suppliers, employees, smelters, refiners, contractors, third-party providers of materials, equipment or services and other constituencies or achieve the anticipated benefits of the Arrangement, or could reduce each company’s earnings or otherwise adversely affect the business and financial results of the combined company following the Arrangement.

Significant demands will be placed on the combined company as a result of the Arrangement.

As a result of the pursuit and completion of the Arrangement, significant demands will be placed on the managerial, operational and financial personnel and systems of the combined company. We cannot provide any assurance that the systems, procedures and controls of the combined company will be adequate to support the expansion of operations and associated increased costs and complexity following and resulting from the Arrangement. The future operating results of the combined company will be affected by the ability of its officers and key employees to manage changing business conditions, to integrate the acquisition of Dolly Varden, to implement a new business strategy and to improve its operational and financial controls and reporting systems.

The trading price and volume of the combined company common stock may be volatile following the Arrangement.

The trading price and volume of the combined company common stock may be volatile following completion of the Arrangement. The stock markets in general have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of the combined company common stock. As a result, you may suffer a loss on your investment. Many factors may impair the market for the combined company common stock and the ability of investors to sell shares at an attractive price, and could also cause the market price and demand for the combined company common stock to fluctuate substantially, which may negatively affect the price and liquidity of the combined company common stock. Many of these factors and conditions are beyond the control of the combined company or the combined company stockholders.

The consummation of the Arrangement may result in one or more ratings organizations taking actions which may adversely affect the combined company’s business, financial condition and operating results, as well as the market price of our common stock.

Rating organizations regularly analyze the financial performance and condition of companies and may reevaluate the combined company’s credit ratings following the consummation of the Arrangement. Factors that may impact the combined company’s credit ratings include debt levels, planned asset purchases or sales and near-term and long-term production growth, opportunities, liquidity, asset quality, cost structure, product mix and commodity pricing levels. If a ratings downgrade were to occur in connection with the Arrangement, the combined company could experience higher borrowing costs in the future and more restrictive covenants which would reduce profitability and diminish operational flexibility. We cannot provide assurance that any of our current ratings will remain in effect following the consummation of the Arrangement for any given period of time or that a rating will not be lowered by a rating agency if, in its judgment, circumstances so warrant.

The market price of Contango Shares may decline if large amounts of Contango Shares are sold following the Arrangement and may be affected by factors different from those that historically have affected or that are currently affecting the market price of Contango Shares.

The market price of Contango Shares may fluctuate significantly following completion of the Arrangement and holders of Contango Shares could lose some or all of the value of their investment. If the Arrangement is consummated, Contango will issue Contango Shares to former Dolly Varden Shareholders. The Arrangement Agreement contains no restrictions on the ability of former Dolly Varden Shareholders to sell or otherwise dispose of such shares following completion of the Arrangement. Former Dolly Varden Shareholders may decide not to hold the Contango Shares that they receive in the Arrangement as consideration for their Dolly Varden Shares, and historic Contango Stockholders may decide to reduce their investment in Contango as a result of the changes to Contango’s investment profile as a result of the Arrangement. These sales of Contango Shares (or the perception that these sales may occur) could have the effect of depressing the market price for Contango Shares. In addition, Contango’s financial position after completion of the Arrangement may differ from its financial position before the completion of the Arrangement, and the results of Contango’s operations and cash flows after the completion of the Arrangement may be affected by factors different from those currently affecting its financial position or results of operations and cash flows, all of which could adversely affect the market price of Contango Shares. Accordingly, the market price and performance of Contango Shares is likely to be different from the performance of Contango Shares prior to the Arrangement. Furthermore, the stock market has experienced significant price and volume fluctuations in recent times which, if they continue to occur, could have a material adverse effect on the market for, or liquidity of, Contango Shares, regardless of our actual operating performance.

Dolly Varden public filings are subject to Canadian disclosure standards, which differ from SEC disclosure requirements.

Contango’s public disclosures are governed by the U.S. Exchange Act, including Regulation S-K 1300 thereunder, whereas Dolly Varden discloses estimates of “measured,” “indicated,” and “inferred” mineral resources and “proven” and “probable” mineral reserves as such terms are used in Canada’s National Instrument 43-101 Standards of Disclosure for Mineral Projects (“NI 43-101”). Although S-K 1300 and NI 43-101 have similar goals in terms of conveying an appropriate level of confidence in the disclosures being reported, they at times embody different approaches or definitions. Consequently, public disclosures by Dolly Varden prepared in accordance with NI 43-101 may not be comparable to similar information made public by companies, including Contango, subject to S-K 1300 and the other reporting and disclosure requirements under the U.S. federal securities laws and the rules and regulations thereunder. The foregoing is not an exhaustive summary of Canadian or U.S. financial reporting requirements.

The unaudited pro forma condensed combined financial statements included in this Proxy Statement are based on a number of preliminary estimates and assumptions and the actual results of operations, cash flows and financial position of the combined company after the Arrangement may differ materially.

The unaudited pro forma condensed combined financial statements in this Proxy Statement are presented for illustrative purposes only, have been prepared based on available information and certain assumptions and estimates that Contango believes are reasonable, and are not necessarily indicative of what Contango’s actual financial position or results of operations would have been had the pro forma events been completed on the dates indicated. Further, the combined company’s actual results and financial position after the pro forma events occur may differ materially and adversely from the unaudited pro forma information included in this Proxy Statement. The unaudited pro forma condensed combined financial statements have been prepared with Contango as the accounting acquirer under U.S. GAAP and reflect adjustments based on estimates of, and assumptions related to, the fair value of assets to be acquired and liabilities to be assumed.

The combined company’s inability to raise additional financing would limit its growth and may have a material adverse effect upon future profitability.

The combined company may require additional funding, for example through equity or debt financing, in order to execute its business plan. The combined company’s inability to raise financing in the future would limit its growth and may have a material adverse effect upon future profitability. If additional funds are raised through further issuances of equity or convertible debt securities, holders of combined company shares could suffer dilution.

The combined company may need additional financing, which may dilute its stockholders.

In order to execute its business plan, the combined company may require additional funding in the form of debt or equity financing. If additional funds are raised through further issuances of equity or debt, the combined company’s stockholders could suffer significant dilution.

The combined company’s ability to use its net operating loss carryforwards and certain other tax attributes may be limited.

As of December 31, 2024, Contango had aggregate U.S. federal and state net operating loss (“NOL”) carryforwards of $56.0 million and $39.2 million, respectively, which may be available to offset future taxable income for U.S. income tax purposes. Realization of these net operating loss carryforwards depends on Contango’s future taxable income, and there is a risk that certain of its existing carryforwards could expire unused and be unavailable to offset future income tax liabilities, which could adversely affect its business, operating results, financial condition, and prospects.

In addition, under Sections 382 and 383 of the Internal Revenue Code, if a corporation undergoes an “ownership change,” generally defined as a greater than 50% cumulative change (by value) in ownership by “5 percent shareholders” over a rolling three-year period, the corporation’s ability to use its pre-change NOLs and other pre-change tax attributes to offset its post-change income or taxes may be limited. Contango has experienced, and may in the future experience, ownership changes as a result of shifts in its stock ownership. As a result, if Contango earns net taxable income, its ability to use its pre-change U.S. NOL carryforwards and other tax attributes to offset U.S. federal taxable income may be subject to limitations, which could potentially result in increased future tax liability. In addition, Contango may undergo additional ownership changes in the future, which could further limit its ability to use its NOLs and other pre-change tax attributes. Similar provisions of state tax law may also apply to limit Contango’s use of accumulated state tax NOLs. In addition, at the state level, there may be periods during which the use of NOLs is suspended or otherwise limited, which could accelerate or permanently increase Contango’s state income tax liabilities. As a result of the foregoing, even if Contango attains profitability, it may be unable to use all or a material portion of its net operating losses and other tax attributes, which could adversely affect its future cash flows.

The combined company will be required to maintain insurance coverage to cover certain risks associated with the combined company’s business, the total coverage of which may not be sufficient to cover all claims and losses that the combined company becomes subject to.

The combined company will require insurance coverage for a number of risks. Although the management of the combined company believes that the events and amounts of liability covered by its insurance policies will be reasonable, taking into account the risks relevant to its business, and the fact that agreements with customers contain limitations of liability, there can be no assurance that such coverage will be available or sufficient to cover claims to which the combined company may become subject. If insurance coverage is unavailable or insufficient to cover any such claims, the combined company’s financial resources, results of operations and prospects could be adversely affected.

The combined company might be involved in litigation claims and legal proceedings.

The combined company may become party to litigation from time to time in the ordinary course of business which could adversely affect its business. Should any litigation in which the combined company becomes involved be determined against the combined company, such a decision could adversely affect the combined company’s ability to continue operating and the market price for its shares and could use significant resources. Even if the combined company is involved in litigation and wins, litigation can redirect significant resources.

The combined company will be an international company and will be exposed to political and social risks associated with its foreign operations.

A significant portion of the combined company’s assets will be located outside the United States, in Canada. Exploration, development, production and closure activities in many countries are potentially subject to heightened political, sovereign and social risks that are beyond our control and could result in increased costs, capacity constraints and potential disruptions to our business. These risks include the possible unilateral cancellation or forced renegotiation of contracts in which we, directly or indirectly, may have an interest, unfavorable changes in foreign laws and regulations, royalty and tax increases (including taxes associated with the import or export of goods), risks associated with tax recovery and collection process, aggressive or punitive tax audits, policy-driven interference with or moratoriums on processing of permit applications or granting water or mineral concessions, erection of trade barriers, including tariffs and duties, claims by governmental entities or indigenous communities, changes to mining and related laws impacting current and future operations, expropriation or nationalization of property and other risks arising out of foreign sovereignty over areas in which our operations are conducted. Any material adverse changes in government policies or legislation in Canada or any other country where the combined company has economic interests that affect mining or mineral exploration activities may affect the viability and profitability of the combined company following the Arrangement. There is no assurance that governments outside the United States will not in the future adopt different regulations, policies or interpretations with respect to, but not limited to, foreign ownership of mineral resources, royalty rates, taxation, exchange rates, environmental protection, labor relations, repatriation of income or return of capital, restrictions on production or processing, price controls, export controls, currency remittance, or obligations of the combined company under its respective mining codes and stability conventions. The right to import and export gold and silver may depend on obtaining certain licenses and quotas, which could be delayed or denied at the discretion of the relevant regulatory authorities, or could become subject to new taxes, tariffs or duties imposed by U.S. or foreign jurisdictions, which could have a material adverse effect on our business, financial condition, or future prospects. In addition, the combined company’s rights under local law may be less secure in countries where judicial systems are susceptible to manipulation and intimidation by governmental agencies, non-governmental organizations or civic groups. Any of these developments could require us to curtail or terminate operations or otherwise adversely modify operations at our mines, incur significant costs to renegotiate contracts, meet newly-imposed environmental or other standards, pay greater royalties or higher prices for labor or services and recognize higher taxes, address aggressive or punitive tax audit assessments including through litigation, or experience significant delays or obstacles in the recovery of VAT or income tax refunds owed, which could materially and adversely affect financial condition, results of operations and cash flows.

The combined company’s operations outside the United States may also expose Contango to economic and operational risks.

The combined company’s operations outside the United States, and in particular its increased operations in Canada following the Arrangement, further expose us to economic and operational risks. Local economic conditions, as well as epidemics, pandemics or natural disasters, can cause shortages of skilled workers and supplies, increase costs and adversely affect the security of operations. These conditions could adversely impact the combined company’s operations and lead to lower productivity and higher costs, which would adversely affect results of the combined company’s operations and cash flows.

The combined company is expected to conduct operations outside the United States in local currency. Currency exchange movements could also adversely affect results of operations of the combined company.

Continuation of the combined company’s mining operations is dependent on the availability of sufficient and affordable water supplies.

The combined company’s mining operations will require significant quantities of water for mining, ore processing and related support facilities. Continuous production and mine development is dependent on the combined company’s ability to acquire and maintain water rights and claims and to defeat claims adverse to current water uses in legal proceedings. Although each of Contango’s operating mines currently has sufficient water rights and claims to cover its operational demands, we cannot predict the potential outcome of pending or future legal proceedings relating to enforcement of water rights, claims and uses, or potential pressure from other users of water, government agencies and officials, or non-governmental organizations to limit the amount of water made available to or used for mining activities, regardless of legally valid water rights.

Water shortages may also result from weather or environmental and climate impacts outside of our control. Shortages in water supply could result in production and processing interruptions. In addition, the scarcity of water in certain regions could result in increased costs to obtain sufficient quantities of water to conduct the combined company’s operations. The loss of some or all water rights, ongoing litigation to enforce existing water rights, ongoing shortages of water to which the combined company has rights or significantly higher costs to obtain sufficient quantities of water could result in the combined company’s inability to maintain production at current or expected levels, require the combined company to curtail or shut down mining operations or could prevent the combined company from pursuing expansion or development opportunities, which could adversely affect the results of operations and financial condition of the combined company. Laws and regulations may be introduced in some jurisdictions in which the combined company operates which could also limit access to sufficient water resources, adversely affecting the combined company’s operations or its expansion or development plans.

The future results of the combined company following the Arrangement will suffer if the combined company does not effectively manage its expanded operations.

Following the Arrangement, the size of the business of the combined company will increase significantly. The combined company’s future success will depend, in part, upon its ability to manage this expanded business, which will pose substantial challenges for management, including challenges related to the management and monitoring of new operations and associated increased costs and complexity. The combined company may also face increased scrutiny from Governmental Entities as a result of the significant increase in the size of its business. There can be no assurances that the combined company will be successful or that it will realize the expected operating efficiencies, cost savings, revenue enhancements or other benefits currently anticipated from the Arrangement.

Other Risk Factors Relating to Contango and Dolly Varden

As a result of entering into the Arrangement Agreement, Contango’s and Dolly Varden’s businesses are and will be subject to the risks described above. In addition, Contango is, and following completion of the Arrangement, Contango will be, subject to the risks described in Contango’s most recent Annual Report on Form 10-K as updated by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, which are filed with the SEC and incorporated by reference into this Proxy Statement, and Dolly Varden is subject to the risks described in Dolly Varden’s most recent annual information form for the year ended December 31, 2024 and its most recent management’s discussion and analysis for the three and nine months ended September 30, 2025, which are filed with the SEC and on SEDAR+. See “Where You Can Find More Information” for the location of information incorporated by reference into this Proxy Statement.

INFORMATION ABOUT DOLLY VARDEN

For additional information regarding Dolly Varden’s business description, management’s discussion and analysis, results of operations, and historical financial statements (including Dolly Varden’s audited consolidated financial statements for the year ended December 31, 2024 and unaudited condensed interim consolidated financial statements for the nine months ended September 30, 2025), see Annex E to this Proxy Statement, which is incorporated herein by reference.

COMPOSITION OF THE BOARD OF DIRECTORS FOLLOWING THE CLOSING

The below table provides information regarding the expected directors of the combined company after the Effective Time.

Name	Age	Position

Clynton Nauman	77	Chairman, Director

Rick Van Nieuwenhuyse	70	Chief Executive Officer, Director

Shawn Khunkhun	43	President, Director

Mike Cinnamond	59	Director

Forrester (Tim) Clark	57	Director

Darren Devine	58	Director

Brad Juneau	66	Director

Independence

Contango evaluates the independence of its directors using the NYSE American listing standards. After reviewing the qualifications of our directors following completion of the Arrangement, and any relationships they may have with Contango that might affect their independence, the board of directors has determined that each director, other than Mr. Van Nieuwenhuyse and Mr. Khunkhun, are “independent” as that concept is defined by the listing standards of the NYSE American and the applicable rules of the SEC. Following the Arrangement, Mr. Van Nieuwenhuyse and Mr. Khunkhun will be executive officers of Contango and, therefore, the board of directors has concluded that they will not be independent directors.

Corporate Authority & Responsibility

All corporate authority resides in the board of directors, as the representative of the stockholders. Authority is delegated to management by the board of directors in order to implement Contango’s mission pursuant to Delaware law and the Contango Bylaws. Such delegated authority includes the authorization of spending limits and the authority to hire executives and terminate their services. The independent members of the board of directors and the Compensation Committee retain responsibility for selection, evaluation and the determination of compensation of the chief executive officer of Contango, oversight of the succession plan, approval of the annual budget, assurance of adequate systems, procedures and controls, and all matters of corporate governance. Currently, members of the board of directors are kept informed of Contango’s business through discussions with Messrs. Juneau, currently serving as the Chairman of the Board, and Mr. Van Nieuwenhuyse and with key members of senior management, by reviewing materials provided to them and by participating in board of directors and committee meetings. Following the Arrangement, each member of the board of directors other than Mr. Van Nieuwenhuyse and Mr. Khunkhun will be independent. Additionally, the board of directors provides advice and counsel to senior management.

Annual Election of Directors

In order to create greater alignment between the board of directors’ and our stockholders’ interests and to promote greater accountability to the stockholders, directors are elected annually.

Board of Directors Size

We believe smaller to mid-size boards are more cohesive, work better together and tend to be more effective monitors than larger boards. The Contango Bylaws currently provide for at least three and not more than seven directors.

Committee Structure

It is the general policy of Contango that the board of directors as a whole will consider all major decisions. The committee structure of the board of directors includes the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. The board of directors may form other committees as it determines appropriate. A copy of the charter for each committee is available to any stockholder who requests a copy by delivering written notice to Contango ORE, Inc., 516 2nd Avenue, Suite 401, Fairbanks, Alaska 99701. The charter for each committee is also available on our website at www.contangoore.com.

Audit Committee

The Audit Committee was established by the board of directors for the purpose of overseeing the accounting and financial reporting processes of Contango and audits of the financial statements of Contango. The Audit Committee recommends the appointment of independent public accountants to conduct audits of our financial statements, reviews with the accountants our quarterly and annual financial statements and the plan and results of the auditing engagement, approves other professional services provided by the accountants and evaluates the independence of the accountants. The Audit Committee also reviews the scope and adequacy of our system of internal controls and procedures over financial reporting and oversees compliance with our Code of Ethics. Each member of the Audit Committee is independent, as independence for audit committee members is defined in the listing standards of the NYSE American and the applicable rules of the SEC. The board of directors has determined that Mr. Mike Cinnamond is an “audit committee financial expert” as defined by the rules of the SEC.

Compensation Committee

The Compensation Committee was created by the board of directors for the purpose of administering the Contango ORE, Inc. 2023 Omnibus Incentive Plan and the compensation for the Chief Executive Officer and Chief Financial Officer. Additionally, the Compensation Committee determines which executive officers and other executives may receive stock options, stock units, restricted stock awards, stock appreciation rights and other stock-based awards and the amounts of such stock-based awards. Each member of the Compensation Committee is an “independent director” as defined in the applicable listing standards of the NYSE American and in the applicable rules of the SEC.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee was created by the board of directors for the purpose of overseeing the identification, evaluation, recommendation and selection of qualified candidates for appointment or election to the board of directors. The Nominating and Corporate Governance Committee identifies individuals qualified to become members of the board of directors and recommends to the board of directors nominees for election as directors of Contango, taking into account that the board of directors as a whole shall have competency in industry knowledge, accounting and finance, and business judgment. In addition, the Nominating and Corporate Governance Committee advises the board of directors about the appropriate composition of the board of directors and its committees, leads the board of directors in the annual performance evaluation of the board of directors and its committees and of management, and directs all matters relating to the succession of Contango’s Chief Executive Officer. While Contango does not have a formal diversity policy, the Nominating and Corporate Governance Committee seeks members from diverse backgrounds so that the board of directors consists of members with a broad spectrum of experience and expertise and with a reputation for integrity. Directors should have experience in positions with a high degree of responsibility, be leaders in the companies or institutions with which they are affiliated, and be selected based upon contributions that they can make to Contango. The Nominating and Corporate Governance Committee shall give the same consideration to candidates for director nominees recommended by Contango Stockholders as those candidates recommended by others. Each member of the Nominating and Corporate Governance Committee is independent as independence for nominating committee members is defined in the applicable listing standards of the NYSE American and the applicable rules of the SEC.

Risk Oversight

We administer our risk oversight function through our Audit Committee and our Compensation Committee, as well as through our board of directors as a whole. Our Audit Committee is empowered to appoint and oversee our independent registered public accounting firm, monitor the integrity of our financial reporting processes and systems of internal controls and provide an avenue of communication among our independent auditors, management, our internal auditing department and our board of directors. Our Compensation Committee is responsible for overseeing the management of risks related to our compensation arrangements.

More information about Contango’s corporate governance practices and procedures is available on Contango’s website at www.contangoore.com.

THE SPECIAL MEETING

General

This Proxy Statement is being provided to Contango Stockholders as part of a solicitation of proxies by the Contango Board for use at the special meeting and at any adjournments or postponements of such special meeting. This Proxy Statement provides Contango Stockholders with important information about the special meeting and should be read carefully in its entirety.

Date, Time and Place of the Special Meeting

The special meeting will be held entirely online at the following website: www.meetnow.global/MZZQV69, on [●], 2026 at [●], Central Time.

Purpose of the Special Meeting

At the special meeting, Contango is asking holders of Contango Shares to vote on the following proposals:

(a)

Proposal No. 1 – The Arrangement Proposal – to approve the issuance of Contango Shares (including Contango Shares to be issued upon the exchange of Exchangeable Shares) to Dolly Varden Shareholders in connection with the Arrangement;

(b)

Proposal No. 2 – The Share Increase Proposal – to approve the increase of the number of authorized Contango Shares from 45,000,000 shares to 250,000,000 shares and the related amendment to the Contango Certificate of Incorporation that will be set forth in the Charter Amendment;

(c)	Proposal No. 3 – Incentive Plan Proposal – to approve the 2026 Omnibus Incentive Plan of Contango; and

(d)	Such other business as may properly come before the special meeting by or at the direction of the Contango Board.

Board Recommendation

After determining that it is advisable and in the best interests of Contango and the Contango Stockholders to consummate the Arrangement as contemplated by the Arrangement Agreement and approve the Arrangement Proposal, the Share Increase Proposal, and the Incentive Plan Proposal. The Contango Board unanimously authorized, approved, and declared advisable each of the proposals to be voted on by the Contango Stockholders. Accordingly, the Contango Board unanimously recommends that Contango Stockholders vote “FOR” the each of the proposals to be considered and voted upon at the special meeting. Contango Stockholders can cast separate votes on each proposal.

There are certain risks associated with the Arrangement. See the “Risk Factors” section of this Proxy Statement for more information regarding such risks. Contango Stockholders should carefully read this Proxy Statement in its entirety for more detailed information concerning the Arrangement. In particular, Contango Stockholders are directed to the Arrangement Agreement, which is attached as Annex A to this Proxy Statement.

Record Date; Outstanding Shares; Shares Entitled to Vote

The Contango Board has fixed the close of business on [●], 2026 as the record date for determination of Contango Stockholders entitled to notice of, and to vote at, the special meeting. Only Contango Stockholders of record holding Contango Shares as of the record date will receive notice of, and be entitled to vote at, the special meeting and any adjournments or postponements of the special meeting.

As of the record date for the special meeting, there were [●] Contango Shares outstanding and held by [●] Contango Stockholders of record. Each Contango Stockholder is entitled to one vote at the special meeting for each Contango Share held by that Contango Stockholder at the record date. Contango Shares are the only security the holders of which are entitled to notice of, and to vote at, the special meeting.

Quorum; Abstentions; Broker Non-Votes

The holders of a majority of the Contango Shares issued and outstanding and entitled to vote at the special meeting must be present in person (online) or represented by proxy in order to constitute a quorum for all matters to come before the special meeting. A quorum must be present in order for there to be a vote on each of the proposals to be considered at the special meeting. It is important that Contango Stockholders vote promptly so that their shares are counted toward the quorum.

Abstentions and broker non-votes are counted for purposes of determining whether a quorum is present at the special meeting.

If you hold your shares in street name and you do not instruct your broker, bank, or other nominee how to vote your shares, banks, brokers and other nominees can use their discretion to vote your shares with respect to matters that are considered to be “routine”, but not with respect to “non-routine” matters. A “broker non-vote” occurs when a bank, broker, or other nominee returns a valid proxy but does not vote on a particular proposal because they do not have discretionary authority to vote on the matter and have not received specific voting instructions from the beneficial owner. Each of the proposals to be voted on at the special meeting is expected to be considered “non-routine”, such that your bank, broker, or other nominee will not be permitted to vote shares without instructions. Therefore, we do not anticipate any broker non-votes to occur. Accordingly, if you fail to provide your bank, broker, or other nominee with any instructions regarding how to vote your shares with respect to the Arrangement Proposal, the Share Increase Proposal, and the Incentive Plan Proposal, your shares will not be considered present at the special meeting, will not be counted for purposes of determining the presence of a quorum and will not be voted on the Arrangement Proposal, the Share Increase Proposal, or the Incentive Plan Proposal.

If a quorum is not present, the special meeting may be adjourned from time to time until a quorum is obtained.

Required Vote

Approval of the Arrangement Proposal and the Incentive Plan Proposal requires the affirmative vote of a majority of the Contango Shares present in person (online) or represented by proxy and entitled to vote thereon. Approval of the Share Increase Proposal requires the affirmative vote of a majority of the votes cast on the proposal at the special meeting. For the Arrangement Proposal and the Incentive Plan Proposal, which require the affirmative vote of a majority of the Contango Shares present in person (online) or represented by proxy and entitled to vote thereon, an abstention will have the same effect as a vote “AGAINST” such proposals, while a broker non-vote or the failure of a Contango Stockholder to attend or provide a proxy for the special meeting will have no effect on the outcome of these proposals. For the Share Increase Proposal, which requires the affirmative vote of a majority of the votes cast on the proposal, an abstention, a broker non-vote, or the failure of a Contango Stockholder to attend or provide a proxy for the special meeting will have no effect on the outcome of the Share Increase Proposal.

Voting by Proxy

This Proxy Statement is being sent to you on behalf of the Contango Board for the purpose of requesting that you allow your Contango Shares to be represented at the special meeting by the persons named in the enclosed proxy card. All Contango Shares represented at the special meeting by properly executed proxy cards, voted over the telephone or voted over the internet will be voted in accordance with the instructions indicated on those proxies. If you sign and return a proxy card without giving voting instructions, your shares will be voted:

•	“FOR” the Arrangement Proposal;

•	“FOR” the Share Increase Proposal; and

•	“FOR” the Incentive Plan Proposal.

How to Vote

If you own your Contango Shares of record, in your own name, you may vote in person (online) or in advance of the special meeting by any of the three methods listed below.

	Contango Stockholders of Record (If your Contango Shares are held in your own name)	Beneficial Owners (Contango Shares held with a broker, bank or other intermediary.)

Internet	www.investorvote.com

Telephone	Toll-Free: 1-800-652-8683 International: 312-588-4290	Follow instructions from your broker, bank or other intermediary (usually a voting instruction card).

Mail	Return the proxy card.

Internet and telephone voting will close at [●] (Central Time) on [●], 2026.

The Contango Board recommends that you vote by internet, telephone or mail. Contango may utilize Broadridge’s QuickVoteTM service to assist eligible beneficial owners with voting their shares directly over the phone. Even if you plan to attend the virtual special meeting, please complete, sign and return the enclosed proxy card or vote over the telephone or the Internet as instructed in these materials as promptly as possible to ensure that your shares will be represented at the special meeting if you are unable to attend. You may still attend the virtual special meeting and vote online by ballot even if you have already voted by proxy.

If your shares are held in “street name” by your bank, broker or other nominee, you are considered the beneficial owner of shares held in street name, and the proxy materials will be forwarded to you by your bank, broker or nominee. The bank, broker or nominee is considered the Contango Stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your bank, broker or nominee how to vote. Beneficial owners that receive the proxy materials by mail from the Contango Stockholder of record should follow the instructions included in those materials (usually a voting instruction card) to transmit voting instructions.

Revoking Your Proxy

You may revoke your proxy by the following methods:

•	voting at a later time by Internet or telephone until [●] (Central Time) on [●], 2026;

•	voting in person (online) at the special meeting; or

•	delivering to our Corporate Secretary a proxy with a later date or a written revocation of your most recent proxy before the voting polls are closed at the special meeting,

If your Contango Shares are held in street name and you wish to change your vote, you should contact your bank, broker or other nominee and follow the procedures provided by your bank, broker or nominee.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed to a later date. Regardless of whether a quorum is present at the special meeting, the person presiding as chairman of the special meeting may adjourn the special meeting to a later date, without notice, unless otherwise required by law, if the time and place (or virtual meeting details) are announced at the special meeting or displayed on the meeting website during the time scheduled for the special meeting.

Householding

One copy of this Proxy Statement and notice will be sent to Contango Stockholders that share an address, unless they have notified Contango that they want to continue receiving multiple packages. Each Contango Stockholder in the household will continue to receive a separate proxy card. This process, known as “householding,” reduces the volume of duplicate information received at a household and helps to reduce Contango’s expenses. A copy will also be sent upon written or oral request to any Contango Stockholder of a shared address to which a single copy was delivered. If two or more Contango Stockholders with a shared address are currently receiving only one copy, then they may request to receive multiple packages in the future, or if a Contango Stockholder is currently receiving multiple packages, then the Contango Stockholder may request to receive a single copy in the future. Such requests may be made by writing to Investor Relations, Contango ORE, Inc., 516 2nd Avenue, Suite 401, Fairbanks, Alaska 99701 or by emailing at info@contangoore.com.

Solicitation of Proxies

The Contango Board is soliciting your proxy in connection with the special meeting and Contango will bear all costs of solicitation related to the special meeting. Solicitation initially will be by mail. In addition to sending and making available these materials, some of Contango’s directors, officers and other employees may solicit proxies by contacting Contango Stockholders via the Internet, by mail, personal interview, telephone or other electronic medium. None of Contango’s officers or employees will receive any extra compensation for soliciting Contango Stockholders. Contango may also request banking institutions, brokerage firms, custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of the common stock that those companies or persons hold of record, and Contango will reimburse the forwarding expenses.

In addition, Contango has retained Laurel Hill to assist in the solicitation of proxies. For these proxy solicitation services, we will pay Laurel Hill an estimated fee of CAD $90,000, plus reasonable out-of-pocket expenses and fees for any additional services.

Other Business

Contango does not expect that any matter other than the proposals listed above will be brought before the special meeting. If, however, other matters are properly brought before the special meeting, or any adjournment or postponement of the special meeting, the persons named as proxies will vote on such matters in their discretion.

Assistance in Completing the Proxy Card

If you need assistance in completing your proxy card or have questions regarding the various voting options with respect to the special meeting, please contact Contango’s proxy solicitation agent, Laurel Hill, at:

North America Toll Free: 1-877-452-7184

Collect Calls Outside North America: 416-304-0211

Text Messages: Text the word, INFO, to 416-304-0211 or 1-877-452-7184

Email: assistance@laurelhill.com

THE ARRANGEMENT

This section of the Proxy Statement describes the material aspects of the proposed Arrangement. This section may not contain all of the information that is important to you. You should carefully read this entire Proxy Statement and the documents incorporated by reference into this Proxy Statement, including the full text of the Arrangement Agreement, a copy of which is attached to this Proxy Statement as Annex A, for a more complete understanding of the proposed Arrangement. In addition, important business and financial information about each of Dolly Varden and Contango is included in, or incorporated by reference into, this Proxy Statement. See the “Where You Can Find More Information” section of this Proxy Statement.

Structure of the Arrangement

On December 7, 2025, Contango and Acquiror entered into the Arrangement Agreement with Dolly Varden. Under the Arrangement Agreement, Contango, indirectly through the Acquiror, will acquire all of the Dolly Varden Shares at an exchange ratio of 0.1652 of a Contango Shares for each Dolly Varden Share by way of the Plan of Arrangement under the BCBCA, on and subject to the terms and conditions of the Arrangement Agreement, with Dolly Varden becoming an indirect wholly-owned subsidiary of Contango. Eligible Canadian resident Dolly Varden Shareholders may elect to receive Exchangeable Shares instead of Contango Shares, which provide, as nearly as possible, equivalent economic and voting rights to Contango Shares but allow for deferral of Canadian income tax that might otherwise be payable upon the immediate exchange of their Dolly Varden Shares for Contango Shares. Further, Contango will also issue Replacement Options to Dolly Varden Optionholders, which will entitle the optionholders to receive Contango Shares upon exercise of the Replacement Options, in accordance with the terms of the Plan of Arrangement.

Exchange Ratio

The Exchange Ratio pursuant to which Dolly Varden Shares will be exchanged for Contango Shares pursuant to the Arrangement has been fixed at 0.1652 of a Contango Share for each Dolly Varden Share. The Exchange Ratio was determined such that immediately after the completion of the Arrangement, existing Contango and former Dolly Varden Shareholders will each own approximately 50% of the shares of the combined company deemed to be outstanding using the fully diluted in-the-money treasury-stock-method (based on the number of Dolly Varden and Contango securities outstanding as of December 7, 2025, the date of the Arrangement Agreement). The following table is an illustrative presentation of (i) the Contango Shares to be issued to Dolly Varden Shareholders based on the Exchange Ratio in connection with the completion of the Arrangement and (ii) the shares of the combined company to be outstanding following completion of the Arrangement, based upon the outstanding share amounts as of December 7, 2025.

Pro Forma Exchange Ratio Calculation(1)

Contango Shares outstanding			14,964,048
Contango (ITM) Warrants (TSM)(2)			527,870

Fully Diluted (ITM) Contango Shares deemed outstanding (TSM)(2)				15,491,918
Dolly Varden Shares outstanding (publicly held)	91,866,780
Dolly Varden Unvested Restricted Stock Units(3)	605,636

Dolly Varden Shares deemed outstanding		92,472,416
		x
Exchange Ratio		0.1652

		15,276,443
Dolly Varden (ITM) Options (TSM)(2)	1,304,321
	x
Exchange Ratio	0.1652

		215,474

Contango Shares issuable to Dolly Varden Shareholders as Consideration			15,491,917

Combined Company Shares outstanding upon completion of the Arrangement			30,983,835

(1)	All figures as of December 7, 2025.
(2)

The fully-diluted in-the-money (ITM) treasury stock method (TSM) is meant to reflect the potential dilutive effect of an issuer’s securities. This method assumes the exercise of all in-the-money securities at their respective strike prices and then further assumes that the issuer uses the proceeds from the exercise of those securities to repurchase its own securities at the spot price as of the date securities are deemed to be exercised. The hypothetical net dilutive effect then becomes the number of shares issued upon the exercise of the in-the-money securities minus the shares repurchased by the issuer at the spot price.

(3)

Dolly Varden RSUs will vest and become Dolly Varden Shares on a 1-for-1 basis prior to application of the Exchange Ratio (disregards the impact of any Dolly Varden Shares that may be withheld for tax withholding).

Background of the Arrangement

The Contango Board and management (“Contango Management” and with the Contango Board, “Contango Leadership”) routinely evaluate Contango’s strategic direction, financial performance, and position and future business prospects in light of current and anticipated business and economic conditions, with a focus on generating long-term value for its stockholders. In connection with such evaluation, Contango Leadership also reviews and assesses potential strategic alternatives available to Contango, including potential mergers and acquisitions. Contango has from time to time engaged various financial advisors, including Canaccord Genuity, to assist Contango Leadership with such assessments. As opportunities mature, Contango Leadership has asked legal counsel, including Holland & Knight LLP (“H&K”) and Blake, Cassels & Graydon LLP (“Blakes”), to assist with potential transactions and other corporate matters.

From 2020 onward, in connection with annual strategic review sessions, the Contango Leadership discussed potential strategic alternatives to grow the business and expand Contango’s mineral resources through exploration of existing holdings and potential mergers and acquisitions. Contango’s mergers and acquisitions (“M&A”) focus is to identify projects that fit its investment criteria, including: high grade mineralization, location close to infrastructure and high likelihood of successfully receiving permits to develop a mine using the direct ship ore approach. At each juncture, the Contango Board carefully reviews and considers options and proposals in order to determine whether pursuing a prospect would be in the best interest of Contango, its stockholders and other stakeholders.

The execution of the Arrangement Agreement was the culmination of significant effort by both Contango Leadership and the Dolly Varden Board and management team (“Dolly Varden Management” and with the Dolly Varden Board, “Dolly Varden Leadership”) to explore various business, operational and strategic growth opportunities with a view to enhancing each of the companies’ stockholder value, and is the result of arm’s length negotiations among representatives from those leadership groups and their respective financial and legal advisors. The following is a summary of the material events that preceded the execution of the Arrangement Agreement and the public announcement of the proposed combination.

In considering the Dolly Varden transaction, Canaccord Genuity provided rationale to Contango Leadership that included (i) immediate premium being recognized by Contango from the combination, (ii) continuing management of resulting company, (iii) exposure to high grade silver, (iv) bringing in key fundamental, long-term investors in the mining industry, (v) increasing the size of the combined companies to pursue more M&A, (vi) enhancing liquidity and capital markets profile of Contango and (vii) increasing Contango’s funding opportunities.

Over the years, Contango Management has met with Dolly Varden Management at various industry conferences, including at the Investor Brand Network’s Investment Conference in New Orleans, Louisiana in November 2023 and 2024, and Vancouver Resource Investment Conference in January 2023. The management teams generally discussed precious metal prices, the exploration and development space in general, as well as marketing strategies when they met, but they did not contemplate or discuss a potential transaction until early August 2025.

On August 2 and 3, 2025, Robert McLeod, a Director of Dolly Varden, and Rick Van Nieuwenhuyse, President, Chief Executive Officer and a Director of Contango, discussed a potential transaction with a third-party Canadian mining company (“Party A”) on telephone calls. Dolly Varden and Contango were interested in Party A as a milling location to process Dolly Varden and Johnson Tract ores, using the direct ship ore approach.

On August 6, 2025, Mr. McLeod, Mike Clark, Chief Financial Officer and Secretary of Contango, Robert Giustra, Partner of the Fiore Group, a private investment firm focused on natural resources, entertainment and lifestyle (“Fiore”), and Shawn Khunkhun, President, Chief Executive Officer and a Director of Dolly Varden, as well as a Partner at Fiore, held an in-person meeting at the office of Fiore to discuss Party A. The primary focus of the meeting was to discuss Party A and potential plans to advance Party A projects to production.

Later on August 6, 2025, Mr. Van Nieuwenhuyse, Mr. Clark, David Sadowski, Managing Director, Head of Canadian Metals & Mining Investment Banking of Canaccord Genuity, Brian Bacal, Managing Director, Head of Debt Advisory, Recapitalization & Restructuring of Canaccord Genuity, Ryan Weymark, Co-Founder and President of Fuse Advisors Inc., Mr. R. Giustra, Gordon Keep, Partner at Fiore, and Mr. Khunkhun held a Teams videoconference meeting to discuss Party A. The discussion focused on how to capitalize and advance Party A and considered several alternatives.

On August 13, 2025, representatives of Fiore and Mr. Van Nieuwenhuyse held a Teams videoconference to discuss Party A. The discussion focused on whether either Contango or Dolly Varden wished to pursue acquiring Party A, which ultimately resulted in both parties deciding not to pursue. At end of call, Mr. Khunkhun suggested merging Contango and Dolly Varden. Mr. Khunkhun cited Dolly Varden’s Kitsault Valley Project and Contango’s Johnson Tract Project both having similar high grades and being located near tidewater, and that both fit the direct ship ore model. At the time, both Dolly Varden Leadership and Contango Leadership recognized the value in merging the companies together. Shortly thereafter, Messrs. McLeod and M. Clark held a Teams videoconference to consider and discuss the merits of a potential transaction between Contango and Dolly Varden. The discussion focused on the synergies between both Contango and Dolly Varden, including complementary assets and strategies to create what could become a multi-billion-dollar company. Mr. M. Clark had a separate call with Messrs. McLeod and Khunkhun to discuss the merits of a transaction between Contango and Dolly Varden. Both parties agreed to enter into a customary, mutual confidentiality agreement (“NDA”) to allow the respective management teams to thoughtfully consider a potential transaction and evaluate each other’s businesses, operations, assets and financial condition. Later that day, representatives of Contango Leadership and Dolly Varden Leadership, met to discuss various strategic relationship opportunities with third parties, including banking and financing opportunities, and socialized the prospect of a potential transaction between the two companies.

On August 14, 2025, Messrs. Van Nieuwenhuyse and Khunkhun discussed Party A on a telephone call. Having discussed Party A with Contango Leadership and its technical team, Mr. Van Nieuwenhuyse conveyed to Mr. Khunkhun that, due to “care and maintenance issues” (i.e., costs related to maintaining the property) it was not in Contango’s best interest to pursue a transaction with Party A at such time, but that Contango would continue to monitor it for potential future involvement.

Later that day, Messrs. Van Nieuwenhuyse, M. Clark, and Khunkhun corresponded via email, with Mr. M. Clark providing Mr. Khunkhun a draft of an NDA.

On August 15, 2025, Messrs. Van Nieuwenhuyse, M. Clark, and Khunkhun, and Ann Fehr, Chief Financial Officer of Dolly Varden, discussed the NDA in email correspondence before Contango and Dolly Varden executed the NDA.

On August 18, 2025, Ms. Fehr and Mr. M. Clark held an in-person meeting at the Dolly Varden office to discuss each company’s financial reporting and budgeting.

On August 19, 2025, Messrs. Van Nieuwenhuyse and Khunkhun discussed the Kitsault Valley Project assets on a telephone call. Mr. Khunkhun outlined the current work plan of the Kitsault Valley Project and expectations for adding additional resource resulting from the on-going drill program. He also discussed Dolly Varden’s working relationship with Community A and general good and supportive relationship with the local communities, Community B and Community C in particular.

On August 20, 2025, Messrs. Van Nieuwenhuyse and Khunkhun, and each of the technical teams of Contango and Dolly Varden, held a Teams videoconference to discuss technical due diligence on both companies’ projects.

On August 21, 2025, Messrs. Van Nieuwenhuyse and Khunkhun discussed certain key stockholders and the composition of the board of directors of the combined company. Mr. Khunkhun advised Mr. Van Nieuwenhuyse that the Dolly Varden Board was supportive of a potential transaction with Contango.

On August 22, 2025, Messrs. Van Nieuwenhuyse and Khunkhun, and Forrester (Tim) Clark, a Director of Dolly Varden, discussed on a telephone call the potential transaction between Contango and Dolly Varden and the interest of Party B, a significant shareholder of Dolly Varden, in a potential transaction.

On August 29, 2025 Messrs. Khunkhun and Van Nieuwenhuyse discussed on a telephone call the high-level terms of a potential transaction, including the process and timeline, potential advisors for the transaction, transaction structure (including a merger, arrangement, or business combination transaction), and composition of the board of directors of the combined company.

During this period, Contango Management and Contango’s technical teams held multiple meetings to review progress on due diligence items including resource modeling, environmental review, status of agreements and relationship with First Nations and British Columbia’s general business attitude towards mining.

On September 3, 2025, Messrs. Van Nieuwenhuyse, M. Clark and Khunkhun met in person at Dolly Varden’s office in Vancouver, British Columbia to discuss the proposed transaction. Mr. Khunkhun presented more detailed terms for a potential arrangement transaction with Contango, including structuring as a merger of equals and proposing the composition of the combined company’s board and management. Messrs. Van Nieuwenhuyse and M. Clark believed that the proposed transaction presented by Mr. Khunkhun was in the best interest of Contango and its stockholders, and continued discussions regarding a term sheet for the potential transaction.

During this period, Messrs. Van Nieuwenhuyse and M. Clark held several meetings with its technical team to review Contango’s internal findings on the on-going drilling results and their implications for both resource upgrading and resource expansion.

On September 5, 2025, representatives of Dolly Varden provided representatives of Contango with a draft non-binding letter of intent (the “letter of intent”) regarding the proposed transaction for their consideration and further discussion between the parties. Later that day, Messrs. Van Nieuwenhuyse, M. Clark, and representatives of Blakes, held a Teams videoconference to discuss the structure for the potential transaction, including an arrangement.

On September 9, 2025, Messrs. Van Nieuwenhuyse and Khunkhun met in person in Beaver Creek, Colorado to discuss the terms of a potential arrangement transaction.

On September 13, 2025, Messrs. Khunkhun, Van Nieuwenhuyse and Brad Juneau, Chairman of the Board of Contango, met in person in Denver, Colorado to discuss the terms of a potential arrangement transaction. Later that day, the Contango Board held an in-person meeting for strategic planning in Denver, Colorado. Mr. Khunkhun joined the Contango Board meeting from 12:00 p.m. to 1:30 p.m. MT to provide information on Dolly Varden and discuss the potential transaction.

In the period that followed, and at the request of Messrs. Van Nieuwenhuyse and M. Clark, representatives of Canaccord Genuity provided Contango Management with their input, perspectives and financial analysis on the terms of the proposed transaction.

On September 15, 2025, Messrs. Van Nieuwenhuyse and Khunkhun met in person in Colorado Springs, Colorado to discuss the potential arrangement transaction and to exchange feedback from the Contango Board and Dolly Varden Board.

On September 30, 2025, Mr. Van Nieuwenhuyse, Clynton Nauman, director of Contango, and the Contango technical team conducted a site tour of the Kitsault Valley Project.

On October 1, 2025, Messrs. Van Nieuwenhuyse and Khunkhun met in person in Vancouver, British Columbia to discuss Dolly Varden’s drilling program status and the potential arrangement transaction.

On October 10, 2025, the Contango Board held a Teams videoconference. Representatives of the Canaccord Genuity gave a presentation that raised and analyzed key terms and provided rationale for the proposed combination of the companies, including a side-by-side analysis of the companies and a share price analysis of peer junior gold producers in the Americas. Canaccord Genuity answered questions from the Contango Board regarding the proposed transaction with Dolly Varden. The Contango Board advised that they wanted to see more assays on Homestake South before signing the letter of intent. The analysis also included (i) immediate premium being recognized by Contango from the combination, (ii) continuing management of resulting company, (iii) exposure to high grade silver, (iv) bringing in key fundamental, long-term investors in the mining industry, (v) increasing the size of the combined companies to pursue more M&A, (vi) enhancing liquidity and capital markets profile of Contango and (vii) increasing Contango’s funding opportunities.

Later that day, Mr. Van Nieuwenhuyse advised Mr. Khunkhun that the Contango Board met and requested additional due diligence materials, including additional drill results from Dolly Varden’s 2025 drilling program at the Kitsault Valley Project so that Contango Leadership could further analyze the potential value of the property.

During the period from October 10 until October 16, 2025, Contango Management met with its technical team to review updated assay results of the ongoing drilling program at the Kitsault Valley Project and the implications for both upgrading and expanding the resource.

On October 16, 2025, Messrs. Van Nieuwenhuyse and Khunkhun discussed on a telephone call updates regarding the potential transaction and terms of the letter of intent. The letter of intent laid the framework for negotiating and entering into a definitive agreement with respect to a proposed merger of equals. Following the call, representatives of Contango provided Dolly Varden with a revised letter of intent to update the proposed Board representation. Messrs. Van Nieuwenhuyse and Khunkhun then discussed the letter of intent through email communications. Following such communication, the letter of intent was executed by both companies. Messrs. Van Nieuwenhuyse and Khunkhun then discussed that legal and financial advisors would be engaged for both parties and the related due diligence process to be undertaken by such advisors.

On October 17, 2025, Contango formally engaged Canaccord Genuity to serve as financial advisor, Blakes to serve as Canadian legal counsel and H&K to serve as U.S. counsel for the potential transaction.

Throughout October 2025, both parties and their respective advisors continued to conduct tax, legal, financial, and technical due diligence.

On October 20, 2025, Mr. M. Clark and a representative of Blakes held a Teams videoconference meeting to discuss the legal due diligence of Dolly Varden. Later that day, Mr. M. Clark, Ms. Fehr and PricewaterhouseCoopers held a Teams videoconference to discuss the tax structure of the combined company.

On October 29, 2025, Messrs. Van Nieuwenhuyse and Khunkhun discussed in email correspondence additional rationale for the arrangement transaction. They also discussed potential talking points in preparation of a presentation deck for the combined company.

On October 31, 2025, Blakes circulated for discussion purposes an initial due diligence request list regarding Dolly Varden to Stikeman Elliot LLP, Canadian counsel to Dolly Varden (“Stikeman”), with such list supplemented by additional request lists or correspondence over the course of the negotiations.

On November 5, 2025, Stikeman provided a due diligence request list regarding Contango to Blakes, with a similar process as outlined above occurring in respect of the due diligence review of Contango. Over the course of the negotiations, a due diligence review was carried out by each of the companies and their respective advisors.

During the week of November 10, 2025, Contango allowed Dolly Varden management personnel and consultants to complete site visits at Contango’s Manh Choh and Lucky Shot Projects.

On November 13, 2025, Contango Leadership held a Teams videoconference to discuss the potential transaction. During the meeting, management provided an update on the status of due diligence and the negotiation of definitive documentation with Dolly Varden.

On November 17, 2025, after completion of Canadian and US tax and legal planning, Blakes provided Stikeman and Dorsey & Whitney LLP, U.S. counsel to Dolly Varden (“Dorsey”), with an initial draft of the Arrangement Agreement. The draft Arrangement Agreement included, among other things, (i) representations, warranties and covenants of Contango and applicable to Dolly Varden, (ii) mutual non-solicitation covenants with customary exceptions, (iii) provisions allowing each party to terminate the Arrangement Agreement in order to accept a “superior proposal”, subject to paying a reverse termination fee to the other, and (iv) provisions allowing either party to terminate the Arrangement Agreement if the other had suffered a material adverse effect or breached its non-solicitation covenants in any material respect.

On November 26, 2025, Stikeman delivered a revised draft of the Arrangement Agreement to Blakes and H&K.

On December 1, 2025, Stikeman delivered an initial draft of the plan of arrangement to Blakes and H&K.

During the course of December 3, 2025 through December 7, 2025, Blakes and H&K, on the one hand, and Stikeman and Dorsey, on the other, exchanged revised drafts of the Arrangement Agreement and plan of arrangement.

On December 4, 2025, Contango and Dolly Varden agreed to the Exchange Ratio, representing an implied 9.0% premium to the 20-day VWAP of Contango Shares of the close of business on December 3, 2025 and 8.3% discount based on the VWAP of Dolly Varden Shares over the same period. Canaccord Genuity and Haywood Securities Inc., Dolly Varden’s financial advisor (“Haywood”), determined the Exchange Ratio that would give effect to a merger of equals where existing Contango Stockholders and Dolly Varden Shareholders would each own 50% of the shares of the combined company deemed to be outstanding using the fully diluted in-the-money treasury-stock-method (based on the number of Dolly Varden and Contango securities outstanding as of the date of the Arrangement Agreement).

On December 7, 2025, the Contango Board convened a meeting in which certain members of Contango Management and representatives of Canaccord Genuity, Blakes and H&K were present to review the final proposed transaction terms. At this meeting, Canaccord Genuity presented their financial analysis of the Exchange Ratio and provided the Contango Board with an oral fairness opinion providing that, as of December 7, 2025, and based upon and subject to various assumptions, limitations, qualifications and other matters set forth therein, and such other matters as Canaccord Genuity considered relevant, the Exchange Ratio was fair, from a financial point of view, to the Contango Stockholders. The oral Canaccord Genuity opinion was subsequently confirmed by delivery of the written Canaccord Genuity opinion dated December 7, 2025. Representatives of Blakes and H&K also discussed with the Contango Board the final terms of the Arrangement Agreement. The Contango Board discussed, among other things, that the Exchange Ratio of 0.1652 represented a competitive and desirable ratio to consummate a transaction with Dolly Varden due to, among other things, the benefits described in the section entitled “Contango’s Reasons for the Arrangement”.

Following discussion, all Contango directors unanimously (i) determined that the Arrangement Agreement, the plan of arrangement and the transactions contemplated thereby were fair to, and in the best interests of, Contango and its stockholders, (ii) approved and declared it advisable for Contango to enter into the Arrangement Agreement, the plan of arrangement and the transactions contemplated thereby, including the issuance of Contango Shares and amending the Contango’s Certificate of Incorporation to increase the authorized Contango Shares and change Contango’s name in connection with the Arrangement, and (iii) resolved to recommend that Contango stockholders approve issuance of Contango Shares in the Arrangement and the amendments to Contango’s Certificate of Incorporation.

Following the meeting, representatives of each of Contango and Dolly Varden working with Blakes, H&K, Stikeman, and Dorsey finalized the Arrangement Agreement, plan of arrangement and all ancillary documentation. Later that evening, the parties executed and delivered the Arrangement Agreement and related documents.

On December 8, 2025 before the opening of the stock markets, Contango and Dolly Varden issued a joint news release publicly announcing the execution of the Arrangement Agreement and the proposed Arrangement that would combine the businesses of Contango and Dolly Varden.

Contango’s Reasons for the Arrangement

In evaluating the Arrangement Agreement and the transactions contemplated thereby, the Contango Board consulted with Contango’s senior management and legal and financial advisors. The Contango Board considered a number of factors when evaluating the Arrangement, many of which support the Contango Board’s determination that the transactions contemplated by the Arrangement Agreement are advisable to and in the best interests of Contango and Contango Stockholders. The Contango Board considered these factors as a whole and without assigning relative weight to each such factor, and overall considered the relevant factors to be favorable to, and supportive of, its determinations and recommendations. These factors (which are not necessarily presented in order of relative importance and are not exhaustive) included:

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the belief that the Arrangement will provide investors with a unique opportunity to participate in the upside of a well-funded North American asset portfolio consisting of the cash flowing high-grade Manh Choh gold mine in Alaska, as well as several high-grade silver and gold projects located in British Columbia and Alaska including the Kitsault Valley and Johnson Tract Projects;

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the belief that the combination will create a leading North American-focused precious metals company with a complementary, multi-stage asset portfolio ranging from current production and cash flow to advanced-stage exploration and development;

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the belief that the combined company will be well-funded, with significant cash reserves, and limited debt, enabling it to aggressively pursue exploration and development programs across its asset portfolio;

•	the belief that the combined company will benefit from a proven track record of exploration success and significant exploration upside across a larger, more diverse portfolio of properties;

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the belief in a shared development philosophy focused on advancing high-grade, low-capital expenditure projects that are strategically located near existing infrastructure, supporting a potential Direct Shipping Ore (“DSO”) approach to minimize initial capital and accelerate paths to production;

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the belief that the combined company’s increased market capitalization and scale will enhance its capital markets profile, leading to potential index inclusion, broader research coverage, and increased institutional ownership;

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that significant stockholders of both Contango and Dolly Varden, in addition to all directors and officers, have entered into voting support agreements in favor of the Arrangement, representing approximately 22% of the outstanding shares of each company, respectively;

•	the belief that the restrictions imposed on Contango’s business and operations during the pendency of the Arrangement are reasonable and not unduly burdensome;

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that the Exchange Ratio to Dolly Varden Shareholders is fixed and will not fluctuate in the event that the market price of Dolly Varden Shares increases relative to the market price of Contango Shares between the date of the Arrangement Agreement and the Closing;

•	the likelihood of consummation of the Arrangement and the Contango Board’s evaluation of the likely timeframe necessary to close the Arrangement;

•	that Contango Stockholders will have the opportunity to vote on the Arrangement Proposal, which is a condition precedent to the Arrangement;

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that following the Arrangement, three of the current directors of Dolly Varden will join the board of directors of the combined company, and management of the combined company will feature proven and experienced mining and business leaders at both the board and executive management levels;

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the Contango Board’s knowledge of, and discussions with, Contango’s senior management and advisors regarding Contango’s and Dolly Varden’s business operations, financial condition, results of operations and prospects, taking into account Contango’s due diligence investigation of Dolly Varden; and

•

Canaccord Genuity has provided a fairness opinion to the Contango Board, dated December 7, 2025, stating that, as of the date thereof, and based upon and subject to the assumptions, limitations and qualifications stated therein, the Exchange Ratio is fair, from a financial point of view, to the Contango Stockholders, as more fully described below under the section titled “The Arrangement-Opinions of Financial Advisors to Contango-Opinion of Canaccord Genuity” and Annex C to this Proxy Statement.

The Contango Board also considered a variety of risks and other potentially negative factors associated with the Arrangement Agreement and the transactions contemplated thereby. These factors (which are not necessarily presented in order of relative importance and are not exhaustive) included:

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the possibility that the Arrangement may not be completed or that completion may be unduly delayed for reasons beyond the control of Contango or Dolly Varden, including the failure to receive necessary regulatory approvals in a timely manner, or the failure to receive the requisite Contango Stockholder approval of the Arrangement Proposal or Dolly Varden Shareholder Approval of the Dolly Varden Resolution for the Arrangement;

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that the Exchange Ratio in the Arrangement Agreement is fixed and, as a result, Contango Stockholders cannot be certain at the time of the special meeting of the total market value of the Consideration to be paid, and the possibility that Contango Stockholders could be adversely affected in the event that the market price of Contango Shares increases relative to the market price of Dolly Varden Shares between the date of the Arrangement Agreement and the Closing;

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that there are significant risks inherent in integrating the operations of Dolly Varden into Contango, including that expected synergies may not be realized, and that successful integration will require the dedication of significant management resources, which will temporarily detract attention from the day-to-day businesses of the combined company;

•	that the Arrangement Agreement provides that, in certain circumstances, Contango could be required to pay a Termination Fee of $15 million to Dolly Varden;

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the negative effect that the length of time from announcement of the Arrangement until completion of the Arrangement could have on the market price of Contango Shares, Contango’s operating results and Contango’s relationship with its employees, stockholders and industry contacts and others who do business with Contango;

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that the restrictions on the conduct of Contango’s business prior to the consummation of the Arrangement, although believed to be reasonable and not unduly burdensome, may delay or prevent Contango from undertaking business opportunities that may arise or other actions it would otherwise take with respect to the operations of Contango pending the consummation of the Arrangement;

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that while the Arrangement Agreement only permits the Dolly Varden board of directors to change its recommendation in certain circumstances, the Arrangement Agreement permits Dolly Varden to terminate the Arrangement Agreement in certain circumstances in order to enter into a definitive agreement with respect to a Superior Proposal (subject to limitations set out in the Arrangement Agreement, including payment of a $15 million Termination Fee by Dolly Varden to Contango);

•	that the Arrangement Agreement limits Contango’s ability to consider alternative transactions;

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the substantial costs to be incurred in connection with the Arrangement, including integrating the businesses of Contango and Dolly Varden, and advisor and other transaction costs to be incurred in connection with the Arrangement;

•	the possibility of losing key employees and skilled workers as a result of the expected consolidation of Contango’s and Dolly Varden’s personnel when the Arrangement is completed;

•	the potential for litigation relating to the Arrangement and the associated costs, burden and inconvenience involved in defending those proceedings;

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the potential that Contango’s management team will need to expend a significant amount of its time and attention to implementing the Arrangement, including making arrangements for the integration of Dolly Varden’s and Contango’s operations, assets and employees following the Arrangement;

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the risks associated with the occurrence of events that may materially and adversely affect the financial condition, properties, assets, liabilities, business or results of operations of Dolly Varden and its subsidiaries but that may not entitle Contango to terminate the Arrangement Agreement;

•	that Dolly Varden Shareholders are entitled to Dissent Rights under the BCBCA, as modified by the Plan of Arrangement, Interim Order and Final Order; and

•	other risks of the type and nature described in the section titled “Risk Factors.”

After taking into account the factors set forth above, among others, the Contango Board concluded that the risks, uncertainties, restrictions and potentially negative factors associated with the Arrangement were outweighed by the potential benefits of the Arrangement to Contango Stockholders.

This foregoing discussion of the information and factors considered by the Contango Board, as a whole, in reaching its conclusion and recommendations includes the principal factors considered by the Contango Board with respect to the Arrangement but is not intended to be exhaustive and is not provided in any specific order or ranking. In view of the wide variety of factors considered by the Contango Board in evaluating the Arrangement Agreement and the transactions contemplated thereby, and the complexity of these matters, the Contango Board did not find it practicable to, and did not attempt to, quantify, rank or otherwise assign relative weight to those factors. In addition, different members of the Contango Board may have given different weight to different factors. The Contango Board did not reach any specific conclusion with respect to any of the factors considered and instead conducted an overall analysis of such factors and determined that, in the aggregate, the potential benefits considered outweighed the potential risks or possible negative consequences of approving the Arrangement Agreement and the issuance of Contango Shares pursuant to the Arrangement Agreement.

In considering the recommendation of the Contango Board to approve each of the proposals, Contango Stockholders should be aware that Contango directors and executive officers may have interests in the Arrangement that are different from, or in addition to, the interests of Contango Stockholders generally, as further described in the section titled “The Arrangement-Interests of Contango Directors and Executive Officers in the Arrangement.”

It should be noted that this explanation of the reasoning of the Contango Board and certain information presented in this section is forward-looking in nature and should be read in light of the factors set forth in “Cautionary Statement Regarding Forward-Looking Statements.”

Effect of the Charter Amendment

The Charter Amendment will increase the authorized capital of Contango from 45,000,000 shares of common stock to 250,000,000 shares of common stock. Upon approval of the Charter Amendment, Contango’s total authorized share capital will consist of 265,000,000 shares, comprised of 250,000,000 shares of common stock and 15,000,000 shares of preferred stock. The Charter Amendment will enable Contango to issue the Contango Shares and the Replacement Options, as well as enable the combined company to issue additional Contango Shares in the future. Contango undertakes to obtain approval of the Contango Stockholders for security issuances, when required under applicable law.

Effect of the 2026 Omnibus Incentive Plan

The 2026 Omnibus Incentive Plan is intended to be the combined company’s primary tool for offering competitive, equity-based compensation to attract, retain, and motivate key employees, directors, and consultants. By facilitating stock-based awards, the plan is designed to align the interests of these individuals with the long-term interests and value creation of stockholders. Upon completion of the Arrangement, the plan will be the mechanism for granting equity awards to eligible personnel from both Contango and Dolly Varden. The Contango Board believes that approving the Incentive Plan Proposal is advisable and in the best interests of Contango and the Contango Stockholders.

Historically, Contango had a small number of executives, and consequently the equity incentive plans of Contango had a small number of participants. Historical grant practices resulted in over 50% of equity awards being granted to the chief executive officer of Contango. Going forward, the combined company is expected to have at least five executive officers all of whom are expected to participate in the 2026 equity plan. The expected proportion of equity granted to the chief executive officer as a percentage of all awards granted is expected to fall below 40% for future grants. This has the effect of broadening the participation base for the plan.

Opinion of Canaccord Genuity

Pursuant to an engagement letter dated October 24, 2025, Contango retained Canaccord Genuity as its financial advisor in connection with the proposed Arrangement.

At the meeting of the Contango Board on December 7, 2025, in which certain members of Contango Management and representatives of Canaccord Genuity, Blakes and H&K were present, Canaccord Genuity presented their financial analysis of the Exchange Ratio and provided the Contango Board with an oral fairness opinion providing that, as of December 7, 2025, and based upon and subject to various assumptions, limitations, qualifications and other matters set forth therein, and such other matters as Canaccord Genuity considered relevant, the Exchange Ratio was fair, from a financial point of view, to the Contango Stockholders. The oral Canaccord Genuity opinion was subsequently confirmed by delivery of the written Canaccord Genuity opinion dated December 7, 2025.

The full text of Canaccord Genuity’s written fairness opinion to the Contango Board, which describes the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken, is attached as Annex C to this Proxy Statement and is incorporated herein by reference. The description of Canaccord Genuity’s fairness opinion set forth below is qualified in its entirety by reference to the full text of Canaccord Genuity’s fairness opinion. Canaccord Genuity’s fairness opinion was provided for the benefit and use of the Contango Board (in its capacity as such) in connection with its evaluation of the Exchange Ratio from a financial point of view and Canaccord Genuity did not express any opinion on any other terms, aspects or implications of the Arrangement, including, without limitation, any legal, tax or accounting aspects of the Arrangement. Canaccord Genuity expressed no opinion as to the relative merits of the Arrangement or any other transactions or business strategies as alternatives to the Arrangement, or the underlying business decision of the Contango Board to proceed with or effect the Arrangement. Canaccord Genuity’s fairness opinion did not constitute a recommendation to the Contango Board and is not, and should not be construed as, a recommendation to any security holder or any other party as to how to vote or act with respect to the Arrangement or any other proposals or matters. Contango Stockholders are urged to read Canaccord Genuity’s fairness opinion in its entirety for the assumptions made, procedures followed, other matters considered and limits of the review by Canaccord Genuity.

Scope of Review

Canaccord Genuity was not asked to, nor did Canaccord Genuity, offer any opinion as to the terms of the Arrangement (other than in respect of the fairness of the Exchange Ratio, from a financial point of view, to the Contango Stockholders).

In connection with rendering its fairness opinion, Canaccord Genuity reviewed, analyzed, considered and relied upon (without attempting to verify independently the completeness or accuracy thereof) or carried out, among other things, the following:

•	a draft of the Arrangement Agreement (including accompanying schedules and both Contango’s and Dolly Varden’s disclosure letters);

•	a draft of the form of the Contango Support Agreement;

•	a draft of the form of the Dolly Varden Support Agreement;

•	a draft of the press release to be issued in connection with the Arrangement;

•	non-binding letter of intent dated October 16, 2025;

•	Contango’s corporate presentation dated November 2025;

•	Dolly Varden’s corporate presentation dated November 2025;

•	Contango’s S-K 1300 Technical Reports for the Contango Projects;

•	Dolly Varden’s NI 43-101 Technical Report for the Kitsault Valley Project;

•	Contango’s internal estimates for the Kitsault Valley Project;

•	the audited consolidated financial statements and associated management’s discussion and analysis of Contango for each of the fiscal years ended December 31, 2024, 2023 and 2022;

•	the audited consolidated financial statements and associated management’s discussion and analysis of Dolly Varden for each of the fiscal years ended December 31, 2024, 2023 and 2022;

•

the unaudited condensed interim consolidated financial statements and associated management’s discussion and analysis of Contango as at and for the periods ended March 31, 2025, June 30, 2025 and September 30, 2025;

•

the unaudited condensed interim consolidated financial statements and associated management’s discussion and analysis of Dolly Varden as at and for the periods ended March 31, 2025, June 30, 2025 and September 30, 2025;

•	Contango’s current share capital breakdown provided by Contango Management;

•	Dolly Varden’s current share capital breakdown provided by Dolly Varden Management;

•	the notice of meeting and proxy statement of Contango with respect to the annual and special meeting of stockholders for the fiscal year ended December 31, 2024;

•	the notice of meeting and management information circular of Dolly Varden with respect to the annual meeting of shareholders for the fiscal year ended December 31, 2024;

•	recent press releases, material change reports and other public documents filed by Contango on EDGAR at www.sec.gov;

•	recent press releases, material change reports and other public documents filed by Dolly Varden on SEDAR+ at www.sedarplus.ca;

•	discussions with Contango Management concerning Contango’s financial condition, the proposed transaction, the industry and its future business prospects;

•	certain other internal financial, operational and corporate information prepared or provided by Contango Management;

•

representations contained in a certificate addressed to Canaccord Genuity, dated as of December 7, 2025, from Contango Management, as to the completeness and accuracy of the information upon which Canaccord Genuity’s fairness opinion is based and certain other matters;

•	publicly available information relating to the business, operations, financial performance and stock trading history of selected public companies considered by Canaccord Genuity to be relevant;

•	publicly available information with respect to comparable transactions considered by Canaccord Genuity to be relevant;

•	selected reports published by industry sources regarding Contango and other comparable public entities considered by Canaccord Genuity to be relevant;

•	selected reports published by industry sources regarding Dolly Varden and other comparable public entities considered by Canaccord Genuity to be relevant;

•	selected public market trading statistics and relevant financial information in respect of Contango and other comparable public entities considered by Canaccord Genuity to be relevant; and

•	such other corporate, industry and financial market information, investigations and analyses as Canaccord Genuity considered necessary or appropriate in the circumstances.

Canaccord Genuity considered several methodologies, analyses and techniques and used a combination of these approaches in arriving at its fairness opinion. Canaccord Genuity based its fairness opinion upon a number of assumptions, explanations, limitations and quantitative and qualitative factors as deemed appropriate in the circumstances and based on Canaccord Genuity’s experience.

Canaccord Genuity was not, to the best of its knowledge, denied access by either Contango or Dolly Varden to any information requested by Canaccord Genuity.

Canaccord Genuity did not meet with the auditors or technical consultants of either Contango or Dolly Varden and has assumed the accuracy and fair presentation of, and relied upon, the audited consolidated financial statements of Contango and Dolly Varden and the reports of the auditors thereon, as well as the relevant technical reports of Contango and Dolly Varden, as presented.

Prior Valuations

Contango Management represented, to the best of their knowledge, information and belief, to Canaccord Genuity that there have been no independent appraisals, valuations or material non-independent appraisals, valuations or material expert reports relating to Contango, any of its subsidiaries or any of its or their material assets, securities or liabilities which have been prepared as of a date within two years preceding the date hereof and which have not been provided to Canaccord Genuity.

Assumptions and Limitations

Canaccord Genuity’s fairness opinion is subject to the assumptions, explanations and limitations as follows:

Canaccord Genuity did not prepare a formal valuation or appraisal of Contango or Dolly Varden or any of their respective securities or assets and its fairness opinion should not be construed as such. However, Canaccord Genuity conducted such analyses as it considered necessary and appropriate at the time and in the circumstances. In addition, Canaccord Genuity’s fairness opinion is not, and should not be construed as, advice as to the price at which any securities of Contango or Dolly Varden may trade at any future date. Canaccord Genuity is not legal, tax or accounting experts, has not been engaged to review any legal, tax or accounting aspects of the Arrangement and expresses no opinion concerning any legal, tax or accounting matters concerning the Arrangement. Without limiting the generality of the foregoing, Canaccord Genuity did not review or opine upon the tax treatment under the Arrangement.

With Contango’s approval and as provided for in the Engagement Agreement, Canaccord Genuity relied upon the completeness, accuracy and fair presentation of all of the information and documentation (financial or otherwise), data, opinions, appraisals, valuations and other information and materials of whatsoever nature or kind relating to Contango, Dolly Varden and their respective subsidiaries and other affiliates and the Arrangement, and publicly available information and representations (oral or written), and data prepared or supplied by Contango and its subsidiaries and their respective agents and advisors (collectively, the “Information”), and has assumed that this Information did not omit to state any material fact or any fact necessary to be stated to make such Information not misleading. Canaccord Genuity’s fairness opinion was conditioned upon the completeness, accuracy and fair presentation of the Information. Subject to the exercise of its professional judgment and except as expressly described herein, Canaccord Genuity did not attempt to verify independently the completeness, accuracy or fair presentation of any of the Information. Canaccord Genuity did not receive, and did not use, any financial projections of Contango in rendering its fairness opinion.

In preparing its fairness opinion, Canaccord Genuity made several assumptions, including, among other things, that all of the conditions required to implement and complete the Arrangement as described in the Arrangement Agreement will be satisfied or waived, that all necessary consents, permissions, approvals, exemptions and/or orders required from third-parties or governmental authorities will be obtained without adverse condition or qualification, that the final executed versions of all draft documents referred to under “Scope of Review” above will be, in all material respects, identical to the most recent draft versions thereof reviewed by Canaccord Genuity, that the Arrangement will proceed as scheduled and without material additional costs to Contango or liabilities of Contango to third-parties, that the procedures being followed to implement the Arrangement are valid and effective, that all of the representations and warranties contained in the Arrangement Agreement were correct as of December 7, 2025, being the date that Canaccord Genuity’s fairness opinion was delivered, that the disclosure to be provided in the Proxy Statement with respect to Contango, Dolly Varden and their respective affiliates and the Arrangement will be accurate in all material respects and state all material facts related to the Arrangement Agreement and comply with applicable securities laws.

Senior officers of Contango represented to Canaccord Genuity in a certificate delivered as of December 7, 2025, being the date that Canaccord Genuity’s fairness opinion was delivered, among other things, that:

(i)

other than FOFI (as defined below), the information, data, documents, advice, opinions, representations and other material (financial and otherwise), whether in written, electronic, graphic, oral or any other form or medium with respect to Contango and its subsidiaries provided to Canaccord Genuity by Contango or its subsidiaries (as defined in the Canadian Securities Act) or its or their representatives, agents or advisors, for the purpose of preparing the fairness opinion (the “Company Information”) was, at the date Contango Information was provided to Canaccord Genuity, and as at the date of Canaccord Genuity’s fairness opinion, complete, true and correct in all material respects and did not and does not contain any untrue statement of a material fact in respect of Contango or its subsidiaries or the Arrangement and did not and does not omit to state a material fact in relation to Contango or its subsidiaries or the Arrangement necessary to make Contango Information or any statement contained therein not misleading in light of the circumstances under which Contango Information was provided or any statement was made;

(ii)

since the dates on which Contango Information was provided to Canaccord Genuity, other than in respect of the Arrangement, there has been no material change or change in material facts, financial or otherwise, in or relating to the financial condition, assets, liabilities (whether accrued, absolute, contingent or otherwise), business or operations of Contango or any of its subsidiaries and, to the best of the knowledge, information and belief of the certifying officers, of Dolly Varden and its subsidiaries, and no material change or change in material facts has occurred in Contango Information or any part thereof which would have or which would reasonably be expected to have a material effect on Canaccord Genuity’s fairness opinion;

(iii)

to the best of the knowledge, information and belief of the certifying officers, there are no independent appraisals, valuations or material non-independent appraisals, valuations or material expert reports relating to Contango, any of its subsidiaries or any of its or their material assets, securities or liabilities which have been prepared as of a date within two years preceding the date hereof and which have not already been provided to Canaccord Genuity, nor are the certifying officers aware of any of the foregoing with respect to Dolly Varden, any of its subsidiaries or any of its or their material assets, securities or liabilities;

(iv)

since the dates on which Contango Information was provided to Canaccord Genuity, except for the Arrangement, no material transaction has been entered into by Contango or any of its subsidiaries which has not been publicly disclosed, and to the best of the knowledge, information and belief of the certifying officers after due inquiry, since the dates on which Contango Information was provided to Canaccord Genuity, except for the Arrangement, no material transaction has been entered into by Dolly Varden or any of its subsidiaries which has not been publicly disclosed;

(v)

the certifying officers have no knowledge of any facts or circumstances, public or otherwise, not contained in, or referred to in, Contango Information provided to Canaccord Genuity by Contango or its subsidiaries which would reasonably be expected to affect Canaccord Genuity’s fairness opinion, including the assumptions used, the procedures adopted, the scope of the review undertaken or the conclusion reached;

(vi)

Contango has not filed any confidential material change reports pursuant to the Canadian Securities Act, or analogous legislation in any jurisdiction in which it is a reporting issuer or the equivalent, that remain confidential;

(vii)

other than as disclosed in Contango Information or the Arrangement Agreement, neither Contango nor any of its subsidiaries has any material contingent liabilities, nor are the certifying officers aware of any of the foregoing with respect to Dolly Varden or any of its subsidiaries, and, to the best of the knowledge, information and belief of the certifying officers, there are no actions, suits, claims, arbitrations, proceedings, investigations or inquiries pending or threatened against or affecting the Arrangement, Contango or any of its subsidiaries at law or in equity or before or by any international, multi-national, national, federal, provincial, state, municipal or other governmental department, commission, bureau, board, agency, instrumentality or stock exchange which would reasonably be expected to materially affect Contango or its subsidiaries or the Arrangement, nor are the certifying officers aware of any of the foregoing with respect to Dolly Varden or any of its subsidiaries;

(viii)

all financial material, documentation and other data concerning the Arrangement, Contango and its subsidiaries, excluding any projections, budgets, strategic plans, financial forecasts, models, estimates and other future-oriented financial information concerning Contango and its subsidiaries (collectively,

“FOFI”), provided to Canaccord Genuity was prepared on a basis consistent in all material respects with the accounting policies applied in the most recent audited consolidated financial statements of Contango, and does not contain any untrue statement of a material fact or omit to state any material fact necessary to make such financial material, documentation or other data not misleading in light of the circumstances in which such financial material, documentation and other data were provided to Canaccord Genuity, and to the best of the knowledge of the certifying officers, all financial material, documentation and other data concerning Dolly Varden and its subsidiaries, excluding FOFI, was prepared on a basis consistent in all material respects with the accounting policies applied in the most recent audited consolidated financial statements of Dolly Varden, and does not contain any untrue statement of a material fact or omit to state any material fact necessary to make such financial material, documentation or other data not misleading in light of the circumstances in which such financial material, documentation and other data were provided to Canaccord Genuity;

(ix)

all FOFI provided to Canaccord Genuity (a) was prepared on bases reflecting reasonable estimates, assumptions, and judgements of Contango’s management; (b) was prepared using assumptions which, in the reasonable belief of Contango’s management, (were at the time of preparation and, except as disclosed to Canaccord Genuity, continue to be), reasonable in the circumstances, having regard to Contango’s industry, business, financial condition, plans and prospects;

(x)

Contango has not received any oral or written offers, whether formal or informal, binding or non-binding, for all or a material part of the properties or assets owned by, or the securities of, Contango or any of its subsidiaries within the two years preceding the date hereof which have not been disclosed to Canaccord Genuity;

(xi)

there are no agreements, undertakings, commitments or understandings (written or oral, formal or informal) to which Contango or any of its subsidiaries is a party which relate to the Arrangement, except as have been disclosed to Canaccord Genuity; and

(xii)

the representations and warranties made by Contango in the Arrangement Agreement are true and correct in all material respects and, to the best of the knowledge of the certifying officers, the representations and warranties made by Dolly Varden in the Arrangement Agreement are true and correct in all material respects.

Canaccord Genuity’s fairness opinion was rendered on the basis of securities markets, economic, financial and general business conditions prevailing as of the date of the fairness opinion, and the conditions and prospects, financial and otherwise, of Contango, Dolly Varden, and their respective subsidiaries and affiliates, as they were reflected in both the Information and Company Information and as they were represented to Canaccord Genuity in discussions with management of Contango and Dolly Varden. Canaccord Genuity made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, which Canaccord Genuity believed to be reasonable and appropriate in the exercise of its professional judgement, many of which are beyond the control of Canaccord Genuity or any party involved in the Arrangement.

Canaccord Genuity’s fairness opinion was provided for the sole use and benefit of, and was to be relied upon solely by, the Contango Board in connection with, and for the purpose of, its consideration of the Arrangement and may not (i) be used or relied upon by any other person or for any other purpose and, except as contemplated herein, for disclosure in the press release by Contango related to the Arrangement and in the Proxy Statement, in each case, in a manner reasonably approved by Canaccord Genuity, or (ii) be quoted from, publicly disseminated or otherwise communicated to any other person without the express prior written consent of Canaccord Genuity. Canaccord Genuity’s fairness opinion was given as of December 7, 2025, and disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting its fairness opinion which may come, or be brought, to its attention after the date of its fairness opinion. Without limiting the foregoing, in the event that there is any material change the terms and conditions of the Arrangement, or if Canaccord Genuity learns that the Information or Company Information relied upon in rendering its fairness opinion was inaccurate, incomplete or misleading in any material respects, Canaccord Genuity reserved the right to change, modify or withdraw its fairness opinion after the date thereof, but, in doing so, did not assume any obligation to update, revise or reaffirm its fairness opinion and Canaccord Genuity expressly disclaimed any such obligation.

Canaccord Genuity’s fairness opinion did not address the underlying business decision to proceed with or effect the Arrangement or the relative merits of the Arrangement as compared to other transactions or business strategies that might be available to Contango. Canaccord Genuity also expressed no view as to any aspect or implication of the Arrangement or any other agreement, arrangement or understanding entered into in connection with the Arrangement or otherwise, other than in respect of fairness of the Exchange Ratio, from a financial point of view, to the Contango Stockholders. Canaccord Genuity did not considered any potential legislative or regulatory changes currently considered or recently enacted by the United States, Canada, or any other foreign government, or any domestic or foreign regulatory body, or any changes in accounting methods or generally accepted accounting principles that may be adopted by the SEC, the Financial Accounting Standards Board, or any similar foreign regulatory body or board. In considering fairness, from a financial point of view, to the Contango Stockholders, Canaccord Genuity considered whether the Consideration to be paid by Contango pursuant to the Arrangement Agreement was within a range suggested by certain financial analyses and Contango did not ask Canaccord Genuity to address, and Canaccord Genuity’s fairness opinion does not address, the fairness of the Consideration or Arrangement to the holders of any class of securities other than the Contango Shares, creditors or other constituencies of Contango or Dolly Varden.

Approach to Fairness

Pursuant to the Arrangement Agreement, the Exchange Ratio is fixed and, as such, Contango Stockholders are anticipated to own approximately 50% of the pro forma combined company (based on a fully-diluted in-the-money calculation), while Dolly Varden Shareholders are anticipated to own the remaining approximately 50% of the pro forma combined company (based on a fully-diluted in-the-money calculation). The absolute dollar value of the Exchange Ratio and, by extension, the absolute dollar value of the Contango Shares issued to Dolly Varden Shareholders will change according to the market trading price of the Contango Shares. In order to assess the fairness of the Exchange Ratio, from a financial point of view, to the Contango Stockholders, Canaccord Genuity relied upon the methodologies presented herein, as well as the assumptions, explanations and limitations set forth herein, to determine a range of values for each of the Contango Shares and the Dolly Varden Shares, respectively. Based upon this range of values, Canaccord Genuity calculated a range of implied exchange ratios, against which the Exchange Ratio was compared.

Financial Analyses

The financial analyses described below is a summary of the material financial analyses prepared and reviewed with the Contango Board in connection with Canaccord Genuity’s fairness opinion, dated December 7, 2025. The summary set forth below does not purport to be a complete description of the financial analyses performed by, and underlying the fairness opinion of, Canaccord Genuity, nor does the order of the financial analyses described represent the relative importance or weight given to those financial analyses by Canaccord Genuity.

Canaccord Genuity considered, among other things, the following analyses and methodologies:

•	Net asset value (“NAV”) analysis;

•	Comparable companies analysis;

•	Precedent transaction analysis;

•	Relative contribution analysis;

•	Trading and historical share prices;

•	Research coverage; and

•	Certain other qualitative and quantitative factors and analyses.

Net Asset Value Analysis

The NAV approach considers the value of a company’s key assets on an individual basis which are then aggregated together and adjusted for the liabilities and obligations of Contango. Canaccord Genuity reviewed, analyzed and considered analysts’ consensus equity research estimates for the net present value of each of Contango and Dolly Varden’s mining assets, respectively. Canaccord Genuity subsequently adjusted these consensus net present value estimates for financial assets and liabilities, for which Canaccord Genuity relied upon the audited consolidated financial statements as at and for the period ended December 31, 2024, as well as the unaudited condensed interim consolidated financial statements as at and for the period ended September 30, 2025, for each of Contango and Dolly Varden, respectively, as well as certain adjustments to such financial assets and liabilities to account for the passage of time and subsequent events, to determine a consensus NAV for each of Contango and Dolly Varden, respectively. Based on this analysis, Canaccord Genuity determined a consensus NAV of $634 million for Contango and $596 million for Dolly Varden.

Comparable Companies Analysis

Comparable companies analysis is a relative valuation analysis that evaluates the value of a company or asset using the trading and financial metrics of other publicly-traded companies or assets which have been determined to have similar characteristics. Canaccord Genuity reviewed public market trading multiples of select publicly-traded precious metals mining companies which Canaccord Genuity considered comparable to each of Contango and Dolly Varden, respectively, as of the close of market on December 5, 2025. Canaccord Genuity considered, for each of Contango and Dolly Varden, respectively, multiples of (i) trading price per share (“Price”) / NAV per share (“P/NAV”), as well as (ii) enterprise value per gold equivalent ounce (“EV/AuEq oz”) and enterprise value per silver equivalent ounce (“EV/AgEq oz”).

P/NAV, EV/AuEq oz and EV/AgEq oz are commonly used valuation methodologies employed by equity research analysts and other financial and industry participants in evaluating assets, and in determining the value per share, of a precious metals mining company. Using the P/NAV approach, Canaccord Genuity applied a range of P/NAV multiples to the NAV per share of each of Contango and Dolly Varden, respectively, as determined based upon analysts’ consensus equity research estimates for each of Contango’s NAV per share and Dolly Varden’s NAV per share, respectively. Using the EV/AuEq oz and EV/AgEq oz approach, Canaccord Genuity applied a range of EV/AuEq oz and EV/AgEq oz multiples to the Mineral Resource Estimates.

Canaccord Genuity believed that the set of companies outlined below (which are shown in alphabetical order) represent the set of comparable companies for Contango, which Canaccord Genuity deemed comparable based upon a number of factors, including industry, operational profile, size, and geographic risk profile:

	Set of Comparable Companies – Contango
1.	Cerrado Gold Inc.	6.	Luca Mining Corp.

2.	Heliostar Metals Ltd.	7.	Mako Mining Corp.

3.	i-80 Gold Corp.	8.	Minera Alamos Inc.

4.	Integra Resources Corp.	9.	Serabi Gold plc

5.	Jaguar Mining Inc.

The following table outlines the range of observed trading multiples for the set of comparable companies selected by Canaccord Genuity for Contango:

P/NAV Multiples		EV/AuEq oz Multiples
Low (25th Percentile)	0.34x	Low (25th Percentile)	$66
Mid (Average)	0.44x	Mid (Average)	$91
High (75th Percentile)	0.64x	High (75th Percentile)	$130

Canaccord Genuity believed that the set of companies outlined below (which are shown in alphabetical order) represent the set of comparable companies for Dolly Varden, which Canaccord Genuity have deemed comparable based upon a number of factors, including industry, operational profile, size, and geographic risk profile:

Set of Comparable Companies – Dolly Varden

1. Aftermath Silver Ltd.	5. Highlander Silver Corp.

2. Andean Silver Limited	6. Silver Storm Mining Ltd.

3. Apollo Silver Corp.	7. Unico Silver Limited

4. Capitan Silver Corp.

The following table outlines the range of observed trading multiples for the set of comparable companies selected by Canaccord Genuity for Dolly Varden:

P/NAV Multiples		EV/AgEq oz Multiples
Low (25th Percentile)	0.47x	Low (25th Percentile)	$1.19
Mid (Average)	0.57x	Mid (Average)	$1.91
High (75th Percentile)	0.65x	High (75th Percentile)	$5.59

None of the companies that form part of the set of comparable companies were identical to either Contango or Dolly Varden. Accordingly, an analysis derived from the multiples of P/NAV, EV/AuEq oz and EV/AgEq oz required complex considerations and judgements concerning the similarities between the set of comparable companies and each of Contango and Dolly Varden, respectively, as well as other qualitative and quantitative factors that may affect such multiples.

Contango Comparable Companies Analysis

In arriving at a range of appropriate P/NAV and EV/AuEq oz multiples for Contango, Canaccord Genuity reviewed, analyzed, and considered the set of comparable companies as previously presented herein, and ultimately relied upon a subset of such set of comparable companies, with such subset representing those companies that Canaccord Genuity determined to be the most comparable to Contango. Given the nature of Contango’s industry, its operational profile, size, and geographic risk profile, the subset was determined to reflect, among other factors, comparable companies that produce less than 100,000 oz of gold per annum in the Americas. Based upon the range of observed trading multiples for such subset of comparable companies, Canaccord Genuity applied the following multiples:

•	P/NAV: 0.50x to 0.60x on analysts’ consensus equity research estimates for Contango’s NAV per share; and

•	EV/AuEq oz: $150 to $180 on the Contango Mineral Resource Estimates.

Dolly Varden Comparable Companies Analysis

In arriving at a range of appropriate P/NAV and EV/AgEq oz multiples for Dolly Varden, Canaccord Genuity reviewed, analyzed, and considered the set of comparable companies as previously presented herein, and ultimately relied upon a subset of such set of comparable companies, with such subset representing those companies that Canaccord Genuity determined to be the most comparable to Dolly Varden. Given the nature of Dolly Varden’s industry, its operational profile, size, and geographic risk profile, the subset was determined to reflect, among other factors, comparable companies that are developing advanced exploration-stage silver projects in the Americas. Based upon the range of observed trading multiples for such subset of comparable companies, Canaccord Genuity applied the following multiples:

•	P/NAV: 0.60x to 0.70x on analysts’ consensus equity research estimates for Dolly Varden’s NAV per share; and

•	EV/AgEq oz: $1.50 to $2.00 on the Dolly Varden Mineral Resource Estimates.

Summary of Comparable Companies Analysis

By comparing the implied values per Dolly Varden Share against the implied values per Contango Share based upon the various comparable companies analyses conducted by Canaccord Genuity, the comparable companies analysis methodology resulted in a range of implied exchange ratios of 0.1425 to 0.2291 (in each case being the number of Contango Shares per Dolly Varden Share).

Precedent Transactions Analysis

Canaccord Genuity reviewed the publicly-available information for a number of transactions involving either the purchase or sale of (i) comparable mining assets, and (ii) publicly-traded mining companies, with transactions in each case ultimately limited to those which Canaccord Genuity considered most comparable and relevant to each of Contango and Dolly Varden, respectively. Based upon the range of implied transaction multiples under the precedent transactions analysis approach, Canaccord Genuity considered, for each of Contango and Dolly Varden, respectively, multiples of (i) P/NAV, as well as (ii) EV/AuEq oz and EV/AgEq oz.

Using the P/NAV approach, Canaccord Genuity applied a range of P/NAV multiples to the NAV per share of each of Contango and Dolly Varden, respectively, as determined based upon analysts’ consensus equity research estimates for each of Contango’s NAV per share and Dolly Varden’s NAV per share, respectively. Using the EV/AuEq oz and EV/AgEq oz approach, Canaccord Genuity applied a range of EV/AuEq oz and EV/AgEq oz multiples to the in-situ resources of each of Contango and Dolly Varden, respectively, as determined based upon the Mineral Resource Estimates.

The following table outlines the set of precedent transactions involving junior gold producing companies and gold producing assets in North America which Canaccord Genuity considered to be most comparable to Contango:

Set of Precedent Transactions – Contango
Announced	Acquiror	Target
September 2025	Carcetti Capital Corp	Hemlo Mine
January 2025	Discovery Silver Corp.	Porcupine Mine
December 2024	SSR Mining Inc.	CC&V Mine
November 2024	Dhilmar Ltd	Éléonore Mine
November 2024	Orla Mining Ltd.	Musselwhite Mine
March 2024	Alamos Gold Inc	Argonaut Gold Inc
February 2022	Silver Lake Resources Ltd.	Harte Gold
September 2021	i-80 Gold Corp	Ruby Hill
May 2021	Coeur Mining	17.8% of Victoria Gold
March 2021	First Majestic Silver Corp.	Jerritt Canyon Canada Ltd.
January 2021	Agnico Eagle Mines Limited	TMAC Resources Inc.
November 2019	Evolution Mining Limited	Red Lake Complex
May 2019	St Barbara Limited	Atlantic Gold Corporation
March 2019	Newcrest Mining Limited	70% of Red Chris Mine
March 2018	Hecla Mining Company	Klondex Mines Ltd.
September 2017	Alamos Gold Inc.	Richmont Mines Inc.
July 2016	Centerra Gold Inc.	Thompson Creek Metals Company Inc.

The following table outlines the range of observed trading multiples for the set of precedent transactions selected by Canaccord Genuity for Contango:

P/NAV Multiples		EV/AuEq oz Multiples
Low (25th Percentile)	0.90x	Low (25th Percentile)	$62
Mid (Average)	1.04x	Mid (Average)	$160
High (75th Percentile)	1.26x	High (75th Percentile)	$268

The following table outlines the set of precedent transactions involving advanced exploration and early-stage development companies with silver projects in the Americas which Canaccord Genuity considered to be most comparable to Dolly Varden:

Set of Precedent Transactions – Dolly Varden
Announced	Acquiror	Target
November 2025	Americas Gold and Silver Corporation	Crescent Silver LLC
June 2025	Torex Gold Resources Inc.	Reyna Silver Corp.
May 2025	Silver47 Exploration Corp.	Summa Silver Corp.
March 2022	MAG Silver Corp	Gatling Exploration Inc.
May 2021	Apollo Silver Corp.	Stronghold Silver Corp.
February 2021	Silver X Mining Corp.	Mines & Metals Trading (Peru) PLC
July 2020	Aftermath Silver Ltd	Berenguela Project
June 2020	Southern Silver Exploration Corp.	60% of Cerro Las Minitas Project
May 2019	Discovery Metals Corp.	Levon Resources Ltd.
February 2017	Valor Resources Ltd.	Berenguela Project
May 2016	Hecla Mining Company	Mines Management, Inc.
March 2016	Silver Mines Limited	Bowdens Project
April 2015	Agnico Eagle Mines Limited	Soltoro Ltd.
March 2015	Marlin Gold Mining Ltd.	Commonwealth Silver & Gold Mining Inc.
March 2015	Hecla Mining Company	Revett Mining Company, Inc.
December 2014	Dowa Holdings Co., Ltd.	30% of the Los Gatos Project
December 2014	Coeur Mining, Inc.	Paramount Gold and Silver Corp.
December 2013	Mandalay Resources Corporation	Challacollo Project
November 2013	Denham Capital	Silvertip Project
November 2013	Argonaut Gold Inc.	San Agustin Project
February 2013	Coeur Mining, Inc.	Orko Silver Corp.
June 2012	Yamana Gold Inc.	Extorre Gold Mines Limited

The following table outlines the range of observed trading multiples for the set of precedent transactions selected by Canaccord Genuity for Dolly Varden:

P/NAV Multiples		EV/AgEq oz Multiples
Low (25th Percentile)	0.42x	Low (25th Percentile)	$0.12
Mid (Average)	0.67x	Mid (Average)	$0.50
High (75th Percentile)	0.95x	High (75th Percentile)	$0.49

Each of the precedent transactions (i) involved assets or companies that were unique in terms of size, geography, political risk, relative timing in the market and economic cycle, market position, business mix and risks, opportunities for growth, profitability and margin profile, among others, and (ii) reflect the strategic rationale of each of the acquiror and target, respectively, as well as their respective views on potential synergies.

Accordingly, an analysis involving the P/NAV, EV/AuEq oz and EV/AgEq oz multiples derived from precedent transactions requires complex considerations and judgements concerning the similarities between the set of precedent transactions and each of Contango, Dolly Varden and the Arrangement, respectively, as well as other qualitative and quantitative factors that may affect such multiples.

Contango Precedent Transactions Analysis

In arriving at a range of appropriate P/NAV and EV/AuEq oz multiples for Contango, Canaccord Genuity reviewed, analyzed, and considered the set of precedent transactions as previously presented herein, and ultimately relied upon a subset of such set of precedent transactions, with such subset representing those precedent transactions that Canaccord Genuity determined to be the most comparable to each of the Arrangement and Contango, respectively. Given the nature of Contango’s industry, its operational profile, size, and geographic risk profile, the subset was determined to reflect, among other factors, transactions involving junior gold producing companies and gold producing assets in North America. Based upon the range of observed transaction multiples for such subset of precedent transactions, Canaccord Genuity applied the following multiples:

•	P/NAV: 0.75x to 0.95x on analysts’ consensus equity research estimates for Contango’s NAV per share; and

•	EV/AuEq oz: $150 to $180 on the Contango Mineral Resource Estimates.

Dolly Varden Precedent Transactions Analysis

In arriving at a range of appropriate P/NAV and EV/AgEq oz multiples for Dolly Varden, Canaccord Genuity reviewed, analyzed, and considered the set of precedent transactions as previously presented herein, and ultimately relied upon a subset of such set of precedent transactions, with such subset representing those precedent transactions that Canaccord Genuity determined to be the most comparable to each of the Arrangement and Dolly Varden, respectively. Given the nature of Dolly Varden’s industry, its operational profile, size, and geographic risk profile, the subset was determined to reflect, among other factors, transactions involving companies or assets which are advanced exploration and early-stage development companies with silver projects in the Americas. Based upon the range of observed transaction multiples for such subset of precedent transactions, Canaccord Genuity applied the following multiples:

•	P/NAV: 0.70x to 0.90x on analysts’ consensus equity research estimates for Contango’s NAV per share; and

•	EV/AgEq oz: $1.25 to $1.75 on the Dolly Varden Mineral Resource Estimates.

Summary of Precedent Transactions Analysis

By comparing the implied values per Dolly Varden Share against the implied values per Contango Share based upon the precedent transactions analysis conducted by Canaccord Genuity, the precedent transactions analysis methodology resulted in a range of implied exchange ratios of 0.1171 to 0.2047 (in each case being the number of Contango Shares per Dolly Varden Share).

Relative Contribution Analysis

Canaccord Genuity reviewed and considered the relative contribution of certain financial and physical/operational metrics from each of Contango and Dolly Varden, respectively, to the pro forma combined company.

Canaccord Genuity then compared the resultant range of relative contributions against the pro forma ownership of each of Contango and Dolly Varden, respectively, as implied by the Exchange Ratio.

The following table outlines the relative contributions under the corresponding financial and physical/operational metrics:

	Dolly Varden	Contango
Market Capitalization (Fully-Diluted, In-The-Money)	50%	50%
Cash & Equivalents	68%	32%
MI&I Resources (Public)	40%	60%
MI&I Resources (Internal)	38%	62%
Corporate NAV (Consensus)	52%	48%
2026E Production (Consensus)	100%	0%

Summary of Relative Contribution Analysis

Contango’s relative financial and physical/operational metric contribution to the pro forma combined company implies a contribution range of 38% to 100%. The Exchange Ratio is fixed and, as such, Contango Stockholders are anticipated to own 50% of the pro forma combined company (based on a fully-diluted in-the-money calculation).

Other Considerations

In arriving at its opinion, Canaccord Genuity also considered several other methodologies, analyses and techniques, including, but not limited to, the following:

•	The historical trading prices and relative share price performance of (i) the Contango Shares on the NYSE American, and (ii) the Dolly Varden Shares on the TSXV, respectively;

•	The implied historical exchange ratios based upon the respective trading prices of the Contango Shares and the Dolly Varden Shares during the 52-week period ending on and including December 5, 2025;

•	The range of equity research analysts’ share price targets for each of the Contango Shares and Dolly Varden Shares, respectively, as of the close of market on December 5, 2025; and

•

Other corporate, industry and financial market information, investigations and analyses as Canaccord Genuity, based on its professional experience in rendering such opinions, considered necessary or appropriate at the time and in the circumstances.

Engagement of Canaccord Genuity

Pursuant to the terms of an agreement between the Contango Board and Canaccord Genuity, dated October 24, 2025 (the “Engagement Agreement”), Contango agreed to pay Canaccord Genuity for its financial advisory services in connection with the proposed Arrangement (i) a fixed fee of $400,000 due upon delivery of its fairness opinion (the “Opinion Fee”), which is not contingent upon the conclusions reached by Canaccord Genuity in its fairness opinion or the consummation of the Arrangement, and which shall be credited towards certain fees payable by Contango under (ii) below, (ii) a fee of $4,149,129 payable upon completion of the Arrangement or any alternative transaction; and (iii) a fee of $3,000,000 payable in the event the Arrangement is not completed and a break-up fee or termination fee is paid to Contango. In addition, and pursuant to the Engagement Agreement, Canaccord Genuity is to be reimbursed for its reasonable out-of-pocket expenses and to be indemnified by Contango in respect of certain liabilities that might arise in connection with its engagement.

Credentials of Canaccord Genuity

Canaccord Genuity is an independent investment bank which provides a full range of corporate finance, merger and acquisition, financial restructuring, sales and trading, and equity research services. Canaccord Genuity operates in North America, the United Kingdom, Europe, Asia and Australia.

Independence of Canaccord Genuity

Neither Canaccord Genuity nor any of its affiliates (as such term is defined in the Canadian Securities Act) is an insider, associate, or affiliate of Contango or Dolly Varden. Other than with respect to Contango’s financings described below, Canaccord Genuity and its affiliates had not been engaged to provide any financial advisory services to, and had not acted as lead or co-lead manager on any offering of securities of, Contango, Dolly Varden, or any of their respective affiliates during the two years preceding the date on which Canaccord Genuity was engaged by the Contango Board in respect of the Arrangement, other than services provided under the Engagement Agreement or described herein. Canaccord Genuity acted as sole bookrunner for Contango’s $49,994,750 underwritten public offering of common stock and pre-funded warrants, which closed September 26, 2025 and as joint bookrunner for Contango’s $15,000,875 underwritten public offering of units, which closed June 12, 2024.

Canaccord represented to Contango that the fees paid to it pursuant to the Engagement Agreement will not be, in the aggregate, financially material to Canaccord Genuity and do not give it any financial incentive in respect of the conclusions reached in its fairness opinion. Canaccord Genuity advised that there are no understandings, agreements or commitments between Canaccord Genuity and either Contango, Dolly Varden, or any of their respective associates or affiliates with respect to any current or future business dealings. However, Canaccord Genuity may, in the future, in the ordinary course of its business, perform financial advisory or investment banking services for Contango, Dolly Varden, or any of their respective associates or affiliates.

In addition, Canaccord Genuity and its affiliates act as a trader and dealer, both as principal and agent, in major financial markets and, as such, may have had and may in the future have long or short positions in the securities of Contango, Dolly Varden, or any of their respective associates or affiliates and, from time to time, may have executed or may execute transactions on behalf of such companies or clients for which it receives or may receive commission(s). As an investment dealer, Canaccord Genuity and its affiliates conduct research on securities and may, in the ordinary course of their business, provide research reports and investment advice to their clients on investment matters, including with respect to Contango, Dolly Varden, and/or the Arrangement. In addition, Canaccord Genuity and its affiliates may, in the ordinary course of their business, provide other financial services to Contango, Dolly Varden, or any of their associates or affiliates, including advisory, investment banking and capital market activities such as raising debt or equity capital, in the future. The rendering of Canaccord Genuity’s fairness opinion will not in any way affect its ability to continue to conduct such activities.

Board of Directors Following the Arrangement

Pursuant to the Arrangement Agreement, at the Effective Time, the Contango Board will be comprised of seven directors, consisting of four from Contango (Clynton Nauman as Chairman, Brad Juneau, Mike Cinnamond and Rick Van Nieuwenhuyse) and three from Dolly Varden (Darren Devine, Forrester (Tim) Clark and Shawn Khunkhun).

Management Following the Arrangement

At the Effective Time, the executive officers of Contango will include Rick Van Nieuwenhuyse as Chief Executive Officer, Shawn Khunkhun as President, and Michael Clark as Executive Vice President and Chief Financial Officer.

Interests of Contango Directors and Executive Officers in the Arrangement

In considering the recommendation of the Contango Board that you vote “FOR” each of the proposals, you should be aware that certain of Contango’s directors and executive officers have interests in the Arrangement that may be different from, or in addition to, those of Contango Stockholders generally. The Contango Board was aware of and considered these interests when it approved the Arrangement Agreement and the transactions contemplated thereby and unanimously recommended that Contango Stockholders vote “FOR” each of the proposals. Such interests include that: certain current directors and executive officers of Contango are expected to continue as directors and executive officers of Contango following the consummation of the Arrangement; and Brad Juneau, the Chairman of the Contango Board, directly owns 29,500 Dolly Varden Shares and as a result, upon completion of the Arrangement, he will be entitled to receive consideration for his Dolly Varden Shares on the same terms as all other Dolly Varden Shareholders.

In addition, each of the Contango Locked-Up Stockholders, who collectively held approximately 22% of the outstanding Contango Shares as of the date of the Arrangement Agreement, have entered into Contango Voting Agreements. Each such Contango Voting Agreement provides that the signatories thereto will, subject to limited exceptions, vote their shares in favor of adopting the Arrangement Proposal, and against certain matters inconsistent with the Arrangement, including against any alternative business combination transaction. See “The Arrangement-Voting Agreements.”

See “The Arrangement-Voting Agreements” for a detailed summary of the Voting Agreements.

Accounting Treatment

Contango prepares its financial statements in accordance with U.S. GAAP and Dolly Varden prepares its financial statements in accordance with IFRS. FASB ASC 805, Business Combinations, requires that an acquirer determine whether it has acquired a business. If Contango obtained control over a business, the transaction would be accounted pursuant to the acquisition method of accounting and, as such, identifiable assets acquired and liabilities assumed would generally be recorded at fair value on the acquisition date and could result in recognition of goodwill or a bargain purchase gain. In evaluating the criteria outlined by this standard, Contango has preliminarily concluded that the acquired set of assets do not meet the U.S. GAAP definition of a business. Therefore, Contango expects to account for the Arrangement as an asset acquisition. An acquisition accounted as an asset acquisition requires an acquiring entity to allocate the cost of an asset acquisition to the assets acquired and liabilities assumed generally based on their relative fair values. Goodwill is not recognized in an asset acquisition and transaction costs are recognized as part of the purchase price of the assets.

Federal Securities Laws Consequences; Stock Transfer Restrictions

Exemption from the Registration Requirements of the U.S. Securities Act

The Contango Shares, Exchangeable Shares and Amalco Exchangeable Shares issued to Dolly Varden Shareholders pursuant to the Arrangement will not be registered under the U.S. Securities Act or the U.S. Securities Laws of any state of the United States and will be issued and exchanged in reliance upon the exemption from the registration requirements of the U.S. Securities Act pursuant to Section 3(a)(10) thereof. Section 3(a)(10) of the U.S. Securities Act exempts from the registration requirements under the U.S. Securities Act the issuance of securities which have been approved, after a hearing upon the substantive and procedural fairness of the terms and conditions of the relevant transaction, at which all persons to whom it is proposed the securities will be issued shall have the right to appear, by any court expressly authorized by law to grant such approval.

Pursuant to Canadian Securities Laws and the terms of the Arrangement Agreement, Dolly Varden is required to seek an Interim Order in respect of the Arrangement, and will inform the Court of the intention to rely upon the exemption from the registration requirements of the U.S. Securities Act pursuant to Section 3(a)(10) thereof, and permitting notice to all persons who are entitled to receive the Consideration Shares under the Arrangement. The Interim Order is expected to be obtained within one week of SEC Clearance of this Proxy Statement. Under the Arrangement Agreement, Dolly Varden is required to ensure that each person entitled to receive the Consideration Shares will be given adequate notice of their right to attend the hearing of the Court to give approval of the Arrangement and will be provided with sufficient information necessary to exercise that right.

The Interim Order also specifies such a right of persons entitled to receive the Consideration Shares to appear before the Court so long as they enter an appearance within a reasonable time. Persons entitled to receive the Consideration Shares will also be advised that the Consideration Shares will not be registered under the U.S. Securities Act and will be issued in reliance on the exemption under Section 3(a)(10) of the U.S. Securities Act. Following Dolly Varden’s receipt of the Interim Order and the Dolly Varden Shareholder Approval of the Arrangement, at a hearing at which such persons will have the right to appear, Dolly Varden will seek a Final Order from the Court as to the substantive and procedural fairness of the Plan of Arrangement. Such Final Order is a condition to the consummation of the Arrangement and the issuance of the Consideration Shares. Contango therefore anticipates that, if the Plan of Arrangement becomes effective under the terms and conditions described in the Arrangement Agreement (including the receipt of such Final Order from the Court), the issuance of Consideration Shares to the persons entitled to receive such securities, will each be exempt from the registration requirements under the U.S. Securities Act pursuant to Section 3(a)(10) thereof.

Resales of Contango Shares After the Effective Time

The Contango Shares to be issued as Consideration, and the Contango Shares to be issued upon the exchange of Exchangeable Shares, will be freely transferable under U.S. Securities Laws, except by persons who are “affiliates” (as defined in Rule 144) of Contango after the Effective Time, or were “affiliates” of Contango within 90 days prior to the Effective Time. Persons who may be deemed to be “affiliates” of an issuer include individuals or entities that control, are controlled by, or are under common control with, the issuer, whether through the ownership of voting securities, by contract, or otherwise, and generally include executive officers and directors of the issuer, as well as principal stockholders of the issuer.

Any resale of Contango Shares by such an “affiliate” or former “affiliate” may be subject to the registration requirements of the U.S. Securities Act, absent an exemption therefrom, such as the exemption contained in Rule 144.

The foregoing discussion is only a general overview of certain provisions of United States securities law matters applicable to the issuance of Contango Shares as Consideration, and the Contango Shares to be issued upon the exchange of Exchangeable Shares to Dolly Varden Shareholders and pursuant to the Plan of Arrangement. All recipients of such Contango Shares are urged to consult with counsel to ensure that any subsequent transfer of such securities or securities underlying such securities complies with applicable securities laws.

Court Approval

The Arrangement requires approval by the Court under Division 5 of Part 9 of the BCBCA. In accordance with the Arrangement Agreement, Dolly Varden must soon as reasonably practicable apply to the Court to schedule the Interim Order hearing for a date that is on or about 15 calendar days immediately following the date of filing of this Proxy Statement with the SEC (subject to obtaining clearance of this Proxy Statement by the SEC). Under the Arrangement Agreement, and if (a) the Interim Order is obtained; and (b) the requisite Dolly Varden Shareholder Approval and Contango Stockholder Approval are obtained, Dolly Varden shall as soon as reasonably practicable and in any event no later than three business days after the approval of the Arrangement by the Dolly Varden Shareholders at the Dolly Varden Meeting take all steps necessary or desirable to submit the Arrangement to the Court and diligently pursue an application for the Final Order pursuant to Section 291 of the BCBCA.

The Court has broad discretion under the BCBCA when making orders with respect to plans of arrangement and the Court will consider, at the hearing to obtain the Final Order, among other things, the fairness and reasonableness of the Arrangement, both from a substantive and procedural point of view. The Court may approve the Arrangement either as proposed or amended in any manner the Court may direct, subject to compliance with such terms and conditions, if any, as the Court thinks fit. Depending upon the nature of any required amendments, Dolly Varden, Contango and Acquiror may determine not to proceed with the Arrangement.

Stockholder Approvals

Contango Stockholder Approvals

At the special meeting, Contango Stockholders will be required to consider and vote on the Arrangement Proposal. The Arrangement Proposal will be required to be approved by the Contango Stockholders in order for the Arrangement to be completed. Approval of the Arrangement Proposal requires the affirmative vote of a majority of the Contango Shares present in person (online) or represented by proxy and entitled to vote thereon.

The Arrangement Proposal and the Share Increase Proposal are cross-conditioned on the approval of each other. Therefore, neither the Arrangement nor the Charter Amendment will be effected without the approval by the Contango Stockholders of both the Arrangement Proposal and the Share Increase Proposal. The Incentive Plan Proposal is not conditioned on approval of the other proposals and will be effected if approved by the Contango Stockholders, regardless of whether the Arrangement Proposal or Share Increase Proposal are approved.

Dolly Varden Shareholder Approval

At the Dolly Varden Meeting, Dolly Varden Shareholders will be asked to consider and vote on a special resolution to approve the Arrangement. In order for the Arrangement to become effective, the Dolly Varden Resolution for the Arrangement must be approved by at least 66-2∕3% of the votes cast by Dolly Varden Shareholders present or in person or represented by proxy and entitled to vote at the meeting.

Stock Exchange and Securities Laws Matters

Contango has agreed to use commercially reasonable efforts to obtain conditional approval of the listing on the NYSE American of the Contango Shares to be issued as consideration pursuant to the Arrangement and the Contango Shares to be issued upon the exchange of the Exchangeable Shares pursuant to the Arrangement. The Arrangement is also subject to the approval of the NYSE American and the TSXV as both Contango and Dolly Varden are listed on the NYSE American and Dolly Varden is also listed on the TSXV.

Contango intends to have the Dolly Varden Shares delisted from the TSXV and NYSE American as promptly as possible following completion of the Arrangement. In addition, it is expected that Contango will, subject to applicable law, apply to have Dolly Varden cease to be a reporting issuer in all jurisdictions in which it is a reporting issuer and thus will terminate Dolly Varden’s reporting obligations in Canada and the United States following completion of the Arrangement. Following the completion of the Arrangement, Contango intends to apply to list the Contango Shares on the Toronto Stock Exchange.

In addition, following Closing, Contango will become a reporting issuer in each of the provinces of Canada, except Quebec, and will continue to be subject to Canadian continuous disclosure obligations under Canadian Securities Laws, including the requirement that its reporting insiders file reports with respect to, among other things, their beneficial ownership of, or control or direction over, securities of Contango and their interest in, and rights and obligations associated with, related financial instruments. Contango will be an “SEC Issuer” (as such term is defined under Canadian Securities Laws) and, therefore, in certain instances, may rely on available exemptions to satisfy its Canadian continuous disclosure and other reporting obligations by filing in Canada its periodic and current reports filed with the SEC, but it is possible that Contango will no longer qualify as a “SEC foreign issuer” (as such term is defined under Canadian Securities Laws) in which case Contango would not be entitled to additional exemptions available to foreign issuers under Canadian Securities Laws.

Fees, Costs and Expenses

All legal and accounting costs and expenses incurred in connection with the Arrangement Agreement will be paid by the party incurring such costs and expenses, subject to certain exceptions listed below (among others).

Fees associated with any filings made to any Governmental Entity in connection with the required regulatory approvals will be borne by Contango.

Voting Agreements

Contemporaneously and in connection with the execution of the Arrangement Agreement, Contango has entered into the Dolly Varden Voting Agreements with the Dolly Varden Locked-Up Shareholders, who collectively held approximately 22% of the outstanding Dolly Varden Shares as of the date of the Arrangement Agreement, and Dolly Varden has entered into Contango Voting Agreements with the Contango Locked-Up Stockholders, who collectively held approximately 22% of the outstanding Contango Shares as of the date of the Arrangement Agreement. The Voting Agreements provide that the signatories thereto will, subject to limited exceptions, vote their shares in favor of approving the Arrangement (in the case of Dolly Varden signatories) or approving the Arrangement Proposal (in the case of Contango signatories), and in favor of any other matter necessary for the consummation of transactions contemplated in the Arrangement Agreement. The signatories have also agreed not to solicit, initiate or engage in discussions regarding any Acquisition Proposal and not to transfer their shares (with limited exceptions), among other things. Each Voting Agreement terminates upon the earliest to occur of (a) the Effective Time, (b) the termination of the Arrangement Agreement in accordance with its terms, (c) by mutual written agreement of the parties, (d) by Contango (in the case of agreements with Dolly Varden Locked-Up Shareholders) or Dolly Varden (in the case of agreements with the Contango Locked-Up Stockholders) if (i) the shareholder or stockholder, as applicable, breaches or is in default of any of the covenants or obligations of such shareholder or stockholder, as applicable, under his, her or its Voting Agreement, or (ii) any representations or warranties of the shareholder or stockholder, as applicable under his, her or its Voting Agreement become untrue or incorrect in any material respect (subject to notification and a ten business day cure period), (e) by the shareholder or stockholder, as applicable, or the counterparty if the Effective Date has not occurred by the Outside Date, or (f) (i) by the Dolly Varden Locked-Up Shareholder if, without the Dolly Varden Shareholder’s prior written consent, the Arrangement Agreement is amended in any manner that (A) would result in a decrease in the amount of or adverse change to the form of Consideration payable for the Consideration Shares (provided that a decrease in the market price of the Contango Shares will not constitute a decrease in the amount of Consideration), or (B) is otherwise materially adverse to the Dolly Varden Locked-Up Shareholder, or (ii) by the Contango Locked-Up Stockholder if, without the Contango Locked-Up Stockholder’s prior written consent, the Arrangement Agreement is amended in a manner that (A) would result in an increase in the amount of, or, with respect to the Contango Stockholders as a whole, an adverse change to the form of Consideration payable for the Dolly Varden Shares (provided that an increase in the market price of the Contango Shares will not constitute an increase in the amount of or, with respect to Contango Stockholders as a whole, an adverse change to the form of Consideration payable for the Dolly Varden), or (B)  is otherwise materially adverse to the Contango Locked-Up Stockholder.

General

Following completion of the Arrangement, Contango will continue to be the publicly traded parent company of the combined business with the Contango Shares traded on the NYSE American, and Dolly Varden will be, through Acquiror, an indirect wholly-owned subsidiary of Contango. The combined company will remain a corporation governed by the laws of the state of Delaware. Contango’s head office will continue to be located at 516 2nd Avenue, Suite 401, Fairbanks, Alaska 99701.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Contango Beneficial Owners and Management

The following tables set forth the ownership of Contango Shares as of December 31, 2025 by (i) each person known by us to beneficially own 5% or more of our Contango Shares, (ii) each of our non-executive directors, (iii) our executive officers, and (iv) our executive officers and directors taken together as a group. Unless otherwise indicated, each person named in the following table has the sole power to vote and dispose of the shares listed next to his name.

Name of Person or Identity of Group	Shares Beneficially Owned(1)	Percent of Outstanding Contango Shares
5% Stockholders
Alyeska Investment Group, L.P.(2)	2,006,441	13.0%
Scott J. Reiman, Hexagon, and Labyrinth Enterprises(3)	887,756	5.7%
Directors and Named Executive Officers
Brad Juneau(4)	695,702	4.5%
Rick Van Nieuwenhuyse	558,369	3.6%
Michael Cinnamond	15,694	0.1%
Darwin Green	33,994	0.2%
Clynton R. Nauman	14,550	0.1%
Richard A. Shortz	85,050	0.6%
Mike Clark	59,970	0.4%
All current executive officers and directors as a group (7 persons)	1,463,329	9.5%

(1)

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, Contango Shares subject to options held by that person that are currently exercisable or exercisable within 60 days of December 31, 2025 are deemed outstanding. Applicable percentages are based on 15,491,918 shares outstanding on December 31, 2025, adjusted as required by the rules. To Contango’s knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person’s name.

(2)

Based upon information contained on Schedule 13G filed with the SEC on November 14, 2025. Of the 2,006,441 Contango Shares reported, 1,481,441 represents Contango Shares and 525,000 represents prefunded warrants exercisable for Contango Shares. Alyeska Investment Group, L.P. claimed shared voting and dispositive power over 1,481,441 shares, and sole voting and dispositive power over no shares. The address of Alyeska Investment Group, L.P. is 77 West Wacker Drive, 7th Floor, Chicago, IL 60601.

(3)	The address of Hexagon LLC and Labyrinth Enterprises, LLC and Mr. Reiman is 1550 Market Street, Suite 450 Denver, Colorado 80202.
(4)	Unless otherwise noted, the address of the members of the Contango Board and our executive officers is 516 2nd Avenue, Suite 401, Fairbanks, Alaska 99701.

Combined Company Beneficial Ownership

The following table sets forth the ownership of Contango Shares of the combined company upon the Closing of the Arrangement by (i) each person known by us to become the beneficial owner or 5% or more of our Contango

Shares upon the Closing of the Arrangement, (ii) each of our non-executive directors upon the Closing of the Arrangement, (iii) our executive officers upon the Closing of the Arrangement, and (iv) our executive officers and directors upon Closing of the Arrangement taken together as a group. Unless otherwise indicated, each person named in the following table has the sole power to vote and dispose of the shares listed next to his name.

The following table assumes, for calculation of an example only, (i) no exercise of the Replacement Options to be issued in exchange for the Dolly Varden Options upon the Closing of the Arrangement, except for those Replacement Options that can be exercised within 60 days of December 31, 2025, (ii) Dolly Varden RSUs will vest and become Dolly Varden Shares on a 1-for-1 basis prior to the Closing of the Arrangement (disregards the impact of any Dolly Varden Shares that may be withheld for tax withholding), (iii) an Exchange Ratio of 0.1652, (iv) the Closing of the Arrangement occurred on December 31, 2025 and (v) immediately prior to the Closing, 15,491,918 Contango Shares and 15,491,917 Dolly Varden Shares were outstanding, respectively. Based on these assumptions, there will be a total of 30,983,835 Contango Shares of the combined company outstanding upon the Closing of the Arrangement.

Name of Person or Identity of Group	Shares Beneficially Owned(1)	Percent of Outstanding Contango Shares
5% Stockholders
Alyeska Investment Group, L.P.(2)	2,006,441	6.5%
Hecla Canada Ltd.(3)	1,975,517	6.5%
Fury Gold Mines Ltd.(4)	1,860,754	6.0%
Directors and Named Executive Officers(5)
Brad Juneau	700,575	2.3%
Rick Van Nieuwenhuyse	558,369	1.8%
Michael Cinnamond	15,694	0.1%
Clynton R. Nauman	14,550	0.0%
Shawn Khunkhun	30,154	0.1%
Darren Devine	42,247	0.1%
Forrester (Tim) Clark(6)	12,805	0.0%
All executive officers, and directors upon Closing of the Arrangement as a group (7 persons)	1,374,394	4.4%

(1)

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, Contango Shares subject to options held by that person that are currently exercisable or exercisable within 60 days of December 31, 2025 are deemed outstanding. Applicable percentages are based on 30,983,835 Contango Shares of the combined company outstanding on December 31, 2025, adjusted as required by the rules. To Contango’s knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person’s name.

(2)

Based upon information contained on Schedule 13G filed with the SEC on November 14, 2025. Of the 2,006,441 Contango Shares reported, 1,481,441 represents Contango Shares and 525,000 represents prefunded warrants exercisable for Contango Shares. Alyeska Investment Group, L.P. claimed shared voting and dispositive power over 1,481,441 shares, and sole voting and dispositive power over no shares. The address of Alyeska Investment Group, L.P. is 77 West Wacker Drive, 7th Floor, Chicago, IL 60601.

(3)	The address of Hecla Canada Ltd. is Suite 970, 800 W. Pender Street, Vancouver, British Columbia, CanadaV6C 2V6.
(4)	The address of Fury Gold Mines Ltd. is 401 Bay Street, 16th Floor, Toronto, Ontario, Canada, M5H 2Y4
(5)	Unless otherwise noted, the address of the members of the Contango Board and our executive officers is 516 2nd Avenue, Suite 401, Fairbanks, Alaska 99701.
(6)	Forrester (Tim) Clark serves as the Chief Executive Officer and as a director of Fury Gold Mines Ltd.

NO APPRAISAL RIGHTS

Under the DGCL, holders of Contango Shares are not entitled to appraisal rights in connection with the Arrangement or any of the matters to be acted on at the special meeting.

INFORMATION ABOUT THE PARTIES TO THE ARRANGEMENT

Contango

Contango was formed on September 1, 2010 as a Delaware corporation for the purpose of engaging in the exploration for and development of gold ore and associated minerals in the State of Alaska. Contango Shares traded on the NYSE American under the symbol “CTGO”. Contango’s head office is located at 516 2nd Avenue, Suite 401, Fairbanks, Alaska 99701. Its website address is https://www.contangoore.com/. Information contained on its website is not incorporated by reference into this Proxy Statement.

Acquiror

Acquiror is a company directly and wholly-owned by Callco, existing under the laws of the Province of British Columbia, Canada.

Callco

1566002 B.C. Unlimited Liability Company is an unlimited liability company existing under the laws of the Province of British Columbia, Canada and is a directly and wholly-owned subsidiary of Contango formed for the purpose of effecting the Arrangement.

Dolly Varden

Dolly Varden was amalgamated under the BCBCA in the province of British Columbia (or “BC”) on January 30, 2012. Dolly Varden’s primary business is the acquisition and exploration of mineral properties in Canada. Dolly Varden Shares are traded on the TSXV under the symbol “DV” and the NYSE American under the symbol “DVS.” Dolly Varden’s head office is located at 595 Burrard Street, Suite 3123, Vancouver BC, Canada V7X 1J1. Its telephone number is (604) 609-5137 and its website address is https://www.dollyvardensilver.com/. Information contained on its website is not incorporated by reference into this Proxy Statement. For additional information regarding Dolly Varden’s business description, management’s discussion and analysis, results of operations, and historical financial statements (including Dolly Varden’s audited consolidated financial statements for the year ended December 31, 2024 and unaudited condensed interim consolidated financial statements for the nine months ended September 30, 2025), see Annex E to this Proxy Statement.

THE ARRANGEMENT AGREEMENT AND THE PLAN OF ARRANGEMENT

The summary of the material provisions of the Arrangement Agreement below and elsewhere in this Proxy Statement is qualified in its entirety by reference to the Arrangement Agreement, a copy of which is attached to this Proxy Statement as Annex A. This summary may not contain all of the information about the Arrangement Agreement that is important to you. We urge you to carefully read the Arrangement Agreement in its entirety, including all of its schedules, as it is the legal document governing the Arrangement. The Arrangement Agreement contains representations and warranties that Dolly Varden, Contango and Acquiror have made to each other as of specific dates. The assertions embodied in the representations and warranties in the Arrangement Agreement were made solely for purposes of the Arrangement Agreement and the arrangement and agreements contemplated thereby among Dolly Varden and Contango, and may be subject to important qualifications and limitations agreed to by Dolly Varden and Contango in connection with negotiating the terms thereof. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC or on SEDAR+, as applicable, and the assertions embodied in the representations and warranties contained in the Arrangement Agreement (and summarized below) are qualified by information in disclosure letters provided by Dolly Varden to Contango and by Contango to Dolly Varden in connection with the signing of the Arrangement Agreement and by certain information contained in certain of Contango’s and Dolly Varden’s public filings with the SEC or on SEDAR+, as applicable. The disclosure letters and filings with the SEC or on SEDAR+, as applicable, contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Arrangement Agreement. In addition, information concerning the subject matter of the representations and warranties may have changed or may change after December 7, 2025 and subsequent developments or new information qualifying a representation or warranty may have been included in this Proxy Statement. In addition, if specific material facts arise that contradict the representations and warranties in the Arrangement Agreement, Contango or Dolly Varden, as applicable, will disclose those material facts in the public filings that it makes with the SEC or on SEDAR+, as applicable, in accordance with, and to the extent required by, applicable law. Accordingly, the representations and warranties in the Arrangement Agreement and their description in this Proxy Statement should not be read alone, but instead should be read in conjunction with the other information contained in the reports, statements and filings Contango and Dolly Varden publicly file with the SEC or on SEDAR+, as applicable. For more information, see the “Where You Can Find More Information” section of this Proxy Statement.

The Arrangement

On December 7, 2025, Contango, Dolly Varden, and Acquiror entered into the Arrangement Agreement. The Arrangement Agreement provides that at the Effective Time, Acquiror will acquire all of the issued and outstanding Dolly Varden Shares in exchange for Consideration Shares, with Dolly Varden continuing as an indirect wholly-owned subsidiary of Contango.

The Arrangement will be implemented by way of the Plan of Arrangement under the BCBCA and requires approval by: (i) the Court; and (ii) at least two-thirds of the votes cast by the Dolly Varden Shareholders at the Dolly Varden Meeting.

If the Final Order is granted, and all other conditions to completion of the Arrangement, as set out in the Arrangement Agreement, are satisfied or waived (to the extent that such conditions are capable of being satisfied prior to the Effective Date and, if waived, are not prohibited from being waived), the Arrangement will become effective at the Effective Time in accordance with the terms of the Plan of Arrangement.

Consideration Issuable Pursuant to the Arrangement

At the Effective Time, each Dolly Varden Shareholder (other than Dolly Varden Shares held by dissenting Dolly Varden Shareholders) will receive Consideration of 0.1652 of a Contango Share for each Dolly Varden Share they hold. Further, eligible Canadian resident Dolly Varden Shareholders may elect to receive Exchangeable Shares instead of Contango Shares, which provide, as nearly as possible, equivalent economic and voting rights to Contango Shares but allow for deferral of Canadian income tax that might otherwise be payable upon the immediate exchange of their Dolly Varden Shares for Contango Shares.

No fractional Contango Shares or Exchangeable Shares will be issued as part of the Arrangement. Where the aggregate number of Contango Shares or Exchangeable Shares to be issued to a Dolly Varden Shareholder as stock consideration would result in a fractional Contango Share or Exchangeable Share being issuable, such fractional Contango Share or Exchangeable Share shall be rounded down to the nearest whole Contango Share or Exchangeable Share.

Treatment of Dolly Varden Equity Awards in the Arrangement

Dolly Varden equity-based awards that are outstanding immediately prior to the Effective Time will be treated in accordance with the Arrangement Agreement, the Plan of Arrangement and the Dolly Varden Equity Incentive Plans, as applicable.

Dolly Varden Options

At the Effective Time, but not as part of the Arrangement, each outstanding Dolly Varden Option, whether vested or unvested, will be deemed to be vested to the fullest extent and automatically exchanged for a Replacement Option. Each Replacement Option will allow the holder to purchase Contango Shares equal to the product of (i) the Exchange Ratio (rounded down to the nearest whole number of Contango Shares), multiplied by (ii) the number of Dolly Varden Shares subject to the original Dolly Varden Option. The exercise price per share will be equal to the quotient of (x) the U.S. Dollar equivalent of the exercise price per share of the Dolly Varden Option divided by (y) the Exchange Ratio. The terms of each Replacement Option, including the conditions to and manner of exercising, will be the same as the Dolly Varden Option so exchanged, and shall be governed by the terms of the Dolly Varden Option Plan. Any document evidencing a Dolly Varden Option shall thereafter evidence such Replacement Option and no certificates evidencing the Replacement Options will be issued.

Dolly Varden Restricted Share Units

All Dolly Varden RSUs will be surrendered and cancelled or redeemed by Dolly Varden for Dolly Varden Shares immediately prior to the Effective Time, so that holders of the Dolly Varden RSUs prior to the Effective Time participate in the Arrangement as Dolly Varden Shareholders. Dolly Varden shall take such action as may be required, including by entering into net exercise agreements, in order to ensure that all unvested Dolly Varden RSUs shall be conditionally vested prior to such time.

Dissent Rights of Dolly Varden Shareholders

Registered Dolly Varden Shareholders as of the record date of the Dolly Varden Meeting may exercise rights of dissent with respect to the Dolly Varden Resolution for the Arrangement pursuant to Division 2 of Part 8 of the BCBCA, as modified by the Plan of Arrangement, the Interim Order and the Final Order.

None of the following shall be entitled to exercise Dissent Rights: (i) a holder of any Dolly Varden incentive awards in respect of such holder’s Dolly Varden incentive awards; (ii) Dolly Varden Shareholders who vote or have instructed a proxyholder to vote their Dolly Varden Shares in favor of the Dolly Varden Resolution for the Arrangement; and (iii) any other person who is not a registered Dolly Varden Shareholder as of the record date for the Dolly Varden Meeting.

If, as of the Effective Date, the aggregate number of Dolly Varden Shares in respect of which Dolly Varden Shareholders have validly exercised Dissent Rights exceeds 5% of the Dolly Varden Shares outstanding, Contango is entitled, in its discretion, to not complete the Arrangement.

Payment of Consideration

Contango and Dolly Varden have appointed Computershare Investor Services Inc. to act as depositary to handle the exchange of the Dolly Varden Shares for the Consideration Shares. On or immediately prior to the Effective Date, Contango will deposit in escrow, or cause to be deposited in escrow, with the depositary, sufficient Consideration Shares to satisfy the Consideration payable to the Dolly Varden Shareholders pursuant to the Plan of Arrangement.

Efforts to Obtain Required Dolly Varden Shareholder Approval

Dolly Varden shall, in accordance with the Interim Order, applicable laws and its constating documents, duly call, give notice of, convene and conduct a meeting of its stockholders for the purpose of obtaining the Dolly Varden Shareholder Approval, to be held as soon as reasonably practicable after the receipt of the SEC Clearance, and in any event within 50 days of the receipt of the SEC Clearance.

Notwithstanding the foregoing, Dolly Varden shall not, except as required for quorum purposes, as required by law, or as otherwise permitted under the Arrangement Agreement, adjourn, postpone or cancel (or propose for adjournment, postponement or cancellation), or fail to call, the Dolly Varden Meeting without Contango’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. If Contango adjourns or postpones the special meeting, Dolly Varden shall adjourn or postpone the Dolly Varden Meeting to the same date and time as the special meeting of Contango Stockholders.

Subject to the terms of the Arrangement Agreement, Dolly Varden shall use its commercially reasonable efforts to solicit proxies in favor of the approval of the Dolly Varden Resolution for the Arrangement and take all other action necessary or desirable to secure the approval of the Dolly Varden Resolution for the Arrangement. Dolly Varden will promptly advise Contango of any communication from any Dolly Varden Shareholder in opposition to the Arrangement.

Unless the Dolly Varden board of directors has modified its recommendation regarding the Arrangement as permitted under the Arrangement Agreement, Dolly Varden will include in its circular the unanimous recommendation of the Dolly Varden board of directors to the Dolly Varden Shareholders that they vote in favor of the Dolly Varden Resolution for the Arrangement.

Efforts to Obtain Required Contango Stockholder Approval

Contango shall, in accordance with applicable laws and its constating documents, duly call, give notice of, convene and conduct a meeting of the Contango Stockholders for the purpose of obtaining the Contango Stockholder Approval, to be held as soon as reasonably practicable after the receipt of the SEC Clearance, and in any event within 50 days of the receipt of the SEC Clearance.

Notwithstanding the foregoing, Contango shall not, except as required for quorum purposes, as required by law, or as otherwise permitted under the Arrangement Agreement, adjourn, postpone or cancel (or propose for adjournment, postponement or cancellation), or fail to call, the special meeting of Contango’s Stockholders without Dolly Varden’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. If Dolly Varden adjourns or postpones the Dolly Varden Meeting, Contango shall adjourn or postpone the special meeting of the Contango Stockholders to the same date and time as the Dolly Varden Meeting.

Subject to the terms of the Arrangement Agreement, Contango shall use its commercially reasonable efforts to solicit proxies in favor of the approval of the Arrangement Proposal and take all other action necessary or desirable to secure the approval of the Arrangement Proposal. Contango will promptly advise Dolly Varden of any communication from any Contango Stockholder in opposition to the Arrangement.

Unless the Contango Board has modified its recommendation regarding the Arrangement as permitted under the Arrangement Agreement, Contango will include in its Proxy Statement the unanimous recommendation of the Contango Board to the Contango Stockholders that they vote in favor of the Arrangement Proposal.

Final Court Approval

If the Interim Order is obtained, the Arrangement resolution is passed at the Dolly Varden Meeting by Dolly Varden Shareholders, and the Arrangement Proposal is passed at the special meeting of Contango Stockholders, Dolly Varden shall, as soon as reasonably practicable and in any event within three business days following the approval of the Arrangement resolution at the Dolly Varden Meeting, take all steps necessary or desirable to submit the Arrangement to the Court and diligently pursue an application for the Final Order pursuant to Section 291 of the BCBCA. The Court has broad discretion under the BCBCA when making orders with respect to plans of arrangement and the Court will consider at the hearing to obtain the Final Order, among other things, the fairness and reasonableness of the Arrangement, both from a substantive and procedural point of view. The Court may approve the Arrangement either as proposed or as amended in any manner the Court may direct, subject to compliance with such terms and conditions, if any, as the Court thinks fit. Depending upon the nature of any required amendments, Dolly Varden, Contango and Acquiror may determine not to proceed with the Arrangement.

Conditions to Closing

Mutual Conditions Precedent

The completion of the Arrangement is subject to satisfaction of the following conditions precedent which may only be waived with the mutual consent of Contango and Dolly Varden:

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Contango Stockholder Approval. The Contango Stockholder Approval shall have been obtained in accordance with the rules of the NYSE American (with respect to the Arrangement Proposal) at the special meeting of Contango Stockholders.

•	Dolly Varden Shareholder Approval. The Dolly Varden Shareholder Approval shall have been obtained at Dolly Varden Meeting in accordance with the Interim Order.

•	Key Regulatory Approvals and Key Third Party Consents. The Key Regulatory Approvals and Key Third Party Consents shall have been obtained.

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Interim and Final Order. The Interim Order and the Final Order shall each have been obtained on terms consistent with the Arrangement Agreement, and shall not have been set aside or modified in a manner unacceptable to Dolly Varden and Contango, acting reasonably, on appeal or otherwise.

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Illegality. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any order or law which is then in effect and has the effect of making the Arrangement illegal or otherwise preventing or prohibiting consummation of the Arrangement, including any actions or proceedings that are reasonably likely to enjoin or prohibit Contango or the Acquiror’s ability to acquire, hold or exercise ownership rights over any Dolly Varden Shares or that would be reasonably likely to result in a Dolly Varden Material Adverse Effect.

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U.S. Securities Law Exemptions. The Contango Shares, Exchangeable Shares, and Amalco Exchangeable Shares to be issued to Dolly Varden Shareholders pursuant to the Arrangement shall be (i) exempt from the registration requirements of the U.S. Securities Act in reliance upon the Section 3(a)(10) Exemption and similar exemptions from applicable securities laws of any state of the United States, and (ii) freely transferable under applicable U.S. Securities Laws (other than as applicable to persons who are, have been within 90 days of the Effective Time, or, at the Effective Time become, “affiliates” of Contango).

•	Canadian Securities Law Exemptions. The distribution of the Consideration Shares pursuant to the Arrangement shall be exempt from the prospectus and registration requirements of applicable Canadian

Securities Laws, by virtue of applicable exemptions Canadian securities laws and there shall be no resale restrictions on such Consideration Shares under applicable Canadian Securities Laws.

Conditions in Favor of Contango

The obligation of Contango to complete the Arrangement is subject to the fulfillment of each of the following conditions precedent on or before the Effective Time (each of which is for the exclusive benefit of Contango and may be waived by Contango, in whole or in part, at any time):

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Representations and Warranties. The representations and warranties of Dolly Varden set forth in the Arrangement Agreement shall be true and correct in all respects as of the Effective Date as if made on and as of such date (except for such representations and warranties which refer to or are made as of another specified date, in which case such representations and warranties will have been true and correct as of that date) except for breaches of representations and warranties which have not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect and which would not prevent delay beyond the Outside Date the completion of the Arrangement, and Dolly Varden shall have provided to Contango a certificate of two senior officers of Dolly Varden certifying (on Dolly Varden’s behalf and without personal liability) the foregoing as of and dated the Effective Date.

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Performance of Covenants. Dolly Varden shall have complied in all material respects with each of its covenants in the Arrangement Agreement required to be complied with by it prior to the Effective Time, and Dolly Varden shall have provided to Contango a certificate of two senior officers of Dolly Varden certifying (on Dolly Varden’s behalf and without personal liability) the foregoing dated the Effective Date.

•	No Material Adverse Effect. Since the date of the Arrangement Agreement, there shall not have occurred any Dolly Varden Material Adverse Effect.

•	Dissent Rights. Dissent Rights shall not have been validly exercised by holders of more than 5% of the Dolly Varden Shares.

Conditions in Favor of Dolly Varden

The obligation of Dolly Varden to complete the Arrangement is subject to the fulfillment of each of the following conditions precedent on or before the Effective Time (each of which is for the exclusive benefit of Dolly Varden and may be waived by Dolly Varden, in whole or in part, at any time):

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Representations and Warranties. The representations and warranties of Contango and Acquiror set forth in the Arrangement Agreement shall be true and correct in all respects as of the Effective Date as if made on and as of such date (except for such representations and warranties which refer to or are made as of another specified date, in which case such representations and warranties will have been true and correct as of that date) except for breaches of representations and warranties which have not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect and which would not prevent delay beyond the Outside Date the completion of the Arrangement, and Contango shall have provided to Dolly Varden a certificate of two senior officers of Contango certifying (on Contango and Acquiror’s behalf and without personal liability) the foregoing as of and dated the Effective Date.

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Performance of Covenants. Contango and Acquiror shall have complied in all material respects with its covenants in the Arrangement Agreement to be complied with by it prior to the Effective Time, and shall have provided to Dolly Varden a certificate of two senior officers of Contango certifying (on Contango and Acquiror’s behalf and without personal liability) compliance with such covenants dated the Effective Date.

•	No Material Adverse Effect. Since the date of the Arrangement Agreement, there shall not have occurred any Contango Material Adverse Effect.

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Listing of Consideration Shares. Contango shall have delivered evidence to Dolly Varden of the approval of the listing and posting for trading on the NYSE American of the Contango Shares to be issued as Consideration Shares pursuant to the Arrangement and the Contango Shares to be issued upon the exchange of the Exchangeable Shares.

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Exchangeable Shares. Contango shall have executed and delivered such agreements, including the Voting and Exchange Trust Agreement, nine-month transition services agreements for nominal consideration with directors of Dolly Varden and the Exchangeable Share Support Agreement.

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Directors. Contango shall have taken all necessary steps to ensure that the Contango Board following the Effective Date will consist of seven directors, including three directors nominated by Dolly Varden, and that Shawn Khunkhun is appointed President of Contango as of the Effective Date.

Representations and Warranties

The Arrangement Agreement contains certain representations and warranties made by Contango, Dolly Varden and the Acquiror, in each case of a nature customary for transactions of this type. The representations and warranties were made solely for the purposes of the Arrangement Agreement and, in some cases, are subject to important qualifications, limitations and exceptions agreed to by Dolly Varden and Contango in connection with negotiating the Arrangement Agreement. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents publicly filed by Contango or Dolly Varden. Accordingly, the Dolly Varden Shareholders and the Contango Stockholders should not rely on the representations and warranties as characterizations of the actual state of facts, since they are also modified by Dolly Varden’s and Contango’s respective disclosure letters delivered in connection with the Arrangement Agreement. The disclosure letters contain information that has been included in the respective party’s general prior public disclosures, as well as potential additional non-public information. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the Arrangement Agreement, which subsequent information may or may not be fully reflected in the public record.

The representations and warranties of Dolly Varden relate to the following matters: board recommendation; fairness opinion; organization and qualification; authority relative to the Arrangement Agreement; no violations; capitalization; shareholder and similar agreements; reporting status and securities laws matters; ownership of subsidiaries; regulatory approvals; consents; public filings; financial statements; books and records; no undisclosed liabilities; no material adverse effect; no dividend or distribution; contracts; litigation; taxes; property; operational matters; mineral resources; technical report; health and safety; cultural heritage; expropriation; permits; environmental matters; employee benefits; labor and employment; data privacy and security; intellectual property; compliance with laws; winding up; administration and receivership; voluntary arrangement; related party transactions; registration rights; restrictions on business activities; shareholder rights plan; relationships with suppliers; brokers; insurance; corrupt practices legislation; anti-money laundering; indigenous claims; NGOs and community groups; foreign private issuer; investment company status; and ownership of Contango Shares.

The representations and warranties of Contango relate to similar matters as those of Dolly Varden, with additional representations regarding the issuance of Consideration Shares, Replacement Options and eligibility to use specified registration statement forms under the U.S. Securities Act.

The representations and warranties of the Acquiror relate to organization and qualification, authority relative to the Arrangement Agreement, no violations, capitalization, tax status, and issuance of Exchangeable Shares.

Covenants

Covenants Relating to the Arrangement

The Arrangement Agreement contains customary negative and affirmative covenants of Dolly Varden and Contango. Pursuant to the Arrangement Agreement, each of Dolly Varden and Contango has covenanted that it shall and shall cause its subsidiaries to use commercially reasonable efforts to satisfy the conditions precedent to its obligations to the extent within its control and to take all other action and do all other things necessary, proper or advisable under applicable laws to complete the Arrangement, including, among other things: (a) obtain all necessary consents, waivers, permits and regulatory approvals; (b) fulfill all conditions required to be satisfied under the Arrangement Agreement; (c) effect all necessary registrations, filings and submissions of information required by governmental entities; (d) oppose, lift or rescind any injunction or restraining order or other action seeking to stop or adversely affect the ability to complete the Arrangement; and (e) cooperate with the other party in connection with the performance of their obligations. Each party has also covenanted not to take any action, or permit any action to be taken or not taken, which is inconsistent with the Arrangement Agreement or which would reasonably be expected to materially impede or delay the consummation of the Arrangement. The parties have further agreed to use commercially reasonable efforts to: (i) defend all lawsuits or other legal, regulatory or other proceedings challenging the Arrangement Agreement or the consummation of the transactions; (ii) appeal, overturn or have lifted any injunction, restraining order or other order that may adversely affect the ability to consummate the Arrangement; and (iii) appeal or overturn any law that makes consummation of the Arrangement illegal or otherwise prohibits it. Each party will carry out the terms of the Interim Order and Final Order applicable to it and comply promptly with all requirements which applicable laws may impose on it with respect to the transactions contemplated by the Arrangement Agreement.

The parties have agreed to promptly notify each other of: (i) any communication from any person alleging that their consent is required in connection with the Arrangement; (ii) any material communication from any Governmental Entity in connection with the Arrangement; and (iii) any litigation threatened or commenced that is related to the Arrangement.

Covenants relating to General Conduct of Business

The Arrangement Agreement contains customary covenants of Dolly Varden and Contango pertaining to the conduct of their respective businesses. Dolly Varden has agreed to conduct its business only in the ordinary course of business and in accordance with applicable laws, and to use commercially reasonable efforts to maintain and preserve its business organization, employees, properties, and business relationships. Dolly Varden has also agreed to refrain from undertaking any development or exploration related activities unless otherwise consulted with and agreed to in advance by Contango and to cooperate with Contango to allow Contango to provide input with respect to Dolly Varden or its subsidiaries. Additionally, Dolly Varden has agreed to numerous specific restrictions on its activities prior to the Effective Time, including restrictions related to amending organizational documents, splitting or reclassifying shares, declaring dividends, issuing securities, redeeming shares, incurring indebtedness, making acquisitions or dispositions, amending material contracts, changing accounting methods, reorganizing its corporate structure, and making tax elections, among others.

Contango has similarly agreed to conduct its business only in the ordinary course and in accordance with law, to use commercially reasonable efforts to maintain and preserve its business organization, employees, properties, and business relationships. Contango has also agreed to refrain from undertaking any development or exploration related activities unless otherwise consulted with and agreed to in advance by Contango and to cooperate with Contango to allow Contango to provide input with respect to Dolly Varden or its subsidiaries. Additional restrictions on Contango include limitations on amending organizational documents (with appropriate carveouts for the Charter Amendment), splitting or reclassifying shares, declaring dividends, issuing securities, making significant acquisitions or dispositions, incurring indebtedness, entering into or amending material contracts, among others.

Covenants Specific to Dolly Varden

Dolly Varden has covenanted in the Arrangement Agreement to: (i) maintain its insurance policies in full force and effect prior to the Effective Time; (ii) provide Contango with prompt written notice of any Dolly Varden Material Adverse Effect; (iii) promptly notify Contango of any communications from a Governmental Entity or any opposition from indigenous groups; (iv) take reasonable steps to give effect to the treatment of Dolly Varden Options; (v) prepare and file all sales and use tax returns required to be filed prior to the Effective Date; and (vi) keep Contango reasonably informed of any tax investigations.

Covenants Specific to Contango

Contango has undertaken covenants in the Arrangement Agreement to: (i) ensure that, with effect from the Effective Time, the Contango Board will consist of seven directors, including three directors nominated by Dolly Varden; and (ii) ensure that the officers of Contango will include Rick Van Nieuwenhuyse as Chief Executive Officer, Shawn Khunkhun as President, and Michael Clark as Chief Financial Officer. Additionally, Contango has covenanted to cause the Acquiror to create the Exchangeable Shares and Special Voting Share prior to the Effective Time, execute and deliver the Exchangeable Share Support Agreement and the Voting and Exchange Trust Agreement prior to the Effective Date, apply for and use commercially reasonable efforts to obtain conditional approval for listing the Contango Shares issued as Consideration Shares and Contango Shares issued pursuant to the exchange of Exchangeable Shares on the NYSE American, not take any action that would prevent the exchange of Dolly Varden Shares for Exchangeable Shares from being treated as a tax-deferred transaction for Canadian tax purposes, and on or as promptly as practicable after the Effective Date, register the Contango Shares issuable upon either the exchange of the Exchangeable Shares or exercise of Replacement Options on applicable registration statements, among others.

Other Covenants and Agreements

The Arrangement Agreement contains certain other covenants and agreements by both Contango and Dolly Varden, including covenants relating to:

•	efforts to obtain applicable regulatory approvals related to the Arrangement;

•	pre-acquisition reorganization steps that may be requested by either party;

•	Contango’s responsibility for regulatory filing fees;

•	cooperation between the parties in making joint tax elections under Section 85 of the Tax Act;

•	cooperation between Contango and Dolly Varden in connection with Court proceedings related to the Arrangement;

•	access by each party to certain information about the other party during the period prior to the Effective Time and the parties’ agreement to keep information exchanged confidential; and

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indemnification of directors and officers of Dolly Varden and its subsidiaries in respect of claims arising from facts or events which occurred on or prior to the Effective Time, including the purchase of “tail” insurance policies.

Covenants Regarding Non-Solicitation and Acquisition Proposals

Non-Solicitation

Except as otherwise expressly provided in the Arrangement Agreement, each of Contango and Dolly Varden has agreed not to, and each shall cause their subsidiaries to not, directly or indirectly, through any of its Representatives:

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solicit, initiate, knowingly encourage or otherwise knowingly facilitate (including by way of furnishing or providing copies of, access to, or disclosure of, any confidential information, properties, facilities, books or records of a party or any of its subsidiaries) any inquiry, proposal or offer that constitutes or could reasonably be expected to constitute or lead to an Acquisition Proposal;

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enter into, engage in, continue or otherwise participate in any discussions or negotiations with any person (other than another party and its subsidiaries or affiliates) in respect of any inquiry, proposal or offer that constitutes or could reasonably be expected to or lead to an Acquisition Proposal; provided that the party shall be permitted to communicate with any person who has made an Acquisition Proposal (i) for the purpose of clarifying the terms and conditions of such Acquisition Proposal and (ii) to advise such person that the board of such party has determined that such Acquisition Proposal does not constitute, or is not reasonably expected to result in, a Superior Proposal;

•	make a Change in Recommendation; or

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accept or enter into, or publicly propose to accept or enter into, any letter of intent, agreement in principle, agreement, arrangement or understanding relating to any Acquisition Proposal (other than a confidentiality agreement permitted pursuant to the Arrangement Agreement).

Each of Contango and Dolly Varden has agreed to, and to cause its subsidiaries and its representatives to immediately cease any existing solicitation, encouragement, discussions, negotiations or other activities commenced prior to the date of the Arrangement Agreement with any person (other than another party and its subsidiaries or affiliates) conducted by such party or any of its subsidiaries or representatives with respect to any inquiry, proposal or offer that constitutes, or could reasonably be expected to constitute or lead to, an Acquisition Proposal, and, in connection therewith, such party shall:

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promptly discontinue access to and disclosure of its and its subsidiaries’ confidential information (and not allow access to or disclosure of any such confidential information, or any data room, virtual or otherwise); and

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as soon as possible (and in any case within two business days) request, to the extent that it is entitled to do so, and use commercially reasonable efforts to exercise all rights it has (or cause its subsidiaries to exercise any rights that they have) to require, the return or destruction of all confidential information (including derivative information) regarding such party and its subsidiaries previously provided to any person in connection with a possible Acquisition Proposal to the extent such information has not already been returned or destroyed, and shall use its commercially reasonable efforts to ensure that such requests are fully complied with to the extent such party is entitled.

Notification of Acquisition Proposals

Each of Contango and Dolly Varden has agreed that if it or any of its subsidiaries or representatives, receives (a) any inquiry, proposal or offer that constitutes or could reasonably be expected to constitute or lead to an Acquisition Proposal, or (b) any request for non-public information relating to the party or any of its subsidiaries or access to the properties, books or records of the party or any subsidiary in connection with any inquiry, proposal or offer that constitutes or could reasonably be expected to constitute or lead to an Acquisition Proposal, then such party shall:

•	promptly notify the other party orally and thereafter in writing (and, in any event, within 24 hours) of such Acquisition Proposal, inquiry, proposal, offer or request; and

•	indicate the identity of the person or group of persons making such proposal, inquiry or contact and all material terms and conditions thereof; and

•	provide a copy of any such Acquisition Proposal, inquiry, proposal, offer or request and copies of all material written communications related thereto; and

•	keep the other party promptly informed of the discussions and negotiations, including any change to the material terms, of any such Acquisition Proposal, inquiry, proposal, offer or request.

Responding to an Acquisition Proposal

Notwithstanding the covenants described under “Non-Solicitation” above, if prior to obtaining, in the case of Contango, the Contango Stockholder Approval, or in the case of Dolly Varden, the Dolly Varden Shareholder Approval, either Contango or Dolly Varden receives a bona fide written Acquisition Proposal, such party may (x) engage in or participate in discussions or negotiations with the person or group of persons making such Acquisition Proposal, and (y) provide such person or group of persons non-public information relating to such party or any of its subsidiaries or access to the properties, books or records of such party or any subsidiary, if and only if:

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the board of directors of such party determines, in good faith after consultation with its legal and financial advisors, that such Acquisition Proposal constitutes or would reasonably be expected to constitute or lead to a Superior Proposal;

•	such person is not restricted from making an Acquisition Proposal pursuant to existing standstill, confidentiality or other similar restrictions;

•	such Acquisition Proposal did not result from a breach of its non-solicitation covenants described above under “Non-Solicitation” in any material respect; and

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prior to providing any such copies, access or disclosures, such party enters into a confidentiality agreement with such person, or confirms it has previously entered into such an agreement which remains in effect, in either case on terms not materially less stringent than the confidentiality agreement dated August 14, 2025 between Contango and Dolly Varden, and any such copies, access or disclosure provided to such person shall have already been or shall concurrently be provided to the other party.

Superior Proposals and Right to Match

Contango and Dolly Varden have agreed that if, in the case of Contango being the receiving party, prior to obtaining the Contango Stockholder Approval, or in the case of Dolly Varden being the receiving party, prior to obtaining the Dolly Varden Shareholder Approval, a party receives a written Acquisition Proposal that its board of directors (after consultation with its legal and financial advisors) determines in good faith constitutes a Superior Proposal, such receiving party’s board of directors may make a Change in Recommendation to its stockholders or securityholders, as applicable, in respect of the Arrangement or enter into a definitive agreement with respect to such Superior Proposal if and only if:

•	the person making such Superior Proposal is not restricted from making an Acquisition Proposal pursuant to existing standstill, confidentiality or other similar restrictions;

•	such Acquisition Proposal did not result from a breach of its non-solicitation covenants described above under “Non-Solicitation” in any material respect;

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such receiving party has provided the other party with notice in writing, which notice shall contain (a) a statement as to the intention of the board of directors of the receiving party to determine such Acquisition Proposal constitutes a Superior Proposal, (b) the value in financial terms that the board of directors of the receiving party has determined should be ascribed to any non-cash consideration offered under such Superior Proposal, (c) a copy of any definitive agreement relating to such Superior Proposal, and (d) copies of any material financing documents provided to the receiving party in connection therewith (with customary redactions);

•	at least five business days (the “Response Period”) have elapsed from the date that the other party received the notice from the receiving party in respect of the Superior Proposal;

•	during the Response Period, the other party shall have had the opportunity (but not the obligation) to amend the terms of the Arrangement in accordance with the terms as described below;

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after the Response Period, the board of directors of the receiving party (after consultation with its legal and financial advisors) has determined in good faith that such Acquisition Proposal continues to constitute a Superior Proposal, compared to any proposed amendments to the terms of the Arrangement by the other party; and

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prior to or concurrently with entering into such definitive agreement in respect of the Superior Proposal, the receiving party shall have terminated the Arrangement Agreement and shall have paid to the other party the applicable termination payment as described below.

Contango and Dolly Varden acknowledge and agree that, during the Response Period, (i) the board of the party receiving an Acquisition Proposal shall review any offer made by the other party to amend the terms of the Arrangement Agreement and the Plan of Arrangement in good faith, (ii) such review is to determine whether the Acquisition Proposal previously constituting a Superior Proposal would cease to be a Superior Proposal when compared to the amended terms, and (iii) if the board determines that the Acquisition Proposal would no longer be a Superior Proposal compared to the amended terms, the receiving party shall promptly notify the other party and negotiate in good faith to finalize amendments to the Arrangement Agreement reflecting such amended terms. If the board of directors of the receiving party determines that such Acquisition Proposal would cease to be a Superior Proposal, as compared to the proposed amendments to the terms of the Arrangement, Contango and Dolly Varden will promptly amend the Arrangement Agreement and the Plan of Arrangement to reflect such proposed amendments.

The board of directors of the receiving party shall promptly reaffirm its recommendation in respect of the Arrangement by press release after: (i) any Acquisition Proposal that is publicly announced is not a Superior Proposal; or (ii) the board of directors of the receiving party determines that a proposed amendment to the terms of the Arrangement as described in the foregoing paragraph would result in any Acquisition Proposal which has been publicly announced no longer constituting a Superior Proposal. The other party and its counsel shall be given a reasonable opportunity to review and comment on the form and content of any such press release, recognizing that whether or not such comments are appropriate will be determined by the receiving party, acting reasonably.

Each successive amendment or modification of any Acquisition Proposal that results in a modification to the Consideration (or value of such Consideration) to be received by the Contango Stockholders or Dolly Varden Shareholders, as applicable, or other material terms or conditions thereof, shall constitute a new Acquisition Proposal for the purposes of Contango’s and Dolly Varden’s obligations described under this section.

Insurance Matters

Pursuant to the Arrangement Agreement, Dolly Varden may purchase customary “tail” policies of directors’ and officers’ liability, products and completed operations liability and employment practices liability insurance providing protection no less favorable in the aggregate to the protection provided by the policies maintained by Dolly Varden and its subsidiaries which are in effect immediately prior to the Effective Date and providing protection in respect of claims arising from facts or events which occurred on or prior to the Effective Date and Contango will, or will cause Dolly Varden and its subsidiaries to, maintain such tail policies in effect without any reduction in scope or coverage for six years from the Effective Date; provided that (i) Contango will not be required to pay any amounts in respect of such coverage prior to the Effective Time, and (ii) the cost of such policy shall not exceed 300% of Dolly Varden’s current annual aggregate premium for policies currently maintained by Dolly Varden or its subsidiaries. Contango has also agreed to honor all rights to indemnification or exculpation existing in favor of present and former officers and directors of Dolly Varden and its subsidiaries, which will survive the completion of the Arrangement and will continue in full force and effect for a period of not less than six years from the Effective Date.

Termination of the Arrangement Agreement

Termination by Either Party

The Arrangement Agreement may be terminated prior to the Effective Time by the mutual written agreement of Contango and Dolly Varden, or by either Dolly Varden or Contango if:

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Occurrence of Outside Date. The Effective Time shall not have occurred on or before the Outside Date; except that the right to terminate the Arrangement Agreement will not be available to any party whose failure to perform any of its covenants or agreements or breach of any of its representations and warranties under the Arrangement Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur by the Outside Date.

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Illegality. After the date of the Arrangement Agreement, there shall have been enacted, made or enforced any applicable law that makes consummation of the Arrangement illegal or otherwise prohibited or enjoins Dolly Varden or Contango from consummating the Arrangement and such applicable law, prohibition or enjoinment shall have become final and non-appealable.

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Failure to Obtain Dolly Varden Shareholder Approval. The Dolly Varden Shareholder Approval has not been obtained at the Dolly Varden Meeting (or any adjournment(s) or postponement(s) thereof) in accordance with the Interim Order, except that the right to terminate the Arrangement Agreement will not be available to any party whose failure to perform any of its covenants or agreements or breach of any of its representations and warranties in any material respect under the Arrangement Agreement has been the cause of, or resulted in, the failure to receive the required Dolly Varden Shareholder Approval.

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Failure to Obtain Contango Stockholder Approval. The Contango Stockholder Approval has not been obtained at the meeting of the Contango Stockholders (or any adjournment(s) or postponement(s) thereof) in accordance with applicable law, except that the right to terminate the Arrangement Agreement will not be available to any party whose failure to perform any of its covenants or agreements or breach of any of its representations and warranties in any material respect under the Arrangement Agreement has been the cause of, or resulted in, the failure to receive the required Contango Stockholder Approval.

Termination by Contango

The Arrangement Agreement may be terminated prior to the Effective Time by Contango if:

•	Dolly Varden Change in Recommendation. The Dolly Varden Board makes a Change in Recommendation.

•	Dolly Varden Material Breach of Non-Solicit. Dolly Varden breaches its non-solicitation covenants in any material respect.

•

Breach of Representation or Warranty or Failure to Perform Covenants by Dolly Varden. Subject to compliance with the notice and cure provisions of the Arrangement Agreement, (i) a breach of any representation or warranty, or (ii) failure to perform any covenant or agreement on the part of Dolly Varden set forth in the Arrangement Agreement (other than the non-solicitation covenants), in each case, shall have occurred that would cause the mutual conditions precedent or additional conditions precedent to Contango’s obligations not to be satisfied, and such breach or failure is incapable of being cured on or prior to the Outside Date; provided that Contango is not then in breach of the Arrangement Agreement so as to cause any mutual condition precedent or additional conditions precedent to Dolly Varden’s obligations not to be satisfied.

•

Contango Superior Proposal. Prior to the receipt of the Contango Stockholder Approval, the Contango Board approves entry into a definitive agreement with respect to a Superior Proposal; provided that Contango is then in compliance with its covenants relating to non-solicitation and Acquisition

Proposals under the Arrangement Agreement in all material respects and that, prior to or concurrently with such termination, Contango pays the Termination Fee described below.

•	Dolly Varden Material Adverse Effect. There has occurred a Dolly Varden Material Adverse Effect.

Termination by Dolly Varden

The Arrangement Agreement may be terminated prior to the Effective Time by Dolly Varden if:

•	Contango Change in Recommendation. The Contango Board makes a Change in Recommendation.

•	Contango Material Breach of Non-Solicit. Contango breaches its non-solicitation covenants in any material respect.

•

Breach of Representation or Warranty or Failure to Perform Covenants by Contango. Subject to compliance with the notice and cure provisions of the Arrangement Agreement, (i) a breach of any representation or warranty, or (ii) failure to perform any covenant or agreement on the part of Contango set forth in the Arrangement Agreement (other than the non-solicitation covenants), in each case, shall have occurred that would cause the mutual conditions precedent or additional conditions precedent to Dolly Varden’s obligations not to be satisfied, and such breach or failure is incapable of being cured prior to the Outside Date; provided that Dolly Varden is not then in breach of the Arrangement Agreement so as to cause any mutual condition precedent or additional conditions precedent to Contango’s obligations not to be satisfied.

•

Dolly Varden Superior Proposal. Prior to the receipt of the Dolly Varden Shareholder Approval, the Dolly Varden Board approves entry into a definitive agreement with respect to a Superior Proposal; provided that Dolly Varden is then in compliance with the covenants relating to non-solicitation and Acquisition Proposals described above in all material respects and that, prior to or concurrently with such termination, Dolly Varden pays the Termination Fee described below.

•	Contango Material Adverse Effect. There has occurred a Contango Material Adverse Effect.

Termination Payments

The Arrangement Agreement provides that (a) if a Contango Termination Fee Event occurs, Contango shall pay a Termination Fee in the amount of $15 million to Dolly Varden (the “Termination Fee”); and (b) if a Dolly Varden Termination Fee Event occurs, Dolly Varden shall pay the Termination Fee to Contango.

A “Dolly Varden Termination Fee Event” means the termination of the Arrangement Agreement:

•

by Contango upon the circumstances described in “Dolly Varden Change in Recommendation” (subject to customary exceptions) or “Dolly Varden Material Breach of Non-Solicit,” in each case under the heading “Termination by Contango” above;

•	by Dolly Varden upon circumstances described in “Dolly Varden Superior Proposal” under the heading “Termination by Dolly Varden” above; or

•

by either party upon circumstances described in “Occurrence of Outside Date” or “Failure to Obtain Dolly Varden Shareholder Approval” under the heading “Termination by Either Party” above, or by Contango upon circumstances described in “Breach of Representation or Warranty or Failure to Perform Covenants by Dolly Varden” under the heading “Termination by Contango” above, but, in each case, only if:

•

prior to such termination, an Acquisition Proposal in respect of Dolly Varden shall have been made to Dolly Varden and publicly announced by any person making the Acquisition Proposal (other than Contango or its affiliates),

•	such Acquisition Proposal has not expired or been withdrawn prior to the Dolly Varden Meeting, and

•

within 12 months following the date of such termination, either (1) Dolly Varden or one or more of its subsidiaries enters into a definitive agreement in respect of an acquisition proposal (whether or not such acquisition proposal is the same acquisition proposal referred to above) and such acquisition proposal is subsequently consummated (whether or not within such 12-month period), or (2) an acquisition proposal (whether or not such acquisition proposal is the same acquisition proposal referred to above) is consummated.

A “Contango Termination Fee Event” means the termination of the Arrangement Agreement:

•

by Dolly Varden upon the circumstances described in “Contango Change in Recommendation” (subject to customary exceptions) or “Contango Material Breach of Non-Solicit,” in each case under the heading “Termination by Dolly Varden” above;

•	by Contango upon circumstances described in “Contango Superior Proposal” under the heading “Termination by Contango” above; or

•

by either party upon circumstances described in “Occurrence of Outside Date” or “Failure to Obtain Contango Stockholder Approval” under the heading “Termination by Either Party” above, or by Dolly Varden upon circumstances described in “Breach of Representation or Warranty or Failure to Perform Covenants by Contango” under the heading “Termination by Dolly Varden” above, but, in each case, only if:

•

prior to such termination, an Acquisition Proposal in respect of Contango shall have been made to Contango and publicly announced by any person making the Acquisition Proposal (other than Dolly Varden or its affiliates),

•	such Acquisition Proposal has not expired or been withdrawn prior to the meeting of the Contango Stockholders, and

•

within 12 months following the date of such termination, either (1) Contango or one or more of its subsidiaries enters into a definitive agreement in respect of an acquisition proposal other than a confidentiality agreement permitted by the Arrangement Agreement (whether or not such acquisition proposal is the same acquisition proposal referred to above) and such acquisition proposal is subsequently consummated (whether or not within such 12-month period), or (2) an acquisition proposal (whether or not such acquisition proposal is the same acquisition proposal referred to above) is consummated.

For purposes of the Dolly Varden Termination Fee Event and the Contango Termination Fee Event referred to above, the term “Acquisition Proposal” has the meaning assigned to that term in the Arrangement Agreement, except that references to “20%” are deemed to be references to “50%.”

Amendments

Subject to the provisions of the Interim Order, Final Order, the Plan of Arrangement and applicable laws, the Arrangement Agreement and the Plan of Arrangement may, at any time and from time to time before or after the holding of the Dolly Varden Meeting but not later than the Effective Time, be amended by mutual written agreement of the parties, without further notice to or authorization on the part of the Dolly Varden Shareholders, and any such amendment may, without limitation:

•	change the time for performance of any of the obligations or acts of the parties;

•	waive any inaccuracies or modify any representation or warranty contained in the Arrangement Agreement or in any document delivered pursuant thereto;

•	waive compliance with or modify any of the covenants therein contained and waive or modify performance of any of the obligations of the parties; and

•	waive compliance with or modify any mutual conditions precedent therein contained.

In addition, pursuant to the Plan of Arrangement:

•

Contango and Dolly Varden reserve the right to amend, modify or supplement the Plan of Arrangement at any time and from time to time prior to the Effective Time provided that any such amendment, modification, or supplement must be (i) set out in writing, (ii) approved by Contango and Dolly Varden (each acting reasonably), (iii) filed with the Court and, if made after the Dolly Varden Meeting, approved by the Court subject to such conditions as the Court may impose, and (iv) communicated to Dolly Varden Shareholders if and as required by the Court.

•

Any amendment, modification or supplement to the Plan of Arrangement may be proposed by Contango, Acquiror, Callco, or Dolly Varden at any time prior to or at the Dolly Varden Meeting (provided that, in the case of any proposed amendment, modification or supplement proposed by Contango, Dolly Varden shall have consented thereto and, in the case of any proposed amendment, modification or supplement proposed by Dolly Varden, Contango shall have consented thereto) with or without any other prior notice or communication and, if so proposed and accepted by the persons voting at the Dolly Varden Meeting, shall become part of the Plan of Arrangement.

•

Any amendment, modification or supplement to the Plan of Arrangement that is approved or directed by the Court following the Dolly Varden Meeting shall be effective only if (i) it is consented to by each of Contango, Acquiror, Callco, and Dolly Varden (each acting reasonably) and (ii) if such consent is required by the Court, it is consented to by Dolly Varden Shareholders voting in the manner directed by the Court.

•

Any amendment, modification or supplement to the Plan of Arrangement may be made following the Dolly Varden Meeting without filing such amendment, modification or supplement with the Court or seeking Court approval, provided that it concerns a matter which, in the reasonable opinion of Contango and Dolly Varden, is of an administrative nature required to better give effect to the implementation of the Plan of Arrangement and is not adverse to the interest of any holder of Dolly Varden Shares, Dolly Varden Options or Dolly Varden RSUs.

The Plan of Arrangement may be withdrawn prior to the Effective Time in accordance with the terms of the Arrangement Agreement.

Governing Law

The Arrangement Agreement is governed, including as to validity, interpretation and effect, by the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

Injunctive Relief

In addition to any other remedy that may be available to each party under the terms of the Arrangement Agreement, a non-breaching party will be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief or specific performance, and the parties shall not object to the granting of injunctive or other equitable relief on the basis that there exists an adequate remedy at law.

DESCRIPTION OF EXCHANGEABLE SHARES AND RELATED AGREEMENTS

Description of Exchangeable Shares

The Exchangeable Shares will be issued by Acquiror and will at all times carry, as nearly as possible, equivalent economic entitlements to those of the Contango Shares, for which they are exchangeable.

Dolly Varden Shareholders who are Eligible Holders may wish to elect to receive Exchangeable Shares rather than Contango Shares in order to take advantage of a full or partial tax deferral available under the Tax Act. The Canadian tax consequences of receiving or holding Exchangeable Shares may differ significantly from the Canadian tax consequences of receiving or holding Contango Shares depending upon the particular circumstances of an Eligible Holder. Careful consideration should be given by Eligible Holders to the tax consequences in determining whether or not an election should be made to receive Exchangeable Shares. The following summary description of certain material provisions of the rights, privileges, restrictions and conditions attaching to the Exchangeable Shares (the “Exchangeable Share Provisions”), is not comprehensive and is qualified in its entirety by reference to the complete text thereof.

Ranking

The Exchangeable Shares shall be entitled to a preference over the common shares of Acquiror and any other shares ranking junior to the Exchangeable Shares with respect to (i) the payment of dividends or other distributions and (ii) the distribution of assets in the event of the liquidation, dissolution or winding-up of Acquiror, whether voluntary or involuntary, or any other distribution of the assets of Acquiror among its shareholders for the purpose of winding up its affairs, in each case, as and to the extent provided therefor in the terms attaching to the Exchangeable Shares.

Dividends and Other Distributions

A holder of an Exchangeable Share shall be entitled to receive and the board of directors of Acquiror shall declare, subject to applicable law, on each date (a “Contango Dividend Declaration Date”) on which the Contango Board declares any dividend or other distribution on the Contango Shares, a dividend or other distribution on each Exchangeable Share:

(a)

in case of a cash dividend or other distribution declared on the Contango Shares, in an amount in cash, for each Exchangeable Share equal to the Canadian dollar equivalent of the cash dividend or other distribution declared on each Contango Share on the Contango Dividend Declaration Date;

(b)

in the case of a stock or share dividend or other distribution declared on the Contango Shares to be paid in Contango Shares, by the issue or transfer by Acquiror of such number of Exchangeable Shares for each Exchangeable Share as is equal to the number of Contango Shares to be paid on each Contango Share; or

(c)

in the case of a dividend or other distribution declared on the Contango Shares in property other than cash or Contango Shares, in such type and amount of property for each Exchangeable Share as is the same as or economically equivalent (as determined by the board of directors of Acquiror) to the type and amount of property declared as a dividend or other distribution on each Contango Share.

Such dividends or other distributions shall be paid out of money, assets or property of Acquiror properly applicable to the payment of dividends or other distributions, or out of authorized but unissued shares of Acquiror.

The record date for the determination of the holders of Exchangeable Shares entitled to receive payment of, and the payment date for, any dividend or other distribution declared on the Exchangeable Shares will be the same dates as the record date and payment date, respectively, for the corresponding dividend or other distribution declared on the Contango Shares, unless such record date for the dividend or other distribution on the Contango Shares is more than 2 months from the date that such dividend or other distribution is paid, in which case the record date for the determination of the holders of Exchangeable Shares entitled to receive payment of such dividend or other distribution shall be 2 months from the date such dividend or other distribution was declared.

The board of directors of Acquiror is required to determine, in good faith and in its sole discretion (with the assistance of such financial or other advisors as the board of directors of Acquiror may determine), “economic equivalence” for the purposes of the Exchangeable Shares and each such determination will be conclusive and binding on Acquiror and its shareholders. In making each such determination, a number of factors set out in the Exchangeable Share Provisions shall, without excluding other factors determined by the board of directors of Acquiror to be relevant, be considered by the board of directors of Acquiror.

Certain Restrictions

So long as any of the Exchangeable Shares are outstanding, Acquiror shall not at any time without, but may at any time with, the approval of the holders of the Exchangeable Shares:

(a)

pay any dividends or other distributions to any shares ranking junior to the Exchangeable Shares with respect to the payment of dividends or other distributions (other than in common shares of Acquiror), provided that Acquiror may pay stock or share dividends payable in common shares of Acquiror or any such other shares ranking junior to the Exchangeable Shares, as the case may be;

(b)

redeem or purchase or make any capital distribution in respect of common shares of Acquiror or any other shares ranking equally or junior to the Exchangeable Shares with respect to the payment of dividends or the distribution of assets in the event of the liquidation, dissolution or winding-up of Acquiror, whether voluntary or involuntary, or any other distribution of the assets of Acquiror among its shareholders for the purpose of winding up its affairs; or

(c)

issue any Exchangeable Shares or any other shares of Acquiror ranking equally with, or superior to, the Exchangeable Shares, other than, in each case, by way of stock or share dividend to the holders of such Exchangeable Shares.

The restrictions listed in (a), (b), and (c) above shall not apply if all dividends or other distributions on the outstanding Exchangeable Shares corresponding to dividends or other distributions declared and paid on the Contango Shares shall have been declared and paid in full on the Exchangeable Shares, prior to or as at the date of any such event referred to in (a), (b), and (c) above.

Distribution on Liquidation and Associated Call Right

Subject to applicable law and the due exercise by Contango or Callco of the Liquidation Call Right (as defined below) (which shall itself be subject to the sale and purchase contemplated by the automatic exchange of Exchangeable Shares for Contango Shares provided for in the Voting and Exchange Trust Agreement (the “Automatic Exchange Right”)), in the event of the liquidation, dissolution or winding-up of Acquiror or any other distribution of the assets of Acquiror among its shareholders for the purpose of winding up its affairs, that does not trigger a redemption by Acquiror (as described below), a holder of Exchangeable Shares shall be entitled to receive from the assets of Acquiror in respect of each Exchangeable Share held by such holder on the effective date of the liquidation, dissolution or winding-up of Acquiror or any other distribution of the assets of Acquiror among its shareholders for the purpose of winding up its affairs (the “Liquidation Date”), before any distribution of any part of the assets of Acquiror among the holders of the common shares of Acquiror or any other shares ranking junior to the Exchangeable Share with respect to dividends or other distributions, an amount per share (the “Liquidation Amount”) equal to (i) the Current Market Price (as defined below), of one Contango Share at such time plus (ii) the full amount of all dividends or other distributions declared and payable in respect of a Contango Share which have not, at such time, been paid on such Exchangeable Share in accordance with the

Exchangeable Share Provisions (the “Exchangeable Share Price”) on the last business day prior to the Liquidation Date, which price shall be satisfied in full by Acquiror delivering or causing to be delivered to such holder the Exchangeable Share Consideration (as defined below) representing the Liquidation Amount. “Current Market Price” means, in respect of a Contango Share on any date, the average closing price of a Contango Share on the NYSE American during the period of 20 consecutive trading days ending on the third trading day immediately before such date or, if the Contango Shares are not then listed on the NYSE American, on such other stock exchange or automated quotation system on which the Contango Shares are listed or quoted, as the case may be, as may be selected by Contango Board for such purpose; provided, however, that if in the reasonable opinion of Contango Board the public distribution or trading activity of Contango Shares during such period does not reflect the fair market value of a Contango Share, then the Current Market Price of a Contango Share shall be determined in good faith by Contango Board, based upon the advice of such qualified independent financial advisors as Contango Board may deem to be appropriate; and provided further that any such selection, opinion or determination by Contango Board shall be conclusive and binding, absent manifest error.

Contango and Callco will each have the overriding right (the “Liquidation Call Right”), in the event of and notwithstanding the proposed liquidation, dissolution or winding-up of Acquiror or any other distribution of the assets of Acquiror among its shareholders for the purpose of winding up its affairs and subject to the sale and purchase contemplated by the Automatic Exchange Right, to purchase from all but not less than all of the holders of Exchangeable Shares (other than Contango or an affiliate of Contango) on the Liquidation Date all but not less than all of the Exchangeable Shares held by each such holder on payment by Contango or Callco, as the case may be, to each such holder of an amount per share (the “Liquidation Call Purchase Price”) equal to the Exchangeable Share Price (payable in the form of (a) one Contango Share; plus (b) a cheque or cheques payable at par at any branch of the bankers of the payor in the amount of all declared, payable and unpaid, cash dividends or other distributions deliverable in connection with such action; plus (c) such stock or other property constituting any declared, payable and unpaid non-cash dividends or distributions deliverable in connection with such action; provided that: (i) the part of the consideration which represents (c) above shall be fully paid and satisfied by delivery of such non-cash items; (ii) in each case, any such consideration shall be delivered free and clear of any lien, claim, encumbrance, security interest or adverse claim or interest; and (iii) in each case, any such consideration shall be paid without interest and less any tax required to be deducted and withheld therefrom (the “Exchangeable Share Consideration”)) on the last business day prior to the Liquidation Date. The Liquidation Call Purchase Price shall be satisfied in full by Contango or Callco depositing or causing to be deposited with the registrar and transfer agent for the Exchangeable Shares as appointed by Acquiror from time to time (the “Exchangeable Shares Transfer Agent”), on or before the Liquidation Date, the Exchangeable Share Consideration representing the aggregate Liquidation Call Purchase Price. In the event of the exercise of the Liquidation Call Right by Contango or Callco, as the case may be, each such holder (other than Contango or an affiliate of Contango) shall be obligated to sell all of the Exchangeable Shares held by the holder to Contango or Callco, as the case may be, on the Liquidation Date on payment by Contango or Callco, as the case may be, to the holder of the Liquidation Call Purchase Price for each such share, and Acquiror shall have no obligation to pay any Liquidation Amount to the holders of such shares so purchased.

Callco shall only be entitled to exercise the Liquidation Call Right with respect to those Exchangeable Shares, if any, in respect of which Contango has not exercised the Liquidation Call Right. To exercise the Liquidation Call Right, Contango or Callco must notify the Exchangeable Shares Transfer Agent, as agent for the holders of Exchangeable Shares, and Acquiror of its intention to exercise such right (i) in the case of a voluntary liquidation, dissolution or winding-up of Acquiror or any other voluntary distribution of the assets of Acquiror among its shareholders for the purpose of winding up its affairs, at least 15 business days before the Liquidation Date, or (ii) in the case of an involuntary liquidation, dissolution or winding-up of Acquiror or any other involuntary distribution of the assets of Acquiror among its shareholders for the purpose of winding up its affairs, at least five business days before the Liquidation Date. The Exchangeable Shares Transfer Agent will notify the holders of Exchangeable Shares as to whether or not Contango or Callco has exercised the Liquidation Call Right forthwith after the expiry of the period during which the same may be exercised by Contango or Callco. If Contango or Callco exercises the Liquidation Call Right, then on the Liquidation Date, Contango or Callco, as the case may be, will purchase and the holders of the Exchangeable Shares (other than Contango or an affiliate of Contango) will sell, all of the Exchangeable Shares held by such holders on such date for a price per share equal to the Liquidation Call Purchase Price (payable in the form of the Exchangeable Share Consideration).

Retraction of Exchangeable Shares and Associated Call Right

Subject to applicable law and the due exercise by Contango or Callco of the Retraction Call Right (as defined below), a holder of Exchangeable Shares shall be entitled at any time to require Acquiror to redeem, or Contango to purchase (at the holder’s discretion) any or all Exchangeable Shares registered in the name of such holder and for an amount per share equal to the Exchangeable Share Price on the last business day prior to the Retraction Date (as defined below) (the “Retraction Price”), which price shall be satisfied in full by Acquiror or Contango delivering or causing to be delivered to such holder the Exchangeable Share Consideration representing the Retraction Price. A holder of Exchangeable Shares must give notice of a request to redeem or purchase, as applicable, by presenting and surrendering to Acquiror or Contango, as applicable, at the registered office of Acquiror or Contango, as applicable, or at any office of the Exchangeable Shares Transfer Agent as may be specified by Acquiror or Contango, as applicable, by notice to the holders of the Exchangeable Shares, the certificate(s) representing the Exchangeable Shares (if any) that the holder desires to have Acquiror or Contango redeem or purchase, as applicable, together with (i) such other documents and instruments as may be required to effect a transfer of the Exchangeable Shares under the BCBCA and the articles of Acquiror, as applicable, together with such additional documents, instruments and payments as the Exchangeable Shares Transfer Agent and Acquiror or Contango, as applicable, may reasonably require and (ii) a duly executed request (“Retraction Request”) in the form of Appendix I to the Exchangeable Share Provisions or in such other form as may be acceptable to Acquiror or Contango, as applicable: (A) specifying that the holder desires to have all or any number specified therein of the Exchangeable Shares represented by such certificate(s) (if any) or by any non-transferable acknowledgement (the “Retracted Shares”) redeemed by Acquiror or purchased by Contango, as applicable; (B) stating the business day on which the holder desires to have Acquiror redeem or Contango purchase, as applicable, the Retracted Shares (the “Retraction Date”), provided that the Retraction Date shall not be less than 10 business days nor more than 15 business days after the date on which the Retraction Request is received by Acquiror or Contango, as applicable, and further provided that, in the event that no such business day is specified by the holder in the Retraction Request, the Retraction Date shall be deemed to be the 15th business day after the date on which the Retraction Request is received by Acquiror or Contango, as applicable; and (C) acknowledging the overriding Retraction Call Right (as defined below) of Contango and Callco to purchase all but not less than all the Retracted Shares directly from the holder and that the Retraction Request shall be deemed to be a revocable offer by the holder to sell the Retracted Shares to Contango or Callco in accordance with the Retraction Call Right (as defined below) on the Retraction Date for the Retraction Call Right Purchase Price (as defined below) and on the other terms and conditions set out in the Exchangeable Share Provisions.

In the event that a holder of Exchangeable Shares delivers a Retraction Request, Contango and Callco shall have the overriding right (the “Retraction Call Right”), notwithstanding the proposed redemption of the Exchangeable Shares by Acquiror or purchase of the Exchangeable Shares by Contango, as applicable, to purchase from such holder on the Retraction Date all but not less than all of the Retracted Shares held by such holder on payment by Contango or Callco, as the case may be, of an amount per share equal to the Exchangeable Share Price applicable on the last business day prior to the Retraction Date (the “Retraction Call Right Purchase Price”), which price shall be satisfied in full by Contango or Callco, as the case may be, delivering or causing to be delivered to such holder the Exchangeable Share Consideration representing the Retraction Call Right Purchase Price. Upon the exercise of the Retraction Call Right by Contango or Callco (provided that the applicable Retraction Request has not been revoked in the manner described below), the holder of such Retracted Shares shall be obligated to sell all of such Retracted Shares to Contango or Callco, as the case may be, on the Retraction Date on payment by Contango or Callco, as the case may be, of the aggregate Retraction Call Right Purchase Price in respect of such shares.

Upon receipt by Acquiror or Contango, as applicable, of a Retraction Request, Acquiror or Contango, as applicable, shall immediately notify Contango and Callco thereof and shall provide Contango or Callco with a copy of the Retraction Request. Callco shall only be entitled to exercise the Retraction Call Right with respect to those Exchangeable Shares, if any, in respect of which Contango has not exercised the Retraction Call Right or in respect of which Contango has received the relevant Retraction Request and in respect of which Contango has not exercised its Retraction Call Right. To exercise its Retraction Call Right, Contango or Callco, as the case may be, must notify Acquiror or Contango, as applicable, and the Exchangeable Shares Transfer Agent, as agent for the holders of the Exchangeable Shares, in writing of its determination to do so within five business days after Acquiror or Contango, as applicable, notifies Contango and Callco of the Retraction Request. If neither Contango nor Callco so notifies Acquiror or Contango, as applicable, within such five business day period, Acquiror or

Contango, as applicable, shall notify the holder as soon as possible thereafter that neither Contango nor Callco will exercise the Retraction Call Right. Provided that the aggregate Retraction Call Right Purchase Price has been so deposited with the Exchangeable Shares Transfer Agent, the closing of the purchase and sale of the Retracted Shares pursuant to the Retraction Call Right shall be deemed to have occurred as at the close of business on the Retraction Date and, for greater certainty, no redemption by Acquiror or purchase by Contango, as applicable, of such Retracted Shares shall take place on the Retraction Date.

A holder of Exchangeable Shares who has made a Retraction Request may, by notice in writing given by the holder to Acquiror or Contango, as applicable, before the close of business on the second business day immediately preceding the Retraction Date, withdraw such Retraction Request, in which event such Retraction Request will be null and void and the revocable offer constituted by the Retraction Request to sell such Exchangeable Shares to Contango or Callco pursuant to the exercise of the Retraction Call Right will be deemed to have been revoked.

If neither Contango nor Callco notifies the Exchangeable Shares Transfer Agent and Acquiror or Contango, as applicable, of its intention to exercise the Retraction Call Right in the manner and timing described above, each holder of Exchangeable Shares will, at the holder’s discretion, be entitled to demand (by way of notice given to Acquiror or Contango) that Contango exercise (provided that Contango may, in its sole discretion, cause Callco to exercise in its stead) the Retraction Call Right in respect of the shares covered by the notice.

Redemption of Exchangeable Shares and Associated Call Right

Subject to applicable law and the due exercise by Contango or Callco of the Redemption Call Right (as defined below), Acquiror shall on the Redemption Date (as defined below) redeem all but not less than all of the then outstanding Exchangeable Shares (other than Exchangeable Shares held by Contango and its affiliates) for an amount per share (the “Redemption Price”) equal to the Exchangeable Share Price on the last business day prior to the Redemption Date, which price shall be satisfied in full by Acquiror delivering or causing to be delivered to each holder of Exchangeable Shares the Exchangeable Share Consideration for each Exchangeable Share held by such holder.

The “Redemption Date” is the date, if any, established by the board of directors of Acquiror for the redemption by Acquiror of all but not less than all of the outstanding Exchangeable Shares, which date shall be the fifth anniversary of the Effective Date (the “Sunset Date”) unless, prior to that time:

(a)

the aggregate number of Exchangeable Shares issued and outstanding (other than Exchangeable Shares held by Contango and its affiliates) is less than 5% of the number of Exchangeable Shares issued on the Effective Date (as such number of shares may be adjusted as deemed appropriate by the board of directors of Acquiror in certain circumstances set forth in the Exchangeable Share Provisions), in which case the board of directors of Acquiror may accelerate such Redemption Date to such date as it may determine, upon at least 30 days’ prior written notice to the holders of the Exchangeable Shares and the Trustee;

(b)

(i) any person acquires, directly or indirectly, any voting security of Contango, immediately after such acquisition, directly or indirectly owns, or exercises control and direction over, voting securities representing more than 50% of the total voting power of all of the then outstanding voting securities of Contango; (ii) the shareholders of Contango approve a merger, consolidation, recapitalization or reorganization of Contango, other than any such transaction which would result in the holders of outstanding voting securities of Contango immediately prior to such transaction directly or indirectly owning, or exercising control and direction over, voting securities representing more than 50% of the total voting power of all of the voting securities of the surviving entity outstanding immediately after such transaction; (iii) the shareholders of Contango approve a liquidation of Contango; (iv) Contango sells or disposes of all or substantially all of its assets; or (v) any other transaction or series of related transactions having a substantially similar effect as those described above (each a “Contango Extraordinary Transaction”) is proposed, in which case, provided that the board of directors of Acquiror determines in good faith, that it is not practicable to substantially replicate the terms and conditions of the Exchangeable Shares in connection with such Contango Extraordinary Transaction or that the redemption of all but not less than all of the outstanding Exchangeable Shares (other than Exchangeable Shares held by Contango and its affiliates) is necessary to enable the completion of such Contango Extraordinary Transaction in accordance with its terms, the board of directors of Acquiror may accelerate such Redemption Date to such date as it may determine, upon such number of days’

prior written notice to the holders of the Exchangeable Shares and the Trustee as the board of directors of Acquiror may determine to be reasonably practicable in such circumstances;

Contango and Callco shall each have the overriding right (the “Redemption Call Right”), notwithstanding the proposed redemption of the Exchangeable Shares by Acquiror, to purchase from all but not less than all of the holders of Exchangeable Shares (other than Contango or an affiliate of Contango) on the Redemption Date all but not less than all of the Exchangeable Shares held by each such holder on payment by Contango or Callco, as the case may be, of an amount per share (the “Redemption Call Purchase Price”) equal to the Exchangeable Share Price on the last business day prior to the Redemption Date. The Redemption Call Purchase Price shall be satisfied in full by Contango or Callco depositing or causing to be deposited with the Exchangeable Shares Transfer Agent, on or before the Redemption Date, the Exchangeable Share Consideration representing the aggregate Redemption Call Purchase Price. In the event of the exercise of the Redemption Call Right by Contango or Callco, as the case may be, each holder of Exchangeable Shares (other than Contango and its affiliates) shall be obligated to sell all of the Exchangeable Shares held by the holder to Contango or Callco, as the case may be, on the Redemption Date on payment by Contango or Callco, as the case may be, to the holder of the Redemption Call Purchase Price for each such share, and Acquiror shall have no obligation to redeem, or pay the Redemption Price, in respect of the shares so purchased.

Callco shall only be entitled to exercise the Redemption Call Right with respect to those Exchangeable Shares, if any, in respect of which Contango has not exercised the Redemption Call Right, other than in the case where the Redemption Date is the Sunset Date (such redemption, the “Sunset Redemption”) with respect to which Callco shall always be entitled to exercise the Redemption Call Right. To exercise the Redemption Call Right, Contango or Callco must notify the Exchangeable Shares Transfer Agent, as agent for the holders of Exchangeable Shares, and Acquiror of its intention to exercise such right (i) in the case of a redemption occurring as a result of a Contango Extraordinary Transaction, on or before the Redemption Date, and (ii) in any other case, at least 15 business days before the Redemption Date. The Exchangeable Shares Transfer Agent will notify the holders of Exchangeable Shares as to whether or not Contango or Callco has exercised the Redemption Call Right forthwith after the expiry of the period during which the same may be exercised by Contango or Callco. If Contango or Callco exercises the Redemption Call Right, then on the Redemption Date, Contango or Callco, as the case may be, will purchase and the holders of the Exchangeable Shares (other than any holder of Exchangeable Shares which is Contango or any of its affiliates) will sell all of the Exchangeable Shares held by such holders on such date for a price per share equal to the Redemption Call Purchase Price (payable in the form of the Exchangeable Share Consideration).

If neither Contango nor Callco notifies the Exchangeable Shares Transfer Agent and Acquiror of its intention to exercise the Redemption Call Right in the manner and timing described above, each holder of Exchangeable Shares will, at the holder’s discretion, be entitled to demand (by way of notice given to Acquiror or Contango) that Contango exercise (provided that Contango may, in its sole discretion, cause Callco to exercise in its stead) the Redemption Call Right in respect of the shares covered by the notice.

Change of Law Call Right

Contango and Callco shall each have the overriding right (the “Change of Law Call Right”), in the event of any amendment to the Tax Act and other applicable provincial income tax laws that permits Canadian resident holders of the Exchangeable Shares, who hold the Exchangeable Shares as capital property and deal at arm’s length with Contango and Acquiror (all for the purposes of the Tax Act and other applicable provincial income tax laws), to exchange their Exchangeable Shares for Contango Shares on a basis that will not require such holders to recognize any income, gain or loss or any actual or deemed dividend in respect of such exchange for the purposes of the Tax Act or applicable provincial income tax laws, to purchase from all but not less than all of the holders of Exchangeable Shares (other than any holder of Exchangeable Shares which is Contango or any of its affiliates) on the Change of Law Call Date (as defined below) all but not less than all of the Exchangeable Shares held by each such holder on payment by Contango or Callco, as the case may be, to each such holder an amount per share (the “Change of Law Call Purchase Price”) equal to the Exchangeable Share Price applicable on the last business day prior to the date on which Contango or Acquiror acquires the Exchangeable Shares pursuant to the exercise of the Change of Law Call Right (the “Change of Law Call Date”), which shall be satisfied in full by Contango or Callco depositing or causing to be deposited with the Exchangeable Shares Transfer Agent, on or before the Change of Law Call Date, the Exchangeable Share Consideration representing the total Change of Law Call Purchase Price. In the event of the exercise of the Change of Law Call Right by Contango or Callco, as the case may be, each such holder of Exchangeable Shares (other than Contango and its affiliates) shall be obligated to sell all of the Exchangeable Shares held by the holder to Contango or Callco, as the case may be, on the Change of Law Call Date upon payment by Contango or Callco, as the case may be, to such holder of the Change of Law Call Purchase Price (payable in the form of Exchangeable Share Consideration) for each such share.

Callco shall only be entitled to exercise the Change of Law Call Right with respect to those Exchangeable Shares, if any, in respect of which Contango has not exercised the Change of Law Call Right. To exercise the Change of Law Call Right, Contango or Callco, as the case may be, must notify the Exchangeable Shares Transfer Agent, as agent for the holders of Exchangeable Shares, and Acquiror of its intention to exercise such right at least 15 business days before the Change of Law Call Date. The Exchangeable Shares Transfer Agent will notify the holders of Exchangeable Shares as to Contango or Callco exercising the Change of Law Call Right forthwith after receiving notice of such exercise from Contango or Callco. If Contango or Callco exercises the Change of Law Call Right, then on the Change of Law Call Date, Contango or Callco, as the case may be, will purchase and the holders of the Exchangeable Shares (other than any holder of Exchangeable Shares which is Contango or any of its affiliates) will sell, all of the Exchangeable Shares then outstanding for a price per share equal to the Change of Law Call Purchase Price (payable in the form of Exchangeable Share Consideration).

If neither Contango nor Callco notifies the Exchangeable Shares Transfer Agent and Acquiror of its intention to exercise the Change of Law Call Right in the manner and timing described above, each holder of Exchangeable Shares will, at the holder’s discretion, be entitled to demand (by way of notice given to Acquiror or Contango) that Contango exercise (provided that Contango may, in its sole discretion, cause Callco to exercise in its stead) the Change of Law Call Right in respect of the shares covered by the notice.

Voting Rights

Except as required by applicable law and in respect of certain matters as further described in the Exchangeable Share Provisions, the holders of the Exchangeable Shares shall not be entitled as such to receive notice of or to attend any meeting of the shareholders of Acquiror or to vote at any such meeting. Without limiting the generality of the foregoing, the holders of the Exchangeable Shares shall not be entitled to class votes except as required by applicable law. Each holder of Exchangeable Shares shall have the right to instruct the Trustee to cast and exercise, in the manner instructed, the number of votes to which a holder of one Contango Share is entitled with respect to any matter, proposition or question for each Exchangeable Share owned of record by such holder as may be adjusted in accordance with the Voting and Exchange Trust Agreement. See “Description of Exchangeable Shares and Related Agreements – Voting and Exchange Trust Agreement.”

Amendment and Approval

Any approval required to be given by the holders of the Exchangeable Shares to add to, change or remove any right, privilege, restriction or condition attaching to the Exchangeable Shares or any other matter requiring the approval or consent of the holders of the Exchangeable Shares in accordance with applicable law shall be deemed to have been sufficiently given if it has been given in accordance with applicable law, subject to, in respect of any approval required under the Exchangeable Share Provisions, a minimum requirement that such approval be evidenced by a resolution passed by not less than two-thirds of the votes cast on such resolution at a meeting of holders of Exchangeable Shares duly called and held at which the holders of at least 25% of the outstanding Exchangeable Shares at that time are present in person or represented by proxy.

Voting and Exchange Trust Agreement

The following is a summary description of certain material provisions of the Voting and Exchange Trust Agreement, is not comprehensive and is qualified in its entirety by reference to the complete text of the Voting and Exchange Trust Agreement.

The purpose of the Voting and Exchange Trust Agreement is to create a trust for the benefit of the registered holders from time to time of Exchangeable Shares, other than Contango, Callco and their affiliates (the “Beneficiaries”). The Trustee will hold the Special Voting Share in the capital of Contango which entitles the holder to that number of votes at meetings of holders of Contango Shares equal to the number of Exchangeable Shares outstanding at such time (excluding Exchangeable Shares held by Contango and its affiliates) in order to enable the Trustee to exercise the voting rights attached thereto and will hold the Exchange Right (as defined below) and the Automatic Exchange Right in order to enable the Trustee to exercise or enforce such rights, in each case as trustee for and on behalf of the Beneficiaries.

Voting Rights

Pursuant to the Voting and Exchange Trust Agreement, Contango will issue to and deposit with the Trustee the Special Voting Share to be held of record by the Trustee as trustee for and on behalf of, and for the use and benefit of, the Beneficiaries and in accordance with the provisions of the Voting and Exchange Trust Agreement.

Under the Voting and Exchange Trust Agreement, the Trustee shall be entitled to exercise all of the voting rights, including the right to vote in person or by proxy, attaching to the Special Voting Share on any matters, question, proposal or proposition that may properly come before the Contango Stockholders at a meeting of Contango Stockholders.

With respect to all meetings of shareholders of Contango at which Contango Stockholders are entitled to vote, each Beneficiary shall be entitled to instruct the Trustee to cast and exercise, in the manner instructed, the number of votes to which a holder of one Contango Share is entitled with respect to such matter, proposition or question for each Exchangeable Share owned of record by such Beneficiary as may be adjusted in accordance with the Voting and Exchange Trust Agreement at the close of business on the record date established by Contango or by applicable law.

The aggregate voting rights attached to the Special Voting Share at a meeting of shareholders of Contango at which shareholders of Contango are entitled to vote shall consist of one vote per outstanding Exchangeable Share from time to time owned by Contango and its affiliates (all as may be adjusted from time to time in accordance with the Voting and Exchange Trust Agreement) at the close of business on the record date established by Contango or by applicable law for which the Trustee shall have received voting instructions from the Beneficiaries.

The Trustee will exercise each vote attached to the Special Voting Share only as directed by the relevant holder and, in the absence of instructions from a holder as to voting, the Trustee will not exercise voting rights with respect to such Exchangeable Share. A holder may, upon instructing the Trustee, obtain a proxy from the Trustee entitling the holder to vote directly at the relevant meeting the votes attached to the Special Voting Share to which the holder is entitled.

The Trustee will send to the Beneficiaries the notice of each meeting at which the Contango Stockholders are entitled to vote, together with the related meeting materials and a statement as to the manner in which the holder may instruct the Trustee to exercise the votes attaching to the Special Voting Share, at the same time as Contango sends such notice and materials to the Contango Stockholders. The Trustee will also send to the holders of Exchangeable Shares copies of all information statements, interim and annual financial statements, reports and other materials sent by Contango to the Contango Stockholders at the same time as such materials are sent to the Contango Stockholders. To the extent such materials are provided to the Trustee by Contango, the Trustee will also send to the holders all materials sent by third parties to Contango Stockholders generally, including dissident proxy circulars and tender and exchange offer circulars, as soon as possible after such materials are first sent to Contango Stockholders.

All rights of a holder of Exchangeable Shares to exercise votes attached to the Special Voting Share will cease upon the exchange of such holder’s Exchangeable Shares for Contango Shares.

Acquiror Insolvency Event – Exchange Right

Upon the occurrence and during the continuance of (i) the institution by Acquiror of any proceeding to be adjudicated a bankrupt or insolvent or to be dissolved or wound up, or the consent of Acquiror to the institution of bankruptcy, insolvency, dissolution or winding-up proceedings against it, (ii) the filing by Acquiror of a petition, answer or consent seeking dissolution or winding-up under any bankruptcy, insolvency or analogous laws, including the Companies Creditors’ Arrangement Act (Canada) and the Bankruptcy and Insolvency Act (Canada), or the failure by Acquiror to contest in good faith any such proceedings commenced in respect of Acquiror within 30 days of becoming aware thereof, or the consent by Acquiror to the filing of any such petition or to the appointment of a receiver, (iii) the making by Acquiror of a general assignment for the benefit of creditors, or the admission in writing by Acquiror of its inability to pay its debts generally as they become due, or (iv) Acquiror not being permitted, pursuant to solvency requirements of applicable law, to redeem any Exchangeable Shares pursuant to the terms of the Exchangeable Share Provisions specified in a Retraction Request delivered to Acquiror in accordance with the terms of the Exchangeable Share Provisions (each an “Acquiror Insolvency Event”), the Trustee shall have the right (the “Exchange Right”) to require Callco or Contango (provided that Contango may, in its sole discretion, cause Callco to purchase in its stead to the extent permitted by applicable law) to purchase from each Beneficiary all or any part of the Exchangeable Shares from each or any Beneficiary, provided that the Trustee may exercise such right only on the basis of instructions received from each such Beneficiary. The purchase price payable by Contango or Callco, as the case may be, for each Exchangeable Share purchased pursuant to the exercise of the Exchange Right will be the Exchangeable Share Price on the last business day prior to the closing of the purchase and sale of such Exchangeable Share, which price will be satisfied in full by Contango or Callco, as the case may be, delivering the Exchangeable Share Consideration representing such Exchangeable Share Price to the Trustee.

As soon as practicable following the occurrence of an Acquiror Insolvency Event or any event that with the passage of time or the giving of notice or both would be an Acquiror Insolvency Event, Contango and Acquiror will give written notice thereof to the Trustee. As soon as practicable after receiving such notice, or upon the Trustee otherwise becoming aware of an Acquiror Insolvency Event, the Trustee will give notice to each holder of Exchangeable Shares of such event and will advise the holder of its rights with respect to the Exchange Right.

Contango Liquidation Event – Automatic Exchange Right

Immediately prior to the effective date of (a) any determination by the Contango Board to institute voluntary liquidation, dissolution or winding-up proceedings with respect to Contango or to effect any other distribution of assets of Contango among shareholders for the purpose of winding up its affairs; or (b) the commencement of any instituted claim, suit, petition or other proceedings with respect to the involuntary liquidation, dissolution or winding-up of Contango or to effect any other distribution of assets of Contango among its shareholders for the purpose of winding up its affairs, in each case where Contango has failed to contest in good faith any such proceeding commenced in respect of Contango within 30 days of becoming aware thereof (a “Contango Liquidation Event”), each of the then outstanding Exchangeable Shares (other than Exchangeable Shares held by Contango, Callco and their affiliates) shall be automatically exchanged for one Contango Share. To effect such automatic exchange, Contango (or, if Contango so decides, in its sole discretion and to the extent permitted by applicable law, Callco) shall purchase all of the Exchangeable Shares outstanding immediately prior to the effective date of the Contango Liquidation Event. The purchase price payable by Contango for each Exchangeable Share purchased pursuant to such exchange will be the Exchangeable Share Price immediately prior to the effective date of the Contango Liquidation Event, which price will be satisfied in full by Contango or Callco, as applicable, delivering the Exchangeable Share Consideration representing such Exchangeable Share Price to the holder thereof.

Exchangeable Share Support Agreement

The following is a summary description of certain material provisions of the Exchangeable Share Support Agreement, is not comprehensive and is qualified in its entirety by reference to the complete text of the Exchangeable Share Support Agreement.

Pursuant to the Exchangeable Share Support Agreement, Contango will agree that, so long as any Exchangeable Shares not owned by Contango or its affiliates are outstanding, Contango shall, among other things:

(a)

not take any action that will result in the declaration or payment of any dividend or make any other distribution on the Contango Shares unless (i) Acquiror shall simultaneously, declare or pay, as the case may be, an equivalent dividend or other distribution economically equivalent thereto (as determined in accordance with the Exchangeable Share Provisions) on the Exchangeable Shares (an “Equivalent Dividend”), (ii) if the dividend is a cash dividend or other distribution, receive sufficient money or other assets from Contango (through any intermediary entities) to enable the due declaration and the due and punctual payment, in accordance with applicable law and the Exchangeable Share Provisions, of any such Equivalent Dividend, and (iii) if the dividend or other distribution is a stock or share dividend or distribution of stock or shares, have sufficient but unissued securities available to enable the due declaration and the due and punctual payment, in accordance with applicable law and the Exchangeable Share Provisions, of any such Equivalent Dividend;

(b)

advise Acquiror sufficiently in advance of the declaration of any dividend or other distribution on the Contango Shares and take all such other actions as are reasonably necessary or desirable, in cooperation with Acquiror, to ensure that the respective declaration date, record date and payment date for equivalent dividends on the Exchangeable Shares are the same as those for any corresponding dividends or other distributions on the Contango Shares;

(c)	ensure that the record date for any dividend or other distribution declared on the Contango Shares is not less than 10 business days after the declaration date of such dividend or declaration;

(d)

take all such actions and do all things as are reasonably necessary or desirable to enable and permit Acquiror, in accordance with applicable law, to pay the Liquidation Amount, the Retraction Price or the Redemption Price to the holders of the Exchangeable Shares in the event of a liquidation, dissolution or winding-up of Acquiror, whether voluntary or involuntary, the delivery of a Retraction Request by a holder of Exchangeable Shares or a redemption of Exchangeable Shares by Acquiror;

(e)

take all such actions and do all such things as are reasonably necessary or desirable to enable and permit the Trustee, in accordance with applicable law, to perform its obligations under the Voting and Exchange Trust Agreement, including all such actions and all such things as are reasonably necessary or desirable to enable and permit the Trustee in its capacity as trustee under the Voting and Exchange Trust Agreement to exercise such number of votes in respect of a meeting of Contango Stockholders as is equal to the aggregate number of Exchangeable Shares outstanding on an as-exchange-for-Contango-Shares basis at the relevant time (other than those held by Contango and its affiliates);

(f)

take all such actions and do all things as are reasonably necessary or desirable to enable and permit Contango or Callco, as the case may be, in accordance with applicable law, to perform its obligations arising upon the exercise by it of the Liquidation Call Right, the Retraction Call Right, the Redemption Call Right or the Change of Law Call Right;

(g)

take all such actions and do all such things as are reasonably necessary or desirable to enable and permit Contango, in accordance with applicable law, to perform its obligations in connection with a Retraction Request and redemption by Acquiror pursuant to the Exchangeable Share Provisions; and

(h)

not cause or permit Callco to exercise its vote as a shareholder of Acquiror to initiate the voluntary liquidation, dissolution or winding up of Acquiror or any other distribution of the assets of Acquiror for the purpose of winding up its affairs, nor take any action or omit to take any action that is designed to result in the liquidation, dissolution or winding up of Acquiror or any other distribution of the assets of Acquiror among its shareholders for purpose of winding up its affairs, without the prior approval of the holders of the Exchangeable Shares in accordance with the Exchangeable Share Provisions as long as any Exchangeable Shares are outstanding.

In order to protect the economic equivalence of the Exchangeable Shares, the Exchangeable Share Support Agreement will provide that, so long as any Exchangeable Shares not owned by Contango or its affiliates are outstanding:

(a)	Contango will not without the prior approval of Acquiror and the prior approval of the holders of the Exchangeable Shares given in accordance with the Exchangeable Share Provisions:

(i)

issue or distribute Contango Shares (or securities exchangeable for or convertible into or carrying rights to acquire Contango Shares) to the holders of all or substantially all of the then outstanding Contango Shares by way of stock dividend or other distribution, other than an issue of Contango Shares (or securities exchangeable for or convertible into or carrying rights to acquire Contango Shares) to holders of Contango Shares (A) who exercise an option to receive dividends in Contango Shares (or securities exchangeable for or convertible into or carrying rights to acquire Contango Shares) in lieu of receiving cash dividends, or (B) pursuant to any dividend reinvestment plan or scrip dividend or similar arrangement; or

(ii)

issue or distribute rights, options or warrants to the holders of all or substantially all of the then outstanding Contango Shares entitling them to subscribe for or to purchase Contango Shares (or securities exchangeable for or convertible into or carrying rights to acquire Contango Shares); or

(iii)

issue or distribute to the holders of all or substantially all of the then outstanding Contango Shares (A) shares or securities of Contango of any class (other than Contango Shares or securities convertible into or exchangeable for or carrying rights to acquire Contango Shares), (B) rights, options, warrants or other assets other than those referred to in clause (a)(ii) above, (C) evidence of indebtedness of Contango or (D) assets of Contango, unless, in each case, the economic equivalent on a per share basis of such rights, options, warrants, securities, shares, evidences of indebtedness or other assets is issued or distributed by Acquiror simultaneously to holders of the Exchangeable Shares.

(b)	Contango shall not without the prior approval of Acquiror and the prior approval of the holders of the Exchangeable Shares given in accordance with the Exchangeable Share Provisions:

(i)	subdivide, redivide or change the then outstanding Contango Shares into a greater number of Contango Shares; or

(ii)	reduce, combine, consolidate or change the then outstanding Contango Shares into a lesser number of Contango Shares; or

(iii)	reclassify or otherwise change Contango Shares or effect an amalgamation, merger, reorganization or other transaction affecting Contango Shares;

unless, in each case, the same or an economically equivalent change is simultaneously made to, or in the rights of the holders of, the Exchangeable Shares.

(c)

Contango shall ensure that the record date for any event referred to in (a) and (b) above, or (if no record date is applicable for such event) the effective date for any such event, is not less than five business days after the date on which such event is declared or announced by Contango (with contemporaneous notification thereof by Contango to Acquiror).

The board of directors of Acquiror will determine, in good faith and in its sole discretion (with the assistance of such financial or other advisors as the board of directors of Acquiror may determine), “economic equivalence”

for the purposes of any event referred to in paragraphs (a) or (b) above and each such determination will be conclusive and binding on Contango. Acquiror agrees that, to the extent required, upon due notice from Contango, Acquiror shall use its best efforts to take or cause to be taken such steps as may be necessary for the purposes of ensuring that appropriate dividends are paid or other distributions are made by Acquiror, or subdivisions, redivisions or changes are made to the Exchangeable Shares, in order to implement the required economic equivalence with respect to the Contango Shares and Exchangeable Shares as provided for above.

The Exchangeable Share Support Agreement will provide that in the event that a tender offer, share exchange offer, issuer bid, takeover bid or similar transaction with respect to Contango Shares is proposed to Contango or its shareholders and is recommended by the Contango Board, or is otherwise effected or to be effected with the consent or approval of the Contango Board, and the Exchangeable Shares are not redeemed by Acquiror or purchased by Contango or Callco pursuant to the Redemption Call Right, Contango and Acquiror will use reasonable efforts (or best efforts, in Acquiror’s case) to take all such actions and do all such things as are necessary or desirable to enable and permit holders of Exchangeable Shares (other than Contango and its affiliates) to participate in such offer to the same extent and on an economically equivalent basis as the holders of Contango Shares, without discrimination. Without limiting the generality of the foregoing, Contango and Acquiror will use reasonable efforts in good faith to ensure that all holders of Exchangeable Shares may participate in such offer without being required to retract Exchangeable Shares as against Acquiror (or, if so required, to ensure that any such retraction, shall be effective only upon, and shall be conditional upon, the closing of such offer and only to the extent necessary to tender or deposit to the offer).

The Exchangeable Share Support Agreement also will provide that, as long as any outstanding Exchangeable Shares are owned by any person or entity other than Contango or any of its affiliates, Contango will, unless approval to do otherwise is obtained from the holders of the Exchangeable Shares in accordance with the Exchangeable Share Provisions, remain the direct or indirect beneficial owner of all issued and outstanding common shares of Acquiror and Callco.

With the exception of changes for the purpose of (i) adding to the covenants of any or all of the parties, (ii) evidencing the succession of successors to Contango and the covenants and obligations assumed by such successors; (iii) making such amendments or modifications not inconsistent with the Exchangeable Share Support Agreement as may be necessary or desirable with respect to matters or questions arising thereunder or (iv) curing or correcting any ambiguities or defect or inconsistent provision or clerical omission or mistake or manifest errors (provided, in the case of (i), (iii) and (iv), that the board of directors of each of Contango, Acquiror and Callco are of the good faith opinion that such amendments are not prejudicial to the rights or interests of the holders of the Exchangeable Shares), the Exchangeable Share Support Agreement may not be amended except by agreement in writing executed by Contango, Callco and Acquiror and approved by the holders of the Exchangeable Shares.

Under the Exchangeable Share Support Agreement, each of Contango and Callco will not, and will cause its affiliates not to, exercise any voting rights which may be exercisable by holders of Exchangeable Shares from time to time with respect to any Exchangeable Shares owned by Contango or its affiliates on any matter considered at meetings of holders of Exchangeable Shares (including any approval sought from such holders in respect of matters arising under the Exchangeable Share Support Agreement).

Registration of Contango Shares issued upon exchange of the Exchangeable Shares

The Contango Shares to be issued upon exchange of the Exchangeable Shares are subject to the registration requirements of the U.S. Securities Act. Pursuant to the Exchangeable Share Support Agreement, Contango will agree to cause there to be an effective registration statement registering the issuance of the Contango Shares issuable upon exchange of the Exchangeable Shares under the U.S. Securities Act.

PROPOSAL NO. 1 - THE ARRANGEMENT PROPOSAL

The Contango Board has unanimously adopted a resolution authorizing, approving, declaring advisable and recommending to Contango Stockholders for their approval of the issuance to Dolly Varden of the Contango Shares that are Consideration Shares and Contango Shares that will be issued upon the exchange of the Exchangeable Shares pursuant to the Arrangement.

Section 712(b) of the NYSE American Listed Company Manual sets out that stockholder approval is required prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in any transaction or series of related transactions for an acquisition of another company if the issuance of common stock, or of securities convertible into or exercisable for common stock, in any transaction or series of related transactions if the present or potential issuance of common stock, or securities convertible into common stock, could result in an increase in outstanding common shares of 20% or more. The number of Contango Shares that are Consideration Shares, the number of Contango Shares to be issued upon the exchange of the Exchangeable Shares pursuant to the Arrangement, and the number of Contango Shares issuable upon the exercise of the Replacement Options to be issued to Dolly Varden Optionholders will exceed 20% of the number of Contango Shares outstanding before the issuance. Therefore, NYSE American Listed Company Section 712(b) requires stockholder approval of the Arrangement Proposal.

As of [●], 2026, approximately [●] million Contango Shares were issued and outstanding. Upon the consummation of the Arrangement, Dolly Varden Shareholders would acquire an aggregate of up to approximately [●] million Contango Shares, which represents approximately [●]% of the Contango Shares issued and outstanding prior to the consummation of the Arrangement. Contango Shares that will be issued upon the exchange of the Exchangeable Shares would acquire an aggregate of up to approximately [●] Contango Shares, which represents approximately 50% of the combined company on a fully diluted in-the-money basis. Dolly Varden Optionholders would acquire an aggregate of up to approximately [●] million Replacement Options, which represents approximately [●]% of the Contango Shares issued and outstanding prior to the Arrangement, on a fully diluted in-the-money basis. Upon the consummation of the Arrangement, Dolly Varden Shareholders would represent approximately 50% of the shares of the combined company on a fully diluted in-the-money basis. In the event the Arrangement Proposal is approved by Contango Stockholders but the Arrangement Agreement is terminated (without the Arrangement being completed) prior to the issuance of Contango Shares pursuant to the Arrangement Agreement, Contango will not issue any Contango Shares (including Contango Shares contemplated to be issued upon the exchange of Exchangeable Shares) or Replacement Options as a result of the approval of the Arrangement Proposal.

Approval by Contango Stockholders of the issuance of Contango Shares (including Contango Shares to be issued upon the exchange of Exchangeable Shares) to Dolly Varden Shareholders is a condition to the Closing and is necessary for Contango to issue the Contango Shares to Dolly Varden at the Closing. Accordingly, if this Proposal No. 1 – The Arrangement Proposal is not approved at the special meeting, a condition to the Closing will not be satisfied and the Arrangement will not be completed.

Required Vote

Assuming the presence of a quorum, approval of the Arrangement Proposal requires the affirmative vote of a majority of the Contango Shares present in person (online) or represented by proxy and entitled to vote thereon. An abstention will have the same effect as a vote “AGAINST” the Arrangement Proposal, while a broker non-vote or the failure of a Contango Stockholder to attend or provide a proxy for the special meeting will have no effect on the outcome of the Arrangement Proposal.

The Arrangement Proposal is conditioned on the approval of the Share Increase Proposal at the special meeting.

Board Recommendation

The Contango Board unanimously recommends that you vote “FOR” the Arrangement Proposal.

PROPOSAL NO. 2 - THE SHARE INCREASE PROPOSAL

The Contango Board has unanimously adopted a resolution authorizing, approving, declaring advisable and recommending to Contango Stockholders for their approval the Charter Amendment, the proposed text of which is attached hereto as Annex B, to increase the number of authorized Contango Shares from 45,000,000 shares to 250,000,000 shares. Upon approval of the proposed text of the Charter Amendment, Contango’s total authorized share capital will consist of 265,000,000 shares, comprised of 250,000,000 shares of common stock and 15,000,000 shares of preferred stock.

The Contango Certificate of Incorporation currently authorizes 45,000,000 Contango Shares. The Contango Board believes that the increased number of authorized Contango Shares contemplated by the proposed text of the Charter Amendment is required to issue the Contango Shares as Consideration Shares, the Contango Shares upon the exchange of the Exchangeable Shares, and the Contango Shares underlying the Replacement Options, as required under the Arrangement, as well as to have available for issuance from time to time, without further action or authorization by Contango Stockholders (except as required by applicable law or the NYSE American rules), if needed for such corporate purposes as may be determined by the Contango Board. The additional Contango Shares authorized would be part of the existing class of Contango Shares and, if issued, would have the same rights and privileges as the Contango Shares presently issued and outstanding. The terms of Exchangeable Shares and the Replacement Options are summarized in this Proxy Statement.

As of [●], 2026, [●] Contango Shares were issued and outstanding. In connection with the Arrangement, Contango anticipates issuing up to [●] Contango Shares (including Contango Shares to be issued upon the exchange of Exchangeable Shares), resulting in a requirement that at least [●] Contango Shares be issued and outstanding. Contango currently has only 45,000,000 Contango Shares authorized for issuance.

The Contango Board believes that an additional 205,000,000 Contango Shares should be authorized for issuance in order to enable the combined company to raise equity in the future. The Contango Board also desires to increase the number of shares available for issuance in order to provide the combined company with the ability to consummate the Arrangement and flexibility for business and financial purposes. The additional shares, after completion of the Arrangement, may be used for various purposes without further stockholder approval. These purposes may include, among other purposes: (1) raising capital, if Contango has an appropriate opportunity, through offerings of Contango Shares or securities that are convertible into or exchangeable for Contango Shares; (2) exchanges of Contango Shares or securities that are convertible into or exchangeable for Contango Shares for other outstanding securities; (3) providing equity incentives to employees, officers, directors, consultants or advisors; (4) expanding Contango’s business through the acquisition of other businesses or assets; and (5) stock splits, dividends, and similar transactions.

Required Vote

Approval of the Share Increase Proposal requires the affirmative vote of a majority of the votes cast on the proposal at the special meeting. Abstentions, broker non-votes, or the failure of a Contango Stockholder to attend or provide a proxy for the special meeting will have no effect on the outcome of the Share Increase Proposal.

The Share Increase Proposal is conditioned on the approval of the Arrangement Proposal at the special meeting. In the event that the Share Increase Proposal is approved by the Contango Stockholders but the Arrangement Agreement is terminated (without the Arrangement being completed), Contango will not adopt the Charter Amendment.

Board Recommendation

The Contango Board unanimously recommends that you vote “FOR” the Share Increase Proposal.

PROPOSAL NO. 3 - THE INCENTIVE PLAN PROPOSAL

Background

Subject to approval by the Contango Stockholders, the Contango Board adopted the Contango ORE, Inc. 2026 Omnibus Incentive Plan (the “2026 Omnibus Incentive Plan”) on December 30, 2025 upon the recommendation of the Compensation Committee. The 2026 Omnibus Incentive Plan updates and replaces the Contango ORE, Inc. 2023 Omnibus Incentive Plan (the “2023 Omnibus Incentive Plan”) and includes a Canadian Sub-Plan to enable Contango to grant equity awards to participants in Canada in connection with the Arrangement. If the Contango Stockholders do not approve the 2026 Omnibus Incentive Plan, it will not be implemented and Contango will continue to grant awards under the 2023 Omnibus Incentive Plan until its expiration. The Contango Board is recommending that Contango Stockholders approve the 2026 Omnibus Incentive Plan so Contango will be able to make the types of awards desirable to meet Contango’s compensatory needs going forward. The purpose of the 2026 Omnibus Incentive Plan is to enable Contango to offer eligible employees, consultants and non-employee directors equity-based incentive awards to attract and retain such individuals and strengthen the mutuality of interests between such individuals and the Contango Stockholders.

The 2026 Omnibus Incentive Plan is intended to replace the 2023 Omnibus Incentive Plan with respect to any new grants by Contango. If Contango Stockholders approve the 2026 Omnibus Incentive Plan, no further grants will be made under the 2023 Omnibus Incentive Plan following the date the 2026 Omnibus Incentive Plan is approved by the Contango Stockholders. See “Incentive Plan Effective Date” below. All outstanding awards under the 2023 Omnibus Incentive Plan will continue in accordance with the 2023 Omnibus Incentive Plan and any award agreement executed in connection with such outstanding awards.

Approval of the Contango Stockholders of the 2026 Omnibus Incentive Plan is also necessary to ensure that the 2026 Omnibus Incentive Plan meets the requirements under section 422 of the United States Internal Revenue Code of 1986, as amended, for issuing incentive stock options and the NYSE American approval requirements for equity compensation plans.

Historical Equity Granting Practices

Some stockholders view the burn rate as a useful measure to compare the rates at which peer companies have granted equity. The more equity that a company grants in relation to the total number of its shares of common stock outstanding, the higher that company’s burn rate will be. Over the past three years, our average burn rate has been 2.0% for FY 2025, 1.3% for FY 2024, and 1.9% for FY 2023.

As of the record date, 449,580 shares were subject to awards outstanding under the 2023 Omnibus Incentive Plan, none of which were subject to options or SARs, and 316,539 shares were available for awards under the 2023 Omnibus Incentive Plan. We expect to continue making equity awards consistent with our practices over the past three years, and to maintain an average annual burn rate over the next three years in line with our average for the 2023-2025 period. On that basis, we expect that the shares currently remaining available for awards under the 2023 Omnibus Incentive Plan plus an additional 2,500,000 shares of common stock will likely be sufficient to continue making awards for the next three to five years.

Shares available for grant under the 2026 Omnibus Incentive Plan would consist of 2,500,000 shares of common stock plus (i) any shares remaining available for grant under the 2023 Omnibus Incentive Plan (316,539 shares as of the record date), (ii) unexercised shares subject to appreciation awards (i.e. stock options or other stock-based awards based on the appreciation in value of a share of common stock) granted under the 2023 Omnibus Incentive Plan that expire, terminate, or are canceled for any reason without having been exercised in full, and (iii) shares subject to awards that are not appreciation awards granted under the 2023 Omnibus Incentive Plan that are forfeited for any reason.

Based on 14,966,449 shares outstanding as of the record date, if all 2,500,000 new shares under the 2026 Omnibus Incentive Plan, all 449,580 shares subject to outstanding awards under the 2023 Omnibus Incentive Plan, and all 316,539 shares available for future awards under the 2023 Omnibus Incentive Plan are ultimately issued, the stockholder dilution would be 17.9%. The 2,500,000 new shares added by the 2026 Omnibus Incentive Plan represent only an additional 13.7% of dilution above what is already subject to the 2023 Omnibus Incentive Plan. The Contango Board believes that this level of potential dilution is reasonable for a company of our size in our industry while still giving Contango the ability to retain and motivate key employees and service providers. Expectations regarding future share usage under the 2026 Omnibus Incentive Plan are naturally based on a number of assumptions regarding factors such as future growth in the population of eligible participants, the rate of future compensation increases, the rate at which shares are returned to the 2026 Omnibus Incentive Plan through forfeitures, cancellations and the like, the level at which performance-based awards pay out, and our future stock price performance. While the Compensation Committee believes that the assumptions utilized are reasonable, future share usage will differ from current expectations to the extent that actual events differ from the assumptions utilized.

Summary of the 2026 Omnibus Incentive Plan

The following is a summary of the material terms of the 2026 Omnibus Incentive Plan. This summary does not purport to be a complete description of all provisions of the 2026 Omnibus Incentive Plan and is qualified in its entirety by reference to the complete text of the 2026 Omnibus Incentive Plan, a copy of which is attached as Annex D to this Proxy Statement. Any capitalized terms which are used in this summary description but not defined here or elsewhere in this prospectus have the meanings assigned to them in the 2026 Omnibus Incentive Plan.

Corporate Governance Provisions

The 2026 Omnibus Incentive Plan contains several provisions intended to make awards under the 2026 Omnibus Incentive Plan comply with established principles of good corporate governance. These provisions include:

•

No Discounted Stock Options. Except for certain substitute awards, stock options may not be granted with an exercise price of less than the fair market value of our common stock on the date the stock option is granted (or in the case of certain incentive stock options, the exercise price may not be less than 110% of the fair market value of our common stock on the date the stock option is granted). This restriction may not be changed without approval of the Contango Stockholders.

•

No Stock Option Repricings. Stock options may not be repriced without approval of the Contango Stockholder, whether by lowering the exercise price of an outstanding option or by cancelling an outstanding option and granting a replacement stock option with a lower exercise price.

•

No Liberal Share Recycling. The 2026 Omnibus Incentive Plan allows shares to be recycled only if an award terminates or is canceled (in the case of stock options, without having been exercised in full) or forfeited for any reason.

•	Cap on Awards to Non-Employee Directors. The cash value of all equity awards granted to a non-employee director during a fiscal year cannot exceed $400,000.

•	No Evergreen Provision. The 2026 Omnibus Incentive Plan does not contain an automatic provision to replenish the shares of common stock authorized for issuance.

•	Clawback Policies. Awards made under the 2026 Omnibus Incentive Plan will be subject to Contango’s clawback or recoupment policies.

•

One-Year Minimum Vesting Period on Awards. The 2026 Omnibus Incentive Plan requires that awards be granted with a minimum vesting period of one year (except with respect to up to 5% of the number of shares reserved for awards under the 2026 Omnibus Incentive Plan), provided that Contango may provide for vesting on a change in control, retirement, death, or disability.

Administration

The 2026 Omnibus Incentive Plan will be administered by our compensation committee, or such other committee designated by the Contango Board to administer the plan, which we refer to herein as the Administrator. The Administrator will have broad authority, subject to the provisions of the 2026 Omnibus Incentive Plan, to administer and interpret the 2026 Omnibus Incentive Plan and awards granted thereunder.

Eligibility

Awards under the 2026 Omnibus Incentive Plan may be made to consultants, non-employee directors, and eligible employees of Contango or any of its subsidiaries. As of the record date, there were approximately 12 employees and two non-employee directors eligible to participate in the 2026 Omnibus Incentive Plan.

Award Types, Stock Subject to 2026 Omnibus Incentive Plan

Stock options (both incentive stock options and non-qualified stock options), stock appreciation rights (SARs), restricted stock, restricted stock units (RSUs), and other stock-based awards are available for grant under the 2026 Omnibus Incentive Plan. The maximum number of Contango Shares that may be issued in connection with awards made under the 2026 Omnibus Incentive Plan is 2,500,000 shares plus (i) any shares remaining available for grant under the 2023 Omnibus Incentive Plan (316,539 shares as of the record date), (ii) unexercised shares subject to appreciation awards (i.e. stock options or other stock-based awards based on the appreciation in value of a share of Contango’s common stock) granted under the 2023 Omnibus Incentive Plan that expire, terminate, or are canceled for any reason without having been exercised in full (zero shares as of the record date), and (iii) shares subject to awards that are not appreciation awards granted under the 2023 Omnibus Incentive Plan that are forfeited for any reason (449,580 as of the record date).

Limits on Non-Employee Director Compensation

Under the 2026 Omnibus Incentive Plan, the aggregate dollar value of all equity-based compensation granted to our non-employee directors for services in such capacity shall not exceed $400,000 during any fiscal year.

Minimum Vesting Period

Awards granted under the 2026 Omnibus Incentive Plan are required to have a one-year minimum vesting period, provided that the Administrator may provide for earlier vesting on a change of control, retirement, death, or disability, and provided that up to 5% of the total shares reserved for awards under the 2026 Omnibus Incentive Plan may be exempt from the minimum vesting period.

Adjustments

The number and kind of shares authorized for grant under the 2026 Omnibus Incentive Plan, the number of shares subject to an award, and the exercise price of awards shall be adjusted by the Compensation Committee as the committee determines, in good faith, to be necessary or advisable to prevent substantial dilution or enlargement of the rights of participants under the 2026 Omnibus Incentive Plan in the event of any change in the capital structure or business of Contango by reason of any stock split, reverse stock split, stock dividend, combination or reclassification of shares, recapitalization, merger, consolidation, spin-off, split-off, reorganization, or other extraordinary or unusual event affecting the outstanding common stock of Contango.

Types of Awards

•	Stock Options. All stock options granted under the 2026 Omnibus Incentive Plan will be evidenced by a written agreement with the participant, which provides, among other things, whether the option is intended to be an incentive stock option or a non-qualified stock option, the number of shares subject to the option, the exercise price, exercisability (or vesting), the term of the option, which may not generally exceed ten years, and other terms and conditions. Subject to the express provisions of the 2026 Omnibus Incentive Plan, options generally may be exercised over such period, in installments or otherwise, as the Administrator may determine. The exercise price for any stock option granted may not generally be less than the fair market value of the common stock subject to that option on the grant date. The exercise price may be paid in cash or such other method as determined by the Administrator, including the delivery of previously owned shares or withholding of shares deliverable upon exercise. Other than in connection with a change in our capitalization, we will not, without approval of the Contango Stockholders, reduce the exercise price of a previously awarded option, and at any time when the exercise price of a previously awarded option is above the fair market value of a share of common stock, we will not, without approval of Contango Stockholders, cancel and re-grant or exchange such option for cash or a new award with a lower (or no) exercise price.

•

Stock Appreciation Rights or SARs. SARs may be granted alone or in conjunction with all or part of a stock option. Upon exercising a SAR, the participant is entitled to receive the amount by which the fair market value of the common stock at the time of exercise exceeds the exercise price of the SAR. This amount is payable in common stock, cash, or a combination thereof, at the Administrator’s discretion and as set forth in the award agreement.

•

Restricted Stock and RSUs. Awards of restricted stock consist of shares of stock that are transferred to the participant subject to restrictions that may result in forfeiture if specified conditions are not satisfied. RSUs result in the transfer of shares of cash or stock to the participant only after specified conditions are satisfied. The Administrator will determine the restrictions and conditions applicable to each award of restricted stock or RSUs, which may include performance vesting conditions.

•	Other Stock-Based Awards. Other stock-based awards are Awards denominated in or payable in, valued in whole or in part by reference to, or otherwise based on or related to, the value of stock.

Transferability

Awards generally may not be sold, transferred for value, pledged, assigned or otherwise alienated or hypothecated by a participant other than by will or the laws of descent and distribution, and each option or SAR may be exercisable only by the participant during his or her lifetime.

Effect of a Change of Control

In the event of a change of control, except as otherwise provided by the Compensation Committee in an award agreement, all options, SARs, and restricted stock and RSUs with time-based vesting will accelerate and vest, and all restricted stock and RSUs with performance-based vesting will accelerate and vest at the mid-point between target and maximum performance level. The Compensation Committee may also, in its sole discretion: (i) cancel awards (whether or not vested) and pay the holders, in cash, the value of the awards based on the price per share to be received by Contango Stockholders in connection with the change of control.

For the purposes of the foregoing, a “change in control” generally means the occurrence of one of the following events: (i) the acquisition (including through purchase, reorganization, merger or consolidation) by a person or entity of 50% or more of the voting power of the securities entitled to vote to elect the Contango Board; (ii) an election of individuals to the Contango Board that causes a majority of the Contango Board to have been members of the Contango Board for less than two years, unless the individuals elected are approved by a vote of at least two-thirds of the directors then in office; (iii) the sale or other disposition of more than 50% of the consolidated assets of Contango (measured by either book value or fair market value); or (iv) a liquidation or dissolution of Contango.

Term

Assuming that the 2026 Omnibus Incentive Plan is approved by the Contango Stockholders at the special meeting, awards under the 2026 Omnibus Incentive Plan may not be made after [●], but awards granted prior to such date may extend beyond that date.

Amendment and Termination

The Contango Board has the right to amend, alter, suspend or terminate the 2026 Omnibus Incentive Plan at any time, provided certain enumerated material amendments may not be made without approval of the Contango Stockholders. No amendment or alteration to the 2026 Omnibus Incentive Plan or an award or award agreement will be made that would materially impair the rights of the holder, without such holder’s consent.

U.S. Federal Income Tax Considerations

The following is a summary of the principal United States federal income tax consequences to Contango and to participants subject to U.S. taxation with respect to awards granted under the 2026 Omnibus Incentive Plan. This summary is not intended to be exhaustive and does not discuss the income tax laws of any city, state or foreign jurisdiction in which a participant may reside. Participants are advised to consult with their own tax advisors with respect to the tax consequences inherent in the ownership or exercise of the awards, and the ownership and disposition of any underlying securities.

•

Non-Qualified Stock Options. A participant who is granted a nonqualified stock option under the 2026 Omnibus Incentive Plan will not recognize any income for federal income tax purposes on the grant of the option. Generally, on the exercise of the option, the participant will recognize taxable ordinary income equal to the excess of the fair market value of the shares on the exercise date over the option price for the shares. Upon disposition of the shares purchased pursuant to the stock option, the participant will recognize long-term or short-term capital gain or loss, as the case may be, equal to the difference between the amount realized on such disposition and the basis for such shares, which basis includes the amount paid for the shares and the amount previously recognized by the participant as ordinary income. If the common stock received upon exercise of an option is restricted stock, the rules regarding restricted stock will apply.

•

Incentive Stock Options. A participant who is granted an incentive stock option, or ISO, will not recognize any taxable income for federal income tax purposes either on the grant or exercise of the ISO. The aggregate fair market value of common stock (determined at the grant date) with respect to which ISOs can be exercisable for the first time during any calendar year cannot exceed $100,000. Any excess will be treated as a non-qualified stock option. If the participant disposes of the shares purchased pursuant to the ISO more than two years after the date of grant and more than one year after the issuance of the shares to the participant (the required statutory “holding period”), (a) the participant will recognize long-term capital gain or loss, as the case may be, equal to the difference between the selling price and the option price; and (b) Contango will not be entitled to a deduction with respect to the shares of stock so issued. If the holding period requirements are not met, any gain realized upon disposition will be taxed as ordinary income to the extent of the excess of the lesser of (i) the excess of the fair market value of the shares at the time of exercise over the option price, and (ii) the gain on the sale. Also in that case, Contango will be entitled to a deduction in the year of disposition in an amount equal to the ordinary income recognized by the participant. Any additional gain will be taxed as short-term or long-term capital gain depending upon the holding period for the stock. A sale for less than the option price results in a capital loss. The excess of the fair market value of the shares on the date of exercise over the option price is, however, includable in the option holder’s income for alternative minimum tax purposes.

Incentive Plan Effective Date

Assuming that the 2026 Omnibus Incentive Plan is approved by the Contango Stockholders at the special meeting, the 2026 Omnibus Incentive Plan will become effective on the Incentive Plan Effective Date.

New Plan Benefits

Future grants under the 2026 Omnibus Incentive Plan will be made at the discretion of the 2026 Omnibus Incentive Plan administrator and, accordingly, are not yet determinable. In addition, benefits under the 2026 Omnibus Incentive Plan will depend on a number of factors, including the fair market value of our common stock on future dates and the exercise decisions made by participants. Consequently, at this time, it is not possible to determine the future benefits that might be received by participants receiving discretionary grants under the 2026 Omnibus Incentive Plan.

Required Vote

Assuming the presence of a quorum, approval of the Incentive Plan Proposal requires the affirmative vote of a majority of the Contango Shares present in person (online) or represented by proxy and entitled to vote thereon. An abstention will have the same effect as a vote “AGAINST” the Incentive Plan Proposal, while a broker non-vote or the failure of a Contango Stockholder to attend or provide a proxy for the special meeting will have no effect on the outcome of the Incentive Plan Proposal.

The Incentive Plan Proposal is not conditioned on the approval of the Arrangement Proposal or the Share Increase Proposal and will be implemented if approved by the Contango Stockholders, regardless of whether the Arrangement is completed.

Board Recommendation

The Contango Board unanimously recommends that you vote “FOR” the Incentive Plan Proposal.

FUTURE STOCKHOLDER PROPOSALS

Proposals to be Included in the 2026 Proxy Statement

Proposals of Contango Stockholders intended to be presented at the 2026 annual stockholders’ meeting (the “2026 Annual Meeting”) and included in the proxy statement and form of proxy used in connection with our 2026 Annual Meeting, pursuant to Rule 14a-8 under the U.S. Exchange Act, must be received no later than December 30, 2025. If the date of the 2026 Annual Meeting is moved by more than 30 days from the first anniversary of 2025 annual stockholders’ meeting, then the deadline for receiving stockholder proposals shall be a reasonable time before Contango begins to print and mail the proxy materials for the 2026 Annual Meeting.

Nominations or Proposals Not Included in 2026 Proxy Statement

The Contango Bylaws establish an advance notice procedure with regard to certain matters, including Contango Stockholder proposals and nominations of individuals for election to the Contango Board, outside the process of Rule 14a-8 (i.e. a proposal to be presented at the next annual meeting of stockholders that has not been submitted for inclusion in Contango’s Proxy Statement). The notice must contain the information required by the Contango Bylaws and be delivered to the Corporate Secretary not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting. Accordingly, to be timely for the 2026 Annual Meeting, the notice must be delivered no earlier than March 12, 2026 and no later than April 11, 2026. However, in the event that the date of the 2026 Annual Meeting is advanced by more than 20 days, or delayed by more than 60 days, from the anniversary of the 2025 Annual Meeting, notice by the Contango Stockholder to be timely must be delivered not earlier than the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the 10th day following the day on which such notice of the date of the meeting is mailed or public announcement of the date of such meeting is first made. If the notice is not received between these dates or does not satisfy the additional notice requirements set forth in the Contango Bylaws, the notice will be considered untimely and any proposed business or nomination(s) identified therein will not be acted upon at the 2026 Annual Meeting.

To comply with the universal proxy rules under the U.S. Exchange Act, stockholders who intend to solicit proxies in support of director nominees other than Contango’s nominees at the 2026 Annual Meeting must provide notice that sets forth the information required by Rule 14a-19 under the U.S. Exchange Act in addition to the information required under the Contango Bylaws. Proposals, nominations and notices should be addressed to: Corporate Secretary, Contango ORE, Inc., 516, 2nd Avenue, Suite 401, Fairbanks, Alaska 99701.

OTHER PROPOSED ACTIONS

Other Matters For Action at the Special Meeting

The Contango Board is not aware of any other business that will come before the special meeting, but if any such matters are properly presented, the proxies solicited hereby will be voted in accordance with the best judgment of the persons holding the proxies. All shares represented by duly executed proxies will be voted at the special meeting.

WHERE YOU CAN FIND MORE INFORMATION

Where Stockholders Can Find More Information About Contango

Contango files annual, quarterly and current reports, proxy statements and other information with the SEC. Contango’s SEC filings are available to the public at the SEC’s website at www.sec.gov or at Contango’s website at www.contangoore.com. Unless otherwise provided below, the information provided in Contango’s SEC filings (or available on Contango’s website) is not part of this Proxy Statement and is not incorporated by reference.

The SEC allows Contango to incorporate by reference into this Proxy Statement documents it files with the SEC. This means that, if you are a Contango Stockholder, Contango can disclose important information to you by referring you to those documents.

The information filed by Contango and incorporated by reference is considered to be a part of this document. Statements contained in this document, or in any document incorporated in this document by reference, regarding the contents of any contract or other document are not necessarily complete and each such statement is qualified in its entirety by reference to such contract or other document filed as an exhibit with the SEC. Contango incorporates by reference the documents listed below (other than documents or information “furnished” to and not “filed” with the SEC) after the date of this Proxy Statement and before the date of the special meeting:

•	Contango’s Annual Report on Form 10-K for the year ended December 31, 2024 filed with the SEC on March 17, 2025, as amended on April 14, 2025;

•

Portions of Contango’s definitive proxy statement on Schedule 14A filed with the SEC on April 29, 2025, as supplemented on June 5, 2025, and incorporated into the Annual Report on Form 10-K for the fiscal year ended December 31, 2024;

•

The description of the Contango securities set forth in Exhibit 4.6 of Contango’s Annual Report on Form 10-K filed with the SEC on March 17, 2025, including any amendment or report filed for the purposes of updating such description;

•	Contango’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2025, June 30, 2025 and September 30, 2025, filed with the SEC on May 14, 2025, August 13, 2025, and November 13, 2025; and

•

Contango’s Current Reports on Form 8-K filed with the SEC on February 18, 2025, March 3, 2025, March 17, 2025, March 31, 2025, April 17, 2025, April 24, 2025, April 30, 2025, May 12, 2025, May 14, 2025, June 5, 2025, June 11, 2025, June 16, 2025, June 27, 2025, July 31, 2025, August 14, 2025, September 26, 2025, October 2, 2025, November 14, 2025, November 21, 2025, December 2, 2025 and December 11, 2025 (excluding any information furnished under Item 2.02 or 7.01 on any Current Report on Form 8-K).

Contango undertakes to provide without charge to each person to whom a copy of this Proxy Statement has been delivered, upon written or oral request, by first class mail or other equally prompt means, within one business day of receipt of the request, a copy of any and all of the information that has been incorporated by reference into this Proxy Statement, other than the exhibits to the information that is incorporated by reference, unless the exhibits are specifically incorporated by reference into the information that this Proxy Statement incorporates.

Requests for copies of Contango filings should be directed to the Corporate Secretary at Contango ORE, Inc., 516 2nd Avenue, Suite 401, Fairbanks, Alaska 99701 or by email at info@contangoore.com.

Document requests from Contango should be made by [●], 2026 which is five business days prior to the date of the special meeting, in order to receive them before the special meeting. Requests for documents should be directed to the Corporate Secretary at Contango ORE, Inc. at 516 2nd Avenue, Suite 401, Fairbanks, Alaska 99701.

Stockholders should not rely on information other than that contained or incorporated by reference in this Proxy Statement. Contango has not authorized anyone to provide information that is different from that contained in this Proxy Statement. This Proxy Statement is dated [●], 2026. No assumption should be made that the information contained in this Proxy Statement is accurate as of any date other than that date, and the mailing of this Proxy Statement will not create any implication to the contrary.

If you would like additional copies of this Proxy Statement, without charge, or if you have questions about the Arrangement, including the procedures for voting your shares, you should contact Contango’s proxy solicitation agent, Laurel Hill, at:

North America Toll Free: 1-877-452-7184

Collect Calls Outside North America: 416-304-0211

Text Messages: Text the word, INFO, to 416-304-0211 or 1-877-452-7184

Email: assistance@laurelhill.com

Annex A

ARRANGEMENT AGREEMENT

CONTANGO ORE, INC.

AND

1566004 B.C. LTD.

AND

DOLLY VARDEN SILVER CORPORATION

ARRANGEMENT AGREEMENT

Dated December 7, 2025

A-i

8.5	Insurance and Indemnification	A-91
9.1	Term	A-92
9.2	Termination	A-92
9.3	Amendment	A-94
9.4	Waiver	A-94
10.1	Notices	A-94
10.2	Governing Law	A-95
10.3	Injunctive Relief	A-96
10.4	Time of Essence	A-96
10.5	Entire Agreement, Binding Effect and Assignment	A-96
10.6	Severability	A-96
10.7	Further Assurances	A-96
10.8	No Third Party Beneficiaries	A-97
10.9	Mutual Interest	A-97
10.10	Counterparts, Execution	A-97

SCHEDULE A PLAN OF ARRANGEMENT		A-A-1
SCHEDULE B DOLLY VARDEN RESOLUTION		A-B-1
SCHEDULE C KEY REGULATORY APPROVALS		A-C-1
SCHEDULE D KEY THIRD PARTY CONSENTS		A-D-1
SCHEDULE E EXCHANGEABLE SHARE TERM SHEET		A-E-1

A-ii

ARRANGEMENT AGREEMENT

THIS ARRANGEMENT AGREEMENT dated December 7, 2025,

BETWEEN:

CONTANGO ORE, INC., a corporation existing under the laws of the State of Delaware (“Contango”)

- and –

1566004 B.C. LTD., a company existing under the laws of the Province of British Columbia (the “Acquiror”)

- and –

DOLLY VARDEN SILVER CORPORATION, a corporation existing under the laws of the Province of British Columbia (“Dolly Varden”).

RECITALS:

A.	Contango and Dolly Varden wish to enter into a transaction providing for the acquisition by Contango, through the Acquiror, of all of the Dolly Varden Shares.

B.	Contango, the Acquiror and Dolly Varden intend to carry out the transactions contemplated by this Agreement by way of a plan of arrangement under the provisions of the BCBCA.

C.

The Dolly Varden Board, after receiving financial and legal advice and a recommendation from the Dolly Varden Special Committee, has unanimously determined that the Arrangement is in the best interests of Dolly Varden and that the Consideration to be received by the Dolly Varden Shareholders pursuant to the Arrangement is fair, from a financial point of view, to Dolly Varden Shareholders. The Dolly Varden Board has approved the transactions contemplated by this Agreement and unanimously determined to recommend approval of the Plan of Arrangement to Dolly Varden Shareholders.

D.

The Contango Board has unanimously determined that the Arrangement and entry into this Agreement, and all acts and transactions contemplated thereby, are in the best interests of Contango and the Contango Shareholders. The Contango Board has approved the transactions contemplated by this Agreement and unanimously determined to recommend approval of the issuance of the Consideration Shares and Exchangeable Shares pursuant to the Arrangement to the Dolly Varden Shareholders.

NOW THEREFORE, in consideration of the covenants and agreements herein contained and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Parties agree as follows:

ARTICLE 1

INTERPRETATION

1.1	Definitions

In this Agreement, unless the context otherwise requires:

“Acquiror” means 1566004 B.C. Ltd., a company directly and wholly-owned by Callco, existing under the laws of the Province of British Columbia.

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer, proposal, expression of interest or inquiry, or public announcement of an intention (orally or in writing) from any person (other than a Party or any of its affiliates) made after the date of this Agreement (including, for greater certainty, amendments or variations after the date of this Agreement to any offer, proposal, expression of interest or inquiry that was made before the date of this Agreement), relating to:

(a)	any joint venture, earn-in right, royalty grant, lease, license, acquisition, sale or transfer, direct or indirect, in a single transaction or a series of related transactions, of:

(i)

the assets of either Dolly Varden or Contango or any of its subsidiaries that, individually or in the aggregate, constitute 20% or more of the fair market value of the consolidated assets of such Party and its subsidiaries, taken as a whole, or contribute 20% or more of the consolidated revenue, net income or earnings before interest, Taxes, depreciation and amortization of such Party and its subsidiaries, taken as a whole; or

(ii)

20% or more of the issued and outstanding voting or equity securities (or securities convertible into, or exchangeable or exercisable for voting or equity securities) of either Dolly Varden or Contango or any of its subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the fair market value of the consolidated assets of such Party and its subsidiaries, take as a whole;

(b)

any take-over bid, tender offer, exchange offer, sale or treasury issuance of securities or other transaction that, if consummated, would result in such person beneficially owning, directly or indirectly, 20% or more of any class of the issued and outstanding voting or equity securities (or securities convertible into, or exchangeable or exercisable for voting or equity securities) of either Dolly Varden or Contango or any of its subsidiaries, whose assets, individually or in the aggregate, constitute 20% or more of the fair market value of the consolidated assets of such Party and its subsidiaries, take as a whole;

(c)

a plan of arrangement, merger, amalgamation, consolidation, share exchange, share issuance, business combination, reorganization, recapitalization, liquidation, dissolution, share reclassification, winding-up or other similar transaction or series of transactions involving either Dolly Varden or Contango or any of its subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the fair market value of the consolidated assets of such Party and its subsidiaries, take as a whole; or

(d)	any other transaction, the consummation of which could reasonably be expected to impede, interfere with, prevent or delay the transactions contemplated by this Agreement or the Arrangement.

“affiliate” means an “affiliated entity” within the meaning of MI 61-101.

“Agreement” means this arrangement agreement, including the Schedules hereto, together with the Dolly Varden Disclosure Letter and the Contango Disclosure Letter, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Amalco” means the surviving entity following the Amalgamation as contemplated in and pursuant to the Plan of Arrangement.

“Amalco Exchangeable Shares” means the exchangeable shares to be issued by Amalco as contemplated by and defined in the Plan of Arrangement.

“Amalgamation” means the amalgamation of the Acquiror and Dolly Varden intended to occur as contemplated by and defined in the Plan of Arrangement.

“Ancillary Rights Agreement” means the ancillary rights agreement between Hecla and Dolly Varden dated September 4, 2012.

“Arrangement” means the arrangement pursuant to Division 5 of Part 9 of the BCBCA with respect to Dolly Varden, the Dolly Varden Shareholders, Contango and the Acquiror on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations thereto made in accordance with Section 9.3 of this Agreement, the Plan of Arrangement or at the direction of the Court in the Interim Order or Final Order with the consent of Contango, the Acquiror and Dolly Varden, each acting reasonably.

“BCBCA” means the Business Corporations Act (British Columbia).

“BCSC” means the British Columbia Securities Commission.

“Big Bulk Project” means Dolly Varden’s Big Bulk copper-gold project located in northwestern British Columbia.

“Board” means, with respect to any person, the board of directors, board of managers or equivalent governing body of such person, as applicable, as the same is constituted from time to time.

“Board Recommendation” means the Dolly Varden Board Recommendation or the Contango Board Recommendation, as applicable.

“Business Day” means any day, other than a Saturday, a Sunday or any other day on which the banks located in Vancouver, British Columbia are closed or authorized to be closed.

“Callco” means 1566002 B.C. Unlimited Liability Company, an unlimited liability company, directly and wholly-owned by Contango, existing under the laws of the Province of British Columbia.

“Change in Recommendation” means the circumstances where, prior to Dolly Varden having obtained the Dolly Varden Shareholder Approval, in the case of Dolly Varden, or Contango having obtained the Contango Shareholder Approval, in the case of Contango, the Dolly Varden Board or the Contango Board, as applicable, in a manner adverse to either of the other Parties: (1) (A) fails to make the Dolly Varden Board Recommendation or the Contango Board Recommendation, as applicable; (B) withdraws, withholds, amends, modifies or qualifies, or proposes publicly to withdraw, withhold, amend, modify or qualify the Dolly Varden Board Recommendation or the Contango Board Recommendation, as applicable; (C) approves, accepts, endorses, or recommends or proposes publicly to approve, accept, endorse or recommend, any Acquisition Proposal or takes no position or a neutral position with respect to an Acquisition Proposal for more than five Business Days after the public announcement of such Acquisition Proposal (or, if sooner, beyond the third Business Day prior to the date of the Dolly Varden Meeting or the Contango Meeting, as applicable); (D) accepts or enters into (other than a confidentiality agreement permitted by and in accordance with Section 8.2(e)) or publicly proposes to accept or enter into any agreement, understanding or arrangement in respect of an Acquisition Proposal; or (E) fails to reaffirm the Dolly Varden Board Recommendation or the Contango Board Recommendation, as applicable, within five Business Days (and in any case prior to the Dolly Varden Meeting or the Contango Meeting, as

applicable) after having been requested in writing by another Party to do so (it being understood that the taking of a neutral position or no position with respect to an Acquisition Proposal beyond a period of five Business Days after such request (or, if sooner, beyond the time of the Dolly Varden Meeting or the Contango Meeting, as applicable) shall be considered a failure of the Board of such Party to reaffirm its recommendation within the requisite time period); or (2) resolves or proposes to take any of the foregoing actions.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means the non-disclosure agreement dated as of August 14, 2025, by and between Dolly Varden and Contango, as supplemented, amended, restated or otherwise modified from time to time.

“Consideration” means the consideration issuable pursuant to the Plan of Arrangement to a person who is a Dolly Varden Shareholder.

“Consideration Shares” means the Contango Shares and Exchangeable Shares to be issued as Consideration pursuant to the Arrangement.

“Contango” means Contango ORE, Inc., a Delaware corporation.

“Contango Annual Report” means Contango’s Annual Report on Form 10-K for the year ended December 31, 2024 filed on EDGAR.

“Contango Arrangement Proposal” means the proposal to be considered by the Contango Shareholders at the Contango Meeting to approve, as required by applicable Law (including MI 61-101 with respect to the issuance of Exchangeable Shares and Contango Shares and the rules of the NYSE American and the TSXV), the issuance of Contango Shares and the Exchangeable Shares to Dolly Varden Securityholders pursuant to the Arrangement and to approve such other actions as may be required in order to allow Contango to consummate the transactions contemplated by this Agreement, including all actions necessary to create and permit the issuance of the Special Voting Share and to increase the authorized capital of Contango to permit the issuance of all Contango Shares issuable upon the exchange of, or otherwise in connection with, the Exchangeable Shares.

“Contango Benefit Plans” has the meaning ascribed thereto in Section 4.1(dd)(i).

“Contango Board” means the board of directors of Contango as the same is constituted from time to time.

“Contango Board Recommendation” has the meaning ascribed thereto in Section 4.1(a).

“Contango Concessions” means any mining, mineral or exploration concession, claim, lease, license, Permit or other right to explore for, exploit, develop, mine or produce Minerals or any interest therein which Contango or any of its subsidiaries owns or has a right or option to acquire or use.

“Contango Disclosure Letter” means the disclosure letter executed by Contango and delivered to Dolly Varden concurrently with the execution of this Agreement.

“Contango Fairness Opinion” has the meaning ascribed thereto in Section 4.1(b).

“Contango Financial Advisor” means Canaccord Genuity Corp.

“Contango Financial Statements” has the meaning ascribed thereto in Section 4.1(m).

“Contango Information Security” has the meaning ascribed thereto in Section 4.1(ff)(i).

“Contango Lands” means any interests and rights in real and immoveable property interests, including property rights, fee lands, possession rights, licenses, leases, rights of way, rights to use, surface rights or easements which Contango or any of its subsidiaries has a right in or interest in or has an option or other right to acquire or use.

“Contango Locked-Up Shareholders” means all directors and officers of Contango, Henry Gordon, Bill Armstrong, Kenneth R. Peak Marital Trust, Hexagon LLC, and Labyrinth Enterprises, LLC, all of whom have entered into the Contango Voting Agreements.

“Contango Material Adverse Effect” means any change, effect, event, occurrence, circumstance or state of facts that, individually or in the aggregate with other such changes, effects, events, occurrences, circumstances or states of fact, is or would reasonably be expected to be, material and adverse to the business, properties, assets, Permits, capital, liabilities (contingent or otherwise), operations, results of operations or condition (financial or otherwise) of Contango and its subsidiaries, taken as a whole, other than any change, effect, event, occurrence or state of facts resulting from:

(a)	the public announcement of the execution of this Agreement or the transactions contemplated hereby or the performance of any obligation hereunder;

(b)	any changes in general political, economic or financial conditions in the United States or Canada;

(c)	any change or proposed change in any applicable Laws or the interpretation, application or non-application of any applicable Laws by any Governmental Entity;

(d)	any generally applicable changes in U.S. GAAP;

(e)	any natural disaster, war, armed hostilities or act of terrorism;

(f)	any epidemic, pandemic or outbreak of illness, health crisis or public health event, or any worsening of any of the foregoing;

(g)	conditions generally affecting the mining industry;

(h)	any change in currency exchange, interest or inflation rates;

(i)	any change in the market price of gold or silver; or

(j)

any decrease in the market price or any decline in the trading volume of Contango Shares on the NYSE American (it being understood that any cause underlying such change in market price or trading volume may be taken into account in determining whether a Contango Material Adverse Effect has occurred), provided that, notwithstanding the foregoing, any change, effect, event, occurrence, circumstance or state of facts described in clauses (b), (c), (d), (e), (f), (g) and (h) of this definition shall constitute a Contango Material Adverse Effect to the extent that any such change, effect, event, occurrence, circumstance or state of facts has or would reasonably be expected to have, individually or in the aggregate, a disproportionate material adverse impact on the business, properties, assets, Permits, capital, liabilities (contingent or otherwise), operations, results of operations or condition (financial or otherwise) of Contango and its subsidiaries, taken as a whole, relative to other industry participants of similar size and references in this Agreement to dollar amounts are not intended to be and shall not be deemed to be illustrative or interpretive for purposes of determining whether a “Contango Material Adverse Effect” has occurred.

“Contango Material Contracts” means, with respect to Contango and its subsidiaries, any “material contract” (as defined in Item 601(b)(10) of Regulation S-K under the U.S. Securities Act), whether or not comprising part of the Contango Public Disclosure Record, including (i) those Contracts set out in Item 15. (b). Exhibits of the Contango Annual Report, (ii) those Contracts set out in Item 6. Exhibits of any Quarterly Report on Form 10-Q of Contango filed after the Contango Annual Report, or (iii) those Contracts set out in Item 9.01. Financial Statements and Exhibits of any Current Report on Form 8-K of Contango filed after the Contango Annual Report, including for the avoidance of doubt, the Peak Gold JV Agreement.

“Contango Meeting” means the special meeting of Contango Shareholders, including any adjournment or postponement thereof, to be called and held in accordance with applicable Law to consider the Contango Arrangement Proposal and for any other purpose as may be set out in the Contango Proxy Statement and agreed to in writing by Dolly Varden.

“Contango Omnibus Plan” means the Contango 2023 Omnibus Incentive Plan approved by the Contango Board on September 8, 2023.

“Contango Projects” means, collectively, the Manh Choh project (a joint venture with Kinross Gold Corporation), and Contango’s wholly-owned Lucky Shot project and Johnson Tract project, each located in Alaska.

“Contango Proxy Statement” means the proxy statement on Schedule 14A to be distributed to the Contango Shareholders, including all schedules, appendices and exhibits thereto and enclosures therewith, and information incorporated by reference therein, in connection with the Contango Meeting, as amended, supplemented or otherwise modified from time to time in accordance with this Agreement.

“Contango Public Disclosure Record” means all documents and information filed by Contango under U.S. Securities Laws since January 1, 2023 and publicly available on EDGAR.

“Contango Share” means a share of voting common stock in the authorized share structure of Contango.

“Contango Shareholder” means a holder of one or more Contango Shares.

“Contango Shareholder Approval” means the approval of the Contango Arrangement Proposal by the affirmative vote of Contango Shareholders required by the certificate of incorporation and bylaws of Contango, the DGCL and the NYSE American at the Contango Meeting, being the affirmative approval of a majority of the outstanding Contango Shares present in person or by proxy and entitled to vote at the Contango Meeting at which a quorum is present.

“Contango Technical Reports” has the meaning ascribed thereto in Section 4.1(x)(i).

“Contango Termination Fee Event” has the meaning ascribed thereto in Section 8.3(e).

“Contango Voting Agreements” mean the voting support agreements (including all amendments thereto) between Dolly Varden and the Contango Locked-Up Shareholders.

“Contract” means any written or oral contract, agreement, license, franchise, lease, arrangement, commitment, understanding, joint venture, partnership or other right or obligation to which Dolly Varden or Contango, respectively, or any of their respective subsidiaries is a party or by which Dolly Varden or Contango, respectively, or any of their respective subsidiaries is bound or affected or to which any of their respective properties or assets is subject.

“Corruption Acts” has the meaning ascribed thereto in Section 3.1(ss)(ii).

“Court” means the Supreme Court of British Columbia.

“Credit and Guarantee Agreement” means the credit and guarantee agreement dated as of May 17, 2023 by and among CORE Alaska, LLC, Contango, Contango Lucky Shot Alaska, LLC (formerly Alaska Gold Torrent, LLC), Contango Minerals Alaska, LLC, ING Capital LLC and Macquarie Bank Limited.

“CSA” means the Canadian Securities Administrators.

“Data Related Vendors” has the meaning ascribed there to in Section 3.1(ff)(v).

“Depositary” means Computershare Investor Services Inc., in its capacity as depositary for the Arrangement.

“DGCL” means the Delaware General Corporation Law.

“Dissent Rights” means the rights of dissent exercisable by registered Dolly Varden Shareholders as of the record date of the Dolly Varden Meeting, described in Section 6.1 of the Plan of Arrangement.

“Dolly Varden” means Dolly Varden Silver Corporation, a British Columbia corporation.

“Dolly Varden Benefit Plans” has the meaning ascribed thereto in Section 3.1(dd)(i).

“Dolly Varden Board” means the board of directors of Dolly Varden as the same is constituted from time to time.

“Dolly Varden Board Recommendation” has the meaning ascribed thereto in Section 3.1(a).

“Dolly Varden Circular” means the notice of the Dolly Varden Meeting and accompanying management information circular, including all schedules, appendices and exhibits thereto, to be sent to Dolly Varden Shareholders in connection with the Dolly Varden Meeting, as amended, supplemented or otherwise modified from time to time.

“Dolly Varden Concessions” means any mining, mineral or exploration concession, claim, lease, license, Permit or other right to explore for, exploit, develop, mine or produce Minerals or any interest therein which Dolly Varden or any of its subsidiaries owns or has a right or option to acquire or use.

“Dolly Varden Disclosure Letter” means the disclosure letter executed by Dolly Varden and delivered to Contango and the Acquiror concurrently with the execution of this Agreement.

“Dolly Varden Equity Incentive Plans” means, collectively, the Dolly Varden Omnibus Plan, the Dolly Varden Option Plan and the Dolly Varden RSU Plan.

“Dolly Varden Fairness Opinions” has the meaning ascribed thereto in Section 3.1(b).

“Dolly Varden Financial Advisor” means Haywood Securities Inc.

“Dolly Varden Financial Statements” has the meaning ascribed thereto in Section 3.1(m).

“Dolly Varden Information Security” has the meaning ascribed thereto in Section 3.1(ff)(i).

“Dolly Varden Lands” means any interests and rights in real and immoveable property interests, including property rights, fee lands, possession rights, licenses, leases, rights of way, rights to use, surface rights or easements which Dolly Varden or any of its subsidiaries has a right in or interest in or has an option or other right to acquire or use.

“Dolly Varden Locked-Up Shareholders” means all directors and officers of Dolly Varden, Fury Gold Mines Limited, 2176423 Ontario Ltd. and Eric Sprott, all of whom have entered into the Dolly Varden Voting Agreements.

“Dolly Varden Material Adverse Effect” means any change, effect, event, occurrence, circumstance or state of facts that, individually or in the aggregate with other such changes, effects, events, occurrences, circumstances or states of fact, is or would reasonably be expected to be material and adverse to the business, properties, assets, Permits, capital, liabilities (contingent or otherwise), operations, results of operations or condition (financial or otherwise) of Dolly Varden and its subsidiaries, taken as a whole, other than any change, effect, event, occurrence or state of facts resulting from:

(a)	the public announcement of the execution of this Agreement or the transactions contemplated hereby or the performance of any obligation hereunder;

(b)	any changes in general political, economic or financial conditions in the United States or Canada;

(c)	any change or proposed change in any applicable Laws or the interpretation, application or non-application of any applicable Laws by any Governmental Entity;

(d)	any generally applicable changes in IFRS;

(e)	any natural disaster, war, armed hostilities or act of terrorism;

(f)	any epidemic, pandemic or outbreak of illness, health crisis or public health event, or any worsening of any of the foregoing;

(g)	conditions generally affecting the mining industry;

(h)	any change in currency exchange, interest or inflation rates;

(i)	any change in the market price of gold or silver; or

(j)

any decrease in the market price or any decline in the trading volume of Dolly Varden Shares on the TSXV (it being understood that any cause underlying such change in market price or trading volume may be taken into account in determining whether a Dolly Varden Material Adverse Effect has occurred), provided that, notwithstanding the foregoing, any change, effect, event, occurrence, circumstance or state of facts described in clauses (b), (c), (d), (e), (f), (g) and (h) of this definition shall constitute a Dolly Varden Material Adverse Effect to the extent that any such change, effect, event, occurrence, circumstance or state of facts has or would reasonably be expected to have, individually or in the aggregate, a disproportionate material adverse impact on the business, properties, assets, Permits, capital, liabilities (contingent or otherwise), operations, results of operations or condition (financial or otherwise) of Dolly Varden and its subsidiaries, taken as a whole, relative to other industry participants of similar size and references in this Agreement to dollar amounts are not intended to be and shall not be deemed to be illustrative or interpretive for purposes of determining whether a “Dolly Varden Material Adverse Effect” has occurred.

“Dolly Varden Material Contracts” means the Ancillary Rights Agreement, Investor Rights Agreement, the Financial Advisory Agreement, the Special Advisory Agreement and any other Contract of Dolly Varden or any of its subsidiaries:

(a)

involving current and future aggregate actual or contingent obligations to make payment (including advances) to or by Dolly Varden or any of its subsidiaries of more than $200,000 in any one year or more than $600,000 during the remaining term of such Contract (including, if applicable, any renewals thereof);

(b)	relating to current or future indebtedness for borrowed money or pursuant to which any property or asset of Dolly Varden or any of its subsidiaries is subject to a Lien (other than a Permitted Lien);

(c)

restricting the incurrence of indebtedness by Dolly Varden or any of its subsidiaries or (including by requiring the granting of an equal and rateable Lien) the incurrence of any Liens (other than Permitted Liens) on any properties or assets of Dolly Varden or any of its subsidiaries;

(d)

relating to litigation or settlement thereof which gives rise to or could give rise to any actual or contingent obligations or entitlements of Dolly Varden or any of its subsidiaries which have not been fully satisfied prior to the date of this Agreement, other than obligations or entitlements, individually or together, or not more than $50,000;

(e)	with any Governmental Entity or Indigenous group;

(f)

which creates an exclusive dealing arrangement or right of first offer or limits or purports to limit the ability of Dolly Varden or any of its subsidiaries to engage in any line of business, compete with any person or in any geographic area or during any period of time;

(g)	which relates to any pending lease, acquisition or disposition, directly or indirectly, of real property, including Dolly Varden Concessions or Dolly Varden Lands;

(h)	providing for any indemnification or any guarantee by Dolly Varden or any of its subsidiaries in excess of $1,000,000 or which is not expressly capped or limited in amount;

(i)	in respect of any joint venture, partnership, strategic alliance or similar arrangement or any shareholders’ agreement;

(j)

involving a sharing of profits, losses, costs or liabilities by Dolly Varden or any of its subsidiaries with any third party that could result in one or more third parties being entitled to more than $100,000 in the aggregate;

(k)	the termination of which would reasonably be expected to have a Dolly Varden Material Adverse Effect;

(l)	for a royalty, metals streaming, long term offtake or similar economic arrangement in respect of any Dolly Varden Concession;

(m)	any standstill or similar Contract restricting the ability of Dolly Varden or any of its subsidiaries to offer to purchase or purchase the assets or equity securities of another person; and

(n)

with a term or commitment to or by Dolly Varden or any of its subsidiaries that may reasonably extend beyond one year and which cannot be terminated without cost or penalty in excess of $100,000 on less than 60 days’ notice.

“Dolly Varden Meeting” means the special meeting of Dolly Varden Shareholders, including any adjournment or postponement thereof, to be called and held in accordance with the Interim Order for the purpose of considering the Dolly Varden Resolution and for any other purpose as may be set out in the Dolly Varden Circular and agreed to in writing by Contango.

“Dolly Varden Omnibus Plan” means the Dolly Varden Omnibus Equity Incentive Plan approved by the Dolly Varden Shareholders on June 24, 2025.

“Dolly Varden Option” means an option to purchase a Dolly Varden Share granted pursuant to the Dolly Varden Option Plan.

“Dolly Varden Option Plan” means the Dolly Varden Stock Option Plan dated May 20, 2022;

“Dolly Varden Optionholder” means a holder of one or more Dolly Varden Options.

“Dolly Varden Projects” means, together, the Kitsault Valley Project and the Big Bulk Project.

“Dolly Varden Public Disclosure Record” means all documents and information filed by Dolly Varden under applicable Securities Laws since January 1, 2023 and publicly available on SEDAR+.

“Dolly Varden Resolution” means the special resolution to be considered by the Dolly Varden Shareholders at the Dolly Varden Meeting, substantially on the terms and in the form attached as Schedule B to this Agreement.

“Dolly Varden RSU” means a restricted share unit awarded pursuant to the Dolly Varden RSU Plan;

“Dolly Varden RSU Net Exercise Agreements” means, collectively, the agreements to be entered into by Dolly Varden and each holder of Dolly Varden RSUs prior to the Effective Time providing for the net exercise of the Dolly Varden RSUs in connection with the surrender and cancellation or redemption of the Dolly Varden RSUs pursuant to the terms of the Dolly Varden RSU Plan and in connection with the Arrangement, in a form to be agreed to by Dolly Varden and Contango, each acting reasonably.

“Dolly Varden RSU Plan” means the Dolly Varden Restricted Share Unit Plan dated May 20, 2022;

“Dolly Varden Securities” means, collectively, the Dolly Varden Shares, Dolly Varden Options and Dolly Varden RSUs.

“Dolly Varden Securityholder” means a holder of one or more Dolly Varden Securities.

“Dolly Varden Share” means a common share in the authorized share structure of Dolly Varden.

“Dolly Varden Shareholder” means a holder of one or more Dolly Varden Shares.

“Dolly Varden Shareholder Approval” means the approval of the Dolly Varden Resolution by the Dolly Varden Shareholders at the Dolly Varden Meeting in accordance with Section 2.2(c).

“Dolly Varden Special Advisor” means Raymond James Ltd.

“Dolly Varden Special Committee” means the special committee of the Dolly Varden Board.

“Dolly Varden Subsidiaries” means Homestake Resource and Homestake Royalty.

“Dolly Varden Technical Report” has the meaning ascribed thereto in Section 3.1(x).

“Dolly Varden Termination Fee Event” has the meaning ascribed thereto in Section 8.3(d).

“Dolly Varden Voting Agreements” mean the voting support agreements (including all amendments thereto) between Contango and the Dolly Varden Locked-Up Shareholders.

“EDGAR” means the SEC’s Electronic Data Gathering, Analysis and Retrieval website.

“Effective Date” means the date upon which the Arrangement becomes effective, as set out in Section 2.10(a).

“Effective Time” means the time on the Effective Date that the Arrangement becomes effective, as set out in the Plan of Arrangement.

“Eligible Holder” means a Dolly Varden Shareholder that is a beneficial owner of Dolly Varden Shares and is: (a) a resident of Canada for purposes of the Tax Act and not exempt from tax under Part I of the Tax Act; or (b) a “Canadian partnership” within the meaning of the Tax Act, other than a Canadian partnership all the members of which are exempt from tax under Part I of the Tax Act.

“Environmental Laws” means all applicable federal, provincial, regional, municipal, local or other Laws, imposing liability or standards of conduct for or relating to the regulation of activities, materials, substances or wastes in connection with or for or to the protection of human health, safety, the environment or natural resources (including ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation).

“Environmental Liabilities” means, with respect to any person, all liabilities, obligations, responsibilities, response, remedial and removal costs, investigation costs, capital costs, operation and maintenance costs, losses, damages, punitive damages, property damages, consequential damages, treble damages, costs and expenses, fines, penalties and sanctions incurred as a result of or related to any Hazardous Substance or any claim, suit, action, administrative order, investigation, proceeding or demand by any person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law, relating to any environmental matter arising under or related to any Environmental Laws, Environmental Permits, or in connection with any Release or threatened Release or presence of a Hazardous Substance whether on, at, in, under, from or about or in the vicinity of any real or personal property.

“Environmental Permits” means all Permits under any Environmental Laws.

“Exchange Ratio” means 0.1652 of a Contango Share for each Dolly Varden Share.

“Exchangeable Share Support Agreement” means an agreement to be made among Contango, Callco and Acquiror on the Effective Date and in connection with this Plan of Arrangement consistent with the terms set out in the Exchangeable Share Term Sheet, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Exchangeable Share Term Sheet” has the meaning ascribed there to in Section 5.1(g).

“Exchangeable Shares” means the exchangeable shares in the capital of the Acquiror.

“Final Order” means the final order of the Court pursuant to Section 291 of the BCBCA, in a form and substance acceptable to Contango, the Acquiror and Dolly Varden, each acting reasonably, after a hearing upon the procedural and substantive fairness of the terms and conditions of the Arrangement, approving the Arrangement, as such order may be affirmed, amended, modified, supplemented or varied by the Court (with the consent of Contango, the Acquiror and Dolly Varden, each acting reasonably) at any time prior to the Effective Date or, if appealed, then, as affirmed or as amended on appeal (provided that any such amendment is acceptable to Contango, the Acquiror and Dolly Varden, each acting reasonably) unless such appeal is withdrawn, abandoned or denied.

“Financial Advisory Agreement” means the engagement letter dated October 31, 2025 between Dolly Varden and the Dolly Varden Financial Advisor.

“Form 51-102F5” means Form 51-102F5 as prescribed in NI 51-102.

“Fury” means Fury Gold Mines Ltd.

“Governmental Entity” means (a) any multinational, federal, national, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, commissioner, board, minister, ministry, bureau, agency or instrumentality, domestic or foreign, (b) any subdivision, agent, commission, board or authority of any of the foregoing, (c) any quasi-governmental or private body, including any tribunal, commission, regulatory agency or self-regulatory organization, exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing, or (d) any stock exchange, including the NYSE American and TSXV.

“Hazardous Substance” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous or deleterious substance, waste or material, including metals, petroleum, polychlorinated biphenyls, asbestos and urea- formaldehyde insulation, and any other material or contaminant regulated or defined pursuant to any Environmental Law.

“Hecla” means Hecla Canada Ltd.

“Homestake Resource” means Homestake Resource Corporation.

“Homestake Royalty” means Homestake Royalty Corporation.

“IFRS” means generally accepted accounting principles in Canada from time to time including, for the avoidance of doubt, the standards prescribed in Part I of the CPA Canada Handbook - Accounting (International Financial Reporting Standards) as the same may be amended, supplemented or replaced from time to time.

“including”, “includes” or similar expressions are not intended to be limiting and are deemed to be followed by the expression “without limitation”.

“Indigenous” means any and all aboriginal person, people, or group, native person, people, or group, tribe, or indigenous person, people, or group, or any person or group asserting to be indigenous or part of an original community or otherwise claiming any right recognized or affirmed under applicable Laws, treaties or any other interest held by virtue of that person or group’s status as one of the aforementioned groups, and any person or group representing or purporting to represent any of the foregoing.

“Intellectual Property” means all intellectual property and other similar proprietary rights in any jurisdiction worldwide, whether registered or unregistered, including such rights in and to: (a) patents (including all reissues, divisions, provisionals, continuations and continuations-in-part, re-examinations, renewals and extensions thereof), patent applications, patent disclosures or other patent rights; (b) copyrights, design, design registration, and all registrations, applications for registration, and renewals for any of the foregoing, and any “moral” rights; (c) trademarks, service marks, trade names, business names, logos, trade dress, certification marks and other indicia of commercial source or origin together with all goodwill associated with the foregoing, and all registrations, applications and renewals for any of the foregoing; (d) trade secrets and business, technical and know-how information, databases (including assay), data collections, and drawings; (e) software, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other software-related specifications and documentation; and (f) Internet domain name registrations.

“Intended U.S. Tax Treatment” has the meaning ascribed thereto in Section 2.15.

“Interim Order” means the interim order of the Court contemplated by Section 2.2 of this Agreement and made pursuant to Section 291 of the BCBCA in a form and substance acceptable to Contango, the Acquiror and Dolly Varden, each acting reasonably, providing for, among other things, declaration and direction in respect of the notice to be given in respect of, and the calling and holding of the Dolly Varden Meeting, as the same may be affirmed, amended, modified, supplemented or varied by the Court (provided that any such amendment, modification, supplement or variation is acceptable to Contango, the Acquiror and Dolly Varden, each acting reasonably).

“Investor Rights Agreement” means the investor rights agreement between Fury and Dolly Varden dated February 25, 2022.

“IRS” means the U.S. Internal Revenue Service.

“Johnson Tract” or “Johson Tract project” means the mineral rights to approximately 21,000 acres, located near tidewater, 125 miles southwest of Anchorage, Alaska, which Contango leases from Cook Inlet Region, Inc.

“Key Regulatory Approvals” means those consents, orders, exemptions, Permits and other approvals of Governmental Entities as set out in Schedule C hereto.

“Key Third Party Consents” means those consents, approvals and notices required from third parties to proceed with the transactions contemplated by this Agreement and the Plan of Arrangement as set out in Schedule D hereto.

“Kitsault Valley Project” means Dolly Varden’s combined Kitsault Valley project located in northwestern British Columbia.

“Law” or “Laws” means all laws (including common law), by-laws, statutes, rules, regulations, principles of law and equity, orders, rulings, ordinances, judgements, injunctions, determinations, awards, decrees or other requirements, whether domestic or foreign, and the terms and conditions of any grant of approval, permission, authority or license of any Governmental Entity or self-regulatory authority (including, where applicable, the TSXV and the NYSE American), and the term “applicable” with respect to such Laws and in a context that refers to one or more persons, means such Laws as are applicable to such person or its business, undertaking, assets, property or securities and emanate from a person having jurisdiction over the person or persons or its or their business, undertaking, assets, property or securities.

“Liens” means any hypothec, mortgage, pledge, assignment, lien, charge, security interest, encumbrance, adverse right or claim, other third person interest or encumbrance of any kind, whether contingent or absolute, and any agreement, option, right or privilege (whether by Law, contract or otherwise) capable of becoming any of the foregoing.

“Lucky Shot” or “Lucky Shot project” means the 8,600 acres of State of Alaska and patented mining claims located in the Willow Mining District about 75 miles north of Anchorage, Alaska, which Contango leases from Alaska Hard Rock, Inc.

“Manh Choh” or “Manh Choh project” means the Main and North Manh Choh deposits within the Peak Gold JV Property.

“material fact” has the meaning ascribed thereto in the Securities Act.

“MI 61-101” means Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions.

“Minerals” means all ores, and ores and concentrates derived therefrom, of precious, base and industrial minerals, including diamonds, which may be lawfully explored for, mined and sold.

“misrepresentation” has the meaning ascribed thereto in the Securities Act.

“Money Laundering Laws” has the meaning ascribed thereto in Section 3.1(tt).

“NI 43-101” means National Instrument 43-101 – Standards of Disclosure for Mineral Projects.

“NI 51-102” means National Instrument 51-102 – Continuous Disclosure Obligations.

“NI 54-101” means National Instrument 54-101 – Communication with Beneficial Owners of Securities of a Reporting Issuer.

“NYSE American” means the NYSE American Stock Exchange LLC.

“or” is intended to be inclusive and is deemed to mean “and/or.”

“Order” means all judicial, arbitral, administrative, ministerial, departmental or regulatory judgments, injunctions, orders, decisions, rulings, determinations, awards, or decrees of any Governmental Entity (in each case, whether temporary, preliminary or permanent).

“ordinary course of business” means, with respect to an action taken by a person, that such action is consistent with the past practices of such person and is taken in the ordinary course of the normal day-to-day business and operations of such person.

“Outside Date” means May 7, 2026, or such later date as may be agreed to in writing by the Parties.

“Parties” means Contango, the Acquiror and Dolly Varden, and “Party” means any of them.

“Peak Gold JV” means Peak Gold, LLC, the joint venture entity that holds the Manh Choh project, of which Contango holds a 30% interest and KG Mining (Alaska), Inc., an indirect subsidiary of Kinross Gold Corporation, holds the remaining 70% interest, and which is governed by the Peak Gold JV Agreement.

“Peak Gold JV Agreement” means the Amended and Restated Limited Liability Company Agreement of the Peak Gold JV, dated as of October 1, 2020, as the same may be amended, supplemented or otherwise modified from time to time.

“Peak Gold JV Property” means the 675,000 acres located near Tok, Alaska, which the Peak Gold JV leases from the Tetlin Tribal Council, and approximately 13,000 additional acres of State of Alaska mining claims.

“Permit” means any license, permit, certificate, consent, Order, grant, approval, classification, waiver, writ, consent, registration or other authorization of or from any Governmental Entity.

“Permitted Liens” means (a) statutory Liens for current Taxes or other charges by Governmental Entities not yet due and payable, or the amount or validity of which is being contested in good faith by appropriate proceedings (provided that appropriate reserves have been made in respect thereof) to the extent that such proceedings effectively prevent the applicable Governmental Entities from taking collection action in respect of such disputed Taxes or enforcing any Liens securing the same; (b) mechanics’, carriers’, workers’, repairers’, and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not delinquent or which are being contested by appropriate proceedings (provided that appropriate reserves have been made in respect thereof); (c) zoning, entitlement, building, and other land use regulations imposed by Governmental Entities having jurisdiction over such person’s owned or leased real property, which are not violated by the current use and operation of such real property; (d) covenants, conditions, restrictions, easements, and other similar non-monetary matters of record affecting title to such person’s owned or leased real property, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such person’s businesses; (e) any right of way or easement related to public roads and highways, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such person’s businesses; and (f) Liens arising under workers’ compensation, unemployment insurance, social security, retirement, and similar legislation.

“person” includes an individual, sole proprietorship, partnership, association, body corporate, trust, natural person in his or her capacity as trustee, executor, administrator or other legal representative, Governmental Entity or any other entity, whether or not having legal status.

“Personal Information” means information in the possession or under the control of Dolly Varden, Contango or any if their respective subsidiaries, as applicable, about an identifiable individual.

“Plan of Arrangement” means the plan of arrangement of Dolly Varden, substantially in the form of Schedule A hereto, and any amendments or variations thereto made in accordance with this Agreement and the Plan of Arrangement or upon the direction of the Court (with the prior written consent of Contango, the Acquiror and Dolly Varden, each acting reasonably) in the Final Order.

“Pre-Acquisition Reorganization” has the meaning ascribed thereto in Section 6.6(a).

“Privacy Legal Requirements” has the meaning ascribed thereto in Section 3.1(ff)(iii).

“Proceeding” means any suit, claim, action, charge, complaint, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, audit, examination or investigation commenced, brought, conducted or heard by or before, any court or other Governmental Entity.

“Proposed Agreement” has the meaning ascribed thereto in Section 8.2(g).

“QRC Debenture” means the 8% unsecured convertible debenture dated April 26, 2022, issued by Contango to Queen’s Road Capital Investment Ltd., as amended by a side letter dated May 17, 2023.

“Qualified Person” has the meaning ascribed to such term in NI 43-101 and/or S-K 1300, as applicable.

“Regulatory Approvals” means those sanctions, rulings, consents, orders, exemptions, permits and other approvals (including the lapse, without objection, of a prescribed time under a statute or regulation that states that a transaction may be implemented if a prescribed time lapses following the giving of notice without an objection being made) of Governmental Entities required in relation to the transactions contemplated hereby.

“Release” means any release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of a Hazardous Substance in the indoor or outdoor environment, including the movement of a Hazardous Substance through or in the air, soil, surface water, ground water or property.

“Reorganizing Party” has the meaning ascribed thereto in Section 6.6(a).

“Replacement Option” means options to purchase Contango Shares granted in exchange for the Dolly Varden Options as set out in the Plan of Arrangement.

“Representatives” means, with respect to any person, its and its subsidiaries’ officers, directors, employees, representatives (including any legal, accounting, tax, financial and other advisors) and agents.

“Requesting Party” has the meaning ascribed thereto in Section 6.6(a).

“Response Period” has the meaning ascribed thereto in Section 8.2(g)(v).

“Returns” means all reports, forms, elections, statements, declarations, designations, notices, filings, returns and other documents (whether in tangible, electronic or other form) and including any amendments, schedules, attachments, supplements, appendices and exhibits thereto, that are filed or required to be filed with any Governmental Entity in connection with any Taxes.

“S-K 1300” means Subpart 229.1300 and Item 601(b)(96) of Regulation S-K under the U.S. Securities Act.

“SEC” means the U.S. Securities and Exchange Commission.

“SEC Clearance” has the meaning ascribed thereto in Section 2.4(a).

“Section 3(a)(10) Exemption” has the meaning ascribed thereto in Section 2.3.

“Securities Act” means the Securities Act (British Columbia).

“Securities Authorities” means, collectively, the BCSC and the applicable securities commissions and other securities regulatory authorities in each of the other provinces of Canada.

“Securities Laws” means the Securities Act and the securities legislation of each other province and territory of Canada and the rules, regulations, forms, published instruments, policies, bulletins and notices of the Securities Authorities made thereunder, as now in effect and as they may be promulgated or amended from time to time.

“SEDAR+” means CSA’s System for Electronic Data Analysis Retrieval+ website available at www.sedarplus.ca.

“Special Advisory Agreement” means the engagement letter dated November 21, 2025 between Dolly Varden and the Dolly Varden Special Advisor.

“Special Voting Share” means the special voting share of preferred stock in the capital of Contango, consistent with the terms set out in the Exchangeable Share Term Sheet.

“subsidiary” has the meaning ascribed to it in National Instrument 45-106 – Prospectus Exemptions, in force as of the date of this Agreement.

“Superior Proposal” means an unsolicited bona fide written Acquisition Proposal from an arm’s length third party that is made after the date of this Agreement to acquire all of the outstanding voting shares of Contango or Dolly Varden (the “Target”) (other than voting shares beneficially owned by the person or persons making such Acquisition Proposal) or all or substantially all of the assets of the Target and its subsidiaries on a consolidated basis, and (a) that did not result from or arise in connection with a breach of this Agreement; (b) that is reasonably capable of being completed without undue delay, taking into account all financial, legal, regulatory and other aspects of such Acquisition Proposal and the person or persons making such Acquisition Proposal; (c) that, if it relates to the acquisition of voting shares of the Target, is made to all shareholders of the Target, other than the person or persons making such Acquisition Proposal, on the same terms and conditions; (d) that is not subject to any financing condition and in respect of which it has been demonstrated to the satisfaction of the Board of the Target, acting in good faith (and after receiving the advice of its outside legal advisors and financial advisors), that adequate arrangements have been made in respect of any required financing required to complete such Acquisition Proposal; (e) that is not subject to any due diligence or access condition; (f) that complies with Securities Laws or U.S. Securities Laws, as applicable; (g) in respect of which the Board of the Target unanimously determines, in its good faith judgment, after receiving the advice of its outside legal advisors, financial advisors and, in the case of the Dolly Varden Board, the Dolly Varden Special Committee, that (A) failure to recommend such Acquisition Proposal to the shareholders of the Target would be inconsistent with its fiduciary duties under applicable Law; and (B) having regard for all of the terms and conditions of the Acquisition Proposal, including all financial, legal, regulatory and other aspects of such proposal and the person making such proposal, such Acquisition Proposal, will, if consummated in accordance with its terms (but not assuming away any risk of non-completion), result in a transaction more favourable to the shareholders of the Target from a financial point of view than the transactions contemplated by this Agreement, after taking into account any amendment to the terms of this Agreement and the Plan of Arrangement proposed by the other Parties pursuant to Section 9.3.

“Superior Proposal Notice” has the meaning ascribed thereto in Section 8.2(g)(iii).

“Tax Act” means the Income Tax Act (Canada).

“Taxes” means with respect to any person, all supranational, national, federal, provincial, state, local or other taxes, including income taxes, branch taxes, profits taxes, capital gains taxes, gross receipts taxes, digital services taxes, windfall profits taxes, value added taxes, severance taxes, ad valorem taxes, property taxes, capital taxes, net worth taxes, production taxes, sales taxes, use taxes, licence taxes, excise taxes, franchise taxes, environmental taxes, transfer taxes, withholding or similar taxes, payroll taxes, employment taxes, employer health taxes, government pension plan premiums and contributions, social security premiums, workers’ compensation premiums, employment/unemployment insurance or compensation premiums and contributions, stamp taxes, occupation taxes, premium taxes, alternative or add-on minimum taxes, global minimum or “Pillar 2” taxes, goods and services taxes, harmonized sales taxes, customs duties or other taxes of any kind whatsoever imposed or charged by any Governmental Entity, any requirement to pay or repay any amount to a Governmental Entity in respect of a tax credit, refund, rebate, governmental grant or subsidy, overpayment, or similar adjustment of Taxes, and any instalments in respect thereof, together with any interest, penalties, or additions with respect thereto and any interest in respect of such additions or penalties, and whether disputed or not and “Tax” means any one of such Taxes.

“Termination Fee” has the meaning ascribed thereto in Section 8.3(c).

“Tetlin Tribal Council” means the governmental entity of the Native Village of Tetlin, Alaska.

“Treasury Regulations” means United States Treasury Regulations promulgated under the Code.

“Trustee” means a trustee to be mutually chosen by Contango and Dolly Varden, acting reasonably, to act as trustee under the Voting and Exchange Trust Agreement and any successor trustee appointed under the Voting and Exchange Trust Agreement;

“TSXV” means the TSX Venture Exchange.

“U.S. Exchange Act” means the United States Securities Exchange Act of 1934 as the same has been and hereinafter from time to time may be amended and the rules and regulations promulgated thereunder.

“U.S. GAAP” means generally accepted accounting principles in the United States.

“U.S. Securities Act” means the United States Securities Act of 1933 as the same has been and hereinafter from time to time may be amended and the rules and regulations promulgated thereunder.

“U.S. Securities Laws” means the U.S. federal securities laws, including without limitation, the U.S. Securities Act, the U.S. Exchange Act and applicable securities laws of any state of the United States.

“United States” or “U.S.” means the United States of America, its territories and possessions, any state of the United States and the District of Columbia.

“Voting and Exchange Trust Agreement” means an agreement to be made between Contango, Callco, Acquiror and the Trustee on the Effective Date in connection with this Plan of Arrangement, consistent with the terms set out in the Exchangeable Share Term Sheet, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof.

1.2	Interpretation Not Affected by Headings

The division of this Agreement into articles, sections, subsections and paragraphs and the insertion of headings are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. Unless the contrary intention appears, references in this Agreement to an Article, Section, subsection, paragraph or Schedule by number or letter or both refer to the Article, Section, subsection, paragraph or Schedule, respectively, bearing that designation in this Agreement. The terms “this Agreement”, “hereof”, “herein”, “hereto”, “hereunder” and similar expressions refer to this Agreement and not any particular article, section, subsection, paragraph or other portion hereof and include any instrument supplementary or ancillary hereto.

1.3	Number and Gender

In this Agreement, unless the context otherwise requires, words importing the singular include the plural and vice versa, and words importing gender include all genders.

1.4	Date for Any Action

If the date on which any action is required to be taken hereunder by a Party is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

1.5	Statutory References

Any reference in this Agreement to a statute includes all rules and regulations made thereunder, all amendments to such statute, rule or regulation in force from time to time and any statute, rule or regulation that supplements or supersedes such statute, rule or regulation.

1.6	Currency

Unless otherwise stated, all references in this Agreement to sums of money are expressed in lawful money of Canada and “$” refers to Canadian dollars.

1.7	Accounting Matters

Unless otherwise stated, all accounting terms used in this Agreement shall have the meanings attributable thereto under IFRS and all determinations of an accounting nature in required to be made shall be made in accordance with IFRS consistently applied.

1.8	Knowledge

In this Agreement, (a) references to “the knowledge of Dolly Varden” (or similar expressions) means the knowledge of Shawn Khunkhun (President and Chief Executive Officer), Ann Fehr (Chief Financial Officer) and Rob van Egmond, Vice-President Exploration after due enquiry, and (b) references to “the knowledge of Contango” (or similar expressions) means the knowledge of Rick Van Nieuwenhuyse (President and Chief Executive Officer), Michael Clark (Chief Financial Officer), Chris Kennedy (General Manager, Lucky Shot Mine) and Dave Larimer (Exploration Manager) after due enquiry.

1.9	Disclosure Letters

The Dolly Varden Disclosure Letter and the Contango Disclosure Letter, and all information contained in each of the Dolly Varden Disclosure Letter and the Contango Disclosure Letter, is confidential information and subject to the terms and conditions of the Confidentiality Agreement.

1.10	Schedules

The following Schedules are annexed to this Agreement and are incorporated by reference into this Agreement and form a part hereof:

Schedule A	Plan of Arrangement
Schedule B	Dolly Varden Resolution
Schedule C	Key Regulatory Approvals
Schedule D	Key Third Party Consents
Schedule E	Exchangeable Share Term Sheet

ARTICLE 2

THE ARRANGEMENT

2.1	Arrangement

(a)

Dolly Varden, Contango and the Acquiror agree that the Arrangement shall be implemented in accordance with the terms and subject to the conditions contained in this Agreement and the Plan of Arrangement.

(b)

Unless one or both of the Dolly Varden Meeting and the Contango Meeting is postponed or adjourned in accordance with the terms of this Agreement, Dolly Varden and Contango agree that the Dolly Varden Meeting and the Contango Meeting shall be held on the same day and at the same time, and agree to take such actions from time to time as may be necessary in order to ensure that this occurs.

2.2	Interim Order

Dolly Varden shall, as soon as reasonably practicable following the date of this Agreement, and in any event in sufficient time to file, furnish and mail the Dolly Varden Circular in accordance with Section 2.5, apply to the Court in a manner acceptable to Contango and the Acquiror, each acting reasonably, pursuant to subsection 291 of the BCBCA and, in cooperation with Contango and the Acquiror, to schedule the Interim Order hearing with the Court for a date on or about the 15th calendar day immediately following the date of filing of the Contango Proxy Statement with the SEC; provided that Dolly Varden shall reschedule such hearing if the SEC Clearance is not obtained (or not obtainable) by the third Business Day prior to the date of the hearing; provided further that in the event such hearing is rescheduled, Dolly Varden shall use commercially reasonable efforts to reschedule such hearing to occur as soon as reasonably practicable following the receipt of SEC Clearance, in each case subject to the availability of the Court and subject to and in accordance with the requirements of NI 54-101 with respect to the Dolly Varden Meeting. Dolly Varden shall prepare, file and diligently pursue an application to the Court for the Interim Order, which application will seek, among other things:

(a)	for the class of persons to whom notice is to be provided in respect of the Arrangement and the Dolly Varden Meeting and for the manner in which such notice is to be provided;

(b)

for confirmation of the record date for the purposes of determining the Dolly Varden Shareholders entitled to vote at the Dolly Varden Meeting (which date shall be fixed and filed by Dolly Varden in consultation with Contango, acting reasonably) and that such record date will not change in respect of any adjournment(s) or postponement(s) of the Dolly Varden Meeting;

(c)	that the requisite approval for the Dolly Varden Resolution shall be the affirmative vote of at least:

(i)

66 2⁄3% of the votes cast on the Dolly Varden Resolution by the Dolly Varden Shareholders present in person or represented by proxy at the Dolly Varden Meeting, with each Dolly Varden Share entitling a Dolly Varden Shareholder to one vote; and

(ii)

if required by applicable Securities Laws, a simple majority of the votes cast on the Dolly Varden Resolution by the Dolly Varden Shareholders present in person or represented by proxy at the Dolly Varden Meeting (excluding the votes cast by any Dolly Varden Shareholders required to be excluded pursuant to MI 61-101);

(d)

that, in all other respects, other than as ordered by the Court, the terms, restrictions and conditions of Dolly Varden’s constating documents, including quorum requirements and all other matters, shall apply in respect of the Dolly Varden Meeting;

(e)	for the grant of Dissent Rights to those Dolly Varden Shareholders who are registered holders of Dolly Varden Shares as of the record date of the Dolly Varden Meeting;

(f)	for the notice requirements with respect to the presentation of the application to the Court for the Final Order;

(g)	that the Dolly Varden Meeting may be adjourned or postponed from time to time by the Dolly Varden Board subject to the terms of this Agreement without the need for additional approval of the Court;

(h)

that each Dolly Varden Shareholder will have the right to appear before the Court at the hearing of the application for the Final Order so long as they enter an appearance within a reasonable time and are in accordance with the procedures set out in the Interim Order;

(i)

that the deadline for the submission of proxies by Dolly Varden Shareholders for the Dolly Varden Meeting shall be 48 hours (excluding Saturdays, Sundays and statutory holidays in Vancouver, British Columbia) prior to the Dolly Varden Meeting, subject to waiver by Dolly Varden in accordance with the terms of this Agreement;

(j)

that it is the Parties’ intention to rely on the Section 3(a)(10) Exemption and similar exemptions from applicable securities Laws of any state of the United States with respect to the issuance of Contango Shares, Exchangeable Shares and Amalco Exchangeable Shares pursuant to the Arrangement, subject to and conditioned on the Court’s determination that the Arrangement is substantively and procedurally fair to the persons entitled to receive such Contango Shares, Exchangeable Shares and Amalco Exchangeable Shares and based on the Court’s approval of the Arrangement following a hearing at which the persons entitled to receive such Contango Shares, Exchangeable Shares and Amalco Exchangeable Shares are permitted to appear and be heard; and

(k)	for such other matters as Contango and the Acquiror may reasonably require subject to obtaining the prior written consent of Dolly Varden, such consent not to be unreasonably withheld or delayed.

2.3	U.S. Securities Law Matters

The Parties agree that the Arrangement will be carried out with the intention that all Contango Shares, Exchangeable Shares and Amalco Exchangeable Shares to be issued pursuant to the Plan of Arrangement will be issued in reliance on the exemption from the registration requirements of the U.S. Securities Act provided by Section 3(a)(10) of the U.S. Securities Act (the “Section 3(a)(10) Exemption”) and pursuant to exemptions from applicable securities Laws of any state of the United States. In order to ensure the availability of the Section 3(a)(10) Exemption, the Parties agree that the Arrangement will be carried out on the following basis:

(a)	the procedural and substantive fairness of the terms and conditions of the Arrangement will be subject to the approval of the Court;

(b)

the Court will be advised as to the intention of the Parties to rely on the Section 3(a)(10) Exemption prior to the hearing required to approve the procedural and substantive fairness of the terms and conditions of the Arrangement to the persons entitled to receive such Contango Shares, Exchangeable Shares and Amalco Exchangeable Shares;

(c)

the Court will be required to satisfy itself as to the procedural and substantive fairness of the terms and conditions of the Arrangement to the persons entitled to receive such Contango Shares, Exchangeable Shares and Amalco Exchangeable Shares;

(d)

Dolly Varden will ensure that each Dolly Varden Shareholder will be given adequate notice advising them of their right to attend the hearing of the Court to approve the procedural and substantive fairness of the terms and conditions of the Arrangement and providing them with sufficient information necessary for them to exercise that right;

(e)

Dolly Varden Shareholders will be advised that the Contango Shares, Exchangeable Shares and Amalco Exchangeable Shares to be issued pursuant to the Arrangement have not been registered under the U.S. Securities Act and will be issued by Contango, the Acquiror or Amalco, as applicable, in reliance on the Section 3(a)(10) Exemption;

(f)

the Interim Order will specify that each person entitled to receive such Contango Shares, Exchangeable Shares and Amalco Exchangeable Shares will have the right to appear before the Court at the hearing of the Court to give approval of the Arrangement so long as they enter an appearance within a reasonable time in accordance with the procedures set out in the Interim Order and in accordance with the requirements of the Section 3(a)(10) Exemption;

(g)

the Court will hold a hearing before approving the procedural and substantive fairness of the terms and conditions of the Arrangement to the persons entitled to receive such Contango Shares, Exchangeable Shares and Amalco Exchangeable Shares; and

(h)

the Final Order will expressly state that the Arrangement is approved by the Court as being procedurally and substantively fair to the persons entitled to receive such Contango Shares, Exchangeable Shares and Amalco Exchangeable Shares, and the Final Order shall include a statement to substantially the following effect:

“This Order shall serve as a basis of a claim to an exemption, pursuant to Section 3(a)(10) of the United States Securities Act of 1933, as amended, from the registration requirements otherwise imposed by such act regarding the distribution of securities pursuant to the Plan of Arrangement.”

2.4	Dolly Varden Meeting

(a)

Subject to the receipt of the Interim Order and the terms of this Agreement, Dolly Varden shall, in consultation with Contango and the Acquiror, as soon as reasonably practicable after the earliest to occur of (x) the SEC informing Contango that it has no remaining comments to, or will not review, the Contango Proxy Statement (and Contango agrees to advise Dolly Varden of such matters promptly after the SEC informs Contango of such) or (y) the passage of at least ten calendar days (as calculated pursuant to Rule 14a-6 of the U.S. Exchange Act) since the filing of a preliminary Contango Proxy Statement with the SEC not informing Contango that it intends to review the Contango Proxy Statement (in either case, the “SEC Clearance”), convene and conduct the Dolly Varden Meeting in accordance with the Interim Order, Dolly Varden’s notice of articles and articles and applicable Law as soon as reasonably practicable, and in any event within fifty (50) days of the receipt of the SEC Clearance (and, in that regard, Dolly Varden shall abridge, as necessary, any time periods that may be abridged under NI 54-101). Except as required by applicable Law, or with the prior written consent of Contango and the Acquiror, which shall not be unreasonably withheld or delayed, the Dolly Varden Resolution shall be the only matter of business transacted at the Dolly Varden Meeting.

(b)

Subject to the terms of this Agreement, Dolly Varden shall use its commercially reasonable efforts to solicit proxies (i) in favour of the approval of the Dolly Varden Resolution and take all other action necessary or desirable to secure the approval of the Dolly Varden Resolution and all other matters to be brought before the Dolly Varden Meeting intended to facilitate and complete the transactions contemplated by this Agreement, and (ii) against any resolution submitted by any Dolly Varden

Shareholder that is inconsistent with the Dolly Varden Resolution and the completion of the transactions contemplated by this Agreement, including, if so requested by Contango or the Acquiror, using proxy solicitation services, as requested by Contango or the Acquiror, acting reasonably, provided that the cost of such proxy solicitation services shall be borne by Contango.

(c)

Dolly Varden shall provide Contango or the Acquiror with copies of or access to information regarding the Dolly Varden Meeting generated by any proxy solicitation services firm engaged by Dolly Varden, as reasonably requested from time to time by Contango or the Acquiror.

(d)	Dolly Varden shall give notice to Contango and the Acquiror of the Dolly Varden Meeting and allow Representatives of Contango, the Acquiror and their legal counsel to attend the Dolly Varden Meeting.

(e)

Dolly Varden shall advise Contango and the Acquiror, as Contango or the Acquiror may reasonably request, and at least on a daily basis on each of the last ten (10) Business Days prior to the date of the Dolly Varden Meeting, as to the aggregate tally of the proxies received by Dolly Varden in respect of the Dolly Varden Resolution and any other matters properly brought before the Dolly Varden Meeting.

(f)	Dolly Varden will promptly advise Contango and the Acquiror of any communication (orally or in writing) from any Dolly Varden Shareholder in opposition to the Arrangement.

(g)

Dolly Varden will promptly advise Contango and the Acquiror of any written notice of dissent or purported exercise by any Dolly Varden Shareholder of Dissent Rights received by Dolly Varden in relation to the Dolly Varden Resolution and any withdrawal of Dissent Rights received by Dolly Varden. Dolly Varden shall provide Contango and the Acquiror with an opportunity to review and comment on any written communications sent by or on behalf of Dolly Varden to any Dolly Varden Shareholder who is exercising or purporting to exercise Dissent Rights in relation to the Dolly Varden Resolution and shall not make any payment or settlement offer, or agree to any payment or settlement prior to the Effective Time with respect to Dissent Rights without the prior written consent of Contango and the Acquiror.

(h)

Dolly Varden will not recognize any purported notice of exercise of Dissent Rights delivered after the deadline to deliver a notice of exercise of Dissent Rights without the prior written consent of Contango and the Acquiror.

(i)

Dolly Varden shall, upon the reasonable request from time to time by Contango or the Acquiror, promptly deliver to Contango or the Acquiror (i) lists of all registered Dolly Varden Shareholders and other security holders of Dolly Varden, showing the name and address of each holder and the number of Dolly Varden Shares or other securities of Dolly Varden held by each such holder, and securities positions, and (ii) from time to time, at the reasonable request of Contango or the Acquiror, updated or supplemental lists setting out any changes from the list(s) referred to in clause (i) of this Section 2.4(i).

(j)

Dolly Varden shall not, except (i) as required for quorum purposes (in which case the meeting shall be adjourned and not cancelled), (ii) as required by Law or a Governmental Entity, (iii) as to comply with Section 2.1(b), (iv) if Contango adjourns or postpones the Contango Meeting (in which case Dolly Varden shall adjourn or postpone the Dolly Varden Meeting to the same date and time as the Contango Meeting), or (vii) as otherwise permitted under this Agreement, adjourn, postpone or cancel (or propose for adjournment, postponement or cancellation), or fail to call, the Dolly Varden Meeting without Contango’s and the Acquiror’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, other than as expressly required or permitted in accordance with Section 8.2(k).

(k)

Dolly Varden shall not change the record date for the Dolly Varden Shareholders entitled to vote at the Dolly Varden Meeting in connection with any adjournment or postponement of the Dolly Varden Meeting unless required by Law.

(l)	Dolly Varden shall not, without the prior written consent of Contango or the Acquiror, waive the deadline for the submission of proxies by Dolly Varden Shareholders for the Dolly Varden Meeting.

(m)

Subject to applicable Law, Dolly Varden shall promptly advise Contango and the Acquiror of any communication (written or oral) received by Dolly Varden from the TSXV, any of the Securities Authorities or any other Governmental Entity in connection with the Dolly Varden Meeting.

2.5	Dolly Varden Circular

(a)

Subject to Contango and the Acquiror complying with Section 2.5(c), Dolly Varden shall (i) as promptly as reasonably practicable following the date of this Agreement, prepare the Dolly Varden Circular (together with any other documents required by Securities Laws and all other applicable Laws in connection with the Dolly Varden Meeting) in compliance in all material respects with all applicable Laws, and (ii) as promptly as reasonably practicable after obtaining the Interim Order file or furnish, as applicable, the Dolly Varden Circular with respect to the Dolly Varden Meeting in all jurisdictions where the same is required to be filed or furnished and mail the same as required by the Interim Order and in accordance with all applicable Laws in all jurisdictions where the same is required to be mailed (it being understood that Dolly Varden will file, furnish and mail the Dolly Varden Circular as promptly as practicable, using reasonable best efforts, following the date of the SEC Clearance). If necessary, Dolly Varden shall, in consultation with Contango abridge the timing contemplated by NI 54-101, as provided in section 2.20 thereof (provided, however, that for greater certainty, the foregoing obligation shall not extend to the making of an application for a waiver or exemption from the requirements of NI 54-101).

(b)

Dolly Varden shall ensure that the Dolly Varden Circular complies in all material respects with all applicable Laws and the Interim Order, and, without limiting the generality of the foregoing, that the Dolly Varden Circular shall not contain any misrepresentation (except that Dolly Varden shall not be responsible for any information included in the Dolly Varden Circular relating to Contango, the Acquiror and its affiliates that was provided by Contango for inclusion in the Dolly Varden Circular) and shall provide Dolly Varden Shareholders with information in sufficient detail to permit them to form a reasoned judgment concerning the matters to be placed before them at the Dolly Varden Meeting. The Dolly Varden Circular shall include (i) the Dolly Varden Board Recommendation, (ii) a statement that each of the Dolly Varden Locked-Up Shareholders has signed a Dolly Varden Voting Agreement, pursuant to which they have agreed to, among other things, vote all of their Dolly Varden Shares in favour of the Dolly Varden Resolution and any other resolution presented at the Dolly Varden Meeting required to give effect to the Arrangement, and (iii) summaries and copies of the Dolly Varden Fairness Opinions. The content of the Dolly Varden Circular shall comply with the terms of this Agreement.

(c)

Contango shall furnish to Dolly Varden on a timely basis such information regarding Contango, its affiliates, and the Acquiror as may be required by Law or reasonably required by Dolly Varden in the preparation of the Dolly Varden Circular (including, as required by section 14.2 of Form 51-102F5), and Contango shall ensure that such information does not contain any misrepresentation concerning Contango, its affiliates or the Acquiror.

(d)

Contango shall use commercially reasonable efforts to obtain any necessary consents from its auditor, Qualified Persons and any other advisors to the use of any financial, technical or other expert information required to be included in the Dolly Varden Circular and to the identification in the Dolly Varden Circular of each such advisor.

(e)

Contango, the Acquiror and their legal counsel shall be given a reasonable opportunity to review and comment on drafts of the Dolly Varden Circular, prior to the Dolly Varden Circular being printed, mailed to Dolly Varden Shareholders and filed with any Governmental Entity, and reasonable consideration shall be given to any comments made by Contango, the Acquiror and their legal counsel, provided that all information relating solely to Contango, its affiliates, and the Acquiror included in the Dolly Varden Circular, and any information describing the terms and conditions of this Agreement, the Dolly Varden Voting Agreements or the Plan of Arrangement, shall be in form and content approved in writing by Contango and the Acquiror, acting reasonably. Dolly Varden shall provide Contango and the Acquiror with final copies of the Dolly Varden Circular prior to its mailing to the Dolly Varden Shareholders.

(f)

Each of the Parties shall promptly notify the others if at any time before the Effective Date it becomes aware (in the case of Contango and the Acquiror, only in respect of information relating to Contango, its affiliates or the Acquiror) that the Dolly Varden Circular contains a misrepresentation, or otherwise requires an amendment or supplement to the Dolly Varden Circular, and the Parties shall co-operate in the preparation of any amendment or supplement to the Dolly Varden Circular, as required or appropriate, and Dolly Varden shall promptly mail or otherwise publicly disseminate any amendment or supplement to the Dolly Varden Circular to Dolly Varden Shareholders and, if required by the Court or applicable Laws, file the same with any Governmental Entity and as otherwise required.

(g)

Subject to applicable Law, Dolly Varden shall promptly advise Contango and the Acquiror of any communication (written or oral) received by Dolly Varden from the TSXV, any of the Securities Authorities or any other Governmental Entity in connection with the Dolly Varden Circular.

2.6	Contango Meeting

(a)

Subject to the terms of this Agreement, as soon as reasonably practicable after the receipt of the SEC Clearance, Contango shall convene and conduct the Contango Meeting in accordance with Contango’s constating documents and applicable Law as soon as reasonably practicable, and in any event within fifty (50) days of the receipt of the SEC Clearance. Except as required by applicable Law, or with the prior written consent of Dolly Varden, which shall not be unreasonably withheld or delayed, the Contango Arrangement Proposal shall be the only matter of business transacted at the Contango Meeting.

(b)

Subject to the terms of this Agreement, Contango shall use its commercially reasonable efforts to solicit proxies (i) in favour of the approval of the Contango Arrangement Proposal and take all other action necessary or desirable to secure the approval of the Contango Arrangement Proposal and all other matters to be brought before the Contango Meeting intended to facilitate and complete the transactions contemplated by this Agreement, and (ii) against any resolution submitted by any Contango Shareholder that is inconsistent with the Contango Arrangement Proposal and the completion of the transactions contemplated by this Agreement, including, if so requested by Dolly Varden, using proxy solicitation services, as requested by Dolly Varden, acting reasonably.

(c)

Contango shall provide Dolly Varden with copies of or access to information regarding the Contango Meeting generated by any proxy solicitation services firm engaged by Contango, as requested from time to time by Dolly Varden.

(d)	Contango shall give notice to Dolly Varden of the Contango Meeting and allow Dolly Varden’s Representatives and legal counsel to attend the Contango Meeting.

(e)

Contango shall advise Dolly Varden as Dolly Varden may reasonably request, and at least on a daily basis on each of the last ten Business Days prior to the date of the Contango Meeting, as to the aggregate tally of the proxies received by Contango in respect of the Contango Arrangement Proposal and any other matters properly brought before the Contango Meeting.

(f)	Contango will promptly advise Dolly Varden of any communication (orally or in writing) from any Contango Shareholder in opposition to the Arrangement.

(g)	Contango shall, upon the reasonable request from time to time by Dolly Varden, promptly deliver to Dolly Varden (i) lists of all registered Contango Shareholders and other security holders of

Contango, showing the name and address of each holder and the number of Contango Shares or other securities of Contango held by each such holder, and securities positions, and (ii) from time to time, at the reasonable request of Dolly Varden, updated or supplemental lists setting out any changes from the list(s) referred to in clause (i) of this Section 2.6(g).

(h)

Contango shall not, except (i) as required for quorum purposes (in which case the meeting shall be adjourned and not cancelled), (ii) as required by Law or a Governmental Entity, (iii) as to comply with Section 2.1(b), (iv) if Dolly Varden adjourns or postpones the Dolly Varden Meeting (in which case Contango shall adjourn or postpone the Contango Meeting to the same date and time as the Dolly Varden Meeting), or (vii) as otherwise permitted under this Agreement, adjourn, postpone or cancel (or propose for adjournment, postponement or cancellation), or fail to call, the Contango Meeting without Dolly Varden’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, other than as expressly required or permitted in accordance with Section 8.2(k).

(i)

Contango shall not change the record date for the Contango Shareholders entitled to vote at the Contango Meeting in connection with any adjournment or postponement of the Contango Meeting unless required by Law.

(j)	Contango shall not, without the prior written consent of Dolly Varden, waive the deadline for the submission of proxies by Contango Shareholders for the Contango Meeting.

(k)

Subject to applicable Law, Contango shall promptly advise Dolly Varden of any communication (written or oral) received by Contango from the NYSE American, any of the Securities Authorities or any other Governmental Entity in connection with the Contango Meeting.

2.7	Contango Proxy Statement

(a)

Subject to Dolly Varden complying with Section 2.7(e), Contango shall (i) as promptly as reasonably practicable following the date of this Agreement, prepare the Contango Proxy Statement (together with any other documents required by U.S. Securities Laws and all other applicable Laws in connection with the Contango Meeting) in compliance in all material respects with all applicable Laws, and (ii) as promptly as reasonably practicable after Dolly Varden obtains the Interim Order file or furnish, as applicable, the Contango Proxy Statement with respect to the Contango Meeting with the SEC and in all jurisdictions where the same is required to be filed or furnished and mail the same in accordance with U.S. Securities Laws and all other applicable Laws in all jurisdictions where the same is required to be mailed (it being understood that Contango will so file, furnish and mail the Contango Proxy Statement as promptly as practicable, using reasonable best efforts, following the date of the SEC Clearance).

(b)

Contango shall ensure that the Contango Proxy Statement complies in all material respects with the rules and regulations promulgated by the SEC and the requirements of all applicable Laws, and to respond as promptly as practicable to any comments of the SEC or its staff. Contango will advise Dolly Varden promptly after it receives any request by the SEC for amendment of the Contango Proxy Statement or receives any comments thereon and responses thereto or any request by the SEC for additional information, and Contango shall provide Dolly Varden with copies of all substantive correspondence that is provided by or on behalf of it, on one hand, and by the SEC on the other hand. Contango shall use its commercially reasonable efforts to resolve any comments from the SEC with respect to the Contango Proxy Statement as promptly as reasonably practicable after receipt thereof.

(c)

Without limiting the generality of the foregoing, Contango shall ensure that the Contango Proxy Statement not contain any misrepresentation (except that Contango shall not be responsible for any information included in the Contango Proxy Statement relating to Dolly Varden and its affiliates that was provided by Dolly Varden for inclusion in the Contango Proxy Statement) and shall provide

Contango Shareholders with information in sufficient detail to permit them to form a reasoned judgment concerning the matters to be placed before them at the Contango Meeting.

(d)

The Contango Proxy Statement shall include (i) a statement that the Contango Board has evaluated the Arrangement in consultation with Contango’s management and legal and financial advisors, and has unanimously determined that the Arrangement and entry into this Agreement are in the best interests of Contango; (ii) the Contango Board Recommendation, (iii) a statement that each of the Contango Locked-Up Shareholders has signed a Contango Voting Agreement, pursuant to which they have agreed to, among other things, vote all of their Contango Shares in favour of the Contango Arrangement Proposal and any other resolution presented at the Contango Meeting required to give effect to the Arrangement, (iv) a summary and copies of the Contango Fairness Opinion, and (v) the identities of the three directors nominated by Dolly Varden who shall become members of the Contango Board as of the Effective Time. The content of the Contango Proxy Statement shall comply with the terms of this Agreement.

(e)

Dolly Varden shall furnish to Contango on a timely basis such information regarding Dolly Varden and its affiliates, as may be required by Law or reasonably required by Contango in the preparation of the Contango Proxy Statement, and Dolly Varden shall ensure that such information does not contain any misrepresentation concerning Dolly Varden or its affiliates.

(f)

Dolly Varden shall use commercially reasonable efforts to obtain any necessary consents from its auditor, Qualified Persons and any other advisors to the use of any financial, technical or other expert information required to be included in the Contango Proxy Statement and to the identification in the Contango Proxy Statement of each such advisor.

(g)

Contango and Dolly Varden shall each use commercially reasonable efforts to coordinate with each other to prepare common disclosure that will be included in both the Dolly Varden Circular and the Contango Proxy Statement, and shall, to the extent reasonably practicable, provide that such disclosure is generally consistent as between the Dolly Varden Circular and the Contango Proxy Statement.

(h)

Dolly Varden and its legal counsel shall be given a reasonable opportunity to review and comment on drafts of the Contango Proxy Statement, prior to the Contango Proxy Statement being printed, mailed to Contango Shareholders and filed with any Governmental Entity, and reasonable consideration shall be given to any comments made by Dolly Varden and its legal counsel, provided that all information relating solely to Dolly Varden and its affiliates included in the Contango Proxy Statement, and any information describing the terms and conditions of this Agreement, the Contango Voting Agreements or the Plan of Arrangement, shall be in form and content approved in writing by Dolly Varden, acting reasonably. Contango shall provide Dolly Varden with final copies of the Contango Proxy Statement prior to its mailing to the Contango Shareholders.

(i)

Each of the Parties shall each promptly notify the other if at any time before the Effective Date it becomes aware (in the case of Dolly Varden, only in respect of information relating to Dolly Varden or its affiliates) that the Contango Proxy Statement contains a misrepresentation, or otherwise requires an amendment or supplement to the Contango Proxy Statement, and the Parties shall co-operate in the preparation of any amendment or supplement to the Contango Proxy Statement, as required or appropriate, and Contango shall promptly mail or otherwise publicly disseminate any amendment or supplement to the Contango Proxy Statement to Contango Shareholders and, if required by the Court or applicable Laws, file the same with any Governmental Entity and as otherwise required.

(j)

Subject to applicable Law, Contango shall promptly advise Dolly Varden of any communication (written or oral) received by Contango from the NYSE American, any of the Securities Authorities or any other Governmental Entity in connection with the Contango Proxy Statement.

2.8	Final Order

If (a) the Interim Order is obtained, (b) the Dolly Varden Resolution is passed at the Dolly Varden Meeting by Dolly Varden Shareholders, as provided for in the Interim Order, and (c) the Contango Arrangement Proposal is passed at the Contango Meeting by Contango Shareholders as required by applicable Law, Dolly Varden shall as soon as reasonably practicable and in any event within three Business Days following the approval of the Dolly Varden Resolution at the Dolly Varden Meeting take all steps necessary or desirable to submit the Arrangement to the Court and diligently pursue an application for the Final Order pursuant to Section 291 of the BCBCA.

2.9	Court Proceedings

Subject to the terms of this Agreement, Contango and the Acquiror will cooperate with, assist and consent to Dolly Varden seeking the Interim Order and the Final Order, including by providing Dolly Varden on a timely basis any information required to be supplied by Contango and the Acquiror in connection therewith, and Dolly Varden will diligently pursue the Interim Order and the Final Order. Dolly Varden will provide legal counsel to Contango and the Acquiror with a reasonable opportunity to review and comment upon drafts of all material to be filed with, or submitted to, the Court in connection with the Arrangement (including by providing, on a timely basis and prior to the service and filing of such material, a description of any information required to be supplied by Contango or the Acquiror for inclusion in such material), and will give reasonable and due consideration to all such comments, provided that all information relating to Contango and the Acquiror included in such materials shall be in a form and substance satisfactory to Contango and the Acquiror, each acting reasonably. Dolly Varden will also provide legal counsel to Contango on a timely basis with copies of any notice of appearance or notice of intent to oppose and any evidence or other documents delivered to Dolly Varden or its legal counsel in respect of the application for the Interim Order or the Final Order or any appeal therefrom, and any notice, written or oral, indicating the intention of any person to appeal, or oppose the granting of, the Interim Order or the Final Order. Dolly Varden shall ensure that all materials filed with the Court in connection with the Arrangement are consistent with the terms of this Agreement and the Plan of Arrangement. Subject to applicable Law, Dolly Varden will not file any material with the Court in connection with the Arrangement or serve any such material, and will not agree to modify or amend materials so filed or served, except with Contango and the Acquiror’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed; provided that nothing herein shall require Contango and the Acquiror to agree or consent to any increase in or variation in the form of Consideration or other modification or amendment to such filed or served materials that materially expands or increases Contango or the Acquiror’s obligations, or materially diminishes or limits Contango or the Acquiror’s rights, set forth in any such filed or served materials or under this Agreement or the Arrangement. In addition, Dolly Varden will not object to legal counsel to Contango or the Acquiror making such submissions on the hearing of the motion for the Interim Order and the application for the Final Order as such counsel considers appropriate; provided that Dolly Varden is advised of the nature of any submissions with reasonably sufficient time prior to such hearing and such submissions are consistent in all material respects with this Agreement and the Plan of Arrangement. Dolly Varden will also oppose any appearance, proposal or motion from any party on the hearing of the motion for the Interim Order and the application for the Final Order which is inconsistent with this Agreement or the Plan of Arrangement. Dolly Varden will also consult with Contango and the Acquiror with respect to the defense or settlement of any Dolly Varden Shareholder or derivative Proceeding and shall not settle in respect of any such Proceeding without Contango and the Acquiror’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed. If at any time after the issuance of the Final Order and prior to the Effective Date, Dolly Varden is required by the terms of the Final Order or by Law to return to the Court with respect to the Final Order, it shall do so after notice to, and in consultation and cooperation with Contango and the Acquiror.

2.10	Arrangement and Effective Date

(a)	Closing of the Arrangement shall occur, and the Arrangement shall become effective, on the fifth Business Day following the satisfaction or waiver of all conditions to completion of the

Arrangement set out in Article 7 (excluding any conditions that, by their terms, cannot be satisfied until the Effective Date, but subject to the satisfaction or, where not prohibited, waiver of those conditions as of the Effective Date by the applicable Party or Parties for whose benefit such conditions exist) or on such other time and date as may be agreed upon by the Parties in writing, and the Arrangement shall be effective at the Effective Time on the Effective Date and will have all of the effects provided by applicable Laws. From and after the Effective Time, the Plan of Arrangement shall have effect as provided by applicable Law, including the BCBCA.

(b)

The closing of the Arrangement will take place (i) by the exchange of documents by PDF or other electronic means, or (ii) at such other place as may be agreed to by the Parties, in each case on the Effective Date at such time as may be agreed to by the Parties, acting reasonably.

2.11	Dolly Varden Convertible Securities

(a)

Dolly Varden shall take such action as may be required, including by entering into the Dolly Varden RSU Net Exercise Agreements, in order to ensure that all unvested Dolly Varden RSUs shall be conditionally vested and that the respective surrender and cancellation or redemption dates of all the Dolly Varden RSUs are conditionally accelerated pursuant to the terms of Dolly Varden RSU Plan such that all the Dolly Varden RSUs will all be surrendered and cancelled or redeemed by Dolly Varden for Dolly Varden Shares immediately prior to the Effective Time, so that holders of the Dolly Varden RSUs prior to the Effective Time participate in the Arrangement as Dolly Varden Shareholders.

(b)

The Parties agree that all Dolly Varden Options that are not exercised prior to the Effective Time shall be treated in accordance with the provisions of the applicable instruments governing such securities, including the Dolly Varden Option Plan, the Parties shall take all such reasonable steps as may be necessary or desirable to give effect to the foregoing including, without limitation, the execution of supplemental instruments and the issuance by Contango of the Replacement Options, as further set out in the Plan of Arrangement, and that if the holder of Replacement Options, who is a consultant or employee of Dolly Varden, ceases to be an “Eligible Participant” (as such term is defined in the Dolly Varden Option Plan) at the Effective Time, all Replacement Options granted to such holder hereunder shall automatically expire on the date that is the earlier of the expiry date of the Replacement Options and the date that is 6 months following the Effective Date.

2.12	Payment of Consideration

(a)

Contango shall, on behalf of the Acquiror, on or immediately prior to the Effective Date and in any event prior to the closing of the Arrangement, ensure that the Depositary has been provided with sufficient Contango Shares and sufficient Exchangeable Shares (the terms and conditions of such escrow to be satisfactory to the Parties, acting reasonably) to satisfy the aggregate Consideration payable to the Dolly Varden Shareholders pursuant to the Arrangement. For greater certainty, Contango shall not be required pursuant to this Section 2.12 to provide or deposit in escrow with the Depositary prior to the Effective Date any Contango Shares or Exchangeable Shares as Consideration for the Dolly Varden Shares held by Dolly Varden Shareholders exercising Dissent Rights and who have not withdrawn their notice of objection.

(b)	Contango shall, on behalf of the Acquiror, on the timing set out in the Plan of Arrangement, deliver or cause to be delivered to Dolly Varden Optionholders the Replacement Options.

2.13	Announcement and Shareholder Communications

Dolly Varden and Contango shall mutually agree on the form of initial press release to be issued by each of them to announce the transactions contemplated hereby promptly following the execution of this

Agreement by the Parties. Contango and Dolly Varden agree to co-operate in the preparation of presentations, if any, to Dolly Varden Shareholders and Contango Shareholders, respectively, regarding the Plan of Arrangement, and prior to the Effective Time no Party shall, other than as otherwise contemplated by this Agreement:

(a)

issue any press release or otherwise make public statements with respect to this Agreement or the Plan of Arrangement without the consent of the other Parties (which consent shall not be unreasonably withheld, conditioned or delayed); or

(b)

make any filing with any Governmental Entity with respect to this Agreement or the Plan of Arrangement without the consent of the other Parties (which consent shall not be unreasonably, withheld, conditioned or delayed).

Each Party shall enable the other Parties to review and comment on all such press releases prior to the release thereof, shall enable the other Parties to review and comment on such filings prior to the filing thereof (other than with respect to confidential information contained in such filing) and shall consider to incorporate the comments of the other Parties in good faith; provided, however, that the foregoing shall be subject to each Party’s overriding obligation to make any disclosure or filing in accordance with applicable Laws, including Securities Laws and U.S. Securities Laws, as applicable, and if such disclosure or filing is required and the other Parties have not reviewed or commented on the disclosure or filing, the Party making such disclosure or filing shall use commercially reasonable efforts to give prior oral or written notice to the other Parties, and if such prior notice is not possible, to give such notice immediately following the making of such disclosure or filing.

2.14	Withholding Taxes

Contango, the Acquiror, Callco, Dolly Varden, the Depositary and their respective agents, as applicable (in this section, the “payor”), shall each be entitled to deduct and withhold from any consideration or other amount payable (whether in cash or in kind, and including for avoidance of doubt the Consideration Shares or Dolly Varden Shares) or otherwise deliverable to any person under this Agreement and the Plan of Arrangement (including any payment to Dolly Varden Shareholders who have validly exercised their Dissent Rights) such amounts as the payor may be required to deduct or withhold therefrom under any applicable Law in respect of Taxes. For the purposes hereof and the Plan of Arrangement, all such deducted or withheld amounts shall be treated as having been paid to the person of which such deduction or withholding was made on account of the obligation to make payment to such person thereunder, provided that such deducted or withheld amounts are actually remitted to the appropriate Governmental Entity when required by Law by, or on behalf of, the payor.

2.15	U.S. Tax Matters

The Arrangement is intended to qualify as a reorganization within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder and this Agreement and the Plan of Arrangement are intended to be, and hereby are adopted as, a “plan of reorganization” within the meaning of the Treasury Regulations promulgated under Section 368 of the Code (the “Intended U.S. Tax Treatment”). Each Party shall file all financial statements, the Returns and similar filings, and otherwise act in a manner that is, consistent with the Intended U.S. Tax Treatment unless otherwise required as a result of a “determination” within the meaning of Section 1313(a) of the Code, and shall not take any action, or knowingly fail to take any action, if such action or failure to act would reasonably be expected to prevent the Arrangement from qualifying for the Intended U.S. Tax Treatment. Following the Effective Date, the Acquiror will prepare and file in accordance with the Treasury Regulations (including by posting a copy on the investor relations section of its website) an IRS Form 8937 with respect to the Arrangement consistent with the Intended U.S. Tax Treatment.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF DOLLY VARDEN

3.1	Representations and Warranties of Dolly Varden

Dolly Varden hereby represents and warrants to and in favour of Contango and the Acquiror as follows, except to the extent that such representations and warranties are qualified by the Dolly Varden Disclosure Letter and acknowledges that Contango and the Acquiror are relying upon such representations and warranties in connection with the entering into of this Agreement:

(a)

Board Recommendation. The Dolly Varden Board, after consultation with its financial and legal advisors, has determined unanimously that the Plan of Arrangement is fair to the Dolly Varden Shareholders and is in the best interests of Dolly Varden and has resolved unanimously to recommend to the Dolly Varden Shareholders that they vote in favour of the Dolly Varden Resolution (such determination and recommendation, the “Dolly Varden Board Recommendation”).

(b)

Fairness Opinions. The Dolly Varden Board has received the oral opinion, to be subsequently confirmed in writing, of the Dolly Varden Financial Advisor and the Dolly Varden Special Committee has received the oral opinion, to be subsequently confirmed in writing, of the Dolly Varden Special Advisor, and each such opinion has not been modified, amended, qualified or withdrawn, each to the effect that, as of the date of this Agreement, and subject to the assumptions, limitations and qualifications set forth therein, the Consideration to be received pursuant to the Plan of Arrangement by the Dolly Varden Shareholders is fair, from a financial point of view, to such Dolly Varden Shareholders (together, the “Dolly Varden Fairness Opinions”).

(c)

Organization and Qualification. Dolly Varden and each of its subsidiaries is a corporation duly incorporated or an entity duly created and validly existing under all applicable Laws of its jurisdiction of incorporation, continuance or creation and has all necessary corporate power and capacity to own its property and assets as now owned and to carry on its business as it is now being conducted. Dolly Varden and each of its subsidiaries is duly qualified to carry on business and is in good standing in each jurisdiction in which the character of its properties and assets owned, leased, licensed or otherwise held, or the nature of its activities makes such qualification necessary, except where the failure to be so registered or in good standing would not reasonably be expected to have a Dolly Varden Material Adverse Effect.

(d)

Authority Relative to this Agreement. Dolly Varden has the requisite corporate power and capacity to enter into this Agreement and (subject to obtaining the Interim Order, the Final Order and the Dolly Varden Shareholder Approval) to perform its obligations hereunder. The execution and delivery of this Agreement by Dolly Varden and the performance by Dolly Varden of its obligations under this Agreement have been duly authorized by the Dolly Varden Board and no other corporate proceedings on the part of Dolly Varden are necessary to authorize the execution and delivery of this Agreement or the performance by Dolly Varden of its obligations under this Agreement or the completion of the Arrangement pursuant to the Plan of Arrangement, other than the Interim Order, the Final Order, approval of the Dolly Varden Circular by the Dolly Varden Board and the Dolly Varden Shareholder Approval. This Agreement has been duly executed and delivered by Dolly Varden and constitutes a legal, valid and binding obligation of Dolly Varden, enforceable against Dolly Varden in accordance with its terms, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting rights of creditors and that equitable remedies, including specific performance, may be granted only in the discretion of a court of competent jurisdiction.

(e)

No Violation. Subject to obtaining the Dolly Varden Shareholder Approval, Key Third Party Consents and Key Regulatory Approvals, none of the execution and delivery of this Agreement by Dolly Varden, the performance by Dolly Varden of its obligations hereunder or the completion of the Arrangement pursuant to the Plan of Arrangement, or compliance by Dolly Varden or any of its subsidiaries with any of the provisions hereof will:

(i)

violate, conflict with, or result (with or without notice or the passage of time) in a violation or breach of any provision of, or require any consent, approval or notice under, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in a right of termination or acceleration under, or cause any suspension or revocation of, or result in the creation of any Lien (other than a Permitted Lien) upon, any of the properties or assets of Dolly Varden or any of its subsidiaries, or result in any material restriction, hindrance, impairment or limitation on the ability of Dolly Varden or any of its material subsidiaries to conduct their business as and where it is now being conducted or cause any payment or other obligation to be imposed on Dolly Varden or any of its subsidiaries under any of the terms, conditions or provisions of:

(A)	their respective notice of articles, articles or other comparable constating documents; or

(B)	any note, bond, mortgage, indenture, loan agreement or deed of trust to which Dolly Varden or any of its material subsidiaries is a party or any Dolly Varden Material Contract;

(C)	any Law applicable to Dolly Varden or any of its material subsidiaries or any of their respective properties or assets; or

(D)	any Permit currently in effect in respect of Dolly Varden or any of its material subsidiaries;

(ii)

give rise to any rights of first refusal or trigger any change in control provisions or any restrictions or limitation under any note, bond, mortgage, indenture, loan agreement or deed of trust to which Dolly Varden or any of its material subsidiaries is a party or under any Dolly Varden Material Contract or under any Permit held by Dolly Varden or any of its material subsidiaries; or

(iii)	result in the imposition of any Lien (other than a Permitted Lien) upon any property or assets of Dolly Varden or any of its material subsidiaries.

(f)

Capitalization. The authorized share capital of Dolly Varden consists of an unlimited number of Dolly Varden Shares, without par value. As of the close of business on the Business Day prior to the date of this Agreement, there are issued and outstanding 91,866,780 Dolly Varden Shares. In addition, as of the close of business on the Business Day prior to the date of this Agreement, an aggregate of 2,694,876 Dolly Varden Shares are issuable upon the exercise of Dolly Varden Options and 605,636 Dolly Varden Shares are issuable upon the vesting of Dolly Varden RSUs. There are no options, warrants, conversion privileges or other rights, agreements, arrangements or commitments (pre-emptive, contingent or otherwise) of any character whatsoever requiring or which may require the issuance, sale or transfer by Dolly Varden of any securities of Dolly Varden (including Dolly Varden Shares), or any securities or obligations convertible into, or exchangeable or exercisable for, or otherwise evidencing a right or obligation to acquire, any securities of Dolly Varden (including Dolly Varden Shares) or any of its subsidiaries. All outstanding Dolly Varden Shares have been duly authorized and validly issued, are fully paid and non-assessable, and all Dolly Varden Shares issuable upon the exercise of the Dolly Varden Options or vesting of Dolly Varden RSUs in accordance with their respective terms have been duly authorized and, upon issuance, will be validly issued as fully paid and non-assessable. Schedule 3.1(f) to the Dolly Varden Disclosure Letter sets forth, as of the date hereof, the holders of all Dolly Varden Options and Dolly Varden RSUs the number, exercise prices, and expiration dates of each grant to such holders. There are no securities of Dolly Varden or of any of its subsidiaries outstanding which have the right to vote generally (or, other than the Dolly Varden Options and Dolly Varden RSUs, are convertible into, or exchangeable or exercisable for, or may vest into, securities having the right to vote generally) with the Dolly

Varden Shareholders on any matter. There are no outstanding contractual or other obligations of Dolly Varden to repurchase, redeem or otherwise acquire any of its securities or with respect to the voting or disposition of any outstanding securities of its subsidiaries. There are no outstanding bonds, debentures or other evidences of indebtedness of Dolly Varden or any of its subsidiaries having the right to vote with the Dolly Varden Shareholders on any matters.

(g)

Shareholder and Similar Agreements. Dolly Varden is not party to any shareholder, pooling, voting trust or other similar agreement relating to the issued and outstanding shares in the capital of Dolly Varden.

(h)

Reporting Status and Securities Laws Matters. Dolly Varden is a “reporting issuer” and is not on the list of reporting issuers in default under applicable Canadian provincial Securities Laws, in each of the provinces of Canada, other than Québec. No delisting, suspension of trading in or cease trading order with respect to any securities of Dolly Varden and, to the knowledge of Dolly Varden, no inquiry or investigation (formal or informal) of Dolly Varden or the Dolly Varden Public Disclosure Record by any Securities Authority is in effect or ongoing or, to the knowledge of Dolly Varden, threatened or expected to be implemented or undertaken. The Dolly Varden Shares are listed and posted for trading on the TSXV. Dolly Varden is in compliance with applicable requirements of the TSXV, except where non-compliance would not be reasonably expected to result in a Dolly Varden Material Adverse Effect or prevent or materially delay the consummation of the transactions contemplated by this Agreement or the completion of the Arrangement pursuant to the Plan of Arrangement.

(i)

Ownership of Subsidiaries. Other than the Dolly Varden Subsidiaries, Dolly Varden does not have any subsidiaries. Each Dolly Varden Subsidiary has been incorporated and is validly existing under the provincial laws of British Columbia, and is duly qualified to carry on its business in each jurisdiction in which the conduct of its business or the ownership, leasing or operation of its property and assets requires such qualification, and has all requisite power and authority (corporate and other) to conduct its business and to own, lease and operate its properties and assets. The authorized capital of Homestake Resource consists of an unlimited number of common shares in the capital of Homestake Resource. As at the date hereof, there are 103,248,300 common shares in the capital of Homestake Resource issued and outstanding, all of which have been duly authorized and validly issued and are fully paid and non-assessable common shares in the capital of Homestake Resource. Dolly Varden is the legal, beneficial and registered owner of all of the common shares in the capital of Homestake Resource free and clear of all Liens. The authorized capital of Homestake Royalty consists of unlimited common shares without par value and as of the date hereof, there is one common share in the capital of Homestake Royalty issued and outstanding that has been duly authorized and validly issued and is fully paid and non-assessable. Homestake Resource is the legal, beneficial and registered owner of the single issued and outstanding common share in the capital of Homestake Royalty free and clear of all Liens. No person has any right, agreement or option for the purchase from Dolly Varden or any Dolly Varden Subsidiary any interest in any of such shares of any Dolly Varden Subsidiary or for the issue or allotment of any unissued shares in the capital of any Dolly Varden Subsidiary.

(j)

Regulatory Approvals. Other than the Key Regulatory Approvals, there are no approvals required from, or notices required to be given to, any Governmental Entity which would prevent or materially delay consummation by Dolly Varden of the transactions contemplated by this Agreement and the Arrangement.

(k)

Consents. Other than the Key Third Party Consents, there are no consents or waivers required from any party under any Dolly Varden Material Contract to which Dolly Varden or its subsidiaries are a party in order for Dolly Varden to proceed with the completion of the transactions contemplated by this Agreement or the Arrangement pursuant to the Plan of Arrangement.

(l)

Public Filings. Dolly Varden has filed or furnished, as applicable, all documents in the Dolly Varden Public Disclosure Record required to be filed or furnished by it in accordance with applicable Securities Laws and the requirements of the TSXV. All such documents and information comprising the Dolly Varden Public Disclosure Record, as of their respective dates (and the dates of any amendments thereto): (i) did not contain any misrepresentation; and (ii) complied in all material respects with the requirements of applicable Securities Laws and the applicable policies of the TSXV relating to continuous disclosure requirements. Dolly Varden has not filed any confidential material change report with any Securities Authorities that at the date of this Agreement, remains confidential. Since January 1, 2024, there has been no change in a material fact or a material change (as those terms are defined under the Securities Act) in relation to Dolly Varden, except for: (A) changes in material facts or material changes that are reflected in a document included in the Dolly Varden Public Disclosure Record and (B) this Agreement and the transactions contemplated hereby.

(m)	Dolly Varden Financial Statements.

(i)

Dolly Varden’s audited financial statements as at and for the financial years ended December 31, 2023 and December 31, 2024 (including the notes thereto and the report of the auditors thereon) and Dolly Varden’s unaudited financial statements for the interim period ended September 30, 2025 (the “Dolly Varden Financial Statements”) were prepared in accordance with IFRS consistently applied and fairly present in all material respects the consolidated financial position, results of operations and changes in financial position of Dolly Varden and its subsidiaries as of the dates thereof and for the periods indicated therein (subject, in the case of any unaudited interim financial statements, to normal period-end adjustments) and reflect reserves required by IFRS in respect of all material contingent liabilities, if any, of Dolly Varden and its subsidiaries on a consolidated basis. There has been no material change in Dolly Varden’s accounting policies since December 31, 2024, except as disclosed in the Dolly Varden Public Disclosure Record or as required by IFRS.

(ii)

The management of Dolly Varden has established and maintained a system of disclosure controls and procedures designed to provide reasonable assurance that information required to be disclosed by Dolly Varden in its annual filings, interim filings or other reports filed or submitted by it under the applicable Laws imposed by Governmental Entities is recorded, processed, summarized and reported within the time periods specified in such Laws imposed by such Governmental Entities. Such disclosure controls and procedures include controls and procedures designed to ensure that information required to be disclosed by Dolly Varden in its annual filings, interim filings or other reports filed or submitted under the applicable Laws imposed by Governmental Entities is accumulated and communicated to Dolly Varden’s management, including its chief executive officer and chief financial officer (or persons performing similar functions), as appropriate to allow timely decisions regarding required disclosure.

(iii)

Dolly Varden maintains internal control over financial reporting. Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with IFRS and includes policies and procedures that: (A) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Dolly Varden and its subsidiaries; (B) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with IFRS, and that receipts and expenditures of Dolly Varden and its subsidiaries are being made only with authorizations of management and directors of Dolly Varden and its subsidiaries, as applicable; and (C) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of Dolly Varden or its subsidiaries that could have a material effect on its financial statements.

(iv)

To the knowledge of Dolly Varden: (A) there are no material weaknesses in the design and implementation or maintenance of its internal control over financial reporting of Dolly Varden that are reasonably likely to adversely affect the ability of Dolly Varden to record, process, summarize and report financial information; and (B) there is no fraud, whether or not material, that involves management or other employees who have a significant role in the internal control over financial reporting of Dolly Varden.

(v)

Since December 31, 2024, neither Dolly Varden nor any of its subsidiaries nor, to Dolly Varden’s knowledge, any Representative of Dolly Varden or any of its subsidiaries has received or otherwise had or obtained knowledge of any complaint, allegation, assertion, or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Dolly Varden or any of its subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion, or claim that Dolly Varden or any of its subsidiaries has engaged in questionable accounting or auditing practices, which has not been resolved to the satisfaction of the audit committee of the Dolly Varden Board.

(vi)

The accountants who reported on the Dolly Varden Financial Statements are independent with respect to Dolly Varden within the meaning of applicable Securities Laws. There has never been any reportable event (within the meaning of NI 51-102) with the current auditors or any former auditors (if any) of Dolly Varden.

(n)

Books and Records. The financial books, records and accounts of Dolly Varden and its subsidiaries, in all material respects: (i) have been maintained, in the case of Dolly Varden in accordance with IFRS, and in the case of its subsidiaries in accordance with generally accepted accounting principles of their respective governing jurisdictions; (ii) are stated in reasonable detail and accurately and fairly reflect the material transactions and dispositions of the assets of Dolly Varden and its subsidiaries; and (iii) accurately and fairly reflect the basis for the Dolly Varden Financial Statements. The corporate records and minute books for each of Dolly Varden and its subsidiaries contain, in all material respects, complete and accurate minutes of all meetings and resolutions of the directors and shareholders of Dolly Varden and each of its subsidiaries held or passed, as applicable, since their incorporation, merger, amalgamation or acquisition by Dolly Varden, as the case may be.

(o)

No Undisclosed Liabilities. Other than as disclosed in the most recent Dolly Varden Financial Statements filed, or furnished, as applicable, on SEDAR+, as incurred in the ordinary course of business since the date of such financial statements, or as disclosed in this Agreement, or inter-company indebtedness, liabilities and guarantees among Dolly Varden and its subsidiaries, Dolly Varden and its subsidiaries have no outstanding material indebtedness or material liabilities and are not party to or bound by any material suretyship, guarantee, indemnification or assumption agreement, or endorsement of, or any other similar commitment with respect to the material accrued, contingent or other obligations, liabilities or indebtedness of any nature, of any person, either matured or unmatured.

(p)

No Dolly Varden Material Adverse Effect. Since December 31, 2024, there has been no Dolly Varden Material Adverse Effect and no effect, change, development, event or occurrence that would, individually or in the aggregate, reasonably be expected to cause a Dolly Varden Material Adverse Effect.

(q)	No Dividend or Distribution. Since December 31, 2024, there has been no dividend or distribution of any kind declared, paid or made by Dolly Varden on any Dolly Varden Shares.

(r)

Contracts. Schedule 3.1(r) of the Dolly Varden Disclosure Letter includes a complete and accurate list of all Dolly Varden Material Contracts. Neither Dolly Varden or any of its subsidiaries is a party to any contract that is material to Dolly Varden and its subsidiaries, taken as a whole, other than the

Dolly Varden Material Contracts. All Dolly Varden Material Contracts are in full force and effect, and Dolly Varden or its subsidiaries are entitled to all rights and benefits thereunder in accordance with the terms thereof. Dolly Varden has made available to Contango for inspection true and complete copies of all Dolly Varden Material Contracts. All of the Dolly Varden Material Contracts are valid and binding obligations of Dolly Varden enforceable in accordance with their respective terms, except as may be limited by bankruptcy, insolvency and other laws affecting the enforcement of creditors’ rights generally and subject to the qualification that equitable remedies may only be granted in the discretion of a court of competent jurisdiction. Dolly Varden and its subsidiaries have complied in all material respects with all terms of such Dolly Varden Material Contracts, have paid all amounts due thereunder, have not waived any rights thereunder and no material default or breach exists in respect thereof on the part of Dolly Varden or any of its subsidiaries or, to the knowledge of Dolly Varden or any of its subsidiaries, on the part of any other party thereto, and no event has occurred which, after the giving of notice or the lapse of time or both, would constitute such a material default or breach or trigger a right of termination of any of the Dolly Varden Material Contracts. As at the date of this Agreement, neither Dolly Varden nor any of its subsidiaries has received written notice that any party to a Dolly Varden Material Contract intends to cancel, terminate or otherwise modify or not renew such Dolly Varden Material Contract, and to the knowledge of Dolly Varden or any of its subsidiaries, no such action has been threatened. Neither Dolly Varden nor any of its subsidiaries is a party to any Dolly Varden Material Contract that contains any non-competition obligation or otherwise restricts in any material way the business of Dolly Varden or any of its subsidiaries.

(s)

Litigation. There are no Proceedings pending or, to the knowledge of Dolly Varden, threatened affecting Dolly Varden or any of its subsidiaries or affecting any of the Dolly Varden Concessions, property or assets at law or in equity, including matters arising under Environmental Laws. Neither Dolly Varden nor any of its subsidiaries nor their respective assets or properties is subject to any outstanding judgement, order, writ, injunction or decree.

(t)	Taxes.

(i)

Each of Dolly Varden and its subsidiaries has duly and timely filed all material Returns required to be filed by it with the appropriate Governmental Entity prior to the date hereof and all such material Returns are complete and correct in all material respects.

(ii)	Each of Dolly Varden and its subsidiaries has paid on a timely basis all material Taxes, including all instalments on account of Taxes for the current year, that are due and payable by it.

(iii)

Each of Dolly Varden and its subsidiaries has established reserves on its books and records, in the case of Dolly Varden in accordance with IFRS, and in the case of its subsidiaries in accordance with generally accepted accounting principles of their respective governing jurisdictions, adequate for the payment of any Taxes not yet due and payable and will continue doing so until the Effective Date.

(iv)

Neither Dolly Varden nor any of its subsidiaries is party to or bound by any tax sharing agreement, tax indemnity obligation in favour of any person or similar agreement in favour of any person with respect to Taxes (including any advance pricing agreement or other similar agreement relating to Taxes with any Governmental Entity) (excluding Contracts entered into in the ordinary course of business, the primary purpose of which does not relate to Tax).

(v)

Neither Dolly Varden nor any of its subsidiaries will be required to include in a tax period ending after the Effective Time any amount of net taxable income (after taking into account deductions claimed for such a period that relate to a prior period) attributable to income that accrued, or that was required to be reported for financial accounting purposes in a prior taxable period but that was not included in taxable income for that or another prior tax period.

(vi)

Each of Dolly Varden and its subsidiaries has maintained and continues to maintain, in the place and manner prescribed by applicable Law, all records and books of account required to be maintained under applicable Laws with respect to Taxes.

(vii)

No material deficiencies, litigation, proposed adjustments or matters in controversy exist or have been asserted, in any case in writing, with respect to Taxes of Dolly Varden or any of its subsidiaries. Neither Dolly Varden nor any of its subsidiaries is party to any action or proceeding for assessment or collection of Taxes and no such event has been asserted or, to the knowledge of Dolly Varden, threatened, in any case in writing, against Dolly Varden or any of its subsidiaries or any of their respective assets.

(viii)

There are no material Liens for unpaid Taxes (other than in respect of Taxes not yet due and payable or Liens for Taxes that are being contested in good faith by appropriate proceedings pursuant to applicable Laws) upon any of the assets of Dolly Varden or any of its subsidiaries.

(ix)

To the knowledge of Dolly Varden, there are no outstanding written agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes due from Dolly Varden or any of its subsidiaries for any taxable period and no request for any such waiver or extension is currently pending.

(x)

Each of Dolly Varden and its subsidiaries has duly and timely withheld all material Taxes and other amounts required by Law to be withheld by it (including Taxes and other amounts required to be withheld by it in respect of any amount paid or credited or deemed to be paid or credited by it to or for the account or benefit of any person, including any employees, officers or directors and any person who is a non-resident of Canada for purposes of the Tax Act), and has duly and timely remitted to the appropriate Governmental Entity such Taxes and other amounts required by Law to be remitted by it.

(xi)

Each of Dolly Varden and its subsidiaries has duly and timely collected all material amounts on account of any sales or transfer taxes, including goods and services, harmonized sales and provincial or territorial sales taxes, required by Law to be collected by it and has duly and timely remitted to the appropriate Governmental Entity any such amounts required by Law to be remitted by it.

(xii)

Each of Dolly Varden and its subsidiaries, if legally required to do so, is duly registered under subdivision (d) of Division V of Part IX of the Excise Tax Act (Canada) with respect to the goods and services tax and harmonized sales tax.

(xiii)

None of Dolly Varden or any of its subsidiaries has acquired property from a non-arm’s length person, within the meaning of the Tax Act, for consideration, the value of which is less than the fair market value of the property acquired in circumstances which could subject it to a liability under section 160 of the Tax Act (or comparable provisions of any other applicable Tax legislation).

(xiv)

Each of Dolly Varden and its subsidiaries has complied in all material respects with the transfer pricing provisions of each applicable Law relating to Taxes, including the contemporaneous documents and disclosure requirements thereunder.

(xv)

To the knowledge of Dolly Varden, no jurisdiction or authority in which Dolly Varden or a subsidiary, as applicable, does not file a Return has alleged that Dolly Varden or such subsidiary, as applicable, is required to file such a Return.

(xvi)

Neither Dolly Varden nor any of its subsidiaries has applied for any Canada Emergency Wage Subsidy or Canada Emergency Rent Subsidy, in each case as provided for under section 125.7 of the Tax Act, or any analogous or similar pandemic, epidemic or health crisis relief measures enacted by the Government of Canada or any province or territory thereof.

(xvii)	Dolly Varden is not, and has never been, in default of any of its legal obligations in respect of any “flow-through share” financings previously undertaken by it.

(xviii)

None of sections 17, 78, 79 or 80 to 80.04 of the Tax Act (or comparable provisions of any other applicable legislation) have applied to Dolly Varden or any of its subsidiaries, and there are no circumstances existing which could reasonably be expected to result in the application of sections 17, 78, 79 or 80 to 80.04 of the Tax Act (or comparable provisions of any other applicable legislation) to Dolly Varden or any of its subsidiaries.

(xix)

Neither Dolly Varden nor any of its subsidiaries is obligated to make any payments or is a party to any agreement under which it could be obligated to make any payment that will not be deductible in computing its income under the Tax Act by virtue of Section 67 of the Tax Act (or comparable provisions of any other applicable legislation).

(xx)

For the purposes of the Tax Act, any applicable Tax treaty and any other relevant Tax purposes (i) Dolly Varden is resident in, and is not a non-resident of, Canada, and is a “taxable Canadian corporation”; and (ii) each of its subsidiaries is resident in the jurisdiction in which it was formed, is not resident in any other country, and if resident in Canada and is a corporation, is a “taxable Canadian corporation”.

(xxi)

Neither Dolly Varden nor any of its subsidiaries is a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or is treated as a U.S. corporation under Section 7874(b) of the Code.

(xxii)

None of Dolly Varden or any of its subsidiaries has distributed equity securities of another person, or has had its equity securities distributed by another person, in the two (2) years preceding the date hereof in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(xxiii)

None of Dolly Varden or any of its subsidiaries is or has been a party to any “listed transaction” as defined in Section 6707A(c)(2) of the Code and United States Treasury Regulation Section 1.6011-4(b)(2).

(xxiv)

None of Dolly Varden or any of its subsidiaries has taken or agreed to take any action that would prevent the Arrangement from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and (B) Dolly Varden is not aware of any agreement, plan or other circumstance that would prevent the Arrangement from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(xxv)

None of Dolly Varden or any of its subsidiaries has ever had an obligation to file an information return pursuant to (i) sections 237.3, 237.4 or 237.5 of the Tax Act, or (ii) sections 1079.8.5 or 1079.8.6 of the Taxation Act (Quebec).

(u)	Property.

(i)

All of the Dolly Varden Concessions are listed in Schedule 3.1(u)(i) of the Dolly Varden Disclosure Letter and are, in all material respects, the only mining tenures required to conduct Dolly Varden’s or any of its subsidiaries’ current activities at the Dolly Varden Projects.

(ii)

Each of the Dolly Varden Concessions and Dolly Varden Lands is in good standing in all material respects and is held by Dolly Varden free and clear of all material Liens other than Permitted Liens or as disclosed in Schedule 3.1(u)(ii) of the Dolly Varden Disclosure Letter, and no person has any agreement or right to acquire an interest in such assets.

(iii)	Dolly Varden has possession of, and the right to deal with, the Dolly Varden Concessions and Dolly Varden Lands.

(iv)

There are no mineral royalty obligations, metals streaming obligations or similar obligations affecting the Dolly Varden Concessions or the Dolly Varden Lands or the production or revenues or profits therefrom and no other person has any right to acquire any interest in such obligations.

(v)	Any and all assessment work required to have been performed and filed in respect of the Dolly Varden Concessions as of the date of this Agreement has been performed and filed in all material respects.

(vi)

All material mining fees, Taxes and other payments required to have been paid by Dolly Varden or any of its subsidiaries in respect of the Dolly Varden Concessions as of the date of this Agreement have been paid.

(vii)	No other person has any material interest in the Dolly Varden Concessions or the Dolly Varden Lands.

(viii)

There are no back-in rights, earn-in rights, rights of first refusal, rights of first offer, option rights, royalty rights, rights of participation or similar provisions which would materially affect Dolly Varden’s or its subsidiaries’ interests in the Dolly Varden Concessions.

(ix)	There are no adverse claims, actions, suits or proceedings pending or, to the knowledge of Dolly Varden, that are threatened, affecting the Dolly Varden Concessions or the Dolly Varden Lands.

(x)

Neither Dolly Varden nor its subsidiaries have received any notice, whether written or oral from any Governmental Entity or any person with jurisdiction or applicable authority of any revocation or intention to revoke Dolly Varden’s or its subsidiaries’ interests in the Dolly Varden Concessions.

(xi)

No material dispute exists or, to the knowledge of Dolly Varden, is pending or threatened in connection with the ownership, access to or use of any Dolly Varden Concessions or Dolly Varden Lands between Dolly Varden or any of its subsidiaries and: (A) any surface landowner; (B) other mining companies; (C) a concessionaire of hydrocarbon rights; or (D) any Governmental Entity.

(xii)	Dolly Varden has provided to Contango true, correct and complete copies of the most recent title opinions in its possession related to the Dolly Varden Projects.

(xiii)

Dolly Varden has provided Contango with access to full and complete copies of all material exploration information and data within its possession or control including all relevant material geological, geophysical and geochemical information and data (including all drill, sample and assay results and all maps) and all of its technical reports, feasibility studies and other similar reports and studies concerning the Dolly Varden Concessions and Dolly Varden or any of its subsidiaries has the sole right, title and ownership of all such information, data, reports and studies.

(v)	Operational Matters.

(i)

All rentals, royalties, overriding royalty interests, production payments, net profits, interest burdens, payments and obligations due and payable, or performable, as the case may be, on or prior to the date hereof under, with respect to, or on account of, any direct or indirect property or asset of Dolly Varden or any of its subsidiaries, including the Dolly Varden Concessions and Dolly Varden Lands, have been, in all material respects:

(A)	duly paid;

(B)	duly performed; or

(C)	provided for prior to the date hereof.

(ii)

All costs, expenses and liabilities payable on or prior to the date hereof under the terms of any material contracts and agreements to which Dolly Varden or any of its subsidiaries is directly or indirectly bound, have been properly and timely paid, in all material respects, except for such expenses that are being currently paid prior to delinquency in the ordinary course of business.

(iii)

Any and all operations of Dolly Varden and each of its subsidiaries and, to the knowledge of Dolly Varden, any and all operations by third parties, on or in respect of the assets and properties of Dolly Varden or any of its subsidiaries, have been conducted in a good, workmanlike and efficient manner in accordance with sound mining and other applicable Canadian mining industry standards and practices and in material compliance with applicable Laws.

(w)

Mineral Resources. Dolly Varden is in compliance in all material respects with the provisions of NI 43-101 and has filed all technical reports required thereby. The most recent estimated indicated, measured and inferred mineral resources disclosed in the Dolly Varden Public Disclosure Record prior to the date of this Agreement, have been prepared in accordance with accepted mining, engineering, geoscience and other applicable industry standards and in all material respects in accordance with all applicable Laws, including NI 43-101. The information provided by Dolly Varden to the Qualified Persons in connection with the preparation of the Dolly Varden Technical Report was complete and accurate at the time such information was furnished and complied in all material respects, with the requirements of NI 43-101. There has been no material reduction in the aggregate amount of the most recently estimated mineral resources of Dolly Varden from the amounts disclosed in the Dolly Varden Public Disclosure Record. All material information regarding the Dolly Varden Projects, including drill results, technical reports and studies, that are required to be disclosed by Securities Laws, have been disclosed in the Dolly Varden Public Disclosure Record in compliance, in all material respects, with applicable Securities Laws.

(x)	Technical Report.

(i)

The Kitsault Valley Project is currently the only material property of Dolly Varden for the purposes of NI 43-101 and the sole technical report concerning the Kitsault Valley Project is the technical report entitled “Technical Report on the Combined Kitsault Valley Project, British Columbia, Canada” with an effective date of September 28, 2022, and prepared by Andrew J. Turner, B.Sc., P. Geo. and Rachelle Hough, P. Geo. (the “Dolly Varden Technical Report”).

(ii)

Dolly Varden or its corporate predecessors made available to the authors of the Dolly Varden Technical Report, prior to the issuance thereof, for the purpose of preparing such report, all information requested by them, and none of such information contained any misrepresentation at the time such information was so provided. All of the material assumptions in the Dolly Varden Technical Report are reasonable and appropriate.

(iii)

As of the date hereof, the Dolly Varden Technical Report remains current in all material aspects and since the date of the Dolly Varden Technical Report there is no new material scientific or technical information concerning the Kitsault Valley Project that is not included in the Dolly Varden Technical Report and that would require a new technical report in respect of such property to be issued under NI 43-101.

(y)	Health and Safety.

(i)

Neither Dolly Varden nor any of its subsidiaries has received any demand or notice with respect to a material breach of any applicable health and safety Laws, the effect of which would be reasonably expected to materially affect its operations.

(ii)

To Dolly Varden’s knowledge, there are no claims, investigations or inquiries pending against Dolly Varden or any of its subsidiaries (or naming Dolly Varden or any of its subsidiaries as a potentially responsible party) based on material non-compliance with any applicable health and safety Laws at any of its operations.

(z)	Cultural Heritage. To Dolly Varden’s knowledge, none of the areas covered by the Dolly Varden Concessions are considered sacred or are culturally significant to any tribe.

(aa)

Expropriation. No written notice or proceeding in respect of the taking, condemnation or expropriation by any Governmental Entity of any material part of the property or assets of Dolly Varden or any of its subsidiaries, including the Dolly Varden Concessions and Dolly Varden Lands has been given or commenced, nor, to the knowledge of Dolly Varden, is any such proceeding or notice threatened.

(bb)

Permits. Dolly Varden and each of its subsidiaries has obtained, and is in compliance with, all material Permits required by applicable Laws or necessary to conduct its current business as is now being conducted. To the knowledge of Dolly Varden, there are no facts, events or circumstances that would reasonably be expected to result in a revocation of, or failure to renew in the ordinary course, such material Permits as are necessary to conduct Dolly Varden’s or its subsidiaries’ current business as is now being conducted.

(cc)

Environmental Matters. Except for any matters that, individually or in the aggregate, would not have or would not reasonably be expected to have a Dolly Varden Material Adverse Effect, each of Dolly Varden and its subsidiaries and their respective businesses, operations, and properties:

(i)	is, and has been since January 1, 2021, in compliance in all material respects with all Environmental Laws and all terms and conditions of all Environmental Permits;

(ii)	has not received any order, request or notice from any person alleging a material violation of any Environmental Law;

(iii)

(A) is not a party to any material litigation or administrative proceeding, nor to Dolly Varden’s knowledge is any material litigation or administrative proceeding threatened against it or its property or assets, which in either case: (1) asserts or alleges that it violated any Environmental Laws; (2) asserts or alleges that it is required to clean up, remove or take remedial or other response action due to the Release of any Hazardous Substances; or (3) asserts or alleges that it is required to pay all or a portion of the cost of any past, present or future cleanup, removal or remedial or other response action which arises out of or is related to the Release of any Hazardous Substances; (B) has no knowledge of any conditions existing currently which could reasonably be expected to subject it to material damages, penalties, injunctive relief or cleanup costs under any Environmental Laws or which require or are likely to require cleanup, removal, remedial action or other material response by it pursuant to applicable Environmental Laws; and (C) is not subject to any material judgment, decree, order or citation related to or arising out of applicable Environmental Law and has not been named or listed as a potentially responsible party by any Governmental Entity in a material matter arising under any Environmental Laws; and

(iv)

is not involved in operations and does not know of any facts, circumstances or conditions, including the Release of any Hazardous Substance that would reasonably be expected to result in any material Environmental Liabilities.

(dd)	Employee Benefits.

(i)

Schedule 3.1(dd) of the Dolly Varden Disclosure Letter sets forth a complete and correct list of all plans, agreements, programs, policies or practices which provide any employee benefit, fringe benefit, health, life insurance, welfare, supplemental unemployment benefit, bonus, incentive, profit sharing, deferred compensation, stock purchase, stock compensation, stock option, share appreciation rights, disability, pension, supplemental pension or other retirement savings, and any other employee or independent contractor compensation or benefit plans, policies, arrangements, practices or undertakings, whether oral or written, formal or informal, funded or unfunded, insured or uninsured, in each case which are maintained by or binding upon Dolly Varden or any of its subsidiaries or in respect of which Dolly Varden or any of its subsidiaries has any actual or potential liability (collectively, the “Dolly Varden Benefit Plans”).

(ii)

Current and complete copies of all written Dolly Varden Benefit Plans as amended to date, or where oral, written summaries of the terms thereof, have been made available for inspection to Contango and its counsel, together with copies of all material documents relating to each Dolly Varden Benefit Plan.

(iii)

Each Dolly Varden Benefit Plan has, in all material respects, been established, registered, funded, administered and invested in compliance with the terms of such Dolly Varden Benefit Plan and all applicable Laws and collective bargaining agreements relating thereto. All employer and employee payments, contributions and premiums required to be remitted, paid to or in respect of each Dolly Varden Benefit Plan have, in all material respects, been paid or remitted in a timely fashion in accordance with its terms and all applicable Laws. There is no investigation or audit by a Governmental Entity or claim (other than routine claims for payment of benefits) pending or, to the knowledge of Dolly Varden, threatened involving any Dolly Varden Benefit Plan or its assets. Dolly Varden does not reasonably expect to incur (whether or not assessed) any material penalty or Tax under Section 4980B, 4980D, 4980H, 6721 or 6722 of the Code.

(iv)

There have been no material non-exempt “prohibited transactions” (within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA) and there have been no material breaches of fiduciary duty (as determined under ERISA) with respect to any Dolly Varden Benefit Plan, in each case, that could reasonably be expected to result in a material liability to Contango.

(v)

None of the Dolly Varden Benefit Plans is a “registered pension plan” or a “retirement compensation arrangement” as such terms are defined in the Tax Act, or any other plan organized and administered to provide pension or superannuation benefits to any current or former employees of Dolly Varden or any of its subsidiaries. None of the Dolly Varden Benefit Plans is, and Dolly Varden does not have any current or contingent liability or obligation under or with respect to, any: (i) “multiemployer plan” as defined in Section 3(37) of ERISA; (ii) “multiple employer plan” within the meaning of Section 210 of ERISA or Section 413(c) of the Code; (iii) “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA; or (iv) plan that is or was subject to Title IV of ERISA or Section 412 of the Code. None of the Dolly Varden Benefit Plans provide health, life insurance or any other welfare benefits beyond retirement or other termination of service to any current or former employees of Dolly Varden (or any spouses, dependents, survivors or beneficiaries of such persons), other than as required by law. None of the Dolly Varden Benefit Plans applies to, or permits participation by, employers that are not affiliates of Dolly Varden or any of its subsidiaries.

(vi)

Neither Dolly Varden nor any of its subsidiaries has made any promise or commitment to create any additional benefit plans which would be considered to be a Dolly Varden Benefit Plan once created or to improve or change the benefits provided under any Dolly Varden Benefit Plan.

(vii)

Each Dolly Varden Benefit Plan that constitutes in any part a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code and applicable regulatory guidance thereunder) subject to Section 409A of the Code has been established, operated and administered in all material respects with its terms and in all respects with the operational and documentary requirements of, Section 409A of the Code and applicable regulatory guidance thereunder, and no amount under any such Dolly Varden Benefit Plan is or has been, or is reasonably expected to be, subject to the interest and additional Tax set forth under Section 409A(a)(1)(B) of the Code. No current or former service provider of Dolly Varden is entitled to any gross-up or otherwise entitled to indemnification or reimbursement by Dolly Varden with respect to any Taxes, including under Sections 409A or 4999 of the Code.

(viii)

No payment or benefit that could be received (whether in cash, property or the vesting of property) or may be made by Dolly Varden with respect to any “disqualified individual” that is a U.S. person for purposes of the Code (as defined in Section 280G of the Code and the applicable regulatory guidance thereunder) could result in “excess parachute payments” within the meaning of Section 280G(b)(2) of the Code. Except as provided in this Agreement or as required by applicable Law, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in combination with any other event, (i) result in an increase in the compensation or benefits payable to any current or former director, officer, employee, service provider or contractor of Dolly Varden or result in any acceleration of the time of payment or vesting of any compensation or benefits, in each case, under any Dolly Varden Benefit Plan or otherwise, (ii) entitle any current or former employee, director or other individual service provider of Dolly Varden (or any dependent or beneficiary thereof) to any payment (whether in cash, property or the vesting of property) or benefit or (iii) restrict or limit the rights of Dolly Varden to administer, amend or terminate any Dolly Varden Benefit Plan.

(ee)	Labour and Employment.

(i)

Schedule 3.1(ee) of the Dolly Varden Disclosure Letter sets out a complete and accurate list of all employees and contractors of Dolly Varden, as well as their title, date of hire, salary, wage rate, fee, vacation entitlement and total accrual, eligibility for overtime, bonus, and other material compensation. Other than as set out in Schedule 3.1(ee), no employee is on leave or otherwise absent from work. Except for those: (A) employment contracts with salaried employees of Dolly Varden or any of its subsidiaries; and (B) contracts with contractors of Dolly Varden and any of its subsidiaries identified in Schedule 3.1(ee) of the Dolly Varden Disclosure Letter, there are no written or oral contracts of employment entered into with any such employees or contractors. No employee, contractor, officer or director of Dolly Varden or any of its subsidiaries is party to a change of control, severance, termination, golden parachute or similar agreement or provision or would receive under such agreement or provision as a result of the Arrangement:

(A)	any payment (including severance, unemployment compensation, “golden parachute”, bonus or otherwise) or increase any benefits otherwise payable;

(B)

any increase in the rate of, or acceleration of the time of payment or vesting of, wages, salaries, commissions, bonuses, incentive compensation or other remuneration, severance entitlement, or benefits otherwise payable; or

(C)	an acceleration in the time of payment or vesting of any benefits or entitlements otherwise available pursuant to any Dolly Varden Benefit Plan.

(ii)

Neither Dolly Varden nor any of its subsidiaries is subject to any collective agreement, either directly or by operation of law, with any trade union or association which may qualify as a trade union, nor does any trade union or association which may qualify as a trade union hold bargaining rights relating to Dolly Varden or any of its subsidiaries or their employees. There are no outstanding labour tribunal (administrative or judicial) proceedings of any kind related to any labour or employment obligation under any applicable Laws, including unfair labour practice proceedings or any proceedings which could result in certification of a trade union as bargaining agent for any employees of Dolly Varden or any of its subsidiaries. No material claim relating to termination of employment with Dolly Varden or its subsidiaries is pending or, to the knowledge of Dolly Varden, threatened. To the knowledge of Dolly Varden, there are no threatened or apparent union organizing activities involving employees of Dolly Varden or any of its subsidiaries nor is Dolly Varden or any of its subsidiaries currently negotiating any collective agreement.

(iii)	No labour strike, lock-out, slowdown or work stoppage is pending against or directly affecting Dolly Varden or any of its properties.

(iv)

All amounts due or accrued for all salary, wages, commissions, bonuses, vacation pay, other compensation and benefits under the Dolly Varden Benefit Plans to the employees and contractors of Dolly Varden and its subsidiaries for the period up to December 31, 2024 have either been paid or are accurately reflected in Dolly Varden’s financial books and records.

(v)

Each of Dolly Varden and its subsidiaries is in compliance with all material terms and conditions of employment and all Laws respecting employment, including pay equity, accessibility, employment standard, wages, hours of work, overtime, occupational health and safety, workers compensation, human rights and privacy. To the knowledge of Dolly Varden, neither Dolly Varden nor any of its subsidiaries is subject to any outstanding or pending grievance, complaint, investigation, order, claim of wrongful dismissal, constructive dismissal, unfair labour practice, human rights violation or any other similar dispute relating to employment or termination of employment or relationships with employees, consultants or independent contractors and there is no basis for such grievance, complaint, investigation, order or claim. No event has occurred that, with notice or lapse of time or both, would constitute a breach, violation or default of such terms and conditions of employment and Laws by Dolly Varden or any of its subsidiaries.

(vi)

Dolly Varden and its subsidiaries have withheld from each payment made to any of its present or former employees, contractors, officers or directors, or to other persons, all amounts required by Law to be withheld by it on account of income taxes, pension plan contributions, employment insurance premiums, employer health taxes, workers compensation and similar taxes and levies, and has remitted such withheld amounts within the required time to the appropriate Governmental Entity.

(vii)	All independent contractors retained or used by Dolly Varden have been properly classified and Dolly Varden has not received any notice challenging such classification from any Governmental Entity.

(ff)	Data Privacy and Security.

(i)

Dolly Varden has administrative, technical and physical safeguards (including monitoring compliance with such safeguards) to protect the confidentiality, privacy and security of Personal Information and the systems, technology and networks that process Personal Information (the “Dolly Varden Information Security”). Dolly Varden has provided true, correct and complete copies of all written policies and procedures related to the Dolly Varden Information Security. Each of Dolly Varden’s employees has received appropriate training on the Dolly Varden Information Security relevant to each such employee’s role.

(ii)

Neither Dolly Varden nor its subsidiaries has experienced: (i) any unauthorized processing of Personal Information in the possession, custody or control of any of Dolly Varden or its subsidiaries; or (ii) any unauthorized processing by a third party of Personal Information processed for or on behalf of Dolly Varden or its subsidiaries. Dolly Varden has not knowingly, acted in a manner, is not aware of any incident or by the exercise or reasonable diligence would not be aware of any incident that would trigger an obligation to notify any person or Governmental Entity under any applicable Laws or Contract.

(iii)

Dolly Varden and its subsidiaries are in compliance with and has complied with, in all material respects, (i) all Laws related to Personal Information; (ii) all policies, procedures, processes, statements or notices related to Personal Information to the extent such policies, procedures, processes, statements or notices are legally binding or give rise to legally-enforceable duties; and (iii) each Contract related to the processing of Personal Information (collectively, the “Privacy Legal Requirements”).

(iv)

Dolly Varden and its subsidiaries either transmits Personal Information across jurisdictional borders in compliance in all material respects with all Privacy Legal Requirements or processes Personal Information exclusively in the same jurisdiction as each data subject to which it relates resides.

(v)

Dolly Varden and its subsidiaries have entered into written agreements with each third party service provider, vendor and business partner that processes Personal Information, such as payment card processors, advertising and marketing agencies, cloud storage vendors and outsourced technology or human resource functions, (collectively, “Data Related Vendors”) containing commercially reasonable provisions for data privacy and security. Dolly Varden has taken reasonable steps to select and retain only those Data Related Vendors that are capable of maintaining the confidentiality, privacy and security of the Personal Information that they process on behalf of Dolly Varden or its subsidiaries.

(vi)

No person has commenced or threatened within the past five (5) years any action or other written complaint, audit, proceeding, claim or investigation arising from or relating to the processing of Personal Information by, for or on behalf of Dolly Varden or its subsidiaries.

(vii)

The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein shall not cause, constitute or result in a breach or violation of any Privacy Legal Requirement, any policy, procedure, process, statement or notice of Dolly Varden as it currently exists or as it existed at any time during which any Personal Information was processed by or on behalf of Dolly Varden or its subsidiaries.

(gg)	Intellectual Property

(i)

Schedule 3.1(gg) of the Dolly Varden Disclosure Letter sets forth a true, correct, and complete list of all Intellectual Property owned by Dolly Varden or its subsidiaries. Dolly Varden or one of its subsidiaries owns (free and clear of any Liens), or possesses valid rights to use, all Intellectual Property necessary to conduct the business of Dolly Varden as it is currently conducted, and to lease, own, use and operate its properties and assets as currently leased and operated.

(ii)

To the knowledge of Dolly Varden, no third party is currently infringing or misappropriating any material Intellectual Property owned by Dolly Varden or any of its subsidiaries. Neither Dolly Varden nor any of its subsidiaries has infringed or misappropriated any Intellectual Property of any third party or received any material written claim of infringement or misappropriation of any Intellectual Property of any third party.

(hh)

Compliance with Laws. Each of Dolly Varden and its subsidiaries is, and at all times has been, in compliance in all material respects with and is not in violation, and has not received written notice of any alleged violation, in any material respect of any applicable Laws, other than non-compliance or violations which would not, individually or in the aggregate, result in a Dolly Varden Material Adverse Effect.

(ii)

Winding Up. No order has been made, petition presented or meeting convened for the purpose of winding up of Dolly Varden or any of its subsidiaries, or for the appointment of any provisional liquidator or in relation to any other process whereby the business is terminated and the assets of Dolly Varden or any of its subsidiaries are distributed amongst the creditors, shareholders or other contributors, and there are no proceedings under any applicable insolvency, bankruptcy, reorganisation or similar laws in any relevant jurisdiction, and no events have occurred which, under applicable Laws, would be reasonably likely to justify any such cases or proceedings.

(jj)

Administration and Receivership. To the knowledge of Dolly Varden, no person has taken any step, legal proceeding or other procedure with a view to the appointment of an administrator, whether out of court or otherwise, in relation to Dolly Varden or any of its subsidiaries, and no receiver (including any administrative receiver) has been appointed in respect of the whole or any part of any of the property, assets or undertaking of Dolly Varden or any of its subsidiaries nor has any such order been made (including, in any relevant jurisdiction, any other order by which, during the period it is in force, the affairs, business and assets of the company concerned are managed by a person appointed by any Governmental Entity).

(kk)	Voluntary Arrangement, Etc. Neither Dolly Varden nor any of its subsidiaries has made any voluntary arrangement with any of its creditors or is insolvent or unable to pay its debts as they fall due.

(ll)

Related Party Transactions. Other than among Dolly Varden and its subsidiaries, the Ancillary Rights Agreement, Investor Rights Agreement, pursuant to existing employment agreements entered into between Dolly Varden and its subsidiaries with their respective officers and directors or existing agreements made by Dolly Varden pursuant to the Dolly Varden Equity Incentive Plans, there are no Contracts or other transactions currently in place between Dolly Varden or any of its subsidiaries, on the one hand, and, on the other hand: (i) any Dolly Varden Shareholder of record or, to the knowledge of Dolly Varden, beneficial owner of 5% or more of the Dolly Varden Shares; (ii) any officer or director of Dolly Varden or any of its subsidiaries; or (iii) to the knowledge of Dolly Varden, any affiliate or associate of any such, officer, director, or Dolly Varden Shareholder of record or beneficial owner.

(mm)	Registration Rights. No Dolly Varden Securityholder has any right to compel Dolly Varden to register the Dolly Varden Shares (or any of them) for public sale or distribution.

(nn)

Restrictions on Business Activities. There is no arbitral award, judgment, injunction, order or decree binding upon Dolly Varden or any of its subsidiaries that has or could reasonably be expected to have the effect of prohibiting, restricting, or impairing in any material respect: (i) any business practice; (ii) any acquisition or disposition of property; or (iii) the conduct of the business, as currently conducted.

(oo)

Shareholder Rights Plan. There is no shareholder rights plan, “poison pill”, anti- takeover plan, or similar arrangement in effect to which Dolly Varden or any of its subsidiaries is subject, party to or otherwise bound.

(pp)

Relationships with Suppliers. Dolly Varden has not received any written notice that any supplier whose services, if discontinued or withheld, would be reasonably expected to materially affect operations relating to the Dolly Varden Projects, intends to cancel, terminate or otherwise modify or not renew its relationship with Dolly Varden or its subsidiaries.

(qq)

Brokers. No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Dolly Varden, other than the Dolly Varden Financial Advisor, the fees and expenses of which are as set forth in their engagement letter (true and complete copies of which have been provided to Contango).

(rr)

Insurance. Dolly Varden and its subsidiaries have in place reasonable and prudent insurance policies appropriate for its size, nature and stage of development. All such policies of insurance as are listed in Schedule 3.1(rr) of the Dolly Varden Disclosure Letter. All insurance maintained by or in respect of Dolly Varden or any of its subsidiaries is in full force and effect and in good standing and Dolly Varden will use reasonable commercial efforts to keep them in full force and effect or renew them as appropriate through the Effective Date. Neither Dolly Varden nor any of its subsidiaries is in default, whether as to payment of premium or otherwise, under the terms of any such insurance nor has Dolly Varden or any of its subsidiaries failed to give any notice or present any material claim under any such insurance in a due and timely fashion or received notice or otherwise become aware of any intent of an insurer to either claim any default on the part of Dolly Varden or any of its subsidiaries or not to renew any policy of insurance on its expiry or to increase any deductible or cost.

(ss)	Corrupt Practices Legislation.

(i)

Neither Dolly Varden nor any of its subsidiaries, nor, to Dolly Varden’s knowledge, any of their respective directors, officers, agents, employees, consultants or other persons acting on behalf of Dolly Varden or any of its subsidiaries has offered or given, and Dolly Varden is not aware of or does not have any knowledge of any person that has offered or given on its behalf, anything of value to any official of a Governmental Entity, any political party or official thereof or any candidate for political office, any customer or member of any Governmental Entity, or any other person (including any Indigenous or aboriginal official, candidate or community member), in any such case while knowing or having reason to know that all or a portion of such money or thing of value may be offered, given or promised, directly or indirectly, for the purpose of any of the following:

(A)

influencing any action or decision of such person, in such person’s official capacity, including a decision to fail to perform such person’s official function in order to obtain or retain an advantage for Dolly Varden or any of its subsidiaries in the course of business;

(B)

inducing such person to use such person’s influence with any Governmental Entity to affect or influence any act or decision of such Governmental Entity to assist Dolly Varden or any of its subsidiaries in obtaining or retaining business for, with, or directing business to, any person or otherwise to obtain or retain an advantage in the course of business; or

(C)

where such payment would constitute a bribe, rebate, payoff, influence payment, kickback or illegal or improper payment to assist Dolly Varden or the subsidiary in obtaining or retaining business for, with, or directing business to, any person.

(ii)

There have been no actions taken by Dolly Varden, any of its subsidiaries or, to the knowledge of Dolly Varden, by any persons on behalf of Dolly Varden or any of its subsidiaries, that would cause Dolly Varden or its subsidiaries or such persons to be in violation of the Corruption of Foreign Public Officials Act (Canada) or the Foreign Corrupt Practices Act of 1977 (United States), as amended (collectively, the “Corruption Acts”) or any similar legislation in any jurisdiction in which Dolly Varden or any of its subsidiaries conduct their business and to which Dolly Varden or any of its subsidiaries may be subject.

(iii)

The financial records of Dolly Varden and its subsidiaries have at all times been maintained in compliance with the Corruption Acts, during such times and to the extent Dolly Varden and its subsidiaries were subject to any such Corruption Act.

(iv)

There are no proceedings or investigations under the Corruption Acts or any similar legislation in any jurisdiction in which Dolly Varden and its subsidiaries conduct their business pending against Dolly Varden or any of its subsidiaries, nor any of their respective directors, officers, agents, employees, consultants or other persons acting on behalf of Dolly Varden or any of its subsidiaries, or to the knowledge of Dolly Varden, threatened against or affecting, Dolly Varden or any of its subsidiaries or any of their respective directors, officers, agents, employees, consultants or other persons acting on behalf of Dolly Varden or any of its subsidiaries.

(tt)

Anti-Money Laundering. The operations of Dolly Varden and its subsidiaries are in material compliance with the financial record-keeping and reporting requirements of the anti-money laundering and anti-terrorism statutes of all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Entities to which Dolly Varden or the subsidiary is subject, including the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) (collectively, the “Money Laundering Laws”), and no action, suit, proceeding, investigation or notice by, before or from any Governmental Entity involving Dolly Varden or any of its subsidiaries with respect to the Money Laundering Laws is pending.

(uu)

Indigenous Claims. There are no claims with respect to Indigenous or aboriginal rights currently, or pending or threatened, with respect to any of the Dolly Varden Projects or in respect of any other properties in which Dolly Varden has a direct or indirect economic interest.

(vv)

NGOs and Community Groups. No material dispute (including any dispute relating to the ownership of any Dolly Varden’s or its subsidiaries properties) between Dolly Varden or any of its subsidiaries and any non-governmental organization, community, community group, Indigenous group exists or, to the knowledge of Dolly Varden, is threatened with respect to any of Dolly Varden’s or any of its subsidiaries’ properties or operations. Dolly Varden has provided Contango and the Acquiror with full and complete access to all material correspondence received by Dolly Varden, its subsidiaries or their respective Representatives from any non-governmental organization, community, community group or Indigenous group.

(ww)	Foreign Private Issuer. Dolly Varden is a “foreign private issuer” within the meaning of Rule 3b-4 under the U.S. Exchange Act.

(xx)	Not an Investment Company. Dolly Varden is not registered or required to be registered as an “investment company” within the meaning of the U.S. Investment Company Act of 1940, as amended.

(yy)	Ownership of Contango Shares or other Securities. Neither Dolly Varden nor any of its affiliates own any Contango Shares or any other securities of Contango.

3.2	Survival of Representations and Warranties of Dolly Varden

The representations and warranties of Dolly Varden contained in this Agreement shall not survive the completion of the Arrangement and shall expire and be terminated on the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF CONTANGO

4.1	Representations and Warranties of Contango

Contango hereby represents and warrants to and in favour of Dolly Varden as follows, except to the extent that such representations and warranties are qualified by the Contango Disclosure Letter and acknowledges that Dolly Varden is relying upon such representations and warranties in connection with the entering into of this Agreement:

(a)

Board Recommendation. The Contango Board, after consultation with its financial and legal advisors, has determined unanimously that the Arrangement and entry into this Agreement, and all acts and transactions contemplated thereby, are in the best interests of Contango and the Contango Shareholders and has resolved unanimously to recommend to the Contango Shareholders that they vote in favour of the Contango Arrangement Proposal (such determination and recommendation, the “Contango Board Recommendation”).

(b)

Fairness Opinion. The Contango Board has received the oral opinion, subsequently confirmed in writing, of the Contango Financial Advisor, which opinion has not been modified, amended, qualified or withdrawn, to the effect that, as of the date of this Agreement, and subject to the assumptions, limitations and qualifications set forth therein, the Exchange Ratio is fair, from a financial point of view, to such Contango Shareholders (the “Contango Fairness Opinion”).

(c)

Organization and Qualification. Contango, each of its subsidiaries and the Peak Gold JV is a corporation duly incorporated or an entity duly created and validly existing under all applicable Laws of its jurisdiction of incorporation, continuance or creation and has all necessary corporate power and capacity to own its property and assets as now owned and to carry on its business as it is now being conducted. Contango, each of its subsidiaries and the Peak Gold JV is duly qualified to carry on business and is in good standing in each jurisdiction in which the character of its properties and assets owned, leased, licensed or otherwise held, or the nature of its activities makes such qualification necessary, except where the failure to be so registered or in good standing would not reasonably be expected to have a Contango Material Adverse Effect.

(d)

Authority Relative to this Agreement. Contango has the requisite corporate power and capacity to enter into this Agreement and (subject to receipt of the Contango Shareholder Approval) to perform its obligations hereunder. The execution and delivery of this Agreement by Contango and the performance by Contango of its obligations under this Agreement have been duly authorized by the Contango Board and no other corporate proceedings on the part of Contango are necessary to authorize the execution and delivery of this Agreement or the performance by Contango of its obligations under this Agreement or the completion of the Arrangement pursuant to the Plan of Arrangement, other than the Contango Shareholder Approval. This Agreement has been duly executed and delivered by Contango and constitutes a legal, valid and binding obligation of Contango, enforceable against Contango in accordance with its terms, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting rights of creditors and that equitable remedies, including specific performance, may be granted only in the discretion of a court of competent jurisdiction.

(e)

No Violations. Subject to obtaining the Contango Shareholder Approval, the Key Third Party Consents and Key Regulatory Approvals, none of the execution and delivery of this Agreement by Contango, the performance by Contango of its obligations hereunder or the completion of the Arrangement pursuant to the Plan of Arrangement, or compliance by Contango or any of its subsidiaries with any of the provisions hereof will:

(i)

violate, conflict with, or result (with or without notice or the passage of time) in a violation or breach of any provision of, or require any consent, approval or notice under, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in a right of termination or acceleration under, or cause any suspension or revocation of, or result in the creation of any Lien (other than a Permitted Lien) upon, any of the properties or assets of Contango or any of its subsidiaries, or result in any material restriction, hindrance, impairment or limitation on the ability of Contango or any of its material subsidiaries to conduct their business as and where it is now being conducted, or cause any payment or other obligation to be imposed on Contango or its material subsidiaries, under any of the terms, conditions or provisions of:

(A)	their respective articles of incorporation and bylaws or other comparable constating documents or the constating documents of the Peak Gold JV (including the Peak Gold JV Agreement);

(B)	any note, bond, mortgage, indenture, loan agreement or deed of trust to which Contango, any of its material subsidiaries or the Peak Gold JV is a party or any Contango Material Contract;

(C)	any Law applicable to Contango or any of its material subsidiaries or any of their respective properties or assets; or

(D)	any Permit currently in effect in respect of Contango or any of its material subsidiaries or the Peak Gold JV; or

(ii)

give rise to any rights of first refusal or trigger any change in control provisions or any restrictions or limitation under any note, bond, mortgage, indenture, loan agreement or deed of trust to which Contango or any of its material subsidiaries is a party or under any Contango Material Contract or under any Permit held by Contango, the Peak Gold JV or any of its material subsidiaries, or

(iii)	result in the imposition of any Lien (other than a Permitted Lien) upon any property or assets of Contango or any of its material subsidiaries.

(f)

Capitalization. The authorized share capital of Contango consists of 45,000,000 Contango Shares and 15,000,000 shares of preferred stock of Contango. As of the close of business on the Business Day prior to the date of this Agreement, there are issued and outstanding 14,964,048 Contango Shares (which includes 452,730 Contango Shares of unvested restricted stock). Contango has 1,203,875 warrants convertible upon exercise into 1,203,875 Contango Shares. There are 655,738 Contango Shares issuable upon conversion of the QRC Debenture. Except as disclosed above, there are no options, warrants, conversion privileges or other rights, agreements, arrangements or commitments (pre-emptive, contingent or otherwise) of any character whatsoever requiring or which may require the issuance, sale or transfer by Contango of any securities of Contango (including Contango Shares), or any securities or obligations convertible into, or exchangeable or exercisable for, or otherwise evidencing a right or obligation to acquire, any securities of Contango (including Contango Shares) or any of its subsidiaries. All outstanding Contango Shares have been duly authorized and validly issued, are fully paid and non-assessable, and all Contango Shares issuable upon the exercise of the Contango warrants or vesting of Contango unvested restricted stock in accordance with their respective terms have been duly authorized and, upon issuance, will be validly issued as fully paid and non-assessable. Schedule 4.1(f) to the Contango Disclosure Letter sets forth, as of the date hereof, the holders of all Contango warrants and unvested restricted stock, including the number, exercise prices, and expiration dates of each grant to such holders, as applicable. There are no securities of Contango or of any of its subsidiaries outstanding which have the right to vote generally (or, other than the Contango warrants, unvested restricted stock and the QRC Debenture, are convertible into, or exchangeable or exercisable for, or may vest into, securities having the right to vote generally) with the Contango Shareholders on any matter. There are no outstanding contractual or other obligations of Contango to repurchase, redeem or otherwise acquire any of its securities or with respect to the voting or disposition of any outstanding securities of its subsidiaries or the Peak Gold JV (except pursuant to the Peak Gold JV Agreement). There are no outstanding bonds, debentures or other evidences of indebtedness of Contango or any of its subsidiaries having the right to vote with the Contango Shareholders on any matters.

(g)	Shareholder and Similar Agreements. Contango is not party to any shareholder, pooling, voting trust or other similar agreement relating to the issued and outstanding shares in the capital of Contango.

(h)

Reporting Status and Securities Laws Matters. Contango is not a “reporting issuer” under applicable Securities Laws. The Contango Shares are registered under Section 12(b) of the U.S. Exchange Act and Contango is in compliance in all material respects with applicable U.S. Securities Laws. No delisting, suspension of trading in or cease trading order with respect to any securities of Contango and, to the knowledge of Contango, no inquiry or investigation (formal or informal) of Contango or the Contango Public Disclosure Record by any Securities Authority, is in effect or ongoing or, to the knowledge of Contango, threatened or expected to be implemented or undertaken. The Contango Shares are listed and posted for trading on the NYSE American. Contango is in compliance with applicable requirements of the NYSE American, except where non-compliance would not be reasonably expected to result in a Contango Material Adverse Effect or prevent or materially delay the consummation of the transactions contemplated by this Agreement or the completion of the Arrangement pursuant to the Plan of Arrangement.

(i)

Ownership of Subsidiaries. Schedule 4.1(i) of the Contango Disclosure Letter includes a complete and accurate list of all subsidiaries owned, directly or indirectly, by Contango and its ownership in the Peak Gold JV. All of the issued and outstanding shares of capital stock and other ownership interests in each of the subsidiaries of Contango and Contango’s interest in the Peak Gold JV are duly authorized, validly issued, fully paid and non-assessable, and all such shares and other ownership interests are legally and beneficially owned, directly or indirectly, by Contango free and clear of all Liens and there are no outstanding options, warrants, rights, entitlements, understandings or commitments (contingent or otherwise) regarding the right to purchase or acquire, or securities convertible into, or exchangeable or exercisable for, any such shares of capital stock or other ownership interests in or material assets or properties of a subsidiary (except in accordance with the Peak Gold JV Agreement). There are no contracts, commitments, agreements, understandings, arrangements or restrictions which require any of the subsidiaries to issue, sell or deliver any shares in its share capital or other ownership interests, or any securities or obligations convertible into, or exchangeable or exercisable for, any shares of its share capital or other ownership interests (except as set out in the Peak Gold JV Agreement). There are no outstanding options, rights, entitlements, understandings or commitments (contingent or otherwise) providing to any third party the right to acquire any shares or other ownership interests in any of the subsidiaries or the Peak Gold JV (except as set out in the Peak Gold JV Agreement).

(j)

Regulatory Approvals. Other than the Key Regulatory Approvals, there are no approvals required from, or notices required to be given to, any Governmental Entity which would prevent or materially delay consummation by Contango of the transactions contemplated by this Agreement and the Arrangement.

(k)

Consents. Other than the Key Third Party Consents, there are no consents or waivers required from any party under any Contango Material Contract to which Contango or its subsidiaries are a party in order for Contango to proceed with the completion of the transactions contemplated by this Agreement or the Arrangement pursuant to the Plan of Arrangement.

(l)

Public Filings. Contango has filed or furnished, as applicable, all documents in the Contango Public Disclosure Record required to be filed or furnished by it in accordance with applicable U.S. Securities Laws and the requirements of the NYSE American. All such documents and information comprising the Contango Public Disclosure Record, as of their respective dates (and the dates of any amendments thereto): (i) did not contain any misrepresentation; and (ii) complied in all material respects with the requirements of applicable U.S. Securities Laws and the applicable policies of the NYSE American relating to continuous disclosure requirements. Contango has not filed any confidential material change report with any Securities Authorities that at the date of this Agreement, remains confidential. Since January 1, 2024, there has been no change in a material fact or a material change (as those terms are defined under the Securities Act) in relation to Contango, except for: (A) changes in material facts or material changes that are reflected in a document included in the Dolly Varden Public Disclosure Record and (B) this Agreement and the transactions contemplated hereby.

(m)	Contango Financial Statements.

(i)

Contango’s audited financial statements as at and for the financial years ended December 31, 2023 and December 31, 2024 (including the notes thereto and the report of the auditors thereon) and Contango’s unaudited financial statements for the interim period ended September 30, 2025 (collectively the “Contango Financial Statements”) were prepared in accordance with U.S. GAAP consistently applied and fairly present in all material respects the consolidated financial position, results of operations and changes in financial position of

Contango and its subsidiaries as of the dates thereof and for the periods indicated therein (subject, in the case of any unaudited interim financial statements, to normal period-end adjustments) and reflect reserves required by U.S. GAAP in respect of all material contingent liabilities, if any, of Contango and its subsidiaries on a consolidated basis. There has been no material change in Contango’s accounting policies since December 31, 2024 except as disclosed in the Contango Public Disclosure Record or as required by U.S. GAAP.

(ii)

The management of Contango has established and maintained a system of disclosure controls and procedures designed to provide reasonable assurance that information required to be disclosed by Contango in its annual filings, interim filings or other reports filed or submitted by it under the applicable Laws imposed by Governmental Entities is recorded, processed, summarized and reported within the time periods specified in such Laws imposed by such Governmental Entities. Such disclosure controls and procedures include controls and procedures designed to ensure that information required to be disclosed by Contango in its annual filings, interim filings or other reports filed or submitted under the applicable Laws imposed by Governmental Entities is accumulated and communicated to Contango’s management, including its chief executive officer and chief financial officer (or persons performing similar functions), as appropriate to allow timely decisions regarding required disclosure.

(iii)

Contango maintains internal control over financial reporting. Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP and includes policies and procedures that: (A) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Contango and its subsidiaries; (B) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with U.S. GAAP, and that receipts and expenditures of Contango and its subsidiaries are being made only with authorizations of management and directors of Contango and its subsidiaries, as applicable; and (C) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of Contango or its subsidiaries that could have a material effect on its financial statements.

(iv)

To the knowledge of Contango: (A) there are no material weaknesses in the design and implementation or maintenance of its internal control over financial reporting of Contango that are reasonably likely to adversely affect the ability of Contango to record, process, summarize and report financial information; and (B) there is no fraud, whether or not material, that involves management or other employees who have a significant role in the internal control over financial reporting of Contango.

(v)

Since December 31, 2024, neither Contango nor any of its subsidiaries nor, to Contango’s knowledge, any Representative of Contango or any of its subsidiaries has received or otherwise had or obtained knowledge of any complaint, allegation, assertion, or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Contango or any of its subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion, or claim that Contango or any of its subsidiaries has engaged in questionable accounting or auditing practices, which has not been resolved to the satisfaction of the audit committee of the Contango Board.

(vi)	The accountants who reported on the Contango Financial Statements are independent with respect to Contango within the meaning of U.S. Securities Laws.

(n)

Books and Records. The financial books, records and accounts of Contango and its subsidiaries, in all material respects: (i) have been maintained, in the case of Contango in accordance with U.S. GAAP, and in the case of its subsidiaries in accordance with generally accepted accounting principles of their respective governing jurisdictions; (ii) are stated in reasonable detail and accurately and fairly reflect the material transactions and dispositions of the assets of Contango and its subsidiaries; and (iii) accurately and fairly reflect the basis for the Contango Financial Statements. The corporate records and minute books for each of Contango and its subsidiaries contain, in all material respects, complete and accurate minutes of all meetings and resolutions of the directors and shareholders of Contango and each of its subsidiaries held or passed, as applicable, since their incorporation, merger, amalgamation or acquisition by Contango, as the case may be.

(o)

No Undisclosed Liabilities. Other than as disclosed in the most recent Contango Financial Statements filed, or furnished, as applicable, on EDGAR, as incurred in the ordinary course of business since the date of such financial statements, as disclosed in this Agreement, or inter-company indebtedness, liabilities and guarantees among Contango and its subsidiaries, Contango, its subsidiaries, and to the knowledge of Contango, the Peak Gold JV, have no outstanding material indebtedness or material liabilities and are not party to or bound by any material suretyship, guarantee, indemnification or assumption agreement, or endorsement of, or any other similar commitment with respect to the material accrued, contingent or other obligations, liabilities or indebtedness of any nature, of any person, either matured or unmatured.

(p)

No Contango Material Adverse Effect. Since December 31, 2024, there has been no Contango Material Adverse Effect and no effect, change, development, event or occurrence that would, individually or in the aggregate, reasonably be expected to cause a Contango Material Adverse Effect.

(q)	No Dividend or Distribution. Since December 31, 2024, there has been no dividend or distribution of any kind declared, paid or made by Contango on any Contango Shares.

(r)

Contracts. Schedule 4.1(r) of the Contango Disclosure Letter includes a complete and accurate list of all Contango Material Contracts. Neither Contango or any of its subsidiaries is a party to any contract that is material to Contango and its subsidiaries, taken as a whole, other than the Contango Material Contracts. All Contango Material Contracts are in full force and effect, and Contango or its subsidiaries are entitled to all rights and benefits thereunder in accordance with the terms thereof. Contango has made available to Dolly Varden for inspection true and complete copies of all Contango Material Contracts. All of the Contango Material Contracts are valid and binding obligations of Contango enforceable in accordance with their respective terms, except as may be limited by bankruptcy, insolvency and other laws affecting the enforcement of creditors’ rights generally and subject to the qualification that equitable remedies may only be granted in the discretion of a court of competent jurisdiction. Contango and its subsidiaries have complied in all material respects with all terms of such Contango Material Contracts, have paid all amounts due thereunder, have not waived any rights thereunder and no material default or breach exists in respect thereof on the part of Contango or any of its subsidiaries or, to the knowledge of Contango or any of its subsidiaries, on the part of any other party thereto, and no event has occurred which, after the giving of notice or the lapse of time or both, would constitute such a material default or breach or trigger a right of termination of any of the Contango Material Contracts. As at the date of this Agreement, neither Contango nor any of its subsidiaries has received written notice that any party to a Contango Material Contract intends to cancel, terminate or otherwise modify or not renew such Contango Material Contract, and to the knowledge of Contango or any of its subsidiaries, no such action has been threatened. Neither Contango nor any of its subsidiaries is a party to any Contango Material Contract that contains any non-competition obligation or otherwise restricts in any material way the business of Contango or any of its subsidiaries.

(s)

Litigation. There are no Proceedings pending or, to the knowledge of Contango, threatened affecting Contango or any of its subsidiaries or affecting any of the Contango Concessions, property or assets at law or in equity, including matters arising under Environmental Laws. Neither Contango nor any of its subsidiaries nor their respective assets or properties is subject to any outstanding judgement, order, writ, injunction or decree.

(t)	Taxes.

(i)

Each of Contango and its subsidiaries has duly and timely filed all material Returns required to be filed by it with the appropriate Governmental Entity prior to the date hereof and all such material Returns are complete and correct in all material respects.

(ii)	Each of Contango and its subsidiaries has paid on a timely basis all material Taxes, including all instalments on account of Taxes for the current year, that are due and payable by it.

(iii)

Each of Contango and its subsidiaries has established reserves on its books and records, in the case of Contango in accordance with U.S. GAAP, and in the case of its subsidiaries in accordance with generally accepted accounting principles of their respective governing jurisdictions, adequate for the payment of any Taxes not yet due and payable and will continue doing so until the Effective Date.

(iv)

Neither Contango nor any of its subsidiaries is party to or bound by any tax sharing agreement, tax indemnity obligation in favour of any person or similar agreement in favour of any person with respect to Taxes (including any advance pricing agreement or other similar agreement relating to Taxes with any Governmental Entity) (excluding Contracts entered into in the ordinary course of business, the primary purpose of which does not relate to Tax).

(v)

Neither Contango nor any of its subsidiaries will be required to include in a tax period ending after the Effective Time any amount of net taxable income (after taking into account deductions claimed for such a period that relate to a prior period) attributable to income that accrued, or that was required to be reported for financial accounting purposes in a prior taxable period but that was not included in taxable income for that or another prior tax period.

(vi)

Each of Contango and its subsidiaries has maintained and continues to maintain, in the place and manner prescribed by applicable Law, all records and books of account required to be maintained under applicable Laws with respect to Taxes.

(vii)

No material deficiencies, litigation, proposed adjustments or matters in controversy exist or have been asserted, in any case in writing, with respect to Taxes of Contango or any of its subsidiaries. Neither Contango nor any of its subsidiaries is party to any action or proceeding for assessment or collection of Taxes and no such event has been asserted or, to the knowledge of Contango, threatened, in any case in writing, against Contango or any of its subsidiaries or any of their respective assets.

(viii)

There are no material Liens for unpaid Taxes (other than in respect of Taxes not yet due and payable or Liens for Taxes that are being contested in good faith by appropriate proceedings pursuant to applicable Laws) upon any of the assets of Contango or any of its subsidiaries.

(ix)

None of Contango or any of its subsidiaries has requested, offered to enter into or entered into any agreement or other arrangement, or executed any waiver, providing for any extension of time within which: (i) to file any Return covering any Taxes for which Contango or any of its subsidiaries is or may be liable (other than automatic six-month extensions for U.S. federal and applicable state income Returns); (ii) to file any elections, designations or similar filings relating to Taxes for which Contango or any of its subsidiaries is or may be liable; (iii) Contango or any of its subsidiaries is required to pay or remit any Taxes or amounts on account of Taxes; or (iv) any Governmental Entity may assess or collect Taxes for which Contango or any of its subsidiaries is or may be liable.

(x)

Each of Contango and its subsidiaries has duly and timely withheld all material Taxes and other amounts required by Law to be withheld by it (including Taxes and other amounts required to be withheld by it in respect of any amount paid or credited or deemed to be paid or credited by it to or for the account or benefit of any person, including any employees, officers or directors and any non-resident person), and has duly and timely remitted to the appropriate Governmental Entity such Taxes and other amounts required by Law to be remitted by it.

(xi)

Each of Contango and its subsidiaries has duly and timely collected all material amounts on account of any sales or transfer taxes, including goods and services, harmonized sales and provincial or territorial sales taxes, required by Law to be collected by it and has duly and timely remitted to the appropriate Governmental Entity any such amounts required by Law to be remitted by it.

(xii)

Each of Contango and its subsidiaries has complied in all material respects with the transfer pricing provisions of each applicable Law relating to Taxes, including the contemporaneous documents and disclosure requirements thereunder.

(xiii)	No jurisdiction or authority in which Contango or a subsidiary, as applicable, does not file a Return has alleged that Contango or such subsidiary, as applicable, is required to file such a Return.

(xiv)	Contango is, and has been at all times during its existence properly classified as a corporation for U.S. federal income tax purposes.

(xv)

None of Contango or any of its subsidiaries has distributed equity securities of another person, or has had its equity securities distributed by another person, in the two (2) years preceding the date hereof in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code (or any analogous provision of state, local or non-U.S. Law).

(xvi)

None of Contango or any of its subsidiaries is or has been a party to any “listed transaction” as defined in Section 6707A(c)(2) of the Code and United States Treasury Regulation Section 1.6011-4(b)(2).

(xvii)

None of Contango or any of its subsidiaries (i) has been a member of an affiliated group within the meaning of Section 1504 of the Code filing a consolidated U.S. federal income tax return, or any other affiliated, consolidated, combined, unitary or similar group (other than a group the common parent of which is or was Contango or any of its subsidiaries) for purposes of filing Returns or paying Taxes; or (ii) has any material liability for Taxes of any person (other than Contango and its subsidiaries) under United States Treasury Regulations Section 1.1502-6 (or any analogous provision of state, local or non-U.S. Law) or other applicable Law, as a transferee or successor or otherwise;

(xviii)

None of Contango or any of its subsidiaries has taken or agreed to take any action that would prevent the Arrangement from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and (B) Contango is not aware of any agreement, plan or other circumstance that would prevent the Arrangement from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(xix)	Contango is currently a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(xx)	The Contango Shares are currently, and are reasonably expected to remain, regularly traded on an established securities market within the meaning of Section 897(c)(3) of the Code.

(u)	Property.

(i)

All of the Contango Concessions are listed in Schedule 4.1(u)(i) of the Contango Disclosure Letter and are, in all material respects, the only interests required to conduct Contango’s and its subsidiaries’ current activities at the Contango Projects.

(ii)

Each of the Contango Concessions and Contango Lands is in good standing in all material respects and is held by Contango free and clear of all material Liens other than Permitted Liens or as disclosed in Schedule 4.1(u)(ii) of the Contango Disclosure Letter, and no person has any agreement or right to acquire an interest in such assets.

(iii)	Contango has possession of, and the right to deal with, the Contango Concessions and Contango Lands.

(iv)

There are no mineral royalty obligations, metals streaming obligations or similar obligations affecting the Contango Concessions or the Contango Lands or the production or revenues or profits therefrom and no other person has any right to acquire any interest in such obligations.

(v)

Any and all assessment work required to have been performed and filed in respect of the Contango Concessions as of the date of this Agreement has been performed and filed in all material respects, including, if applicable, timely payment or performance of annual labor, assessment work, and maintenance fees, together with any applicable requirements to file or record evidence of such performance or payments with applicable Governmental Entities.

(vi)

The Contango Concessions consisting of federal unpatented mining claims, State of Alaska mining claims, and State of Alaska leasehold locations were, to Contango’s knowledge, properly laid out, staked, located, and monumented and all required location and validation work was properly and timely performed. Location notices and certificates were properly recorded and filed with appropriate Governmental Entities.

(vii)

All material mining fees, Taxes and other payments required to have been paid by Contango or any of its subsidiaries or, to the knowledge of Contango, the Peak Gold JV in respect of the Contango Concessions as of the date of this Agreement have been paid.

(viii)	No person other than Contango has any material interest in the Contango Concessions or the Contango Lands.

(ix)

There are no back-in rights, earn-in rights, rights of first refusal, rights of first offer, option rights, royalty rights, rights of participation or similar provisions which would materially affect Contango’s or its subsidiaries’ interests in the Contango Concessions.

(x)	There are no adverse claims, actions, suits or proceedings pending or, to the knowledge of Contango, that are threatened, affecting the Contango Concessions or the Contango Lands.

(xi)

Neither Contango nor its subsidiaries have received any notice, whether written or oral from any Governmental Entity or any person with jurisdiction or applicable authority of any revocation or intention to revoke Contango’s or its subsidiaries’ interests in the Contango Concessions.

(xii)

No material dispute exists or, to the knowledge of Contango, is pending or threatened in connection with the ownership, access to or use of any of the Contango Projects, Contango Concessions or Contango Lands between Contango or any of its subsidiaries and: (A) any surface landowner; (B) other mining companies; (C) a concessionaire of hydrocarbon rights; or (D) any Governmental Entity.

(xiii)

Contango has provided to Dolly Varden true, correct and complete copies of the most recent title opinions in its possession related to the Contango Projects, and there have been no changes to the status of the title of each of the Contango Projects since the respective dates of such title opinions.

(xiv)

Contango has provided Dolly Varden with access to full and complete copies of all material production and exploration information and data within its possession or control including all relevant material geological, geophysical and geochemical information and data (including all drill, sample and assay results and all maps) and all of its technical reports, feasibility studies and other similar reports and studies concerning the Contango Concessions and Contango or any of its subsidiaries has the sole right, title and ownership of all such information, data, reports and studies.

(xv)

Copies of all leases pursuant to which Contango or its subsidiaries holds any portion of the Contango Projects, Contango Concessions or Contango Lands have been provided to Dolly Varden together with any and all amendments thereto. Neither Contango nor its subsidiaries has released any of the other parties to such leases from the performance of any of their respective obligations thereunder. To the knowledge of Contango, no event or condition has occurred which, either immediately or after notice or lapse of time or both, could give rise to the cancellation or termination of any such leases.

(v)	Operational Matters.

(i)

All rentals, royalties, overriding royalty interests, production payments, net profits, interest burdens, payments and obligations due and payable, or performable, as the case may be, on or prior to the date hereof under, with respect to, or on account of, any direct or indirect property or asset of Contango or any of its subsidiaries, including the Contango Concessions and Contango Lands, have been, in all material respects:

(A)	duly paid;

(B)	duly performed; or

(C)	provided for prior to the date hereof.

(ii)

All costs, expenses and liabilities payable on or prior to the date hereof under the terms of any material contracts and agreements to which Contango or any of its subsidiaries is directly or indirectly bound, have been properly and timely paid, in all material respects, except for such expenses that are being currently paid prior to delinquency in the ordinary course of business;

(iii)

Any and all operations of Contango and each of its subsidiaries and, to the knowledge of Contango, any and all operations by third parties (including the Peak Gold JV), on or in respect of the assets and properties of Contango or any of its subsidiaries, have been conducted in a good, workmanlike and efficient manner in accordance with sound mining and other applicable mining industry standards and practices and in material compliance with applicable Laws.

(w)

Mineral Resources and Reserves. Contango is in compliance in all material respects with the provisions of S-K 1300 and has filed all technical report summaries required thereby. The most recent estimated indicated, measured and inferred mineral resources and proven and probable mineral reserves disclosed in the Contango Public Disclosure Record prior to the date of this Agreement, have been prepared in accordance with accepted mining, engineering, geoscience and other applicable industry standards and in all material respects in accordance with all applicable Laws, including S-K 1300. The information provided by Contango to the Qualified Persons in connection with the preparation of the Contango Technical Reports was complete and accurate at the time such information was furnished and complied in all material respects with the requirements of S-K 1300. There has been no material reduction in the aggregate amount of the most recently estimated mineral resources or mineral resources of Contango from the amounts disclosed in the Contango Public Disclosure Record. All material information regarding the Contango Projects, including drill results, technical reports and studies, that are required to be disclosed by U.S. Securities Laws, have been disclosed in the Contango Public Disclosure Record in compliance, in all material respects, with U.S. Securities Laws.

(x)	Technical Reports.

(i)

The S-K 1300 Technical Report Summaries titled (A) “Technical Report Summary on the Manh Choh Project, Alaska, USA” dated May 12, 2023, (B) “Technical Report Summary on the Lucky Shot Project, Alaska, USA” dated May 26, 2023, and (C) “SEC Technical Report Summary Initial Assessment of the Johnson Tract Polymetallic (Gold, Zinc, Copper, Silver, Lead) Project, Alaska” dated May 6, 2025, filed by Contango as part of the Contango Public

Disclosure Record (the “Contango Technical Reports”) represent the most recent technical report summary for each respective project, and at the time of filing thereof, complied in all material respects with the requirements of the SEC, were prepared in accordance with accepted mining, engineering, geoscience and other applicable industry standards and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

(ii)	Contango made available to the authors of the Contango Technical Reports, prior to the issuance thereof, for the purpose of preparing such reports, all information requested by them.

(iii)

Other than mineral depletion due to production, there has been no change, to Contango’s knowledge, in mineral resources or mineral reserves analysis from the Contango Technical Reports that constitutes a material change in relation to Contango or that otherwise would require the filing of a new technical report summary or an amendment to an existing technical report summary.

(y)	Health and Safety.

(i)

Neither Contango nor any of its subsidiaries has received any demand or notice with respect to a material breach of any applicable health and safety Laws, the effect of which would be reasonably expected to materially affect its operations.

(ii)

To Contango’s knowledge, there are no claims, investigations or inquiries pending against Contango or any of its subsidiaries (or naming Contango or any of its subsidiaries as a potentially responsible party) based on material non-compliance with any applicable health and safety Laws at any of its operations.

(z)	Cultural Heritage. To Contango’s knowledge, none of the areas covered by the Contango Concessions are considered sacred or culturally significant to any tribe or Indigenous people.

(aa)

Expropriation. No written notice or proceeding in respect of the taking, condemnation or expropriation by any Governmental Entity of any material part of the property or assets of Contango, any of its subsidiaries or, to the knowledge of Contango, the Peak Gold JV, including the Contango Projects, Contango Concessions and Contango Lands, has been given or commenced, nor, to the knowledge of Contango, is any such proceeding or notice threatened.

(bb)

Permits. Each of Contango and its subsidiaries, and to the knowledge of Contango, the Peak Gold JV has obtained, and is in compliance with, all material Permits required by applicable Laws, or necessary to conduct their respective current business as is now being conducted. To the knowledge of Contango, there are no facts, events or circumstances that would reasonably be expected to result in a revocation of, or failure to renew in the ordinary course, such material Permits as are necessary to conduct Contango’s or its subsidiaries’, or to the knowledge of Contango, the Peak Gold JV’s current business as is now being conducted.

(cc)

Environmental Matters. Except for any matters that, individually or in the aggregate, would not have or would not reasonably be expected to have a Contango Material Adverse Effect, each of Contango, its subsidiaries and, to the knowledge of Contango, the Peak Gold JV, and their respective businesses, operations, and properties:

(i)	is, and has been since January 1, 2021, in compliance in all material respects with all Environmental Laws and all terms and conditions of all Environmental Permits;

(ii)	has not received any order, request or notice from any person alleging a material violation of any Environmental Law;

(iii)	(A) Contango or the Peak Gold JV is not a party to any material litigation or administrative proceeding, nor to Contango’s knowledge is any material litigation or administrative proceeding threatened against it or its property or assets, which in either case: (1) asserts or alleges that it violated any Environmental Laws; (2) asserts or alleges that it is required to clean up, remove or take remedial or other response action due to the Release of any Hazardous Substances; or (3) asserts or alleges that it is required to pay all or a portion of the cost of any past, present or future cleanup, removal or remedial or other response action which arises out of or is related to the Release of any Hazardous Substances; (B) has no knowledge of any conditions existing currently which could reasonably be expected to subject it to material damages, penalties, injunctive relief or cleanup costs under any Environmental Laws or which require or are likely to require cleanup, removal, remedial action or other material response by it pursuant to applicable Environmental Laws; and (C) is not subject to any material judgment, decree, order or citation related to or arising out of applicable Environmental Law and has not been named or listed as a potentially responsible party by any Governmental Entity in a material matter arising under any Environmental Laws; and

(iv)

is not involved in operations and does not know of any facts, circumstances or conditions, including the Release of any Hazardous Substance that would reasonably be expected to result in any material Environmental Liabilities.

(dd)	Employee Benefits.

(i)

Schedule 4.1(dd) of the Contango Disclosure Letter sets forth a complete and correct list of all plans, agreements, programs, policies or practices which provide any employee benefit, fringe benefit, health, life insurance, welfare, supplemental unemployment benefit, bonus, incentive, profit sharing, deferred compensation, stock purchase, stock compensation, stock option, share appreciation rights, disability, pension, supplemental pension or other retirement savings, and any other employee or independent contractor compensation or benefit plans, policies, arrangements, practices or undertakings, whether oral or written, formal or informal, funded or unfunded, insured or uninsured, in each case which are maintained by or binding upon Contango or any of its subsidiaries or in respect of which Contango or any of its subsidiaries has any actual or potential liability (collectively, the “Contango Benefit Plans”).

(ii)

Current and complete copies of all written Contango Benefit Plans as amended to date, or where oral, written summaries of the terms thereof, have been made available for inspection to Dolly Varden and its counsel, together with copies of all material documents relating to each Contango Benefit Plan.

(iii)

Each Contango Benefit Plan has, in all material respects, been established, registered, funded, administered and invested in compliance with the terms of such Contango Benefit Plan and all applicable Laws and collective bargaining agreements relating thereto. All employer and employee payments, contributions and premiums required to be remitted, paid to or in respect of each Contango Benefit Plan have, in all material respects, been paid or remitted in a timely fashion in accordance with its terms and all applicable Laws. There is no investigation or audit by a Governmental Entity or claim (other than routine claims for payment of benefits) pending or, to the knowledge of Contango, threatened involving any Contango Benefit Plan or its assets. Contango does not reasonably expect to incur (whether or not assessed) any material penalty or Tax under Section 4980B, 4980D, 4980H, 6721 or 6722 of the Code.

(iv)

There have been no material non-exempt “prohibited transactions” (within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA) and there have been no material breaches of fiduciary duty (as determined under ERISA) with respect to any Contango Benefit Plan, in each case, that could reasonably be expected to result in a material liability to Dolly Varden.

(v)	None of the Contango Benefit Plans is a “registered pension plan” or a “retirement compensation arrangement” as such terms are defined in the Tax Act, or any other plan organized and administered to provide pension or superannuation benefits to any current or former employees of Contango or any of its subsidiaries. None of the Contango Benefit Plans is, and Contango does not have any current or contingent liability or obligation under or with respect to, any: (i) “multiemployer plan” as defined in Section 3(37) of ERISA; (ii) “multiple employer plan” within the meaning of Section 210 of ERISA or Section 413(c) of the Code; (iii) “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA; or (iv) plan that is or was subject to Title IV of ERISA or Section 412 of the Code. None of the Contango Benefit Plans provide health, life insurance or any other welfare benefits beyond retirement or other termination of service to any current or former employees of Contango (or any spouses, dependents, survivors or beneficiaries of such persons), other than as required by law. None of the Contango Benefit Plans applies to, or permits participation by, employers that are not affiliates of Contango or any of its subsidiaries.

(vi)

Neither Contango nor any of its subsidiaries has made any promise or commitment to create any additional benefit plans which would be considered to be a Contango Benefit Plan once created or to improve or change the benefits provided under any Contango Benefit Plan.

(vii)

Each Contango Benefit Plan that constitutes in any part a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code and applicable regulatory guidance thereunder) subject to Section 409A of the Code has been established, operated and administered in all material respects with its terms and in all respects with the operational and documentary requirements of, Section 409A of the Code and applicable regulatory guidance thereunder, and no amount under any such Contango Benefit Plan is or has been, or is reasonably expected to be, subject to the interest and additional Tax set forth under Section 409A(a)(1)(B) of the Code. No current or former service provider of Contango is entitled to any gross-up or otherwise entitled to indemnification or reimbursement by Contango with respect to any Taxes, including under Sections 409A or 4999 of the Code.

(viii)

No payment or benefit that could be received (whether in cash, property or the vesting of property) or may be made by Contango with respect to any “disqualified individual” that is a U.S. person for purposes of the Code (as defined in Section 280G of the Code and the applicable regulatory guidance thereunder) could result in “excess parachute payments” within the meaning of Section 280G(b)(2) of the Code. Except as provided in this Agreement or as required by applicable Law, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in combination with any other event, (i) result in an increase in the compensation or benefits payable to any current or former director, officer, employee, service provider or contractor of Contango or result in any acceleration of the time of payment or vesting of any compensation or benefits, in each case, under any Contango Benefit Plan or otherwise, (ii) entitle any current or former employee, director or other individual service provider of Contango (or any dependent or beneficiary thereof) to any payment (whether in cash, property or the vesting of property) or benefit or (iii) restrict or limit the rights of Contango to administer, amend or terminate any Contango Benefit Plan.

(ee)	Labour and Employment.

(i)

Schedule 4.1(ee) of the Contango Disclosure Letter sets out a complete and accurate list of all employees and contractors of Contango, as well as their title, date of hire, salary, wage rate, fee, vacation entitlement and total accrual, eligibility for overtime, bonus, and other material compensation. No employee is on leave or otherwise absent from work. Except for those: (A) employment contracts with salaried employees of Contango or any of its subsidiaries; and (B) contracts with contractors of Contango and any of its subsidiaries identified in Schedule 4.1(ee) of the Contango Disclosure Letter, there are no written or oral contracts of employment entered into with any such employees or contractors. No employee, contractor, officer or director of Contango or any of its subsidiaries is party to a change of control, severance, termination, golden parachute or similar agreement or provision or would receive under such agreement or provision as a result of the Arrangement:

(A)	any payment (including severance, unemployment compensation, “golden parachute”, bonus or otherwise) or increase any benefits otherwise payable;

(B)

any increase in the rate of, or acceleration of the time of payment or vesting of, wages, salaries, commissions, bonuses, incentive compensation or other remuneration, severance entitlement, or benefits otherwise payable; or

(C)	an acceleration in the time of payment or vesting of any benefits or entitlements otherwise available pursuant to any Contango Benefit Plan.

(ii)

Neither Contango nor any of its subsidiaries is subject to any collective agreement, either directly or by operation of law, with any trade union or association which may qualify as a trade union, nor does any trade union or association which may qualify as a trade union hold bargaining rights relating to Contango or any of its subsidiaries or their employees. There are no outstanding labour tribunal (administrative or judicial) proceedings of any kind related to any labour or employment obligation under any applicable Laws, including unfair labour practice proceedings or any proceedings which could result in certification of a trade union as bargaining agent for any employees of Contango or any of its subsidiaries. No material claim relating to termination of employment with Contango or its subsidiaries is pending or, to the knowledge of Contango, threatened. To the knowledge of Contango, there are no threatened or apparent union organizing activities involving employees of Contango or any of its subsidiaries nor is Contango or any of its subsidiaries currently negotiating any collective agreement.

(iii)	No labour strike, lock-out, slowdown or work stoppage is pending against or directly affecting Contango or any of its properties.

(iv)

All amounts due or accrued for all salary, wages, commissions, bonuses, vacation pay, other compensation and benefits under the Contango Benefit Plans to the employees and contractors of Contango and its subsidiaries for the period up to December 31, 2024 have either been paid or are accurately reflected in Contango’s financial books and records.

(v)

Each of Contango and its subsidiaries is in compliance with all material terms and conditions of employment and all Laws respecting employment, including pay equity, accessibility, employment standard, wages, hours of work, overtime, occupational health and safety, workers compensation, human rights and privacy. To the knowledge of Contango, neither Contango nor any of its subsidiaries is subject to any outstanding or pending grievance, complaint, investigation, order, claim of wrongful dismissal, constructive dismissal, unfair labour practice, human rights violation or any other similar dispute relating to employment or termination of employment or relationships with employees, consultants or independent contractors and there is no basis for such grievance, complaint, investigation, order or claim. No event has occurred that, with notice or lapse of time or both, would constitute a breach, violation or default of such terms and conditions of employment and Laws by Contango or any of its subsidiaries.

(vi)

Contango and its subsidiaries have withheld from each payment made to any of its present or former employees, contractors, officers or directors, or to other persons, all amounts required by Law to be withheld by it on account of income taxes, pension plan contributions, employment insurance premiums, employer health taxes, workers compensation and similar taxes and levies, and has remitted such withheld amounts within the required time to the appropriate Governmental Entity.

(vii)	All independent contractors retained or used by Contango have been properly classified and Contango has not received any notice challenging such classification from any Governmental Entity.

(ff)	Data Privacy and Security.

(i)

Contango has administrative, technical and physical safeguards (including monitoring compliance with such safeguards) to protect the confidentiality, privacy and security of Personal Information and the systems, technology and networks that process Personal Information (the “Contango Information Security”). Contango has provided true, correct and complete copies of all written policies and procedures related to the Contango Information Security. Each of Contango’s employees has received appropriate training on the Contango Information Security relevant to each such employee’s role.

(ii)

Neither Contango nor its subsidiaries has experienced: (i) any unauthorized processing of Personal Information in the possession, custody or control of any of Contango or its subsidiaries; or (ii) any unauthorized processing by a third party of Personal Information processed for or on behalf of Contango or its subsidiaries. Contango has not knowingly, acted in a manner, is not aware of any incident or by the exercise or reasonable diligence would not be aware of any incident that would trigger an obligation to notify any person or Governmental Entity under any applicable Laws or Contract.

(iii)	Contango and its subsidiaries are in compliance with and has complied with, in all material respects, all Privacy Legal Requirements.

(iv)

Contango and its subsidiaries either transmits Personal Information across jurisdictional borders in compliance in all material respects with all Privacy Legal Requirements or processes Personal Information exclusively in the same jurisdiction as each data subject to which it relates resides.

(v)

Contango and its subsidiaries have entered into written agreements with Data Related Vendors containing commercially reasonable provisions for data privacy and security. Contango has taken reasonable steps to select and retain only those Data Related Vendors that are capable of maintaining the confidentiality, privacy and security of the Personal Information that they process on behalf of Contango or its subsidiaries.

(vi)

No person has commenced or threatened within the past five (5) years any action or other written complaint, audit, proceeding, claim or investigation arising from or relating to the processing of Personal Information by, for or on behalf of Contango or its subsidiaries.

(vii)

The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein shall not cause, constitute or result in a breach or violation of any Privacy Legal Requirement, any policy, procedure, process, statement or notice of Contango as it currently exists or as it existed at any time during which any Personal Information was processed by or on behalf of Contango or its subsidiaries.

(gg)	Intellectual Property.

(i)

Schedule 4.1(gg) of the Contango Disclosure Letter sets forth a true, correct, and complete list of all Intellectual Property owned by Contango or its subsidiaries. Contango or one of its subsidiaries owns (free and clear of any Liens), or possesses valid rights to use, all Intellectual Property necessary to conduct the business of Contango as it is currently conducted, and to lease, own, use and operate its properties and assets as currently leased and operated.

(ii)

To the knowledge of Contango, no third party is currently infringing or misappropriating any material Intellectual Property owned by Contango or any of its subsidiaries. Neither Contango nor any of its subsidiaries has infringed or misappropriated any Intellectual Property of any third party or received any material written claim of infringement or misappropriation of any Intellectual Property of any third party.

(hh)

Compliance with Laws. Contango and its subsidiaries, and to the knowledge of Contango, the Peak Gold JV have complied in all material respects with and are not in violation in any material respect of any applicable Laws, other than non-compliance or violations which would not, individually or in the aggregate, result in a Contango Material Adverse Effect.

(ii)

Winding Up. No order has been made, petition presented or meeting convened for the purpose of winding up of Contango, any of its subsidiaries, or to the knowledge of Contango, the Peak Gold JV, for the appointment of any provisional liquidator or in relation to any other process whereby the business is terminated and the assets of Contango, any of its subsidiaries or the Peak Gold JV are distributed amongst the creditors, shareholders or other contributors, and there are no proceedings under any applicable insolvency, bankruptcy, reorganisation or similar laws in any relevant jurisdiction, and no events have occurred which, under applicable Laws, would be reasonably likely to justify any such cases or proceedings.

(jj)

Administration and Receivership. To the knowledge of Contango, no person has taken any step, legal proceeding or other procedure with a view to the appointment of an administrator, whether out of court or otherwise, in relation to the Peak Gold JV, Contango or any of its subsidiaries, and no receiver (including any administrative receiver) has been appointed in respect of the whole or any part of any of the property, assets or undertaking of the Peak Gold JV, Contango or any of its subsidiaries nor has any such order been made (including, in any relevant jurisdiction, any other order by which, during the period it is in force, the affairs, business and assets of the company concerned are managed by a person appointed by any Governmental Entity).

(kk)

Voluntary Arrangement, Etc. Neither Contango nor any of its material subsidiaries nor, to the knowledge of Contango, the Peak Gold JV has made any voluntary arrangement with any of its creditors or is insolvent or unable to pay its debts as they fall due.

(ll)

Related Party Transactions. Other than among Contango and its subsidiaries, pursuant to existing employment agreements entered into between Contango and its subsidiaries with their respective officers and directors or existing agreements made by Contango pursuant to the Contango Omnibus Plan, there are no Contracts or other transactions currently in place between Contango or any of its subsidiaries, on the one hand, and, on the other hand: (i)any Contango Shareholder of record or, to the knowledge of Contango, beneficial owner of 5% or more of the Contango Shares; (ii) any officer or director of Contango or any of its subsidiaries; or (iii) to the knowledge of Contango, any affiliate or associate of any such, officer, director, or Contango Shareholder of record or beneficial owner, that exceed $120,000 and in which any person in (i), (ii) or (iii) had or will have a direct or indirect material interest.

(mm)	Registration Rights. No Contango Shareholder has any right to compel Contango to register or otherwise qualify the Contango Shares (or any of them) for public sale or distribution.

(nn)

Restrictions on Business Activities. There is no arbitral award, judgment, injunction, order or decree binding upon Contango or any of its subsidiaries or, to the knowledge of Contango, the Peak Gold JV that has or could reasonably be expected to have the effect of prohibiting, restricting, or impairing in any material respect: (i) any business practice; (ii) any acquisition or disposition of property; or (iii) the conduct of the business, as currently conducted.

(oo)

Shareholder Rights Plan. There is no shareholder rights plan, “poison pill”, anti- takeover plan, or similar arrangement in effect to which Contango or any of its subsidiaries is subject, party to or otherwise bound.

(pp)

Issuance of Contango Shares. The Contango Shares to be issued as Consideration, and the Contango Shares to be issued upon the exchange of the Exchangeable Shares, will, when issued pursuant to the Arrangement or upon exchange of the Exchangeable Shares, as applicable, be duly authorized and validly issued as fully paid and non-assessable common shares in the capital of Contango, free and clear of all Liens (other than Liens created by the holders thereof), freely tradeable under Securities Laws and shall not be subject to resale restrictions under applicable Securities Laws (other than as applicable to control persons or pursuant to section 2.6 of National Instrument 45-102 Resale of Securities) and will be freely transferable securities under U.S. Securities Laws (other than to persons who are, have been within 90 days of the Effective Time, or, at the Effective Time become, “affiliates” of Contango, as such term is defined in Rule 144 under the U.S. Securities Act) and listed and posted for trading on the NYSE American and are not and will not be subject to or issued in violation of, any pre-emptive rights or back-in rights. Contango is not and has never been a shell company subject to Rule 144(i) under the U.S. Securities Act.

(qq)

Issuance of Replacement Options. The Replacement Options to be issued will, when issued, be duly and validly created and issued. The Contango Shares underlying the Replacement Options will, upon issuance of the Replacement Options, be duly and validly authorized and reserved for issuance and, upon issuance thereof in accordance with their terms and receipt by Contango of the exercise price therefor, such Contango Shares will be duly and validly issued as fully paid and non-assessable Contango Shares.

(rr)

Relationships with Suppliers. Neither Contango nor, to the knowledge of Contango, the Peak Gold JV has received any written notice that any supplier whose services, if discontinued or withheld, would be reasonably expected to materially affect operations of Contango Projects, intends to cancel, terminate or otherwise modify or not renew its relationship with Contango or its subsidiaries or the Peak Gold JV.

(ss)

Brokers. No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Contango, other than the Contango Financial Advisor, the fees and expenses of which are as set forth in their engagement letter (true and complete copies of which have been provided to Dolly Varden).

(tt)

Insurance. Contango, its subsidiaries and, to the knowledge of Contango, the Peak Gold JV have in place reasonable and prudent insurance policies appropriate for its size, nature and stage of operations. All such policies of insurance as are listed in Schedule 4.1(tt) of the Contango Disclosure Letter. All insurance maintained by or in respect of Contango or any of its subsidiaries is in full force and effect and in good standing and Contango will use reasonable commercial efforts to keep them in full force and effect or renew them as appropriate through the Effective Date. Neither Contango nor any of its subsidiaries is in default, whether as to payment of premium or otherwise, under the terms of any such insurance nor has Contango or any of its subsidiaries failed to give any notice or present any material claim under any such insurance in a due and timely fashion or received notice or otherwise become aware of any intent of an insurer to either claim any default on the part of Contango or any of its subsidiaries or not to renew any policy of insurance on its expiry or to increase any deductible or cost.

(uu)	Corrupt Practices Legislation.

(i)

Neither Contango nor any of its subsidiaries, nor, to the knowledge of Contango, the Peak Gold JV, or any of their respective directors, officers, agents, employees, consultants or other persons acting on behalf of Contango or any of its subsidiaries or the Peak Gold JV has offered or given, and Contango is not aware of or does not have any knowledge of any person that has offered or given on its behalf, anything of value to any official of a Governmental Entity, any political party or official thereof or any candidate for political office, any customer or member of any Governmental Entity, or any other person (including any Indigenous or aboriginal official, candidate or community member), in any such case while knowing or having reason to know that all or a portion of such money or thing of value may be offered, given or promised, directly or indirectly, for the purpose of any of the following:

(A)

influencing any action or decision of such person, in such person’s official capacity, including a decision to fail to perform such person’s official function in order to obtain or retain an advantage for Contango, any of its subsidiaries or the Peak Gold JV in the course of business;

(B)

inducing such person to use such person’s influence with any Governmental Entity to affect or influence any act or decision of such Governmental Entity to assist Contango, any of its subsidiaries or the Peak Gold JV in obtaining or retaining business for, with, or directing business to, any person or otherwise to obtain or retain an advantage in the course of business; or

(C)

where such payment would constitute a bribe, rebate, payoff, influence payment, kickback or illegal or improper payment to assist Contango or the subsidiary or the Peak Gold JV in obtaining or retaining business for, with, or directing business to, any person.

(ii)

There have been no actions taken by Contango, any of its subsidiaries or, to the knowledge of Contango, the Peak Gold JV or by any persons on behalf of Contango, any of its subsidiaries or the Peak Gold JV, that would cause Contango or its subsidiaries or such persons to be in violation of the Corruption Acts or any similar legislation in any jurisdiction in which Contango or any of its subsidiaries conduct their business and to which Contango or any of its subsidiaries may be subject.

(iii)

The financial records of Contango, its subsidiaries, and, to the knowledge of Contango, the Peak Gold JV, have at all times been maintained in compliance with the Corruption Acts, during such times and to the extent Contango, its subsidiaries and the Peak Gold JV were subject to any such Corruption Act.

(iv)

There are no proceedings or investigations under the Corruption Acts or any similar legislation in any jurisdiction in which Contango, its subsidiaries and the Peak Gold JV conduct their business pending against Contango, any of its subsidiaries or, to the knowledge of Contango, the Peak Gold JV, nor any of their respective directors, officers, agents, employees, consultants or other persons acting on behalf of Contango or any of its subsidiaries, or to the knowledge of Contango, threatened against or affecting, Contango, any of its subsidiaries, the Peak Gold JV or any of their respective directors, officers, agents, employees, consultants or other persons acting on behalf of Contango or any of its subsidiaries.

(vv)

Anti-Money Laundering. The operations of Contango, its subsidiaries and, to the knowledge of Contango, the Peak Gold JV are in material compliance with the financial record-keeping and reporting requirements of the anti-money laundering and anti-terrorism statutes of all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Entities to which Contango, the subsidiaries or the Peak Gold JV are subject, including the Money Laundering Laws, and no action, suit, proceeding, investigation or notice by, before or from any Governmental Entity involving Contango, any of its subsidiaries or, to the knowledge of Contango, the Peak Gold JV, with respect to the Money Laundering Laws is pending.

(ww)

Indigenous Claims. There are no claims with respect to Indigenous or aboriginal rights currently, or pending or threatened, with respect to any of the Contango Projects or in respect of any other properties in which Contango has a direct or indirect economic interest.

(xx)

NGOs and Community Groups. No material dispute (including any dispute relating to the ownership of any Dolly Varden’s or its subsidiaries properties) between Contango, any of its subsidiaries or, to the knowledge of Contango, the Peak Gold JV, and any non-governmental organization, community, community group, Indigenous group exists or, to the knowledge of Contango, is threatened with respect to any of Contango’s, any of its subsidiaries’ or the Peak Gold JV’s properties or operations.

Contango has provided Dolly Varden with full and complete access to all material correspondence received by Contango, its subsidiaries or their respective Representatives from any non-governmental organization, community, community group or Indigenous group.

(yy)	Not an Investment Company. Contango is not registered or required to be registered as an “investment company” within the meaning of the U.S. Investment Company Act of 1940, as amended.

(zz)	Ownership of Dolly Varden Shares or other Securities. Neither Contango nor any of its affiliates own any Dolly Varden Shares or any other securities of Dolly Varden.

(aaa)	Form Eligibility. Contango is eligible to use Form S-3 to register the Contango Shares issuable upon exchange of the Exchangeable Shares. Contango is eligible to use Form S-8.

4.2	Survival of Representations and Warranties of Contango

The representations and warranties of Contango contained in this Agreement shall not survive the completion of the Arrangement and shall expire and be terminated on the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE ACQUIROR

5.1	Representations and Warranties of the Acquiror

The Acquiror hereby represents and warrants to and in favour of Dolly Varden as follows and acknowledges that Dolly Varden is relying upon such representations and warranties in connection with the entering into of this Agreement.

(a)

Organization and Qualification. The Acquiror is a corporation duly incorporated or an entity duly created and validly existing under all applicable Laws of its jurisdiction of incorporation, continuance or creation and has all necessary corporate power and capacity to own its property and assets as now owned and to carry on its business as it is now being conducted. The Acquiror is duly qualified to carry on business and is in good standing.

(b)

Authority Relative to this Agreement. The Acquiror has the requisite corporate power and capacity to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by the Acquiror and the performance by the Acquiror of its obligations under this Agreement have been duly authorized by the Board of the Acquiror and no other corporate proceedings on the part of the Acquiror are necessary to authorize the execution and delivery of this Agreement or the performance by the Acquiror of its obligations under this Agreement or the completion of the Arrangement pursuant to the Plan of Arrangement. This Agreement has been duly executed and delivered by the Acquiror and constitutes a legal, valid and binding obligation of the Acquiror, enforceable against the Acquiror in accordance with its terms, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting rights of creditors and that equitable remedies, including specific performance, may be granted only in the discretion of a court of competent jurisdiction.

(c)

No Violations. Subject to obtaining the Key Third Party Consents and Key Regulatory Approvals, none of the execution and delivery of this Agreement, the completion of the Arrangement pursuant to the Plan of Arrangement, or compliance by the Acquiror with any of the provisions hereof will:

(i)

violate, conflict with, or result (with or without notice or the passage of time) in a violation or breach of any provision of, or require any consent, approval or notice under, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in a right of termination or acceleration under, or cause any suspension or revocation of, or result in the creation of any Lien (other than a Permitted Lien) upon, any of the properties or assets of the Acquiror, or result in any material restriction, hindrance, impairment or limitation on the ability of the Acquiror to conduct its business as and where it is now being conducted, or cause any payment or other obligation to be imposed on the Acquiror, under any of the terms, conditions or provisions of:

(A)	its notice of articles, articles or other comparable constating documents; or

(B)	any Law applicable to the Acquiror; or

(C)	any Permit currently in effect in respect of the Acquiror;

(ii)

give rise to any rights of first refusal or trigger any change in control provisions or any restrictions or limitation under any note, bond, mortgage, indenture, loan agreement or deed of trust to which the Acquiror is a party, or

(iii)	result in the imposition of any Lien (other than a Permitted Lien) upon any property or assets of the Acquiror.

(d)

Capitalization. The authorized share capital of the Acquiror consists of an unlimited number of common shares. As of the close of business on the Business Day prior to the date of this Agreement, there is one (1) common share of the Acquiror issued and outstanding. The outstanding common share of the Acquiror has been duly authorized and validly issued, is fully paid and non-assessable and is owned by Callco.

(e)

Newly-formed Entity. The Acquiror is a newly-formed entity, has not engaged in business operations of any nature, has no assets or employees, and has incurred liabilities solely incident to its formation and the execution and delivery of this Agreement, which liabilities are nominal in aggregate amount. The Acquiror has no subsidiaries.

(f)

Tax Status. At the Effective Time, the Acquiror will be a “taxable Canadian corporation” within the meaning of the Tax Act and will be classified as an “association” taxable as a corporation for U.S. federal income tax purposes.

(g)

Issuance of Exchangeable Shares. The Exchangeable Shares to be issued as Consideration will, when issued pursuant to the Arrangement, be duly authorized and validly issued as fully paid and non-assessable shares in the capital of the Acquiror, free and clear of all Liens (other than Liens created by the holders thereof). The term sheet summarizing the rights, privileges, restrictions and conditions attaching to the Exchangeable Shares is set forth in Schedule E hereto (the “Exchangeable Share Term Sheet”).

5.2	Survival of Representations and Warranties of the Acquiror

The representations and warranties of the Acquiror contained in this Agreement shall not survive the completion of the Arrangement and shall expire and be terminated on the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms.

ARTICLE 6

COVENANTS

6.1	Covenants of Dolly Varden Regarding the Conduct of Business

(a)

Dolly Varden covenants and agrees that, during the period from the date of this Agreement, until the earlier of the Effective Time and the time at which this Agreement is terminated in accordance with its terms, except: (i) as expressly required by this Agreement or the Plan of Arrangement; (ii) as expressly set forth in the Dolly Varden Disclosure Letter (which shall make reference to the applicable section, subsection, paragraph or subparagraph below in respect of which such qualification is being made); (iii) as required by applicable Law; or (iv) with the prior written consent of Contango, such consent not to be unreasonably withheld, conditioned or delayed, Dolly Varden shall and shall cause each of its subsidiaries to:

(i)	conduct their respective businesses only in, and not take any action except in, the ordinary course of business and in accordance with Law;

(ii)

use commercially reasonable efforts to maintain and preserve intact its business organization, goodwill, employees, properties, business relationships and assets in all material respects, keep available the services of its officers, employees and contractors as a group and maintain satisfactory relationships with suppliers, customers, Indigenous, Governmental Entities and others having business relationships with them;

(iii)

refrain from undertaking any development or exploration related activities unless otherwise consulted with and agreed to in advance by Contango, such agreement not to be unreasonably withheld, delayed or conditioned;

(iv)

fully cooperate and consult through meetings with Contango, as Contango may reasonably request, to allow Contango to monitor, and provide input with respect to the direction and control of, any activities relating to development of Dolly Varden and its subsidiaries’ projects or any exploration of any properties; and

(v)

provide Contango and its legal counsel with a reasonable opportunity to review and comment on any proposed public disclosure of exploration results and any other scientific and technical information prior to such disclosure, and give due and reasonable consideration to any comments made by Contango and its legal counsel.

(b)

Without limiting the generality of Section 6.1(a), Dolly Varden covenants and agrees that, during the period from the date of this Agreement, until the earlier of the Effective Time and the time at which this Agreement is terminated in accordance with its terms, except: (i) as expressly required by this Agreement or the Plan of Arrangement; (ii) as expressly set forth in the Dolly Varden Disclosure Letter (which shall make reference to the applicable section, subsection, paragraph or subparagraph below in respect of which such qualification is being made); (iii) as required by applicable Law; or (iv) with the prior written consent of Contango, such consent not to be unreasonably withheld, conditioned or delayed, Dolly Varden shall not and shall cause each of its subsidiaries not to:

(i)	amend or propose to amend its notice of articles, articles or other comparable organizational or constating documents;

(ii)	split, combine or reclassify any Dolly Varden Shares or other securities of Dolly Varden or any of its subsidiaries;

(iii)

declare, set aside or pay any dividend or other distribution or payment (whether in cash, securities or property or any combination thereof) in respect of any shares in the capital of Dolly Varden owned by any person or the securities of any of its subsidiaries, other than any dividends payable by a subsidiary to Dolly Varden or any wholly-owned subsidiary of Dolly Varden;

(iv)

issue, grant, award, deliver, sell, pledge, dispose of or otherwise encumber, or agree to issue, grant, award, deliver, sell, pledge, dispose of or otherwise encumber any Dolly Varden Shares or other equity or voting interests or any options or any options, warrants, calls, appreciation rights, convertible securities or similar rights convertible into or exchangeable or exercisable for, or otherwise evidencing a right to acquire, Dolly Varden Shares or other equity or voting interests or other securities of Dolly Varden or any of its subsidiaries (including, for certainty, any Dolly Varden Options or Dolly Varden RSUs), other than pursuant to the valid exercise or vesting of Dolly Varden Options and Dolly Varden RSUs outstanding on the date of this Agreement in accordance with their terms;

(v)	redeem, purchase or otherwise acquire, or offer to redeem, purchase or otherwise acquire, any Dolly Varden Shares or other securities of Dolly Varden or any of its subsidiaries;

(vi)

amend the terms of any of the Dolly Varden Shares or other securities of Dolly Varden or any of its subsidiaries, other than to: (i) accelerate the vesting of any unvested Dolly Varden Options; (ii) accelerate the vesting or waive vesting criteria for any unvested Dolly Varden RSUs; or (iii) accelerate the expiry date of any Dolly Varden Options, in accordance with this Agreement and the terms of the Dolly Varden Equity Incentive Plans, as applicable;

(vii)	reduce the stated capital of any Dolly Varden Shares or other securities of Dolly Varden or any of its subsidiaries;

(viii)	incorporate, acquire or create any new subsidiary;

(ix)	adopt or propose a plan of liquidation or resolutions providing for the liquidation or dissolution of Dolly Varden or any of its subsidiaries;

(x)

make any changes in its accounting methods, principles, policies or practices or adopt new accounting methods, principles, policies or practices, in each case except as required by applicable Laws or IFRS;

(xi)

sell, pledge, hypothecate, lease, license, sell and lease back, mortgage, dispose of or encumber or otherwise transfer, any assets, securities, properties, interests or businesses of Dolly Varden or any of its subsidiaries;

(xii)	reorganize, amalgamate or merge Dolly Varden or, to the extent prejudicial to the Arrangement or to Contango, any subsidiary of Dolly Varden;

(xiii)

acquire (by merger, amalgamation, consolidation, acquisition of shares or assets or otherwise) or agree (in one transaction or in a series of related transactions) to acquire, directly or indirectly, any securities, interests or business of any person, or make any investment or agree to make an investment, directly or indirectly (in one transaction or in a series of related transactions), either by the purchase of securities of, or contributions of capital to, any other person (other than wholly-owned subsidiaries as of the date of this Agreement), for an amount greater than $100,000;

(xiv)

acquire or agree to acquire, directly or indirectly, any assets or properties of any person for an amount greater than $100,000, other than in the ordinary course of business as currently conducted as of the date of this Agreement;

(xv)

other than intercompany loans and advances in the ordinary course of business, incur, create, assume or otherwise become liable for, any indebtedness for borrowed money or any other liability or obligation or issue any debt securities or assume, guarantee, endorse or otherwise become responsible for the obligations of any other person or make any loans, capital contributions, investments or advances;

(xvi)	except as disclosed in Schedule 6.1(b)(xvi) of the Dolly Varden Disclosure Letter, make any bonus or profit sharing distribution or similar payment of any kind;

(xvii)

except as required by this Agreement, applicable Law or as allowed under the terms of the Dolly Varden Equity Incentive Plans or Dolly Varden Benefit Plans: (A) grant, accelerate, or increase any severance, change of control or termination pay to (or amend any existing arrangement relating to the foregoing with) any director, officer, employee or individual contractor or consultant of Dolly Varden or any of its subsidiaries; (B) grant, accelerate, or increase any payment, award (equity or otherwise), indemnification or other benefits payable to, or for the benefit of, any director, officer, employee or individual contractor or consultant of Dolly Varden or any of its subsidiaries; (C) increase the coverage, contributions, funding requirements or benefits available under the Dolly Varden Equity Incentive Plans or Dolly

Varden Benefit Plans or create any new benefit; (D) increase compensation (in any form), bonus levels or other benefits payable to any director, officer, employee or individual contractor or consultant of Dolly Varden or any of its subsidiaries or grant any general increase in the rate of wages, salaries, bonuses or other remuneration, including under any Dolly Varden Benefit Plan, except in the ordinary course of business; (E) make any material determinations under any Dolly Varden Benefit Plan that is not in the ordinary course of business, other than determinations in furtherance of acceleration, vesting or similar determinations in connection with the transactions described in this Agreement; or (F) take or propose to take any action to effect any of the foregoing; provided that nothing in this Agreement shall be deemed to: (x) guarantee employment for any period of time for, or preclude the ability of Contango to terminate the employment or engagement of, any director, officer, employee or individual contractor or consultant of Dolly Varden or any of its subsidiaries after the Effective Time; (y) require Contango to continue any benefit plan or to prevent the amendment, modification or termination of any benefit plan after the Effective Date or prohibit Contango from amending, modifying or terminating any benefit plan or arrangement covering any continuing director, officer, employee or individual contractor or consultant on or after the Effective Date; or (z) constitute an amendment to any benefit plan;

(xviii)

negotiate, enter into, extend, amend or terminate any employment, severance, consulting, termination or other similar agreement with any of its officers, directors, employees, agents or individual contractors or consultants, any collective bargaining agreement or any Dolly Varden Benefit Plan, in each case, other than: (A) in connection with terminating officers, directors, employees, agents or individual contractors or consultants for cause; or (B) amendments required by Law;

(xix)	make or forgive any loans or advances to any of its officers, directors, employees, agents or individual contractors or consultants;

(xx)

hire any person earning an annualized base salary or wage greater than $150,000 (or its equivalent) or terminate, except for cause, the employment of any person earning an annualized base salary or wage greater than $150,000 (or its equivalent);

(xxi)

settle, pay, discharge, satisfy, compromise, waive, assign or release: (A) any material action, claim, liability or proceeding; (B) any claims, liabilities or obligations in an amount in excess of $20,000 (whether individually or in the aggregate), except claims, liabilities or obligations reflected or reserved against in the Dolly Varden Financial Statements; or (C) any material rights, claims or benefits of Dolly Varden or any of its subsidiaries;

(xxii)

enter into or extend any agreement or arrangement that provides for: (A) any limitation or restriction on the ability of Dolly Varden or any of its subsidiaries or, following the Effective Time, the ability of any of Dolly Varden’s affiliates, to engage in any type of activity or business, (B) any limitation or restriction on the manner in which, or the localities in which, all or any portion of the business of Dolly Varden or any of its subsidiaries or, following the Effective Time, all or any portion of the business of any of Dolly Varden’s affiliates, is or would be conducted, or (C) any limitation or restriction on the ability of Dolly Varden or any of its subsidiaries or, following the Effective Time, the ability of any of Dolly Varden’s affiliates, to solicit suppliers, customers, employees, contractors or consultants;

(xxiii)	waive, release or condition any material non-compete, non-solicitation, non-disclosure, confidentiality or other restrictive covenant owed to Dolly Varden;

(xxiv)

negotiate, enter into, extend, amend or terminate, any agreement that has the effect of creating a joint venture, partnership, strategic alliance or similar relationship between Dolly Varden or any of its subsidiaries and another person, except in the ordinary course of business;

(xxv)	negotiate, enter into, extend, amend or terminate any agreement, commitment or understanding with any Indigenous or aboriginal peoples or groups;

(xxvi)

other than as is necessary to comply with applicable Laws, any written employment contract in effect on the date of this Agreement, the Dolly Varden Equity Incentive Plans (including, for certainty, in connection with the valid exercise or vesting of Dolly Varden Options or Dolly Varden RSUs, or the acceleration or waiver of the vesting schedules thereof) or Dolly Varden Benefit Plans, engage in any transaction with any related parties;

(xxvii)

(A) enter into any agreement that if entered into prior to the date of this Agreement, would be a Dolly Varden Material Contract; (B) modify, amend in any material respect, transfer or terminate any Dolly Varden Material Contract, or waive, release or assign any material rights or claims thereto or thereunder; or (C) fail to enforce any breach or threatened breach of any Dolly Varden Material Contract;

(xxviii)

initiate any material discussion, negotiations or filings with any Governmental Entity regarding any matter (including with respect to the Arrangement or the transactions contemplated by this Agreement);

(xxix)	incur, or commit to, material capital expenditures unless such material capital expenditures have been approved prior to the date hereof by the Dolly Varden Board in the ordinary course of business;

(xxx)

enter into, extend, amend or terminate any material interest rate, currency, equity or commodity swaps, hedges, derivatives, forward sales contracts or other similar financial instruments, other than in the ordinary course of business;

(xxxi)

(A) take any action inconsistent with past practice relating to the filing of any Return or the withholding, collecting, remitting and payment of any Tax; (B) amend any Return or change any of its methods of reporting income, deductions or accounting for income Tax purposes from those employed in the preparation of any Return, except as may be required pursuant to applicable Law; (C) make or revoke any material election relating to Taxes, other than any election that has yet to be made in respect of any event or circumstance occurring prior to the date of the Agreement; (D) enter into any Tax sharing, Tax allocation, Tax related waiver or Tax indemnification agreement; (E) settle (or offer to settle) any Tax claim, audit, proceeding or reassessment; (F) make a request for a Tax ruling to any Governmental Entity; (G) agree to any extension or waiver of the limitation period relating to any material Tax claim or assessment or reassessment; or (H) take any action, or fail to take any action, in either case that would reasonably be expected to prevent the Arrangement from qualifying for the Intended U.S. Tax Treatment;

(xxxii)

(A) take any action or fail to take any action which action or failure to act would, or would reasonably be expected to, result in the loss, expiration or surrender of, or the loss of any material benefit under, or reasonably be expected to cause any Governmental Entities to institute proceedings for the suspension, revocation or limitation of material rights under, any Permits necessary to conduct its businesses as now conducted; (B) or fail to prosecute in a commercially reasonable manner any pending applications to any Governmental Entities for material Permits;

(xxxiii)

take any action or fail to take any action that is intended to, or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of Dolly Varden to consummate the Arrangement or the other transactions contemplated by this Agreement; or

(xxxiv)	authorize, agree, resolve or commit to do any of the foregoing.

For greater certainty, nothing in this Section 6.1 shall give Contango or the Acquiror, directly or indirectly, any right to control or direct the operations of Dolly Varden or any of its subsidiaries.

6.2	Additional Covenants of Dolly Varden

(a)

Dolly Varden shall cause the current insurance (or re-insurance) policies maintained by or for the benefit of Dolly Varden or any of its subsidiaries, including directors’ and officers’ insurance, not to be cancelled or terminated or any of the coverage thereunder to lapse prior to the Effective Time, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance or re-insurance companies of nationally recognized standing having comparable deductions and providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect; provided that, subject to Section 8.5(a), none of Dolly Varden or any of its subsidiaries shall obtain or renew any insurance (or re-insurance) policy for a term exceeding 12 months. Dolly Varden shall consult with Contango on any renewals of insurance (or re-insurance) policies.

(b)

Dolly Varden shall provide Contango with prompt written notice of any change, effect, event or occurrence that, individually or in the aggregate, has resulted in, or would reasonably be expected to result in, a Dolly Varden Material Adverse Effect.

(c)

Dolly Varden shall promptly notify Contango of: (i) any communications (whether oral or written) from a Governmental Entity, including a copy of any written communication, and (ii) any opposition, concerns or threats raised or brought by non-governmental organizations, communities, community groups, Indigenous or aboriginal peoples or groups in respect of Dolly Varden’s or any of its subsidiaries’ current or planned operations that could reasonably be expected to impact such operations or title to any of the Dolly Varden Concessions.

(d)

The Parties acknowledge and agree that all Dolly Varden Options that are not converted or exercised, whether conditionally or otherwise, prior to the Effective Time shall be treated in accordance with their terms, and Dolly Varden shall take all such reasonable steps as may be necessary or desirable to give effect to the foregoing.

(e)

Dolly Varden shall prepare, or shall cause to be prepared, and shall file prior to the Effective Date all sales and use Returns of Dolly Varden and its subsidiaries that are required by Law to be filed on or before the Effective Date or that have not been timely filed when due, and shall remit all sales and use Taxes that are required to be paid in respect of such Returns.

(f)

Dolly Varden shall keep Contango reasonably informed, on a current basis, of any events, discussions, notices or changes with respect to any Tax investigation (other than ordinary course communications which could not reasonably be expected to be material to Dolly Varden or any of its subsidiaries).

For greater certainty, nothing in this Section 6.2 shall give Contango, directly or indirectly, any right to control or direct the operations of Dolly Varden or any of its subsidiaries.

6.3	Covenants of Contango Regarding the Conduct of Business

(a)

Contango covenants and agrees that, during the period from the date of this Agreement, until the earlier of the Effective Time and the time at which this Agreement is terminated in accordance with its terms, except: (i) as expressly required by this Agreement or the Plan of Arrangement; (ii) as expressly set forth in the Contango Disclosure Letter (which shall make reference to the applicable section, subsection, paragraph or subparagraph below in respect of which such qualification is being made); (iii) as required by applicable Law; or (iv) with the prior written consent of Dolly Varden, such consent not to be unreasonably withheld, conditioned or delayed, Contango shall and shall cause each of its subsidiaries to:

(i)	conduct their respective businesses only in, and not take any action except in, the ordinary course of business and in accordance with Law;

(ii)

use commercially reasonable efforts to maintain and preserve intact its business organization, goodwill, employees, properties, business relationships and assets in all material respects, keep available the services of its officers, employees and contractors as a group and maintain satisfactory relationships with suppliers, customers, Indigenous, Governmental Entities and others having business relationships with them;

(iii)

except as set forth in the Contango Disclosure Letter, refrain from undertaking any development or exploration related activities unless otherwise consulted with and agreed to in advance by Dolly Varden, such agreement not to be unreasonably withheld, delayed or conditioned;

(iv)

except as set forth in the Contango Disclosure Letter, fully cooperate and consult through meetings with Dolly Varden, as Dolly Varden may reasonably request, to allow Dolly Varden to monitor, and provide input with respect to the direction and control of, any activities relating to development of Contango and its subsidiaries’ projects or any exploration of any properties; and

(v)

provide Dolly Varden and its legal counsel with a reasonable opportunity to review and comment on any proposed public disclosure of exploration results and any other scientific and technical information prior to such disclosure, and give due and reasonable consideration to any comments made by Dolly Varden and its legal counsel.

(b)

Without limiting the generality of Section 6.3(a), Contango covenants and agrees that, during the period from the date of this Agreement, until the earlier of the Effective Time and the time at which this Agreement is terminated in accordance with its terms, except: (i) as expressly required by this Agreement or the Plan of Arrangement; (ii) as expressly set forth in the Contango Disclosure Letter (which shall make reference to the applicable section, subsection, paragraph or subparagraph below in respect of which such qualification is being made); (iii) as required by applicable Law; or (iv) with the prior written consent of Dolly Varden, such consent not to be unreasonably withheld, conditioned or delayed, Contango shall not and shall cause each of its subsidiaries not to:

(i)

other than an amendment to its charter to increase the authorized number of Contango Shares (which, for the avoidance of doubt, will not adversely affect the value of the Consideration), amend or propose to amend its certificate of incorporation, bylaws or other comparable organizational or constating documents in any manner that would adversely affect the value of the Consideration;

(ii)	split, combine, or reclassify Contango Shares or other securities of Contango or any of its subsidiaries;

(iii)

declare, set aside or pay any dividend or other distribution or payment (whether in cash, securities or property or any combination thereof) in respect of any shares in the capital of Contango owned by any person or the securities of any of its subsidiaries, other than any dividends payable by a subsidiary to Contango or any wholly-owned subsidiary of Contango;

(iv)

issue, grant, award, deliver, sell, pledge, dispose of or otherwise encumber, or agree to issue, grant, award, deliver, sell, pledge, dispose of or otherwise encumber any Contango Shares or other equity or voting interests or any options or any options, warrants, calls, appreciation rights, convertible securities or similar rights convertible into or exchangeable or exercisable for, or otherwise evidencing a right to acquire, Contango Shares or other equity or voting interests or other securities of Contango, any of its subsidiaries or the Peak Gold JV, other than pursuant to existing Contracts or the valid exercise of convertible securities of Contango or vesting of any convertible securities of Contango outstanding on the date of this Agreement in accordance with their terms;

(v)	redeem, purchase or otherwise acquire, or offer to redeem, purchase or otherwise acquire, any Contango Shares or other securities of Contango or any of its subsidiaries;

(vi)	amend the terms of any of the Contango Shares or other securities of Contango or any of its subsidiaries;

(vii)	reduce the stated capital of any Contango Shares or other securities of Contango or any of its subsidiaries;

(viii)	incorporate, acquire or create any new subsidiary;

(ix)

make any changes in its accounting methods, principles, policies or practices or adopt new accounting methods, principles, policies or practices, in each case except as required by applicable Laws or U.S. GAAP;

(x)	adopt a plan of liquidation or resolutions providing for the liquidation or dissolution of Contango or any of its subsidiaries;

(xi)

sell, pledge, hypothecate, lease, license, sell and lease back, mortgage, dispose of or encumber or otherwise transfer, any assets, securities, properties, interests or businesses of Contango or any of its subsidiaries;

(xii)	reorganize, amalgamate or merge Contango, or, to the extent prejudicial to the Arrangement or to Dolly Varden, any subsidiary of Contango;

(xiii)

acquire (by merger, amalgamation, consolidation, acquisition of shares or assets or otherwise) or agree (in one transaction or in a series of related transactions) to acquire, directly or indirectly, any securities, interests or business of any person, or make any investment or agree to make an investment, directly or indirectly (in one transaction or in a series of related transactions), either by the purchase of securities of, or contributions of capital to, any other person (other than wholly-owned subsidiaries as of the date of this Agreement), for an amount greater than $100,000;

(xiv)

acquire or agree to acquire, directly or indirectly, any assets or properties of any person for an amount greater than $100,000, other than in the ordinary course of business as currently conducted as of the date of this Agreement;

(xv)

other than intercompany loans and advances in the ordinary course of business, incur, create, assume or otherwise become liable for, any indebtedness for borrowed money or any other liability or obligation or issue any debt securities or assume, guarantee, endorse or otherwise become responsible for the obligations of any other person or make any loans, capital contributions, investments or advances;

(xvi)	make any bonus or profit sharing distribution or similar payment of any kind;

(xvii)

except as required by this Agreement, applicable Law or as allowed under the terms of the Contango Omnibus Plan or Contango Benefit Plans: (A) grant, accelerate, or increase any severance, change of control or termination pay to (or amend any existing arrangement relating to the foregoing with) any director, officer, employee or individual contractor or consultant of Contango or any of its subsidiaries; (B) grant, accelerate, or increase any payment, award (equity or otherwise), indemnification or other benefits payable to, or for the benefit of, any director, officer, employee or individual contractor or consultant of Contango or any of its subsidiaries; (C) increase the coverage, contributions, funding requirements or benefits available under the Contango Omnibus Plan or Contango Benefit Plans or create any new benefit; (D) increase compensation (in any form), bonus levels or other benefits payable to any director, officer, employee or individual contractor or consultant of Contango or any of its subsidiaries or grant any general increase in the rate of wages, salaries, bonuses or other remuneration, including under any Contango Benefit Plan, except in the ordinary course of business; (E) make any material determinations under any Contango Benefit Plan that is not in the ordinary course of business, other than determinations in furtherance of acceleration, vesting or similar determinations in connection with the transactions described in this Agreement; or (F) take or propose to take any action to effect any of the foregoing.

(xviii)

negotiate, enter into, extend, amend or terminate any employment, severance, consulting, termination or other similar agreement with any of its officers, directors, employees, agents or individual contractors or consultants, any collective bargaining agreement or any Contango Benefit Plan, in each case, other than: (A) in connection with terminating officers, directors, employees, agents or individual contractors or consultants for cause; or (B) amendments required by Law;

(xix)	make or forgive any loans or advances to any of its officers, directors, employees, agents or individual contractors or consultants;

(xx)

hire any person earning an annualized base salary or wage greater than US$150,000 (or its equivalent) or terminate, except for cause, the employment of any person earning an annualized base salary or wage greater than US$150,000 (or its equivalent);

(xxi)

settle, pay, discharge, satisfy, compromise, waive, assign or release: (A) any material action, claim, liability or proceeding; (B) any claims, liabilities or obligations in an amount in excess of $20,000 (whether individually or in the aggregate), except claims, liabilities or obligations reflected or reserved against in the Contango Financial Statements; or (C) any material rights, claims or benefits of Contango or any of its subsidiaries;

(xxii)

enter into or extend any agreement or arrangement that provides for: (A) any limitation or restriction on the ability of Contango or any of its subsidiaries or, following the Effective Time, the ability of any of Contango’s affiliates, to engage in any type of activity or business, (B) any limitation or restriction on the manner in which, or the localities in which, all or any portion of the business of Contango or any of its subsidiaries or, following the Effective Time, all or any portion of the business of any of Contango’s affiliates, is or would be conducted, or (C) any limitation or restriction on the ability of Contango or any of its subsidiaries or, following the Effective Time, the ability of any of Contango’s affiliates, to solicit suppliers, customers, employees, contractors or consultants;

(xxiii)	waive, release or condition any material non-compete, non-solicitation, non-disclosure, confidentiality or other restrictive covenant owed to Contango;

(xxiv)

negotiate, enter into, extend, amend or terminate, any agreement that has the effect of creating a joint venture, partnership, strategic alliance or similar relationship between Contango or any of its subsidiaries and another person, except in the ordinary course of business;

(xxv)	negotiate, enter into, extend, amend or terminate any agreement, commitment or understanding with any Indigenous or aboriginal peoples or groups;

(xxvi)

other than as is necessary to comply with applicable Laws, any written employment contract in effect on the date of this Agreement, the Contango Omnibus Plan or Contango Benefit Plans, engage in any transaction with any related parties;

(xxvii)

(A) enter into any agreement that if entered into prior to the date of this Agreement, would be a Contango Material Contract; (B) modify, amend in any material respect, transfer or terminate any Contango Material Contract, or waive, release or assign any material rights or claims thereto or thereunder; or (C) fail to enforce any breach or threatened breach of any Contango Material Contract;

(xxviii)

initiate any material discussion, negotiations or filings with any Governmental Entity regarding any matter (including with respect to the Arrangement or the transactions contemplated by this Agreement);

(xxix)	incur, or commit to, material capital expenditures unless such material capital expenditures have been approved prior to the date hereof by the Contango Board in the ordinary course of business;

(xxx)

enter into, extend, amend or terminate any material interest rate, currency, equity or commodity swaps, hedges, derivatives, forward sales contracts or other similar financial instruments, other than in the ordinary course of business;

(xxxi)

(A) take any action inconsistent with past practice relating to the filing of any Return or the withholding, collecting, remitting and payment of any Tax; (B) amend any Return that has been filed on or before the Effective Date, or change any of its methods of reporting income, deductions or accounting for income Tax purposes from those employed in the preparation of any Return, except as may be required pursuant to applicable Law; (C) make, change or revoke any material election relating to Taxes, other than any election that has yet to be made in respect of any event or circumstance occurring prior to the date of the Agreement and which will be made in a manner consistent with the past practices of Contango and its subsidiaries, as applicable; (D) enter into any Tax sharing, Tax allocation, Tax related waiver or Tax indemnification agreement; (E) settle (or offer to settle) or compromise any Tax claim, audit, proceeding, reassessment or other Tax liability or surrender any right to claim a material Tax refund; (F) make a request for a Tax ruling to any Governmental Entity; (G) agree to any extension or waiver of the limitation period relating to any material Tax claim or assessment or reassessment; or (H) take any action, or fail to take any action, in either case that would reasonably be expected to prevent the Arrangement from qualifying for the Intended U.S. Tax Treatment;

(xxxii)

take any action or fail to take any action which action or failure to act would, or would reasonably be expected to, result in the loss, expiration or surrender of, or the loss of any material benefit under, or reasonably be expected to cause any Governmental Entities to institute proceedings for the suspension, revocation or limitation of material rights under, any Permits necessary to conduct its businesses as now conducted; (B) or fail to prosecute in a commercially reasonable manner any pending applications to any Governmental Entities for material Permits;

(xxxiii)

take any action or fail to take any action that is intended to, or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of Contango or the Acquiror to consummate the Arrangement or the other transactions contemplated by this Agreement; or

(xxxiv)	authorize, agree or resolve to do any of the foregoing.

(c)

Contango shall provide Dolly Varden with prompt written notice of any change, effect, event or occurrence that, individually or in the aggregate, has resulted in, or would reasonably be expected to result in, a Contango Material Adverse Effect.

(d)

Contango shall promptly notify Dolly Varden of: (i) any communications (whether oral or written) from a Governmental Entity, including a copy of any written communication, and (ii) any opposition, concerns or threats raised or brought by non-governmental organizations, communities, community groups, Indigenous or aboriginal peoples or groups in respect of Contango’s, any of its subsidiaries’ or the Peak Gold JV’s current or planned operations that could reasonably be expected to impact such operations or title to any of the Contango Projects or Contango Concessions.

(e)

Contango shall prepare, or shall cause to be prepared, and shall file prior to the Effective Date all sales and use Returns of Contango and its subsidiaries that are required by Law to be filed on or before the Effective Date or that have not been timely filed when due, and shall remit all sales and use Taxes that are required to be paid in respect of such Returns.

(f)

Contango shall keep Dolly Varden reasonably informed, on a current basis, of any events, discussions, notices or changes with respect to any Tax investigation (other than ordinary course communications which could not reasonably be expected to be material to Dolly Varden or any of its subsidiaries).

(g)	Contango shall ensure that, with effect as and from the Effective Time:

(i)	the Contango Board will consist of seven directors, which will include three directors nominated by Dolly Varden; and

(ii)	the officers of Contango will include Rick Van Nieuwenhuyse as Chief Executive Officer, Shawn Khunkhun as President, and Michael Clark as Executive Vice President and Chief Financial Officer.

For greater certainty, nothing in this Section 6.3(g) shall give Dolly Varden, directly or indirectly, any right to control or direct the operations of Contango or any of its subsidiaries.

6.4	Covenants of Contango Relating to the Exchangeable Shares, Contango Shares and Replacement Options

Contango shall and, where appropriate, shall cause the Acquiror and Callco to:

(a)

cause the Acquiror to create the Exchangeable Shares and the Special Voting Share prior to the Effective Time in a manner reasonably acceptable to Dolly Varden and consistent with the Exchangeable Share Term Sheet;

(b)

at or prior to the Effective Time, execute and deliver such agreements and take such other actions as are necessary to cause the rights, privileges, restrictions and conditions attaching to the Exchangeable Shares to be as set forth in the Exchangeable Share Term Sheet;

(c)

prior to the Effective Time, to execute and deliver, in escrow (to be released at the time specified in the Plan of Arrangement), the Exchangeable Share Support Agreement and the Voting and Exchange Trust Agreement;

(d)	apply for and use commercially reasonable efforts to obtain conditional approval of the listing on the NYSE American by the Effective Time of the Contango Shares issuable pursuant to the Arrangement;

(e)

apply for and use commercially reasonable efforts to obtain conditional approval of the listing on the NYSE American of the Contango Shares issuable pursuant to the exchange or exercise of the Exchangeable Shares;

(f)

(i) use reasonable best efforts to (A) file a registration statement on Form S-3 or another applicable form with the SEC to register the Contango Shares issuable upon exchange of the Exchangeable Shares under the U.S. Securities Act on or as promptly as practicable after the Effective Date, and (B) cause such registration statement to become effective as promptly as practicable after such filing and (ii) use reasonable best efforts to maintain the effectiveness of such registration statement (or any appropriate replacement registration statement) for as long as any Exchangeable Shares remain outstanding;

(g)

(i) use reasonable best efforts to file a registration statement on Form S-8 or another applicable form with the SEC to register the Contango Shares issuable upon exercise of the Replacement Options under the U.S. Securities Act as promptly as practicable after the Effective Date, and (ii) use reasonable best efforts to maintain the effectiveness of such registration statement (or any appropriate replacement registration statement) for as long as any Replacement Options remain outstanding;

(h)

for so long as any Replacement Options remain outstanding, on the due and valid exercise of the Replacement Options, including payment in full of the exercise price therefor, issue Contango Shares to holders of the Replacement Options, such Contango Shares to be validly issued as fully paid and non-assessable;

(i)

ensure that the Acquiror will be a “taxable Canadian corporation” within the meaning of the Tax Act and that Callco will be treated as an entity whose separate existing from Contango is disregarded for U.S. federal income tax purposes;

(j)

ensure that the Exchangeable Shares and other shares issued by the Acquiror or Callco in connection with the Arrangement will be duly and validly issued by the Acquiror and Callco, as applicable, and fully paid and nonassessable, not subject to or issued in violation of any pre-emptive rights and free and clear any Liens;

(k)

not take any action which would reasonably be expected to prevent the exchange of Dolly Varden Shares for consideration that includes Exchangeable Shares under the Arrangement to fail to be treated as an exchange for Contango Shares for U.S. federal income tax purposes; and

(l)

not take any action which would reasonably be expected to prevent the exchange of Dolly Varden Shares for consideration that includes Exchangeable Shares under the Arrangement by Eligible Holders who make and file a valid tax election under subsection 85(1) or (2) of the Tax Act as described, and on the terms set forth, in the Plan of Arrangement from being treated as a tax-deferred transaction for purposes of the Tax Act if such holders are otherwise eligible for such treatment.

6.5	Mutual Covenants of the Parties Relating to the Arrangement

Subject to Section 6.6, which shall govern in relation to Regulatory Approvals, each of the Parties covenants and agrees that, subject to the terms and conditions of this Agreement, during the period from the date of this Agreement, until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms:

(a)

it shall, and shall cause its subsidiaries to, use commercially reasonable efforts to satisfy (or cause the satisfaction of) the conditions precedent to its obligations hereunder as set forth in Article 7 to the extent the same is within its control and to take, or cause to be taken, all other action and to do, or cause to be done, all other things necessary, proper or advisable under all applicable Laws to complete the Arrangement, including using its commercially reasonable efforts to promptly: (i) obtain all Key Third Party Consents and Key Regulatory Approvals; (ii) obtain all other necessary waivers, consents and approvals required to be obtained by it or any of its subsidiaries from parties to the Dolly Varden Material Contracts; (iii) obtain all necessary any material Permits (including Regulatory Approvals) required to be obtained by it or any of its subsidiaries under applicable Laws; (iv) fulfill all conditions and satisfy all provisions of this Agreement and the Arrangement required to be satisfied by it; (v) effect or cause to be effected all necessary registrations, filings and submissions of information requested by Governmental Entities required to be effected by it in connection with the Plan of Arrangement; (vi) oppose, lift or rescind any injunction or restraining order against it or other order or action against it seeking to stop, or otherwise adversely affecting its ability to make and complete, the Plan of Arrangement; and (vii) co-operate with the other Party in connection with the performance by it and its subsidiaries of their obligations hereunder;

(b)

it shall not take any action, shall refrain from taking any action, and shall not permit any action to be taken or not taken, which is inconsistent with this Agreement or which would reasonably be expected to materially impede or materially delay the consummation of Arrangement or the other transactions contemplated by this Agreement or the Arrangement;

(c)

it shall use commercially reasonable efforts to: (i) defend all lawsuits or other legal, regulatory or other proceedings against itself or any of its subsidiaries challenging or affecting this Agreement or the consummation of the transactions contemplated hereby; (ii) appeal, overturn or have lifted or rescinded any injunction or restraining order or other order, including Orders, relating to itself or any of its subsidiaries which may materially adversely affect the ability of the Parties to consummate the Arrangement; and (iii) appeal or overturn or otherwise have lifted or rendered non-applicable in respect of the Arrangement, any Law that makes consummation of the Arrangement illegal or otherwise prohibits or enjoins Dolly Varden or Contango from consummating the Arrangement;

(d)

it shall carry out the terms of the Interim Order and Final Order applicable to it and use commercially reasonable efforts to comply promptly with all requirements which applicable Laws may impose on it or its subsidiaries or affiliates with respect to the transactions contemplated hereby; and

(e)	promptly notify the other Parties of:

(i)

any communication from any person alleging that the consent of such person (or another person) is or may be required in connection with the Arrangement (and the response thereto from such Party, its subsidiaries or its Representatives);

(ii)	any material communication from any Governmental Entity in connection with the Arrangement (and the response thereto from such Party, its subsidiaries or its Representatives); and

(iii)	any litigation threatened or commenced against or otherwise affecting such Party or any of its subsidiaries that is related to the Arrangement.

6.6	Pre-Acquisition Reorganization

(a)

Subject to Section 6.6(b), each of Dolly Varden and Contango agrees that, upon request of Contango or Dolly Varden (as applicable, the “Requesting Party”), Dolly Varden or Contango (as applicable, the “Reorganizing Party”) shall, and shall cause each of its subsidiaries to (i) perform such reorganizations of its corporate structure, capital structure, business, operations and assets or such other transactions as the Requesting Party may request, acting reasonably (each a “Pre-Acquisition Reorganization”), (ii) cooperate with the Requesting Party and its Representatives to determine the nature of the Pre-Acquisition Reorganizations that might be undertaken and the manner in which they would most effectively be undertaken; and (iii) cooperate with the Requesting Party and its Representatives to seek to obtain any consents, approvals, waivers or similar authorizations which are reasonably required by the Requesting Party (based on the terms of any Contract) in connection with the Pre-Acquisition Reorganization, if any.

(b)	The Reorganizing Party will not be obligated to participate in any Pre-Acquisition Reorganization under Section 6.6(a) unless such Pre-Acquisition Reorganization:

(i)

is capable of being completed prior to the Effective Date, and if necessary to avoid any adverse consequence to the Reorganizing Party, can be unwound in the event the Arrangement is not consummated without adversely affecting the Reorganizing Party or any of its securityholders in any material manner;

(ii)

shall not require the Reorganizing Party or any of its subsidiaries to contravene or unreasonably interfere with any applicable Laws, Key Regulatory Approvals, its organizational documents or any Dolly Varden Material Contract or Contango Material Contract, as applicable;

(iii)

will not result in any Taxes being imposed on, or any adverse Tax or other consequences to, any Reorganizing Party or any securityholder of the Reorganizing Party incrementally greater than the Taxes or other consequences to such party in connection with the consummation of the Arrangement in the absence of any Pre-Acquisition Reorganization;

(iv)

is not, in the opinion of the Reorganizing Party and its legal counsel, prejudicial to the Reorganizing Party, or any of its subsidiaries or its securityholders in any material respect and does not require the approval by any securityholder of the Reorganizing Party or any third party (including any Key Regulatory Approvals);

(v)

does not, in the opinion of the Reorganizing Party, reduce or change the Consideration or impair or prevent the ability of the Reorganizing Party to consummate, and will not materially delay the consummation of, the Arrangement;

(vi)	does not prevent the Arrangement from qualifying for the Intended U.S. Tax Treatment;

(vii)	does not prevent Eligible Holders from making elections pursuant to section 85 of the Tax Act;

(viii)

does not violate, conflict with, or result (with or without notice or the passage of time) in a violation or breach of any provision of, or require any consent, approval or notice under, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) or result in a right of termination or acceleration of indebtedness under, or result in the creation of any Lien (other than a Permitted Lien) upon, any of the properties or assets of the Reorganizing Party or any of its subsidiaries, or cause any indebtedness to come due before its stated maturity or cause any credit commitment to cease to be available or cause any payment or other obligation to be imposed on the Reorganizing Party or any of its subsidiaries; and

(ix)	does not, in the opinion of the Reorganizing Party, materially interfere with the ongoing operations of the Reorganizing Party and its subsidiaries.

(c)

Each of Dolly Varden and Contango acknowledges and agrees that the planning for any implementation of any Pre-Acquisition Reorganization shall not be considered a breach of any covenant under this Agreement and shall not be considered in determining whether a representation or warranty of any Party hereunder has been breached, provided such planning is under the direction of the Requesting Party.

(d)

The Requesting Party must provide written notice to the Reorganizing Party of any proposed Pre-Acquisition Reorganization at least ten Business Days prior to the earlier of the Dolly Varden Meeting and the Contango Meeting. Upon receipt of such notice, the Reorganizing Party and the Requesting Party shall work cooperatively and use their commercially reasonable efforts to prepare prior to the Effective Time all documentation necessary and do such other acts and things as are reasonably necessary to give effect to such Pre-Acquisition Reorganization, including any amendment to this Agreement or the Plan of Arrangement, and shall seek to have any such Pre-Acquisition Reorganization made effective as of 11:59 p.m. (Vancouver time) on the Business Day ending immediately prior to the Effective Date.

(e)

Each of Dolly Varden and Contango agrees that the Requesting Party will be responsible for all reasonable costs and expenses including professional fees and expenses and Taxes associated with any Pre-Acquisition Reorganization to be carried out at its request and agrees to indemnify and save harmless the Reorganizing Party and its subsidiaries and their respective Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses (including actual out-of-pocket costs and expenses for filing fees and external counsel), interest awards, Taxes or use of Tax attributes, judgements and penalties suffered or incurred by any of them as a result of any Pre-Acquisition Reorganization requested by the Requesting Party (including in respect of any reversal, unwinding, modification or termination of a Pre-Acquisition Reorganization). The obligation of the Requesting Party to reimburse the Reorganizing Party and its subsidiaries and Representatives, from and against any and all liabilities, losses, damages, claims, costs, reasonable expenses (including actual out-of-pocket costs and expenses for filing fees and external counsel), interest awards, judgements and penalties set out in this Section, notwithstanding anything to the contrary herein, shall survive the termination of this Agreement.

6.7	Regulatory Approvals

(a)	All filing fees (including any Taxes thereon) in respect of any filing made to any Governmental Entity in respect of any Regulatory Approvals shall be paid by Contango.

(b)

With respect to obtaining the Regulatory Approvals, each of Dolly Varden and Contango shall cooperate with one another and shall provide such assistance as any other Party may reasonably request in connection with obtaining the Regulatory Approvals. In particular:

(i)

no Party shall extend or consent to any extension of any applicable waiting or review period or enter into any agreement with a Governmental Entity to not consummate the transactions contemplated by this Agreement, except upon the prior written consent of the other Parties;

(ii)

the Parties shall exchange drafts of all submissions, material correspondence, filings, presentations, applications, plans, consent agreements and other material documents made or submitted to or filed with any Governmental Entity in respect of the transactions contemplated by this Agreement, will consider in good faith any suggestions made by the other Parties and their counsel and will provide the other Parties and their counsel with final copies of all such submissions, material correspondence, filings, presentations, applications, plans, consent agreements and other material documents, and all pre-existing business records or other documents, submitted to or filed with any Governmental Entity in respect of the transactions contemplated by this Agreement; provided, however, that this obligation shall not extend to (a) legally privileged information, or (b) information indicated by any Party to be competitively sensitive, in either case, which information shall be provided on an external counsel-only basis;

(iii)

each Party will keep the other Parties and their respective counsel fully apprised of all substantive written (including email) and oral communications and all meetings with any Governmental Entity and their staff in respect of the Regulatory Approvals, and will not participate in such material communications or meetings without giving the other Parties and their respective counsel the opportunity to participate therein; provided, however, that where competitively sensitive information may be discussed or communicated, in either case the other Parties’ external legal counsel shall be provided with any such communications or information on an external counsel-only basis and shall have the right to participate in any such meetings on an external counsel-only basis.

(c)

The Parties shall not enter into any transaction, investment, agreement, arrangement or joint venture or take any other action, the effect of which would reasonably be expected to make obtaining the Regulatory Approvals materially more difficult or challenging, or reasonably be expected to materially delay the obtaining of the Regulatory Approvals.

(d)

Each Party shall use its commercial reasonable efforts to ensure that the Section 3(a)(10) Exemption and exemptions from applicable securities Laws of any state of the United States are available for the issuance of Contango Shares, Exchangeable Shares and Amalco Exchangeable Shares pursuant to the Plan of Arrangement.

6.8	Section 85 Elections

Where an Eligible Holder desires to so elect, the Acquiror shall make a joint election with such Eligible Holder pursuant to subsection 85(1) of the Tax Act , or subsection 85(2) of the Tax Act if such Eligible Holder is a partnership (and in each case, where applicable, the analogous provisions of provincial income tax Law), in respect of the disposition of the Dolly Varden Shares designated by such Eligible Holder in accordance with the procedures and within the time limits set out in the Plan of Arrangement. Each such joint election shall specify the details of the number of such Eligible Holder’s Dolly Varden Shares transferred pursuant to such election and the elected amount in respect of such Dolly Varden Shares, to be determined by such Eligible Holder in their sole discretion, subject to the limitations set forth in the Tax Act and the corresponding provisions of any applicable provincial Tax statute. The Acquiror, or the Amalco, as successor to the Acquiror, shall sign and return to the applicable Eligible Holder any such joint election within a period of sixty (60) days after the receipt thereof by the Depositary for filing with the Canada Revenue Agency (or the applicable provincial taxing authority) by such Eligible Holder. Neither the Acquiror nor the Amalco, as successor to the Acquiror, will be responsible for the proper completion of any election form and, except for the Acquiror’s or the Amalco’s, as successor to the Acquiror, obligation to return duly completed election forms, which are received by the Depositary within sixty (60) days of the Effective Date. Neither the Acquiror nor the Amalco, as successor to the Acquiror, will be responsible for any Taxes, interests or penalties resulting from the failure by an Eligible Holder to properly complete or file the election forms in the form and manner and within the time prescribed by the Tax Act (or any applicable provincial Law).

ARTICLE 7

CONDITIONS

7.1	Mutual Conditions Precedent

The obligations of the Parties to complete the Arrangement are subject to the fulfillment, on or before the Effective Time, of each of the following conditions precedent, each of which may only be waived with the mutual consent of the Parties:

(a)	the Dolly Varden Shareholder Approval shall have been obtained at the Dolly Varden Meeting in accordance with the Interim Order;

(b)	the Contango Shareholder Approval shall have been obtained at the Contango Meeting;

(c)	the Key Regulatory Approvals and Key Third Party Consents shall have been obtained;

(d)

the Interim Order and the Final Order shall each have been obtained on terms consistent with this Agreement, and shall not have been set aside or modified in a manner unacceptable to Dolly Varden and Contango, acting reasonably, on appeal or otherwise;

(e)

no Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Order or Law which is then in effect and has the effect of making the Arrangement illegal or otherwise preventing or prohibiting consummation of the Arrangement, and without limiting the foregoing, there shall be no action or proceeding pending or threatened in writing by a Governmental Entity that is reasonably likely to:

(i)	enjoin or prohibit Contango or the Acquiror’s ability to acquire, hold, or exercise full rights of ownership over, any Dolly Varden Shares; or

(ii)	if the Arrangement is consummated, have a Dolly Varden Material Adverse Effect;

(f)

the Contango Shares, the Exchangeable Shares and Amalco Exchangeable Shares pursuant to the Plan of Arrangement shall be (i) exempt from the registration requirements of the U.S. Securities Act in reliance upon the Section 3(a)(10) Exemption and exemptions from applicable securities Laws of any state of the United States, and (ii) shall be freely transferable under applicable U.S. Securities Laws and shall not be “restricted securities” within the meaning of Rule 144 of the U.S. Securities Act (other than as applicable to persons who are, have been within 90 days of the Effective Time, or, at the Effective Time become, “affiliates”, as such term is defined in Rule 144 under the U.S. Securities Act), of the issuer of such securities; provided, however, that Dolly Varden shall not be entitled to rely on the provisions of this Section 7.1(f) in failing to complete the transactions contemplated by this Agreement in the event that Dolly Varden fails to advise the Court prior to the hearing in respect of the Final Order, as required by the terms of the Section 3(a)(10) Exemption; provided, further, that Contango. the Acquiror and Amalco will rely on the Section 3(a)(10) Exemption for the issuance of such securities, based on the Court’s approval of the Arrangement, and comply with the requirements set forth in Section 2.3; and

(g)

the distribution of the Contango Shares, the Exchangeable Shares and Amalco Exchangeable Shares pursuant to the Arrangement shall be exempt from the prospectus and registration requirements of applicable Securities Laws by virtue of applicable exemptions under Securities Laws and there shall be no resale restrictions on such Contango Shares, Exchangeable Shares or Amalco Exchangeable Shares under applicable Securities Laws, except in respect of those holders who are subject to restrictions on resale as a result of being a “control person” under applicable Securities Laws.

7.2	Additional Conditions Precedent to the Obligations of Contango and the Acquiror

The obligation of Contango and the Acquiror to complete the Arrangement is subject to the fulfillment of each of the following conditions precedent on or before the Effective Time (each of which is for the exclusive benefit of Contango and the Acquiror and may be waived by Contango and the Acquiror at any time, in whole or in part, in its sole discretion and without prejudice to any other rights that Contango and the Acquiror may have):

(a)

the representations and warranties of Dolly Varden set forth in Section 3.1 shall be true and correct in all respects (without regard to any materiality or Dolly Varden Material Adverse Effect qualifications contained therein) as of the Effective Date as if made on and as of such date (except for such representations and warranties which refer to or are made as of another specified date, in which case such representations and warranties will have been true and correct as of that date) except for breaches of representations and warranties which have not had and would not reasonably be expected to have, individually or in the aggregate, a Dolly Varden Material Adverse Effect and which would not prevent or delay beyond the Outside Date the completion of the Arrangement, and Dolly Varden shall have provided to Contango and the Acquiror a certificate of two senior officers of Dolly Varden certifying (on Dolly Varden’s behalf and without personal liability) the foregoing as of and dated the Effective Date;

(b)

Dolly Varden shall have complied in all material respects with each of its covenants herein required to be complied with by it prior to the Effective Time, and Dolly Varden shall have provided to Contango and the Acquiror a certificate of two senior officers of Dolly Varden certifying (on Dolly Varden’s behalf and without personal liability) the foregoing dated the Effective Date;

(c)	since the date of this Agreement, there shall not have occurred any Dolly Varden Material Adverse Effect; and

(d)	Dissent Rights shall not have been validly exercised by holders of more than 5% of the Dolly Varden Shares.

7.3	Additional Conditions Precedent to the Obligations of Dolly Varden

The obligation of Dolly Varden to complete the Arrangement is subject to the fulfillment of each of the following conditions precedent on or before the Effective Time (each of which is for the exclusive benefit of Dolly Varden and may be waived by Dolly Varden at any time, in whole or in part, in its sole discretion and without prejudice to any other rights that Dolly Varden may have):

(a)

the representations and warranties of each of Contango and the Acquiror set forth in Section 4.1 and Section 5.1, respectively, shall be true and correct in all respects (without regard to any materiality or Contango Material Adverse Effect qualifications contained therein) as of the Effective Date as if made on and as of such date (except for such representations and warranties which refer to or are made as of another specified date, in which case such representations and warranties will have been true and correct as of that date) except for breaches of representations and warranties which have not had and would not reasonably be expected to have, individually or in the aggregate, a Contango Material Adverse Effect and which would not prevent or delay beyond the Outside Date the completion of the Arrangement, and Contango shall have provided to Dolly Varden a certificate of two senior officers of Contango and the Acquiror certifying (on Contango’s and the Acquiror’s behalf and without personal liability) the foregoing as of and dated the Effective Date;

(b)

Each of Contango and the Acquiror shall have complied in all material respects with each of its covenants herein required to be complied with by it prior to the Effective Time, and Contango shall have provided to Dolly Varden a certificate of two senior officers of Contango certifying (on Contango’s behalf and without personal liability) compliance with such covenants dated the Effective Date;

(c)	since the date of this Agreement, there shall not have occurred any Contango Material Adverse Effect;

(d)

Contango shall have delivered evidence to Dolly Varden of the approval of the listing and posting for trading on the NYSE American of the Contango Shares to be issued as Consideration pursuant to the Plan of Arrangement and the Contango Shares to be issued upon the exchange of the Exchangeable Shares;

(e)

Contango shall have executed and delivered such agreements, including the Voting and Exchange Trust Agreement, 9-month transition services agreements for nominal consideration with directors of Dolly Varden and the Exchangeable Share Support Agreement and taken such other actions as are necessary to cause the rights, privileges, restrictions and conditions attaching to the Exchangeable Shares; and

(f)

Contango shall have taken all necessary steps pursuant to Section 6.3(g) to ensure that the Contango Board following the Effective Date will consist of seven (7) directors and include three (3) directors nominated by Dolly Varden and that Shawn Khunkhun is appointed President of Contango as of the Effective Date.

7.4	Satisfaction of Conditions

The conditions precedent set out in Section 7.1, Section 7.2 and Section 7.3 shall be conclusively deemed to have been satisfied, waived or released upon delivery by the Parties of written confirmation of the Effective Date. For greater certainty and notwithstanding anything else in this Agreement, the conditions set forth in this Article 7 for the benefit of a Party are the only conditions to such Party’s obligations to complete the Arrangement.

ARTICLE 8

ADDITIONAL AGREEMENTS

8.1	Notice of Breach

(a)

Each Party shall give prompt notice to the other of the occurrence, or failure to occur, at any time from the date of this Agreement, until the earlier to occur of the termination of this Agreement and the Effective Time of any event or state of facts which occurrence or failure would, or would be likely to:

(i)	cause any of the representations or warranties of such Party contained herein to be untrue or inaccurate in any respect on the date of this Agreement, or at the Effective Time;

(ii)	result in the failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by any Party hereunder prior to the Effective Time; or

(iii)	result in the failure to satisfy any of the conditions precedent in favour of the other Parties contained in Section 7.1, Section 7.2 or Section 7.3, as the case may be;

provided, however, that the delivery of any notice pursuant to this Section 8.1 shall not be deemed to limit or otherwise modify the representations, warranties, covenants and agreements of the Parties

(or remedies available hereunder to the Party receiving that notice) or the conditions to the obligations of the Parties under this Agreement.

(b)

No Party may terminate this Agreement under Section 9.2(a)(iii)(C) or Section 9.2(a)(iv)(C), as applicable, unless, prior to the Effective Date, the Party seeking to so terminate has delivered a written notice to the other Party indicating its intention to so terminate, specifying in reasonable detail the breach or breaches that serve as the basis for such termination. After delivering such notice, provided that the notified Party is proceeding diligently to cure such breach or breaches, and such breaches are capable of being cured prior to the Outside Date, the notifying Party may not so terminate this Agreement until the earlier of the Outside Date and the expiration of a period of 20 Business Days from the date of such notice. If such notice is delivered prior to the date of the Dolly Varden Meeting, Dolly Varden may postpone or adjourn the Dolly Varden Meeting to the earlier of a date that is five Business Days prior to the Outside Date and the date that is 20 Business Days following the delivery of such notice. If such notice is delivered prior to the date of the Contango Meeting, Contango may postpone or adjourn the Contango Meeting to the earlier of a date that is five Business Days prior to the Outside Date and the date that is 20 Business Days following the delivery of such notice.

8.2	Non-Solicitation

(a)

Except as otherwise expressly provided in this Section 8.2, neither Dolly Varden nor Contango shall, and each shall cause their subsidiaries to not, directly or indirectly, through any of its Representatives:

(i)

solicit, initiate, knowingly encourage or otherwise knowingly facilitate (including by way of furnishing or providing copies of, access to, or disclosure of, any confidential information, properties, facilities, books or records of such Party or any of its subsidiaries) any inquiry, proposal or offer that constitutes or could reasonably be expected to constitute or lead to an Acquisition Proposal;

(ii)

enter into, engage in, continue or otherwise participate in any discussions or negotiations with any person (other than another Party and its subsidiaries or affiliates) in respect of any inquiry, proposal or offer that constitutes or could reasonably be expected to constitute or lead to an Acquisition Proposal; provided that such Party shall be permitted to communicate with any person who has made an Acquisition Proposal (i) for the purpose of clarifying the terms and conditions of such Acquisition Proposal, and (ii) to advise such person that the Board of such Party has determined that such Acquisition Proposal does not constitute, or is not reasonably expected to result in, a Superior Proposal;

(iii)	make a Change in Recommendation; or

(iv)

accept or enter into, or publicly propose to accept or enter into, any letter of intent, agreement in principle, agreement, arrangement or understanding relating to any Acquisition Proposal (other than a confidentiality agreement permitted pursuant to Section 8.2(e)).

(b)

Each of Dolly Varden and Contango shall, and shall cause its subsidiaries and Representatives to immediately cease any existing solicitation, encouragement, discussions, negotiations or other activities commenced prior to the date of this Agreement with any person (other than another Party and its subsidiaries or affiliates) conducted by such Party or any of its subsidiaries or Representatives with respect to any inquiry, proposal or offer that constitutes, or could reasonably be expected to constitute or lead to, an Acquisition Proposal, and, in connection therewith, such Party shall:

(i)

promptly discontinue access to and disclosure of its and its subsidiaries’ confidential information (and not allow access to or disclosure of any such confidential information, or any data room, virtual or otherwise); and

(ii)

as soon as possible (and in any case within two Business Days) request, to the extent that it is entitled to do so, and use commercially reasonable efforts to exercise all rights it has (or cause its subsidiaries to exercise any rights that they have) to require, the return or destruction of all confidential information (including derivative information) regarding such Party and its subsidiaries previously provided to any person (other than another Party and its subsidiaries or affiliates) in connection with a possible Acquisition Proposal to the extent such information has not already been returned or destroyed, and shall use its commercially reasonable efforts to ensure that such requests are fully complied with to the extent such Party is entitled.

(c)

Each of Dolly Varden and Contango represents and warrants that neither it nor any of its subsidiaries has waived any standstill, confidentiality, non-disclosure, business purpose, use or similar agreement or restriction to which it or any of its subsidiaries is a party in connection with any potential Acquisition Proposal. Subject to Section 8.2(e), each of Dolly Varden and Contango covenants and agrees that (i) it shall take all necessary action to enforce each standstill, confidentiality, non-disclosure, business purpose, use or similar agreement or restriction to which it or any of its subsidiaries is a party, and (ii) neither it nor any of its subsidiaries nor any of their respective Representatives will, without the prior written consent of the other Parties, release any person from, or waive, amend, suspend or otherwise modify such person’s obligations respecting such Party, or any of its subsidiaries, under any standstill, confidentiality, non-disclosure, business purpose, use or similar agreement or restriction to which it or any of its subsidiary is a party (it being acknowledged that the automatic termination or automatic release, in each case pursuant to the terms thereof, of any standstill restrictions of any such agreements as a result of the entering into and announcement of this Agreement shall not be a violation of this Section 8.2(c)).

(d)	If either Dolly Varden or Contango or any of their respective subsidiaries or any of the foregoing’s respective Representatives receives or is notified of:

(i)	any inquiry, proposal or offer made after the date of this Agreement that constitutes or could reasonably be expected to constitute or lead to an Acquisition Proposal; or

(ii)

any request for copies of, access to, or disclosure of, confidential information relating to such Party or any of its subsidiaries in connection with any proposal that constitutes or could reasonably be expected to constitute or lead to an Acquisition Proposal, including information, access or disclosure relating to the properties, facilities, books or records of such Party or any of its subsidiaries, in each case made after the date of this Agreement;

then, such Party shall promptly notify the other Parties orally, with written notice to follow within 24 hours of such Acquisition Proposal, inquiry, proposal, offer or request, including the identity of the person making such Acquisition Proposal, inquiry, proposal, offer or request and the material terms and conditions thereof and copies of all written documents, correspondence or other materials received from or on behalf of any such person. The Party receiving such Acquisition Proposal, inquiry, proposal, offer or request shall keep the other Parties promptly and reasonably informed of the status of discussions and negotiations (in each case, to the extent permitted to occur under Section 8.2(e)) with respect to such Acquisition Proposal, inquiry, proposal, offer or request, including any material developments, changes, modifications or other amendments thereto.

(e)

Notwithstanding any other provision of this Section 8.2, if at any time following the date of this Agreement and prior to obtaining the Dolly Varden Shareholder Approval, with respect to Dolly Varden, or the Contango Shareholder Approval, with respect to Contango, either Dolly Varden or Contango, as applicable, receives an unsolicited bona fide written Acquisition Proposal, such Party (A) may engage in or participate in discussions or negotiations with such person regarding such Acquisition Proposal, and (B) may provide copies of, access to or disclosure of information, properties, facilities, books or records of such Party or its subsidiaries, if and only if:

(i)

the Board of such Party determines, in good faith after consultation with its outside financial and legal advisors, that such Acquisition Proposal constitutes or could reasonably be expected to constitute or lead to a Superior Proposal;

(ii)

such person is not restricted from making an Acquisition Proposal pursuant to an existing standstill, confidentiality, non-disclosure, business purpose, use or similar restriction with such Party or any of its subsidiaries;

(iii)	such Party has been, and continues to be, in compliance with its obligations under this Section 8.2; and

(iv)

prior to providing any such copies, access or disclosures, such Party enters into a confidentiality and standstill agreement with such person, or confirms it has previously entered into such an agreement which remains in effect, in either case on terms that are not less favourable in the aggregate to such Party than the Confidentiality Agreement and which does not contain a restriction on the ability of such Party to disclose information to the other Parties relating to the agreement or the status of material developments and negotiations with respect to such Acquisition Proposal with such person and any such copies, access or disclosure provided to such person shall have already been (or simultaneously be) provided to the other Parties.

(f)

Nothing contained in this Agreement shall prohibit the Dolly Varden Board or Contango Board, as applicable, (acting in good faith and upon advice of its outside legal and financial advisors) from making any disclosure to its shareholders as required by applicable Laws (including, without limitation, its fiduciary duties under applicable Law), including complying with section 2.17 of Multilateral Instrument 62-104 – Takeover Bids and Issuer Bids and similar provisions under Securities Laws relating to the provision of a directors’ circular in respect of an Acquisition Proposal; provided, however, that neither Dolly Varden nor Contango, nor the Dolly Varden Board nor the Contango Board, shall be permitted to recommend that its shareholders tender any securities in connection with any take-over bid that is an Acquisition Proposal or effect a Change in Recommendation with respect thereto, except as permitted by Section 8.2(g);

(g)

If Dolly Varden or Contango receives an Acquisition Proposal that constitutes a Superior Proposal prior to obtaining the Dolly Varden Shareholder Approval, with respect to Dolly Varden, or the Contango Shareholder Approval, with respect to Contango, the Board of the Party receiving such Acquisition Proposal may, (1) make a Change in Recommendation in response to such Superior Proposal or (2) cause such Party to terminate this Agreement pursuant to Section 9.2(a)(iii)(B) or Section 9.2(a)(iv)(B) respectively, as applicable, and concurrently enter into a definitive agreement with respect to Superior Proposal (other than a confidentiality agreement permitted by Section 8.2(e), a “Proposed Agreement”), if and only if:

(i)

the person making such Superior Proposal is not restricted from making an Acquisition Proposal pursuant to an existing standstill, confidentiality, non-disclosure, business purpose, use or similar restriction;

(ii)	such Party has been, and continues to be, in compliance with its obligations under this Section 8.2;

(iii)

such Party or its Representatives have delivered to the other Parties the information required to be delivered by Section 8.2(d) and a written notice of the determination of the Board of such Party that such Acquisition Proposal constitutes a Superior Proposal and of the intention of the Board to make a Change in Recommendation or terminate this Agreement pursuant to 9.2(a)(iii)(B) or Section 9.2(a)(iv)(B) respectively, as applicable, to concurrently enter into a Proposed Agreement with respect to such Superior Proposal, as applicable, together with a written notice from the Board of such Party regarding the value that the Board, in consultation with its outside financial advisors, has determined should be ascribed to any non-cash consideration offered under such Acquisition Proposal (collectively, the “Superior Proposal Notice”);

(iv)

in the case of the Board of such Party complying with clause (iii) of this Section 8.2(g), such Party or its Representatives have provided the other Parties a copy of the Proposed Agreement and all supporting materials, including any financing documents with customary redactions supplied to such Party in connection therewith;

(v)

five Business Days (the “Response Period”) shall have elapsed from the date on which the other Parties have received the Superior Proposal Notice and all documentation referred to in Section 8.2(g)(iii) and Section 8.2(g)(iv);

(vi)

during any Response Period, the Party receiving the Superior Proposal Notice has had the opportunity (but not the obligation) in accordance with Section 8.2(h), to offer to amend this Agreement and the Plan of Arrangement in order for such Acquisition Proposal to cease to be a Superior Proposal;

(vii)

after the Response Period, the Board of the Party receiving the Acquisition Proposal (A) has determined in good faith, after consultation with its outside legal counsel and financial advisors, that such Acquisition Proposal continues to constitute a Superior Proposal (if applicable, compared to the terms of the Arrangement as proposed to be amended by the other Party under Section 8.2(h)), and (B) has determined in good faith, after consultation with its outside legal counsel, that the failure by the Board of such Party to make a Change in Recommendation or to cause such Party to terminate this Agreement to enter into the Proposed Agreement, as applicable, would be inconsistent with its fiduciary duties under applicable Law; and

(viii)

in the case of the Board of the Party receiving an Acquisition Proposal exercising its rights under this Section 8.2(g), prior to or concurrently with terminating this Agreement pursuant to this Section 8.2(g), such Party enters into such Proposed Agreement and concurrently pays to the other Party the amounts required to be paid pursuant to Section 8.3.

(h)

During the Response Period, or such longer period as the Party receiving an Acquisition Proposal may approve in writing for such purpose: (i) the Board of such Party shall review any offer made by the other Party under Section 8.2(g)(vi) to amend the terms of this Agreement and the Plan of Arrangement in good faith in order to determine whether such proposal would, upon acceptance, result in Acquisition Proposal previously constituting a Superior Proposal ceasing to be a Superior Proposal; and (ii) if the Board of such Party determines that an Acquisition Proposal previously constituting a Superior Proposal would cease to be a Superior Proposal, such Party shall promptly notify and negotiate in good faith with the other Party to make such amendments to the terms of this Agreement and the Arrangement as would enable the other Party to proceed with the transactions contemplated by this Agreement on such amended terms. If the Board of the Party receiving an Acquisition Proposal determines that such Acquisition Proposal would cease to be a Superior Proposal, such Party shall immediately so advise the other Party, and the Parties shall thereafter amend this Agreement to reflect such offer made by the other Party, and shall take and cause to be taken all such actions as are necessary to give effect to the foregoing.

(i)

Each successive amendment or modification to any Acquisition Proposal or Proposed Agreement that results in any modification to the consideration, or the value thereof or the other material terms or conditions relating thereto, shall constitute a new Acquisition Proposal for the purposes of this Section 8.2, and the other Party shall be afforded a new five Business Day Response Period from the date on which such Party has received the notice and all documentation referred to in Section 8.2(g)(iii) and Section 8.2(g)(iv) with respect to the new Superior Proposal from the other Party.

(j)

The Board of the Party receiving an Acquisition Proposal shall promptly reaffirm its Board Recommendation by press release after the Board of such Party determines that any Acquisition Proposal that is publicly announced is not a Superior Proposal or such Board determines that a proposed amendment to the terms of this Agreement as contemplated under Section 8.2(h) would result in an Acquisition Proposal that has been previously announced no longer being a Superior Proposal, and this Agreement has been so amended. The Party receiving an Acquisition Proposal shall provide the other Party and its outside legal counsel with a reasonable opportunity to review the form and content of any such press release and shall make all reasonable amendments to such press release as requested by the other Party and its counsel.

(k)

In circumstances where a Party provides the other Party with a Superior Proposal Notice and all documentation contemplated by Section 8.2(g)(iii) and Section 8.2(g)(iv) on a date that is less than seven Business Days prior to the scheduled date of the Dolly Varden Meeting or the Contango Meeting, as applicable, the Party responding to the Superior Proposal Notice may either proceed with or postpone its meeting to a date that is not more than ten Business Days after the scheduled date of such meeting (provided that such Party shall postpone such meeting to a date that is not more than ten Business Days after the scheduled date of such meeting if so directed by the other Party). If such meeting is so postponed, the Party responding to the notice of Superior Proposal shall be entitled to require the Party providing the notice of Superior Proposal to postpone its meeting to the same day and time as the postponed meeting.

(l)

Without limiting the generality of the foregoing, each Party shall advise its subsidiaries and Representatives of the prohibitions set out in this Section 8.2 and any violation of the restrictions set forth in this Section 8.2 by a Party or its subsidiaries or Representatives shall be deemed to be a breach of this Section by such Party.

8.3	Expenses and Termination Fees

(a)

Except as otherwise provided herein, all fees, costs and expenses incurred in connection with this Agreement and the Plan of Arrangement shall be paid by the Party incurring such fees, costs or expenses.

(b)

If a Dolly Varden Termination Fee Event occurs, Dolly Varden shall pay, or cause to be paid, to Contango or as Contango shall direct (by wire transfer of immediately available funds) the Termination Fee in accordance with Section 8.3(f). If a Contango Termination Fee Event occurs, Contango shall pay, or cause to be paid, to Dolly Varden or as Dolly Varden shall direct (by wire transfer of immediately available funds) the Termination Fee in accordance with Section 8.3(g).

(c)	For the purposes of this Agreement, “Termination Fee” means US$15,000,000.

(d)	For the purposes of this Agreement, “Dolly Varden Termination Fee Event” means the termination of this Agreement:

(i)

by Contango pursuant to Section 9.2(a)(iii)(A) (Dolly Varden Change in Recommendation), except where the Change in Recommendation by Dolly Varden which has led to the termination pursuant to Section 9.2(a)(iii)(A) was made solely because the Dolly Varden Board, acting in good faith, in consultation with its outside legal counsel and financial advisors, determined that a change, effect, event or occurrence (in any case that was unknown by the Dolly Varden Board as of the date hereof) has taken place that constitutes a Contango Material Adverse Effect and that, as a consequence, it would be inconsistent with the Dolly Varden Board’s fiduciary obligations to continue to recommend that Dolly Varden Shareholders vote in favour of the Arrangement or pursuant to Section 9.2(a)(iii)(D) (Dolly Varden Breach of Non-Solicitation);

(ii)	by Dolly Varden pursuant to Section 9.2(a)(iv)(B) (Dolly Varden Accepts Superior Proposal); or

(iii)	by either Dolly Varden or Contango pursuant to Section 9.2(a)(ii)(A) (Effective Time has not occurred before Outside Date), Section 9.2(a)(ii)(C) (Dolly Varden Shareholder Approval not

obtained at the Dolly Varden Meeting) or Section 9.2(a)(ii)(D) (Contango Shareholder Approval not obtained at the Contango Meeting) or by Contango pursuant to Section 9.2(a)(iii)(C) (due to wilful breach or actual fraud) (Breach of Dolly Varden Representations, Warranties or Covenants) but only if, in the case of this section (iii), prior to the termination of this Agreement, an Acquisition Proposal, or the intention to make an Acquisition Proposal, with respect to Dolly Varden shall have been made or publicly announced by any person (other than Contango or any of its affiliates) and has not expired or been withdrawn prior to the Dolly Varden Meeting; and:

(A)

within 12 months following the date of such termination Dolly Varden enters into a definitive agreement in respect of an Acquisition Proposal (whether or not such Acquisition Proposal is the same Acquisition Proposal referred to above) and such Acquisition Proposal is later consummated (whether or not within such 12 month period); or

(B)	within 12 months following the date of such termination an Acquisition Proposal is consummated (whether or not such Acquisition Proposal is the same Acquisition Proposal referred to above),

provided that for purposes of this Section 8.3(d), the term “Acquisition Proposal” shall have the meaning ascribed to such term in Section 1.1 except that each reference to “20%” therein shall be deemed to be a reference to “50%”.

(e)	For the purposes of this Agreement, “Contango Termination Fee Event” means the termination of this Agreement:

(i)

by Dolly Varden pursuant to Section 9.2(a)(iv)(A) (Contango Change in Recommendation), except where the Change in Recommendation by Contango which has led to the termination pursuant to Section 9.2(a)(iv)(A) was made solely because the Contango Board, acting in good faith, in consultation with its outside legal counsel and financial advisors, determined that a change, effect, event or occurrence (in any case that was unknown by the Contango Board as of the date hereof) has taken place that constitutes a Dolly Varden Material Adverse Effect and that, as a consequence, it would be inconsistent with the Contango Board’s fiduciary obligations to continue to recommend that Contango Shareholders vote in favour of the Arrangement or pursuant to Section 9.2(a)(iv)(D) (Contango Breach of Non-Solicitation);

(ii)	by Contango pursuant to Section 9.2(a)(iii)(B) (Contango Accepts Superior Proposal); or

(iii)

by either Dolly Varden or Contango pursuant to Section 9.2(a)(ii)(A) (Effective Time has not occurred before Outside Date), Section 9.2(a)(ii)(C) (Dolly Varden Shareholder Approval not obtained at the Dolly Varden Meeting) or Section 9.2(a)(ii)(D) (Contango Shareholder Approval not obtained at the Contango Meeting) or by Dolly Varden pursuant to Section 9.2(a)(iv)(C) (due to a wilful breach or actual fraud) (Breach of Contango Representations, Warranties or Covenants), but only if, in the case of this section (iii), prior to the termination of this Agreement, an Acquisition Proposal, or the intention to make an Acquisition Proposal, with respect to Contango shall have been made or publicly announced by any person (other than Dolly Varden or any of its affiliates) and has not expired or been withdrawn prior to the Contango Meeting; and:

(A)

within 12 months following the date of such termination Contango enters into a definitive agreement in respect of an Acquisition Proposal (whether or not such Acquisition Proposal is the same Acquisition Proposal referred to above) and such Acquisition Proposal is later consummated (whether or not within such 12 month period); or

(B)	within 12 months following the date of such termination an Acquisition Proposal is consummated (whether or not such Acquisition Proposal is the same Acquisition Proposal referred to above),

provided that for purposes of this Section 8.3(e), the term “Acquisition Proposal” shall have the meaning ascribed to such term in Section 1.1 except that each reference to “20%” therein shall be deemed to be a reference to “50%”.

(f)

If a Dolly Varden Termination Fee Event occurs pursuant to Section 8.3(d)(i), the Termination Fee shall be payable by Dolly Varden to Contango within two Business Days following such Dolly Varden Termination Fee Event. If a Dolly Varden Termination Fee Event occurs pursuant to Section 8.3(d)(ii), the Termination Fee shall be paid by Dolly Varden to Contango prior to or concurrently with such termination. If a Dolly Varden Termination Fee Event occurs in the circumstances set out in Section 8.3(d)(iii), the Termination Fee shall be payable by Dolly Varden to Contango upon the closing of the applicable transaction referred to therein. Any Termination Fee payable pursuant to this Section 8.3(f) shall be paid by wire transfer of immediately available funds.

(g)

If a Contango Termination Fee Event occurs pursuant to Section 8.3(e)(i), the Termination Fee shall be payable by Contango to Dolly Varden within two Business Days following such Contango Termination Fee Event. If a Contango Termination Fee Event occurs pursuant to Section 8.3(e)(ii), the Termination Fee shall be paid by Contango to Dolly Varden prior to or concurrently with such termination. If a Contango Termination Fee Event occurs in the circumstances set out in Section 8.3(e)(iii), the Termination Fee shall be payable by Contango to Dolly Varden upon the closing of the applicable transaction referred to therein. Any Termination Fee payable pursuant to this Section 8.3(g) shall be paid by wire transfer of immediately available funds.

(h)

Each of the Parties acknowledges that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated in this Agreement and that, without those agreements, the Parties would not enter into this Agreement. Each Party acknowledges that all of the payment amounts set out in this Section 8.3 are payments of liquidated damages which are a genuine pre-estimate of the damages which the Party entitled to such damages will suffer or incur as a result of the event giving rise to such damages and the resultant termination of this Agreement and are not penalties. Each of the Parties irrevocably waives any right it may have to raise as a defense that any such liquidated damages are excessive or punitive. For greater certainty, each Party agrees that, upon any termination of this Agreement under circumstances where a Party is entitled to a Termination Fee and such Termination Fee is paid in full, the Party receiving the Termination Fee shall be precluded from any other remedy against the other Parties at law or in equity or otherwise (including an order for specific performance), and shall not seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against the other Parties or any of its subsidiaries or any of their respective directors, officers, employees, partners, managers, members, shareholders or affiliates in connection with this Agreement or the transactions contemplated hereby.

(i)

Nothing in this Section 8.3 shall relieve or have the effect of relieving any Party in any way from liability for damages incurred or suffered by a Party as a result of an intentional or wilful breach of this Agreement.

(j)

Nothing in this Section 8.3 shall preclude a Party from seeking injunctive relief to restrain any breach or threatened breach of the covenants or agreements set forth in this Agreement or otherwise to obtain specific performance of any such covenants or agreements, without the necessity of posting bond or security in connection therewith.

(k)	For greater certainty, except as provided in Section 8.3(i), a Party shall not be obligated to make more than one payment of the Termination Fee pursuant to this Section 8.3.

8.4	Access to Information; Confidentiality

(a)	From the date hereof until the earlier of the Effective Time and the termination of this Agreement pursuant to its terms, subject to compliance with applicable Laws and the terms of any existing

Contracts, Dolly Varden shall, and shall cause its Representatives to, afford to Contango and its Representatives, upon reasonable notice, such access as Contango may reasonably require at all reasonable times, including, for the purpose of facilitating integration business planning, to its officers, employees, agents, properties, books, records, payroll, bank accounts and Contracts, and shall furnish Contango on a timely basis with all data and information relating to ongoing activities and programs at the Dolly Varden Projects or as Contango may reasonably request from time to time, including, if so requested by Contango and at the expense of Contango, allowing Representatives of Contango to be present at the Dolly Varden Projects.

(b)

From the date hereof until the earlier of the Effective Time and the termination of this Agreement pursuant to its terms, subject to compliance with applicable Laws and the terms of any existing Contracts, Contango shall, and shall cause its Representatives to, afford to Dolly Varden and its Representatives, upon reasonable notice, such access as Dolly Varden may reasonably require at all reasonable times to its officers, employees, agents, properties, books, records, payroll, bank accounts and Contracts, and shall furnish Dolly Varden on a timely basis with all data and information relating to ongoing activities and programs at the Contango Projects or as Dolly Varden may reasonably request from time to time, including, if so requested by Dolly Varden and at the expense of Dolly Varden, allowing Representatives of Dolly Varden to be present at the Contango Projects.

(c)

Contango and Dolly Varden acknowledge and agree that information furnished pursuant to this Section 8.4 shall be subject to the terms and conditions of the Confidentiality Agreement. Any such investigation by the Parties and its Representatives under this Section 8.4 or otherwise shall not mitigate, diminish or affect the representations and warranties of the Parties contained in this Agreement or any document or certificate delivered pursuant hereto.

8.5	Insurance and Indemnification

(a)

Prior to the Effective Time, Dolly Varden may purchase customary “tail” policies of directors’ and officers’ liability, products and completed operations liability and employment practices liability insurance from a reputable and financially sound insurance carrier and containing terms and conditions no less favourable in the aggregate to the protection provided by the policies maintained by Dolly Varden and its subsidiaries which are in effect immediately prior to the Effective Date and, providing protection in respect of claims arising from facts or events which occurred on or prior to the Effective Time and Contango will, and will cause Dolly Varden or its subsidiaries to, maintain such tail policies in effect, without any reduction in scope or coverage for six years from the Effective Time; provided, that Dolly Varden and its subsidiaries shall not be required to pay any amounts in respect of such coverage prior to the Effective Time and provided further that the cost of such policies shall not exceed 300% of the current annual aggregate premium for policies currently maintained by Dolly Varden or its subsidiaries.

(b)

Contango will cause Dolly Varden and its other subsidiaries to, honour all rights to indemnification or exculpation now existing in favour of present and former employees, officers and directors of Dolly Varden and its subsidiaries under Law and under the articles or other constating documents of Dolly Varden or its subsidiaries or, to the extent that they are disclosed in Dolly Varden Disclosure Letter, under any agreement or contract of any indemnified person with Dolly Varden or with any of its subsidiaries, and acknowledges that such rights shall survive the completion of the Plan of Arrangement. To the extent within the control of Contango, Contango shall ensure that the same shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such indemnified person and shall continue in full force and effect in accordance with their terms for a period of not less than six years from the Effective Date.

(c)	From and following the Effective Time, Contango and the Acquiror will cause Dolly Varden to comply with its obligations under Section 8.5(a) and Section 8.5(b).

(d)

If Dolly Varden, Contango, the Acquiror or any of their direct or indirect parent companies or successors or assigns shall (i) amalgamate, consolidate with or merge or wind-up into any other person and shall not be the continuing or surviving corporation or entity; or (ii) transfer all or substantially all of its properties and assets to any person, then, and in each such case, proper provisions shall be made so that the successors and assigns and transferees of Dolly Varden or Contango, as the case may be, shall assume all of the obligations of Dolly Varden, Contango or Acquiror, as applicable, set forth in this Section 8.5.

(e)

The provisions of this Section 8.5 are intended for the benefit of, and shall be enforceable by, each insured or indemnified person, his or her heirs and his or her legal representatives and, for such purpose, Dolly Varden hereby confirms that it is acting as trustee on their behalf, and agrees to enforce the provisions of this Section 8.5 on their behalf. Furthermore, this Section 8.5 shall survive the termination of this Agreement as a result of the occurrence of the Effective Date for a period of six years.

ARTICLE 9

TERM, TERMINATION, AMENDMENT AND WAIVER

9.1	Term

This Agreement shall be effective from the date of this Agreement, until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms.

9.2	Termination

(a)	This Agreement may be terminated prior to the Effective Time:

(i)	by mutual written agreement of Dolly Varden and Contango; or

(ii)	by either Dolly Varden or Contango, if:

(A)

the Effective Time shall not have occurred on or before the Outside Date, except that the right to terminate this Agreement under this Section 9.2(a)(ii)(A) shall not be available to any Party whose failure to fulfill any of its covenants or agreements or breach of any of its representations and warranties under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur by such Outside Date;

(B)

after the date of this Agreement, there shall be enacted or made any applicable Law or Order that makes consummation of the Arrangement illegal or otherwise prohibits or enjoins Dolly Varden, Contango or the Acquiror from consummating the Arrangement and such applicable Law, Order or enjoinment shall have become final and non-appealable; provided that the Party seeking to terminate this Agreement under this Section 9.2(a)(ii)(B) has complied with Section 6.5(c) in all material respects;

(C)

the Dolly Varden Shareholder Approval shall have not been obtained at the Dolly Varden Meeting (including any adjournment or postponement thereof) in accordance with the Interim Order, provided that a Party may not terminate this Agreement pursuant to this Section 9.2(a)(ii)(C) if the failure to obtain the Dolly Varden Shareholder Approval has been caused by, or is a result of, a breach by such Party of any of its representations or warranties or the failure of such Party to perform any of its covenants or agreements under this Agreement;

(D)	the Contango Shareholder Approval shall have not been obtained at the Contango Meeting (including any adjournment or postponement thereof), provided that a Party may not terminate this Agreement pursuant to this Section 9.2(a)(ii)(D) if the failure to obtain the Contango Shareholder Approval has been caused by, or is a result of, a breach by such Party of any of its representations or warranties or the failure of such Party to perform any of its covenants or agreements under this Agreement; or

(iii)	by Contango, if:

(A)	the Dolly Varden Board makes a Change in Recommendation;

(B)

prior to obtaining the Contango Shareholder Approval, the Contango Board authorizes Contango, subject to complying with the terms of this Agreement, to enter into a binding written agreement relating to a Superior Proposal; provided that concurrent with such termination, Contango pays, or causes to be paid, the Termination Fee payable pursuant to Section 8.3;

(C)

a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Dolly Varden set forth in this Agreement shall have occurred that would cause the conditions set forth in Section 7.1 or Section 7.2 not to be satisfied, and such breach or failure is incapable of being cured on or prior to the Outside date or is not cured in accordance with the terms of Section 8.1(b); provided that Contango is not then in breach of this Agreement so as to cause any of the conditions set forth in Section 7.1 or Section 7.2 not to be satisfied;

(D)	without limiting the provisions of subparagraph (C) above, Dolly Varden wilfully or materially breaches any of its obligations or covenants set forth in Section 8.2; or

(E)	there has occurred a Dolly Varden Material Adverse Effect following the date hereof.

(iv)	by Dolly Varden, if:

(A)	the Contango Board makes a Change in Recommendation;

(B)

prior to obtaining the Dolly Varden Shareholder Approval, the Dolly Varden Board authorizes Dolly Varden, subject to complying with the terms of this Agreement, to enter into a binding written agreement relating to a Superior Proposal; provided that concurrent with such termination, Dolly Varden pays, or causes to be paid, the Termination Fee payable pursuant to Section 8.3;

(C)

a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Contango set forth in this Agreement shall have occurred that would cause the conditions set forth in Section 7.1 or Section 7.3 not to be satisfied, and such breach or failure is incapable of being cured on or prior to the Outside date or is not cured in accordance with the terms of Section 8.1(b); provided that Dolly Varden is not then in breach of this Agreement so as to cause any of the conditions set forth in Section 7.1 or Section 7.3 not to be satisfied;

(D)	without limiting the provisions of subparagraph (C) above, Contango wilfully or materially breaches any of its obligations or covenants set forth in Section 8.2; or

(E)	there has occurred a Contango Material Adverse Effect following the date hereof.

(b)

The Party desiring to terminate this Agreement pursuant to this Section 9.2 (other than pursuant to Section 9.2(a)(i)) shall give written notice of such termination to the other Parties, specifying in reasonable detail the basis for such Party’s exercise of its termination right.

(c)

If this Agreement is terminated pursuant to this Section 9.2, this Agreement shall become void and of no effect without liability of any Party (or any shareholder, director, officer, employee, agent, consultant or representative of such Party) to any other Parties hereto, except as otherwise expressly contemplated hereby, and provided that the provisions of this Section 9.2(c) and Sections 8.3, 10.2,

10.4, 10.6, 10.7, as well as the confidentiality provisions of Section 8.4 and the provisions of the Confidentiality Agreement (other than any standstill provisions contained therein) and the indemnification obligations of Contango in Section 8.5, shall survive any termination hereof pursuant to Section 9.2(a); provided further that neither the termination of this Agreement nor anything contained in this Section 9.2 shall relieve a Party from any liability arising prior to such termination.

9.3	Amendment

This Agreement and the Plan of Arrangement may, at any time and from time to time before or after the holding of the Dolly Varden Meeting or the Contango Meeting but not later than the Effective Time, be amended by mutual written agreement of the Parties and any such amendment may, subject to the Interim Order and the Final Order and applicable Law, without limitation:

(a)	change the time for performance of any of the obligations or acts of the Parties;

(b)	waive any inaccuracies or modify any representation or warranty contained herein or in any document delivered pursuant hereto;

(c)	waive compliance with or modify any of the covenants herein contained and waive or modify performance of any of the obligations of the Parties; or

(d)	waive compliance with or modify any mutual conditions precedent herein contained.

9.4	Waiver

Any Party may (a) extend the time for the performance of any of the obligations or acts of the other Parties, (b) waive compliance, except as provided herein, with any of the other Parties’ agreements, covenants or obligations, or the fulfilment of any conditions to its own obligations contained herein, or (c) waive inaccuracies in any of the other Parties’ representations or warranties contained herein or in any document delivered by the other Parties; provided, however, that any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party and, unless otherwise provided in the written waiver, will be limited to the specific breach or condition waived. A Party’s failure or delay in exercising any right under this Agreement will not operate as a waiver of that right. A single or partial exercise of any right will not preclude a Party from any other or further exercise of that right or the exercise of any other right.

ARTICLE 10

GENERAL PROVISIONS

10.1	Notices

All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given and received on the day it is delivered, provided that it is delivered on a Business Day prior to 5:00 p.m. local time in the place of delivery or receipt. However, if notice is delivered after 5:00 p.m. local time or if such day is not a Business Day then the notice shall be deemed to have been given and received on the next Business Day. Notice shall be sufficiently given if delivered (either in person or by courier), or if transmitted by email (with confirmation of transmission) to the Parties at the following addresses (or at such other addresses as shall be specified by any Party by notice to the other given in accordance with these provisions):

(a)	if to Contango:

Contango ORE, Inc.

516 2nd Avenue

Fairbanks, AK 99701

Attention: Rick Van Nieuwenhuyse, President & Chief Executive Officer

E-mail:	[***]

with a copy (which shall not constitute notice) to:

Blake, Cassels & Graydon LLP

Suite 3500, 1133 Melville Street,

Vancouver, BC V6E 4E5

Attention: Steven McKoen and Michelle Noorani

E-mail:   [***] and [***]

(b)	if to Acquiror:

1566004 B.C. Ltd.

516 2nd Avenue

Fairbanks, AK 99701

Attention: Mike Clark, President, Secretary & Treasurer

E-mail:   [***]

with a copy (which shall not constitute notice) to:

Blake, Cassels & Graydon LLP

Suite 3500, 1133 Melville Street,

Vancouver, BC V6E 4E5

Attention: Steven McKoen and Michelle Noorani

E-mail:   [***] and [***]

(c)	if to Dolly Varden:

Dolly Varden Silver Corporation

Suite 3123 – 595 Burrard Street

PO Box 49139

Three Bentall Centre

Vancouver, BC V7X 1J1

Attention: Shawn Khunkhun

E-mail:   [***]

with a copy (which shall not constitute notice) to:

Stikeman Elliott LLP

Suite 1700, 666 Burrard Street

Vancouver, BC V6C 2X8

Attention: Victor Gerchikov

E-mail:   [***]

10.2	Governing Law

This Agreement shall be governed, including as to validity, interpretation and effect, by the laws of the Province of British Columbia and the laws of Canada applicable therein. Each of the Parties hereby irrevocably attorns to the exclusive jurisdiction of the Courts of the Province of British Columbia in respect of all matters arising under and in relation to this Agreement and the Arrangement and waives any defences to the maintenance of an action in the Courts of the Province of British Columbia.

10.3	Injunctive Relief

Subject to Section 8.3, the Parties agree that irreparable harm would occur for which money damages would not be an adequate remedy at Law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the Parties agree that, in the event of any breach or threatened breach of this Agreement by a Party, the non-breaching Party will be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance, and the Parties shall not object to the granting of injunctive or other equitable relief on the basis that there exists an adequate remedy at law. Subject to Section 8.3, such remedies will not be the exclusive remedies for any breach of this Agreement but will be in addition to all other remedies available at Law or equity to each of the Parties.

10.4	Time of Essence

Time shall be of the essence in this Agreement.

10.5	Entire Agreement, Binding Effect and Assignment

Contango may assign all or any part of its rights under this Agreement to, and its obligations under this Agreement may be assumed by, an affiliate of Contango, provided that if such assignment or assumption takes place, Contango shall continue to be liable jointly and severally with such affiliate for all of its obligations hereunder. Contango shall provide Dolly Varden with written notice of such assignment on or before 5:00 p.m. (Vancouver time) on the Business Day following such assignment. This Agreement shall be binding on and shall enure to the benefit of the Parties and their respective successors and permitted assigns.

This Agreement (including the exhibits and schedules hereto, the Dolly Varden Disclosure Letter and the Contango Disclosure Letter) and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the Parties, or any of them, with respect to the subject matter hereof and thereof and, except as expressly provided herein, this Agreement is not intended to and shall not confer upon any person other than the Parties any rights or remedies hereunder. Except as expressly permitted by the terms hereof, neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by either of the Parties without the prior written consent of the other Parties.

10.6	Severability

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law or public policy, that provision will be severed from this Agreement and all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

10.7	Further Assurances

Each Party shall use all commercially reasonable efforts do all such things and provide all such reasonable assurances as may be required to consummate the transactions contemplated by this Agreement, and each Party shall provide such further documents or instruments as reasonably required by any other Parties as necessary or desirable to effect the purpose of this Agreement and carry out its provisions, whether before or after the Effective Date.

10.8	No Third Party Beneficiaries

Except as provided in Section 8.5(e) this Agreement is not intended to confer any rights or remedies upon any person other than the Parties to this Agreement.

10.9	Mutual Interest

Notwithstanding the fact that any part of this Agreement has been drafted or prepared by or on behalf of one of the Parties, the Parties confirm that they and their respective counsel have reviewed and negotiated this Agreement and that the Parties have adopted this Agreement as the joint agreement and understanding of the Parties, and the language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and the Parties waive the application of any Laws or rule or construction providing that ambiguities in any agreement or other document will be construed against the Party drafting such agreement or other document and agree that no rule of construction providing that a provision is to be interpreted in favour of the person who contracted the obligation and against the person who stipulated it will be applied against any Party.

10.10	Counterparts, Execution

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The Parties shall be entitled to rely upon delivery of an executed electronic copy of this Agreement, and such executed electronic copy shall be legally effective to create a valid and binding agreement between the Parties.

[The next page is the signature page.]

IN WITNESS WHEREOF the Parties have executed this Agreement as of the date first written above.

CONTANGO ORE, INC.

By:	/s/ Rick Van Nieuwenhuyse
Name: Rick Van Nieuwenhuyse
Title: President and Chief Executive Officer

1566004 B.C. LTD.

By:	/s/ Michael Clark
Name: Michael Clark
Title: President

DOLLY VARDEN SILVER CORPORATION

By:	/s/ Shawn Khunkhun
Name: Shawn Khunkhun
Title: President and Chief Executive Officer

SCHEDULE A

PLAN OF ARRANGEMENT

PLAN OF ARRANGEMENT UNDER DIVISION 5 OF PART 9 OF THE

BUSINESS CORPORATIONS ACT (BRITISH COLUMBIA)

(see attached)

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PLAN OF ARRANGEMENT

Under Division 5 of Part 9 of the Business Corporations Act (British Columbia)

concerning

Dolly Varden Silver Corporation

ARTICLE 1

INTERPRETATION

1.1	Definitions

For the purposes of this Plan of Arrangement, the following have the respective meanings set forth below:

“Acquiror” means 1566004 B.C. Ltd., a company directly and wholly-owned by Callco immediately prior to the Effective Time, existing under the laws of the Province of British Columbia;

“Acquiror Shares” means the common shares in the authorized share structure of Acquiror;

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto;

“Amalco” has the meaning set forth in Section 4.1(e)(i).

“Amalco Common Shares” has the meaning set forth in Section 4.5(d);

“Amalco Exchangeable Shares” has the meaning set forth in Section 4.5(d);

“Amalgamation” has the meaning set forth in Section 4.1(e)(i);

“Arrangement” means the arrangement under Division 5 of Part 9 of the BCBCA on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments or variations thereto made in accordance with Section 9.3 of the Arrangement Agreement, this Plan of Arrangement or at the direction of the Court in the Interim Order or Final Order with the consent of Contango, Acquiror and Dolly Varden, each acting reasonably;

“Arrangement Agreement” means the Arrangement Agreement dated December 7, 2025 among Dolly Varden, Acquiror and Contango as same may be amended, modified or supplemented from time to time in accordance therewith prior to the Effective Time, providing for, among other things, the Arrangement;

“BCBCA” means the Business Corporations Act (British Columbia);

“Business Day” means any day, other than a Saturday, a Sunday or any other day on which the banks located in Vancouver, British Columbia are closed or authorized to be closed;

“Callco” means 1566002 B.C. Unlimited Liability Company, an unlimited liability company, directly and wholly-owned by Contango, existing under the laws of the Province of British Columbia;

“Callco Share” means a common share in the capital of Callco;

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“Code” means the United States Internal Revenue Code of 1986, as amended;

“Consideration” means (i) in the case of an Eligible Holder who validly elected to receive Exchangeable Shares prior to the Election Deadline in accordance with this Plan of Arrangement, for each Dolly Varden Share, 0.1652 of an Exchangeable Share, and (ii) in the case of each other Dolly Varden Shareholder, for each Dolly Varden Share, 0.1652 of a Contango Consideration Share;

“Consideration Shares” means Contango Consideration Shares and Exchangeable Shares to be issued as Consideration pursuant to the Arrangement;

“Contango” means Contango, a Delaware corporation;

“Contango Consideration Shares” means Contango Shares to be issued as Consideration pursuant to the Arrangement;

“Contango Share” means a share of voting common stock in the authorized share structure of Contango;

“Court” means the Supreme Court of British Columbia;

“Depositary” means Computershare Investor Services Inc., in its capacity as depositary for the Arrangement;

“Dissent Rights” has the meaning set forth in Section 6.1;

“Dissenting Shareholder” means a registered Dolly Varden Shareholder as of the record date of the Dolly Varden Meeting that duly and validly exercises the Dissent Rights in strict compliance with Sections 237 to 247 of the BCBCA, as modified by the Interim Order, the Final Order, Section 6.1, or any other order of the Court and that has not withdrawn or been deemed to have withdrawn such exercise of Dissent Rights;

“Dolly Varden” means Dolly Varden Silver Corporation, a British Columbia company;

“Dolly Varden Circular” has the meaning set forth in the Arrangement Agreement;

“Dolly Varden Meeting” has the meaning set forth in the Arrangement Agreement;

“Dolly Varden Option” means an option to purchase a Dolly Varden Share granted pursuant to the Dolly Varden Option Plan;

“Dolly Varden Option In-The-Money Amount” in respect of a Dolly Varden Option means the amount, if any, by which the total fair market value (determined immediately before the Effective Time) of the Dolly Varden Share that a Holder of a Dolly Varden Option is entitled to acquire on exercise of such Dolly Varden Option immediately before the Effective Time exceeds the aggregate exercise price to acquire such Dolly Varden Share;

“Dolly Varden Option Plan” means the Dolly Varden Stock Option Plan dated May 20, 2022;

“Dolly Varden Resolution” means the special resolution to be considered by the Dolly Varden Shareholders at the Dolly Varden Meeting, substantially in the form attached as Schedule B to the Arrangement Agreement;

“Dolly Varden RSU” means a restricted share unit awarded pursuant to the Dolly Varden RSU Plan;

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“Dolly Varden RSU Net Exercise Agreements” means, collectively, the agreements to be entered into by Dolly Varden and each Holder of Dolly Varden RSUs prior to the Effective Time providing for the net exercise of the Dolly Varden RSUs in connection with the surrender and cancellation or redemption of the Dolly Varden RSUs pursuant to the terms of the Dolly Varden RSU Plan and in connection with the Arrangement, in a form to be agreed to by Dolly Varden and Contango, each acting reasonably;

“Dolly Varden RSU Plan” means the Dolly Varden Restricted Share Unit Plan dated May 20, 2022;

“Dolly Varden Security” means a Dolly Varden Share, Dolly Varden Option or Dolly Varden RSU;

“Dolly Varden Securityholder” means a holder of one or more Dolly Varden Securities;

“Dolly Varden Share” means a common share in the authorized share structure of Dolly Varden;

“Dolly Varden Shareholder” means a registered or beneficial holder of one or more Dolly Varden Shares and, where the context so provides, includes joint holders of such Dolly Varden Shares;

“Effective Date” has the meaning set forth in the Arrangement Agreement;

“Effective Time” means 12:01 a.m. (Vancouver time) on the Effective Date, or such other time as the parties to the Arrangement Agreement agree to in writing before the Effective Date;

“Electing Dolly Varden Shares” has the meaning set forth in Section 4.1(c);

“Election Deadline” means the date and time as agreed by Dolly Varden and Contango (each acting reasonably) and set in accordance with Section 4.2(b) as the deadline for Eligible Holders to make the election in Section 4.2(a); provided that, for greater certainty, the Election Deadline shall be prior to the Effective Date;

“Eligible Holder” means a Dolly Varden Shareholder that is a beneficial owner of Dolly Varden Shares and is: (a) a resident of Canada for purposes of the Tax Act and not exempt from tax under Part I of the Tax Act; or (b) a “Canadian partnership” within the meaning of the Tax Act, other than a Canadian partnership all the members of which are exempt from tax under Part I of the Tax Act;

“Exchange Ratio” means 0.1652 of a Contango Share for each Dolly Varden Share;

“Exchangeable Share Provisions” means the rights, privileges, restrictions and conditions attaching to the Exchangeable Shares, which rights, privileges, restrictions and conditions shall be consistent with the terms set out in the Exchangeable Share Term Sheet, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof;

“Exchangeable Share Support Agreement” means an agreement to be made among Contango, Callco and Acquiror on the Effective Date and in connection with this Plan of Arrangement consistent with the terms set out in the Exchangeable Share Term Sheet, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof;

“Exchangeable Share Term Sheet” means the term sheet summarizing the rights, privileges, restrictions and conditions attaching to the Exchangeable Shares as set forth in Schedule F to the Arrangement Agreement;

“Exchangeable Shares” means the exchangeable shares in the capital of Acquiror having the rights, privileges, restrictions and conditions set forth in the Exchangeable Share Provisions;

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“Final Order” means the final order of the Court pursuant to Section 291 of the BCBCA, in form and substance acceptable to Contango and Dolly Varden, each acting reasonably, after a hearing upon the procedural and substantive fairness of the terms and conditions of the Arrangement, approving the Arrangement, as such order may be affirmed, amended, modified, supplemented or varied by the Court (with the consent of Contango and Dolly Varden, each acting reasonably) at any time prior to the Effective Date or, if appealed, then, as affirmed or as amended on appeal (provided that any such amendment is acceptable to Contango and Dolly Varden, each acting reasonably) unless such appeal is withdrawn, abandoned or denied;

“Governmental Entity” means (a) any multinational, federal, national, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, commissioner, board, minister, ministry, bureau, agency or instrumentality, domestic or foreign, (b) any subdivision, agent, commission, board or authority of any of the foregoing, (c) any quasi-governmental or private body, including any tribunal, commission, regulatory agency or self-regulatory organization, exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing, or (d) any stock exchange, including the NYSE American and TSXV;

“Holders” means (a) when used with reference to Dolly Varden Shares, the holders thereof shown from time to time in the central securities registers of Dolly Varden and, where the context so provides, includes joint holders of such Dolly Varden Shares, (b) when used with reference to Dolly Varden Options, the holders thereof shown from time to time in the register maintained by or on behalf of Dolly Varden in respect of Dolly Varden Options, and (c) when used with reference to Dolly Varden RSUs, the holders thereof shown from time to time in the register maintained by or on behalf of Dolly Varden in respect of Dolly Varden RSUs;

“Interim Order” means the interim order of the Court contemplated by Section 2.2 of the Arrangement Agreement and made pursuant to Section 291 of the BCBCA in form acceptable to Contango and Dolly Varden, each acting reasonably, providing for, among other things, declaration and direction in respect of the notice to be given in respect of, and the calling and holding of the Dolly Varden Meeting, as the same may be affirmed, amended, modified, supplemented or varied by the Court (provided that any such amendment, modification, supplement or variation is acceptable to Contango and Dolly Varden, each acting reasonably);

“Law” or “Laws” means all laws (including common law), by-laws, statutes, rules, regulations, principles of law and equity, orders, rulings, ordinances, judgements, injunctions, determinations, awards, decrees or other requirements, whether domestic or foreign, and the terms and conditions of any grant of approval, permission, authority or license of any Governmental Entity or self-regulatory authority (including, where applicable, the TSXV and the NYSE American), and the term “applicable” with respect to such Laws and in a context that refers to one or more persons, means such Laws as are applicable to such person or its business, undertaking, assets, property or securities and emanate from a person having jurisdiction over the person or persons or its or their business, undertaking, assets, property or securities;

“Letter of Transmittal and Election Form” means the letter of transmittal and election form(s) for use by registered Dolly Varden Shareholders, in the form accompanying the Dolly Varden Circular (which shall be reasonably acceptable to Contango) or in any other form reasonably acceptable to Contango and Dolly Varden, providing for Dolly Varden Shareholder’s election with respect to the Consideration and which shall specify that delivery shall be effected, and risk of loss and title to the share certificates representing the applicable Dolly Varden Shares, if any, shall pass, only upon proper delivery of such share certificates (or effective affidavits of loss in lieu thereof) to the Depositary and which shall be in such form and have such other customary provisions as Dolly Varden may specify (which shall be reasonably acceptable to Contango);

“Lien” has the meaning set forth in the Arrangement Agreement;

“Non-Electing Dolly Varden Shares” has the meaning set forth in Section 4.1(b);

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“NYSE American” means the NYSE American Stock Exchange LLC;

“Person” means an individual, sole proprietorship, partnership, association, body corporate, trust, natural person in his or her capacity as trustee, executor, administrator or other legal representative, Governmental Entity or any other entity, whether or not having legal status;

“Plan of Arrangement”, “hereof”, “herein”, “hereunder”, and similar expressions refer to this Plan of Arrangement and not to any particular Article, Section or other portion hereof and includes any agreement or instrument supplementary or ancillary hereto;

“Replacement Option In-The-Money Amount” in respect of a Replacement Option means the amount, if any, by which the total fair market value (determined immediately after the Effective Time) of the Contango Shares that a holder is entitled to acquire on exercise of the Replacement Option at and from the Effective Time exceeds the aggregate exercise price to acquire such Contango Shares;

“Replacement Options” means options to purchase Contango Shares granted in exchange for the Dolly Varden Options pursuant to this Plan of Arrangement;

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership or other legal entity of which (a) if a corporation, a majority of the total voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary;

“Tax” has the meanings set forth in the Arrangement Agreement;

“Tax Act” means the Income Tax Act (Canada);

“Trustee” means a trustee to be mutually chosen by Contango and Dolly Varden, acting reasonably, to act as trustee under the Voting and Exchange Trust Agreement and any successor trustee appointed under the Voting and Exchange Trust Agreement;

“TSXV” means the TSX Venture Exchange;

“U.S. Dollar Equivalent” means, in respect of any amount expressed in Canadian dollars (the “Canadian Dollar Amount”), the quotient obtained by dividing (i) the Canadian Dollar Amount by (ii) the “US Dollar” daily exchange rate published by the Bank of Canada on the Business Day immediately preceding the Effective Date or, in the event such daily exchange rate is not available, the Canadian dollar-U.S. dollar exchange rate on the Business Day immediately preceding the Effective Date, expressed in U.S. dollars, as may be determined by Contango (which shall be reasonably acceptable to Dolly Varden); and

“Voting and Exchange Trust Agreement” means an agreement entered into between Contango, Callco, Acquiror and the Trustee on the Effective Date in connection with this Plan of Arrangement.

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1.2	Headings and References

The division of this Plan of Arrangement into Articles and sections and the insertion of headings are for convenience of reference only and do not affect the construction or interpretation of this Plan of Arrangement. Unless otherwise specified, references to Articles and sections are to Articles and sections of this Plan of Arrangement.

1.3	Time Periods

Unless otherwise specified, time periods within, or following, which any payment is to be made, or act is to be done, shall be calculated by excluding the day on which the period commences and including the day on which the period ends and by extending the period to the next Business Day following if the last day of the period is not a Business Day.

1.4	Currency

Unless otherwise stated, all references in this Plan of Arrangement to sums of money are expressed in lawful money of Canada.

1.5	Time

Unless otherwise indicated, all times expressed herein or in any Letter of Transmittal and Election Form are to local time, Vancouver, British Columbia.

1.6	Construction

In this Plan of Arrangement:

(a)	unless the context otherwise requires, words importing the singular include the plural and vice versa and words denoting any gender include all genders;

(b)	the word “including” or “includes” shall mean “including (or includes) without limitation”;

(c)	“or” is intended to be inclusive and is deemed to mean “and/or”; and

(d)

any reference to a statute includes all rules and regulations made pursuant to such statute and, unless otherwise specified, the provisions of any statute or regulation or rule which amends, supplements or supersedes any such statute or any such regulation or rule.

1.7	Governing Law

This Plan of Arrangement shall be governed by and construed in accordance with the BCBCA, and the Laws of the Province of British Columbia and other federal Laws of Canada applicable therein.

ARTICLE 2

PURPOSE AND EFFECT OF THE PLAN OF ARRANGEMENT

2.1	Plan of Arrangement

This Plan of Arrangement is made pursuant to, is subject to the provisions of and forms part of, the Arrangement Agreement.

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2.2	Effectiveness

This Plan of Arrangement and the Arrangement will become effective, and will be binding, at and after the times referred to in Section 4.1 on: (a) Dolly Varden, (b) Acquiror, (c) Callco, (d) Contango, (e) all Dolly Varden Securityholders (including Dissenting Shareholders), (f) all holders of Exchangeable Shares, (g) the Depositary, (h) Amalco (upon and following the Amalgamation), and (i) all other Persons, in each case without any further authorization, act or formality on the part of the Court or any Person from and after the Effective Time.

ARTICLE 3

CONVERTIBLE SECURITIES

3.1	Restricted Share Units

On the Effective Date, immediately prior to the Effective Time, not as part of the Arrangement, all of the Dolly Varden Shares to be issued in connection with the surrender and cancellation or redemption of the Dolly Varden RSUs in accordance with the terms of the Dolly Varden RSU Plan, the Dolly Varden RSU Net Exercise Agreements and the Arrangement Agreement shall be issued and the name of each such former holder of a surrendered and cancelled or redeemed Dolly Varden RSU shall be entered into the central securities register of Dolly Varden, but no such former holder shall be entitled to a certificate or other evidence representing the Dolly Varden Shares issued upon the surrender and cancellation or redemption of such holder’s Dolly Varden RSU, such that each former holder of a Dolly Varden RSU prior to the Effective Time participates in the Arrangement as a Dolly Varden Shareholder. All agreements relating to Dolly Varden RSUs issued under the Dolly Varden RSU Plan shall, on completion of the foregoing surrender and cancellations or redemptions, be terminated and be of no further force and effect.

3.2	Stock Options

On the Effective Date, but not as part of the Arrangement, each Dolly Varden Option outstanding immediately prior to the Effective Time, whether vested or unvested, shall be deemed to be vested to the fullest extent, and following completion of the step set out in Section 4.1(d), but for greater certainty prior to the completion of the step set out in Section 4.1(e), shall be exchanged for a Replacement Option to purchase from Contango the number of Contango Shares (rounded down to the nearest whole number) equal to: (A) the Exchange Ratio, multiplied by (B) the number of Dolly Varden Shares subject to such Dolly Varden Option immediately prior to the Effective Time, at an exercise price per Dolly Varden Share (rounded up to the nearest whole cent) equal to (M) the U.S. Dollar Equivalent of the exercise price per Dolly Varden Share otherwise subject to such Dolly Varden Option immediately prior to the Effective Time, divided by (N) the Exchange Ratio. Except as set out above, all other terms and conditions of such Replacement Option, including the conditions to and manner of exercising, will be the same as the Dolly Varden Option so exchanged, and shall be governed by the terms of the Dolly Varden Option Plan, and any document evidencing a Dolly Varden Option shall thereafter evidence and be deemed to evidence such Replacement Option and no certificates evidencing the Replacement Options will be issued and the Replacement Options shall be governed by and be subject to such certificates, other than as amended hereby. It is intended that the provisions of subsection 7(1.4) of the Tax Act apply to the exchange of a Dolly Varden Option for a Replacement Option. Therefore, in the event that the Replacement Option In-The-Money Amount in respect of a Replacement Option would, but for this sentence, exceed the Dolly Varden Option In-The-Money Amount in respect of the Dolly Varden Option for which it is exchanged, the number of Contango Shares which may be acquired on exercise of the Replacement Option at and after the Effective Time will be automatically adjusted accordingly with effect at and from the Effective Time to ensure that the Replacement Option In-The-Money Amount in respect of the Replacement Option does not exceed the Dolly Varden Option In-The-Money Amount in respect of the Dolly Varden Option. Additionally, to the extent the exchange of a Dolly Varden Option for a Replacement Option is subject to Section 409A of the Code, the exercise price, the number of Contango Shares which may be acquired on exercise of the Replacement Option and the terms and conditions of exercise of such option shall be determined in a manner consistent with the requirements of Section 409A of the Code.

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ARTICLE 4

THE ARRANGEMENT

4.1	Arrangement

Commencing immediately following the Effective Time, pursuant to the Arrangement, the following transactions shall occur and shall be deemed to occur in the order in which they appear without any further act or formality, effective as at five (5) minute intervals (in each case, unless otherwise specified) starting at the Effective Time:

(a)

Dissenting Shareholders. The outstanding Dolly Varden Shares held by Dissenting Shareholders shall be deemed to be transferred by the Holders thereof to Dolly Varden without any further authorization, act or formality by such Holders, in consideration for the right to receive an amount determined and payable in accordance with Article 6, and

(i)

such Dissenting Shareholders shall cease to be the holders of such Dolly Varden Shares and to have any rights as holders of such Dolly Varden Shares other than the right to be paid fair value by Dolly Varden (using its own funds and not funds provided directly or indirectly by Contango, Acquiror or any of their respective Affiliates) for such Dolly Varden Shares as set out in Article 6;

(ii)	the names of such Dissenting Shareholders shall be removed from the central securities register of Dolly Varden Shares; and

(iii)

Dolly Varden shall be deemed to be the legal and beneficial owner of such Dolly Varden Shares so transferred, free and clear of all Liens and shall be recorded as the registered holder thereof on the central securities register of Dolly Varden Shares;

(b)

Non-Electing Dolly Varden Shares. Subject to Section 4.4, each outstanding Dolly Varden Share held by Holders, other than those Dolly Varden Shares held by Holders that are Dissenting Shareholders described in Section 4.1(a) or the Electing Dolly Varden Shares (collectively, the “Non-Electing Dolly Varden Shares”) will be transferred by the Holders thereof to Acquiror without any further authorization, act or formality by such Holders, in exchange for the Consideration in the form of Contango Consideration Shares, and

(i)

contemporaneously with the step set forth in Section 4.1(b) and 4.1(b)(ii), Callco shall issue to Contango, as consideration for the issue by Contango of Contango Consideration Shares pursuant to Section 4.1(b), one fully paid and non-assessable Callco Share for each such Contango Consideration Share, and the capital account maintained by Callco in respect of Callco Shares shall be increased, in respect of each Callco Share issued pursuant to this Section 4.1(b)(i), by an amount equal to $•, and Contango shall be entered in Callco’s central securities register of Callco Shares;

(ii)

contemporaneously with the steps set forth in Section 4.1(b) and Section 4.1(b)(i), Acquiror shall issue to Callco, as consideration for the issue of the Callco Shares by Callco pursuant to Section 4.1(b)(i), one fully paid and non-assessable Acquiror Share for each Callco Share, and the capital account maintained by Acquiror in respect of Acquiror Shares shall be increased, in respect of each Acquiror Share issued pursuant to this Section 4.1(b)(ii), by an amount equal to $•, and Callco shall be entered in Acquiror’s central securities register of Acquiror Shares as the holder thereof;

(iii)

the Holders of such Non-Electing Dolly Varden Shares shall cease to be the holders of such Non-Electing Dolly Varden Shares and to have any rights as holders of such Non-Electing Dolly Varden Shares other than the right to receive the Consideration in the form of Contango Consideration Shares in accordance with this Plan of Arrangement;

(iv)	the names of such Holders will be removed from the central securities register of Dolly Varden Shares; and

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(v)

Acquiror shall be deemed to be the legal and beneficial owner of such Non-Electing Dolly Varden Shares so transferred, free and clear of all Liens and shall be recorded as the registered holder thereof on the central securities register of Dolly Varden Shares;

(c)

Electing Dolly Varden Shares. Subject to Section 4.4, those outstanding Dolly Varden Shares held by Eligible Holders (or if applicable, registered Holders on such Eligible Holder’s behalf), other than those Eligible Holders that are Dissenting Shareholders described in Section 4.1(a), who have (A) submitted a Letter of Transmittal and Election Form in accordance with Section 4.2 with respect to such Dolly Varden Shares or (B) otherwise made an election to receive Exchangeable Shares for such Dolly Varden Shares in a manner that is reasonably acceptable to Contango and Dolly Varden prior to the Effective Time (collectively, the “Electing Dolly Varden Shares”) will be transferred by Eligible Holders thereof to Acquiror without any further authorization, act or formality by such Eligible Holders, in exchange for the Consideration in the form of Exchangeable Shares, and

(i)

Eligible Holders of such Electing Dolly Varden Shares shall cease to be the holders of such Electing Dolly Varden Shares and to have any rights as holders of such Electing Dolly Varden Shares other than the right to receive the Consideration in the form of Exchangeable Shares in accordance with this Plan of Arrangement; and

(ii)

the names of such Eligible Holders (or if applicable, the registered Holders of such Dolly Varden shares on such Eligible Holder’s behalf) will be removed from the central securities register of Dolly Varden Shares in respect of such Electing Dolly Varden Shares; and

(iii)

Acquiror shall be deemed to be the legal and beneficial owner of such Electing Dolly Varden Shares so transferred, free and clear of all Liens and shall be recorded as the registered holder thereof on the central securities register for Dolly Varden Shares, such that following the transactions contemplated by Section 4.1(a), Section 4.1(b) and Section 4.1(c), Acquiror shall be the legal and beneficial owner of 100% of the Dolly Varden Shares;

(d)

Documents in Support of Exchangeable Share Structure. Contemporaneously with the step contemplated in Section 4.1(c), (i) Contango, Callco and Acquiror shall execute the Exchangeable Share Support Agreement and (ii) Contango, Callco, Acquiror and the Trustee shall execute the Voting and Exchange Trust Agreement;

(e)

Amalgamation. On the date that is two (2) Business Days after Dolly Varden files a valid T2067 election under subsection 89(1) of the Tax Act to cease to be a “public corporation” for purposes of the Tax Act (which filing shall occur no later than five (5) Business Days following the Effective Date, subject to extension, as applicable, to the day following the date that the Dolly Varden Shares are officially delisted from each and every “designated stock exchange” within the meaning of the Tax Act):

(i)

Acquiror and Dolly Varden shall amalgamate (the “Amalgamation”) to form one corporate entity with the same effect as if they were amalgamated under Division 3 of Part 9 of the BCBCA, except that the separate legal existence of Dolly Varden will not cease and Dolly Varden will survive the Amalgamation (Dolly Varden, as such surviving entity, “Amalco”) and, for the avoidance of doubt, the Amalgamation together with the transactions described in Sections 4.1(a) through 4.1(e) are intended to constitute a single, integrated transaction qualifying as a tax deferred reorganization within the meaning of section 368(a)(l)(B) of the Code and/or section 368(a)(1)(A) of the Code by reason of section 368(a)(2)(E) of the Code for all United States federal income tax purposes, and the Amalgamation is intended to qualify as an amalgamation as defined in subsection 87(1) of the Tax Act;

(ii)

effective immediately prior to the Amalgamation, the capital account maintained in respect of the Dolly Varden Shares shall be reduced to CAD$1.00 and the amount by which the capital of Dolly Varden is reduced shall not be distributed to Acquiror;

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(iii)

pursuant to the Amalgamation, the separate legal existence of Acquiror shall cease without Acquiror being liquidated or wound up and Acquiror and Dolly Varden shall continue as Amalco, and the properties, rights, interests and obligations of Acquiror and Dolly Varden shall become the properties, rights, interests and obligations of Amalco, as more fully described in Section 4.5;

(iv)	effective on the Amalgamation, each Dolly Varden Share shall be cancelled without any repayment of capital in respect of those shares; and

(v)

effective on the Amalgamation, each Acquiror Share will be exchanged for an Amalco Common Share and each Exchangeable Share will be exchanged for an Amalco Exchangeable Share, as more fully described in Section 4.5(e).

4.2	Consideration Elections

With respect to the transfer and assignment of Dolly Varden Shares pursuant to Sections 4.1(b) and 4.1(c):

(a)

each beneficial owner of Dolly Varden Shares who, as at the Effective Time, is an Eligible Holder entitled to receive Consideration Shares under this Plan of Arrangement is entitled to elect to receive in respect of their Dolly Varden Shares, such Consideration Shares in the form of Exchangeable Shares as are designated in accordance with Section 4.2(c);

(b)

the deadline for making the election provided for in Section 4.2(a) shall be set by Dolly Varden providing at least two (2) Business Days’ notice of the Election Deadline to Dolly Varden Shareholders by means of a news release disseminated on a recognized newswire; provided that, the Election Deadline, once set, may be extended by Dolly Varden to a subsequent date prior to the Effective Date and Dolly Varden shall promptly announce any such extension and, when determined, the rescheduled Election Deadline, which rescheduled deadline if necessary shall be as agreed by Contango and Dolly Varden (each acting reasonably), provided that at least one (1) Business Day of advance notice thereof shall have been provided by Dolly Varden to Dolly Varden Shareholders by means of a news release disseminated on a newswire;

(c)

the election provided for in Section 4.2(a) shall be made by an Eligible Holder (or if applicable, by the registered holder of Dolly Varden Shares on such Eligible Holder’s behalf), or their duly authorized representative as applicable, by depositing with the Depositary, prior to the Election Deadline, a duly completed Letter of Transmittal and Election Form indicating such Dolly Varden Shareholder’s election to receive Consideration Shares in the form of Exchangeable Shares and designating the number of Exchangeable Shares elected to be received, together with certificates (if any) representing such Dolly Varden Shareholder’s Electing Dolly Varden Shares;

(d)	any Letter of Transmittal and Election Form, once deposited with the Depositary, shall be irrevocable and may not be withdrawn by a Dolly Varden Shareholder; and

(e)

any Dolly Varden Shareholder who does not deposit with the Depositary a duly completed Letter of Transmittal and Election Form together with certificates (if any) representing the Electing Dolly Varden Shares prior to the Election Deadline, otherwise fails to comply with the requirements of this Section 4.2 or of the Letter of Transmittal and Election Form or who have not otherwise made an election to receive Exchangeable Shares in a manner that is reasonably acceptable to Contango and Dolly Varden prior to the Effective Time shall be deemed to have elected to receive only Contango Consideration Shares in respect of their Dolly Varden Shares pursuant to this Plan of Arrangement.

4.3	Tax Election

Each beneficial owner of Dolly Varden Shares who, as at the Effective Time, is an Eligible Holder, and who has validly elected (or for whom the registered holder has validly elected on such beneficial owner’s behalf)

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to receive Exchangeable Shares shall be entitled to make an income tax election pursuant to subsection 85(1) of the Tax Act, or subsection 85(2) of the Tax Act if such beneficial owner is a partnership (and in each case, where applicable, the analogous provisions of provincial income tax Law), with respect to the transfer of its Electing Dolly Varden Shares to Acquiror and the receipt of Consideration in respect thereof by providing two signed copies of the necessary prescribed election form(s) (or equivalent information through an alternative document or platform, at Acquiror’s or, as applicable, Amalco’s as successor to Acquiror, discretion) to the Depositary within sixty (60) days following the Effective Date, duly completed with the details of the number of Electing Dolly Varden Shares transferred and the applicable agreed amounts for the purposes of such elections. Thereafter, subject to the election forms being correct and complete and complying with the provisions of the Tax Act (and applicable provincial income tax Law), the forms will be signed by Acquiror or, as applicable, Amalco as successor to Acquiror, and returned to such former beneficial owner of Dolly Varden Shares within sixty (60) days after the receipt thereof by the Depositary for filing with the Canada Revenue Agency (or the applicable provincial taxing authority) by such former beneficial owner. Neither Acquiror, nor Amalco, as successor to Acquiror, will be responsible for the proper completion of any election form and, except for Acquiror’s and Amalco’s obligation to return (within sixty (60) days after the receipt thereof by the Depositary) duly completed election forms which are received by the Depositary within sixty (60) days of the Effective Date, neither Acquiror nor Amalco, as successor to Acquiror, will be responsible for any taxes, interest or penalties resulting from the failure by a former beneficial owner of Electing Dolly Varden Shares that was an Eligible Holder to properly complete or file the election forms in the form and manner and within the time prescribed by the Tax Act (or any applicable provincial legislation) or to qualify for such applicable income tax elections.

4.4	No Fractional Shares

No fractional Contango Consideration Shares or Exchangeable Shares, or certificates representing fractional Contango Consideration Shares or Exchangeable Shares, as applicable, shall be issued to Dolly Varden Shareholders, and such fractional share interests will not entitle the owner thereof to the rights of a stockholder of Contango or shareholder of Acquiror, as applicable. Any fractional Contango Consideration Shares or Exchangeable Shares issuable in connection with the Arrangement will be rounded down to the nearest whole number of Contango Consideration Shares or Exchangeable Shares, as applicable, and no payment or other adjustment shall be made with respect to the fractional interest so disregarded.

4.5	Amalgamation of Acquiror and Dolly Varden

Pursuant to Section 4.1(e), Acquiror and Dolly Varden shall amalgamate to form Amalco under the BCBCA, with the effect described below, and, unless and until otherwise determined in the manner required by Law, the following shall apply:

(a)	Name. The name of Amalco shall be Dolly Varden;

(b)

Registered Office. The registered office of Amalco shall be located in Vancouver, British Columbia. The address of the registered office shall be Suite 3500 - 1133 Melville Street, Vancouver, British Columbia V6E 4E5;

(c)	Business and Powers. There shall be no restrictions on the business that Amalco may carry on or on the powers it may exercise;

(d)	Authorized Share Capital. Amalco shall be authorized to issue an unlimited number of common shares (“Amalco Common Shares”) and unlimited number of exchangeable shares (“Amalco Exchangeable Shares”);

(e)

Share Provisions. Amalco Common Shares shall have the same terms as Acquiror Shares and Amalco Exchangeable Shares shall have the same terms as Exchangeable Shares. Upon the Amalgamation becoming effective, Exchangeable Shares shall become Amalco Exchangeable Shares with identical rights, privileges, restrictions and conditions, and that all related agreements,

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including the Exchangeable Share Support Agreement and the Voting and Exchange Trust Agreement to which Acquiror is a party shall remain in full force with references updated to Amalco;

(f)	Number of Directors. The number of directors of Amalco shall not be less than 1 and not more than 10, and otherwise as the shareholders of Amalco may from time to time determine by special resolution;

(g)	First Directors. The first director(s) of Amalco shall be •;

(h)	Notice of Articles and Articles. The notice of articles and articles of Amalco shall be the same as the notice of articles and articles of Acquiror;

(i)	First Annual General Meeting. The first annual general meeting of Amalco shall be held within 18 months from the Effective Date;

(j)

Capital. The capital of the issued and outstanding Amalco Common Shares shall be equal to the capital of the issued and outstanding Acquiror Shares immediately before the Amalgamation. The capital of the issued and outstanding Amalco Exchangeable Shares shall be equal to the capital of the issued and outstanding Exchangeable Shares of Acquiror immediately before the Amalgamation; and

(k)	Effect of Amalgamation. Upon the Amalgamation becoming effective:

(i)	the properties, rights and interests of Acquiror and Dolly Varden shall continue to be the properties, rights and interests of Amalco;

(ii)	Amalco shall continue to be liable for the obligations of Acquiror and Dolly Varden;

(iii)	all existing causes of action, claims or liabilities to prosecution with respect to Acquiror and Dolly Varden shall be unaffected;

(iv)	all civil, criminal or administrative actions or proceedings pending by or against Acquiror and Dolly Varden may be continued to be prosecuted by or against Amalco; and

(v)	all convictions against, or rulings, orders or judgments in favour of or against Acquiror and Dolly Varden may be enforced by or against Amalco.

ARTICLE 5

EXCHANGE OF CERTIFICATES AND DELIVERY OF CONSIDERATION

5.1	Delivery of Consideration

(a)

At or prior to the Effective Time, Contango or Acquiror shall deposit or cause to be deposited with the Depositary, for the benefit of each Dolly Varden Shareholder (other than the Dissenting Shareholders in respect of their applicable Dolly Varden Shares), Contango Consideration Shares and Exchangeable Shares to which each such Dolly Varden Shareholder is entitled pursuant to Section 4.1(b) andSection 4.1(c), as applicable, upon the transfer of Dolly Varden Shares in accordance with those Sections, which Contango Consideration Shares and Exchangeable Shares shall be held by the Depositary, following the Effective Time, as agent and nominee for such former Dolly Varden Shareholders for distribution to such former holders in accordance with the provisions of this Article 5.

(b)

Upon surrender by a Dolly Varden Shareholder (other than a Dissenting Shareholder) to the Depositary of a certificate which immediately prior to the Effective Time represented one or more Dolly Varden Shares, together with a duly completed and executed Letter of Transmittal and Election Form and any other documents reasonably requested by Contango, Callco, Acquiror or the Depositary (or, if such Dolly Varden Shares are held in book-entry or other uncertificated form,

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upon the entry through a book-entry transfer agent of the surrender of such Dolly Varden Shares on a book-entry account statement, it being understood that any reference herein to “certificates” shall be deemed to include references to book-entry account statements relating to the ownership of Dolly Varden Shares), the registered Holder of such surrendered certificate(s) of Dolly Varden Shares shall be entitled to receive in exchange therefor, and the Depositary shall deliver to such Dolly Varden Shareholder, as soon as practicable after the Effective Time, the Consideration Shares that such Dolly Varden Shareholder has the right to receive pursuant to Section 4.1(b) or Section 4.1(c) or those Amalco Exchangeable Shares which such Dolly Varden Shareholder has the right to receive pursuant to Section 4.1(e), less any amounts withheld pursuant to Section 5.5, and any certificate of Dolly Varden Shares so surrendered shall forthwith be cancelled.

(c)

Until surrendered for cancellation as contemplated by this Section 5.1, each certificate that immediately prior to the Effective Time represented one or more Dolly Varden Shares (other than Dolly Varden Shares held by Contango, Callco, Acquiror, any of their respective Subsidiaries or a Dissenting Shareholder) shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the Consideration Shares or Amalco Exchangeable Shares that the holder of such certificate is entitled to receive in the manner contemplated by this Section 5.1, less any amounts withheld pursuant to Section 5.5.

(d)

In the event of the surrender of a certificate of Dolly Varden Shares that is not registered in the transfer records of Dolly Varden under the name of the Person surrendering such certificate, the Consideration to which the registered Holder is entitled pursuant to Section 4.1 or Amalco Exchangeable Shares in respect thereof following the completion of Section 4.1(e) shall be delivered to such a transferee if such certificate is presented to the Depositary and such certificate is duly endorsed or is accompanied by all documents required to evidence and effect such transfer and to evidence to the satisfaction of Acquiror that (i) any applicable stock transfer Taxes or any other Taxes required by reason of such payments being made in a name other than the registered Holder have been paid or (ii) no such Taxes are payable.

(e)

Any portion of the Consideration Shares deposited with the Depositary that remains unclaimed by the Holders and other eligible Persons in accordance with this Article 5 following one year after the Effective Time (i) if those Consideration Shares are Contango Consideration Shares, shall be delivered to Contango and (ii) if such Consideration Shares have, in accordance with Section 4.1(e), become Amalco Exchangeable Shares, shall be delivered to Amalco; and any Holder who has not previously complied with this Article 5 shall thereafter look only to Contango, for any such Consideration Shares that are Contango Consideration Shares and Amalco, and if applicable, Callco, for any such Consideration Shares that are Amalco Exchangeable Shares, and, subject to Section 5.4, Contango, Amalco, and Callco, as applicable, shall remain liable for, satisfaction of such Holder’s claim for delivery under this Section 5.1 of any Consideration Shares.

5.2	Distributions with respect to Unsurrendered Certificates

(a)

No dividends or other distributions declared or made after the Effective Time with respect to Dolly Varden Shares with a record date after the Effective Time shall be delivered to the Holder of any unsurrendered certificate which immediately prior to the Effective Time represented outstanding Dolly Varden Shares that were transferred pursuant to Section 4.1.

(b)

No dividends or other distributions declared or made after the Effective Time with respect to Contango Consideration Shares or Exchangeable Shares with a record date after the Effective Time shall be delivered to the holder of any unsurrendered certificate that, immediately prior to the Effective Time, represented outstanding Dolly Varden Shares that were transferred pursuant to Section 4.1 unless and until the holder of such certificate shall have complied with the provisions of Section 5.1 or Section 5.3. Subject to applicable Law and to Section 5.5, at the time of such compliance, there shall, in addition to the delivery of Consideration or, following the completion of

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the transactions in Section 4.1(e), the Amalco Exchangeable Shares, as applicable, to which the holder is entitled in respect of such Consideration, be delivered to such holder, without interest, the amount of the dividend or other distribution with a record date after the Effective Time theretofore paid with respect to such Contango Consideration Shares, Exchangeable Shares or Amalco Exchangeable Shares.

5.3	Lost Certificates

In the event any certificate which immediately prior to the Effective Time represented one or more outstanding Dolly Varden Shares that were transferred pursuant to Section 4.1 is lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed, the Depositary will issue in exchange for such lost, stolen or destroyed certificate, the Consideration that such Holder has the right to receive in accordance with Section 4.1 or, following the completion of the transactions in Section 4.1(e), Amalco Exchangeable Shares, as applicable, to which the Holder is entitled in respect of such Consideration, deliverable in accordance with such Holder’s Letter of Transmittal and Election Form. When authorizing such exchange for any lost, stolen or destroyed certificate, the Person to whom such Consideration or Amalco Exchangeable Share is to be delivered shall, as a condition precedent to the delivery of such Consideration or Amalco Exchangeable Share, give a bond satisfactory to Dolly Varden, Acquiror, Amalco, Callco and the Depositary (each acting reasonably) or otherwise indemnify Dolly Varden, Acquiror, Amalco, Callco and their respective Affiliates in a manner satisfactory to Dolly Varden, Acquiror, Amalco and Callco (each acting reasonably) against any claim that may be made against Dolly Varden, Acquiror, Amalco and Callco or their respective Affiliates with respect to the certificate alleged to have been lost, stolen or destroyed.

5.4	Extinction of Rights

Any certificate which immediately prior to the Effective Time represented outstanding Dolly Varden Shares that were transferred pursuant to Section 4.1, and not duly surrendered, with all other instruments required by Section 5.1, on or prior to the sixth (6th) anniversary of the Effective Date shall cease to represent a claim or interest of any former Dolly Varden Shareholder of any kind or nature against Dolly Varden, Acquiror, Amalco, Callco and Contango or any of their respective Affiliates. On such date, all Consideration or Amalco Exchangeable Shares to which the former Holder of the certificate referred to in the preceding sentence was ultimately entitled shall be deemed to have been surrendered for no consideration to Acquiror, Amalco or Contango, as applicable, by the Depositary and Contango Consideration Shares and Exchangeable Shares forming part of the Consideration or Amalco Exchangeable Shares, as applicable, shall be deemed to be cancelled for nil consideration.

5.5	Withholding Rights

Notwithstanding anything to the contrary contained herein, each of Dolly Varden, Acquiror, Amalco, Callco, Contango, the Depositary and their respective agents, as applicable (in this section, the “payor”), shall each be entitled to deduct and withhold from any consideration or other amount payable (whether in cash or in kind, and including for avoidance of doubt the Consideration Shares) or otherwise deliverable to any Person hereunder (including any payment to Dissenting Shareholders) such amounts that are required to be deducted or withheld therefrom under any applicable Law in respect of Taxes. For the purposes hereof, all such deducted or withheld amounts shall be treated as having been paid to the Person of which such deduction or withholding was made on account of the obligation to make payment to such Person thereunder, provided that such deducted or withheld amounts are actually remitted to the appropriate Governmental Entity when required by Law by, or on behalf of, the payor.

5.6	No Liens

Any exchange or transfer of securities pursuant to this Plan of Arrangement shall be free and clear of any and all Liens or other claims of third parties of any kind.

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5.7	Paramountcy

From and after the Effective Time: (a) this Plan of Arrangement shall take precedence and priority over any and all securities of Dolly Varden issued and outstanding prior to the Effective Time, including Dolly Varden] Shares, Dolly Varden Options and Dolly Varden RSUs; (b) the rights and obligations of the holders (registered or beneficial) of such securities, Dolly Varden, Acquiror, Amalco, Callco, Contango and their respective Affiliates, the Depositary and any transfer agent or other depositary therefor in relation to this Plan of Arrangement shall be solely as provided for in this Plan of Arrangement; and (c) all actions, causes of action, claims or proceedings (actual or contingent and whether or not previously asserted) based on or in any way relating to any securities of Dolly Varden are deemed to have been settled, compromised, released and determined without liability except as set forth herein and in the Arrangement Agreement.

5.8	Shares Fully Paid

All Consideration Shares issued pursuant to this Plan of Arrangement shall be fully paid and non-assessable, and Contango and Acquiror, respectively, shall be deemed to have received the full consideration therefor.

ARTICLE 6

RIGHTS OF DISSENT

6.1	Rights of Dissent

Pursuant to the Interim Order, registered Holders of Dolly Varden Shares as of the record date for Dolly Varden Meeting may exercise rights of dissent with respect to all Dolly Varden Shares held by such registered Holder (“Dissent Rights”) in connection with the Arrangement pursuant to and in strict compliance with the procedures forth in Sections 237 to 247 of the BCBCA as modified by this Article 6, as the same may be modified by the Interim Order and the Final Order; provided that, notwithstanding Subsection 242(1)(a) of the BCBCA, the written objection to the Dolly Varden Resolution referred to in Subsection 242(1)(a) of the BCBCA must be received by Dolly Varden c/o Stikeman Elliott LLP, Suite 1700 – 666 Burrard Street, Vancouver, BC, V6C 2X8, Attention: Victor Gerchikov, not later than 11:00 a.m. (Vancouver Time) on the date that is two (2) Business Days immediately prior to Dolly Varden Meeting (as it may be adjourned or postponed from time to time). Holders of Dolly Varden Shares who duly exercise Dissent Rights and who:

(a)

are ultimately determined to be entitled to be paid by Dolly Varden (using its own funds and not funds provided directly or indirectly by Contango, Acquiror or any of their respective Affiliates) the fair value for their Dolly Varden Shares shall: (i) be deemed to have transferred such Dolly Varden Shares (free and clear of all Liens) to Dolly Varden in accordance with, and as of the time stipulated in, Section 4.1(a); (ii) in respect of such Dolly Varden Shares, be deemed to not have participated in the transactions in Article 4 (other than Section 4.1(a)); (iii) be entitled to be paid, subject to Section 5.5, the fair value of such Dolly Varden Shares by Dolly Varden which fair value, notwithstanding anything to the contrary contained in the BCBCA, shall be determined as of the close of business on the day before the Dolly Varden Resolution was adopted at Dolly Varden Meeting; and (iv) not be entitled to any other payment or consideration, including any payment or consideration that would be payable under the Arrangement had such Holders not exercised their Dissent Rights in respect of such Dolly Varden Shares; or

(b)

are ultimately determined not to be entitled, for any reason, to be paid by Dolly Varden or Amalco as successor to Dolly Varden fair value for their Dolly Varden Shares, shall be deemed to have participated in the Arrangement, as of the Effective Time, in respect of such Dolly Varden Shares on the same basis and at the same time as a Holder of Dolly Varden Shares that is not a Dissenting Shareholder and who did not deposit with the Depositary a duly completed Letter of Transmittal and Election Form prior to the Election Deadline (and shall be entitled to receive the Contango Consideration Shares in the same manner as such Holders).

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6.2	Recognition of Dissenting Shareholders

(a)

In no case shall Dolly Varden, Acquiror, Amalco, Callco, Contango, the Depositary or any other Person be required to recognize such Dissenting Shareholders as registered or beneficial Holders of Dolly Varden Shares in respect of which Dissent Rights are sought to be exercised after the time stipulated in Section 4.1(a), and the names of such Dissenting Shareholders shall be deleted from the register of Holders of Dolly Varden Shares at the time stipulated in Section 4.1(a) and Dolly Varden, or Amalco as successor to Dolly Varden shall be the holder of Dolly Varden Shares so transferred and shall be deemed the legal and beneficial owner thereof free and clear of any Liens immediately following the completion of the transactions contemplated by Section 4.1.

(b)	In no circumstances shall Dolly Varden, Acquiror, Amalco, Callco, Contango, the Depositary or any other Person be required to recognize a Person exercising Dissent Rights:

(i)

unless, as of record date of the Dolly Varden Meeting and the deadline for exercising Dissent Rights (as set forth in Section 6.1), such Person is the registered Holder of those Dolly Varden Shares in respect of which such Dissent Rights are sought to be exercised;

(ii)	if such Person has voted or instructed a proxy holder to vote such Dolly Varden Shares in favor of the Dolly Varden Resolution; or

(iii)	unless such Person has strictly complied with the procedures for exercising Dissent Rights and does not withdraw such exercise of Dissent Rights prior to the Effective Time.

(c)

Holders of Dolly Varden Shares who withdraw, or are deemed to withdraw, their right to exercise Dissent Rights shall be deemed to have participated in the Arrangement, as of the Effective Time, in respect of such Dolly Varden Shares on the same basis and at the same time as a Holder of Dolly Varden Shares who is not a Dissenting Shareholder, who did not deposit with the Depositary a duly completed Letter of Transmittal and Election Form prior to the Election Deadline or who have not otherwise made an election to receive Exchangeable Shares in a manner that is reasonably acceptable to Contango and Dolly Varden prior to the Effective Time (and shall be entitled to receive the Contango Consideration Shares in the same manner as such Holders).

(d)

In addition to any other restrictions in the Interim Order or the BCBCA, none of the following shall be entitled to exercise Dissent Rights: (i) holders of Dolly Varden Options, or (ii) holders of Dolly Varden RSUs (in each case, in their capacity as holders of Dolly Varden Options or Dolly Varden RSUs, as applicable).

ARTICLE 7

AMENDMENTS

7.1	Amendments

(a)

Dolly Varden, Acquiror, Callco and Contango reserve the right to amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Time provided that any such amendment, modification, and/or supplement must be (i) set out in writing, (ii) approved by Dolly Varden, Acquiror, Callco and Contango (in each case, acting reasonably), (iii) filed with the Court and, if made after Dolly Varden Meeting, approved by the Court subject to such conditions as the Court may impose, and (iv) communicated to Dolly Varden Shareholders if and as required by the Court.

(b)

Any amendment, modification and/or supplement to this Plan of Arrangement may be proposed by Dolly Varden, Acquiror, Callco, or Contango at any time prior to or at Dolly Varden Meeting (provided that, in the case of any proposed amendment, modification and/or supplement proposed by Acquiror, Callco, or Contango, Dolly Varden (subject to the Arrangement Agreement) shall have

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consented thereto and, in the case of any proposed amendment, modification and/or supplement proposed by Dolly Varden, Acquiror, Callco, and Contango (subject to the Arrangement Agreement) shall have consented thereto) with or without any other prior notice or communication and, if so proposed and accepted by the Persons voting at Dolly Varden Meeting, shall become part of this Plan of Arrangement for all purposes.

(c)

Any amendment, modification and/or supplement to this Plan of Arrangement that is approved or directed by the Court following Dolly Varden Meeting shall be effective only if (i) it is consented to by each of Dolly Varden, Acquiror, Callco, and Contango (in each case, acting reasonably) and (ii) if such consent is required by the Court, it is consented to by Dolly Varden Shareholders voting in the manner directed by the Court.

(d)

Any amendment, modification or supplement to this Plan of Arrangement may be made following Dolly Varden Meeting without filing such amendment, modification or supplement with the Court or seeking Court approval, provided that it concerns a matter which, in the reasonable opinion of Dolly Varden, Acquiror, Callco, and Contango, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the interest of any holder of Dolly Varden Shares, Dolly Varden Options or Dolly Varden RSUs.

7.2	Termination

This Plan of Arrangement may be withdrawn prior to the Effective Time in accordance with the terms of the Arrangement Agreement.

ARTICLE 8

FURTHER ASSURANCES

8.1	Assurances

Notwithstanding that the transactions and events set out herein shall occur and be deemed to occur in the order set out in this Plan of Arrangement without any further authorization, act or formality, each of the parties to the Arrangement Agreement shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order to further document or evidence any of the transactions or events set out herein.

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SCHEDULE B

DOLLY VARDEN RESOLUTION

ARRANGEMENT RESOLUTION

RESOLUTION OF THE SHAREHOLDERS

OF Dolly Varden

BE IT RESOLVED AS A SPECIAL RESOLUTION THAT:

(1)

The arrangement (as it may be modified or amended, the “Arrangement”) under Division 5 of Part 9 of the Business Corporations Act (British Columbia) involving Dolly Varden Silver Corporation (the “Company”), pursuant to the arrangement agreement between the Company, Contango ORE, Inc. (“Contango”), and 1566004 B.C. Ltd., a wholly-owned indirect subsidiary of Contango, dated December 7, 2025, as it may be modified, supplemented or amended from time to time in accordance with its terms (the “Arrangement Agreement”), as more particularly described and set forth in the management information circular of the Company dated [•] (the “Circular”), and all transactions contemplated thereby, are hereby authorized, approved and adopted.

(2)

The plan of arrangement of the Company, as it has been or may be modified, supplemented or amended in accordance with the Arrangement Agreement and its terms (the “Plan of Arrangement”), the full text of which is set out as Schedule [•] to the Circular, is hereby authorized, approved and adopted.

(3)

The: (i) Arrangement Agreement and all the transactions contemplated therein; (ii) actions of the directors of the Company in approving the Arrangement and the Arrangement Agreement; and (iii) actions of the directors and officers of the Company in executing and delivering the Arrangement Agreement and any modifications, supplements or amendments thereto, and causing the performance by the Company of its obligations thereunder, are hereby confirmed, ratified, authorized and approved.

(4)

The Company is hereby authorized to apply for a final order from the Supreme Court of British Columbia (the “Court”) to approve the Arrangement on the terms set forth in the Arrangement Agreement and the Plan of Arrangement (as they may be, or may have been, modified, supplemented or amended).

(5)

Notwithstanding that this resolution has been passed (and the Arrangement approved and agreed to) by securityholders of the Company or that the Arrangement has been approved by the Court, the directors of the Company are hereby authorized and empowered without further notice to or approval of any securityholders of the Company (i) to amend the Arrangement Agreement or the Plan of Arrangement to the extent permitted by the Arrangement Agreement or Plan of Arrangement and (ii) not to proceed with the Arrangement at any time prior to the Effective Time (as defined in the Arrangement Agreement).

(6)

Any one director or officer of the Company is hereby authorized, empowered and instructed, acting for, in the name and on behalf of the Company, to execute or cause to be executed, under the seal of the Company or otherwise, and to deliver or to cause to be delivered, all such other documents and to do or to cause to be done all such other acts and things as in such person’s opinion may be necessary or desirable in order to carry out the intent of the foregoing paragraphs of these resolutions and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of such document or the doing of such act or thing.

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SCHEDULE C

KEY REGULATORY APPROVALS

1.	Approval of the TSXV

2.	Approval of the NYSE American

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SCHEDULE D

KEY THIRD PARTY CONSENTS

1.	Contango lender’s consent from Macquarie Bank Limited and ING Capital LLC with respect to the Credit and Guarantee Agreement.

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SCHEDULE E

EXCHANGEABLE SHARE TERM SHEET

(see attached)

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Exchangeable Shares - Term Sheet

Issuer	1566004 B.C. Ltd., a British Columbia corporation, and its successors or assigns (“Acquiror”), is an indirect wholly-owned subsidiary of Contango ORE, Inc. (“Parent”) and a direct wholly-owned subsidiary of Callco.

Callco	1566002 B.C. Unlimited Liability Company (“Callco”), a British Columbia unlimited liability company, is a direct wholly-owned subsidiary of Parent.

Exchangeable Shares	The exchangeable shares of Acquiror (the “Exchangeable Shares”) will at all times carry, as nearly as possible, equivalent economic entitlements to those of the Parent common stock (“Parent Shares”), for which they are exchangeable on a one-for-one basis (subject to adjustment) and will be retractable or redeemable on the terms described herein.

Holders	Former eligible shareholders of Dolly Varden Silver Corporation (“Company”) who elect and are permitted to receive Exchangeable Shares in lieu of shares of the Parent Shares pursuant to the arrangement (“Holders”).

Eligible shareholders of the Company will be limited to a shareholder that is (i) a resident of Canada for purposes of the Income Tax Act (Canada) (the “Tax Act”) and not exempt from tax under Part I of the Tax Act or (ii) a “Canadian partnership” within the meaning of the Tax Act, other than a Canadian partnership all the members of which are exempt from tax under Part I of the Tax Act.

Ranking	The Exchangeable Shares shall be entitled to a preference over the common shares of Acquiror and any other shares ranking junior to the Exchangeable Shares with respect to (i) the payment of dividends or other distributions, and (ii) the distribution of assets in the event of the liquidation, dissolution or winding-up of Acquiror, whether voluntary or involuntary, or any other distribution of the assets of Acquiror among its shareholders for the purpose of winding up its affairs, in each case, as and to the extent provided therefor in the terms attaching to the Exchangeable Shares.

Dividends	If and when Parent declares and pays any dividend or distribution in respect of Parent Shares, Acquiror shall, subject to applicable law, contemporaneously declare and pay an equivalent dividend or distribution on Exchangeable Shares, determined on an ‘as-exchanged’ basis.

Retraction (Holders)	Subject to the overriding call rights described under ‘Call Rights’ below, each Holder will be entitled to have Acquiror redeem such Holder’s Exchangeable Shares, in whole or in part, at any time and from time to time (including at a time immediately prior to an insolvency event of Parent, liquidation event of Parent, or certain fundamental transactions involving Parent), for the Exchange Price. Customary overriding put rights to put the Exchangeable Shares to Parent (or its designee) to avoid redemption will be granted to the Holders.
The “Exchange Price” for each Exchangeable Share will be (i) that number of Parent Shares equal to the Exchange Ratio (subject to adjustment), plus (ii) the declared and unpaid dividends on such Exchangeable Share, if any.

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The “Exchange Ratio” shall be equal to 1.00000 at the time of the execution of the arrangement agreement and shall be cumulatively adjusted from time to time thereafter as described under “Anti-Dilution” below.

Redemption (Issuer)	Subject to the overriding call rights described under ‘Call Rights’ below, Acquiror will have a right to redeem Exchangeable Shares upon proper notice to the Holders and payment of the Exchange Price per share, upon the following events:

•

Equity threshold – where the number of Exchangeable Shares issued and outstanding is less than 5% of the number of Exchangeable Shares issued and outstanding on the effective date of the arrangement.

•

Parent Extraordinary Transaction – upon certain fundamental transactions involving Parent, including specified change of control transactions, a sale of all or substantially all the assets of Parent, a liquidation of Parent and similar transactions.

• Sunset date – 5 years from the effective date of the arrangement.

Liquidation	Acquiror will not initiate the voluntary liquidation, dissolution or winding up of Acquiror without the approval of Holders of Exchangeable Shares by way of a special resolution.

In the event of the liquidation, dissolution or winding-up of Acquiror or any other distribution of its assets among its shareholders for the purpose of winding-up its affairs (voluntary or involuntary) the Holders will be entitled to receive the Exchange Price, in priority to any liquidating distributions made by Acquiror on its common shares.

Prior to the relevant Acquiror liquidation event, the Holders will be entitled to exercise their retraction right.

Liquidation rights shall be subject to the overriding call rights described under ‘Call Rights’ below.

Call Rights	Parent will hold certain overriding call rights (including in connection with a retraction, redemption, liquidation or change in law), which it will exercise directly or indirectly through Callco. Parent and Callco will have the overriding ability to acquire the Exchangeable Shares that are the subject of a retraction, a redemption, or any liquidating distribution, prior to the completion of the retraction, redemption, or liquidating distribution. Where such call rights are exercised, Parent or Callco will acquire the relevant Exchangeable Shares from the relevant Holder in exchange for the Exchange Price.

Voting	Holders shall not be entitled to receive notice of and attend any meeting of the shareholders of Acquiror or vote at any such meeting, other than as required by law.

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Parent, Callco, Acquiror and an independent trust company (the “Trustee”) will enter into a Voting and Exchange Trust Agreement. Parent will issue a share of special, preferred voting stock (“Special Voting Share”) to the Trustee, to be held by the Trustee for and on behalf of the Holders.

The aggregate voting rights attached to the Special Voting Share at a meeting of stockholders of Parent shall be equivalent to the votes attributable to the Parent Shares underlying the then outstanding Exchangeable Shares on an ‘as-exchanged’ basis. The Trustee will exercise each vote attached to the Special Voting Share only as directed by the relevant Holder and, in the absence of instructions from a Holder, the Trustee will not have or exercise voting rights with respect to such Holder’s Exchangeable Shares.

The rights, privileges, restrictions and conditions attaching to the Exchangeable Shares may be amended, added to, changed or removed only with the approval of the Holders of two-thirds of the Exchangeable Shares (excluding Exchangeable Shares held by Parent or any of its subsidiaries).

Anti-Dilution	Exchangeable Share terms will have provisions to ensure the economic equivalency of the exchange rights which will be adjusted for stock splits; consolidations; reclassifications; mergers; reorganizations and similar events affecting Parent Shares.

Stock Exchange Listing	Exchangeable Shares will not be listed.

Support Agreement	Parent, Callco and Acquiror will be party to an Exchangeable Share Support Agreement (the “Support Agreement”).

The Support Agreement will include support covenants from Parent, Callco and Acquiror (i) to ensure the various rights and obligations can be performed in respect of the Exchangeable Shares and (ii) to maintain the economic equivalence of the Exchangeable Shares with Parent Shares at all times.

Parent will also agree that, at all times when there are Exchangeable Shares outstanding, Parent will (i) cause there to be an effective registration statement registering the issuance of the Parent Shares issuable upon exchange of the Exchangeable Shares under the U.S. Securities Act of 1933 and (ii) cause there to be a sufficient number of Parent Shares reserved for issuance pursuant to the exchange of the Exchangeable Shares.

Documentation Principles	The Exchangeable Share documentation will be materially consistent with comparable precedent exchangeable share transactions in Canada, except as set out in this Term Sheet.

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Annex B

PROPOSED TEXT OF CHARTER AMENDMENT

The second sentence of Article IV of Contango’s Certificate of Incorporation, be, and hereby is amended by deleting the second sentence thereof in its entirety substituting and the following new second sentence in its place:

“The number of shares of all classes of stock which the Corporation shall have authority to issue is two hundred sixty-five million (265,000,000) shares, consisting of (i) two hundred fifty million (250,000,000) shares of Common Stock, par value $0.01 per share (the “Common Stock”), and (ii) fifteen million (15,000,000) shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”).”

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Annex C

OPINION OF CANACCORD

Canaccord Genuity Corp. 40 Temperance Street Suite 2100 Toronto, ON Canada M5H 0B4 T1: 416.869.7368 TF 800.382.9280 cgf.com

December 7, 2025

The Board of Directors of Contango ORE, Inc.

516 2nd Avenue, Suite 401

Fairbanks, Alaska 99701

To the Board of Directors:

Canaccord Genuity Corp. (“Canaccord Genuity”, “we”, “us” or other pronouns indicating Canaccord Genuity) understands that Contango ORE, Inc. (“Contango” or the “Company”) intends to enter into a definitive arrangement agreement to be dated December 7, 2025 (the “Arrangement Agreement”) with Dolly Varden Silver Corporation (“Dolly Varden”), pursuant to which Contango will acquire, by way of plan of arrangement under the Business Corporations Act (British Columbia), all of the issued and outstanding common shares in the capital of Dolly Varden (the “Dolly Varden Shares”), for consideration consisting of 0.1652 common shares of Contango (with each whole common share being a “Contango Share”) for each Dolly Varden Share (the “Exchange Ratio” or “Consideration”) (with such transaction as a whole being defined herein as the “Arrangement”).

The Arrangement is subject to, among other things, the requisite approvals of holders of Dolly Varden Shares (“Dolly Varden Shareholders”) and holders of Contango Shares (“Contango Shareholders”) for the Arrangement, which consist of the affirmative vote of at least (i) 66 2/3% of the votes cast in person or by proxy by Dolly Varden Shareholders at a special meeting of Dolly Varden Shareholders, (ii) a simple majority of the votes cast in person or by proxy by Dolly Varden Shareholders at a special meeting of Dolly Varden Shareholders, excluding the votes of any shareholder whose votes are required to be excluded pursuant to Multilateral Instrument 61-101—Protection of Minority Security Holders in Special Transactions (“MI 61-101”), and (iii) a simple majority affirmative vote of the Contango Shares present in person or by proxy at a special meeting of Contango Shareholders.

The terms and conditions of, and other matters relating to, the Arrangement are more fully described in the Arrangement Agreement and will be further described in the proxy statement of Contango (the “Proxy Statement”), which will be mailed to the Contango Shareholders in connection the approval of the Arrangement at their special meeting. Canaccord Genuity further understands that, in connection with the Arrangement, (i) each of the senior officers and directors of Contango as well as (ii) Kenneth R. Peak Marital Trust, Hexagon LLC, Henry Gordon, Bill Armstrong and Labyrinth Enterprises LLC (collectively, the “Supporting Contango Shareholders”) intend to enter into a voting support agreement with Dolly Varden pursuant to which, and subject to the terms and conditions thereof, the Supporting Contango Shareholders will agree to, among other matters, vote the Contango Shares they hold at the relevant time in favour of the issuance of Contango Shares to Dolly Varden Shareholders pursuant to the Arrangement and (iii) each of the senior officers and directors of Dolly Varden as well as (iv) Fury Gold Mines Limited, (v) 2176423 Ontario Ltd. and (vi) Eric Sprott (collectively, the “Supporting Dolly Varden Shareholders”) intend to enter into a voting support agreement with Contango pursuant to which, and subject to the terms and conditions thereof, they will agree to, among other

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matters, vote their Dolly Varden Shares in favour of the Arrangement (each, a “Dolly Varden Support Agreement”).

The board of directors of the Company (the “Board”) has retained Canaccord Genuity to act as its financial advisor and to provide it with advice and assistance, including the preparation and delivery of Canaccord Genuity’s written opinion (the “Opinion”) as to the fairness of the Exchange Ratio, from a financial point of view, to Contango Shareholders.

All dollar amounts herein are expressed in United States dollars.

Engagement of Canaccord Genuity

The Company first contacted Canaccord Genuity in respect of the Arrangement in September 2025. Canaccord Genuity was formally engaged by the Board through an agreement with Canaccord Genuity (the “Engagement Agreement”) dated October 24, 2025. The Engagement Agreement provides the terms upon which Canaccord Genuity has agreed to provide the Opinion to the Board in connection with the Arrangement. The terms of the Engagement Agreement provide that Canaccord Genuity is to be paid certain fees for its services as financial advisor, including (i) a fixed fee due upon delivery of the Opinion (the “Opinion Fee”), which is not contingent upon the conclusions reached by Canaccord Genuity herein or the consummation of the Arrangement, and which shall be credited towards certain fees payable by the Company under the Engagement Letter, (ii) a fee payable upon completion of the Arrangement or any alternative transaction; and (iii) a fee payable in the event the Arrangement is not completed and a break-up fee or termination fee is paid to the Company. The Opinion Fee payable to Canaccord Genuity pursuant to the Engagement Agreement does not depend, in whole or in part, upon the Opinion being favourable or the conclusions reached in the Opinion, nor does it depend, in whole or in part, upon the outcome or successful completion of the Arrangement. In addition, and pursuant to the Engagement Agreement, Canaccord Genuity is to be reimbursed for its reasonable out-of-pocket expenses and to be indemnified by the Company in respect of certain liabilities that might arise in connection with its engagement.

Canaccord Genuity consents to the inclusion of the Opinion in its entirety and a summary thereof in the applicable disclosure document to be provided to the Contango Shareholders, and to the filing thereof, as necessary, by the Company with the securities commissions or similar regulatory authorities in the United States through the Electronic Data Gathering, Analysis, and Retrieval system and with the NYSE American (“NYSEAM”), provided that the contents of such disclosure (i) comply with all applicable laws, and (ii) are approved in writing by Canaccord Genuity, which approval shall not be unreasonably withheld.

Credentials of Canaccord Genuity

Canaccord Genuity is an independent investment bank which provides a full range of corporate finance, merger and acquisition, financial restructuring, sales and trading, and equity research services. Canaccord Genuity operates in North America, the United Kingdom, Europe, Asia and Australia.

The Opinion expressed herein represents the views and opinions of Canaccord Genuity, and the form and content of the Opinion have been approved for release by a committee of Canaccord Genuity’s managing directors, each of whom is experienced in merger, acquisition, divestiture, fairness opinion, and capital markets matters.

Independence of Canaccord Genuity

Neither Canaccord Genuity nor any of its affiliates (as such term is defined in the Securities Act (British Columbia) is an insider, associate, or affiliate of the Company or Dolly Varden. Other than with respect to Contango’s September 2025 Financing (as defined herein) and June 2024 Financing (as defined herein),

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Canaccord Genuity and its affiliates have not been engaged to provide any financial advisory services to, and have not acted as lead or co-lead manager on any offering of securities of, the Company, Dolly Varden, or any of their respective affiliates during the two years preceding the date on which Canaccord Genuity was engaged by the Board in respect of the Arrangement, other than services provided under the Engagement Agreement or described herein. Canaccord Genuity acted as sole bookrunner for Contango’s US$49,994,750 underwritten public offering of common stock and pre-funded warrants, which closed September 26, 2025 (the “September 2025 Financing”) and as joint bookrunner for Contango’s US$15,000,875 underwritten public offering of units, which closed June 12, 2024 (the “June 2024 Financing”).

The fees paid to Canaccord Genuity pursuant to the Engagement Agreement are not, in the aggregate, financially material to Canaccord Genuity and do not give Canaccord Genuity any financial incentive in respect of the conclusions reached in the Opinion. There are no understandings, agreements or commitments between Canaccord Genuity and either the Company, Dolly Varden, or any of their respective associates or affiliates with respect to any future business dealings. However, Canaccord Genuity may, in the future, in the ordinary course of its business, perform financial advisory or investment banking services for the Company, Dolly Varden, or any of their respective associates or affiliates.

In addition, Canaccord Genuity and its affiliates act as a trader and dealer, both as principal and agent, in major financial markets and, as such, may have had and may in the future have long or short positions in the securities of the Company, Dolly Varden, or any of their respective associates or affiliates and, from time to time, may have executed or may execute transactions on behalf of such companies or clients for which it receives or may receive commission(s). As an investment dealer, Canaccord Genuity and its affiliates conduct research on securities and may, in the ordinary course of their business, provide research reports and investment advice to their clients on investment matters, including with respect to the Company, Dolly Varden, and/or the Arrangement. In addition, Canaccord Genuity and its affiliates may, in the ordinary course of their business, provide other financial services to the Company, Dolly Varden, or any of their associates or affiliates, including advisory, investment banking and capital market activities such as raising debt or equity capital. The rendering of this Opinion will not in any way affect Canaccord Genuity’s ability to continue to conduct such activities.

Scope of Review

Canaccord Genuity has not been asked to, nor does Canaccord Genuity, offer any opinion as to the terms of the Arrangement (other than in respect of the fairness of the Exchange Ratio, from a financial point of view, to Contango Shareholders).

In connection with rendering the Opinion, we have reviewed, analyzed, considered and relied upon (without attempting to verify independently the completeness or accuracy thereof) or carried out, among other things, the following:

1.	a draft version of the Arrangement Agreement (including accompanying schedules and both Contango’s and Dolly Varden’s disclosure letters) to be dated December 7, 2025;

2.	a draft copy of the form of the Contango Support Agreement to be dated December 7, 2025;

3.	a draft copy of the form of the Dolly Varden Support Agreement to be dated December 7, 2025;

4.	a draft copy of the press release to be dated December 7, 2025 to be issued in connection with the Arrangement;

5.	non-binding letter of intent dated October 16, 2025;

6.	Contango’s corporate presentation dated November 2025;

7.	Dolly Varden’s corporate presentation dated November 2025;

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8.

Contango’s S-K 1300 Technical Report for the Manh Choh Project (“Manh Choh”) dated May 12, 2023 (the mineral resource estimates contained therein, the “S-K 1300 Compliant Manh Choh Mineral Resource Estimate”);

9.

Contango’s S-K 1300 Technical Report for the Lucky Shot Project (“Lucky Shot”) dated May 26, 2023 (the mineral resource estimates contained therein, the “S-K 1300 Compliant Lucky Shot Mineral Resource Estimate”);

10.

Contango’s S-K 1300 Technical Report for the Johnson Tract Project (“Johnson Tract”) dated May 6, 2025 (the mineral resource estimates contained therein, the “S-K 1300 Compliant Johnson Tract Mineral Resource Estimate”);

11.

Dolly Varden’s NI 43-101 Technical Report for the Kitsault Valley Project (“Kitsault Valley”) dated September 28, 2022 (the mineral resource estimates contained therein, the “NI 43-101 Compliant Kitsault Valley Mineral Resource Estimate”);

12.

Contango’s internal estimate for the Kitsault Valley Project resource dated November 11, 2025 (the “Internal Kitsault Valley Resource Estimate” and, together with the S-K 1300 Compliant Manh Choh Mineral Resource Estimate, the S-K 1300 Compliant Lucky Shot Mineral Resource Estimate, the S-K 1300 Compliant Johnson Tract Mineral Resource Estimate and the NI 43-101 Compliant Kitsault Valley Mineral Resource Estimate, collectively, the “Mineral Resource Estimates”);

13.	the audited consolidated financial statements and associated management’s discussion and analysis of Contango for each of the fiscal years ended December 31, 2024, 2023 and 2022;

14.	the audited consolidated financial statements and associated management’s discussion and analysis of Dolly Varden for each of the fiscal years ended December 31, 2024, 2023 and 2022;

15.

the unaudited condensed interim consolidated financial statements and associated management’s discussion and analysis of Contango as at and for the periods ended March 31, 2025, June 30, 2025 and September 30, 2025;

16.

the unaudited condensed interim consolidated financial statements and associated management’s discussion and analysis of Dolly Varden as at and for the periods ended March 31, 2025, June 30, 2025 and September 30, 2025;

17.	Contango’s current share capital breakdown provided by management;

18.	Dolly Varden’s current share capital breakdown provided by management;

19.	the notice of meeting and proxy statement of Contango with respect to the annual and special meeting of shareholders for the fiscal year ended December 31, 2024;

20.	the notice of meeting and management information circular of Dolly Varden with respect to the annual meeting of shareholders for the fiscal year ended December 31, 2024;

21.	recent press releases, material change reports and other public documents filed by Contango on the System for Electronic Document Analysis and Retrieval+ (“SEDAR+”) at www.sedarplus.ca;

22.	recent press releases, material change reports and other public documents filed by Dolly Varden on SEDAR+ at www.sedarplus.ca;

23.	discussions with Contango’s senior management concerning Contango’s financial condition, the proposed transaction, the industry and its future business prospects;

24.	certain other internal financial, operational and corporate information prepared or provided by the management of Contango;

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25.

representations contained in a certificate, addressed to Canaccord Genuity and dated as of the date hereof, from senior officers of the Company, as to the completeness and accuracy of the information upon which this Opinion is based and certain other matters (the “Representation Letter”);

26.	publicly available information relating to the business, operations, financial performance and stock trading history of selected public companies considered by Canaccord Genuity to be relevant;

27.	publicly available information with respect to comparable transactions considered by Canaccord Genuity to be relevant;

28.	selected reports published by industry sources regarding Contango and other comparable public entities considered by Canaccord Genuity to be relevant;

29.	selected reports published by industry sources regarding Dolly Varden and other comparable public entities considered by Canaccord Genuity to be relevant;

30.	selected public market trading statistics and relevant financial information in respect of Contango and other comparable public entities considered by Canaccord Genuity to be relevant; and

31.	such other corporate, industry and financial market information, investigations and analyses as Canaccord Genuity considered necessary or appropriate in the circumstances.

In arriving at its Opinion, Canaccord Genuity considered several methodologies, analyses and techniques and used a combination of these approaches in arriving at its Opinion. Canaccord Genuity based its Opinion upon a number of assumptions, explanations, limitations and quantitative and qualitative factors as deemed appropriate in the circumstances and based on Canaccord Genuity’s experience in rendering such opinions.

Canaccord Genuity has not, to the best of its knowledge, been denied access by either the Company or Dolly Varden to any information under its or their control, respectively, requested by Canaccord Genuity.

Canaccord Genuity did not meet with the auditors or technical consultants of either the Company or Dolly Varden and has assumed the accuracy and fair presentation of, and has relied upon, the audited consolidated financial statements of Dolly Varden and Contango and the reports of the auditors thereon, as well as the relevant technical reports of Dolly Varden and Contango, as presented.

Prior Valuations

The Company has represented to Canaccord Genuity that, to the best of their knowledge, information and belief, there have been no independent appraisals, valuations or material non-independent appraisals, valuations or material expert reports relating to the Company, any of its subsidiaries or any of its or their material assets, securities or liabilities which have been prepared as of a date within two years preceding the date hereof and which have not been provided to Canaccord Genuity.

Assumptions and Limitations

The Opinion is subject to the assumptions, explanations and limitations set forth herein.

Canaccord Genuity has not prepared a formal valuation or appraisal of the Company or Dolly Varden or any of their respective securities or assets and the Opinion should not be construed as such. Canaccord Genuity has, however, conducted such analyses as it considered necessary and appropriate at the time and in the circumstances. In addition, the Opinion is not, and should not be construed as, advice as to the price at which any securities of the Company or Contango may trade at any future date. We are not legal, tax or accounting experts, have not been engaged to review any legal, tax or accounting aspects of the Arrangement and express no opinion

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concerning any legal, tax or accounting matters concerning the Arrangement. Without limiting the generality of the foregoing, Canaccord Genuity has not reviewed and is not opining upon the tax treatment under the Arrangement.

With the Company’s approval and as provided for in the Engagement Agreement, Canaccord Genuity has relied upon the completeness, accuracy and fair presentation of all of the information and documentation (financial or otherwise), data, opinions, appraisals, valuations and other information and materials of whatsoever nature or kind relating to the Company, Dolly Varden and their respective subsidiaries and other affiliates and the Arrangement, and publicly available information and representations (oral or written), and data prepared or supplied by the Company and its subsidiaries and their respective agents and advisors (collectively, the “Information”), and we have assumed that this Information did not omit to state any material fact or any fact necessary to be stated to make such Information not misleading. The Opinion is conditional upon the completeness, accuracy and fair presentation of such Information. Subject to the exercise of our professional judgment and except as expressly described herein, we have not attempted to verify independently the completeness, accuracy or fair presentation of any of the Information.

In preparing the Opinion, Canaccord Genuity has made several assumptions, including, among other things, that all of the conditions required to implement and complete the Arrangement as described in the Arrangement Agreement will be satisfied or waived, that all necessary consents, permissions, approvals, exemptions and/or orders required from third-parties or governmental authorities will be obtained without adverse condition or qualification, that the final executed versions of all draft documents referred to under “Scope of Review” above will be, in all material respects, identical to the most recent draft versions thereof reviewed by us, that the Arrangement will proceed as scheduled and without material additional costs to the Company or liabilities of the Company to third-parties, that the procedures being followed to implement the Arrangement are valid and effective, that all of the representations and warranties contained in the Arrangement Agreement are correct as of the date hereof, that the disclosure to be provided in the Proxy Statement with respect to Dolly Varden, the Company, and their respective affiliates and the Arrangement will be accurate in all material respects and state all material facts related to the Arrangement Agreement and comply with applicable securities laws.

Senior officers of the Company have represented to Canaccord Genuity in a certificate delivered as of the date hereof, among other things, that (i) other than FOFI (as defined below), the information, data, documents, advice, opinions, representations and other material (financial and otherwise), whether in written, electronic, graphic, oral or any other form or medium with respect to the Company and its subsidiaries provided to Canaccord Genuity by the Company or its subsidiaries (as defined in the Securities Act (British Columbia)) or its or their representatives, agents or advisors, for the purpose of preparing the Opinion (the “Company Information”) was, at the date the Company Information was provided to Canaccord Genuity, and is at the date hereof, complete, true and correct in all material respects and did not and does not contain any untrue statement of a material fact in respect of the Company or its subsidiaries or the Arrangement and did not and does not omit to state a material fact in relation to the Company or its subsidiaries or the Arrangement necessary to make the Company Information or any statement contained therein not misleading in light of the circumstances under which the Company Information was provided or any statement was made; (ii) since the dates on which the Company Information was provided to Canaccord Genuity, other than in respect of the Arrangement, there has been no material change or change in material facts, financial or otherwise, in or relating to the financial condition, assets, liabilities (whether accrued, absolute, contingent or otherwise), business or operations of the Company or any of its subsidiaries and, to the best of the knowledge, information and belief of the certifying officers, of Dolly Varden and its subsidiaries, and no material change or change in material facts has occurred in the Company Information or any part thereof which would have or which would reasonably be expected to have a material effect on the Opinion; (iii) to the best of the knowledge, information and belief of the certifying officers, there are no independent appraisals, valuations or material non-independent appraisals, valuations or material expert reports relating to the Company, any of its subsidiaries or any of its or their material assets, securities or liabilities which have been prepared as of a date within two years

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preceding the date hereof and which have not already been provided to Canaccord Genuity, nor are the certifying officers aware of any of the foregoing with respect to Dolly Varden, any of its subsidiaries or any of its or their material assets, securities or liabilities; (iv) since the dates on which the Company Information was provided to Canaccord Genuity, except for the Arrangement, no material transaction has been entered into by the Company or any of its subsidiaries which has not been publicly disclosed, and to the best of the knowledge, information and belief of the certifying officers after due inquiry, since the dates on which the Company Information was provided to Canaccord Genuity, except for the Arrangement, no material transaction has been entered into by Dolly Varden or any of its subsidiaries which has not been publicly disclosed; (v) the certifying officers have no knowledge of any facts or circumstances, public or otherwise, not contained in, or referred to in, the Company Information provided to Canaccord Genuity by the Company or its subsidiaries which would reasonably be expected to affect the Opinion, including the assumptions used, the procedures adopted, the scope of the review undertaken or the conclusion reached; (vi) the Company has not filed any confidential material change reports pursuant to the Securities Act (British Columbia), or analogous legislation in any jurisdiction in which it is a reporting issuer or the equivalent, that remain confidential; (vii) other than as disclosed in the Company Information or the Arrangement Agreement, neither the Company nor any of its subsidiaries has any material contingent liabilities, nor are the certifying officers aware of any of the foregoing with respect to Dolly Varden or any of its subsidiaries, and, to the best of the knowledge, information and belief of the certifying officers, there are no actions, suits, claims, arbitrations, proceedings, investigations or inquiries pending or threatened against or affecting the Arrangement, the Company or any of its subsidiaries at law or in equity or before or by any international, multi-national, national, federal, provincial, state, municipal or other governmental department, commission, bureau, board, agency, instrumentality or stock exchange which would reasonably be expected to materially affect the Company or its subsidiaries or the Arrangement, nor are the certifying officers aware of any of the foregoing with respect to Dolly Varden or any of its subsidiaries; (viii) all financial material, documentation and other data concerning the Arrangement, the Company and its subsidiaries, excluding any projections, budgets, strategic plans, financial forecasts, models, estimates and other future-oriented financial information concerning the Company and its subsidiaries (collectively, “FOFI”), provided to Canaccord Genuity was prepared on a basis consistent in all material respects with the accounting policies applied in the most recent audited consolidated financial statements of the Company, and does not contain any untrue statement of a material fact or omit to state any material fact necessary to make such financial material, documentation or other data not misleading in light of the circumstances in which such financial material, documentation and other data were provided to Canaccord Genuity, and to the best of the knowledge of the certifying officers, all financial material, documentation and other data concerning Dolly Varden and its subsidiaries, excluding FOFI, was prepared on a basis consistent in all material respects with the accounting policies applied in the most recent audited consolidated financial statements of Dolly Varden, and does not contain any untrue statement of a material fact or omit to state any material fact necessary to make such financial material, documentation or other data not misleading in light of the circumstances in which such financial material, documentation and other data were provided to Canaccord Genuity; (ix) all FOFI provided to Canaccord Genuity (a) was prepared on bases reflecting reasonable estimates, assumptions, and judgements of the Company’s management; (b) was prepared using assumptions which, in the reasonable belief of the Company’s management, (were at the time of preparation and, except as disclosed to Canaccord Genuity, continue to be), reasonable in the circumstances, having regard to the Company’s industry, business, financial condition, plans and prospects; (x) the Company has not received any oral or written offers, whether formal or informal, binding or non-binding, for all or a material part of the properties or assets owned by, or the securities of, the Company or any of its subsidiaries within the two years preceding the date hereof which have not been disclosed to Canaccord Genuity; (xi) there are no agreements, undertakings, commitments or understandings (written or oral, formal or informal) to which the Company or any of its subsidiaries is a party which relate to the Arrangement, except as have been disclosed to Canaccord Genuity; and (xii) the representations and warranties made by the Company in the Arrangement Agreement are true and correct in all material respects and, to the best of the knowledge of the certifying officers, the representations and warranties made by Dolly Varden in the Arrangement Agreement are true and correct in all material respects.

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This Opinion is rendered on the basis of securities markets, economic, financial and general business conditions prevailing as of the date hereof and the conditions and prospects, financial and otherwise, of the Company, Dolly Varden, and their respective subsidiaries and affiliates, as they were reflected in both the Information and Company Information and as they have been represented to Canaccord Genuity in discussions with management of the Company and Dolly Varden. In its analyses and in preparing this Opinion, Canaccord Genuity made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, which Canaccord Genuity believes to be reasonable and appropriate in the exercise of its professional judgement, many of which are beyond the control of Canaccord Genuity or any party involved in the Arrangement.

This Opinion has been provided for the sole use and benefit of, and is to be relied upon solely by, the Board in connection with, and for the purpose of, its consideration of the Arrangement and may not be used or relied upon by any other person or for any other purpose and, except as contemplated herein for disclosure in the press release by the Company related to the Arrangement and in the Proxy Statement in a manner to be reasonably approved by Canaccord Genuity, may not be quoted from, publicly disseminated or otherwise communicated to any other person without the express prior written consent of Canaccord Genuity. This Opinion is given as of the date hereof and Canaccord Genuity disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting this Opinion which may come, or be brought, to Canaccord Genuity’s attention after the date hereof. Without limiting the foregoing, in the event that there is any material change in the terms and conditions of the Arrangement, or if Canaccord Genuity learns that the Information or Company Information relied upon in rendering this Opinion was inaccurate, incomplete or misleading in any material respects, Canaccord Genuity reserves the right to change, modify or withdraw this Opinion after the date hereof, but, in doing so, does not assume any obligation to update, revise or reaffirm this Opinion and Canaccord Genuity expressly disclaims any such obligation.

This Opinion does not address the underlying business decision to proceed with or effect the Arrangement or the relative merits of the Arrangement as compared to other transactions or business strategies that might be available to Contango. We also express no view as to any aspect or implication of the Arrangement or any other agreement, arrangement or understanding entered into in connection with the Arrangement or otherwise, other than in respect of fairness of the Exchange Ratio, from a financial point of view, to Contango Shareholders. We have not considered any potential legislative or regulatory changes currently being considered or recently enacted by the United States, Canada, or any other foreign government, or any domestic or foreign regulatory body, or any changes in accounting methods or generally accepted accounting principles that may be adopted by the Securities and Exchange Commission, the Financial Accounting Standards Board, or any similar foreign regulatory body or board. In considering fairness, from a financial point of view, to Contango Shareholders, Canaccord Genuity considered whether the Consideration to be paid by the Company pursuant to the Arrangement Agreement is within a range suggested by certain financial analyses and the Company has not asked us to address, and the Opinion does not address, the fairness of the Consideration or Arrangement to the holders of any one class of securities other than the Contango Shares, creditors or other constituencies of the Company or Dolly Varden. The Opinion is given as of the date hereof, and Canaccord Genuity disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting the Opinion which may come, or be brought, to the attention of Canaccord Genuity after the date hereof.

Our advisory services and the Opinion expressed herein are provided for the information of the Board in its capacity as such, in its evaluation of the proposed Arrangement. Our Opinion is not intended to be and does not constitute a recommendation as to how the Board or any securityholder should vote or act on any matters relating to the proposed Arrangement or otherwise.

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Overview of Contango

Contango is an Alaska-based company that engages in exploration for gold and associated minerals in Alaska. Contango holds a 30% interest in the Peak Gold JV, which leases approximately 675,000 acres of land for exploration and development on the Manh Choh project, with the remaining 70% owned by KG Mining (Alaska), Inc., an indirect subsidiary of Kinross Gold Corporation, operator of the Peak Gold JV. The Company is also advancing the development of the Johnson Tract and Lucky Shot projects in Alaska.

The Contango Shares are listed on the NYSEAM under the symbol CTGO. As of the close of market on December 5, 2025, the Company had a market capitalization of approximately $392 million.

Contango is incorporated under the laws of Delaware and has its registered office in Fairbanks, Alaska. The Company’s head office is located in Fairbanks, Alaska.

Overview of Dolly Varden

Dolly Varden is a mineral exploration company focused on advancing its 100% held Kitsault Valley project (which combines the Dolly Varden project and the Homestake Ridge project) located in the Golden Triangle of British Columbia, Canada.

The Dolly Varden Shares are listed on the TSX Venture Exchange (“TSXV”) under the symbol DV, the NYSEAM under the symbol DVS and on the Frankfurt Exchange (“FRA”) under the symbol DVQ. As of the close of market on December 5, 2025, Dolly Varden had a market capitalization of approximately $430 million.

Dolly Varden is incorporated under the laws of British Columbia and has its registered office in Vancouver, British Columbia. Dolly Varden’s head office is located in Vancouver, British Columbia.

Approach to Fairness

In arriving at this Opinion, Canaccord Genuity has performed certain analyses on Contango and Dolly Varden based on those methodologies and assumptions that we considered appropriate in the circumstances of providing this Opinion. In arriving at the Opinion, Canaccord Genuity has not attributed any particular weight to any specific analysis or factor, but rather has made qualitative judgments based on its experience in rendering such opinions and on the circumstances and Information as a whole.

In the context of this Opinion, we considered, among other things, the following methodologies:

•	Net asset value (“NAV”) analysis;

•	Comparable companies analysis;

•	Precedent transaction analysis;

•	Relative contribution analysis;

•	Trading and historical share prices;

•	Research coverage; and

•	Certain other qualitative and quantitative factors and analyses.

Net Asset Value Analysis

The Net Asset Value approach considers the value of a company’s key assets on an individual basis which are then aggregated together and adjusted for the liabilities and obligations of the company. Canaccord Genuity

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reviewed, analyzed and considered analysts’ consensus equity research estimates for the net present value of each of Contango and Dolly Varden’s mining assets, respectively. We subsequently adjusted these consensus net present value estimates for financial assets and liabilities, for which Canaccord Genuity relied upon the audited consolidated financial statements as at and for the period ended December 31, 2024, as well as the unaudited condensed interim consolidated financial statements as at and for the period ended September 30, 2025, for each of Contango and Dolly Varden, respectively, as well as certain adjustments to such financial assets and liabilities to account for the passage of time and subsequent events, to determine a consensus NAV for each of Contango and Dolly Varden, respectively.

Comparable Companies Analysis

Canaccord Genuity examined the trading price per share to NAV (“P/NAV”) and enterprise value per in-situ resource ounce (“EV/resource”) multiples of select publicly-traded junior gold producers with assets in the Americas and early-stage silver explorers with assets in the Americas which Canaccord Genuity considered comparable to each of Contango and Dolly Varden, respectively (the “Peer Groups”). Based on the Peer Groups, we applied a range of P/NAV and EV/resource multiples to our NAV and Mineral Resource Estimates for each of Contango and Dolly Varden.

Precedent Transaction Analysis

We examined publicly available information to determine the P/NAV and EV/resource multiples in connection with the purchase or sale of select publicly-traded junior gold production companies and assets in North America and advanced exploration and early-stage silver development companies and assets in the Americas which Canaccord Genuity considered to be comparable to each of Contango and Dolly Varden, respectively (the “Precedent Transactions”). Based upon the range of implied transaction multiples under the Precedent Transactions, we applied a range of P/NAV and EV/resource multiples to our NAV and Mineral Resource Estimates for each of Contango and Dolly Varden.

Relative Contribution Analysis

Canaccord Genuity reviewed and considered the relative contribution of certain financial and physical/operational metrics from each of Contango and Dolly Varden, respectively, to the pro forma combined company. Canaccord Genuity then compared the resultant range of relative contributions against the pro forma ownership of each of Contango and Dolly Varden, respectively, as implied by the Exchange Ratio.

Other Considerations

In arriving at our Opinion, Canaccord Genuity considered several other methodologies, analyses and techniques, including, but not limited to, the following:

•	The historical trading prices and relative share price performance of (i) the Contango Shares on the NYSEAM, and (ii) the Dolly Varden Shares on the TSXV, respectively;

•	The implied historical exchange ratios based upon the respective trading prices of the Contango Shares and the Dolly Varden Shares during the 52-week period ending on and including December 5, 2025;

•	The range of equity research analysts’ share price targets for each of the Contango Shares and Dolly Varden Shares, respectively, as of the close of market on December 5, 2025; and

•

Other corporate, industry and financial market information, investigations and analyses as we, based on our professional experience in rendering such opinions, considered necessary or appropriate at the time and in the circumstances.

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Conclusion

Based upon and subject to the foregoing, and such other matters as Canaccord Genuity considered relevant, Canaccord Genuity is of the opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to Contango Shareholders.

Yours very truly,

/s/ Canaccord Genuity Corp.

Canaccord Genuity Corp.

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Annex D

CONTANGO ORE, INC.

2026 OMNIBUS INCENTIVE PLAN

1. PURPOSE OF THE PLAN. The purpose of the 2026 Omnibus Incentive Plan (the “Plan”) is to provide favorable opportunities for directors, officers, employees, consultants or advisors employed by or providing service to Contango ORE, Inc. (the “Company”) or any of its Subsidiaries, to acquire shares of common stock of the Company (“Common Stock”) or to benefit from the appreciation thereof. Such opportunities should provide an increased incentive for these individuals to contribute to the future success and prosperity of the Company, thus enhancing the value of the Company’s Common Stock for the benefit of the stockholders, and increase the ability of the Company to attract and retain individuals of exceptional skill upon whom, in large measure, its sustained progress, growth and profitability depend.

2. DEFINITIONS.

(a) Award means any (i) Options, (ii) Stock Appreciation Rights, (iii) Restricted Shares, (iv) Restricted Stock Units, or (v) Other Awards, granted under the Plan, whether granted singly, in combination or in tandem to a Participant.

(b) Award Agreement means the written agreement between the Company and a Participant that sets forth the terms, conditions, performance requirements, limitations and restrictions applicable to an Award.

(c) Board means the Board of Directors of the Company.

(d) Change of Control means the occurrence of any of the following events:

(i)

any “person” (as such term is used in sections 13(d) and 14(d) of the Exchange Act) becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the voting power of the then outstanding securities of the Company; provided that a Change of Control shall not be deemed to occur as a result of a transaction in which the Company becomes a subsidiary of another corporation and in which the stockholders of the Company, immediately prior to the transaction, will beneficially own, immediately after the transaction, shares entitling such stockholders to more than 50% of all votes to which all stockholders of the parent corporation would be entitled in the election of directors;

(ii)

the consummation of (A) a merger or consolidation of the Company with another corporation where the stockholders of the Company, immediately prior to the merger or consolidation, will not beneficially own, immediately after the merger or consolidation, shares entitling such stockholders to more than 50% of all votes to which all stockholders of the surviving corporation would be entitled in the election of directors, (B) a sale or other disposition of more than 50% of the consolidated assets (measured by either book value or fair market value) of the Company and its subsidiaries as at the end of the most recently completed fiscal year of the Company, or (C) a liquidation or dissolution of the Company; or

(iii)

after the Effective Date, directors are elected such that a majority of the members of the Board shall have been members of the Board for less than two years, unless the election or nomination for election of each new director who was not a director at the beginning of such two-year period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period.

(e) Code means the Internal Revenue Code of 1986, as amended. All section references to the Code in this Plan are intended to include any amendments or substitutions thereof or subsequent to the adoption of the Plan.

(f) Common Stock means the Company’s common stock, $0.01 par value per share.

(g) Committee means the Compensation Committee of the Board, each of whom shall be an “independent director” as defined in the listing standards of the exchange on which the Common Stock is principally traded.

(h) Company Group means, collectively, the Company and its Subsidiaries.

(i) Eligible Individuals means any of the following individuals: (i) directors, officers and employees of the Company or any of its Subsidiaries, or (ii) consultants or advisors to the Company or any of its Subsidiaries.

(j) Exchange Act means the Securities Exchange Act of 1934, as amended. References to any specific section of the Exchange Act shall be deemed to include such regulations and guidance issued thereunder, as well as any successor section, regulations or guidance.

(k) Exercise Price means the exercise price per share of Common Stock specified in an Option or Stock Appreciation Right.

(l) Fair Market Value means, with respect to shares of Common Stock, (i) if the Common Stock is listed on a national securities exchange, the closing sales price of the Common Stock reported on the primary exchange on which the Common Stock is listed and traded on such date, or, if there are no such sales on that date, then on the last preceding date on which such sales were reported; (ii) if the Common Stock is not listed on any national securities exchange but is quoted in an inter-dealer quotation system on a last-sale basis, the average between the closing bid price and ask price reported on such date, or, if there is no such sale on that date, then on the last preceding date on which a sale was reported; or (iii) if the Common Stock is not listed on a national securities exchange or quoted in an inter-dealer quotation system on a last-sale basis, the amount determined by the Committee in good faith to be the fair market value of the Common Stock.

(m) Incentive Stock Option means an Option intended, as expressed in the Award Agreement, to meet the requirements of an “incentive stock option” as defined in Section 422(b) of the Code and the regulations thereunder.

(n) Non-Employee Director means a member of the Board who is not an employee of any member of the Company Group.

(o) Non-Qualified Stock Option means an Option that is not an Incentive Stock Option.

(p) Option means a right to purchase shares of Common Stock at a stated price. An Option may either be an Incentive Stock Option or a Non-Qualified Stock Option.

(q) Other Award means an Award designated as an Other Award pursuant to this Plan.

(r) Participant means an Eligible Individual to whom one or more Awards are or have been granted under this Plan and have not been fully settled or cancelled and, following the death of any such person, his successors, heirs, executors and administrators, as the case may be.

(s) Person means any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act).

(t) Plan means this Contango ORE, Inc. 2026 Omnibus Incentive Plan, as set forth herein and as it may be amended from time to time.

(u) Prior Plan means the Contango ORE, Inc. 2023 Omnibus Incentive Plan.

(v) Qualifying Director means a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act.

(w) Restricted Stock means a share of Common Stock that may be subject to certain transferability and other restrictions and to a risk of forfeiture (including by reason of not satisfying certain performance goals).

(x) Restricted Stock Unit means a right to receive a share of Common Stock at a future date, which may be conditioned on the satisfaction of certain requirements (including the satisfaction of certain performance goals).

(y) Stock Appreciation Right means a right to receive, with respect to each share of Common Stock subject to such Stock Appreciation Right, value in an amount equal to the excess, if any, of (i) the Fair Market Value of a share of Common Stock on the day of exercise or the trading day immediately preceding the date of exercise, as determined by the Administrator in its reasonable discretion over (ii) the Exercise Price of such Stock Appreciation Right.

(z) Sub-Plan means any sub-plan to the Plan that has been adopted by the Board or the Committee for the purpose of permitting or facilitating the offering of Awards to employees of certain designated Subsidiaries organized under the laws of any jurisdiction other than the United States of America or otherwise outside the jurisdiction of the United States of America, with each such Sub-Plan designed to comply with applicable law in such foreign jurisdictions. Although any Sub-Plan may be designated a separate and independent plan from the Plan in order to comply with applicable law, the Plan Share Reserve and the other limits specified in Section 4 of the Plan shall apply in the aggregate to the Plan and any Sub-Plan adopted hereunder.

(aa) Subsidiaries has the meaning given to such term by Section 424 of the Code.

(bb) Termination means the termination of a Participant’s employment or service, as applicable, with the Company or Subsidiary with which such Participant was principally employed or to which such Participant provided services, for any reason (including death or disability).

3. ADMINISTRATION.

(a) General. The Committee shall administer the Plan. To the extent required to comply with the provisions of Rule 16b-3 promulgated under the Exchange Act (if the Board is not acting as the Committee under the Plan) it is intended that each member of the Committee shall, at the time such member takes any action with respect to an Award under the Plan that is intended to qualify for the exemptions provided by Rule 16b-3 promulgated under the Exchange Act be a Qualifying Director. However, the fact that a Committee member shall fail to qualify as a Qualifying Director shall not invalidate any Award granted by the Committee that is otherwise validly granted under the Plan.

(b) Committee Authority. Subject to the provisions of the Plan and applicable law, the Committee shall have the sole and plenary authority, in addition to other express powers and authorizations conferred on the Committee by the Plan, to (i) designate Participants; (ii) determine the type or types of Awards to be granted to a Participant; (iii) determine the number of shares of Common Stock to be covered by, or with respect to which payments, rights, or other matters are to be calculated in connection with, Awards; (iv) determine the terms and conditions of any Award; (v) determine whether, to what extent, and under what circumstances Awards may be settled in, or exercised for, cash, shares of Common Stock, other securities, other Awards or other property, or canceled, forfeited, or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited, or suspended; (vi) determine whether, to what extent, and under what circumstances the delivery of cash, shares of Common Stock, other securities, other Awards, or other property and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the Participant or of the Committee; (vii) interpret, administer, reconcile any inconsistency in, correct any defect in and/or supply any omission in the Plan and any instrument or agreement relating to, or Award granted under, the Plan; (viii) establish, amend, suspend, or waive any rules and regulations and appoint such agents as the Committee shall deem appropriate for the proper administration of the Plan; (ix) adopt Sub-Plans; and (x) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

(c) Delegation. Except to the extent prohibited by applicable law, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any Person or Persons selected by it. Any such allocation or delegation may be revoked by the Committee at any time. Without limiting the generality of the foregoing, the Committee may delegate to one or more officers of the Company the authority to act on behalf of the Committee with respect to any matter, right, obligation, or election which is the responsibility of, or which is allocated to, the Committee herein, and which may be so delegated in accordance with applicable law, except with respect to grants of Awards to Persons (i) who are Non-Employee Directors, or (ii) who are subject to Section 16 of the Exchange Act.

(d) Finality of Decisions. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan, any Award or any Award Agreement shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon all Persons, including, without limitation, the Company Group, any Participant, any holder or beneficiary of any Award, and any stockholder of the Company.

(e) Indemnification. To the fullest extent permitted by applicable law, each member of the Board or the Committee or any employee or agent of any member of the Company (each such Person, an “Indemnifiable Person”) shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense (including attorneys’ fees) that may be imposed upon or incurred by such Indemnifiable Person in connection with or resulting from any action, suit or proceeding to which such Indemnifiable Person may be a party or in which such Indemnifiable Person may be involved by reason of any action taken or omitted to be taken or determination made with respect to the Plan or any Award hereunder.

(f) Board Authority. Notwithstanding anything to the contrary contained in the Plan, the Board may, in its sole discretion, at any time and from time to time, grant Awards and administer the Plan with respect to such Awards. Any such actions by the Board shall be subject to the applicable rules of the securities exchange or inter-dealer quotation system on which the Common Stock is listed or quoted. In any such case, the Board shall have all the authority granted to the Committee under the Plan.

4. AWARDS, IN GENERAL.

(a) Number of Shares. The aggregate number of shares of Common Stock which may be issued under the Plan and with respect to which Awards may be granted over the term of the Plan shall equal the sum of (i) 2,500,000 shares of Common Stock, plus (ii) the number of shares remaining available for issuance under the Prior Plan as of the Effective Date, plus (iii) any shares subject to awards granted under the Prior Plan that are outstanding as of the Effective Date but that expire, terminate, or are cancelled for any reason without being exercised in full (the “Plan Share Reserve”). The shares may be authorized and unissued or issued and reacquired shares, as the Board from time to time may determine. Shares with respect to which Options or Stock Appreciation Rights are not exercised prior to termination of the Option or Stock Appreciation Right, shares that are subject to Restricted Stock Units which expire without converting to Common Stock, and shares of Restricted Stock which are forfeited before the restrictions lapse, shall be available for issuance under the Plan. Notwithstanding the foregoing, neither (i) shares accepted by the Company in payment of the Exercise Price of any Option, if permitted under the terms of such Option, (ii) any shares withheld from a Participant, or delivered to the Company in satisfaction of required withholding taxes arising from Awards under the Plan, nor (iii) the difference between the total number of shares with respect to which a Stock Appreciation Right is awarded and the number of shares actually delivered upon exercise of such Stock Appreciation Right, shall be available for reissuance under the Plan.

(b) Additional Limitations. Subject to Section 10 of the Plan, (i) no more than the number of shares of Common Stock equal to the Plan Share Reserve may be issued in the aggregate pursuant to the exercise of Incentive Stock Options granted under the Plan; and (ii) during a single fiscal year, the number of Awards eligible to be made to each Non-Employee Director shall not exceed a total value of $400,000 (calculating the value of any such Awards based on the grant date fair value of such Awards for financial reporting purposes).

(c) Substitute Awards. Awards may, in the sole discretion of the Committee, be granted under the Plan in assumption of, or in substitution for, outstanding awards previously granted by an entity directly or indirectly acquired by the Company or with which a member of the Company Group combines (“Substitute Awards”). Substitute Awards shall not be counted against the Plan Share Reserve; provided, that Substitute Awards issued in connection with the assumption of, or in substitution for, outstanding options intended to qualify as “incentive stock options” within the meaning of Section 422 of the Code shall be counted against the aggregate number of shares of Common Stock available for Awards of Incentive Stock Options under the Plan. Subject to applicable stock exchange requirements, available shares under a stockholder-approved plan of an entity directly or indirectly acquired by the Company or with which a member of the Company Group combines (as appropriately adjusted to reflect the acquisition or combination transaction) may be used for Awards under the Plan and shall not reduce the number of shares of Common Stock available for issuance under the Plan.

(d) Minimum Vesting Period. Notwithstanding any other provision of the Plan to the contrary, the minimum vesting period with respect to any Awards granted under the Plan shall be no less than one year; provided, that, the Committee shall be authorized (at the time of grant or thereafter) to provide for the earlier vesting in the event of a Change in Control or a Participant’s retirement, death or disability; and provided further, that shares underlying Awards with respect to up to 5% of the total number of shares of Common Stock reserved for Awards may be exempt from the foregoing limitations.

5. PARTICIPATION. The Committee may, from time to time, in its discretion grant Awards to Participants from among the Eligible Individuals.

6. GRANTS OF OPTIONS. The Committee is hereby authorized to grant Awards of Options to Eligible Individuals. The terms and conditions of each Option shall be set forth in an Award Agreement between the Company and the Participant on such terms and conditions as may be deemed advisable by the Committee in its discretion, but not inconsistent with the following:

(a) Exercise Price. The Exercise Price shall not be less than 100% of the Fair Market Value of Common Stock on the date such Option is granted.

(b) Payment. The Exercise Price multiplied by the number of shares to be purchased by exercise of the Option shall be paid upon the exercise thereof. Upon exercise of the Option, the aggregate Exercise Price shall be payable in the manner provided by the applicable Award Agreement, which may include, without limitation payment in the form of: (i) cash equal to such aggregate Exercise Price, (ii) shares of Common Stock owned by the Participant having a Fair Market Value at least equal to such aggregate Exercise Price on the day of exercise or the trading day immediately preceding the date of exercise as determined by the Administrator in its reasonable discretion, (iii) any cashless exercise mechanism, or (iv) a combination of any of the above methods which total to such aggregate Exercise Price.

(c) Stockholder Rights. A holder of an Option shall have none of the rights of a stockholder until the shares are issued to him or her; provided that if a Participant exercises an Option and the appropriate purchase price is received by the Company in accordance with this Section 6(c) prior to any dividend record date, such Participant shall be entitled to receive the dividends which would be paid on the shares subject to such exercise if such shares were outstanding on such record date. In no event shall dividends be paid with respect to Options prior to their exercise.

(d) Term of Option; Exercise. The Committee may designate the term of an Option in the Award Agreement, provided that the term shall not exceed ten years. During such term, an Option shall be exercisable at such times and under such conditions as shall be permissible under the terms of this Plan and of the Award Agreement.

(e) Limitations Applicable to Incentive Stock Options. It is intended that Incentive Stock Options shall conform to the requirements of Sections 422 and 424 of the Code. To the extent that the aggregate Fair Market Value of the Common Stock, with respect to which Incentive Stock Options granted under this or any other Plan of the Company are exercisable for the first time by a Participant during any calendar year exceeds $100,000, or such other amount as may be permitted under the Code, such excess shall be considered Non-Qualified Stock Options. Notwithstanding anything in the Plan to the contrary, any Incentive Stock Option awarded to any Participant who, at the time of the Award, is the owner, directly or indirectly, of stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Subsidiary, shall (i) have a term not exceeding five years from the date of grant, and (ii) shall have an Exercise Price per share of not less than 110% of the Fair Market Value of the Common Stock on the date the Incentive Stock Option is granted.

7. GRANTS OF STOCK APPRECIATION RIGHTS. The Committee is hereby authorized to grant Awards of Stock Appreciation Rights to Eligible Individuals. The terms and conditions of each Stock Appreciation Right shall be set forth in an Award Agreement between the Company and the Participant on such terms and conditions as may be deemed advisable by the Committee in its discretion, but not inconsistent with the following:

(a) Exercise Price. The Exercise Price of a Stock Appreciation Right shall be not less than 100% of the Fair Market Value of the Company’s Common Stock on the date the Stock Appreciation Right is granted.

(b) Term; Exercise. The Committee may designate the term of a Stock Appreciation Right in the Award Agreement, provided that the term shall not exceed ten years. During such term, a Stock Appreciation Right shall be exercisable at such times and under such conditions as shall be permissible under the terms of this Plan and of the Award Agreement.

(c) Tandem Awards. Stock Appreciation Rights may be awarded on a stand-alone basis or in tandem with an Option. Notwithstanding any other provision of this Plan, any Stock Appreciation Right awarded in tandem with an Option: (i) shall entitle the Participant to exercise all or a portion of the Stock Appreciation Right in lieu of all or a portion of the Option, (ii) shall vest and expire on the same dates as the underlying Option and shall utilize the same Exercise Price as the underlying Option, and (iii) may be exercised only to the extent that the related Option has not been exercised. The exercise of Stock Appreciation Rights granted in tandem with an Option shall result in a pro rata surrender of the related Option to the extent that the Stock Appreciation Rights have been exercised.

(d) Settlement of Stock Appreciation Right. Stock Appreciation Rights will be settled in fully vested shares of Stock or in cash, as specified in the Award Agreement.

8. RESTRICTED STOCK AND RESTRICTED STOCK UNITS. The Committee is hereby authorized to grant Awards of Restricted Stock and Restricted Stock Units to Eligible Individuals. The terms and conditions of each Award of Restricted Stock or Restricted Stock Units shall be set forth in an Award Agreement between the Company and the Participant on such terms and conditions as may be deemed advisable by the Committee in its discretion, but not inconsistent with the following:

(a) Restriction Period. The Committee shall determine the events or conditions necessary for the lapse of restrictions applicable to the award of Restricted Stock or Restricted Stock Units, which may include, among other things, requirements of continuous service for a specified term or the attainment of specific performance standards or goals, which restrictions may differ among Participants. Upon the lapse of the restriction period and the attainment of any other vesting criteria established by the Committee, with respect to any outstanding Restricted Stock Units, the Company shall deliver to the Participant one share of Common Stock (or cash in lieu of delivering shares, as the case may be) for each such outstanding and vested Restricted Stock Unit; provided, however, that the Award Agreement may provide that the delivery of Common Stock is deferred until a time beyond the expiration of the restricted period only if such extension would not cause adverse tax consequences under Section 409A of the Code (such Award may be referred to, alternatively, as a “Deferred Stock Unit”). Award Agreements for Restricted Stock and Restricted Stock Units shall provide for forfeiture of Common Stock covered thereby to the extent the Restricted Stock or Restricted Stock Units do not vest during the restricted period specified in the Award Agreement, except as the Committee may otherwise determine in the Award Agreement.

(b) Stockholder Rights. Except to the extent restricted under the Award Agreement relating to the Restricted Stock, a Participant receiving Restricted Stock shall be entitled the rights of a stockholder with respect to such Restricted Stock, including the right to receive dividends and vote shares of Restricted Stock; provided that dividends or other distributions (collectively, “dividends”) on shares of Restricted Stock shall be withheld, in each case, while the Restricted Stock is subject to restrictions, and in no event shall dividends or other distributions payable thereunder be paid unless and until the shares of Restricted Stock to which they relate no longer are subject to a risk of forfeiture. Until Common Stock is issued to the Participant in settlement of Restricted Stock Units, the Participant shall not have any rights of a stockholder with respect to the Restricted Stock Units or the shares issuable thereunder. The Committee may determine in the applicable Award Agreement whether and to what extent the recipient of Restricted Stock Units has the rights of a stockholder of the Company including, but not limited to, whether the Participant receiving the Award has the right to receive dividend equivalents upon the expiration of the applicable restriction period. Dividends and dividend equivalents that are not paid currently shall be credited to bookkeeping accounts on the Company’s records for purposes of the Plan and, except as otherwise determined by the Committee, shall not accrue interest. Such dividends and dividend equivalents shall be paid to the Participant in the same form as paid on the Common Stock upon the lapse of the restrictions of the applicable Restricted Stock or Restricted Stock Units.

9. OTHER AWARDS. The Committee may, in its sole discretion, grant Awards of Common Stock, including fully vested Common Stock, and other Awards that are valued in whole or in part by reference to the Fair Market Value of Common Stock. These Awards shall collectively be referred to herein as Other Awards. Other Awards shall be in such form, and dependent on such conditions, as the Committee shall determine, including, but not limited to, the right to receive fully vested shares. Subject to the other terms of the Plan, Other Awards may be granted to such Eligible Individuals in such amounts and upon such terms, and at any time and from time to time, as shall be determined by the Committee and set forth in an Award Agreement.

10. ADJUSTMENT IN THE EVENT OF CHANGE IN STOCK. Subject to Section 11, if there is any change in the number or kind of shares of Company Stock outstanding (a) by reason of a stock dividend, spinoff, recapitalization, stock split, or combination or exchange of shares; (b) by reason of a merger, reorganization, or consolidation; (c) by reason of a reclassification or change in par value; or (d) by reason of any other extraordinary or unusual event affecting the outstanding Company Stock as a class without the Company’s receipt of consideration, or if the value of outstanding shares of Company Stock is substantially reduced as a result of a spinoff or the Company’s payment of an extraordinary dividend or distribution, the maximum number of shares of Company Stock available for Awards, the number of shares covered by outstanding Awards, the kind of shares issued under the Plan, and the price per share of such Awards shall be adjusted by the Board to reflect any increase or decrease in the number of, or change in the kind or value of, issued shares of Company Stock to preclude the enlargement or dilution of rights and benefits under such Awards; provided, however, that any fractional shares resulting from such adjustment shall be eliminated. Any adjustments determined by the Board shall be final, binding, and conclusive.

11. EFFECT OF A CHANGE OF CONTROL. Except to the extent reflected in a particular Award Agreement, in the event of a Change of Control:

(a) Termination of Awards. Upon a Change of Control, (i) the Company shall provide each Participant with outstanding Awards written notice of such Change of Control, (ii) all Options and Stock Appreciation Rights shall become immediately exercisable with respect to 100% of the shares or rights subject thereto, (iii) the Restricted Stock that is subject to time-based vesting and not subject to achievement of performance goals shall become fully vested and all restrictions shall expire immediately, (iv) the Restricted Stock that is subject to achievement of performance goals and not subject to time-based vesting shall, unless the Award Agreement provides for vesting or earning in a greater amount upon the occurrence of a Change of Control, become vested, free of restrictions, at the target level set forth in the applicable Award Agreement and the corresponding number of shares of Restricted Stock shall vest, (v) the Restricted Stock Units that are subject to time-based vesting and not subject to achievement of performance goals shall become fully vested and the shares of Common Stock subject to such Restricted Stock Units shall be delivered as promptly as practicable, subject to any limitations imposed thereon by Section 409A of the Code, and (vi) the Restricted Stock Units that are subject to achievement of performance goals and not subject to time-based vesting shall, unless the Award Agreement provides for vesting or earning in a greater amount upon the occurrence of a Change of Control, become vested and earned at the mid-point between the target level and the maximum level set forth in the applicable Award Agreement and the corresponding number of shares of Common Stock subject to such Restricted Stock Units shall be delivered as promptly as practicable, subject to any limitations imposed thereon by Section 409A of the Code.

(b) Other Alternatives. Notwithstanding the foregoing, in the event of a Change of Control, the Committee may, in its discretion, cancel any outstanding Options, Stock Appreciation Rights or Restricted Stock Awards and pay to the holders thereof, in cash, the value of such Awards based upon the highest price per share of Common Stock received or to be received by other stockholders of the Company in connection with the Change of Control.

12. RESTRICTIONS ON TRANSFER.

(a) Each Award shall be exercisable only by such Participant to whom such Award was granted during the Participant’s lifetime, or, if permissible under applicable law, by the Participant’s legal guardian or representative. No Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant (unless such transfer is specifically required pursuant to a domestic relations order or by applicable law) other than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company; provided, that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

(b) Notwithstanding the foregoing, the Committee may, in its sole discretion, permit Awards (other than Incentive Stock Options) to be transferred by a Participant, without consideration, subject to such rules as the Committee may adopt consistent with any applicable Award Agreement to preserve the purposes of the Plan, to (i) any person who is a “family member” of the Participant, as such term is used in the instructions to Form S-8 under the Securities Act or any successor form of registration statement promulgated by the Securities and Exchange Commission (collectively, the “Immediate Family Members”); (ii) a trust solely for the benefit of the Participant and the Participant’s Immediate Family Members; (iii) a partnership or limited liability company whose only partners or stockholders are the Participant and the Participant’s Immediate Family Members; or (iv) a beneficiary to whom donations are eligible to be treated as “charitable contributions” for federal income tax purposes (each transferee described in clauses (i), (ii), (iii) and (iv) above is hereinafter referred to as a “Permitted Transferee”); provided, that the Participant gives the Committee advance written notice describing the terms and conditions of the proposed transfer and the Committee notifies the Participant in writing that such a transfer would comply with the requirements of the Plan.

(c) The terms of any Award transferred in accordance with clause (b) above shall apply to the Permitted Transferee and any reference in the Plan, or in any applicable Award Agreement, to a Participant shall be deemed to refer to the Permitted Transferee, except that (i) Permitted Transferees shall not be entitled to transfer any Award, other than by will or the laws of descent and distribution; (ii) Permitted Transferees shall not be entitled to exercise any transferred Option unless there shall be in effect a registration statement on an appropriate form covering the shares of Common Stock to be acquired pursuant to the exercise of such Option if the Committee determines, consistent with any applicable Award Agreement, that such a registration statement is necessary or appropriate; (iii) neither the Committee nor the Company shall be required to provide any notice to a Permitted Transferee, whether or not such notice is or would otherwise have been required to be given to the Participant under the Plan or otherwise; and (iv) the consequences of a Participant’s Termination under the terms of the Plan and the applicable Award Agreement shall continue to be applied with respect to the Participant, including, without limitation, that an Option shall be exercisable by the Permitted Transferee only to the extent, and for the periods, specified in the Plan and the applicable Award Agreement.

13. AMENDMENT AND DISCONTINUANCE.

(a) The Board may from time to time amend or revise the terms of the Plan, or may discontinue the Plan at any time as permitted by law, provided, however, that such amendment shall not (except as provided in Section 10), without further approval of the stockholders, (i) increase the aggregate number of shares with respect to which awards may be made under the Plan, (ii) change the manner of determining the Exercise Price (other than determining the Fair Market Value of the Common Stock to conform with applicable provisions of the Code or regulations and interpretations thereunder), (iii) extend the term of the Plan or the maximum period during which any Option may be exercised, or (iv) make any other change which, in the absence of stockholder approval, would cause awards granted under the Plan which are then outstanding, or which may be granted in the future.

(b) No amendments, revision or discontinuance of the Plan shall, without the consent of a Participant, in any manner adversely affect his or her rights under any Award theretofore granted under the Plan.

(c) Notwithstanding anything herein to the contrary, the Company shall not, without stockholder approval, reduce the Exercise Price of any Option or Stock Appreciation Right and shall not exchange any Option or Stock Appreciation Right for a new Award with a lower (or no) Exercise Price or for cash.

14. EFFECTIVE DATE AND DURATION. The Plan was adopted by the Board on December 30, 2025, and shall become effective upon the approval by stockholders (the “Effective Date”). No Award may be granted under the Plan on or after the tenth anniversary of the Effective Date.

15. TAX WITHHOLDING. Notwithstanding any other provision of the Plan, the Company or its Subsidiaries, as appropriate, shall have the right to deduct from all Awards under the Plan cash and/or stock, with a Fair Market Value in the amount of all federal, state or local withholding taxes (up to the maximum permissible statutory tax rate for the applicable tax jurisdiction, to the extent consistent with applicable law) with respect to such Awards. In the case of Awards paid in Common Stock, the Participant or Permitted Transferee may be required to pay to the Company or a Subsidiary thereof, as appropriate, the amount of any such taxes which the Company or Subsidiary is required to withhold, if any, with respect to such stock. Subject in particular cases to the disapproval of the Committee, the Company may accept shares of the Company’s Common Stock of equivalent Fair Market Value in payment of such withholding tax obligations if the Participant elects to make payment in such manner.

16. GOVERNING LAW. The Plan shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to contracts made and performed wholly within the State of Delaware, without giving effect to the conflict of laws provisions thereof. EACH PARTICIPANT WHO ACCEPTS AN AWARD IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY SUIT, ACTION, OR

OTHER PROCEEDING INSTITUTED BY OR AGAINST SUCH PARTICIPANT IN RESPECT OF THE PARTICIPANT’S RIGHTS OR OBLIGATIONS HEREUNDER.

17. GOVERNMENT AND OTHER REGULATIONS.

(a) The obligation of the Company to settle Awards in shares of Common Stock or other consideration shall be subject to all applicable law. Notwithstanding any terms or conditions of any Award to the contrary, the Company shall be under no obligation to offer to sell or to sell, and shall be prohibited from offering to sell or selling, any shares of Common Stock pursuant to an Award unless such shares have been properly registered for sale pursuant to the Securities Act with the Securities and Exchange Commission or unless the Company has received an opinion of counsel (if the Company has requested such an opinion), satisfactory to the Company, that such shares may be offered or sold without such registration pursuant to an available exemption therefrom and the terms and conditions of such exemption have been fully complied with. The Company shall be under no obligation to register for sale under the Securities Act any of the shares of Common Stock to be offered or sold under the Plan. The Committee shall have the authority to provide that all shares of Common Stock or other securities of the Company issued under the Plan shall be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the Plan, the applicable Award Agreement and applicable law, and, without limiting the generality of Section 8 of the Plan, the Committee may cause a legend or legends to be put on certificates representing shares of Common Stock or other securities of the Company issued under the Plan to make appropriate reference to such restrictions or may cause such Common Stock or other securities of the Company issued under the Plan in book-entry form to be held subject to the Company’s instructions or subject to appropriate stop-transfer orders. Notwithstanding any provision in the Plan to the contrary, the Committee reserves the right to add, at any time, any additional terms or provisions to any Award granted under the Plan that the Committee, in its sole discretion, deems necessary or advisable in order that such Award complies with the legal requirements of any governmental entity to whose jurisdiction the Award is subject.

(b) The Committee may cancel an Award or any portion thereof if it determines, in its sole discretion, that legal or contractual restrictions and/or blockage and/or other market considerations would make the Company’s acquisition of shares of Common Stock from the public markets, the Company’s issuance of Common Stock to the Participant, the Participant’s acquisition of Common Stock from the Company and/or the Participant’s sale of Common Stock to the public markets, illegal, impracticable or inadvisable. If the Committee determines to cancel all or any portion of an Award in accordance with the foregoing, the Company shall, subject to any limitations or reductions as may be necessary to comply with Section 409A of the Code, (i) pay to the Participant an amount equal to the excess of (A) the aggregate Fair Market Value of the shares of Common Stock subject to such Award or portion thereof canceled (determined as of the applicable exercise date, or the date that the shares would have been vested or issued, as applicable); over (B) the aggregate Exercise Price or any amount payable as a condition of issuance of shares of Common Stock (in the case of any other Award). Such amount shall be delivered to the Participant as soon as practicable following the cancellation of such Award or portion thereof, or (ii) in the case of Restricted Stock, Restricted Stock Units or Other Awards, provide the Participant with a cash payment or equity subject to deferred vesting and delivery consistent with the vesting restrictions applicable to such Restricted Stock, Restricted Stock Units or Other Awards, or the underlying shares in respect thereof.

18. NO CLAIM TO AWARDS; NO RIGHTS TO CONTINUED EMPLOYMENT; WAIVER. No employee of the Company or its Subsidiaries, or other Person, shall have any claim or right to be granted an Award under the Plan or, having been selected for the grant of an Award, to be selected for a grant of any other Award. There is no obligation for uniformity of treatment of Participants or holders or beneficiaries of Awards. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant and may be made selectively among Participants, whether or not such Participants are similarly situated. Neither the Plan nor any action taken hereunder shall be construed as giving any Participant any right to be retained in the employ or service of any member of the Company Group, nor shall it be construed as giving any Participant any rights to continued service on the Board. The applicable member of the Company Group may at any time dismiss a Participant from employment or discontinue any consulting relationship, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or any Award Agreement. By accepting an Award under the Plan, a Participant shall thereby be deemed to have waived any claim to continued exercise or vesting of an Award or to damages or severance entitlement related to non-continuation of the Award beyond the period provided under the Plan or any Award Agreement, except to the extent of any provision to the contrary in any written employment contract or other agreement between any member of the Company Group and the Participant, whether any such agreement is executed before, on or after the date of grant.

19. INTERNATIONAL PARTICIPANTS. With respect to Participants who reside or work outside of the United States of America, the Committee may, in its sole discretion, amend the terms of the Plan and create or amend Sub-Plans or amend outstanding Awards with respect to such Participants in order to permit or facilitate participation in the Plan by such Participants, conform such terms with the requirements of applicable law or to obtain more favorable tax or other treatment for a Participant or the applicable member of the Company Group.

20. TERMINATION. Except as otherwise provided in an Award Agreement, unless determined otherwise by the Committee at any point following such event: (a) neither a temporary absence from employment or service due to illness, vacation or leave of absence (including, without limitation, a call to active duty for military service through a Reserve or National Guard unit) nor a transfer from employment or service with one member of the Company Group to employment or service with another member of the Company Group (or vice-versa) shall be considered a Termination; and (b) if a Participant undergoes a Termination, but such Participant continues to provide services to any member of the Company Group in a non-employee capacity, such change in status shall not be considered a Termination for purposes of the Plan. Further, unless otherwise determined by the Committee, in the event that any member of the Company Group ceases to be a member of the Company Group (by reason of sale, divestiture, spin-off or other similar transaction), unless a Participant’s employment or service is transferred to another entity that would constitute a member of the Company Group immediately following such transaction, such Participant shall be deemed to have suffered a Termination hereunder as of the date of the consummation of such transaction.

21. SEVERABILITY. If any provision of the Plan or any Award or Award Agreement is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be construed or deemed stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

22. SUCCESSORS. The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company.

23. CLAWBACK/REPAYMENT. All Awards shall be subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with (a) any clawback, forfeiture or other similar policy adopted by the Board or the Committee and as in effect from time to time; and (b) applicable law.

24. SECTION 409A OF THE CODE.

(a) Notwithstanding any provision of the Plan to the contrary, it is intended that the provisions of the Plan comply with Section 409A of the Code, and all provisions of the Plan shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A of the Code. Each

Participant is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or in respect of such Participant in connection with the Plan (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any member of the Company Group shall have any obligation to indemnify or otherwise hold such Participant (or any beneficiary) harmless from any or all of such taxes or penalties. With respect to any Award that is considered “deferred compensation” subject to Section 409A of the Code, references in the Plan to “termination of employment” (and substantially similar phrases) shall mean “separation from service” within the meaning of Section 409A of the Code. For purposes of Section 409A of the Code, each of the payments that may be made in respect of any Award granted under the Plan is designated as separate payments.

(b) Notwithstanding anything in the Plan to the contrary, if a Participant is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, no payments in respect of any Awards that are “deferred compensation” subject to Section 409A of the Code and which would otherwise be payable upon the Participant’s “separation from service” (as defined in Section 409A of the Code) shall be made to such Participant prior to the date that is six months after the date of such Participant’s “separation from service” or, if earlier, the date of the Participant’s death. Following any applicable six month delay, all such delayed payments will be paid in a single lump sum on the earliest date permitted under Section 409A of the Code that is also a business day.

(c) Unless otherwise provided by the Committee in an Award Agreement or otherwise, in the event that the timing of payments in respect of any Award (that would otherwise be considered “deferred compensation” subject to Section 409A of the Code) would be accelerated upon the occurrence of (i) a Change in Control, no such acceleration shall be permitted unless the event giving rise to the Change in Control satisfies the definition of a change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation pursuant to Section 409A of the Code; or (ii) a disability, no such acceleration shall be permitted unless the disability also satisfies the definition of “disability” pursuant to Section 409A of the Code.

Approved by the Board of Directors on this      day of December, 2025.

EXHIBIT A

CANADIAN SUB-PLAN

1. SPECIAL PROVISIONS FOR CANADIAN PARTICIPANTS

1.1. This CANADIAN SUB-PLAN to the Contango Ore, Inc. 2026 Omnibus Incentive Plan (the “Plan”) shall become effective upon the Effective Date as defined in the Plan.

1.2. The provisions of this Canadian Sub-Plan apply only to a Participant who, in respect of an Award granted to them, is subject to tax pursuant to the Income Tax Act (Canada) (any such Participant, a Canadian Participant).

1.3. This Canadian Sub-Plan is to be read as a continuation of the Plan and only applies with respect to, and with respect to all, Awards granted under the Plan to a Canadian Participant. The purpose of this Canadian Sub-Plan is to establish certain rules and limitations applicable to Awards that may be granted or issued under the Plan to a Canadian Participant from time to time, in compliance with applicable tax, securities and other applicable laws currently in force.

1.4. The Plan and this Canadian Sub-Plan are complimentary to each other and shall be deemed as one. In any case of contradiction, whether explicit or implied, between any definitions and/or provisions of this Canadian Sub-Plan and the Plan, the provisions set out in this Canadian Sub-Plan shall prevail.

2. DEFINITIONS

Capitalized terms not otherwise defined herein shall have the meaning assigned to them in the Plan. The following additional definitions will apply to grants made pursuant to this Canadian Sub-Plan, provided, however, that to the extent that such definitions are provided for in the Plan and this Canadian Sub-Plan, the definitions in this Canadian Sub-Plan shall apply to Awards granted to the Canadian Participant:

2.1. Cause means, with respect to the Canadian Participant, unless otherwise defined in the Canadian Participant’s employment agreement, a termination of employment or service based upon any one of the following, as determined by the Committee: (i) the material breach by the Canadian Participant of any agreement or any covenant relating to confidentiality, non-disclosure, non-solicitation, or non-competition between such Canadian Participant, on the one hand, and the Company or any of its Subsidiaries, on the other hand; or (ii) any other act, omission, or circumstances that constitutes “just cause” within the meaning of the common law.

2.2. CITA means the Income Tax Act (Canada) as it may be amended from time to time and all regulations, interpretations and administrative guidance issued thereunder.

2.3. Consultant means an individual or a consultant company that:

(a) is engaged to provide services on a bona fide basis to the Company or any of its Subsidiaries, other than services provided in relation to a distribution of securities of the Company or any of its Subsidiaries;

(b) provides the services under a written contract with the Company or any of its Subsidiaries; and

(c) spends or will spend a significant amount of time and attention on the affairs and business of the Company or any of its Subsidiaries.

For the purposes of this definition, “consultant company” means, with respect to an individual consultant, either (i) a company of which the individual consultant is an employee or shareholder; or (ii) a partnership of which the individual consultant is an employee or partner.

2.4. Disability means:

(a) subject to (b) below, a Canadian Participant’s physical or mental incapacity that cannot be accommodated and that prevents him or her from substantially fulfilling his or her responsibilities on behalf of the Company or, if applicable, a Subsidiary as determined by the Committee, for 180 calendar days, whether or not consecutive, out of any 12 consecutive months; or

(b) where a Canadian Participant has a written employment agreement with the Company or Subsidiary, “Disability” as defined in such employment agreement, if applicable.

2.5. Termination Date means:

(a) in the case of a Canadian Participant who is an employee or officer, either (i) the date on which the Canadian Participant’s employment with the Company or any of its Subsidiaries ceases for any reason, whether lawful or otherwise (including, without limitation, by reason of resignation, retirement, death, frustration of contract, termination for Cause, termination without Cause, Disability or constructive dismissal) without regard to any period for which pay in lieu of notice is payable or to any pay in lieu of notice (whether paid by lump sum or salary continuance), benefits continuation, or other termination or severance payments to which the Canadian Participant may then receive or be entitled to receive, whether pursuant to contract, the common law or otherwise, or (ii) on such later date, if applicable, as may be required to satisfy the minimum requirements of the applicable employment or labour standards legislation. For the avoidance of any doubt, the parties intend to displace any presumption that the Canadian Participant is entitled to reasonable notice of termination under common law in connection with the Plan, in excess of any minimum statutory notice of termination under the applicable employment or labour standards legislation.

(b) in the case of a Canadian Participant who is a director but not an employee, officer or Consultant, the date upon which the Canadian Participant ceases to hold office; or

(c) in the case of a Canadian Participant who is a Consultant, the date that is designated by the Company or the applicable Subsidiary, or by the Consultant, as the date on which the Canadian Participant’s consulting agreement or arrangement is terminated, without regard to any applicable period of reasonable notice or contractual notice to which the Canadian Participant may claim to be entitled under common law or pursuant to contract in respect of a period which follows the date on which the Canadian Participant’s consulting agreement or arrangement is terminated as specified in the notice of termination.

Notwithstanding the terms of the Plan, the definition of Eligible Individuals in Section 2(i) of the Plan shall be deleted in its entirety and replaced with the following:

“Eligible Individuals means any of the following individuals: (i) directors, officers and employees of the Company or any of its Subsidiaries, or (ii) Consultants to the Company or any of its Subsidiaries.”

3. The first sentence of Section 3(c) of the Plan shall be deleted in its entirety and replaced with the following:

“Awards may, in the sole discretion of the Committee, be granted under the Plan in assumption of, or in substitution for, outstanding awards previously granted by an entity directly or indirectly acquired by the Company or with which a member of the Company Group combines (“Substitute Awards”); provided that, in respect of any award subject to section 7 of the CITA, any such assumption or substitution may only be implemented in accordance with the requirements of section 7(1.4) of the CITA.”

4. A new Section 6(f) shall be added to the Plan as follows:

“Each Award Agreement shall, where applicable, identify the number of Common Stock that may be issued pursuant to the grant of the Option, if any, that are “non-qualified securities” for purposes of the CITA. Where applicable, the Company shall, or shall cause its applicable Subsidiary to, provide to the applicable Participant any additional notification of any such “non-qualified securities” that may be required under the CITA within 30 days of the date of grant of the applicable Option.”

5. The first sentence of Section 8(a) of the Plan shall be deleted in its entirety and replaced with the following:

“The Committee shall determine the events or conditions necessary for the lapse of restrictions applicable to the award of Restricted Stock or Restricted Stock Units, which may include, among other things, requirements of continuous service for a specified term or the attainment of specific performance standards or goals, which restrictions may differ among Participants. Upon the lapse of the restriction period and the attainment of any other vesting criteria established by the Committee, with respect to any outstanding Restricted Stock Units, the Company shall deliver to the Participant one share of Common Stock (or cash in lieu of delivering shares, as the case may be) for each such outstanding and vested Restricted Stock Unit; provided, however, that, if the Award is subject to section 7 of the CITA, the applicable Award Agreement may provide for such other terms and conditions that are in compliance with section 7 of the CITA. If an Award of Restricted Stock Units is not subject to section 7 of the CITA, then the terms and conditions of such Award shall be in compliance with the requirements pertaining to the exception to the application of the salary deferral arrangement rules in paragraph (k) of the definition of “salary deferral arrangement” in subsection 248(1) of the CITA, as such subsection may be amended or enacted from time to time.”

5. Section 11(b) of the Plan shall be deleted entirely and replaced with the following:

“Notwithstanding the foregoing, in the event of a Change of Control, the Committee may, in its discretion, cancel any outstanding Award and pay to the holders thereof, in cash, the value of such Awards based upon the highest price per share of Common Stock received or to be received by other stockholders of the Company in connection with the Change of Control; provided that, the Committee may not exercise its discretion under this Section 11(b) with respect to an Award or portion thereof which is subject to section 7 of the CITA without the consent of the Participant holding such Award; provided, further, that, the Committee may determine that if any vested Options are not exercised prior to or contemporaneously with completion of the transaction resulting in the Change of Control, such unexercised Options shall expire and be cancelled without the payment of any consideration therefor upon the completion of the transaction resulting in the Change of Control.”

6. Section 13(c) of the Plan shall be deleted entirely and replaced with the following:

“Notwithstanding anything herein to the contrary, the Company shall not, without stockholder approval, reduce the Exercise Price of any Option or Stock Appreciation Right and shall not exchange any Option or Stock Appreciation Right for a new Award with a lower (or no) Exercise Price or for cash. Any reduction of an Exercise of an Option held by a Participant shall only be implemented if such reduction complies with sections 110(1.7) and (1.8) of the CITA and any exchange of an Option shall comply with section 7(1.4) of the CITA.”

7. The first sentence of Section 15 of the Plan shall be deleted in its entirety and replaced with the following:

“Notwithstanding any other provision of the Plan, so as to ensure that the Company or its applicable Subsidiary will be able to comply with the applicable obligations under any federal, provincial, state or local law relating to applicable withholding taxes or other required deductions, the applicable Company or the applicable Subsidiary shall withhold or cause to be withheld from any amount payable to a Participant, either under this Plan or otherwise, such amount as may be necessary to permit the Company or the applicable Subsidiary to so comply.”

8. A new sentence shall be added at the end of Section 17(b) of the Plan as follows:

“Notwithstanding any other provision in the Plan, including this Section 17(b), if an Award is subject to section 7 of the CITA, the Committee shall not have discretion to determine, without the Participant’s consent, that such Award will be settled in anything other than Common Stock that are newly issued or issued from treasury.”

9. The last sentence of Section 20 of the Plan shall be deleted in its entirety and replaced with the following:

“Further, unless otherwise determined by the Committee, in the event that any member of the Company Group ceases to be a member of the Company Group (by reason of sale, divestiture, spin-off or other similar transaction), unless a Participant’s employment or service is transferred to another entity that would constitute a member of the Company Group immediately following such transaction, a Termination Date shall be deemed to have occurred in respect to such Participant as of the date of the consummation of such transaction.”

9. Section 24 of the Plan shall be deleted in its entirety and not apply to Canadian Participants unless the Canadian Participant is also a “United States person” under Section 7701(a)(30) of the Code and has received an Award that is subject to the requirements of Section 409A of the Code.

Annex E-1

INFORMATION ABOUT DOLLY VARDEN

Overview

Dolly Varden Silver Corporation (“Dolly Varden”) is a mineral exploration company existing under the laws of British Columbia, Canada. Dolly Varden is focused on exploration advancing the Kitsault Valley silver-gold project near Alice Arm, British Columbia (the “Kitsault Valley Project“ or the “KV Project”), which includes the historic Dolly Varden silver and gold project near Alice Arm, British Columbia (the “Dolly Varden Project”) and the historic Homestake Ridge gold project near Alice Arm, British Columbia (the “Homestake Ridge Project”), both located in the Golden Triangle of British Columbia, Canada, 25km by road to tide water. The 163-square km KV Project hosts the high-grade silver and gold resources of the Dolly Varden Project and the Homestake Ridge Project along with the past-producing Dolly Varden and Torbrit silver mines. It is considered to be prospective for hosting further precious metal deposits, being on the same structural and stratigraphic belts that host numerous other, on trend, high-grade deposits, such as Eskay Creek and Brucejack. The KV Project also contains the Big Bulk property, which is prospective for porphyry and skarn style copper and gold mineralization, similar to other such deposits in the region (Red Mountain, KSM, Red Chris). In addition to the KV Project, Dolly Varden has consolidated a land package of six other properties in the same region as the KV Project. These six properties have historically been explored for gold, copper, silver, lead and zinc, including the KV Project and other recent acquisitions. Dolly Varden now holds a combined area of 100,000 hectares within the region.

Unless otherwise indicated, all references to $, “C$” or “dollars” in this section of the proxy statement refer to Canadian dollars, which is Dolly Varden’s functional currency. All references to “US$” in this disclosure refer to United States dollars.

Mineral Resources Estimates and Cautionary Note to United States Investors Concerning Mineral Resources Estimates

As a foreign private issuer that files reports with the United States Securities and Exchange Commission (“SEC”) pursuant to the multijurisdictional disclosure system adopted by the United States and Canada, Dolly Varden is not required to prepare disclosure on its mineral projects under the standards adopted by the SEC under Subpart 1300 of Regulation S-K 1300 (“S-K 1300”). The mineral resource estimates for the Kitsault Valley Project that are contained in this proxy statement were previously disclosed by Dolly Varden, and were prepared in accordance with the requirements of Canadian securities laws in effect in Canada, which differ from the requirements of U.S. securities laws. Unless otherwise indicated, all mineral resource estimates included in this disclosure relating to the Kitsault Valley Project have been prepared in accordance with National Instrument 43-101 – Standards of Disclosure for Mineral Projects (“NI 43-101”). NI 43-101 is an instrument developed by the Canadian Securities Administrators (“CSA”) that establishes standards for all public disclosure an issuer makes of scientific and technical information concerning mineral projects. The terms “mineral resource”, “measured mineral resource”, “indicated mineral resource”, and “inferred mineral resource” are defined in accordance with the Canadian Institute of Mining, Metallurgy and Petroleum (“CIM”) standards for mineral resource estimation which were incorporated by reference in NI 43-101.

Readers are cautioned that a qualified person, as defined in S-K 1300, has not done sufficient work to classify the NI 43-101 mineral resource estimates as current S-K 1300 compliant mineral resource estimates. Accordingly, Contango is not treating the NI 43-101 mineral resource estimates for the Kitsault Valley Project as current estimates of mineral resources. Additional work will be required to disclose a S-K 1300 compliant mineral resource estimate.

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Readers are also cautioned not to assume that any “measured mineral resources”, “indicated mineral resources” or “inferred mineral resources” that Dolly Varden reports under NI 43-101 standards are or will be confirmed under S-K 1300 standards, or will be economically or legally mineable. Further, “inferred mineral resources” have a greater amount of uncertainty as to their existence and as to whether they can be mined economically or legally. Therefore, readers are also cautioned not to assume that all or any part of “inferred mineral resources” exist.

Metric and Imperial Conversions

For ease of reference, the following factors for converting between metric and imperial measurements are provided:

From metric	To imperial	Multiply by	From imperial	To metric	Multiply by
Hectares	Acres	2.471	Acres	Hectares	0.405
Metres	Feet	3.281	Feet	Metres	0.305
Kilometres	Miles	0.621	Miles	Kilometres	1.609
Tones	Tons (2,000 lbs)	1.102	Tons (2,000 lbs)	Tones	0.907

Name, Address and Incorporation

Dolly Varden was amalgamated under the Business Corporations Act (British Columbia) on January 30, 2012. Dolly Varden’s head office is located at 3123—595 Burrard St. Vancouver, BC V7X 1J1 Canada and its registered records office is located at Suite 1700, Park Place, 666 Burrard Street, Vancouver, BC, V6C 2X8. The common shares in the capital of Dolly Varden (the “Common Shares”) are listed on the TSX Venture Exchange (“TSXV”) under the symbol “DV”, on the NYSE American LLC Exchange (“NYSE American”) in the United States under the symbol “DVS”, and on the Frankfurt Stock Exchange under the symbol “DVQ”.

Intercorporate Relationships

As of the date of this disclosure, Dolly Varden holds a 100% direct or indirect interest in two subsidiaries. The following chart sets forth the relationship between Dolly Varden and its direct and indirect subsidiaries:

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GENERAL DEVELOPMENT OF THE BUSINESS

Three Year History

Year Ended December 31, 2022

On February 25, 2022, Dolly Varden acquired, through the acquisition of Homestake Resource Corporation (“Homestake”), a 100% interest in the Homestake Ridge Project, a gold-silver project located in the Golden Triangle, British Columbia, and adjacent to the Dolly Varden Project, in exchange for a $5 million cash payment and the issuance of 19,126,148 Common Shares to Fury Gold Mines Ltd. (“Fury”). As a result of the transaction, Fury acquired approximately 32.88% of Dolly Varden’s issued and outstanding Common Shares. On April 4, 2023, Dolly Varden published the Kitsault Valley Technical Report for the combined Dolly Varden Project and Homestake Ridge Project (the “Kitsault Valley Technical Report”). The close proximity of the Homestake Project and Dolly Varden Project, combined with common infrastructure in the region, is expected to generate substantial co-development synergies for the Kitsault Valley Project, as the respective deposits are advanced in combination.

The Form 51-102F4 business acquisition report of Dolly Varden dated May 10, 2022 in respect of this acquisition is available on Dolly Varden’s profile on the System for Electronic Document Analysis and Retrieval operated by the securities regulatory authorities in each of the provinces and territories of Canada (“SEDAR+”) at www.sedarplus.ca.

On March 9, 2022, Dolly Varden issued 100,704 Common Shares to Haywood Securities Inc. (“Haywood”) pursuant to a financial advisory agreement between Haywood and Dolly Varden as described in Dolly Varden’s management information circular dated January 24, 2022, which is available on SEDAR+.

On March 31, 2022, Dolly Varden announced the completion of a best efforts brokered private placement pursuant to which Dolly Varden issued 2,818,600 Common Shares that qualify as “flow-through shares” as defined under the Income Tax Act (Canada) (the “FT Shares”) at a price of $4.08 per FT Share for gross proceeds of approximately $11.5 million (the “March 2022 Offering”). The March 2022 Offering was completed by Research Capital Corporation and Eventus Capital Corp., as co-lead agents and joint bookrunners, on behalf of a syndicate of agents including Haywood Securities Inc. and Gravitas Securities Inc. (collectively, the “March 2022 Agents”). In connection with the March 2022 Offering, the March 2022 Agents received an aggregate cash fee of 6.0% of the gross proceeds of the March 2022 Offering. Pursuant to the Ancillary Rights Agreement between Hecla Mining Company (“Hecla”) and Dolly Varden dated September 4, 2012 (the “Ancillary Rights Agreement”), Hecla exercised its anti-dilution right in respect of the issued and outstanding Common Shares after closing of the March 2022 Offering and acquired 447,125 Common Shares for additional gross proceeds of approximately $1.5 million.

On May 17, 2022, Dolly Varden announced the initiation of field activities on its Kitsault Valley Project. Objectives of the 2022 program include: upgrading current inferred mineral resources to measured and indicated classification, expanding known deposits and discovering new silver and gold mineralization along the Kitsault Valley trend of multiple deposits and historic mines.

On July 13, 2022, Dolly Varden announced that Rob van Egmond, P.Geo has been appointed Vice President of Exploration.

On August 10, 2022, Dolly Varden announced significant results from drilling at the Kitsol Vein located near the historic Torbrit Mine on Dolly Varden’s Kitsault Valley Project and highlighted the following from drill hole DV22-283:

•	50.18m(~30.0m true width) averaging 414 g/t Ag

•	Including 7.15m(4.29m true width) averaging 646 g/t Ag

•	Including 11.74m(7.04m true width) averaging 658 g/t Ag

•	Including 5.34m(3.20m true width) averaging 801 g/t Ag

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•

Drill hole DV22-283 is a 25m step-out along strike and down dip of high grade silver mineralization zone within the Kitsol Vein and suggests that thickness and grade of the Kitsol Vein is increasing at depth.

On September 13, 2022, Dolly Varden announced results from drilling at the Wolf Vein on Dolly Varden’s KV Project, including step-out hole DV22-300 which returned a significant, high-grade silver intercept. Based on the grade and strength of the mineralizing system, Dolly Varden has prioritized continued step-out drilling at Wolf during for the remainder of the 2022 season. DV22-300 encountered a wide interval of multi-phase veins and breccia, intersecting 19.85m(13.90m true width) averaging 584 g/t Ag, 0.92 %Pb, 0.56% Zn and 0.19 g/t Au, with bonanza grade silver mineralization grading 4,326 g/t Ag, 4.21% Pb, 1.36% Zn and 1.00 g/t Au over 1.60m(1.12m true width) within a sulphide and silver sulphosalt matrix vein breccia in the main veined interval.

On November 7, 2022, Dolly Varden announced the results from drilling at the Torbrit Resources area, including infill and step-out drilling within the Kitsol Vein zone. It intersected 1.50m of 1,367 g/t AG within 12.51 meters Grading 442 g/t Ag at Kitsol Vein.

On November 21, 2022, Dolly Varden Silver announced that it has dramatically extended the limits of silver mineralization at the Wolf Vein through wide-spaced step-out drilling. Mineralization remains wide-open for expansion, with further assays pending from the 2022 season. Highlights from exploration step-out drilling at Wolf include: DV22-311: 412 g/t Ag over 12.80 meters (5.38 meters true width) including 2.15 meters (0.90 meters true width) grading 1,646 g/t Ag, 2.38% Pb, 3.10% Zn and 0.10 g/t Au, and DV22-316: 551 g/t Ag over 9.80 meters (4.90 meters true width) including 3.60 meters (1.8m true width) grading 1,049 g/t Ag, 1.19% Pb and 0.29% Zn.

On November 29, 2022, Dolly Varden Silver announced drill results from its Homestake Ridge Project (as it was then called). Highlights from the drill results include:

•	HR22-314: 4.27 g/t Au and 64 g/t Ag (5.10 g/t AuEq*) over 16.06 meters including 18.76 g/t Au and 193 g/t Ag (21.49 g/t AuEq*) over 3.08 meters

•	HR22-322: 6.47 g/t Au and 27 g/t Ag (5.83 g/t AuEq*) over 6.00 meters

•	HR22-325: 7.18g/t Au and 30 g/t Ag, 0.49% Cu (8.26 g/t AuEq*) over 10.00 meters including 20.20 g/t Au and 68 g/t Ag (21.13 g/t AuEq*) over 1.47 meters

•	HR22-328: 27.44 g/t Au and 463 g/t Ag (33.34 g/t AuEq*) over 9.16 meters including 0.50 meters 216.00 g/t Au and 113 g/t Ag, 0.48% Cu (218.06 AuEq*) over 0.50 meters

•	HR22-330: 5.68 g/t Au and 147 g/t Ag (7.48 g/t AuEq*) over 15.00 meters, including 54.10 g/t Au, 4,890 g/t Ag and 0.11% Cu (113.25 g/t AuEq*) over 0.39 meters

•	HR22-337: 3.79 g/t Au and 2 g/t Ag (3.84 g/t AuEq*) over 21.00 meters including 11.15 g/t Au and 5.00 g/t Ag (11.22 AuEq*) over 2.00 meters

•	HR22-339: 14.56 g/t Au and 4.00 g/t Ag (14.63 g/t AuEq*) over 2.50 meters

On December 22, 2022, Dolly Varden closed a brokered private placement offering (the “December 2022 Offering”) for gross proceeds of approximately $20.7 million, including the full exercise of the agents’ option, and also received $1.9 million from Hecla’s pro-rata participation to maintain its 10.21% ownership on a fully diluted basis, for aggregate gross proceeds of $22.6 million to Dolly Varden. Dolly Varden issued: (i) 1,408,629 FT Shares at a price of $3.60 per FT Share; (ii) 3,721,175 FT Shares that were issued as part of a charity arrangement (the “Charity FT Shares”) at a price of $4.20 per Charity FT Share; and (iii) 583,529 Common Shares to Hecla. The December 2022 Offering was led by Research Capital Corporation and Eventus Capital Corp., as co-lead agents and joint bookrunners, on behalf of a syndicate of agents, including Haywood Securities Inc. (collectively, the “December 2022 Agents”). Pursuant to the Ancillary Rights Agreement, Hecla exercised its anti-dilution right in respect of the December 2022 Offering to acquire 583,529 Common Shares at a price per Common Share of $3.32 for gross proceeds of $1.9 million.

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Year Ended December 31, 2023

On January 30, 2023, Dolly Varden announced drill results from its Homestake Ridge Project (as it was then called). The objective of drilling during 2022 at the Homestake Main and Homestake Silver deposits was to expanded multiple, subparallel mineralized zones and to upgrade inferred mineral resources. A total of 41 holes for 10,472 meters were completed at the Homestake Main deposit, 12 holes for 6,076 meters were completed at the Homestake Silver deposit and 3 additional exploration holes for 1,900 meters were completed along the Homestake Ridge trend during the 2022 season. The results from Homestake Main are primarily infill drilling from areas of current inferred mineral resources and suggest that the higher-grade gold-silver shoots may be more extensive than previously interpreted. Four of the drill holes at Homestake Main were drilled below the mineral resource domains to test for down dip extensions. Drill holes HR22-326, 329, 351 and 354 all intersected the structures that host gold mineralization below the resource. The 2022 drilling at the Homestake Silver deposit area was a combination of step out holes below the primarily inferred mineral resource as well as some infill drilling designed to convert Inferred resources to Indicated classification. Six infill drill holes, HR22-340, 344, 349, 353, 358 and 361, were collared off three drill pads at the southern end of the deposit. The mineralization encountered in these holes is consistent with previous drilling.

On February 6, 2023, Dolly Varden announced final 2022 drill season results for the Kitsault Valley Project. Results included the highest grade silver assay yet received from the Dolly Varden claim block, including the southwest Wolf Vein extension and East Wolf Vein offset. Highlights from the Wolf Vein include Wolf Vein Northeast: DV22-329: 1,499 g/t Ag, 1.89% Pb, 0.46% Zn over 15.94 meters (8.77 meters estimated true width), including the highest grade silver assay reported from the project to date with coarse, native silver mineralization that returned 23,997 g/t Ag, 1.24% Pb, 0.34% Zn over 0.35 meters (0.19m estimated true width); Wolf Vein Southwest: DV22-320: 321 g/t Ag, 0.84% Pb, 0.84% Zn over 12.85 meters (6.81 meters estimated true width) including 664 g/t Ag, 1.24% Pb, 3.54% Zn over 1.63 meters (0.86 meters estimated true width). Highlights from the Kitsol Vein and a new discovery at the Red Point target include: Kitsol Vein: DV22-323: 301 g/t Ag, 0.23 %Pb, 0.56% Zn over 15.00 meters (9.60 meters estimated true width) including 434 g/t Ag, 0.41% Pb, 0.69% Zn over 5.90 meters (3.78 meters estimated true width); Red Point: DV22-321: 8.10 g/t Au, 244 g/t Ag and 5.16% Cu over 1.00 meter; Red Point: DV22-322: 17.20 g/t Au and 1.65% Cu over 1.15 meters.

On April 4, 2023, Dolly Varden published the Kitsault Valley Technical Report, which combines Dolly Varden’s previous Dolly Varden Project and Homestake Ridge Project into the consolidated Kitsault Valley Project.

On April 25, 2023, Dolly Varden filed its final short form base shelf prospectus allowing Dolly Varden to offer up to $50,000,000 of common shares, debt securities, subscription receipts, warrants and units comprised of one or more of the foregoing securities from time to time over a 25-month period.

On August 8, 2023, Dolly Varden announced its initial drill results from expansion drilling at Kitsol and Torbrit as part of its 2023 exploration program on Dolly Varden’s 100% owned property in the Golden Triangle of British Columbia, and that a fifth drill was mobilized and the planned program expanded by approximately 10,000m to over 50,000 of drilling. Highlights from the Kitsol Vein in the Torbrit Deposit area include:

•	DV23-334: 297 g/t Ag over 8.32 meters including 1,090 g/t Ag over 0.90 meters at Kitsol;

•	DV23-336: 342 g/t Ag over 18.00 meters including 2,270 g/t Ag over 0.50 meters and 995 g/t Ag with 3.6% Pb over 0.60 meters at Kitsol;

•	DV23-337: 496 g/t Ag over 9.57 meters including 1,100 g/t Ag over 0.73 meters at Kitsol; and

•	DV23-348: 334 g/t Ag over 3.50 meters including 672 g/t Ag over 1.34 meters at Torbrit Main, south extension.’

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(Intervals are core length; true widths vary from 64 to 87% of core length interval, assays are uncut)

On September 11, 2023, Dolly Varden announced drill results from the Wolf Vein, including drill hole DV23-368, a 75 meter step-out down plunge, which intersected 1,898 g/t Ag over 1.00 meters within 381 g/t Ag over 29.34 meters core length. Highlights from Wolf Vein include:

•

DV23-368, Southwest Extension step-out: 381 g/t Ag, 0.46% Pb, 0.39% Zn over 29.34 meters (22.59 meters estimated true width), including 1,898 g/t Ag over 1.00 meter (0.77 meter estimated true width) from a 75m step-out;

•	DV23-352, Southwest Extension: 246 g/t Ag over 18.07 meters (12.29 meters estimated true width) including 712 g/t Ag over 2.95 meters (2.01 meters estimated true width) and

•

DV23-339: 287 g/t Ag. 0.35 g/t Au and 22.83% Pb over 2.65 meters (1.67 estimated true width). Five drills completed 43,000 meters of the expanded 55,000 meter drill program at the Dolly Varden and Homestake Ridge areas.

(Intervals are core length; true widths vary from 50 to 83% of core length interval, assays are uncut)

On October 30, 2023, Dolly Varden entered into a subscription agreement with Hecla (the “Hecla Subscription Agreement”) by which Hecla agreed to subscribe for 3,846,154 common shares of Dolly Varden at a price of $2.60 per share for gross proceeds of $10 million (the “Hecla 2023 Offering”). On November 1, 2023, Dolly Varden completed the Hecla 2023 Offering. On completion of the Hecla 2023 Offering, Hecla increased its shareholding in Dolly Varden to 15.7% from 10.6%, calculated on an undiluted basis. Pursuant to the Hecla Subscription Agreement, Dolly Varden agreed not to pursue any further debt or equity financings for the remainder for 2023. Dolly Varden further agreed that between January 1, 2024 and September 1, 2024, without Hecla’s prior consent, Dolly Varden may not complete any debt or equity financings other than equity financings for net proceeds to Dolly Varden of up to $15 million, provided that the issue price under such financing is greater than $0.65 per security. However, these restrictions do not capture customary exceptions, including issuances of securities related to Dolly Varden’s equity-based incentive compensation, the exercise of existing convertible securities, and strategic transactions for non-cash consideration.

On November 6, 2023, Dolly Varden announced drill results from the Wolf Vein and Moose Vein.

Highlights from the Wolf Vein drilling include:

•

DV23-375, Southwest Extension step-out: 461 g/t AgEq[1] (296g/t Ag, 1.68% Pb, 3.01% Zn) over 26.99 meters, including 2,260 g/t AgEq[1] (1,475g/t Ag, 10.65% Pb, 12.00% Zn) over 0.50 meter from an 81 meter step-out; and

•	DV23-379, Southwest Extension infill: 287 g/t AgEq[1] (247g/t Ag, 0.40% Pb, 0.73% Zn) over 18.21 meters, including 1,170g/t AgEq[1] (1,125g/t Ag, 0.14% Pb, 1.09% Zn) over 0.50 meters.

(1AgEq is calculated using $US1650/oz Au, $US20/oz Ag, $US0.90/lb Pb and $US1.10/lb Zn, assays are uncut)

Highlights from initial drilling at the Moose Vein, located 1.5 kilometers from Wolf Vein within the 5.4 kilometer long belt of silver mineralization include:

•	DV23-371: 712 g/t Ag over 1.00 meter within a 7.55 meters length interval averaging 269 g/t Ag.

(Reported intervals are drill core length; true widths vary from 50 to 85% of core length interval. The dip of the Wolf Vein at depth, and the Moose Vein have insufficient data to define accurate dip.)

On December 20, 2023, Dolly Varden entered into an agreement to acquire all of the interests of Libero Copper & Gold Corporation (“Libero”) in an option agreement (the “Big Bulk Option Agreement”) to earn-in a 100% undivided interest (the “Big Bulk Interest”) in the seven mineral claims making up 3,025 Ha in the Gold Triangle of British Columbia (the “Big Bulk Property”). Dolly Varden also entered into an amending agreement with LCT Holdings Inc., the owner of the Big Bulk Property and optionor under the Big Bulk Option Agreement, establishing the payments Dolly Varden must complete to earn-in the Big Bulk Interest.

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Year Ended December 31, 2024 and Subsequent

On January 9, 2024, Dolly Varden issued 68,750 Common Shares to Libero as consideration for the acquisition of the Big Bulk Option Agreement (the “Libero Consideration”). Dolly Varden filed a prospectus supplement to Dolly Varden’s short form base shelf prospectus to qualify the distribution of the Libero Consideration, and entered into a further amending agreement to the Big Bulk Option Agreement clarifying that Dolly Varden may only elect to issue Common Shares to satisfy any option payments under the Big Bulk Option Agreement so long as the deemed price of the Common Shares at the time is at least $2.56.

On January 16, 2024, Dolly Varden announced its drill results from its 2023 program at the Homestake Silver deposit.

Highlights from Homestake Silver include:

•

HR23-419: Mineralized envelope: 315 g/t AgEq[2] (2.57 g/t Au and 102 g/t Ag) over 79.20 meters, including internal breccia vein intervals grading 1,508 g/t AgEq[2] (9.53 g/t Au and 718 g/t Ag) over 9.22 meters length, 7,572 g/t AgEq[2] (36.66 g/t Au and 4,533 g/t Ag) over 1.05 meters;

•

HR23-416: Mineralized envelope: 357 g/t AgEq[2] (1.74 g/t Au, 213 g/t Ag) over 93.95 meters length, including internal breccia vein intervals grading 2,802 g/t AgEq[2] (11.80 g/t Au and 1,824 g/t Ag) over 9.16 meters length, 4,176 g/t AgEq[2] (13.16 g/t Au and 3,085 g/t Ag) over 2.26 meters and 9,422 g/t AgEq[2] (55.40 g/t Au and 4,830 g/t Ag) over 1.02 meters;

•

HR23-415: Mineralized envelope: 630 g/t AgEq[2] (5.11 g/t Au and 206 g/t Ag) over 22.80 meters, including internal breccia vein intervals grading 1,754 g/t AgEq[2] (14.38 g/t Au and 562 g/t Ag) over 6.80 meters length, 4,617 g/t AgEq[2] (43.40 g/t Au and 1,020 g/t Ag) over 0.88 meters;

•

HR23-413: Mineralized envelope: 226 g/t AgEq[2] (1.40 g/t Au and 110 g/t Ag) over 40.00 meters, including internal breccia vein intervals grading 668 g/t AgEq[2] (3.05 g/t Au and 415 g/t Ag) over 3.96 meters, 1,998 g/t AgEq[2] (6.49 g/t Au and 1,460 g/t Ag) over 0.63 meters;

•

HR23-407: Mineralized envelope: 246 g/t AgEq[2] (2.32 g/t Au and 54 g/t Ag) over 55.90 meters length, including internal breccia vein intervals grading 932 g/t AgEq[2] (8.94 g/t Au and 191 g/t Ag) over 10.72 meters length, 2,149 g/t AgEq[2] (24.38 g/t Au and 129 g/t Ag) over 0.57 meters and 1,883 g/t AgEq[2] (17.78 g/t Au and 410 g/t Ag) over 2.20 meters; and

•	HR23-411: Expansion step out hole to the southeast; 445 g/t AgEq[2] (0.91 g/t Au and 369 g/t Ag) over 10.55 meters including 2,068 g/t AgEq[2] (1.73 g/t Au and 1,925 g/t Ag) over 0.55 meters.

(2AuEq and AgEq are calculated using only the two precious metal components at $US1650/oz Au, $US20/oz Ag, Assays are not capped)

(Estimated true widths vary depending on intersection angles and range from 65% to 85% of core lengths, further modelling of the new interpretation is needed before true widths can be calculated)

On February 12, 2024, Dolly Varden announced 2023 step-out drilling at the Homestake Ridge property intersected a new gold-rich zone, to the northwest from the Homestake Silver Deposit.

Highlights of Homestake Silver step-outs to the northwest include: (intervals shown are core length3)

•

HR23-389: 79.49 g/t Au and 60 g/t Ag (80.21 g/t AuEq4) over 12.45 meters including 1,335 g/t Au5 and 781 g/t Ag (1,344.42 g/t AuEq4) over 0.68 meters within a broad mineralized zone grading 15.26 g/t Au and 20.05 g/t Ag (15.50 g/t AuEq4) over 66.50 meters.

•

HR23-399: 43.10 g/t Au and 66 g/t Ag (43.90 g/t AuEq4) over 1.01 meters and 40.33 g/t Au and 418 g/t Ag (45.37 g/t AuEq4) over 1.75 meters within a broad mineralized zone grading 2.68 g/t Au and 20 g/t Ag (2.92 g/t AuEq4) over 57.70 meters.

•	HR23-410: 10.17 g/t Au over 6.61 meters including 50.70 g/t Au over 0.62 meters.

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Highlights from Homestake Main infill drilling below high-grade plunge include: (intervals shown are core length3)

•

HR23-374: 22.60 g/t Au over 0.67 meters, 18.75 g/t Au over 2.00 meters and 10.15 g/t Au over 1.00 meter in separate vein breccias included in a wider mineralized envelope grading 1.22 g/t Au and 1.90 g/t Ag (1.24 g/t AuEq4) over 83.51 meters.

•	HR23-386: 18.14 g/t Au and 30 g/t Ag (18.51 g/t AuEq4) over 2.50 meters including 69.9 g/t Au and 42 g/t Ag (70.41 g/t AuEq4) over 0.50 meters.

•

HR23-390: 129.00 g/t Au and 218 g/t Ag (131.63 g/t AuEq4) over 0.50 meters in a vein breccia included in a wider mineralized envelope grading 1.92 g/t Au and 3.58 g/t Ag (1.96 g/t AuEq4) over 50.30 meters.

(3Estimated true widths vary depending on intersection angles and range from 50% to 85% of core lengths.)

(4AuEq and AgEq are calculated using $US1650/oz Au, $US20/oz Ag)

(5Determined using metallic screen fire assay on 1.0 kg split)

On March 26, 2024, Dolly Varden closed a bought deal public offering of 3,571,425 Charity FT Shares at a price of $4.20 per Charity FT Share for gross proceeds of $14,999,985 (the “March 2024 Offering”). In connection with the Offering, Dolly Varden entered into an underwriting agreement with Research Capital Corporation, as the sole bookrunner and co-lead underwriter, and together with Haywood Securities Inc. as co-lead underwriters, on behalf of a syndicate of underwriters, including Raymond James Ltd (the “March 2024 Underwriters”).

On April 23, 2024. Dolly Varden announced plans for the 2024 exploration drilling program at the Kitsault Valley Project. The drill program was split approximately 50/50 between the Dolly Varden Property and the Homestake Ridge Property, with an overall project split of 1/3 to Homestake Silver deposit area, 1/3 to Wolf deposit area and 1/3 to project wide exploration targets with new discovery potential. The focus will be on following up on new discoveries as well as stepping out from wide, higher-grade intercepts from the 2023 drilling, particularly at the Homestake Silver and Wolf deposits.

On May 21, 2024, Dolly Varden announced that it had started its 2024 exploration drill program with three drill rigs testing exploration targets at Moose Vein, Chance Vein and the North Star Deposit step out.

On June 19, 2024, Dolly Varden announced the first drill results from its 2024 exploration drill program intersecting high-grade silver mineralization at the Moose and Chance Veins within the Kitsault Valley Project.

Highlights from this Kitsault Valley Project drill program include (intervals shown are core length6):

•	DV24-387: 977 g/t Ag over 5.00 meters, including 3,670 g/t Ag over 0.79 meters

•	DV24-388: 206 g/t over 23.03 meters, including 597 g/t Ag over 1.40 meters and 749 g/t Ag over 0.50 meters

(6Estimated true widths vary depending on intersection angles and range from 60% to 70% of core lengths, further modelling of the new intersections is needed before true widths can be estimated.)

On August 12, 2024, Dolly Varden announced the first results from the Wolf Vein step-out directional drilling, where high grade silver mineralization was intersected in a 40-meter southwest step-out, grading 1,091 g/t Ag over 9.38 meters, with significant base metal grades, resulting in the following highlight (intervals shown are core length7):

•	DV24-404: 1,091 g/t Ag, 1.35% Pb and 1.40% Zn over 9.38 meters, including 2,505 g/t Ag, 3.42% Pb and 2.88% Zn over 1.63 meters.

(7Estimated true widths vary depending on intersection angles and range from 60% to 70% of core lengths, further modelling of the new intersections is needed before true widths can be estimated.)

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On August 19, 2024, Dolly Varden announced results from the Wolf Vein step-out directional drilling. Drill hole DV24-412 grades 606 g/t Ag over 16.20 meters on a 45m step-out from 2023 drilling and 31m below DV24-404 (previously released August 12, 2024). Wolf Vein Step-out8

•	DV24-412: 606 g/t Ag, 0.61% Pb and 1.43% Zn over 16.20 meters, including 868 g/t Ag, 0.18% Pb and 0.88% Zn over 2.27 meters.

•	DV24-414: 771g/t Ag, 2.93% Pb and 2.29% Zn over 3.77 meters, including 1,065 g/t Ag, 4.64% Pb and 3.48% Zn over 2.26 meters.

(8intervals shown are core length. Estimated true widths vary depending on intersection angles and range from 60% to 70% of core lengths, further modelling of the new intersections is needed before true widths can be estimated.)

On September 4, 2024 and September 27, 2024, Dolly Varden closed two tranches of a bought deal public offering of 4,140,000 Charity FT Shares at a price of $5.00 per Charity FT Share for gross proceeds of $20,700,000 and 2,875,000 Common Shares at a price of $4.00 per common share for gross proceeds of $11,500,000 respectively (the “September 2024 Offering”). In connection with the September 2024 Offering, Dolly Varden entered into an underwriting agreement with Research Capital Corporation, as the sole bookrunner and co-lead underwriter, and together with Haywood Securities Inc. as co-lead underwriters, on behalf of a syndicate of underwriters, including Raymond James Ltd (the “September 2024 Underwriters”).

On September 9, 2024, Dolly Varden announced results from the Wolf Vein high-grade silver plunge expansion directional drilling. Drill hole DV24-416, averaged 654 g/t Ag, 0.47% Pb and 0.57% Zn over 21.48 meters and drill hole DV24-408, averaged 513g/t Ag, 2.95% Pb and 1.82% Zn over 27.19 meters. Highlights included9:

•	DV24-416: 654g/t Ag, 0.47% Pb and 0.57% Zn over 21.48 meters, including 1,000 g/t Ag, 0.11 g/t Au, 0.62% Pb and 0.64% Zn over 7.70 meters.

•	DV24-408: 513 g/t Ag, 2.95% Pb and 1.82% Zn over 27.19 meters, including 2,520 g/t Ag, 0.34 g/t Au, 0.18% Pb and 0.88% Zn over 2.80 meters

(9intervals shown are core length. Estimated true widths vary depending on intersection angles and range from 55%to 70%of core lengths, further modelling of the new intersections is needed before true widths can be estimated)

On November 4, 2024, Dolly Varden announced drilled results from its 2024 program at the Homestake Silver deposit in BC’s Golden Triangle. Highlights from the Homestake Silver deposit included10:

•

HR24-432: Mineralized envelope including veins: 8.85 g/t Au and 5 g/t Ag over 48.23 meters, including an internal zone of stronger breccia vein intervals grading 29.24 g/t Au and 16 g/t Ag over 13.94 meters, including one breccia vein grading 701 g/t Au and 184 g/t Ag over 0.54 meters.

•

HR24-435: Mineralized envelope including veins: 4.64 g/t Au and 38 g/t Ag over 100.80 meters, including an internal interval of stronger breccia vein mineralization grading 12.23 g/t Au and 84 g/t Ag over 34.93 meters. High grade breccia veins include 166 g/t Au and 675 g/t Ag over 0.97 meters.

•	HR24-442: Vein breccia zone: 4.58 g/t Au over 9.95 meters including 14.96 g/t Au over 1.69 meters.

(10intervals shown are core length; Estimated true widths vary depending on intersection angles and range from70%to 85%of core lengths, further modelling of the new interpretation is needed before true widths can be calculated; Assay results reported are uncapped)

On January 7, 2025, Dolly Varden announced infill, step-out and resource expansion drilling results from the Wolf Vein. Drill hole DV24-421 is a significant 120 meter step-out down the plunge of the high grade silver zone and intersected 379 g/t Ag, 0.64% Pb and 0.66% Zn over 21.69 meters. Highlights included11:

•	DV24-421 - 120m step-out: 379g/t Ag, 0.64% Pb and 0.66% Zn over 21.69 meters, including 1,804 g/t Ag, 4.36% Pb and 3.10% Zn over 1.67 meters.

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•	DV24-406 - infill: 465 g/t Ag, 0.49% Pb and 0.22% Zn over 7.67 meters, including 1,416 g/t Ag, 1.56% Pb and 0.51% Zn with 0.24 g/t Au over 1.00 meters.

•

DV24-413 - lower extension: 374g/t Ag, 0.54% Pb and 0.82% Zn over 9.70 meters, including 975 g/t Ag, 0.36% Pb and 2.28% Zn over 2.30 meters. Individual Pb/Zn veins in the footwall to the main Wolf Vein graded 130 g/t Ag, 2.48% Pb, 14.65% Zn over a length of 2.07 meters.

•	DV24-415 - upper extension: 357 g/t Ag, 0.52% Pb and 0.41% Zn over 9.17 meters, including 2,034 g/t Ag, 3.47% Pb and 0.18% Zn over 1.15 meters.

(11intervals shown are core length. Estimated true widths vary depending on intersection angles and range from55%to 70%of core lengths, further modelling of the new intersections is needed before true widths can be estimated)

On February 3, 2025, Dolly Varden announced drill results from its 2024 program at the Homestake Silver deposit and exploration drilling at the Homestake Ridge Property in BC’s Golden Triangle. Highlights from the Homestake Silver Deposit Area included12:

•	HR24-431: Step out to north: 21.55 g/t Au and 27 g/t Ag over 8.72 meters, including 47.92 g/t Au and 58 g/t Ag over 3.74 meters and including 91.1 g/t Au and 114 g/t Ag over 0.51 meters

•	HR24-433: Step out on new eastern lens: 35.05 g/t Au and 114 g/t Ag over 2.32 meters, including 74.7 g/t Au and 297 g/t Ag over 0.72 meters within 29.50 meters of 3.48 g/t Au and 13 g/t Ag

•	HR24-437: South end infill: 5.54 g/t Au and 97 g/t Ag over 10.20 meters, including 21.34 g/t Au and 384 g/t Ag over 2.40 meters, including 42.10 g/t Au and 1,135 g/t Ag over 0.77 meters

•	HR24-438: South end infill: 4.48 g/t Au and 16 g/t Ag over 14.33 meters, including 29.17 g/t Au and 59 g/t Ag over 1.62 meters

•	HR24-439: Step out 170 meter down dip: 1.56 g/t Au and 5 g/t Ag over 28.9 meters including 9.55 g/t Au and 32 g/t Ag over 0.50 meters and 12.15 g/t Au and 14 g/t Ag over 1.00 meter

•

HR24-448: infill hole, 91.20 meters grading 1.88 g/t Au and 3 g/t Ag, including 13.90 g/t Au and 6 g/t Ag over 0.74 m, 21.70 g/t Au and 5 g/t Ag over 0.57 meters and 36.10 g/t Au and 12 g/t Ag over 1.00 meter as well as silver dominant intercepts including 1.10 g/t Au and 786 g/t Ag over 0.91 meters and 0.31g/t Au and 571 g/t Ag over 0.82 meters

(12intervals shown are core length; Estimated true widths vary depending on intersection angles and range from 55% to 75% of core lengths, further modelling of the new interpretation is needed before true widths can be calculated; Assay results reported are uncapped)

On April 2, 2025, Dolly Varden announced it applied to list its issued and outstanding Common Shares on the NYSE American. Dolly Varden also announced on April 2, 2025 that in connection with the NYSE American listing, it would proceed with a 4:1 consolidation of its Common Shares (the “Consolidation”). Effective as of April 7, 2025, Dolly Varden implemented the Consolidation. The Consolidation acted to reduce the number of issued and outstanding Common Shares from 318,077,469 on a pre-Consolidation basis to approximately 79,519,464 on a post-Consolidation basis.

On April 15, 2025, Dolly Varden further announced that it received approval to be listed on the NYSE American and on April 21, 2025, the Common Shares began trading on the NYSE American under the symbol “DVS”.

On May 7, 2025, Dolly Varden announced plans to start its 2025 exploration drill program consisting of a minimum planned 35,000 meters of diamond drilling focused on expanding high-grade mineralization at the Wolf and Homestake Silver deposits, Red Point and Moose and will also include deep drilling at the Big Bulk copper-gold porphyry target.

On May 23, 2025, Dolly Varden acquired 100% of Hecla’s Kinskuch property in northwest BC’s Golden Triangle for consideration of $5,178,018, which was satisfied by Dolly Varden issuing 1,351,963 common shares.

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On May 23, 2025, Dolly Varden acquired Strikepoint Gold Inc’s (“StrikePoint”) interest in the Porter Project, located in the Golden Triangle, British Columbia, which has 15 contiguous claims and 46 Crown grants, encompassing an area of approximately 3,192 hectares. The property was acquired for consideration of $1,105,914, which was satisfied by the issuance of 295,699 common shares.

On May 28, 2025, Dolly Varden announced that it had started its 2025 exploration drill program with four drill rigs testing exploration targets at Moose Vein and Red Point exploration targets and Wolf Vein step outs.

On June 26, 2025, Dolly Varden acquired an interest in four properties in British Columbia totalling over 20,000 hectares (collectively, the “MTB Group”) from MTB Metals Corp. (“MTB Metals”) by issuance of 486,072 common shares of Dolly Varden valued at $2,245,653 plus the assumption of outstanding property payment obligations of $50,000. The properties include the American Creek Property (consisting of Mountain Boy Property, Silver Crown Property, and Dorothy Property), the Theia Property, the BA Property, and the Red Cliff Property.

On June 26, 2025, Dolly Varden closed a bought deal financing for aggregate gross proceeds to Dolly Varden of $28,755,500 through two offerings. Issued under a prospectus-exempt basis pursuant to the “listed issuer financing exemption” (the “June 2025 LIFE Offering”), Dolly Varden sold 2,445,500 common shares of Dolly Varden at a price of $4.60 per common share for gross proceeds of $ 11,249,300 and also sold 1,128,000 FT common shares at a price of $6.65 per FT common share for gross proceeds of $7,501,200. Under an additional Private Placement Offering, Dolly Varden sold 1,740,000 FT common shares of Dolly Varden at a price of $5.75 per FT common share for gross proceeds of $10,005,000. In connection with the closing of the two financings, a finders’ fee of $1,437,775 was paid representing 5% of the gross proceeds.

On July 24, 2025, Dolly Varden announced that it had increased its 2025 exploration drill program from the previously announced 35,000-meter drill program to 55,000 meters and added a fifth drill rig. Drilling will prioritize the Wolf vein extension, where Dolly Varden continues to intersect mineralization on step outs and infill drilling as well as testing multiple silver, gold and copper exploration targets at the Kitsault Valley and Big Bulk Projects.

On September 2, 2025, Dolly Varden announced drill results from the Wolf Vein on the Dolly Varden Property in BC’s Golden Triangle. The high grade silver mineralization in drill hole DV25-446 includes abundant native silver and is consistent with the robust style of mineralization with a significant increase in associated gold and base metal values. Highlight from the Wolf Vein included13:

•	DV24-446: 1,422 g/t Ag, 0.51 g/t Au, 3.05% Pb and 1.42% Zn over 21.70 meters, including 10,700 g/t Ag, 2.54 g/t Au, 4.33% Pb and 1.68% Zn over 1.00 meter.

(13Intervals shown are core length. Estimated true widths vary depending on intersection angles and range from 55% to 65% of core lengths, further modelling of the new intersections is needed before true widths can be estimated)

On October 1, 2025, Dolly Varden announced a step-out drill result at the Homestake Silver deposit at the Homestake Ridge Property in BC’s Golden Triangle. Highlights from the Homestake Silver Deposit Area included14:

•	HR25-456: 3.34 g/t Au over 120 meters, including 216 g/t Au over 0.52 meters and 166 g/t Au over 1.3 meters.

(14Intervals shown are core length. Estimated true widths vary depending on intersection angles and range from 55% to 75% of core lengths, further modelling of the new intersections is needed before true widths can be estimated)

On October 23, 2025, Dolly Varden closed a bought deal financing for total gross proceeds of $33,973,000 by issuing 4,646,000 shares. The financing comprised 2,906,000 common shares at $6.50 per share for $18,889,000

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under the Listed Issuers Financing Exemption, 750,000 charity flow-through shares at $9.42 per share for $7,065,000, and 990,000 FT shares at $8.10 per share for $8,019,000.

On November 10, 2025, Dolly Varden announced results from the 2025 infill drilling that looks to expand the high-grade gold zone within the Homestake Silver deposit. Refer to the news release for full list of results. Two highlights from the Homestake Silver Deposit Area included15:

•	HR25-469: 26.74 g/t Au over 14.76 meters, including 122 g/t Au over 2.85 meters within a broader mineralized zone grading 12.13 g/t Au over 33.80 meters

•	HR25-464: 9.22 g/t Au over 6.65 meters, including 58.80 g/t Au over 0.95 meters from a separate, newly recognized stockwork zone

(15Intervals shown are core length. Estimated true widths vary depending on intersection angles and range from 65% to 75% of core lengths, further modelling of the new intersections is needed before true widths can be estimated)

On December 4, 2025, Dolly Varden reported results from drilling that expands the high-grade gold mineralized plunge within the Homestake Silver deposit. Drill hole HR25-475 is a step-out 42 meters to the north and on the upper edge of the shallowly northerly plunging, high grade trend. The intercept grades 14.50 g/t Au and 75 g/t Ag over 21.18 meters, including 113 g/t Au and 997 g/t Ag over 0.68 meters and 121 g/t Au and 279 g/t Ag over 0.63 meters. The high-grade mineralization in HR25-475 is hosted within a broader mineralized zone grading 7.01 g/t Au and 35 g/t Ag over 48.38 meters. Highlights include16:

•

HR25-475: 14.50 g/t Au and 75 g/t Ag over 21.60 meters, including 113 g/t Au and 997 g/t Ag over 0.68 meters and 121 g/t Au and 279 g/t Ag over 0.63 meters within a total mineralized envelope grading 7.01 g/t Au and 35 g/t Ag over 48.38 meters.

(16Intervals shown are core length. Estimated true widths vary depending on intersection angles and range from 65% to 75% of core lengths, further modelling of the new intersections is needed before true widths can be estimated)

On December 8, 2025, Dolly Varden announced it has entered into an arrangement agreement to combine Contango ORE, Inc. and Dolly Varden on a merger-of-equals basis pursuant to a statutory plan of arrangement under the Business Corporations Act (British Columbia).

DESCRIPTION OF THE BUSINESS

Dolly Varden’s mineral exploration efforts are focused in the Golden Triangle region of northwestern British Columbia. Dolly Varden holds a 100% interest in the Kitsault Valley Project (the combined Homestake Ridge Project and Dolly Varden Project), among the largest high-grade, undeveloped precious metal assets in Western Canada with a combined NI 43-101 mineral resource base of 34.7 million ounces of silver and 166,000 ounces of gold, both in the indicated category, and 29.2 million ounces of silver and 817,000 ounces of gold, both in the Inferred category (see “Table 4.1” in this disclosure for details regarding the NI 43-101 mineral resource base at the Kitsault Valley Project, including tonnes and grade for each category). Dolly Varden also holds the nearby Big Bulk copper-gold property. These projects are considered to be highly prospective for hosting high-grade precious metal deposits.

Production and Operations

At present, Dolly Varden’s properties are all considered exploration stage projects, and consequently have no current operating income, cash flow or revenues. There is no assurance that commercially viable mineral deposits exist on any of Dolly Varden’s properties.

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Specialized Skills, Knowledge and Employees

All aspects of the business of Dolly Varden require specialized skills and knowledge. Such skills and knowledge include the areas of geology, drilling, logistical planning, geophysics, metallurgy and mineral processing, implementation of exploration programs, mine construction, mine operation and accounting. Dolly Varden retains executive officers, employees and consultants with relevant experience in mining, geology, exploration, development, corporate governance and accounting experience.

During the year ended December 31, 2024 and as of December 18, 2025, Dolly Varden had four full time employees on the exploration team, three other senior officers and two key part time technical consultants. During the exploration program, Dolly Varden also engaged seasonal employees and sub-contractors to assist with geological and exploration work.

Competitive Conditions

As a mineral exploration and development company with a focus in the Golden Triangle region of northwestern British Columbia, Dolly Varden may compete with other entities, the majority of which have greater financial resources than Dolly Varden, in the mineral exploration and development business in various aspects of the business including: (a) seeking out and acquiring mineral exploration and development properties; (b) obtaining the resources necessary to identify and evaluate mineral properties and to conduct exploration and development activities on such properties; and (c) raising the capital necessary to fund its operations. The mining industry is intensely competitive in all its phases, and Dolly Varden may compete with other companies that have greater financial resources and technical facilities. The ability of Dolly Varden to acquire and retain mineral properties in the future will depend on its success with its existing properties, its success in identifying and staking additional mineral properties, its ability to enter into future earn-in, joint venture, royalty and similar agreements and its ability to obtain additional financing to fund further exploration activities. Competition could adversely affect Dolly Varden’s ability to acquire suitable properties or prospects in the future, retain staff members or to raise the capital necessary to continue with operations.

Components

Over the past several years, increased mineral exploration activity on a global scale has made some services difficult to procure, particularly skilled and experienced contract drilling personnel. It is possible that delays or increased costs may be experienced in order to proceed with drilling activities during the current period. Such delays could significantly affect Dolly Varden if, for example, commodity prices fall significantly, thereby reducing the opportunity Dolly Varden may have had to develop a particular project had such tests been completed in a timely manner before the fall of such prices. In addition, assay labs are often significantly backlogged, thus significantly increasing the time that Dolly Varden waits for assay results. Such delays can slow down work programs, thus increasing field expenses or other costs.

Cycles and Seasonality

Dolly Varden is an exploration-stage mining company. At this time, issues of seasonality or market fluctuations have a minor impact on the expenditure patterns, although the majority of exploration costs are incurred in the months of May through October due to seasonal weather constraints. The mineral exploration business is subject to mineral price cycles. The marketability of minerals and mineral concentrates and the ability to finance Dolly Varden’s ongoing mineral exploration activities on favourable terms will also be affected by worldwide economic cycles.

Environmental Protection

All aspects of Dolly Varden’s field operations are subject to environmental regulations and generally require approval by appropriate regulatory authorities prior to commencement. Any failure to comply could result in

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fines and penalties. Dolly Varden may also be held liable should environmental problems be discovered that were caused by former owners and operators of its properties.

Dolly Varden is committed to sound environmental management. It is the intent of Dolly Varden to conduct itself in partnership with the environment and community at large as a responsible and caring corporate citizen. Dolly Varden is committed to managing all phases of its business in a manner that minimizes any adverse effects of its operations on the environment.

Social and Environmental Policies

Dolly Varden is working towards being “of” the Community, not just “in” the Community. We are strongly committed to building long-lasting, sustainable, respectful, trusting and mutually beneficial relationships with our host and neighbouring Indigenous communities. We are also active and collaborative with greater Alice Arm area businesses in an effort to support the community when possible.

Dolly Varden recognizes that early stakeholder engagement represents a critical step in building long term value in its projects and programs. We work to have positive and constructive interactions with, serve and manage the expectations of, and clearly communicate with, local stakeholders regarding our work plans and our commitment to the area. Stakeholder engagement is an ongoing process, and frequent and timely communications are maintained throughout the timelines of Dolly Varden’s projects.

Dolly Varden’s Environmental Policy aims to minimize the environmental impacts of its work and to ensure the safety and security of all stakeholders. To achieve this:

•	We strive to eliminate, mitigate or remediate the environmental impacts of our activities.

•	We work with the appropriate authorities if archaeological artifacts and/or sites are discovered during the course of exploration activities.

•	We aim to improve the efficiency with which we use raw materials, energy and natural resources.

•	We aim to prevent and contain harmful emissions and spills to air, water and land.

•	We aim to avoid net losses or degradation of natural habitats, biodiversity and landscape functions.

•	We aim to reduce wastes and the toxicity of our wastes.

•	We implement procedures to ensure the safe handling, storage, and transport of any hazardous material.

•	We do not knowingly conduct any exploration or operations which would result in net destruction or significant degradation of a critical natural habitat.

Dolly Varden’s directors and all employees, including senior management aims to conduct themselves in accordance with the highest moral and ethical standards. Dolly Varden is committed to ensuring a fair workplace for employees as well as contractors with whom they do business. Dolly Varden has an Open-Door Policy to encourage honest and direct communication to resolve issues and concerns in an expeditious manner. Dolly Varden also has Whistleblower Policy that provides an alternative and anonymous method of reporting suspected compliance violations, unlawful or unethical behaviour, or fraud.

Dolly Varden is dedicated to the preservation of basic rights and human dignity in our workplace and beyond. It recognizes that human rights are an essential component of their business. Dolly Varden supports internationally recognized human rights principles that promote and protect human rights. Dolly Varden maintains a safe workplace based on mutual respect, fairness and integrity.

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THE KITSAULT VALLEY PROJECT

Source of Information and Data

The following is a summary of the NI 43-101 Technical Report on the Combined Kitsault Valley Project, British Columbia, Canada, dated effective September 28, 2022, signed March 23, 2023 and authored by Andrew J. Turner, B.Sc., P. Geo. and Rachelle Hough, P. Geo, Qualified Persons within the meaning of NI 43-101. The tables and figures have been extracted from the Kitsault Valley Technical Report; however, table numbers and figure numbers have been updated for this summary. Capitalized terms used in the summary below but not defined herein have the meanings given to those terms in the Kitsault Valley Technical Report. The information below was prepared based on assumptions, qualifications and procedures which are not fully described herein. Reference should be made to the full text of the Kitsault Valley Technical Report, which is available in its entirety on SEDAR+ at www.sedarplus.ca under Dolly Varden’s SEDAR+ profile and readers should review it in its entirety for a full description of the Kitsault Valley Project.

Property Description, Location and Access

The Kitsault Valley Project is located near the central west coast of British Columbia, approximately 39 km southeast of Stewart and 27 km north of Alice Arm, BC. The Kitsault Valley Project sits within National Topographic System Sheets 102P13, 103P11, 103P12, 103P13 and 103P14 in the Skeena Mining District and Cassiar Land District.

Primary access to the Kitsault Valley Project is via helicopter from the towns of Alice Arm, Kitsault or Stewart. Overland vehicle access from Terrace, BC, to Kitsault can be gained via the Nisga’a Highway (Highway 113) to the termination of the Kitsault Mine Road (total road length of 167 km). The historical mining town of Kitsault is located on the Alice Arm of the Observatory Inlet, which can be crossed via boat/barge to the historical town of Alice Arm. Once in Alice Arm, the Kitsault Valley Road runs along the Kitsault River and follows an old rail bed that was constructed to service the Dolly Varden mine. The towns of Alice Arm and Kitsault can also be accessed from Prince Rupert, BC, by privately contracted seaplane or boat/barge.

The Kitsault Valley Project encompasses 7 mineral leases, 75 mineral claims and 57 crown granted mineral claims listed in Tables 1.1, 1.2 and 1.3, respectively. The Kitsault Valley Project area totals 15,311.01 square hectares, with non-owned land removed.

The detail of the mineral leases, crown grants and mineral claims, comprising the Kitsault Valley Project, are presented in Figures 1.1 and 1.2. It should be noted that the mineral leases listed in Table 1.1 below are 30-year leases with expiry dates as shown. The leases are maintained with the payment of annual rentals fees equivalent to $20/ha, with the total annual lease rental cost of $3,667.80. A renewal application has been submitted to the Mining Recorder by Dolly Varden for all seven (7) of the Kitsault Valley Project’s mineral leases (as listed in Table 1.1, below), including lease 254579, which is currently exempt from expiry by the Mining Recorder while it is in application (1).

Table 1.1. Kitsault Valley Project mineral leases.

Tenure Number	30 Year Expiry Dates	Registered Owner (100%)	Area (ha)	Annual Rental Costs
254534	July 6, 2023	Dolly Varden	53.31	$1,066.20
254535	February 4, 2024	Dolly Varden	8.73	$174.60
254536	April 5, 2024	Dolly Varden	37.2	$744.00
254537	April 5, 2024	Dolly Varden	11.89	$237.80
254538	April 5, 2024	Dolly Varden	17.28	$345.60
254542	July 8, 2024	Dolly Varden	41	$820.00
254579(1)	October 15,2022	Dolly Varden	13.98	$279.60

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Table 1.2. Kitsault Valley Project mineral claims.

Tenure Number	Good to Date	Claim Name	Area (ha)	Claim Block
383279	2028/MAY/03	TIGER 2	500.0	Dolly Varden
383281	2028/MAY/03	TIGER 4	500.0	Dolly Varden
384022	2027/MAY/03	EVINDSON 2	500.0	Dolly Varden
523825	2027/MAY/03	DOLLY 2	218.884	Dolly Varden
538780	2030/MAY/03	DOLLY CROWN 3	127.574	Dolly Varden
538781	2032/MAY/03	DOLLY CROWN 4	163.998	Dolly Varden
538782	2027/MAY/03	DOLLY CROWN 5	18.223	Dolly Varden
538783	2030/MAY/03	DOLLY CROWN 6	91.161	Dolly Varden
538784	2032/MAY/03	DOLLY CROWN 7	182.283	Dolly Varden
538785	2032/MAY/03	DOLLY CROWN 8	437.658	Dolly Varden
538786	2027/MAY/03	DOLLY CROWN 9	72.971	Dolly Varden
538787	2028/MAY/03	DOLLY CROWN 10	127.709	Dolly Varden
538788	2027/MAY/03	DOLLY CROWN 11	109.477	Dolly Varden
538804	2027/MAY/03	DOLLY CROWN 15	36.442	Dolly Varden
538805	2029/MAY/03	DOLLY CROWN 16	18.232	Dolly Varden
538806	2027/MAY/03	DOLLY CROWN 17	164.25	Dolly Varden
538899	2028/MAY/03	DOLLY CROWN 19	18.2268	Dolly Varden
538900	2030/MAY/03	DOLLY CROWN 20	18.2248	Dolly Varden
538901	2027/MAY/03	DOLLY CROWN 21	18.2249	Dolly Varden
538902	2027/MAY/03	DOLLY CROWN 22	18.2229	Dolly Varden
538904	2028/MAY/03	DOLLY CROWN 24	18.2307	Dolly Varden
538906	2029/MAY/03	DOLLY CROWN 26	18.2403	Dolly Varden
564163	2029/MAY/03	DOLLY CROWN 27	18.2384	Dolly Varden
564240	2027/MAY/03	DOLLY CROWN 28	18.2402	Dolly Varden
569857	2027/MAY/03	DOLLY VARDEN EAST 1	637.293	Dolly Varden
569859	2027/MAY/03	DOLLY VARDEN EAST 2	655.9154	Dolly Varden
569871	2028/MAY/03	DOLLY VARDEN EAST 3	473.5278	Dolly Varden
569872	2028/MAY/03	DOLLY VARDEN NORTH 1	436.943	Dolly Varden
569873	2030/MAY/03	DOLLY VARDEN NORTH 2	364.2831	Dolly Varden
569874	2029/MAY/03	DOLLY VARDEN NORTH 3	273.2914	Dolly Varden
570074	2027/MAY/03	DOLL A	18.2229	Dolly Varden
570075	2027/MAY/03	DOLL B	18.2268	Dolly Varden
570076	2029/MAY/03	DOLL C	36.4632	Dolly Varden
570080	2030/MAY/03	DOLLY VARDEN WEST 1	419.2429	Dolly Varden
570081	2030/MAY/03	DOLLY VARDEN WEST 2	109.3779	Dolly Varden
570082	2029/MAY/03	DOLLY VARDEN WEST 3	510.6939	Dolly Varden
570083	2029/MAY/03	DOLLY VARDEN WEST 4	237.1939	Dolly Varden
589602	2027/MAY/03	DOLLY VARDEN - NORTH STAR	18.2384	Dolly Varden
251427	2030/DEC/17	CAMBRIA 1	100.0	Homestake
251428	2030/DEC/17	CAMBRIA 2	75.0	Homestake
377241	2030/DEC/17	WK 1	250.0	Homestake
377242	2030/DEC/17	WK 2	500.0	Homestake
377243	2030/DEC/17	WK 3	400.0	Homestake
380949	2030/DEC/17	WK 4	450.0	Homestake
380950	2030/DEC/17	WK 5	450.0	Homestake
380951	2030/DEC/17	KW 1	25.0	Homestake
380952	2030/DEC/17	KW 2	25.0	Homestake
380953	2030/DEC/17	KW 3	25.0	Homestake

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Tenure Number	Good to Date	Claim Name	Area (ha)	Claim Block
383016	2030/DEC/17	KW 5	25.0	Homestake
383017	2030/DEC/17	KW4	25.0	Homestake
383037	2030/DEC/17	WK 6	150.0	Homestake
383038	2030/DEC/17	WK 7	400.0	Homestake
537435	2030/DEC/17	HR	127.45	Homestake
537436	2030/DEC/17	HRMARGIN 1	109.25	Homestake
537437	2030/DEC/17	HRMARGIN2	54.599	Homestake
538791	2030/DEC/17	HOMESTAKE RIDGE 1	18.209	Homestake
540533	2030/DEC/17	HOMESTAKE RIDGE 2	18.2035	Homestake
540540	2030/DEC/17	HOMESTAKE RIDGE 3	18.2074	Homestake
545945	2030/DEC/17	HOMESTAKE RIDGE 4	18.2036	Homestake
565708	2030/DEC/17	HOMESTAKE RIDGE 5	36.4169	Homestake
565709	2030/DEC/17	HOMESTAKE RIDGE 6	18.2055	Homestake
565710	2030/DEC/17	HOME STAKE 7	18.2036	Homestake
598667	2030/DEC/17	VANGUARD GOLD	18.2133	Homestake
598668	2030/DEC/17	VANGUARD EXTENSION	54.663	Homestake
950714	2030/JUN/13	BRAVO N1	327.4891	Homestake
950719	2030/JUN/13	BRAVO N2	436.5113	Homestake
950722	2030/JUN/13	BRAVO N3	436.5046	Homestake
950724	2030/JUN/13	BRAVO N4	272.8082	Homestake
950725	2030/JUN/13	BRAVO N5	381.8186	Homestake
950726	2030/JUN/13	BRAVO N6	418.0394	Homestake
950727	2030/JUN/13	BRAVO N7	417.955	Homestake
1011645	2030/MAR/09	KN HSR 1	273.8619	Homestake
1015450	2030/DEC/17	KINSKUCH NW2	1039.1809	Homestake
1015588	2030/DEC/17	HS SOUTH 1	36.442	Homestake
1061421	2030/AUG/30	NR	18.1958	Homestake

Table 1.3. Kitsault Valley Project crown granted mineral claims.

Claim Name	Lot Number	Ownership	Area
ANGLO	934	Dolly Varden 100%	5.77
ARMES	4068*	Dolly Varden 100%	18.236
ATHOS	4066*	Dolly Varden 100%	13.05
BLUEBERRY	4217	Dolly Varden 100%	16.007
BONANZA FRACTION	4070*	Dolly Varden 100%	17.254
COPPER CLIFF	3806	Dolly Varden 100%	18.51
COPPER CLIFF NO. 1	3807	Dolly Varden 100%	17.155
COPPER CLIFF NO. 2	3808	Dolly Varden 100%	15.583
COPPER CLIFF NO. 3	3798	Dolly Varden 100%	16.288
DAN PATCH	3825	Dolly Varden 100%	17.678
D’ARTAGNON	4071*	Dolly Varden 100%	11.774
D’ARTAGNON NO. 1	4069*	Dolly Varden 100%	9.423
DOLLY VARDEN M.C.	3194	Dolly Varden 100%	17.002
DOLLY VARDEN NO. 1	3192	Dolly Varden 100%	11.915
DOLLY VARDEN NO. 2	3193	Dolly Varden 100%	12.927
DOLLY VARDEN NO. 4	3195	Dolly Varden 100%	11.338
DOLLY VARDEN NO. 5 M.C.	3196	Dolly Varden 100%	14.74
DOLLY VARDEN NO. 6	3197	Dolly Varden 100%	14.681
DOLLY VARDEN NO. 7	3198	Dolly Varden 100%	4.77

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Claim Name	Lot Number	Ownership	Area
KITSOL NO.1	3815	Dolly Varden 100%	16.109
KITSOL NO.2	3814	Dolly Varden 100%	14.334
LAMB	937	Dolly Varden 100%	7.364
LION	3613	Dolly Varden 100%	15.558
LUE DILLON	3827	Dolly Varden 100%	10.658
MAUD MCPHEE	3817	Dolly Varden 100%	19.093
MOOSE	936	Dolly Varden 100%	14.577
MOOSE NO. 1	1241	Dolly Varden 100%	17.159
MOOSE NO. 2	1242	Dolly Varden 100%	18.269
MOOSE NO. 6	1243	Dolly Varden 100%	16.379
MUTT AND JEFF FRACTION	4265	Dolly Varden 100%	20.533
NANCY HANKS	3826	Dolly Varden 100%	17.838
NORTH STAR	3634	Dolly Varden 100%	8.519
NORTH STAR FRACTION	4211	Dolly Varden 100%	6.911
PLUTUS FRACTION	3615	Dolly Varden 100%	0.048
PORTHES	4067	Dolly Varden 100%*	10.316
RED POINT EXTENSION	3810	Dolly Varden 100%	18.588
RED POINT NO. 1	3809	Dolly Varden 100%	14.083
RUBY	4210	Dolly Varden 100%	11.308
SPORTSMAN	3816	Dolly Varden 100%	19.561
SUNSET NO. 1	3818	Dolly Varden 100%	4.637
SUNSET NO. 2	3819	Dolly Varden 100%	18.333
SURPRISE	4335	Dolly Varden 100%	11.195
SWIFTWATER	4336	Dolly Varden 100%	14.523
TIGER	3614	Dolly Varden 100%	16.75
TORIC	935	Dolly Varden 100%	11.78
UIST	4337	Dolly Varden 100%	20.434
WOLF	3795	Dolly Varden 100%	20.197
WOLF NO. 2	3794	Dolly Varden 100%	19.009
WOLF NO. 3	3796	Dolly Varden 100%	18.009
WOLVERINE	3797	Dolly Varden 100%	14.855
HOMESTAKE	3975	Homestake 100%	20.902
HOMESTAKE NO. 3	3978	Homestake 100%	13.962
HOMESTAKE NO. 2	3977	Homestake 100%	15.042
HOMESTAKE NO. 1	3976	Homestake 100%	20.283
HOMESTAKE	3980	Homestake 100%	4.702
HOMESTAKE	3979	Homestake 100%	0.919
MILLSITE	6322	Homestake 100%	20.902

Notes:	* Denotes the claims comprising the Musketeer claims described below.

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Figure 1.1. Kitsault Valley Project mineral leases and crown granted mineral claims.

464000
468000
472000
6180000
6176000
6172000
6168000
3975
3979
3976
3980
3977
3978
6322
1242
1243
4215
4217
3806
1241
941
942
4213
4214
3807
3805
3802
3808
3519
3804
3803
3798
3794
3795
3796
4265
4266
3797
3826
3828
4071
4263
3825
4066
4069
4067
4068
3827
3814
934
4070
3810
3815
3819
3614
3613
3809
936
3816
3817
935
937
4211
3818
3198
3634
3194
4210
3192
3193
3195
3197
3196
4335
4336
4337
Legend
Kitsault Valley Project
Dolly Varden Crown Grant
Dolly Varden Mineral Lease
Musketeer Claim Option
Homestake Crown Grant
Kitsault Valley Project
DOLLY VARDEN SILVER CORP.
Kitsault Valley Project, BC, Canada
Crown Grant/Mineral Lease Map
0
1:85,000
2 km
UTM NAD83 Zone 9
APEX Geoscience Ltd.
Edmonton, AB
January 2023

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Figure 1.2. Kitsault Valley Project mineral tenures.

455000
460000
465000
470000
475000
480000
6190000
6185000
6180000
6175000
6170000
6165000
N
950727
950726
950725
950719
950722
950724
950714
539898
539901
526678
380950
380949
383037
537437
565710
540533
526671
565709
377241
377242
537435
251427
383038
537436
526675
565708
540540
251428
538791
526676
1015588
377243
598668
545945
380951
598667
380952
380953
383017
569872
569873
569871
569857
569859
569874
538781
538804
538782
538902
254534
254536
383016
570074
538899
570075
538780
538784
538901
538900
383279
570081
570080
538783
1015450
254579
254538
538805
538785
383281
523825
538904
570082
570076
564163
538906
538787
538786
570083
538788
384022
538806
589602
1022901
564240
1011645
Legend
Kitsault Valley Project
Mineral Tenure
Dolly Varden Claim Block
Homestake Claim Block
Territory
British Columbia
Kitsault Valley Project
DOLLY VARDEN SILVER CORP.
Kitsault Valley Project, BC, Canada
Mineral Tenure Map
0
1:200,000
5 km
UTM NAD83 Zone 9
APEX Geoscience Ltd.
Edmonton, AB
January 2023

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Royalties and Agreements

The Kitsault Valley Project is encumbered with several royalty agreements covering separate yet contiguous portions of the Kitsault Valley Project in the form of standard net smelter return (“NSR”) royalty agreements.

Dolly Varden entered into an NSR royalty agreement on March 18, 2011 with 0897287 B.C. Ltd. in consideration of title transfer for the majority of the Dolly Varden claim block (Figure 1.2), except for the Musketeer claims as described below. By an agreement dated April 1, 2011, 0897287 B.C. Ltd. sold and assigned the Royalty Rights to 0907105 B.C. Ltd. The Dolly Varden block claims are subject to a 2% NSR owed to 0907105 B.C. Ltd. of which one half can be repurchased by Dolly Varden for $1,000,000 at any time (Dolly Varden Silver Corporation, 2019b; Higgs and Giroux, 2015).

The second NSR agreement is with Musketeer Holdings et al. (“Musketeer”) with respect to the Musketeer claims (Figure 1.1). Dolly Varden entered into an NSR royalty agreement with Musketeer on May 16, 2018, for the 2% NSR royalty. Dolly Varden could have made an offer within 3 years of 2018 date to re-purchase 50% of the 2% royalty for $1,750,000. The date passed and currently the re-purchase of the NSR is up for negotiation with the holders.

The Coombes Claims, part of the original Homestake claim block (including Cambria 1, Cambria 2, KW1, KW2, KW3, KW4, KW5, WK1, WK3, WK4, WK6 and WK7), are subject to a 2 percent NSR royalty by virtue of an option agreement dated July 5, 2000. The royalty includes a purchase right in favour of Dolly Varden for $1,000,000.

The Homestake crown granted mineral claims (including DL 3975, DL 3976, DL 3977, DL 3978, DL 3979, DL 3980, and DL 6322) are subject to a 2 percent NSR royalty which includes an annual advanced minimum royalty of $50,000 in favour of Alice Sullivan and Mildred Keller.

Risks and Uncertainties

Exploration Permit MX-1-860 was granted to Dolly Varden by the BC Ministry of Mines for the Dolly Varden claim area in 2011. Under the permit, 5-year Multi-Year Area-Based (“MYAB”) amendment applications are submitted either every 5 years or if the allotted disturbance and activities have been reached. Dolly Varden applied for another 5-year amendment in July 2021 because the allotted number of drill sites had been reached before the 5-year time limit, which extended the 5 year MYAB term authorization to March 31, 2026. Under the calculations used to determine a reclamation bond amount under Exploration Permit MX-1-860 and subsequent amendments to the MYAB, Dolly Varden has provided $85,000 in total deposits as reclamation liability. This amount will be returned once all reclamation work has been completed, approved and the exploration permit is closed off or switched to exploitation permit.

Homestake Resource holds exploration permit No. MX-1-603, which has a $68,000 reclamation bond under it. As of the date of this disclosure, an amendment application to renew the MYAB authorization from the renewal date of March 31, 2025 for another 5-years has been submitted and is in process. The application has been accepted and is in the final referral stage.

Permit MX-1-603 had an original expiry date of March 23, 2023. Due to the change of ownership and since the scope of work has not changed, Dolly Varden applied for an extension under “Notification of Deemed Authorization” in December 2022 that extended the current permit renewal date to March 2025.

With the amendment applications a Wildlife Management Plan and Archaeological Overview Assessment (“AOA”) was completed by ERM Consultants Canada Ltd. in May 2018. The Wildlife Management Plan comprises protocols to address possible goat, bear and marbled murrelet encounters and outlines protected areas in the region. No protected areas are located within the Dolly Varden claim block, although there are protected

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areas along the fly route to access area. The AOA includes a desktop study outlining high probability chance discovery areas and culturally modified tree high probability areas. Dolly Varden must take pre-cautions when planning drill programs near or within these areas. Both the Wildlife Management Plan and AOA included a consultation with the Nisga’a Lisims Government and Gitanyow Hereditary Chiefs.

The Big Bulk project has permits MX-1-784 and MX-1-990. At the date of this disclosure an amendment application to renew the MYAB authorization has been submitted for both permit areas. The two applications have been accepted and are in the final referral stage and bond amounts re-calculated.

Regarding environmental liabilities associated with the Kitsault Valley Project, a historical plant site and numerous historical workings and waste rock dump piles are located within the Dolly Varden permit area. The Ministry of Energy, Mines and Petroleum Resources is aware of these historical sites and Dolly Varden has closed off access to these sites as a safety precaution. No compounded tailings have been identified to exist from the 1949 to 1959 plant site. Furthermore, acid rock drainage testing has been conducted on water outflow locations within the Kitsault Valley Project and all results returned are within acceptable levels.

Dolly Varden is not aware of any other specific environmental, permitting, legal, title, taxation, socio-economic, marketing, political or other relevant factors not disclosed herein that could have an impact on Kitsault Valley Project development. Further advancement of the Kitsault Valley Project will require additional environmental baseline and geochemical testing. See also “Risk Factors”.

History

The Kitsault Valley area has a lengthy and robust history of exploration and mining, with exploration starting in the area from the early 1900s. This section summarizes the work done in the Dolly Varden and Homestake claim blocks.

Historical Work Conducted by Previous Owners: Dolly Varden Claim Block (Dolly Varden, North Star, Red Point and Torbrit Deposits)

The historical exploration completed at the area has been summarized in several previous Technical Reports on the Kitsault Valley Project (Garrow, 2011; Higgs, 2015; Higgs and Giroux, 2015; Turner and Nicholls, 2019) and thus much of the following information has been adapted from these reports, with additional information from British Columbia Ministry of Energy and Mines (2012a), Devlin and Godwin (1985) and Devlin (1987).

1910 to 1968 Exploration (reproduced from Higgs and Giroux, 2015)

The first claim staking in the Dolly Varden area occurred in 1910 with the location of the Red Point No.1 mineral claim (a Cu-Au prospect). The first claims for silver in the Dolly Varden mine area were staked in 1911. The Sportsman and North Star deposit (“North Star”) were staked in 1912 and 1914, respectively.

Extensive prospecting, test pitting and drifting was carried out over the next seven years to develop the Dolly Varden silver deposit and bring it to production in 1919. Between 1919 and 1921, the Dolly Varden and North Star mines produced 1.305 million ounces silver from 36,000 tons at an average grade of 35.66 oz/t (1,109 g/t Ag). This ore was direct shipped without beneficiation to base metal smelters, mainly to the nearby Granby Mines Anyox Copper smelter, located at the historical Anyox town site (Leigh and Thompson, 1981).

The other historical mine on the Kitsault Valley Project was the Torbrit Mine. From 1949 to 1959 Torbrit Silver Mines Ltd. produced 18,706,847 million ounces of silver and 10.8 million pounds of lead from 1,377,632 tonnes averaging 13.58 oz/t (466.3 g/t) silver and 0.38% lead. Production was in the form of a high-grade silver-lead concentrate and silver bullion. During production at the Torbrit Mine, exploration and development continued on North Star and the Wolf deposit (“Wolf”) prospects. Lesser amounts of exploration were conducted on the

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Moose Lamb, Tiger and Surprise showings. Drilling on the North Star deposit by Torbrit Silver Mines Ltd. in 1957-1958 penetrated a well mineralized horizon with three drillholes including an intersection in hole NS-17 assaying 72.3 g/t Ag, 3.38% Pb and 16.48% Zn over 3.50 m.

1969 to 1990 Exploration

Exploration conducted by Dolly Varden Mines Ltd. from 1969 to 1973 included geochemical soil sampling on the “Copper Belt” zone on the west side of Kitsault Valley and diamond drilling (Garrow, 2011; Higgs and Giroux, 2015).

Diamond drill programs and ore reserve calculations for the known silver deposits were conducted by consultants on behalf of Dolly Varden Minerals Inc. from 1979 to 1981 (British Columbia Ministry of Energy and Mines, 2012). A probable volcanogenic origin for the Dolly Varden, North Star and Torbrit (“Torbrit”) deposits was recognized by B. Devlin on behalf of Derry, Michener, Booth and Wahl and Dolly Varden Minerals Inc. in 1986 (Devlin and Godwin,1985; Devlin 1987). Work during this period was focussed on verifying the historical mineral resource estimates at the North Star and Wolf mines.

Exploration completed in 1989 and 1990 by Tecucomp Geological Inc., on behalf of Dolly Varden Minerals Inc., included geological mapping, geochemical sampling and diamond drilling (2,256 m) at the Red Point deposit (“Red Point”). Additional work at North Star comprised underground geological mapping and drilling (2,397 m) to verify historical drilling (British Columbia Ministry of Energy and Mines, 2012). The drilling programs targeted a possible volcanic exhalative (volcanogenic massive sulphide (“VMS”)) model of mineralization and identified the significance of zinc, lead and copper in the mineralization (Garrow, 2011).

During 1989 and 1990, Tecucomp Geological Inc. (the predecessor company to Cambria Geosciences Inc.) conducted an exploration program which focused on diamond drilling at the Cu-Au-bearing Red Point prospects and on the silver-rich polymetallic stratigraphic horizon containing the Dolly Varden, North Star and Torbrit mines. The stratigraphic, structural and deposit trends were reassessed as part of this work and this particular drilling program was the first to incorporate a volcanic exhalative (VMS) model of ore deposition (Higgs and Giroux, 2015).

1991 to 2009 Exploration

According to the Mines Branch Notice of Work files, no exploration was conducted at the Dolly Varden deposit (the “Dolly Varden Deposit”), North Star, Red Point and Torbrit from 1991 to 2009.

2010 Exploration

In 2010, Dolly Silver Corporation and Dolly Varden Silver Ltd. (predecessor of Dolly Varden Silver Corporation) commissioned Geotech Ltd. to fly a helicopter-borne geophysical survey over the area. The survey utilized versatile time domain electromagnetic (“VTEM”), gamma ray spectrometry and aeromagnetic methods. A total of 941.7 line-km was flown at 100 m spacings, with 90% of the claim block covered by the geophysical survey (Garrow, 2011).

Historical Work Conducted by Previous Owners: Dolly Varden Claim Block (Other Prospects and Deposits)

Several mineral occurrences are situated within the claim block, notable occurrences include Ace-Galena, Kitsol, Chance, Moose-Climax and Sault.

The Ace-Galena mineral occurrence was originally discovered as the Tyee group in 1929. Between 1930 and 1934 showings of high-grade galena and native silver were discovered and explored using open cuts and short adits. The exploration in 1990 outlined a Pb-Zn-Ag-As-Sb-Ba anomaly and discovered stratiform mineralization at Trout.

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The Kitsol vein was discovered in 1918 and staked at the end of 1918 by Donald, Miner and Swanson. Early exploration on the claim included surface trenching and limited underground work, although poorly documented. From 1972 to 1973 exploration work comprised limited chip sampling of historic workings and diamond drilling (505 m in three holes). Results for the drilling include Ag values up to 380.57 g/t over 4.88 m and trench results returned Ag values up to 626.40 g/t over 4.11 m.

The Chance mineral occurrence was discovered in 1918. Early exploration from 1919 to 1930 comprised trenching, diamond drilling and underground work to define Ag-Cu-Sb-Pb-Zn bearing quartz-barite-jasper veins. Mapping and drilling in 1975 downgraded the mineral reserve to 38,246 tonnes (42,160 tons) at 373.7 g/t (10.9 oz/ton) Ag, as reported by Mitchell (Mitchell, 1976). Select highlights from the 1963-1964 drilling at Chance include 5.88 m with a weighted average of 480.0 g/t (14.0 oz/t) Ag from DDH12,1.68 m at 480.0 g/t (14.0 oz/t) Ag from DDH1, 10.6 m with a weighted average of 250.3 g/t (7.3 oz/t) Ag and 15.2 m with a weighted average of 607.2 g/t (17.71 oz) Ag from DDH3.

The Moose-Climax occurrences were discovered in 1916. Exploration in 1916 included trenching and underground work. Silver Butte Mines Ltd. conducted diamond drilling in 1964 and 1967, with 13 holes totalling 1,125.9 m and 9 holes totalling 528.1 m. Highlights from the drill programs included 2.44 m at 360.0 g/t (10.5 oz/t) Ag from DDH 14, 1.28 m at 366.86 g/t (10.7 oz/t) Ag from DDH 12 and 12.5 m at 257.14 g/t (7.5 oz/t) Ag from DDH 9. The 1964 drill program outlined a preliminary mineral resource estimate of 27,215 tonnes (30,000 tons) at 308.57 g/t (9.0 oz/t) Ag (Mitchell, 1976).

The mineral resource estimates mentioned in the two paragraphs above are a non-NI 43-101 compliant resource and was calculated prior to the introduction of the standards set forth in NI 43-101. The authors of the Kitsault Valley Technical Report have referred to these estimates as a “historic resource” and are not treating them, or any part of them, as a current NI 43-101 mineral resource. The historic resource estimates mentioned above should not be relied upon and have only been included to demonstrate the mineral potential of the Kitsault Valley Project.

A stratiform barite-realgar-celestite showing was discovered by N. Wynchopen at Sault in 1966. In September 1989, work conducted included geochemical sampling, prospecting and diamond drilling (992 m). Highlights from historic drilling at Sault includes:

•	26.5 g/t Ag, 0.12% Pb, 1.39% Zn over 4.95 m from K89-11

•	10.3 g/t Ag, 0.27% Pb, 1.18% Zn over 4.17 m from K89-6 ext

Historical Mineral Resource Estimates at the Dolly Varden Claim Block

The historical mineral resource estimates at the deposits/prospects within the Dolly Varden claim block are presented in Table 2.1. All of the mineral resource estimates provided below were calculated prior to the implementation of the standards set forth in NI 43-101 and current CIM standards for mineral resource estimation. No information regarding the methods or parameters used to calculate these historical mineral resource estimates is available. The cut-off grades are not reported and, in general, the methods of estimation and supporting statistical data and categorization criteria have not been adequately reported. As a result, the authors of the Kitsault Valley Technical Report have referred to these estimates as “historical resources” and are not treating them, or any part of them, as current mineral resources. The historical resources are only presented to document historical work on the area as an indication of the exploration and mineralization potential at each of the prospects. The current mineral resource estimates for Wolf, North Star, the Dolly Varden Deposit and Torbrit are discussed below.

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Table 2.1. Historical mineral resource estimates* of the Dolly Varden Claim Block Resources (modified from Higgs and Giroux, 2015).

Deposit	Year	Historical Resource Classification	Cut-off Grade Ag (g/t)	Tonnes	Grade Ag (g/t)	Contained Ag (oz)	Source
Dolly Varden	1964,1974	Proven & Probable	171	42,638	754.3	1,034,000	Skerl (1964) and Mann (1974)
North Star	1981	Proven & Probable	137	128,437	401.5	1,657,867	Thompson & Pearson (1981)
Torbrit	1983	Possible	171	786,531	312.0	7,889,700	Leigh and Thompson (1983)
Wolf No. 1 Zone	1981	Proven & Probable	171	77,932	395.0	989,626	Thompson & Pearson (1981)
Wolf No. 2 Zone	1981	Proven & Probable	171	218,512	285.9	2,008,839	Thompson & Pearson (1981)
Wolf No. 2 Zone	1981	Possible	171	100,295	279.4	901,031	Thompson & Pearson (1981)
Last Chance	1967	Possible	Unknown	42,160	373.9	459,581	Mitchell (1976)
Moose-Climax	1964	Possible	Unknown	30,000	308.7	270,000	Mitchell (1976)

*The mineral resource estimates summarized in Table 2.1 are not consistent with current NI 43-101 and CIM standards for mineral resource estimation. The authors of the Kitsault Valley Technical Report have referred to these estimates as “historical resources” and the reader is cautioned not to treat them, or any part of them, as current mineral resources as there is insufficient information available to properly assess estimation parameters and the standards by which the estimates were categorized. The reader is referred to the section “Mineral Resource Estimates” below for a discussion of current mineral resource estimates for the Kitsault Valley Project that have been completed in accordance with NI 43-101.

Historical Work Conducted by Previous Owners: Homestake Claim Block

Historical exploration completed at the Homestake claim block remains mostly unchanged from the information provided in previous technical reports on the area by Macdonald and Rennie (2016), Ross and Chamois (2017), MineFill (2020) and Hough et al. (2022). The authors of the Kitsault Valley Technical Report have reviewed these sources and consider them to contain all of the relevant information regarding the exploration history for the area. There has been no historic production at the Homestake claim block.

1910 to 2000 Exploration

The Homestake claim block comprises two areas of historic exploration. The Homestake and the Vanguard groups have been tested by past explorers starting in the early 1900s after the discoveries at Anyox and in the Stewart region. Claims were first staked at the Homestake group between 1914 and 1917 and, in 1918, the claims were bonded to the MCDC. MCDC was reorganized into Homestake Development in 1921. Limited surface and underground work was done on the property. In 1925, the claims were given “crown grant” status.

Homestake Development and three other groups bonded to the interests of C. Spencer. The option was abandoned, with no further work being done on the property (Knight and Macdonald, 2010). Arm staked the area and conducted

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surface trenching, limited underground work and drilled seven holes to an aggregate depth of 58.2 m, on the Lucky Strike and Cascade claims which comprise part of the Homestake group (Knight and Macdonald, 2010).

In 1966, Canex Aerial Exploration Ltd. undertook a program of prospecting, geochemical sampling, electromagnetic surveying, and chip sampling in the Vanguard area. In 1967, Amax Exploration conducted and extended examination of the Vanguard group but did not return (Folk and Makepeace, 2007).

In 1979, Newmont Exploration of Canada Ltd. (Newmont) optioned part the property, known as the Wilberforce group, from Collison’s widow, Ruby Collison. The Wilberforce group excluded the original Homestake and Vanguard claims. Newmont explored for near surface, massive sulphides conducting magnetometer and Max-Min geophysical surveys, geological mapping, and trenching. A total of 595 soil samples and 82 rock samples were assayed. Newmont terminated the option in late 1980 (Folk and Makepeace, 2007).

Caulfield Resources Ltd. explored over the Vanguard group in 1981 taking 102 soil samples and conducting 5.25 line km of ground magnetic surveys, but no subsequent work was done (Folk and Makepeace, 2007).

Homestake Resources Ltd. optioned the property from Ruby Collison in 1984, but no work was done (Bryson, 2007). The claims were allowed to lapse in 1986, were re-staked and optioned to Cambria Resources Ltd. (Cambria), which completed geological mapping, lithogeochemical sampling, trenching, and 4.3 line km of IP and resistivity surveying. Weather deferred drilling for that year and the ground was eventually optioned to Noranda Exploration Company Limited (“Noranda”) (Folk and Makepeace, 2007).

Between 1989 and 1991, Noranda consolidated ground by optioning more area including the Cambria (formerly Collison), Homestake, and Vanguard claims. A 44.3 km grid was cut along which magnetometer and IP surveys were performed in addition to geological mapping. A total of 1,930 rock samples and 1,943 silt and soil samples were taken. Twelve diamond drill holes were cored (diameter unknown) for an aggregate depth of 1,450.05 m (Folk and Makepeace, 2007).

2000 to 2016 Exploration

Teck acquired the current Homestake claim block in 2000 via option agreements and staking. From 2000 to 2002, Teck conducted geochemical and geological surveys, trenching, and diamond drilling, exploring for VMS deposits. A total of 21 NQ (47.6 mm dia.) holes were drilled to an aggregate depth of 4,374.6 m yielding 618 core samples. In addition, 778 rock samples were analyzed by Inductively Coupled Plasma multi-element geochemistry plus Au and another 31 samples were subjected to “whole rock” X-Ray Fluorescence (“XRF”) analysis (Folk and Makepeace, 2007).

From 2010 to 2012, Homestake completed additional surface exploration including further mapping, soil and rock sampling and 13.54 line km of IP geophysical surveys, and diamond drilling.

In 2011 a new discovery was made 800 m to the southwest of, and parallel to, the previously discovered Main Homestake and Homestake Silver deposits. This area, known as the Homestake Reef target was tested by three holes with all three intersecting +30 g/t gold mineralization.

During 2012, Homestake completed two phases of drilling focussed on the delineation and extension of the Homestake Reef target. The second phase of drilling was funded by Agnico Eagle Mines Limited (“Agnico Eagle”) as part of an option agreement (see below). The 2012 drilling was successful in identifying an approximate 250 m strike by 250 m down dip before ending in, or being offset by, a major fault structure. Mineralization is open along strike to the northwest. Other targets on the property remain to be explored.

Agnico Eagle optioned the property from Homestake in 2012. In 2013, Agnico Eagle completed an exploration program consisting of geological mapping, soil sampling (785 samples), approximately 21 line km of ground

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geophysical surveying including IP/resistivity and magnetics and a 10-hole drilling program totalling 3,947.24 m. The drilling was meant to test various exploration targets outside of the Homestake Main and Homestake Silver deposits (Swanton et al., 2013). In 2014, Agnico Eagle completed a limited amount of prospecting, reconnaissance geological mapping and rock sampling (57 samples) as well as a 6-hole drilling program totalling 2,578 m designed to test the Slide Zone. The drilling suggested that the Slide Zone is concordant with the Homestake Main and Homestake Silver Zones and trends north northwesterly and dips steeply to the northeast.

2016 to 2019 Exploration

On September 7, 2016, the claims were acquired by Auryn Resources Inc. (“Auryn”) through its acquisition of Homestake. Auryn completed extensive exploration across the Homestake claim block to advance additional targets to the drill ready stage. This work included geological mapping, rock and soil geochemical sampling, portable X-Ray fluorescence and shortwave infrared surveys, geophysical surveying, the re-logging of historical drill core, geochronological studies and airborne VTEM geophysical surveys along with reprocessing of historical geophysical survey data.

During 2017, 17.5 line km of Induced Polarization (“IP”) ground geophysical surveying was completed using a pole-dipole array with 50 m dipole spacing. The 2017 survey data was combined with the 2013 IP data and depth slices from both the resistivity and chargeability were used to create 3D inversion models. The 3D inversions were used in conjunction with drill hole logging to reinterpret the geological setting of the Homestake claims and confirmed the apparent extensional regime and graben geometry.

A total of 274 rock (channel, chip and grab) and 4029 soil-talus samples were collected from the central area during the 2017 and 2019 programs. A large proportion of the 2017 rock samples collected were located along ridges with gossanous outcrop, targeting a potential northern extension of the Homestake Main deposit. Additional samples were collected around historical mineral occurrences near the Homestake Main and Homestake Reef zones. The majority of the 2019 rock samples were collected in a grid fashion at the Kombi target where recent recession of glaciers exposed large tracts of rock without soil developed or deposited on top. Highly anomalous results in gold, silver and base metals were returned from all areas of the claim block. Anomalous soil samples suggest a northwestern extension to the Homestake Silver Mineralized Zone. Additionally, anomalous soil samples correlate well with the Homestake Reef mineralized zone and suggest a southeastern extension. Anomalous talus fines samples suggest a northwestern extension to the Homestake Reef main zone, which coincides with the northwest direction of plunging high-grade mineralization that remains undrilled demonstrating the highly prospective nature of this corridor.

The relog of historical drills was designed to evaluate criteria not previously captured as part of historical logging including identifying fluid flow characteristics, mineralization, and fluid chemistry evaluation through short wave infrared analysis. This data was then used to refine the geological model of Homestake Main, Homestake Silver, the Slide Zone and Homestake Reef. The relog was very effective at identifying the variables which correspond to mineralization.

Five geochronology samples were collected to help constrain the crystallization age of intrusions and establish the age of a rhyolite tuff (Hazelton or Salmon River) using Uranium-Lead Laser ablation techniques.

A VTEM and Magnetics survey was flown by Geotech Ltd., covering parts of the Homestake claim block, to augment the historical airborne geophysical data. The claim block scale magnetics picture highlights several regional structures trending both NNE and NNW. The NNW trending structures are interpreted to be the basin bounding faults which parallel large-scale regional faulting.

During 2017, Auryn completed an additional 43 drill holes totalling 17,300 m targeting large step outs along the on the Homestake Main Zone and Homestake Silver Zone structures. Highlights from the drilling campaign includes 30 m of 2.00 g/t Au (including 4 m at 6.03 and 2 m at 11.80 g/t Au), 10 m of 4.12 g/t Au (including 2 m

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at 18.0 g/t Au), 18 m of 1.29 g/t Au (including 4 m at 4.18 g/t Au), 8 m of 2.67 g/t Au (including 2 m at 7.4 g/t Au), and 14 m of 1.23 g/t Au. No significant results were obtained from the Homestake Main extension drilling.

Historical Mineral Resources for Homestake Ridge

The authors of the Kitsault Valley Technical Report have referred to these estimates as “historical resources” and are not treating them, or any part of them, as current mineral resources. The historical resources are only presented to document historical work on the area as an indication of the exploration and mineralization potential at each of the prospects. The current mineral resource estimates for Homestake Main, Homestake Silver and Homestake Reef are presented below in the summary.

Table 2.2: Historical mineral resource estimates* from the Homestake area.

Year	Deposit	Historical Resource Classification	Cut-off Grade AuEQ (g/t)	Tonnes (million)	Grade Au (g/t)	Grade Ag (g/t)	Grade Cu (%)	Source
2006	HSM	Inferred Inferred	0.5 5.0	11.90 1.30	2.36 10.61	15.0 38.3	0.11 0.37	Folk and Makepeace (2007)
2010	HSM	Indicated Inferred	3.0 3.0	0.89 1.14	6.69 5.02	47.2 50.9	0.15 0.25	Rennie et al. (2010)
	HSS	Inferred	3.0	1.20	4.25	158	0.02
2011	HSS	Inferred	3.0	2.90	3.69	123.4	n/a	Rennie (2011)
2012	HSM	Indicated Inferred	2.0 2.0	0.60 2.03	6.40 5.65	48.3 28.6	0.31 0.18	Macdonald and Rennie (2016)
	HSS	Inferred	2.0	4.40	2.85	130.4	0.03
	SR	Inferred	2.0	0.33	13.04	3.6	0.04
2017	HSM	Indicated Inferred	2.0 2.0	0.60 2.098	6.25 5.53	47.9 28.0	0.18 0.30	Ross and Chamois (2017)
	HSS	Inferred	2.0	4.81	2.71	124.4	0.02
	SR	Inferred	2.0	0.337	12.88	3.6	0.04

*The mineral resource estimates summarized in Table 2.2 are not current by NI 43-101 and CIM standards for mineral resource estimation. The authors of the Kitsault Valley Technical Report have referred to these estimates as “historical resources” and the reader is cautioned not to treat them, or any part of them, as current mineral resources as there is insufficient information available to properly assess estimation parameters and the standards by which the estimates were categorized. The reader is referred to the section “Mineral Resource Estimates” below for a discussion of current mineral resource estimates for the Kitsault Valley Project that have been completed in accordance with NI 43-101.

This historical metallurgical testing section has been extracted from the Ross and Chamois (2017) and MineFill (2020) Technical Reports outlining the results of recent metallurgical test work completed at the Homestake area Mineral Resource Estimates. This information is currently considered to be “Historical” because it is based on work that was completed by/for a previous owner of the property and was not completed by Dolly Varden, the current owner of the property.

The process parameters adopted for this study were derived by Base Metal Laboratories in a 2016 test program that focussed on a hybrid of sulphide flotation and cyanide leaching to maximize the recovery of precious metals. Duplicate head cuts were taken from each composite and assayed for Au, Ag, Cu, Pb, Zn, and Fe. The Homestake Main composite had a measured head feed of 4.62 g/t Au and 6 g/t Ag and represented the copper dominant part of the Main deposit. The Homestake Silver composite had a measured head feed of 7.76 g/t Au and 198 g/t Ag and was much higher in Ag, Pb and Zn than the Main deposit.

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Additional assays on the final concentrates from each composite were performed to determine levels of critical minor deleterious elements. The analyses conducted were limited due to the amount of concentrate available for testing. Most tests produced only 10 g to 15 g of base metal concentrate, which was mostly consumed for gold, silver, copper, lead, zinc, and iron.

Arsenic, antimony, and mercury are indicating high values that may attract smelter penalties. However, due to the exceptionally high precious metal values of these concentrates, it was concluded historically that the concentrates should be readily marketable.

Regional, Local and Property Geology

The Kitsault Valley Project lies within the Stikine Terrane (“Stikine”), the largest arc terrane in the Canadian Cordillera and within the Intermontane Belt. The Stikine extends from southern Yukon to south-central British Columbia. The Kitsault Valley Project is situated within the Stewart Complex, a large Middle Jurassic-Quaternary northwest-trending belt of Hazleton Group rocks that extends from Iskut River to Alice Arm along the western rim of the Bowser Basin. The Stewart Complex is a metallogenic island arc terrane that is host to over 200 mineral occurrences of predominantly precious metal vein type, skarn, porphyry, and massive sulphide occurrences including the historical gold mines Eskay Creek, Silbak-Premier and SNIP, as well as the Granduc, Anyox, and Dolly Varden-Torbrit base-metal and silver mines.

Rock packages underlying the Kitsault Valley Project include the Stuhini Group, the Hazelton Group, the Bowser Lake Group, Mesozoic intrusive rocks, and Intrusive rocks from the Coast Mountain Suite. Stratigraphically, the oldest rocks in the Stikine comprise the volcanic and deep marine sedimentary rocks of the Stuhini Group. The early Mesozoic volcanic, inter-arc and back-arc sedimentary rocks of the Hazelton Group overly the Stuhini Group. The Hazelton Group contains three major stratigraphic divisions; the Jack Formation, the Betty Creek Formation and the Salmon River Formation. A halt in volcanism in the middle Jurassic marked a shift to siliciclastic sedimentation and the deposition of the Bowser Lake Group over the Hazelton Group. The Bowser Lake Group is Middle to Upper Jurassic in age and comprises predominantly turbiditic sedimentary rocks. Mesozoic intrusive rocks in the area include the Late Triassic Stikine Plutonic Suite, the Early Jurassic Texas Creek Plutonic Suite, and the Early to Mid Jurassic Salmon River Formation. The youngest rocks in the region are Tertiary aged post-kinematic granitoid intrusions of the Coast Plutonic Suite.

There are two main periods of deformation occurred on a regional scale in the Kitsault Valley Project area: 1) Early to Middle Jurassic extensional deformation and 2) Cretaceous compressional deformation.

Mineralization

Historical and recent exploration has identified several styles of mineralization within the Kitsault Valley Project. The following section has been reproduced from Turner and Nicholls (2019) and the descriptions of mineralization in the Homestake deposit area, reproduced from Hough et al., (2022).

Dolly Varden Deposit

The following list of notable mineralization styles, with examples of prospects and deposits, has been adapted from McCuaig and Sebert (2017) and Higgs and Giroux (2015):

•

Exhalative stratiform silica-sulphide-rich mineralization containing variable amounts of quartz, chalcedony, barite, carbonate, jasper, galena, sphalerite, ruby silver, and other silver bearing minerals. This mineralization is observed in the Dolly Varden Torbrit horizon at North Star and Torbrit.

•	Exhalative stratiform pyrite, sphalerite, galena, chert, carbonate-rich mineralization at the Sault prospect and in the upper portion of the Trout Horizon.

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•	Stratabound, infill and replacement Ag-sulphosalt-rich mineralization in the lower portion of the Trout Horizon.

•

Quartz-silica, carbonate and variably barite-rich epithermal Ag mineralization containing low to moderate amounts of galena, sphalerite and pyrite accompanied by lesser tetrahedrite, pyrargyrite, argentite/acanthite and local native silver. Colloform to crustiform banded chalcedony, quartz and bladed carbonate or barite textures are common. Hydrothermal brecciation, sealed by later gangue and sulphide, and cut by late stage veining is present in parts. Epithermal mineralization occurs as structurally hosted veins and fissure fills at Wolf, the Kitsol deposit (“Kitsol”) and the Dolly Varden Deposit. At Torbrit mineralization consists of a combination of Ba-rich semi-conformable pod-like stratabound infills, with sheet-like veining, and in close proximity to reworked debris-style mineralization, and local stratiform lenses of thin-bedded barite and sinter-like silica-rich exhalate.

•

Quartz-sericite-pyrite altered zones containing Cu-Ag- (+/-) Au mineralization in quartz-sulphide stockwork, hydrothermal breccias and veins. This mineralization contains chalcopyrite, sphalerite, galena and minor sulphosalt and tends to be enriched in Cu relative to Pb and Zn, while hosting elevated Ag (+/- Au). As/Sb ratios are higher than in the epithermal or stratiform types. Pervasive quartz- sericite-pyrite alteration is observed at the Gold Belt prospect and sericite-pyrite (with lesser quartz) alteration bounds the North Star deposit. Potassium feldspar alteration is observed within the Red Point mineralized zones.

Furthermore, Drown et al. (1990) and McGuigan and Melnyk (1991) outlined four distinct mineralization facies of exhalative stratiform mineralization at the Kitsault Valley Project, as adapted from Garrow (2011):

1)

Silica-sulphide exhalative: quartz dominated, lacking calcite and barite. Sulphides consist of pyrite, chalcopyrite with minor argentite, pyrargyrite and native silver. This mineralization facies is observed at the Dolly Varden Mine and Dolly Varden east zone.

2)

Silica-carbonate-sulphate-sulphide exhalative: comprised of calcite, quartz, barite and sulphides. Vertically zoned with a pyrite-silver rich upper zone and zinc-lead- silver rich middle zone that is locally a VMS. Mineralization consists of layers, stringers and disseminations of sphalerite, galena and pyrite with lesser chalcopyrite (15-20% sulphides) in a variable gangue of quartz, calcite and barite. This mineralization facies is observed in North Star and the Dolly Varden Deposit west.

3)

Sulphate-oxide-sulphide exhalative: comprised of quartz, calcite, barite, hematite, jasper and sulphides. Mineralization is predominately silver, sphalerite, galena with minor chalcopyrite, pyrargyrite and tetrahedrite (5-10% sulphides) in a gangue dominated by quartz with lesser calcite and barite. This mineralization facies is observed in the Torbrit, Torbrit east and Moose Lamb deposits.

4)

Debris flow breccia mineralization: an internally fragmented, re-cemented breccia is a common feature of all exhalative debris flow facies. They are mapped as polylithic exhalative breccias and include examples of all the silica, oxide, sulphate and sulphide mineralization types and contain volcanic rock fragments. The breccias are interpreted to have formed in unstable, shallow seafloor mounds as hot-spring veins and precipitates of sea floor vent exhalations or as hydrothermal eruption breccias.

Homestake Deposits

The main zones of the Homestake claim block are the Homestake Main deposit (“Homestake Main”), Homestake Silver deposit (“Homestake Silver”), and South Reef deposit (“Homestake Reef”). Homestake Main is the more copper-rich of the zones, with both gold-rich and silver-rich variants and an apparent trend of increasing copper grade with depth. The Homestake Silver is primarily silver with elevated lead values, and Homestake Reef is essentially high-grade gold, with minor copper and lead.

Mineralization in the Homestake deposits display characteristics of both epithermal gold and VMS deposition. Stratabound and vein (or replacement) mineralization is present that contains values in Ag, As, Au, Cu, Hg, Pb,

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Sb and Zn (Folk and Makepeace, 2007). Mineralization is related to Early Jurassic feldspar-hornblende-phyric sub-volcanic intrusions and felsic volcanism and commonly occurs with zones of pyrite-sericite alteration. A later, less significant, mineralizing event occurred in the Tertiary and is characterized by ankerite-calcite-pyrite veins.

The Homestake deposits are commonly vertically zoned from a base metal poor Au-Ag-rich top to an Ag-rich base metal zone over a vertical range of 250 m to 350 m. The silver-galena-sphalerite veins of the Homestake Silver Zone exhibit many of these features.

Homestake Main Deposit

The Homestake Main deposit consists of a series of silica to silica-carbonate-chlorite altered lenses and hydrothermal breccias, which have a northwest strike and dip moderately northeast at slightly steeper than the topographic dip-slope. Gold and silver mineralization occurs with pyrite, chalcopyrite, and lesser galena and sphalerite in stronger areas of silica alteration or hydrothermal brecciation within zones of sericite-pyrite altered feldspar-hornblende phyric volcanic rocks. Only along the southwestern flank of the Homestake Main deposit does lower grade gold mineralization penetrate up into the overlying package of basinal filling volcano-sedimentary and andesitic rocks which comprise the “hanging wall” sequence. Native gold along with pyrargyrite and acanthite have been observed hosted within quartz veins and quartz-carbonate hydrothermal breccias in drill core.

The Homestake Main deposit as currently known is about 700 m long and has been traced down-dip by drilling for a distance of approximately 500 m. At the surface, the northwestern extent of the mineralization is obscured by a glacier; while to the southeast surface geochemistry indicates that the zone continues towards the Homestake Silver deposit 700 m to the southeast. Width of the Homestake Main Zone vary up to about 60 m (approximate true width) and are defined by assay grades due to the diffuse nature of the mineralization.

Grades for gold typically range from 0.1 g/t Au to 2 g/t Au with some intercepts measuring into the hundreds of grams per tonne and averaged at 7.75 g/t Au. Silver grades are generally in the 1.0 g/t Ag to 100 g/t Ag range but can be as high as hundreds and even thousands of grams per tonne. The average silver grade in Homestake Main is 68.6 g/t Ag. Copper grades vary from parts per million to several percent, with mean grades observed to increase significantly with depth.

Gold distribution appears to be inhomogeneous, and grades display a great deal of local variability. The zone has a complex form which may consist of a faulted series of lenses and related steeply dipping feeders.

Homestake Silver Deposit

Located 300 m to the southeast of the Homestake Main zone, the Homestake Silver deposit is comprised of a series of northwest trending, vertically to sub-vertically dipping hydrothermal breccias. Mineralization occurs in form of galena, sphalerite and silver in contrast to the gold enriched chalcopyrite commonly observed in the Homestake Main deposit. Modelling indicates that the Homestake Silver deposit can be traced over 700 m strike and 550 m down dip.

The Homestake Silver zone comprises a cluster of parallel structurally controlled zones, striking approximately 140° with near-vertical dips. The individual sub-zones in the Homestake Silver zone are narrower than the Homestake Main zones on average, with true thickness rarely exciding three metres. The Homestake Silver zone has been traced by drilling for a total vertical extent of approximately 600 m, along a strike length measuring just under 800 m.

Silver grades at Homestake Silver average 154 g/t Ag, approximately double that of Homestake Main (68.6 g/t Ag) and 26 times that of Homestake Reef (5.8 g/t Ag). Gold grades at Homestake typically range up to several

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g/t Au and averaged 3.5 g/t Au in the samples contained within the interpreted zone boundaries. Copper content is comparatively low, however, geochemically significant, and generally measures between 10 ppm Cu and 500 ppm Cu. There are elevated levels of lead and zinc, typically measuring in the 10 ppm to 1,000 ppm range, with some intercepts assaying as high as several percent lead and/or zinc. The lead and zinc grades at Homestake Silver are not expected to be consistently high to contribute much to the Kitsault Valley Project economics, although lead grades were estimated in the block model to facilitate metallurgical classification.

Homestake Reef Deposit

The Homestake Reef deposit is located approximately 800 m to the south-southwest of the Homestake Silver deposit. Gold mineralization is variably associated with strong quartz-chlorite alteration, pyrite and minor base metal sulphides interspersed with intervals of sericite and pyrite alteration in two en-echelon, northwest-trending sub-vertical mineral zones that can be traced with drilling for over 250 m strike-length and 250 m dip. Several base-metal enriched intercepts are identified up-section from the gold-enriched zone but have yet to be fully defined by drilling.

The Homestake Reef zone is comprised of two narrow sub-parallel tabular bodies which strike at approximately 120° to 130° and dip 70°NE to 80°NE. To date, only twelve holes have intersected significant mineralization, as such characterization of the structure and grades is preliminary. The zones measure one metre to three metres in thickness and have been traced for approximately 300 m vertically and 400 m along strike. Silver grades at Homestake Reef average 5.8 g/t Ag in the vein samples. This is offset by high gold values, which average 5.9 g/t Au.

All three zones have elevated arsenic and antimony contents, typically averaging in the tens to low hundreds of parts per million.

Deposit Types

Historic and recent exploration on the Kitsault Valley Project, as well as studies completed by Devlin (1986) and Dunne and Pinsent (2002), suggest a potential for the Kitsault Valley Project to host VMS deposits and epithermal precious metal deposits.

VMS deposits typically occur as lenses of polymetallic massive sulphides forming at or near the seafloor in a submarine volcanic setting. VMS deposits are classified as “exhalative” and are syn-genetic stratabound deposits formed through the focused discharge of hydrothermal fluids and precipitation of sulphide minerals in predominately stratiform accumulations (Barrie and Hannington, 1999; Galley et al., 2007). Typical characteristics of VMS deposits are listed as follows (adapted from Galley et al., 2007):

•

Typical VMS deposit is a stratabound body, mound to tabular in shape, composed of predominately massive (>40%) sulphide, quartz and lesser phyllosilicates, iron oxide minerals and altered silicate wallrock.

•	The stratabound body is commonly underlain by discordant to semi-discordant stockwork veins and disseminated sulphides.

•	The stockwork vein systems are enveloped in distinct alteration halos. The alteration halos may extend into the hanging-wall strata above the deposit.

•	Deposits often form in clusters or stacked lenses.

Epithermal deposits are products of volcanism-related hydrothermal activity at shallow depths and low temperatures, with deposition occurring within 1 km of the surface at a temperature of 50 to 200°C (Guilbert and Park, 1986). Deposits can occur in several forms, including siliceous vein fillings, irregular branching fissures, stockworks, breccia pipes and disseminations.

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Both vein and bulk-tonnage style epithermal deposits can be categorized into high-, intermediate- and low-sulphidation types based on their hypogene sulfide assemblage sulfidation states, as well as alteration (Sillitoe and Hedenquist, 2003). Historical and recent exploration at the Kitsault Valley Project suggests potential for a low-sulphidation epithermal precious metal deposits, therefore the focus of this section will be on low-sulphidation epithermal deposits.

A fluid inclusion study by Dunne and Pinsent (2002), together with existing geological and geochemical data, supports the contention that the silver-rich deposits in the upper Kitsault River area are genetically related. It also suggests that the deposits may be silver-rich analogues to the precious metal-rich Eskay Creek deposit. The Kitsault River deposits all formed at surface or at shallow depth in the waning stages of Hazelton arc volcanism. They have similar tenor (silver, lead, zinc, strontium, barium) and mineralogy. Their mineralization varies from multi-episodic and irregularly zoned to laminated and bedded, perhaps relating to proximity to subaqueous chimneys, surface mounds or collapse textures in shallow marine basins or emplacement along active faults. Colloform, crustiform and comb textures clearly indicate early, high-level deposition of quartz in veins that formed from low temperature, and for the most part, low salinity hydrothermal fluids in a hot-spring-type setting. These early veins are locally brecciated, perhaps indicating near-contemporary structural activity or collapse. Alternatively, the brecciated zones may be the result of near-surface explosive brecciation. The silver was probably precipitated from low-to-moderate temperature and low salinity fluids that also deposited sphalerite and other sulphide minerals. It could either have been deposited in a subaerial hot-spring low-sulphidation epithermal environment or, possibly, a submarine hot-spring volcanic-hosted massive sulphide-type depositional setting.

Exploration

Prior to the acquisition of the former Homestake claim block in late 2021, Dolly Varden Silver Corporation had been exploring the Kitsault Valley area since 2011, discovering new exploration targets and advancing known prospects and deposits by systematic exploration. Exploration work from 2011 to 2022 has consisted of geological mapping, geochemical surveys, geophysical surveys, and Light Detection and Radar (“LiDAR”) surveys.

Geological Mapping and Rock Sampling Interpretations and Conclusions

Geological mapping programs have been conducted over several prospect areas within the area from 2011 to 2014. The 2012 mapping programs confirmed the presence of prospective growth faults at Moose Lamb and in the Tiger Evindsen area and documented intense hydrothermal activity at Red Point. Geological mapping in 2013 included surface and underground mapping at the Torbrit Mine. Geological mapping in 2014 was conducted on a regional scale to gather the necessary structural and lithological information to assist in defining future drill targets on the area.

Further geological mapping and rock sampling were conducted at various prospects throughout the Kitsault Valley Project in two main programs in 2015 to 2016. Sporadic geological mapping and sampling was also conducted throughout the Kitsault Valley Project in 2017, 2018, 2019, 2020, and 2022. The geological mapping and lithogeochemical sampling provided information on the stratigraphy and structure of prospect areas and identified multiple zones of mineralization, as well as anomalous zones warranting further exploration within the Kitsault Valley Project.

The 2015 and 2016 geological mapping and geochemical sampling provided information on the stratigraphy and the structure of Ace-Galena Trout. The general stratigraphy of the Trout Horizon is made up of predominately composed of interbedded argillaceous silt- to sand, diamictite, limestone, tuffaceous sandstone and epiclastic felsic tuff. Alteration includes silicification in the lower and upper portions, sericite-chlorite phyllosilicate alteration in tuffaceous rocks, and carbonate alteration throughout the horizon. Pyrite, marcasite and sphalerite occur as diffuse patches or veinlets throughout sedimentary and tuffaceous rocks.

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The geological mapping and lithogeochemical sampling work in 2015 focused on the southeastern portion of Summit Ridge, including the Chance prospect, Queen and Frog showings, as well as the area covering the Hazelton-Stuhini contact. The 2016 mapping focused on the upper and north to west facing portion of Summit Ridge that adjoin the Ace-Galena area. A sequence of dacite ash, lapilli ash tuff and minor rhyodacite extends through the Chance prospect area and occurs up-slope from the Hazelton-Stuhini contact.

This mapping and sampling exploration program identified two important features upslope and to the east of the McKay trench area that consist of a west-northwest trending fault with associated quartz sulphide bearing breccia vein. Samples from the vein reported assay highlights of 38.3 ppm Ag, >10,000 ppm Pb, 6720 ppm Zn, 2115.9 ppm As and elevated Cu and Sb values.

The geological mapping and lithogeochemical sampling work in 2016 at the Trout Horizon Hanging Wall (“TZHW”) and northeast sediment-volcanic contact was reconnaissance in nature as limited previous exploration had been conducted within this area of the claim block. Dominant lithologies and structural characteristics identified in the 2016 geological mapping and sampling program at the Trout Horizon Hanging Wall and northeast sediment-volcanic contact include dacitic rocks composed of fine- to medium-grained ash-rich tuff and sandy epiclastic equivalents located along the Bluebird-Trout extension. These rocks are similar in texture to dacitic tuffs and epiclastic rocks observed in the footwall of the Sault Horizon.

The geological mapping and lithogeochemical sampling program conducted at Medallion in 2016 focused on known zones of alteration and structure within the area. Medallion is situated in Homestead Creek, along a northwest faulted corridor. The 2016 geological mapping and sampling program at Medallion identified predominately moderately to strongly foliated, altered, intermediate tuffaceous lithologies occur in Homestead Creek. Less altered, coarser grained epiclastic tuff layers and lenses of hornblende-biotite-feldspar intermediate intrusive rocks are observed at higher elevations to the north and the south of Homestead Creek. Alteration observed along the lower portion of the creek includes strong sericite, chlorite, pyrite and lesser carbonate alteration. Chlorite alteration appears to increase up-slope.

Rock sampling was completed by Dolly Varden in 2019, 2020, and 2022, as well as collecting geological information at geostations. No rock sampling was done in 2021. In addition to the sampling program in 2022, information regarding geology was collected at geostations throughout the claim block. Geostations are data points for rock descriptions and structural measurements and do not include analytical data. In total, 96 geostations were completed in 2022.

During the 2022 field program, 119 rock samples were collected for geochemical assay. The sampling program targeted several exploration areas at main Homestake claim block, as well as in the far south Silver King area.

Rock sampling at Homestake claim block targeted historical workings and outcrops. Assay highlights of the sampling program will be addressed by area. At the Vanguard Gold area, samples were collected from historical trenches, adits, and waste piles, as well as at outcrops. Assay highlights from Vanguard Gold include:

•

141.5 ppm Au, 1.73% Cu, and 94.2 ppm Ag returned from a strongly oxidized and silicified rock sample with quartz-calcite veining and disseminated pyrite and galena (sample JM121), collected from a historical trench at the main Vanguard Gold workings.

•	69 ppm Au, 1.29% Cu, and 42.1 ppm Ag returned from a sample (JM093) collected from a historical trench, rocks contain disseminated pyrite and chalcopyrite with possible galena, and are silicified.

Rock sampling at the Vanguard Copper area encountered boulders on a historical drill pad with abundant chalcopyrite in banded quartz veins, where sample JM085 returned 2.35 ppm Au, 8.81% Cu, and 221 ppm Ag.

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At the Homestake Camp area, a sample (BF017) collected from a 3 m wide intermediate dyke returned 6.75 ppm Au, 1.98% Cu, and 49.3 ppm Ag. To the south, samples were also collected from historical trenches and workings at the Old Homestake Camp area, and assay highlights include:

•	3.96 ppm Au, 2050 ppm Cu, and 32.3 ppm Ag (Sample JM104) returned from a massive silica vein containing disseminated pyrite, chlorite, and graphitic argillite.

•	3.08 ppm Au, 974 ppm Cu, and 21.9 ppm Ag (Sample JM105) returned from a massive silica containing disseminated pyrite, chlorite, and graphitic argillite.

•	1.76 ppm Au, 7830 ppm Cu, and 13.5 ppm Au (Sample JM112) returned from a silica vein containing mm scale veinlets of pyrite and black sulphides.

Sampling at the historical workings in the Rambler area encountered extensive silica veining exposed in historical workings and trenches. The silica veins contain abundant massive to disseminated pyrite, with minor amounts of galena. Assay highlights include:

•	Sample JM118 returned 5.66 ppm Au, 2180 ppm Cu, 137 ppm Ag, 2120 ppm Pb, and 2010 ppm Zn from a 10 cm wide silica vein with abundant massive pyrite and minor malachite.

•	Sample JM117 returned 3.11 ppm Au, 2.14% Cu, 150 pm Ag, 496 ppm Pb, and 993 ppm Zn from a 50 cm wide silica vein with bands of massive pyrite and disseminated pyrite, as well as minor galena.

Soil Sampling Interpretations and Conclusions

A soil sampling program was conducted over a portion of the Kitsault Valley Project in late 2015 with focus on the Wolf, Silver Horde, Chance and Ace-Galena Trout target areas. A total of 1,823 soil samples were collected over the Kitsault Valley Project. Three main anomalous areas were identified by the sampling program. Anomalous zones of elevated metals were defined near the Wolf prospect and at Silver Horde, as indicated by Ag, Pb, Zn, Sb and Ba results. Additionally, an anomalous zone of elevated metals was highlighted, starting from the Chance prospect and trending to the northeast for approximately 1.2 km. This zone appears to run parallel to the historic Ace-Galena soil anomaly.

In 2016, an orientation line totalling ten soil samples was conducted near Ace-Galena and analyzed in the field using a portable XRF unit. It is important to note that although the XRF analysis data is semi-quantitative, it does provide an excellent means of determining relative abundances (concentrations) of various key elements in the samples. The soil line shows weakly to moderately anomalous Cu and Zn values.

Geophysical Sampling

Three geophysical surveys were completed on the Dolly Varden claim block from 2012 to 2014. A 694 line-km Z-Axis Tipper electromagnetic (“ZTEM”) and magnetometer airborne geophysical survey was flown in 2012. In 2014, ground electromagnetic and IP surveys were conducted over three grids within the claim block. Additionally, down-hole borehole electromagnetic and IP surveys were completed at the Dolly Varden Deposit in 2014.

Geophysical work in 2017 comprised a study on the Kitsault Valley Project using the results from helicopter VTEM and ZTEM surveys completed in 2010 and 2011. In 2022, an IP survey was completed over the Red Point area at Dolly Varden claim block. A LiDAR airborne survey was completed over the entire Dolly Varden claim block in 2017, then a second LiDAR airborne survey was completed over the Homestake claim block and southern Kitsault Valley areas in 2022, which when combined results in complete LiDAR coverage of the Kitsault Valley Project.

During the 2022 field season, an IP ground geophysical survey was completed over the Red Point area. The IP survey was carried out by Simcoe Geoscience Ltd. Thirteen IP lines were proposed, and four IP lines were

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completed during 2022. The four northeast-southwest oriented lines were spaced 400 m apart, for a total of 4.6 line kilometres. and the interpretations of the IP survey results are pending. The Dipole-Pole-Dipole array had parameters of “a” spacing of 50 m at “n” separations of 1 – 40.

A LiDAR airborne survey was conducted over the Homestake area and southern Kitsault Valley region on July 27 – 28, 2022. McElhanney Ltd. performed the LiDAR and aerial photography acquisition. The survey was completed using a Leica Terrain Mapper-2, which was mounted on a Piper Navajo fixed wing aircraft. Results of the 2022 LiDAR survey will be integrated with the results from 2017.

Whole Rock Geochemical Sampling

Several geochemical sampling programs have been completed at the Dolly Varden claim block from 2011 to 2014. Rock geochemical sampling has been conducted on the surface and underground, with a total of 804 rock samples collected between 2011 and 2014. Additionally, 2,412 soil samples and 36 silt samples have been collected between 2011 and 2014.

Whole rock geochemical sampling surveys were completed in 2019, 2020, and 2022, and targeted numerous prospects on the Kitsault Valley Project. Rock samples were collected from Dolly Varden claim block in 2019, 2020, and 2022, and from Homestake claim block in 2022.The objective of this sampling program was to use whole rock geochemical analysis to gain information about lithologies, trace elements, and alteration types for rocks located on the Kitsault Valley Project.

Dolly Varden has completed lithogeochemical surveys over the Dolly Varden claim block from 2019 to 2022; rock samples were collected for whole rock geochemical analysis in order to characterize the lithologies and alteration types. A total of 184 rock samples in 2019 and five rock samples in 2020 were collected and analyzed. No Samples were collected in 2021. A total of seven rock samples were collected in 2022 for whole rock geochemical analysis. Results from the 2019 and 2020 sampling programs are being integrated with 2022 results, and interpretations of the whole rock geochemistry results are pending.

The 2022 lithogeochemical sampling survey targeted the main Homestake claim block, as well as the Homestake east valley area to the northeast. A total of 44 rock samples were collected and submitted for whole rock geochemical analysis in order to better characterize the lithologies and alteration types observed at Homestake Project. Final interpretations based on the whole rock geochemistry results are currently pending.

Drilling

Dolly Varden Claim Block

Previous drilling on North Star by Torbrit Silver Mines Ltd in 1957-58 penetrated a well mineralized horizon with 3 drill holes including an intersection in hole NS-17 assaying 72.3 g/t Ag, 3.38% Pb, and 16.48% Zn over 3.5m. There have been minor historical drill programs conducted on a number of the mineral occurrences on the Dolly Varden claim block, including Red Point, Ace-Galena, Moose, Climax, Kitsol, Musketeer and Surprise. Below is a table summarizing the historical drilling at a number of these locations.

Table 3.1. Summary of historical drilling outside of deposits (from Higgs and Giroux, 2015).

Zone	Years	Meters Drilled	Notable Results
Ace-Galena	1951, 1968	1845	12.8 oz/t Ag over 0.5 m; 6 oz/t over 8.8 m
Last Chance	1963-1975	1893.4	9.4 oz/t Ag over 11.5 m; 17.7 oz/t Ag over 15.2 m; 54.8 oz/t Ag over 1.52 m; 14 oz/t Ag over 5.88 m
Moose-Climax	1964, 1967	1654	10.5 oz/t Ag over 2.44 m; 10.7 oz/t Ag over 1.28 m; 7.5 oz/t Ag over 12.5 m
Sault	1984-1989	2,274.8	0.77 oz/t Ag over 5.0 m

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Drilling at the Wolf deposit was conducted by Sunshine Mining Company (option on holdings of Dolly Varden Mines Ltd) in 1964. In addition to 310.90 m of drifting and cross cutting in the 1200 level, 3137.92 m of surface and underground diamond drilling was completed. In 1968, 97.54 m of percussion drilling were completed on the Wolf by Dolly Varden Mines Ltd. In 1989-90 a two-year diamond drilling program was conducted and funded by Dolly Varden Minerals Inc. and supervised by Cambria Geosciences.

The historical drilling at the known deposits prior to 1989, both on surface and underground, can be summarized as follows:

Table 3.2. Drilling totals prior to 1989 at major deposits (from Higgs and Giroux, 2015).

Deposit	Number of Holes	Total Meterage
Torbrit	361	13,333.65
Wolf	92	8,124.27
North Star	120	7,429.69
Dolly Varden	22	2,686.33

During the 1989 diamond drilling program, 6 holes totalling 2397 m of drilling were completed. The best intersection occurred in drill hole NS 89-4 assaying 7.83% Zn, 2.28% Pb, and 167.30 g/t Ag over 6.46 m. A 4.3 m intersection in hole NS89-3 assayed 0.65% Cu and returned a geochemical analysis of 1851 ppb Au.

During the period from June 1 to August 31, 1990 surface diamond drilling on the Kitsault Valley Project totalled 7,095.90 m in 18 holes. Drilling was conducted on portions of the North Star, the Dolly Varden Deposit, Torbrit deposits and the V Vein.

The next drilling on the Dolly Varden property in 2011 was the initial program completed by Dolly Varden. A total of 21 surface diamond drill holes totalling 4,607.36 m were competed at Wolf Deposit for resource definition.

The 2012 drilling program by Dolly Varden targeted the down-dip and strike extension of the Dolly Varden Deposit mineralization, with six diamond drill holes aggregating 1,728.21 metres. Drilling confirmed the grade and tenor of mineralization indicated in historic drilling and historic mineral resource estimates above 450 m elevation, with well-mineralized intercepts in holes DV12-2 and DV12-4.

In the 2013 drilling program at the Torbrit Mine, fourteen holes were drilled for a total of 3,069 m from 4 different drill platforms. A total of 2,605 m of core was sampled, resulting in 1222 drill assay samples. The Torbrit mineralization appeared as epithermal veins, banded zones, banded breccias as well as massive carbonate, quartz and barite replacement. It is clear from the 2013 program that a large component of the Torbrit deposit mineralization represents a long-lived multistage system with silver-rich hydrothermal veining.

In 2014, a total of 12 NQ diamond drill holes, totalling 5,280 m, were completed on the Kitsault Valley Project. The program was designed to test six distinct property-scale targets for high- grade Ag-Au mineralization:

•	The NNW strike extension of Torbrit;

•	Possible extension of the Torbrit graben North of Evindsen Creek;

•	The Red Point alteration system;

•	The intersection of prospective stratigraphy with well mineralized / altered structures (Musketeer north, Kitsol); and;

•	The contact between the Salmon River Formation and the underlying Hazelton Group volcanic rocks (Wolf).

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The program was successful in intersecting moderately anomalous to high-grade Ag mineralization at all target areas.

Four drill programs have been completed at the Kitsault Valley Project from 2015 to 2018. Since 2014, Dolly Varden has completed 152 diamond core drillholes totalling 49,199 m at the Kitsault Valley Project. In 2015, Dolly Varden completed a total of 10 diamond drill holes, totalling 2,037 m. The drill program tested three different target areas within the Kitsault Valley Project, including Ace- Galena, Kitsol and the Sediment target. Moderately anomalous to high grade Ag mineralization was intersected at Ace-Galena and Kitsol. Furthermore, the lithology, alteration and mineralization intersected in the 2015 drillholes confirm the presence of VMS style mineralization at the Kitsault Valley Project.

In 2016, Dolly Varden completed a total of 13 diamond drillholes at the Kitsault Valley Project, totalling 2,312 m. Moderately anomalous to high grade mineralization was intersected in the 2016 drill program at Torbrit and Ace-Galena.

In 2017, Dolly Varden completed a total of 45 diamond drillholes at the Kitsault Valley Project, totalling 15,715.8 m. The 2017 drill program identified four new exploration targets within the Kitsault Valley Project, including:

•	Moose-Lamb: Epithermal vein-type mineralization in the Moose-Lamb Fault with 4 m grading 987.5 g/t Ag, 5.90% Pb, 0.90% Zn from DV17-063.

•

Torbrit North: Dolly Varden Torbrit horizon (high-grade exhalative) mineralization in the footwall of the Moose-Lamb Fault with 7.65 m grading 481.1 g/t Ag, 0.50% Pb and 0.29% Zn from DV17-058 and 22.74 m grading 433.3 g/t Ag, 0.74% Pb and 0.90% Zn from DV17-063.

•

Torbrit East: Dolly Varden Torbrit horizon (high-grade exhalative) mineralization in the footwall of the Torbrit base structure with 6.85 m grading 298.5 g/t Ag, 1.06% Pb and 0.80% Zn from DV17-076 and 5.00 m grading 481.9 g/t Ag, 0.21% Pb and 0.12% Zn from DV17-078.

•	Beginners Luck: silver mineralization in a breccia structure.

In 2018, Dolly Varden completed a total of 84 diamond drillholes at the Kitsault Valley Project, totalling 29,134.20 m. The 2018 drill program confirmed high grade mineralization at Torbrit, Torbrit east, Moose-Lamb, in the Kitsol zone and at the Dolly Varden deposit.

In 2019, Dolly Varden completed a total of 44 diamond drillholes targeting twelve exploration targets, totalling 11,863 m. The majority of these drillholes were reconnaissance tests within the potassic alteration belt to the north of the resource area, designed with the goal of confirming historical drilling as well as testing lateral strike extension and continuity at depth. Of these exploration targets, five areas yielded silver values sufficiently high enough to warrant further testing: Chance, Silver Horde, Mackay, Beginner’s Luck, and Kitsol south. These targets occur within the same stratigraphic rocks of the Hazelton Group that exist at the Torbrit Mine deposit.

During the 2020 diamond drill program at the Dolly Varden claim block, a total of 11,397 meters in 40 diamond drill holes were completed. 19 holes were completed in the Torbrit mineral resource area focusing on infill and step-out drilling, and 21 exploration drill holes were completed targeting several areas on the Kitsault Valley Project.

During the 2021 field season, a total of 31 diamond drillholes were completed at the Dolly Varden claim block, for a total of 10,506 m. 21 of these drillholes were designed to test the high-grade Torbrit deposit and the neighbouring Kitsol vein, with the goal of expanding Resources as well as promoting the current inferred mineral resources to measured and indicated classifications. These drillholes tested the Kitsol vein and the northward extension of the Torbrit horizon below it, the westward connection of the Torbrit horizon with North Star, as well as infilling and expanding the Torbrit main and Torbrit north mineral resources. The remaining 10 holes were reconnaissance tests targeting the Medallion, Red Point, Syndicate, Silver Horde, and Wolf regional exploration targets.

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During the 2021 field program, ten regional exploration and reconnaissance drillholes were completed targeting five target areas. Drilling at Wolf was competed in order to test the southwest extension of the Wolf vein, where drillhole DV21-273 confirmed significant mineralization outside the mineral resource. The Red Point target is located on the western side of the Kitsault Valley within the southern end of the Western Gold Belt area, where drilling encountered anomalous gold, silver, and copper mineralization hosted in stockwork quartz-veined Hazelton Group volcanic rocks. No significant results were returned from the drilling completed at the Medallion Prospect. Drillhole DV21-270 tested the Syndicate Target and intersected an interval of 1.10 m core length that averaged 126 g/t Ag and 1.31 g/t Au. Drilling at Silver Horde was completed in order to test the volcanic rocks underlying the surface sediment cap rocks, as these volcanics lie down plunge of previously positive drill results.

During the 2022 drill program at the Dolly Varden claim block, 52 drillholes were completed for a total of 18,614 m drilled. Step-out and infill drilling was completed at the Torbrit deposit area (including the Kitsol vein), as well as wide-spaced step-out drilling at Wolf.

Step-out drilling at the Torbrit main deposit tested the southern extent of the current mineral resource, in addition to infilling zones of modelled inferred mineral resources. Drill results from the Kitsol vein zone suggest that grade and thickness of mineralization increases with depth.

Three exploration drill holes tested an IP chargeability anomaly and the depth extent of gold bearing veins from the Red Point area, located approximately 500m west of the Kitsol vein. All holes intersected strong QSP (quartz-pyrite –sericite) alteration with stockwork veining that returned anomalous gold over broad intervals. In areas where the quartz veining intensified and brecciation occurred, gold and copper grades increased.

Homestake Claim Block

Previous drilling at Homestake Ridge prior to Dolly Varden acquiring the project are described below. From 1964 to 1979 Dwight Collison drilled 7 short holes at the Lucky Strike (Homestake Resources) for a total of 58.2m. In 1989 to 1991, Noranda Exploration drilled 12 holes at Homestake & Vanguard showings for a total of 1,450.05m.

In 2000 Teck Cominco drilled 21 exploration holes at all the known zones for a total of 4,374.6m. From 2003 to 2012 Bravo Ventures (Homestake Resources) drilled 252 holes mainly at the Homestake Main and Homestake silver zones for a total of 71,026m. Then in 2013 and 2014, Agnico Eagle completed 16 exploration drill holes including at the Slide Zone for a total of 6,525m.

In 2022 Dolly Varden acquired the Homestake Ridge Property. During the 2022 diamond drill program at Homestake claim block, 56 drillholes were completed for a total of 18,448 m drilled. The drilling program was designed to infill and upgrade the current inferred mineral resources at the Homestake Main and Homestake Silver zones, as well as to test the extension of the deposits’ mineralized zones. Drilling at the Homestake Main zone identified new targets down-dip of the deposit, and the results of infill drilling imply that the lenses of increased gold-silver grade within the deposit may be more continuous than previously interpreted from historical drilling.

The 2022 drilling at the Homestake Silver Deposit area was a combination of step out holes below the primarily inferred mineral resource as well as some infill drilling designed to convert inferred mineral resources to Indicated classification. The mineralization encountered in 2022 drilling is consistent with previous drilling.

Currently, Dolly Varden is compiling and examining the results from the 2022 drilling programs throughout the Kitsault Valley Project area and the authors of the Kitsault Valley Technical Report recommend that Dolly Varden complete a formal remodeling exercise at all of the current resource areas (deposits) and initiate revised mineral resource estimation where appropriate/necessary.

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Sample Preparation, Analyses and Security

The following describes the surface sampling procedures for rock and soil sampling for mineral exploration that have been established by Dolly Varden. All sampling is conducted under the supervision of Dolly Varden’s geologists or sampling technicians trained by TerraLogic Exploration Inc. (“TerraLogic”). The chain of sample custody from the field to the laboratory is continuously monitored.

Rock Samples

Rock samples are collected at the Kitsault Valley Project using the following procedure:

1)	Sample location is determined using a handheld GPS or from the interpretation of detailed aerial photos;

2)	A heavy grade plastic sample bag is labelled with sample ID (on both sides of the bag in permanent marker);

3)	Sample information is entered into a notebook, information includes: date, field station, site coordinates, area, lithological unit and description, alteration and additional comments;

4)	A 1 to 2 kg sample is collected from the sample location;

5)	A photograph is taken of the sample collected and the sample location;

6)	The sample is inserted into the sample bag and the bag is sealed using a plastic cable tie;

7)	The sample site is marked with flagging tape and an aluminum tag (with corresponding sample ID inscribed on the tag);

8)	Samples are transported back to camp at the end of the day;

9)	Select samples are cut for detailed description and photographs before being shipped for analysis;

10)	Samples are catalogued and placed into poly woven rice bags labelled with sample IDs;

11)	A sample manifest is inserted into the first rice bag before being sealed; and

12)	Rice bags are weighed and shipped

In the opinion of the author of the Kitsault Valley Technical Report, the rock sampling procedures and protocols employed by Dolly Varden are sufficient to ensure sample integrity and the resulting samples and their analysis are appropriate with respect to their intended use. There are no indications that there were any issues with respect to sample bias or sample security.

Soil Samples

Soil samples are collected at the Kitsault Valley Project using the following procedure:

1)	Sample location is determined using a handheld GPS;

2)	A sample bag is labelled with sample ID and a corresponding sample tag is inserted in the bag;

3)	Sample information is entered into a notebook, information includes: date, site ID, site coordinates, sample description, sample depth, slope angle, sample quality and additional comments;

4)	Samples are collected from the B-horizon (typically 25 to 45 cm below the surface) if possible;

5)	Samples are transported back to camp and hung to dry prior to shipping;

6)	Samples are placed into rice bags labelled with sample IDs and a sample manifest is inserted into the first rice bag before being sealed; and

7)	Rice bags are weighed and shipped

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Rock and soil samples are shipped separately, and all samples are double checked with the sample manifest before being sealed into rice bags. The authors of the Kitsault Valley Technical Report cannot verify that the samples were not tampered with during shipping, however, no issues with sample shipments or acceptance at the laboratories were reported. In the opinion of the author of the Kitsault Valley Technical Report, the soil sampling procedures and protocols employed by Dolly Varden are sufficient to ensure sample integrity and the resulting samples and their analysis are appropriate with respect to their intended use. There are no indications that there were any issues with respect to sample bias or sample security.

Diamond Drilling

Drill core collection occurs at the drill site after a drill site inspection is conducted. Drill site inspections are conducted under the supervision of Dolly Varden’s geologists or consultants from TerraLogic and occur twice daily at shift change. Drill site inspections include safety checks and drillcore monitoring to ensure correct placement of the drillcore/core markers in the core boxes. Once the inspection is complete, the core boxes are loaded into metal baskets and transported to camp by helicopter. At the secure logging facility, Dolly Varden or TerraLogic personnel complete the following:

•	The core boxes are laid out on wooden skids and a core inspection is completed.

•	A quick summary log is completed on the core. Summary log information includes alteration, lithology and mineralization.

•	The core boxes are transferred into the core shack for logging and sampling.

•	Geotechnical procedures completed on the whole core include:

•	converting footage markers to metric and recording one-meter intervals on the drill core;

•	marking meterage on drill boxes;

•	calculating core recovery;

•	affixing a metal tag with drillhole number, box number and the meterage interval information to each core box; and

•	recording the metal tag information into a digital data capture device.

•	Geological logging procedures completed on the whole core include:

•	marking sample intervals (completed by a project geologist) and recording the sample number and interval on each sample tag;

•	recording the sample tag number and sample interval into the digital data collection device;

•	recording the total recovered length of each sample interval; and

•	logging all geological data into an Access database, information collected includes alteration, brecciation, lithology, mineralization, structure, shearing, veining and vein intervals.

•	After logging, the core is removed from the core shack, stacked and photographed.

•	Core sampling begins at the start of each sample interval and continues to the bottom of the hole.

•	Core sampling is conducted using a conventional rock saw fitted with a diamond saw blade. The procedure for core sampling is as follows:

•	sample tags and sample bags are prepared prior to sampling;

•	each sample interval is visually inspected by the geo-technician prior to cutting to determine the best split for equal representation of the mineralization;

•	the core is cut in half using the rock saw;

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•	half of the core is placed in the pre-marked sample bag and the other half is returned to the core box;

•	the core saw is washed clean between each sample interval;

•

standard reference materials are inserted into the sample sequence by the Kitsault Valley Project geologist at a rate of approximately 1 in every 25 samples (depending on the distribution of the metal-bearing zones);

•

blank reference materials are inserted into the sample sequence by the Kitsault Valley Project geologist at a rate of approximately 1 in every 20 to 40 samples (depending on the distribution of the metal-bearing zones);

•	duplicate samples are inserted into the sample sequence at a rate of approximately 1 in every 30 samples;

•	sample bags are sealed using plastic ties and are placed into rice bags labelled with sample IDs; and

•	sample bags are lined up in order prior to shipment.

All drill core samples are double-checked with the sample manifest before being sealed into rice bags. The chain of custody from the drill site to the laboratory is managed by Dolly Varden. No issues with sample shipments or their acceptance at the laboratories were reported. It is the opinion of the authors of the Kitsault Valley Technical Report that Dolly Varden’s procedures are adequate with respect to the management and maintenance of sample security between the work site and the laboratory.

In the opinion of the author of the Kitsault Valley Technical Report, the drill core sampling procedures and protocols employed by Dolly Varden are sufficient to ensure sample integrity and the resulting samples and their analysis are appropriate with respect to their intended use. There are no indications that there were any significant issues with respect to sample bias or sample security.

Data Verification

The authors of the Kitsault Valley Technical Report found no significant issues with Dolly Varden’s surface and underground drilling and sampling databases and deemed them suitable for use in the mineral resource estimates.

Dolly Varden has no relationship with any of the analytical laboratories used other than as an independent contract analytical service provider. Previous operators to Dolly Varden and previously used laboratory facilities also had no relation to each other, other than as an independent contract analytical service provider. The laboratories used both historically and currently include: Acme Analytical Laboratories Ltd., Eco-Tech Laboratories Ltd., ALS Minerals, CDN Resource Laboratories Ltd, Bureau Veritas Mineral Laboratories, AGAT Laboratories’, Activation Laboratories Ltd., Blue Coast Research Ltd.

Dolly Varden, and its primary exploration consultants TerraLogic Exploration Inc., have adopted a comprehensive Quality Assurance and Quality Control (“QAQC”) program at the Kitsault Valley Project. The primary author of the Kitsault Valley Technical Report (Mr. Turner, P.Geol.) was able to evaluate the key components of Dolly Varden’s QAQC program during a visit to the Kitsault Valley Project completed in October 2018 and September 2022 and found no issues. With respect to all non-analytical data, Dolly Varden utilizes a number of important QAQC protocols designed to ensure data quality, including surveying of drill collars by differential GPS, collection of down-hole surveys, and the validation through repeated checks of all drillhole logging information, including consistency checks for lithologic units and descriptions, monitoring/supervision of logging progress from geological and geotechnical logging to core sampling, and the verification of digitized data to illuminate data entry errors.

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The 2016, 2017, 2018, 2019, 2020, 2021, and 2022 drill core samples from Dolly Varden area were submitted to ALS Canada Ltd. (“ALS”) for sample preparation and analysis. At the sample preparation facilities, the samples were logged into a computer-based tracking system, weighed and dried. The entire sample was crushed so that 70% passes a 2 mm screen then a 1000g (2017-2020) or 500g (2021-2022) split was pulverized to better than 85% passing a <75-micron screen.

From the sample preparation facility, the pulp samples were shipped to ALS in Vancouver, for analysis. Drill core pulps were analyzed for Au using fire assay fusion with an atomic absorption spectroscopy (“AAS”) finish. Samples were also analyzed for a suite of trace elements using ICP-MS four acid super trace analysis on a 1g split. Over limit analysis was completed using four acid ICP-AES (inductively coupled plasma – atomic emission spectroscopy) for ore grade levels of Ag, Cu, Pb and Zn. Samples grading over 1,500 ppm Ag were analyzed using gravimetric fire assay. Select samples from Torbrit were analyzed for bulk density (specific gravity) using analysis code OA-GRA09A.

The 2017 core samples taken by Auryn were sent to Terrace or Vancouver, where the samples are logged into ALS’s sample tracking system, dried and fine crushed to better than 90 percent passing 2 mm. The sample is then split using a riffle splitter and a 250 g portion is pulverized to better than 85 percent passing 75 µm (ALS Sample Preparation Code Prep-33D). The pulverized samples were forwarded to ALS’s analytical facility in Vancouver for analysis. ALS is an accredited laboratory, recognized under accreditation No. 579, and conforms with requirements of CAN-P-1599, CAN-P-4E (ISOMEC 17025-20905)). Auryn is independent of ALS.

In Vancouver, each sample was assayed for gold and analysed for a multi-element suite. Gold was determined by fire assay on a 30 g sample with an AAS finish (ALS Code Au-AA23). Samples assaying greater than 5 g/t Au were re-assayed with a gravimetric finish (ALS Code Au-Grav21). One kilogram of pulverized material from samples assaying greater than 20 g/t Au were re-assayed by screened metallics fire assay (ALS Code Au-SCR21).

A one-gram sample of pulverized material was analysed for a 48-element suite, including silver and copper, by ICP-MS after a four-acid digestion (ALS Code ME-MS61). Samples yielding analyses of silver greater than 100 ppm Ag were re-analyzed by HCl leach with AAS finish after a three-acid digestion (ALS Code Ag-OG62). Thirty grams of material yielding analyses of silver greater than 1,500 ppm Ag were fire assayed with a gravimetric finish (ALS Code Ag-GRA21)

The author of the Kitsault Valley Technical Report, Mr. Turner, visited the Dolly Varden claim block, now part of the larger Kitsault Valley Project that is the subject of this report, on October 1 and 2, 2018. During the site visit the author collected six duplicate core samples to confirm the presence of Ag mineralization. The results of the silver analyses on the author’s confirmation samples agree reasonably well with Dolly Varden’s original analytical results considering the fact that the samples comprised relatively high silver grades and their silver contents will naturally exhibit some degree of variance due to the distribution of native silver and silver-bearing sulphide minerals.

The author of the Kitsault Valley Technical Report, Mr. Turner, visited the Kitsault Valley Project between September 28 and 29, 2022. During the site visit the author observed core logging and sampling procedures at Dolly Varden’s Alice Arm campsite and visited and confirmed drill collar coordinates for several holes at the Torbrit, Kitsol, Wolf and Homestake target areas. In addition, Mr. Turner collected six (6) additional duplicate core samples to confirm mineralization. The results from the 2022 check samples confirmed mineralization within the sampled intervals and agreed reasonably well with the original analyses within Dolly Varden’s database.

Mineral Processing and Metallurgical Testing

Until 2019, there had not been any modern metallurgical test work completed on mineralization from any of the deposits or prospects at the Kitsault Valley Project. On May 8, 2019, Dolly Varden announced (Dolly Varden,

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2019a) the results of an initial metallurgical test program that examined samples for mineralization from the Dolly Varden and Torbrit deposits.

Composites from the Dolly Varden and Torbrit Deposits were selected by Geologists from Dolly Varden to be representative of the average silver equivalent resource grade. The samples contained 290-350g/t Ag, with relatively minor amounts of lead (0.35% to 0.55% Pb) and zinc (0.39% to 1.11% Zn). It should be noted that the zinc grade for both deposits is significantly higher than was reported from historical production at Torbrit, where it is likely that the previous operators focused on higher grade silver-lead zones of mineralisation as flotation technology in the 1920s did not enable lead and zinc separation.

In January 2019, samples from Torbrit and the Dolly Varden Deposit were shipped to Blue Coast Research Ltd. (“BCR”), located in Parksville, BC for a preliminary metallurgical assessment. The test work focused on feed characterisation (head assays and mineralogical analysis via QEMSCAN), comminution testing (Bond Ball Work Index), froth flotation, whole ore cyanide leaching, cyanide leaching of flotation tails and gravity recoverable silver testing.

Based on the test work conducted at BCR, it is realistic to expect that Dolly Varden Deposit and Torbrit material could return on average, 86% and 88% silver recovery respectively. The Dolly Varden Deposit is best suited to a whole ore tank leach process which will likely not result in payment for the base metals – further optimisation of flotation conditions may result in a flowsheet whereby zinc can be better rejected from the lead concentrate, but further test work is required to demonstrate this. Torbrit appears to respond more favourably to differential lead/zinc flotation with cyanidation on the flotation tails providing additional silver recovery.

It is the opinion of the authors of the Kitsault Valley Technical Report that the mineralization tested appears to have been reasonably representative of the respective deposits. Furthermore, the test wok completed is appropriate for the mineralization being tested. However, the tests completed represent an early stage (high level) examination of the mineralization’s metallurgical characteristics. Thus, although results were encouraging, and no significant issues were identified, these results are not yet sufficiently detailed or comprehensive to allow for any sort of economic assessment of the deposits and additional test work is recommended.

It is recommended that as the Kitsault Valley Project advances, additional metallurgical test work is conducted to increase the robustness of the metallurgical projections indicated above.

NI 43-101 Mineral Resource Estimates

The Kitsault Valley Project includes NI 43-101 mineral resource estimates for 7 discrete deposits or zones including the Homestake Main, Homestake Silver and Homestake Reef zones located in the Homestake area in the northern part of the Kitsault Valley Project area, and Wolf, North Star, Torbrit and the Dolly Varden Deposit in the southern portion (former Dolly Varden claim block) of the Kitsault Valley Project.

The Kitsault Valley Technical Report includes a review of previously reported mineral resources estimates for the seven mineral deposits located on the recently combined Kitsault Valley Project, which were originally disclosed in Turner and Nicholls (2019) and Hough et al. (2022). The authors of the Kitsault Valley Technical Report have reviewed these mineral resource estimates for the Kitsault Valley Project and accept them as current based upon reviews of the Kitsault Valley Project’s drilling database, the assumptions and estimation parameters on their original mineral resource estimates (“MRE”), their respective Reasonable Prospects for Eventual Economic Extraction (“RPREE”), and an evaluation of the potential impact of subsequent drilling completed at or near each.

The current Kitsault Valley Project NI 43-101 mineral resource estimates are tabulated below. The resource estimates are stated in accordance with CSA’s NI 43-101 rules for disclosure and were estimated in accordance with the CIM “Estimation of Mineral Resources and Mineral Reserves Best Practice Guidelines” dated

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November 29, 2019, and CIM “Definition Standards for Mineral Resources and Mineral Reserves” dated May 10, 2014. As discussed above, the Kitsault Valley Technical Report authors have completed a review of the Kitsault Valley Project MRE’s with respect to their specific estimation parameters and assumptions, as well as the potential effect of recent drilling and their (current) RPREE. As a result of this review, the authors of the Kitsault Valley Technical Report accept the mineral resources estimates tabulated below as Current.

Table 4.1 Summary of Current Kitsault Valley Project NI 43-101 Mineral Resources.

Resource Area	Cutoff	Deposit	Tonnes (Mt)	Silver (g/t)	Gold (g/t)	Copper (%)	Lead (%)	Silver (Moz)	Gold (koz)	Copper (Mlb)	Lead (Mlb)
Indicated
Homestake	2.0 g/t AuEq	Homestake Main	0.736	74.8	7.02	0.18	0.08	1.80	166.0	2.87	1.25
		Homestake Silver	—	—	—	—	—	—	—	—	—
		Homestake Reef	—	—	—	—	—	—	—	—	—
Dolly Varden	150 g/t Ag	Torbrit	2.623	296.8	—	—	—	25.025	—	—	—
		Dolly Varden Deposit	0.156	414.2	—	—	—	2.078	—	—	—
		Wolf	0.402	296.6	—	—	—	3.834	—	—	—
		North Star	0.236	262.8	—	—	—	1.994	—	—	—
		Total	4.153	—	—	—	—	34.731	166.0	2.87	1.25
Inferred
Homestake	2.0 g/t AuEq	Homestake Main	1.747	35.9	6.33	0.35	0.11	2.0	355.6	13.32	4.14
		Homestake Silver	3.354	146.0	3.13	0.03	0.18	15.7	337.0	2.19	13.2
		Homestake Reef	0.445	4.9	8.68	0.04	0.001	0.1	124.2	0.36	0.00
Dolly Varden	150 g/t Ag	Torbrit	1.185	278.0	—	—	—	10.588	—	—	—
		Dolly Varden Deposit	0.086	271.5	—	—	—	0.754	—	—	—
		Wolf	0.010	230.6	—	—	—	0.070	—	—	—
		North Star	0.005	223.6	—	—	—	0.035	—	—	—
		Total	6.831	—	—	—	—	29.2	816.8	15.87	17.34

Notes:

Readers are cautioned that a qualified person, as defined in S-K 1300, has not done sufficient work to classify the NI 43-101 mineral resource estimates as current S-K 1300 compliant mineral resource estimates. Accordingly, Contango is not treating the NI 43-101 mineral resource estimates for the Kitsault Valley Project as current estimates of mineral resources. Additional work will be required to define a S-K 1300 compliant mineral resource estimate.

(1)

Mineral resources are not mineral reserves as they do not have demonstrated economic viability although, as per CIM requirements, the mineral resources reported above have been determined to have demonstrated reasonable prospects for eventual economic extraction.

(2)

The mineral resources were estimated in accordance with the CIM Standards on Mineral Resources and Reserves, Definitions (2014) and Best Practices Guidelines (2019) prepared by the CIM Standing Committee on Reserve Definitions and adopted by the CIM Council.

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(3)

The mineral resources for the Homestake Main, Homestake Silver, and Homestake Reef zones were originally reported in Hough et al (2022) – QPs Andrew J. Turner, P.Geol., and David Stone, P. Eng., effective date January 20, 2022.

(4)	The mineral resources for Torbrit, the Dolly Varden Deposit, North Star and Wolf were originally reported in Turner and Nicholl (2019) – QP Andrew J. Turner, P.Geol., effective date May 8, 2019.
(5)

The resources reported above are reviewed in detail within the Kitsault Valley Technical Report and are accepted as current by the Qualified Person, Mr. Andrew J. Turner, B.Sc., P.Geol., of APEX Geoscience Ltd.

(6)

The Cut-off grade for the Homestake claim block mineral resources is 2.0 g/t AuEq, which was determined using average block grade values within the estimation domains and a Au price of $1,300/ tr oz, a Ag price of US$20.00/ tr oz, and a Cu price of US$2.50/lb, and Mill Recoveries of 92% for Au, 88% from Ag and 87.5% for Cu and combined mining, milling and G&A costs of approximately US$109/ton.

(7)

The Cut-off grade for the Dolly Varden claim block mineral resource is 150 g/t Ag, which was determined using a Ag price of US$20.00/ tr oz, a recovery of 90% and combined mining, milling and G&A costs of US$80/ton and was supported by comparison to similar projects.

(8)

Sufficient sample density data existed to allow for estimation of block density within the estimation domains of the Homestake Main, Homestake Silver, and Homestake Reef zones, which ranged from 2.69 t/m3 to 3.03 t/m3.

(9)	Bulk density values ranging from 2.79 t/m3 to 3.10 t/m3 were assigned to individual estimation domains based on available SG measurements for the DV, TB, NS and WF deposits.
(10)	Differences may occur in totals due to rounding.

In the opinion of the authors of the Kitsault Valley Technical Report, the most significant risk/uncertainty pertaining to the Kitsault Valley Project MRE’s is the accuracy and completeness of the historical workings and stopes at the property, which could potentially affect the MRE’s for the Torbrit and Dolly Varden (and possibly the North Star) deposits. Dolly Varden has made efforts to locate, validate and digitize historical maps, sections and level plans from various historical reports that has resulted in the current set of underground workings at these deposits. Although this information is quite detailed, there remains a risk that additional unreported, and thus as yet unknown, workings exist within these past-producing mines. At some point in the near future, the APEX authors recommend that efforts be made to secure and re-open access to the Dolly Varden Deposit and Torbrit to further survey and examine (sample) their respective historical workings.

The existing drillhole and assay database, particularly for the Homestake Main and Silver deposits and the Dolly Varden Deposit and Torbrit includes analytical data from a significant number of older (pre-2000’s) drillholes. Although significant efforts have been made to verify the locations of these holes there is a risk that some are not properly located and/or may have analyses that were not performed up to today’s high standards of accuracy and precision. Dolly Varden is working to mitigate this risk by slowly “replacing” older drillholes with newer infill drilling. Over time, this risk will be further reduced.

Metallurgical characterization has not yet been definitively established at any of the deposits on the Kitsault Valley Project. Further metallurgical test work is recommended in order to increase the understanding of the mineralization and to better delineate any zones with low (poor) recovery that would help to increase confidence in the resources for the Kitsault Valley Project.

Currently, there is no orientated core to support the orientation of the structurally controlled high-grade domains at the Homestake area. Additional infill drilling with oriented drill holes is recommended at all of the Kitsault Valley resource areas in order to provide greater certainty in the current geological models at each deposit. Along with additional drilling, detailed structural measurement collection (utilizing oriented drill core) is also recommended for future infill and expansion drill programs, particularly at the Homestake area deposits, in order to provide data to further support current structural interpretations.

Unsampled intervals within, or adjacent to, mineralization zones represent a source of uncertainty, particularly within historical (older) drillholes. If possible (if core is available), all unsampled intervals proximal to

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mineralized zones should be sampled. If not available, follow-up drilling should be targeted so as to verify or replace older drillholes with possible sampling issues.

The authors are not aware of any other significant material risks to the MRE other than the inherent risks to mineral exploration and development in general. The authors of the Kitsault Valley Technical Report are not aware of any specific environmental, permitting, legal, title, taxation, socio-economic, marketing, political or other relevant factors that might materially affect the results of this resource estimate, and there appear to be no obvious impediments to developing the MRE at the Homestake claim block.

Recommendation

Based upon the author’s site visit, the currently identified Ag-Au resources present on the Kitsault Valley Project, and the potential for additional discoveries (based on geology and the results of exploration work discussed in the Kitsault Valley Technical Report), it is the opinion of the authors of the Kitsault Valley Technical Report that the Kitsault Valley Project is a “Property of Merit” warranting significant continued exploration work.

In addition to various administrative costs, a significant exploration program is recommended for the Kitsault Valley Project. This includes detailed mapping, prospecting and rock sampling, and geophysical surveying at several areas with an emphasis recommended at the North Dome area, north of the Homestake deposits, and the “Cu-belt” alteration zone south of the Homestake deposits, as well as the remainder of “the gap” between the Homestake claim block and Dolly Varden claim block resource areas.

Additional in-fill and step-out drilling is recommended for the currently defined mineral resource areas at the Dolly Varden claim block comprising the Dolly Varden, Torbrit, North Star, Wolf and the three (3) main zones of mineralization at the Homestake claim block. New drilling should be completed in order to tighten drillhole spacing and increase confidence in the current geological models. Priority should thus be given to drillholes that test areas that currently have hole spacing greater than average. Priority should also be given to drillholes that test areas of the deposits that currently comprise mainly historical data points, which will a) validate or replace historical data and b) provide additional multi-element data for potential addition to future mineral resource updates (i.e. Cu, Pb and Zn).

With respect to the Dolly Varden claim block resources (the Dolly Varden Deposit, Torbrit, North Star and Wolf), continued drill testing of their respective stratigraphic strike extensions and depth projections is recommended. This includes the continued drill testing of the northwest extension of the Torbrit stratigraphic horizon, marked by increased K and Na depletion of volcanics, to identify additional basins that might contain additional volcanic-hosted mineralization. Cross-cutting structures should also be tested for their potential to host epithermal (structurally-hosted) mineralization. Continued drill testing for the Torbrit horizon is recommended within the altered Hazelton group stratigraphy which runs through Wolf to the Ace Galena and Chance prospects.

With respect to the Homestake area resources, continued drill testing of their respective along-strike and down-dip (down-plunge) extensions is also recommended. Specifically, infill drilling was conducted at the Homestake Main zone in 2022 and similar infill drilling is recommended for the Homestake Silver zone in 2023. Additional drilling to test down-plunge and northern strike extensions of the Homestake Main zone is recommended.

There is currently no significant subsurface structural data available to assist/support geological modelling efforts at any of the Kitsault Valley Project’s resource areas. As a result, core orientation and subsequent structural measurements is recommended as part of the recommended infill and step-out drill programs at the Kitsault Valley Project. This will provide data that will help support correlations and geological interpretations thereby supporting grade continuity, which will improve geological models and thereby potentially improve classification within future updated mineral resources estimates. Additional specific gravity testing is

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recommended, and consideration should be given to making SG determination a regular part of Dolly Varden’s geotechnical core logging program.

RECENTLY ACQUIRED PROPERTIES

Regional Property Acquisition
DOLLY VARDEN
SILVER CORP
N
AMERICAN CREEK
Mountain Boy
Mine
BA
RED CLIFF
Premier Mine
Red Mountain
Stewart
Provincial Highways
PORTER
Porter Idaho
Mine
THEIA
HOMESTAKE
To HWY 37
DOLLY VARDEN
Dolly Varden/
Torbrit
BIG BULK
Forest Service Roads
KINSKUCH
Kitsault
Mountain Boy Property Acquisition
Porter Property Acquisition
Hecla Property Acquisition
Dolly Varden Mineral Tenure
Mineral Deposits
Past Producers
0km
10km
20km

Figure 1.3: The location of the recently acquired properties is shown, with those acquired from MTB Metals in orange, the location of the Kinskuch Property is shown in blue, and the location of the Porter Property is shown in green.

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Big Bulk Project

Big Bulk Project is located 5 km east of the KV Project and consists of a copper-gold porphyry system that is mapped by the BC Geological survey as being of Texas Creek Intrusive Suite age. It consists of 2,640 hectares in 7 mineral claims covering a copper-gold porphyry and skarn prospect on the southern shores of Kinskuch Lake, approximately 23 km northeast of the village of Kitsault.

Dolly Varden has compiled historic data that includes 2009 drilling by Anglo Gold Ashanti (“Anglo”) and 2021 drilling by Libero. Now that the entire porphyry and associated alteration and mineralization is under one ownership the entire system can be modelled as one to guide exploration in the coming years. Historical exploration was conducted by Teck Resources Limited and Canadian Empire Minerals, and more recent geological interpretations suggest a significant Cu-Au mineralized porphyry system. The area also shows potential for associated epithermal style gold mineralization.

The Hazelton Group in the Kitsault area is the southern limit of a continuous belt of the Stikine Terrane, which has been shown to host large alkalic gold-copper porphyry deposits, of which the Galore Creek, Red Mountain and KSM deposits are examples. The Big Bulk copper-gold porphyry is interpreted to fall into the same age and mineralization category.

On January 9, 2024, Dolly Varden issued 68,750 common shares to Libero, valued at $222,750, as consideration for the acquisition by Dolly Varden of the Big Bulk Option Agreement from Libero entitling Dolly Varden to earn-in a 100% undivided interest in the Big Bulk Property. In connection with this acquisition, Dolly Varden entered into an amended agreement with LCT Holdings Inc., the owner of the southern Big Bulk property and optionor under the Option Agreement. The amended Option Agreement provides that Dolly Varden may earn-in a 100% undivided interest in the Big Bulk Property with annual payments over four years ending on December 31, 2027, totalling $1,450,000 over the period. Dolly Varden may elect to issue common shares instead of cash payments under certain conditions. Since acquisition, Dolly Varden also made $200,000 in cumulative property cash payments under the Option Agreement. The value of the property included in exploration and evaluation assets is $422,750.

Kinskuch

The Kinskuch Property is contiguous on the east and south of Dolly Varden’s Kitsault Valley Project, and through the acquisition Dolly Varden will increase the mineral tenure holdings and triple the total strike length of favorable Jurassic age Hazelton-Group volcanic rocks and associated “Red Line” by adding the Illiance trend to the Kitsault Valley trend. Both the Kitsault Valley and the Illiance trends are interpreted to be part of a district scale, sub-basin of the Eskay Rift period. The Illiance trend has seen little modern exploration work, limited to localized diamond drilling by Hecla on the 3 km long, north-south trending Illy epithermal system.

Also included within the acquisition area is the past producing Esperanza Mine (1910), interpreted as quartz-carbonate veins with similar silver grades to the historic Dolly Varden Mine (1920) hosted in Upper Hazelton sedimentary rocks. The Esperanza Mine is located along the Kitsault Valley access road, 2 km north of Dolly Varden’s camp in Alice Arm, BC.

The southwestern portion of the acquired claims covers Hazelton Group rocks that trend to within 7 km of Goliath Resources Limited’s recently discovered Surebet Zone gold mineralization.

The area within the Kinskuch Property that trends south of Big Bulk has the potential to host additional gold-copper porphyry systems along the south trend towards the Kitsault molybdenum porphyry deposit, which is being actively advanced by New Moly LLC.

Porter

The Porter Project has an upside exploration potential between two shear hosted silver-rich vein systems: the historic Silverado mine and past-producing Prosperity-Porter mines that are separated by a 2,350 metre long

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unexplored trend. Veins at both sites run at a similar orientation and it is hypothesized that the system may be continuous under the summit of Mount Rainey. The Prosperity Idaho vein system has seen past production, having been mined between 1929 and 1931, producing 27,123 tonnes of direct shipping ore with recovered grades of 2,542 g/t silver (73.8 oz/ton) and 1 g/t gold (yielding approximately 2.2 million ounces of silver). The ore was shipped to the port at Stewart, British Columbia via aerial tramway.

American Creek, Theia, BA, Red Cliff

The American Creek Property (3,381 hectares) is centered on the past producing Mountain Boy high-grade silver mine. The BC Government Minfile Report documents small and very high-grade silver production from the 1910s to the 1940s and 2000s, with reported silver grades in mined material ranging from 8,000 to 17,000 g/t silver. Historic exploration drilling previously reported by MTB Metals (see MTB Metals’ news release dated March 5, 2019) reported DDH-MB-2006-10 that intersected 5.10 metres of 5,258 g/t silver and DDH-MB-2006-19 that intersected 6.1metres of 2,260 g/t silver from vein zones. The system remains open to depth and along strike. The property consolidated a significant land package in the American Creek corridor including the Mountain Boy Property, Silver Crown Property and Dorothy Property. The American Creek Property is host to a variety of targets with several known mineral occurrences, all of which are under explored. The property is road accessible and 20 km from the deep-water port of Stewart, 6 km from the Premier mill and 7 km from Highway 37A. Favorable host stratigraphy, including rocks from the Lower and Upper Hazelton Group host multiple silver, gold and copper occurrences on the property, a number of which are hosted within felsic volcanic rocks with a similar primitive geochemistry to the Eskay Creek mine host rocks.

The Theia Property (8,119 hectares) is an early stage, geologically strategic property that is contiguous with the northern boundary of the Kitsault Valley Project’s Homestake Ridge Property. The addition will increase the tenure area around the Kitsault Valley to over 86,000 hectares and increase the strike length of prospective Hazelton Group rock to the north, where receding glaciers have exposed new areas along a mineralized trend. Early stage reconnaissance work by previous explorers has outlined an anomalous silver bearing trend 500 metres long.

The BA Property (10,165 hectares) hosts numerous mineralized showings. Historic drilling of 178 drill holes has outlined a substantial zone of silver-lead-zinc mineralization located 4 km from highway 37A. Several targets with high-grade silver potential include VMS / epithermal hot spring deposit containing silver, lead and zinc, and remain to be drill tested. These occurrences are hosted in the same prospective Hazelton Group stratigraphy as on the Kitsault Valley Project. The BA Property is located 30 km northeast of the town of Stewart, BC. Highway 37A passes through the northern portion of the BA Property.

The Red Cliff Property (246 hectares) consists of a number of smaller Crown grants covering a past-producing gold and copper mine, of which MTB Metals held a 35% interest in pursuant to the Red Cliff JV Agreement. As described above, Dolly Varden assumed and stepped into MTB Metals’ obligations under the Red Cliff JV Agreement as part of the acquisition of the Properties. Located within the American Creek corridor, the Red Cliff Property is approximately 1 km south of the American Creek Property.

MARKET FOR SECURITIES

Market

Dolly Varden’s Common Shares are listed for trading on the TSXV under the symbol “DV”, on the NYSE American under the symbol “DVS”, and the Frankfurt Stock Exchange under the symbol “DVQ”.

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Annex E-2

DOLLY VARDEN SILVER CORPORATION

Management’s Discussion and Analysis

December 31, 2024

This Management Discussion and Analysis (“MD&A”) of Dolly Varden Silver Corporation (the “Company” or “Dolly Varden”) is for the year ended December 31, 2024, and is prepared by management using information available as of February 27, 2025. For more information regarding the three and nine month periods ended September 30, 2025, see Annex E-4 of this Proxy Statement. This MD&A should be read in conjunction with the audited consolidated financial statements of the Company as at December 31, 2024, and the notes thereto, prepared in accordance with IFRS Accounting Standards (“IFRS”), as issued by the International Accounting Standards Board. This MD&A complements and supplements, but does not form part of, the Company’s consolidated financial statements.

This MD&A contains forward-looking statements. Statements regarding the adequacy of cash resources to carry out the Company’s exploration programs or the need for future financing are forward-looking statements. All forward-looking statements, including those not specifically identified herein, are made subject to cautionary language on page 23. Readers are advised to refer to the cautionary language when reading any forward-looking statements.

This MD&A is prepared in conformity with National Instrument (“NI”) 51-102F1 Continuous Disclosure Obligations. All dollar amounts referred to in this MD&A are expressed in Canadian dollars, except where indicated otherwise.

Corporate Overview

Dolly Varden Silver Corporation was incorporated under the Business Corporations Act (British Columbia) in the province of British Columbia (or “BC”) on March 4, 2011. The Company’s primary business is the acquisition and exploration of mineral properties in Canada. The Company’s common shares are listed for trading on the TSX Venture Exchange under the symbol “DV” and on the OTCQX trading platform in the United States under the trading symbol “DOLLF”. The Company’s head office is located at Suite 3123, 595 Burrard Street, Vancouver, British Columbia, Canada, V7X 1J1. The registered address and records office of the Company is located at Suite 1700 Park Place, 666 Burrard Street, Vancouver, British Columbia, Canada, V6C 2X8.

Dolly Varden is a mineral exploration company focused on exploration advancing its 100% owned Kitsault Valley project (“KV Project”), which includes the Dolly Varden property (“DV Property”) and the Homestake Ridge property located in the Golden Triangle of British Columbia, Canada, 25 kilometres (“km”) by road to tide water. The 163-square km KV Project hosts the high-grade silver and gold resources of Dolly Varden and Homestake Ridge along with the past-producing Dolly Varden and Torbrit silver mines. The KV Project is considered to be prospective for hosting further precious metal deposits, being on the same structural and stratigraphic belts that host numerous other on-trend, high-grade deposits, such as Eskay Creek and Brucejack.

In addition to the KV Project, Dolly Varden has consolidated a land package that covers the Big Bulk property, located 5 km east of the KV Project. The Big Bulk property is prospective for copper-gold porphyry system and skarn style copper and gold mineralization within Texas Creek Plutonic suite of rocks, similar in age and style to other such deposits in the region (Red Mountain, KSM, Red Chris).

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DOLLY VARDEN SILVER CORPORATION

Management’s Discussion and Analysis

December 31, 2024

The Company presently has one NI 43-101 Standards of Disclosure for Mineral Projects report, which was signed on March 23, 2023 with an effective date of September 28, 2022, and combines the Dolly Varden property and the Homestake Ridge property. The KV Project hosts the silver and gold resources of Dolly Varden and Homestake Ridge with combined resources of 34,731,000 ounces of silver and 165,993 ounces of gold in the Indicated category and 29,277,000 ounces of silver and 816,719 ounces of gold in the Inferred category.

The Company currently has no producing mines and consequently no revenue or cash flow from operations. The recovery of the amounts comprising exploration and evaluation assets are dependent upon: (1) the ability of the Company to obtain necessary financing to successfully complete the exploration and development of those resources; (2) the confirmation of economically recoverable reserves; and (3) future profitable production or on selling the project. It is the intention of the Company to obtain financing through access to public equity markets, debt and partnerships or joint ventures as sources of funding for its exploration expenditures and to meet ongoing working capital requirements.

OPERATIONS AND OVERALL PERFORMANCE

Big Bulk Property Acquisition

On January 9, 2024, the Company issued 275,000 common shares to Libero Copper & Gold Corporation (“Libero”) as consideration for the acquisition by Dolly Varden of an option agreement (the “Option Agreement”) from Libero entitling Dolly Varden to earn-in a 100% undivided interest in the property known to Libero as the Big Bulk Property, comprised of seven mineral claims in the Golden Triangle, British Columbia (the “Acquisition”). In connection with the issuance of the consideration shares to Libero, the Company has filed a prospectus supplement to its base shelf prospectus, dated April 25, 2023, to qualify the distribution thereof.

As consideration for the Option Agreement, the Company issued Libero 275,000 common shares of the Company valued at $222,750. Since acquisition, the Company also made $200,000 in cumulative property cash payments under the Option Agreement. The value of the property included in exploration and evaluation assets is $422,750. In connection with this acquisition, the Company entered into an amended agreement with LCT Holdings Inc., the owner of the Big Bulk Project and optionor under the Option Agreement. The amended Option Agreement provides that the Company may earn-in a 100% undivided interest in the Big Bulk Property with annual payments over four years ending December 31, 2027, totalling $1,450,000 over the period. The Company may elect to issue common shares instead of cash payments under certain conditions.

Outlook

The Company is optimistic on the prospects for its 2025 program after a successful 31,726 meters of drilling was completed during 2024 at the KV Project in an area known as the Golden Triangle. 2024 discovery highlights include 21 meters of 654 g/t silver at Wolf, 29 g/t gold over 13 meters at Homestake and several very encouraging intercepts at multiple targets not currently represented in the company’s current mineral resource estimate. The Company is fully financed for the upcoming 2025 exploration program and expects to start camp mobilization in April 2025. The Company is also continuing to review other regional consolidation opportunities

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DOLLY VARDEN SILVER CORPORATION

Management’s Discussion and Analysis

with the goals to derisk, expand and discover economic, high-grade silver and gold ounces. During 2024, silver spot price increased 24%1 and continues upward, which positively impacts the Company’s general outlook on the value of its assets.

KITSAULT VALLEY TREND
N
MOOSE
WOLF
HOMESTAKE SILVER
TORBRIT
HOMESTAKE MAIN
SOUTH REEF
NORTH STAR
DOLLY VARDEN
Plan View
5.4 km
+ 3000m
Homestake Silver
+ 1500m
TORBRIT
HOMESTAKE MAIN
SOUTH REEF
MOOSE
- 0m
WOLF
DOLLY VARDEN
HOMESTAKE SILVER
NORTH STAR
Long Section
Key
Gold Defined Resource
Silver Defined Resource
0
3
6km

1 Source: www.Kitco.com

Highlights - Results

The 2024 KV Project exploration program has been completed and all results reported, with 69 drill diamond drill holes drilled for a total of 31,726 metres, with 41 holes totalling 15,546 metre drilled at the DV property area and 28 holes totalling 16,181 metres drilled at the Homestake Ridge property area (consisting of Homestake Silver and Homestake Main). Detailed results can be found in news releases on Company website and www.sedarplus.ca. A summary of highlights from the announcements follow:

➣

On February 3, 2025, the Company announced in a news release on this date the results for the final 20 drill holes that successfully expanded and infilled multiple high-grade gold and silver-rich zones both on infill within, and step-outs along strike of the Homestake Silver deposit plus 3 drill holes that tested various exploration targets outside of the deposit areas on the Homestake Ridge property. The focus of the drilling was on the northern portion of Homestake silver to step out and expand on 2023 drilling intersects. A newly defined parallel lens of gold and silver mineralization was found 50 metre east of the main Homestake silver trend and the strike of this zone is aligned with Homestake Main. Several drill holes testing the area between Homestake Silver and Homestake Main intersected the structure but with narrow vein zones. Further follow up drilling will be based off these intersects and will focus up dip and down dip.

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DOLLY VARDEN SILVER CORPORATION

Management’s Discussion and Analysis

Highlights from the Homestake Silver Deposit Area (*intervals shown are core length):

•

HR24-431: Step out to north: 21.55 grams per tonne (“g/t”) Au and 27 g/t Ag over 8.72 metres, including 47.92 g/t Au and 58 g/t Ag over 3.74 metres and including 91.1 g/t Au and 114 g/t Ag over 0.51 metres. HR24-433: Step out on new eastern lens: 35.05 g/t Au and 114 g/t Ag over 2.32 metres, including 74.7 g/t Au and 297 g/t Ag over 0.72 metres within 29.50 metres of 3.48 g/t Au and 13 g/t Ag.

•	HR24-437: South end infill: 5.54 g/t Au and 97 g/t Ag over 10.20 metres, including 21.34 g/t Au and 384 g/t Ag over 2.40 metres, including 42.10 g/t Au and 1,135 g/t Ag over 0.77 metres.

•	HR24-438: South end infill: 4.48 g/t Au and 16 g/t Ag over 14.33 metres, including 29.17 g/t Au and 59 g/t Ag over 1.62 metres.

•	HR24-439: Step out 170 metre down dip: 1.56 g/t Au and 5 g/t Ag over 28.9 metres including 9.55 g/t Au and 32 g/t Ag over 0.50 metres and 12.15 g/t Au and 14 g/t Ag over 1.00 metre.

•

HR24-448: infill hole, 91.20 metres grading 1.88 g/t Au and 3 g/t Ag, including 13.90 g/t Au and 6 g/t Ag over 0.74 m, 21.70 g/t Au and 5 g/t Ag over 0.57 metres and 36.10 g/t Au and 12 g/t Ag over 1.00 metre as well as silver dominant intercepts including 1.10 g/t Au and 786 g/t Ag over 0.91 metres and 0.31g/t Au and 571 g/t Ag over 0.82 metres.

*	Estimated true widths vary depending on intersection angles and range from 55% to 75% of core lengths, further modelling of the new interpretation is needed before true widths can be calculated
**	Assay results reported are uncapped

➣

On January 7, 2025, the Company announced in a news release on this date the infill, step-out and resource expansion drilling results from the Wolf Vein at the Dolly Varden property. Drill hole DV24-421 is a significant 120 metre step-out down the plunge of the high-grade silver zone and intersected 379 g/t Ag, 0.64% Pb and 0.66% Zn over 21.69 metres core length. The consistent thickness and silver grade of the mineralized zone remains wide open for expansion as it plunges to the southwest. DV24-421 is the southernmost hole completed to date; results have delivered consistent wide, potentially underground bulk-mineable intervals.

The January 7, 2025 news release reported on the final 13 holes of the total 22 drill holes (9,731 metres) completed at the Wolf Vein during the 2024 exploration season and the final 17 of the total 19 drill holes (5,815 metres) from several other prospects on the Dolly Varden portion of the KV Project.

The drilling at the Wolf Vein southwest extension has returned consistently mineralized vein intersects that range from 10 to 25 metres true width and step out drilling up and down dip show the vertical extent of vein mineralization is getting wider with depth definition of over 100 metres vertical extent. Infill drilling at the Wolf Vein has helped define the vertical extents of the higher-grade silver plunge.

Highlights from Wolf Vein results included (*intervals shown are core length):

•	DV24-421 - 120 metre step-out: 379g/t Ag, 0.64% Pb and 0.66% Zn over 21.69 metres, including 1,804 g/t Ag, 4.36% Pb and 3.10% Zn over 1.67 metres.

•	DV24-406 - infill: 465 g/t Ag, 0.49% Pb and 0.22% Zn over 7.67 metres, including 1,416 g/t Ag, 1.56% Pb and 0.51% Zn with 0.24 g/t Au over 1.00 metres.

•

DV24-413 – lower extension: 374g/t Ag, 0.54% Pb and 0.82% Zn over 9.70 metres, including 975 g/t Ag, 0.36% Pb and 2.28% Zn over 2.30 metres. Individual Pb/Zn veins in the footwall to the main Wolf Vein graded 130 g/t Ag, 2.48% Pb, 14.65% Zn over a length of 2.07 metres.

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DOLLY VARDEN SILVER CORPORATION

Management’s Discussion and Analysis

•	DV24-415 – upper extension: 357 g/t Ag, 0.52% Pb and 0.41% Zn over 9.17 metres, including 2,034 g/t Ag, 3.47% Pb and 0.18% Zn over 1.15 metres.

*	Estimated true widths vary depending on intersection angles and range from 55% to 70% of core lengths, further modelling of the new intersections is needed before true widths can be estimated.
**	Assay results reported are uncapped.

➣

On November 4, 2024, the Company announced in a news release on this date, the first results from the Homestake Silver wide, high-grade mineralized plunge projection from within the Homestake Silver deposit area. Results included five drill holes on two vertical sections. Highlights included results from two holes located on the same vertical section and separated by approximately 65 metres. Nominal spacing from previous drill holes is 30 metres.

Highlights from the projection of the wider, high-grade plunge within the Homestake Silver deposit:

•

HR24-432: Mineralized envelope including veins: 8.85 g/t Au and 5 g/t Ag over 48.23 metres, including an internal zone of stronger breccia vein intervals grading 29.24 g/t Au and 16 g/t Ag over 13.94 metres, including one breccia vein grading 701 g/t Au and 184 g/t Ag over 0.54 metres.

•

HR24-435: Mineralized envelope including veins: 4.64 g/t Au and 38 g/t Ag over 100.80 metres, including an internal interval of stronger breccia vein mineralization grading 12.23 g/t Au and 84 g/t Ag over 34.93 metres. High-grade breccia veins include 166 g/t Au and 675 g/t Ag over 0.97 metres.

•	HR24-442: Vein breccia zone: 4.58 g/t Au over 9.95 metres including 14.96 g/t Au over 1.69 metres.

*

intervals shown are core length. Estimated true widths vary depending on intersection angles and range from 70% to 85% of core lengths, further modelling of the new intersections is needed before true widths can be estimated.

➣

On September 9, 2024, the Company announced in a news release on this date, additional results from the Wolf Vein high-grade silver plunge expansion directional drilling at the DV Property. Results included three directional drill holes drilled from the same pad and intersecting the Wolf Vein on the same section, approximately 80 metres to the northeast of previously released (August 18, 2024) that documents step-out holes DV24-404, 409, 412 and 414. Directional drilling technology from this second drill pad was used to precisely target areas for vertical extension. Drill holes DV24-416 and DV24-408 intersected wide and high-grade silver mineralization in Wolf Vein breccias and coliform grey silica and carbonate approximately 14 metres above and 30 metres below, respectively from previously reported (September 11, 2023) drill hole DV23-368 that graded 381 g/t Ag, 0.46% Pb and 0.39% Zn over 29.34 metres including 583 g/t Ag, 0.13 g/t Au, 0.66% Pb and 0.45%Pb over 16.97 metre with 1,898 g/t Ag over 1.00 metre

Highlights included results from two drill holes located on the same vertical section and separated by 44 metres vertically:

•	DV24-416: 654g/t Ag, 0.47% Pb and 0.57% Zn over 21.48 metres, including 1,000 g/t Ag, 0.11g/t Au, 0.62% Pb and 0.64% Zn over 7.70 metres.

•	DV24-408: 513 g/t Ag, 2.95% Pb and 1.82% Zn over 27.19 metres, including 2,520 g/t Ag, 0.34g/t Au, 0.18% Pb and 0.88% Zn over 2.80 metres.

*

intervals shown are core length. Estimated true widths vary depending on intersection angles and range from 55% to 70% of core lengths, further modelling of the new intersections is needed before true widths can be estimated.

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DOLLY VARDEN SILVER CORPORATION

Management’s Discussion and Analysis

➣

On August 19, 2024, the Company announced in a news release on this date, the results from the Wolf Vein step-out directional drilling. Drill hole DV24-412 graded 606g/t Ag over 16.20 metres on a 45 m step-out from 2023 drilling and 31 m below DV24-404 (previously released August 12, 2024). Wolf Vein Step-out:

•	DV24-412: 606 g/t Ag, 0.61% Pb and 1.43% Zn over 16.20 metres, including 868 g/t Ag, 0.18% Pb and 0.88% Zn over 2.27 metres.

•	DV24-414: 771g/t Ag, 2.93% Pb and 2.29% Zn over 3.77 metres, including 1,065 g/t Ag, 4.64% Pb and 3.48% Zn over 2.26 metres.

*

intervals shown are core length. Estimated true widths vary depending on intersection angles and range from 55% to 70% of core lengths, further modelling of the new intersections is needed before true widths can be estimated.

A total of four southwest step-out holes have been completed from one drill pad using directional drilling technology to precisely target areas for step-out and infill work. Drill holes DV24-409, DV24-412 and DV-414 are “daughter” holes turned off the initial “mother” hole DV24-404, as announced on August 12, 2024.

➣

On August 12, 2024, the Company announced in a news release on this date, the first results from the Wolf Vein step-out directional drilling from the 2024 exploration program. High-grade silver mineralization was intersected in a 40 metre southwest step-out:

DV24-404: 1,091 g/t Ag, 1.35% Pb and 1.40% Zn over 9.38 metres, including 2,505 g/t Ag, 3.42% Pb and 2.88% Zn over 1.63 metres.

*

Intervals shown are core length. Estimated true widths vary depending on intersection angles and range from 60% to 70% of core lengths, further modelling of the new intersections is needed before true widths can be estimated.

➣	On June 19, 2024, the Company announced in a news release on this date, the first results from the 2024 drilling program that came from drilling at the Moose Vein and Chance Vein.

Moose Vein*

•	DV24-387: 977 g/t Ag over 5.00 metres, including 3,670 g/t Ag over 0.79 metres Chance Vein*

•	DV24-388: 206 g/t over 23.03 metres, including 597 g/t Ag over 1.40 metres and 749 g/t Ag over 0.50 metres

*

Intervals shown are core length. Estimated true widths vary depending on intersection angles and range from 60% to 70% of core lengths, further modelling of the new intersections is needed before true widths can be estimated.

➣

On February 12, 2024, the Company announced in a news release on this date, the 2023 step-out drilling at the Homestake Ridge property intersected a new gold-rich zone, to the northwest from the Homestake Silver deposit.

Highlights of Homestake Silver step-outs to the northwest include: (intervals shown are core length**)

•

HR23-389: 79.49 g/t Au and 60 g/t Ag (80.21 g/t AuEq*) over 12.45 metres including 1,335 g/t Au and 781 g/t Ag (1,344.42 g/t AuEq*) over 0.68 metres within a broad mineralized zone grading 15.26 g/t Au and 20.05 g/t Ag (15.50 g/t AuEq*) over 66.50 metres.

•

HR23-399: 43.10 g/t Au and 66 g/t Ag (43.90 g/t AuEq*) over 1.01 metres and 40.33 g/t Au and 418 g/t Ag (45.37 g/t AuEq*) over 1.75 metres within a broad mineralized zone grading 2.68 g/t Au and 20 g/t Ag (2.92 g/t AuEq*) over 57.70 metres.

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DOLLY VARDEN SILVER CORPORATION

Management’s Discussion and Analysis

•	HR23-410: 10.17 g/t Au over 6.61 metres including 50.70 g/t Au over 0.62 metres.

*

Intervals shown are core length. Estimated true widths vary depending on intersection angles and range from 60% to 70% of core lengths, further modelling of the new intersections is needed before true widths can be estimated.

**	(AuEq and AgEq are calculated using only the two precious metal components at US$1650/oz Au, US$20/oz Ag, assumed 100% recovery used. Assays are not capped).

Highlights from Homestake Main infill drilling below high-grade plunge include: (intervals shown are core length**)

•

HR23-374: 22.60 g/t Au over 0.67 metres, 18.75 g/t Au over 2.00 metres and 10.15 g/t Au over 1.00 metre in separate vein breccias included in a wider mineralized envelope grading 1.22 g/t Au and 1.90 g/t Ag (1.24 g/t AuEq*) over 83.51 metres.

•	HR23-386: 18.14 g/t Au and 30 g/t Ag (18.51 g/t AuEq*) over 2.50 metres including 69.9 g/t Au and 42 g/t Ag (70.41 g/t AuEq*) over 0.50 metres.

•

HR23-390: 129.00 g/t Au and 218 g/t Ag (131.63 g/t AuEq*) over 0.50 metres in a vein breccia included in a wider mineralized envelope grading 1.92 g/t Au and 3.58 g/t Ag (1.96 g/t AuEq*) over 50.30 metres.

*

Intervals shown are core length. Estimated true widths vary depending on intersection angles and range from 60% to 70% of core lengths, further modelling of the new intersections is needed before true widths can be estimated.

**	(AuEq and AgEq are calculated using only the two precious metal components at US$1650/oz Au, US$20/oz Ag, assumed 100% recovery used. Assays are not capped).

➣	On January 16, 2024, Dolly Varden announced its drill results from its 2023 program at the Homestake Silver deposit.

Highlights from Homestake Silver include: (intervals shown are core length**)

•

HR23-419: Mineralized envelope: 315 g/t AgEq* (2.57 g/t Au and 102 g/t Ag) over 79.20 metres, including internal breccia vein intervals grading 1,508 g/t AgEq2 (9.53 g/t Au and 718 g/t Ag) over 9.22 metres length, 7,572 g/t AgEq* (36.66 g/t Au and 4,533 g/t Ag) over 1.05 metres;

•

HR23-416: Mineralized envelope: 357 g/t AgEq* (1.74 g/t Au, 213 g/t Ag) over 93.95 metres length, including internal breccia vein intervals grading 2,802 g/t AgEq* (11.80 g/t Au and 1,824 g/t Ag) over 9.16 metres length, 4,176 g/t AgEq* (13.16 g/t Au and 3,085 g/t Ag) over 2.26 metres and 9,422 g/t AgEq* (55.40 g/t Au and 4,830 g/t Ag) over 1.02 metres;

•

HR23-415: Mineralized envelope: 630 g/t AgEq2 (5.11 g/t Au and 206 g/t Ag) over 22.80 metres, including internal breccia vein intervals grading 1,754 g/t AgEq* (14.38 g/t Au and 562 g/t Ag) over 6.80 metres length, 4,617 g/t AgEq* (43.40 g/t Au and 1,020 g/t Ag) over 0.88 metres;

•

HR23-413: Mineralized envelope: 226 g/t AgEq* (1.40 g/t Au and 110 g/t Ag) over 40.00 metres, including internal breccia vein intervals grading 668 g/t AgEq* (3.05 g/t Au and 415 g/t Ag) over 3.96 metres, 1,998 g/t AgEq* (6.49 g/t Au and 1,460 g/t Ag) over 0.63 metres;

•

HR23-407: Mineralized envelope: 246 g/t AgEq* (2.32 g/t Au and 54 g/t Ag) over 55.90 metres length, including internal breccia vein intervals grading 932 g/t AgEq* (8.94 g/t Au and 191 g/t Ag) over 10.72 metres length, 2,149 g/t AgEq* (24.38 g/t Au and 129 g/t Ag) over 0.57 metres and 1,883 g/t AgEq2 (17.78 g/t Au and 410 g/t Ag) over 2.20 metres; and

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DOLLY VARDEN SILVER CORPORATION

Management’s Discussion and Analysis

•	HR23-411: Expansion step out hole to the southeast; 445 g/t AgEq* (0.91 g/t Au and 369 g/t Ag) over 10.55 metres including 2,068 g/t AgEq* (1.73 g/t Au and 1,925 g/t Ag) over 0.55 metres.

*	(AuEq and AgEq are calculated using only the two precious metal components at US$1650/oz Au, US$20/oz Ag, assumed 100% recovery used. Assays are not capped).
**	(Estimated true widths vary depending on intersection angles and range from 65% to 85% of core lengths, further modelling of the new interpretation is needed before true widths can be calculated).

Quality Assurance and Quality Control

The Company adheres to CIM Best Practices Guidelines for exploration related activities conducted on its property. Quality Assurance and Quality Control (QA/QC) procedures are overseen by the Qualified Person.

Dolly Varden QA/QC protocols are maintained through the insertion of certified reference material (standards), blanks and field duplicates within the sample stream. Drill core is cut in-half with a diamond saw, with one-half placed in sealed bags and shipped to the laboratory and the other half retained on site. Third party laboratory checks on 5% of the samples are carried out as well. Chain of custody is maintained from the drill to the submittal into the laboratory preparation facility.

Analytical testing was performed by ALS Canada Ltd. in North Vancouver, British Columbia. The entire sample is crushed to 70% minus 2mm (10 mesh), of which a 500 gram split is pulverized to minus 200 mesh. Multi-element analyses were determined by Inductively Coupled Plasma Mass Spectrometry (ICP-MS) for 48 elements following a 4-acid digestion process. High-grade silver testing was determined by Fire Assay with either an atomic absorption, or a gravimetric finish, depending on grade range. Au is also determined by fire assay on a 30g split with either atomic absorption, or gravimetric finish, depending on grade range. Metallic screen assays may be completed on very high-grade samples.

Highlights - Other

The Company was closed two brokered private placements during 2024 raising gross proceeds of more than $47 million which funded the 2024 exploration program and is expected to fund the 2025 exploration program. In March 2024, the Company issued 14,285,700 flow-through common shares at a price of $1.05 per common share, for aggregate gross proceeds of $14,999,985. In September 2024, the Company issued 11,500,000 common shares at a price of $1.00 per common share for gross proceeds of $11,500,000 and 16,560,000 flow-though common shares at a price of $1.25 per common share for gross proceeds of $20,700,000.

Mineral Properties: KV Project

The KV Project contains the Dolly Varden property with silver resources, the Homestake Ridge property with gold, silver, copper and lead resources, and the Big Bulk property, a copper-gold porphyry system. Together the consolidated KV Project creates one large, high-grade precious metals project comprising 16,300 hectares, which is 100% held by Dolly Varden. This provides the Company with economies of scale and exploration upside potential in the silver and gold-rich Dolly Varden mining camp, north of Alice Arm, BC, within the regionally important and prolific Stewart Complex in northwestern BC.

Dolly Varden Property

The Dolly Varden property encompasses several historic underground workings, including production stopes from the Dolly Varden and Torbrit mines, exploration adits at North Star and Wolf, as well as several other

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DOLLY VARDEN SILVER CORPORATION

Management’s Discussion and Analysis

showings and many mineralized prospects. The silver-rich deposits found on the Dolly Varden property are hosted in Jurassic-aged volcanic and sedimentary rocks (Iskut River Formation) of the Hazelton Group. They display textural and mineralogical similarity to mineralization found in the region in subaqueous, gold- and silver-rich, hot spring-type volcanogenic massive sulfide (VMS) and epithermal style deposits, such as the Eskay Creek and Brucejack deposits, respectively. The nearby Big Bulk property hosts porphyry copper-gold style mineralization.

Since acquiring the Dolly Varden property in 2011, fieldwork was dedicated to confirming and expanding the known mineralization near the historic deposits to upgrade into a compliant and current mineral resource estimate (“Current Mineral Resource Estimate”) for the Wolf, Dolly Varden, Torbrit and North Star deposits. The Company’s work consisted of surface and underground mapping, underground rehabilitation, detailed sampling, data compilation from reliable historic records and over 17,000 metres of core drilling. This data was used to complete an initial mineral resource estimate in 2015.

During the year ended December 31, 2011, the Company purchased the Dolly Varden property, consisting of fee simple titles, mineral claims and mineral tenures in respect of certain lands located in the Kitsault area of BC. The Dolly Varden property is subject to a 2% net smelter return royalty (“NSR”) of which one-half (or 1%) of the NSR can be repurchased by the Company for $2,750,000 at any time.

During the year ended December 31, 2020, the Company acquired surface rights and fee simple lands where the exploration camp, offices, logging and sampling facilities are situated. The parcel of land is located at waterfront for shoreline access, has current core storage areas and has related property water rights. The total property package had been previously leased annually by the Company from private owners. The transaction involved a payment of $153,000 in cash and issuance of 192,061 common shares of the Company with a value of $149,808 for a total cost of $302,808.

Homestake Ridge Property

On February 25, 2022, Dolly Varden acquired the Homestake Ridge property. The Homestake Ridge property consists of a 7,500-hectare project area hosting three known deposits that make up the Homestake Ridge portion of the Current Mineral Resource Estimate over the KV Project. Mineralization in the main deposits is interpreted to be structurally controlled epithermal veins and breccia systems within the prospective Jurassic Hazelton, the formation hosting the deposits in the Dolly Varden property area. In addition to epithermal style mineralization, Homestake Ridge also hosts strata bound volcanogenic style mineralization and intrusion related alteration and stock work veining.

Gold mineralization was first discovered at the Homestake Ridge project over 100 years ago with several exploration adits and trenches exposing vein and breccia style mineralization at surface. Mineralization was of significant grade and thickness that the property has been the subject of numerous exploration programs since the 1920s, including prospecting, mapping, soil sampling, exploration drilling and airborne geophysics that have advanced the project and defined the trend of structurally controlled mineralization within the northern continuation of the Jurassic Hazelton formation from the Dolly Varden project. The 15 km of prospective Hazelton formation on the combined Homestake Ridge and Dolly Varden properties has been the focus for historical exploration.

Since 2008, significant diamond drilling at Homestake Ridge has led to definition of a current NI 43-101-compliant mineral resource estimate that is summarized in the Homestake Ridge property section of the Company’s current NI 43-101 technical report on the KV Project. The advanced stage project had a preliminary economic analysis completed on it in 2020. The exploration potential along the Homestake Ridge

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DOLLY VARDEN SILVER CORPORATION

Management’s Discussion and Analysis

trend was tested with deeper historic drilling near the mineral resource and indicates the mineralization continues to depth and along strike. Recent analysis of historic airborne geophysics data from the Homestake Ridge project has defined exploration targets along trend of Homestake Ridge deposits to the south.

The 5.4 km distance between the deposits at Homestake Ridge and the deposits at Dolly Varden are, in the Company’s opinion, prospective for further discovery of silver and gold mineralization, as the area is on a magnetic, stratigraphic and anomalous silver and gold geochemical trend within the Kitsault Valley. Geophysics interpretation has defined several target zones below a sediment cover to test along this trend in future exploration.

Mineral Resource Estimates of KV Project

The KV Project hosts the silver and gold resources of Dolly Varden and Homestake Ridge with combined resources of 34,731,000 ounces of silver and 165,993 ounces of gold in the Indicated category and 27,317,000 ounces of silver and 816,719 ounces of gold in the Inferred category.

Resource Area	Cutoff	Deposit	Tonnes (Mt)	Silver (g/t)	Gold (g/t)	Copper (%)	Lead (%)	Silver (Moz)	Gold (koz)	Copper (Mlb)	Lead (Mlb)
Indicated
Homestake	2.0 g/t AuEq	Homestake Main	0.736	74.8	7.02	0.18	0.08	1.80	166.0	2.87	1.25
		Homestake Silver	—	—	—	—	—	—	—	—	—
		Homestake Reef	—	—	—	—	—	—	—	—	—
Dolly Varden	150 g/t Ag	Torbrit	2.623	296.8	—	—	—	25.025	—	—	—
		Dolly Varde|n Deposit	0.156	414.2	—	—	—	2.078	—	—	—
		Wolf	0.402	296.6	—	—	—	3.834	—	—	—
		North Star	0.236	262.8	—	—	—	1.994	—	—	—
		Total	4.153	—	—	—	—	34.731	166.0	2.87	1.25
Inferred
Homestake	2.0 g/t AuEq	Homestake Main	1.747	35.9	6.33	0.35	0.11	2.0	355.6	13.32	4.14
		Homestake Silver	3.354	146.0	3.13	0.03	0.18	15.7	337.0	2.19	13.2
		Homestake Reef	0.445	4.9	8.68	0.04	0.001	0.1	124.2	0.36	0.00
Dolly Varden	150 g/t Ag	Torbrit	1.185	278.0	—	—	—	10.588	—	—	—
		Dolly Varden Deposit	0.086	271.5	—	—	—	0.754	—	—	—
		Wolf	0.010	230.6	—	—	—	0.070	—	—	—
		North Star	0.005	223.6	—	—	—	0.035	—	—	—
		Total	6.831	—	—	—	—	29.2	816.8	15.87	17.34

E-2-10

DOLLY VARDEN SILVER CORPORATION

Management’s Discussion and Analysis

Notes:

(1)

Mineral resources are not mineral reserves, as they do not have demonstrated economic viability although, as per Canadian Institute of Mining, Metallurgy and Petroleum (“CIM”) requirements, the mineral resources reported above have been determined to have demonstrated reasonable prospects for eventual economic extraction.

(2)

The mineral resources were estimated in accordance with the CIM Standards on Mineral Resources and Reserves, Definitions (2014) and Best Practices Guidelines (2019) prepared by the CIM Standing Committee on Reserve Definitions and adopted by the CIM Council.

(3)

The resources reported above are derived from the Technical Report on The Combined Kitsault Valley Project, British Columbia, Canada dated effective September 28, 2022 and authored by Andrew J. Turner, B.Sc., P.Geol., of APEX Geoscience Ltd.. The effective date of the report is September 28, 2022.

(4)

The cut-off grade for the Homestake claim block mineral resources is 2.0 g/t AuEq, which was determined using average block grade values within the estimation domains and a Au price of $1,300 per troy ounce (“per tr oz”), a Ag price of US$20.00/tr oz and a Cu price of US$2.50/pound, and mill recoveries of 92% for Au, 88% from Ag and 87.5% for Cu and combined mining, milling, and general and administrative costs of approximately US$109/ton.

(5)

The cut-off grade for the Dolly Varden claim block mineral resource is 150 g/t Ag, which was determined using a Ag price of US$20.00/tr oz, a recovery of 90% and combined mining, milling, and general and administrative costs of US$80/ton and was supported by comparison to similar projects.

(6)

Sufficient sample density data existed to allow for estimation of block density within the estimation domains of the Homestake Main, Homestake Silver and Homestake Reef zones, which ranged from 2.69 metric ton per cubic metre (“t/m3”) to 3.03 t/m3.

(7)	Bulk density values ranging from 2.79 t/m3 to 3.10 t/m3 were assigned to individual estimation domains based on available SG measurements for the DV, TB, NS and WF deposits.
(8)	Differences may occur in totals due to rounding.

Please refer to the Company’s continuous disclosure documents available on SEDAR+ for more detailed technical information regarding the Technical Report on The Combined Kitsault Valley Project, British Columbia, Canada, which is subject to the qualification statements and notes set forth in the final report posted on www.sedarplus.ca.

Preliminary Metallurgical Testing

Results of the first phase of the preliminary metallurgical testing for the Dolly Varden property was released by the Company on May 8, 2019. A silver recovery of 86.9% was obtained from the Torbrit deposit and a silver recovery of 85.6% was obtained from the Dolly Varden deposit, both based on the kinematics curves from bottle roll cyanide leach tests over a period of 96 hours. The tests were performed on drill core composite samples from the Torbrit deposit with a head grade of 290 g/t Ag and the Dolly Varden deposit with a head grade 372 g/t Ag. Metallurgical testing was conducted in the laboratories of Blue Coast Research Ltd., in Parksville, BC. Results of the second phase of the preliminary metallurgical testing were released by the Company on June 20, 2019. Results from flotation metallurgical test work on separate concentrates for Ag-Pb and Zn yielded recoveries of 88% silver, 78% lead and 70% zinc from the Torbrit deposit. For more details concerning the metallurgical test work, please refer to the Company’s disclosure documents.

2025 Exploration Program

Planning and exploration work is well under way for the 2025 exploration program. The plans for 2025 include a total of approximately 35,000 to 45,000 metre of diamond drilling spread out between the Homestake Ridge gold and silver deposits, Dolly Varden Silver deposits and Big Bulk copper-gold porphyry system. A combination of

E-2-11

DOLLY VARDEN SILVER CORPORATION

Management’s Discussion and Analysis

infill, step-out and new discovery potential exploration drilling is planned. Field work will include detailed mapping in new areas where surface showings have been outlined in previous seasons.

The Company will continue to advance metallurgical studies to include Wolf and Homestake Silver deposits characterization.

2024 Exploration Program

The Company completed the 2024 exploration program on October 18, 2024. Across the entire KV Project, 69 drill holes were completed for a total of 31,726m; 41 holes totalling 15,546 metres were drilled at the Dolly Varden property area and 28 holes totalling 16,181 metres were drilled at Homestake Ridge property area. The 2024 exploration program consisted of diamond drilling, surface geological mapping in and around the known deposits, initial geological mapping throughout the KV Project area on grass roots prospect, advanced metallurgical studies on the main deposits and continued environmental base line studies.

The 2024 diamond drilling program was split approximately 50/50 between the Dolly Varden and Homestake Ridge properties. One-third of the total program has been allocated to the Wolf deposit area at the Dolly Varden property, one-third allocated to the Homestake Silver deposit area and one-third has been drilled on project wide exploration targets with new discovery potential.

The drilling around the Wolf deposit was designed to test the width of the wider higher-grade silver plunge defined in 2022 and 2023 drilling, as well as following up on down dip extension remaining open from 2023 drilling. Hole spacing at Wolf is a nominal 50 metres in order to have new mineralization included into the Inferred category. The Homestake Silver drilling commenced with follow up on the high-grade visible gold in younger, cross cutting quartz carbonate vein stockwork discovered in 2023 drilling. The second portion of the drilling at Homestake Silver was designed to test the extents of the low north dipping plunge of wider mineralization with increased vein breccia zones defined by 2023 drilling, as well as testing a number of target areas within the Homestake Silver deposit along the wider higher-grade gold and silver mineralization plunge projection where previous drill density is low.

The exploration portion of the 2024 diamond drill program tested the extent of new mineralization intersected in 2023 drilling and on the projection of mineralized zones underneath the mid valley sediment cap that masks any surface expression of possible veins, as seen at the Wolf extension discovery made in 2021. The first of these targets that was tested is the extension of the Moose Vein, located 1.5 km north of the Wolf Vein, on a similar cross cutting structure that trends underneath the sediment cap and was intersected by one drill hole in 2023. Also included in follow up are the Silver Horde, Chance and Red Point showing areas. An additional target in an area stepping out to the west of the North Star deposit will be tested for possible expansion of mineralization along strike of the deposit along the Torbrit horizon.

Qualified Person

Robert van Egmond, P.Geo., Vice President Exploration and QP for the Company, as defined by NI 43-101, prepared and approved the scientific and technical information contained in this MD&A.

SELECTED ANNUAL INFORMATION

The following table sets forth selected financial information for the fiscal year ended December 31, 2024 (“Fiscal 2024”), comparable fiscal year ended December 31, 2023 (“Fiscal 2023”) and fiscal year ended December 31, 2022 (“Fiscal 2022”). The selected financial information set out below has been derived from the Annual

E-2-12

DOLLY VARDEN SILVER CORPORATION

Management’s Discussion and Analysis

Financial Statements and accompanying notes, in each case prepared in accordance with IFRS. The selected financial information set out below may not be indicative of the Company’s future performance. The following discussion should be read in conjunction with the audited financial statements.

	Fiscal 2024 $	Fiscal 2023 $	Fiscal 2022 $
Total revenue	—	—	—
Net loss for the fiscal year	(20,649,147)	(26,650,462)	(19,270,419)
Loss per share, basic and fully diluted	(0.07)	(0.10)	(0.09)
Total assets	106,253,494	82,749,756	100,236,360
Total non-current financial liabilities	—	—	—
Cash dividends declared per common share	—	—	—

REVIEW OF OPERATIONS AND FINANCIAL RESULTS

Results of Operations

For the year ended December 31, 2024 and 2023

The total comprehensive loss for the years ended December 31, 2024 was $20,649,147, as compared to $26,650,462 in last year, with the decrease of $6,000,315, or 23%, primarily attributed to decreases in exploration and evaluation expenditures of $6,930,728, which was offset by an increase in consulting fees and share based payment of $1,054,254 and $630,272 respectively.

Exploration and evaluation expenditures for the year ended December 31, 2024 were $17,875,317 (2023 - $24,806,045). Exploration and evaluation expenditures for the year ended December 31, 2024, were lower compared to the same period in 2023 due to a smaller planned exploration program in 2024. In 2024, 31,726 metres were drilled (2023 – 51,527 metres) using three drill rigs for the majority of the season, whereas the 2023 exploration program commenced with four active drill rigs and concluded with five drill rigs, contributing to higher expenditures in the prior year. Directional drilling was utilized during the program in 2024 which increased the relative cost per metre.

The total general and administrative expenses, which exclude exploration costs, amounted to $8,080,336 for the current year, as compared to $5,998,600 in the previous year. This increase of $2,081,736 was primarily attributed to an increase in consulting fees, share-based payments and management fees offset by a decrease in travel and accommodation.

•

The share-based payments expense increased to $2,600,955 for the year ended December 31, 2024, compared to $1,970,683 for the same period in 2023. During the year ended December 31, 2024 there were 2,824,000 stock options granted (2023 -800,000) and 1,183,000 restricted share units (“RSUs”) granted (2023 - 2,054,678). The valuation calculations for the options include future value considerations whereas an RSU is valued at the date of grant. The different methods of valuation and the different amounts between the periods resulted in the increase. Share-based payment expenses are also recognized over the vesting period which may impact timing of expense recognition.

•

Consulting fees increased by $1,054,254 to $1,275,026 for the year ended December 31, 2024, compared to $220,772 in the same period of 2023. This increase is mainly due to $944,000 paid for advisory services related to for strategic financing advice and corporate development activities.

E-2-13

DOLLY VARDEN SILVER CORPORATION

Management’s Discussion and Analysis

•

Management fees rose to $1,536,737 for the year ended December 31, 2024, from $955,700 in the comparable period of 2023. This increase is attributed to higher bonus payments and increased monthly management service fees during the current year. Management fees include actual payments made of $620,000 and an unpaid bonus accrual of $595,000. 2024 was the first year since the COVID-19 pandemic where there was no delay in exploration information and a bonus estimate was reasonably able to be estimated.

During the year ended December 31, 2024, the Company recognized a recovery on the flow-through share premium of $4,301,284 (2023 - $3,653,886). Recovery of flow-through share premium is recognized in proportion to eligible exploration expenditures. The higher rate of recovery during the period is impacted by the higher premium per share from the 2024 financing when compared to the premium per share from the 2023 financing.

For the three months ended December 31, 2024 and 2023

The total comprehensive loss for the three months ended December 31, 2024 was $2,192,219, as compared to $3,983,413 in the same period last year, with the $1,791,196, or 45%, change primarily attributed to a decrease in exploration and evaluation expenses of $1,364,796 which was offset by mainly an increase in management fees of $380,032 and $71,498 increase in share- based payments.

Exploration and evaluation expenditures for the three months ended December 31, 2024 were $1,330,291 (2023 - $2,695,087). Exploration and evaluation expenditures were $1,364,796 lower for the three months ended December 31, 2024 due to a smaller planned exploration program in 2024. In 2024, the exploration program also ended earlier than in the prior year due to weather.

The total general and administrative expenses, which exclude exploration costs, amounted to $1,608,734 for the current period, as compared to $1,358,703 in the same period last year. This increase of $250,031 was primarily attributed to an increase in share-based payment expenses, consulting fees, management fees and offset by a decrease in travel and accommodation and office and administration.

•

The share-based payment expenses increased by $71,498 to $552,023 for the three months ended December 31, 2024, compared to $480,523 for the same period in 2023. This increase is primarily due to the timing of the grants, as options were granted later in the year in 2024 relative to the same period in the previous year.

•

Expenditures for management fees increased by $380,032 to $522,232 for the three months ended December 31, 2024, compared to $142,200 for the same period in 2023. This increase is mainly attributed to an allowance for bonus payments made in 2024, where a similar allowance was not made in the three months ended December 31, 2023.

•

Marketing and communications expenses decreased to $250,839 for the three months ended December 31, 2024, from $309,733 for the same period in 2023. This decrease is due to relatively lower marketing activities relative in the current year.

During the three months ended December 31, 2024, the Company recognized a recovery on the flow-through share premium of $398,310 (2023 - $nil). Recovery of flow-through share premium is recognized in proportion to eligible exploration expenditures. By the end of 2023 the flow-though funds related to the share premium were fully spent, whereas during the period ended December 31, 2024 expenditures continued to be paid with funds from flow-through financings.

E-2-14

DOLLY VARDEN SILVER CORPORATION

Management’s Discussion and Analysis

Interest and other income were higher in the current period at $348,496 (2023 - $110,371) due to higher cash balances in the current period relative to the same time last year.

The Company recorded a recovery of Part XII.6 tax of $nil compared to an expense of $40,000 in the same period last year. The estimated Part XII.6 tax is calculated and payable to the Canada Revenue Agency on the Company’s flow-through expenditures renounced under the look-back rule in the prior year and unspent in the reporting period. Therefore, there was no Part X11.6 tax in 2024 as there were no funds raised in 2023 which were spent in 2024 and eligible under a look-back rule.

Summary of Quarterly Results

The following table summarizes selected quarterly financial information derived from the Company’s condensed consolidated interim financial statements for each of the eight most recently completed fiscal quarters:

As at and for the quarter ended	December 31, 2024 (Q4/24) $	September 30, 2024 (Q3/24) $	June 30, 2024 (Q2/24) $	March 31, 2024 (Q1/24) $
Total assets	106,253,494	110,812,810	90,919,180	95,457,683
Exploration and evaluation assets	71,329,535	71,179,535	71,179,535	71,179,535
Equipment	191,715	200,794	212,504	212,140
Working capital	30,173,355	31,180,698	13,023,669	18,689,456
Shareholders’ equity	101,853,605	102,720,027	84,574,708	90,860,131
Interest and other income	746,806	243,245	263,946	146,602
Total revenue	—	—	—	—
Operating loss	(2,939,025)	(11,500,402)	(9,117,867)	(2,398,362)
Total loss and comprehensive loss	(2,192,219)	(8,984,483)	(7,220,688)	(2,251,760)
Basic and fully diluted loss per share	(0.01)	(0.03)	(0.03)	(0.01)

As at and for the quarter ended	December 31, 2023 (Q4/23) $	September 30, 2023 (Q3/23) $	June 30, 2023 (Q2/23) $	March 31, 2023 (Q1/23) $
Total assets	82,749,756	78,249,830	95,092,093	98,602,186
Exploration and evaluation assets	70,906,785	70,906,785	70,906,785	70,906,785
Equipment	216,056	229,845	243,635	252,373
Working capital	10,663,863	4,218,696	17,356,911	23,254,145
Shareholders’ equity	81,945,704	75,514,326	88,666,331	94,572,303
Interest income	110,371	182,262	298,139	313,843
Total revenue	—	—	—	—
Operating loss	(4,053,789)	(16,100,427)	(7,934,409)	(2,716,020)
Total loss and comprehensive loss	(3,983,419)	(13,621,266)	(6,607,961)	(2,437,817)
Basic and fully diluted loss per share	(0.02)	(0.05)	(0.03)	(0.01)

The Company had a loss of $2.9 million in Q4/24, (Q4/23 - $4.05million), $8.9million in Q3/24 (Q3/23 -$13.6million), a loss of $7.2million in Q2/24 (Q2/23 - $6.6million), loss of $2.2 in Q1/24 (Q1/23 - $2.4million) and a loss of $4.0 in Q4/23 (Q4/22 - $2.6million). The 2024 quarterly general spending trend was as expected and is comparable to prior years, where exploration activity is highest in the second and third quarters each year. The mobilization for the drilling program started in Q2/23 and Q2/24, but the expenditures for 2023 were higher than in the current and previous years due to a relatively larger exploration program in 2023 compared to 2024. The exploration program for 2025 is expected to be over $20 million, which is larger than the 2024 program.

E-2-15

DOLLY VARDEN SILVER CORPORATION

Management’s Discussion and Analysis

The Company’s drill program typically operates from May to October each year. As such, the exploration related expenses are historically highest during the fiscal quarter ending in September. The exploration costs were lower in 2024 relative 2023, as the Company drilled 38% or 19,801 less metres in 2024 (31,726 metres) relative to 2023 (51,527 metres). Four to five drill rigs were utilized in 2023 on a larger scale drill program versus three drills during 2024. During 2024 the drill program also finished earlier than in 2023 due to bad weather, which resulted in lower exploration activity in Q4/24 relative to Q4/23.

Fluctuations in exploration expenses materially impact the changes to operating losses in all periods, as exploration costs as a percentage of total expenses ranged from 18% to 109% over the eight quarters. Exploration costs in millions, excluding the benefit of the BC METC, were: Q1/23 $0.8million, Q2/23 $6.5million, Q3/23 $14.8million, Q4/23 $2.7million, Q1/24 $0.8million, Q2/24 $6.6million, Q3/24 $9.2million and Q4/24 $1.3million.

Liquidity and Capital Resources

The Company has no operations that generate cash flow. The Company’s future financial success will depend on its ability to raise capital or through the discovery and development of one or more economic mineral deposits. Discovery and development may take many years, can consume significant resources and is largely based on factors that are beyond the control of the Company and its management. To date, the Company has successfully financed its activities by the issuance of equity securities, consisting of a combination of flow-through and non-flow-through securities. In order to continue funding exploration activities and corporate costs, the Company is reliant on their ongoing ability to raise financing through the sale of equity. This is dependent on positive investor sentiment, which in turn is influenced by a positive climate for the target commodities, the Company’s track record, and the experience and caliber of the Company’s management. There is no assurance that equity funding will be accessible to the Company at the times and in the amounts required to fund the Company’s activities. As at December 31, 2024, the Company had cash of $32,057,647 to settle accounts payable and accrued liabilities of $921,177, as well as the liability on flow-through share issuances of $3,478,712.

Base Shelf Prospectus

On April 26, 2023, the Company filed and has a receipted final short form base shelf prospectus (the “base shelf prospectus”) with the securities commissions in each of the provinces of Canada, except Quebec. The base shelf prospectus allows the Company to offer up to $50,000,000 of common shares, debt securities, subscription receipts, warrants and units comprised of one or more of the other securities described from time to time over the 25-month period. The base shelf prospectus was filed to provide the Company with the flexibility to take advantage of financing opportunities from time to time and as market conditions dictate. The terms of such future offerings, if any, will be established at the time of such offerings. At the time any of the securities covered by the base shelf prospectus are offered for sale, a prospectus supplement containing specific information about the terms of any such offering will be filed with applicable Canadian securities regulatory authorities.

Use of Proceeds from Past Financings

Date of financing	Disclosed Expected Purpose	Actual use of proceeds	Proceeds $	Spent To December 31 $	Balance $
November 2023	60% to be spent on exploration and 40% on general & administration	As disclosed	10,000,000	7,800,000	2,200,000
March 2024	Exploration program for 2024 – flow through eligible spending	As disclosed	14,999,985	14,999,985	—
September 2024	Expand scope of 2024 drill season, fund 2025 drill season and general & administration	Details below	30,450,000	1,400,000	29,050,000

E-2-16

DOLLY VARDEN SILVER CORPORATION

Management’s Discussion and Analysis

On November 1, 2023, the Company completed the sale of 15,384,616 common shares of the Company to Hecla Canada Ltd. at a price of $0.65 per common share for gross proceeds of $10,000,000. As at December 31, 2024, approximately $3.8 million of the proceeds of this sale has been spent on exploration related expenses and $4.0 million has been spent on general administration.

On March 26, 2024, the Company closed a bought deal public financing for gross proceeds to the Company for $14,999,985, from the issuance of 14,285,700 flow-through common shares at a price of $1.05 per FT common share. Pursuant to this financing, the Company sold 14,285,700 common shares on a charitable basis that will qualify as flow-through common shares. Underwriter fees of $749,999 were paid in relation to the financing. The Company has spent all of the net proceeds of this financing on exploration related activity as of December 31, 2024.

On September 4, 2024, the Company closed the first tranche of a bought deal financing (the “September 2024 Offering”) for gross proceeds of $11,500,000 by issuance of 11,500,000 common shares of the Company at a price of $1.00 per common share. In addition, the Company issued 12,960,000 flow-through common shares at a price of $1.25 per common share with gross proceeds of $16,200,000. In connection with the closing of the first tranche of the offering, a finders’ fee of $1,385,000 was paid representing 5.0% of the gross proceeds. The Company spent $1.4 million of the net proceeds of this financing as at December 31, 2024.

On September 27, 2024, the Company closed of second and final tranche of the September 2024 Offering for gross proceeds of $4,500,000 from the issuance of 3,600,000 FT common shares at price of $1.25 per FT common share. In connection with the closing of the second and final tranche of the financing, a finders’ fee of $225,000 was paid representing 5.0% of the gross proceeds. The Company has not yet spent any of the net proceeds of this financing as of December 31, 2024.

As disclosed in the prospectus supplement to the base shelf prospectus dated August 21, 2024, the Company’s approximate spending to December 31 2024 relative to the intended use the net proceeds from the bought deal financings as follows:

Principal Purpose	Estimated use of Net proceeds(1) $	Spent To December 31(2) $	Balance $
Exploration Expenditures – Drilling and related in 2024 for extended program	2,000,000	1,060,000	940,000
Exploration – Camp and other costs in 2024	1,500,000	340,000	1,160,000
Exploration – Drilling and related in 2025	8,600,000	—	8,600,000
Exploration – Camp and geoscience/technical team in 2025	6,500,000	—	6,500,000
Exploration – Samples and other costs in 2025	2,200,000	—	2,200,000
General & Administration	5,000,000	—	5,000,000
Business Development	500,000	—	500,000
Sub-total per prospectus supplement	26,300,000	1,400,000	24,900,000
Exploration – Contingency	2,700,000	—	2,700,000
General & Administration – Unallocated	1,450,000	—	1,450,000
Total	30,450,000	1,400,000	29,050,000

(1)

Gross proceeds of $32,200,000 were raised for net proceeds of approximately $30,450,000 after deducting finders’ fees and transaction costs of approximately $1,750,000. The net proceeds from the over-allotment were allocated to General & Administration – Unallocated and an Exploration-Contingency.

E-2-17

DOLLY VARDEN SILVER CORPORATION

Management’s Discussion and Analysis

(2)	The exploration program was shorter than expected due to bad weather in late September. The balance of funds originally intended for exploration in 2024 is now planned be spent on exploration in 2025.

Cash and Financial Condition

As of December 31, 2024, the Company had a working capital surplus of $30,173,355 (December 31, 2023 - $10,663,863), which includes the liability on flow-through share issuances of $3,478,712 (December 31, 2023 - $Nil). The Company’s working capital needs fluctuate based on exploration program requirements, which place variable demands on the Company’s resources and timing of expenditures. Demand on capital is expected to increase during summer months, as drilling and exploration activity typically begins in May and ends in October.

During the year ended December 31, 2024, the Company used $21,144,413 (2023 - $28,987,989) of cash in operating activities. The Company had a loss of $20,649,147 (2023 - $26,650,462) from operations. Items not affecting cash totaling $-1,652,272 (2023 - $-1,632,355) were added back to the loss mainly due to share-based payments, restricted share compensation and recovery on flow-through share premium. The Company had changes in non-cash working capital items that adjusted the loss by $1,157,006 (2023- $705,172). The change in cash from operations between periods was most significantly impacted by the lower loss for the year, as well as a $899,712 decrease in amounts receivables (2023- $-664,894) and an increase of $117,125 in accounts payable and accrued liabilities (2023 – increase of $362,205) during the year ended December 31, 2024.

During the year ended December 31, 2024, the Company acquired equipment for $23,716 (2023 - $14,135).

During the year ended December 31, 2024 and 2023, the Company received cash proceeds of $1,319,607 (2023 - $559,041) from the exercise of 3,634,334 stock options. There were net cash proceeds of $44,193,732 (2023 - $nil) from issuance of flow-through common shares.

Commitments and Contingencies

On May 1, 2024, the Company entered into a lease agreement for the purpose of landing helicopters and parking maximum 5 trucks from May 1, 2024 to April 30, 2026, pursuant to which the Company was obligated to pay basic rent of $25,750 for 2024 and $26,525 for 2025.

In June 2024, the Company also entered into a lease agreement of renting land for two lots in Alice Arm, BC for a term of three years, pursuant to which the Company is obligated to pay the basic rent of $5,000 per annum.

Outstanding Share Data

The Company’s authorized share capital consists of an unlimited number of common shares. The issued and outstanding securities of the Company are as follows:

As at	The date of this MD&A	December 31, 2024
Common shares	317,242,576	317,006,326
Restricted share units (RSUs)(1)	2,552,785	2,552,785
Stock options(2)	9,357,500	9,593,750

(1)	Each RSU grants the holder the right to receive one common share per RSU, for a total of 2,552,785 common shares (2024–2,552,785).
(2)	Each stock option grants the holder the right to purchase one common share per stock option, for a total of 9,357,500 common shares as of the date hereof (2024–9,593,750).

E-2-18

DOLLY VARDEN SILVER CORPORATION

Management’s Discussion and Analysis

Summary details of the 2024 share issuances are as follows:

•	On January 9, 2024, the Company issued Libero 275,000 common shares of the Company related to the acquisition of Big Bulk Property.

•	On March 26, 2024, the Company issued 14,285,700 flow-through common shares at a price of $1.05 per common share, for aggregate gross proceeds of $14,999,985.

•

On April 2, 2024, the Company granted 2,649,000 stock options to directors, officers and consultants at a price of $0.84 per share with an expiry of March 28, 2029 and also granted 1,183,000 RSUs to officers and directors of Company, which will vest equally over three years with first vesting occurring after one year.

•

On September 4, 2024, the Company closed the first tranche of the September 2024 Offering for aggregate gross proceeds to the Company of $27,700,000. Pursuant to the close of the first tranche of the September 2024 Offering, the Company sold 11,500,000 common shares of the Company at a price of $1.00 per common share for gross proceed of $11,500,000 and it also sold 12,960,000 common shares that qualify as flow-though common shares at a price of $1.25 per flow-through common share for gross proceeds of $16,200,000.

•

On September 27, 2024, the Company closed the second and final tranche of the September 2024 Offering for additional gross proceeds of $4,500,000 from the issuance of 3,600,000 flow-through common shares at price of $1.25 per flow-through common share.

•	During the year ended December 31, 2024, the Company issued 684,893 common shares pursuant to conversion of RSUs from reserve having a fair value of $664,346.

•

During the year ended December 31, 2024, the Company issued 3,634,334 common shares pursuant to the exercise of stock options for proceeds of $1,319,607. Subsequent to December 31, 2024 the Company issued 236,250 common shares pursuant to the exercise of stock options for proceeds of $128,062.

Transactions with Related Parties

During the years ended December 31, 2024 and 2023, the Company incurred the following amounts charged by officers and directors (being key management personnel) and companies controlled and/or owned by officers and directors of the Company in addition to the related party transactions disclosed elsewhere in these consolidated financial statements:

	Year ended
	December 31, 2024	December 31, 2023
Directors’ fees	$228,400	$208,100
Exploration and evaluation (3,4)	722,500	567,138
Management fees (1)(2)	1,442,200	956,200
Share-based payments (1)(2)	2,026,036	1,380,274

Total	$4,419,136	$3,111,712

(1)

The Company entered into a consulting service agreement with S2K Capital Corp. and Shawn Khunkhun, Chief Executive Officer and director of the Company. Pursuant to this consulting agreement, Mr. Khunkhun is compensated at a rate of $30,000 (2023 - $28,333) per month, where the increase was effective April 1, 2024. The Company is required to pay an equivalent to 24 months’ pay plus an average of any cash performance bonus paid in the previous two completed financial years if the consulting agreement is terminated by either party absent an event of default during the twelve-

E-2-19

DOLLY VARDEN SILVER CORPORATION

Management’s Discussion and Analysis

month period following the date of a change in control of the Company. During the year ended December 31, 2024, the Company paid a $300,000 bonus related to the year ended December 31, 2023 and made an allowance of $360,000 for amounts expected to be paid in 2025 that relate to the year ended December 31 2024. If the agreement is terminated for reasons other than event of default, the Company is required to pay a sum equal to 12 months’ pay.
(2)

The Company entered into a consulting service agreement with Fehr & Associates and Ann Fehr, Chief Financial Officer (“CFO”) for full outsourced accounting and corporate secretary services. During the year ended December 31 2024 the Company paid an average of $25,144 (2023 - $19,067) per month for CFO and costs related to the controller, bookkeeper and administrative services. Of the amounts paid to Fehr & Associates, $16,667 per month was deemed to be related to CFO services and included in management fees expense, effective April 1, 2024. During the year ended December 31, 2024, the Company paid a $120,000 bonus related to the year ended December 31, 2023 and made an allowance of $100,000 for amounts expected to be paid in 2025 that relate to the year ended December 31 2024. The Company is required to pay an equivalent to 12 months’ pay if the consulting agreement is terminated by either party absent an event of default during the twelve-month period following the date of a change in control of the Company.

(3)

The Company entered into a consulting service agreement with Robert van Egmond, VP Exploration of the Company. Pursuant to this consulting agreement, Mr. van Egmond is compensated at a rate of $22,500 (2023 - $21,667) per month, where the increase was effective April 1, 2024. During the year ended December 31, 2024, the Company paid a $200,000 bonus related to the year ended December 31, 2023 and made an allowance of $135,000 for amounts expected to be paid in 2025 that relate to the year ended December 31 2024. The Company is required to pay the equivalent to 12 months’ pay if the consulting agreement is terminated by either party, absent an event of default, during the twelve-month period following the date of a change in control of the Company.

(4)	The Company paid $120,000 (2023- $168,000) in exploration and evaluation expenses to a company controlled by a director.

Other related party transactions are as follows:

At December 31, 2024, included in accounts payable is $10,640 (December 31, 2023 - $3,196) owed to Fehr & Associates and Robert van Egmond, who are officers of the Company.

At December 31, 2024 included in accrued liabilities is $686,750 (December 31, 2023 – $120,000) accrued to officers and directors of the Company, which includes $90,000 (2023 - $120,000) due to a corporation controlled by Robert McLeod, a director of the Company and $1,750 (2023-nil) due to Michael Henrichsen, a director of the Company.

During the year ended December 31, 2024, $94,537 (September 30, 2023 - $nil) in fees were paid to Fehr & Associates, a corporation controlled by the CFO, that were attributable to costs directly associated with office space, accounting services and administration staff used by the Company.

Financial Instruments

The Company’s financial instruments recorded at fair value require disclosure as to how the fair value was determined based on significant levels of input described in the following hierarchy:

–	Level 1 – quoted prices (unadjusted) in active markets for identical assets or liabilities;

–	Level 2 – inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly (i.e., as prices) or indirectly (i.e., derived from prices); and

–	Level 3 – inputs for the asset or liability that are not based on observable market data (unobservable inputs).

E-2-20

DOLLY VARDEN SILVER CORPORATION

Management’s Discussion and Analysis

The Company’s financial instruments are maintained in Canadian dollars which include cash and cash equivalents, short term investment, amounts receivable, deposits, accounts payable and accrued liabilities, all of which are measured at amortized cost.

Financial Instruments

The carrying values of cash and cash equivalents, short term investment, amounts receivable, deposits, accounts payable and accrued liabilities approximate fair values due to the short-term nature of these instruments or market rates of interest. The Company’s risk exposures and the impact on the Company’s financial instruments are summarized below.

Credit Risk

The Company’s credit risk is primarily attributable to cash and cash equivalents, short term investment, deposits and amounts receivable. As the Company has no customers or sales revenue, the Company has no significant concentration of credit risk arising from operations. Cash and cash equivalents consists of bank balances and demand guaranteed investment certificates at reputable financial institutions, from which management believes the risk of loss to be remote. Amounts receivable and deposits are due from government agencies.

The Company limits its exposure to credit risk for cash by placing it with high quality financial institutions.

Liquidity Risk

The Company’s ability to remain liquid over the long term depends on its ability to obtain additional financing through the issuance of additional securities, entering into credit facilities, or entering into joint ventures, partnerships or other similar arrangements. The Company’s ability to continue as a going concern is dependent upon its ability to continue to raise adequate financing in the future to meet its obligations and repay its liabilities arising from normal business operations when they come due. As at December 31, 2024, the Company had cash and cash equivalents and short term investment of $34,177,599 to settle $4,399,889 in current liabilities, of which $913,177 is expected to be settled in cash.

Interest Rate Risk

The Company has no debt. The interest earned on cash and cash equivalent balances are subject to fluctuations in the prime rate. The Company periodically monitors the investments it makes and is satisfied with the credit ratings of its banks. Management believes that interest rate risk is remote, as investments are redeemable at any time and interest can be earned up to the date of redemption. We performed a sensitivity analysis to estimate the impact to interest income, arising from a 100 basis points movement in the prime rate for the year ended December 31, 2024. The sensitivity analysis, indicated that a hypothetical 100 basis points change would result in an approximate $210,000 impact to interest income and the Company’s net loss for the year ended December 31, 2024.

Price Risk

The Company is exposed to price risk with respect to commodity prices. The Company’s future mining operations will be significantly affected by changes in the market price for silver. Precious metal prices fluctuate daily and are affected by numerous factors beyond the Company’s control. The supply and demand for commodities, level of interest rates, rate of inflation, investment decisions by large holders of commodities and stability of exchange rates can all cause significant fluctuations in commodity prices.

E-2-21

DOLLY VARDEN SILVER CORPORATION

Management’s Discussion and Analysis

Currency Risk

The Company’s financial statements are presented in Canadian dollars and the Company’s functional currency is the Canadian Dollar. As Company operations are in Canada, the Company is not subject to currency risk with respect to changes in foreign exchange rates.

Off-balance Sheet Arrangements

As of the date of this MD&A, the Company does not have any off-balance sheet arrangements.

Proposed Transactions

As of the date of this MD&A, the Company does not have any material proposed transactions.

Management’s Responsibility for the Consolidated Financial Statements

The information included in the unaudited condensed consolidated interim financial statements and this MD&A is the responsibility of management, and their preparation in accordance with IFRS requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the condensed consolidated interim financial statements, and the reported amount of expenses during the reported period. Actual results could differ from those estimates.

Critical Accounting Estimates

Key assumptions concerning the future and other key sources of estimation uncertainty that have a significant risk of resulting in a material adjustment to the carrying amounts of assets and liabilities include, but are not limited to, the following:

Share-based compensation

The fair value of share-based payments is determined using the Black-Scholes option pricing model. Such option pricing models require the input of subjective assumptions, including the expected price volatility, option life, dividend yield, risk-free rate and estimated forfeitures at the initial grant.

Estimating useful life of equipment

Depreciation of equipment is charged to write down the value of those assets to their residual value over their respective estimated useful lives. Management is required to assess the useful economic lives and residual values of the assets such that depreciation is charged on a systematic basis to the current carrying amount. The useful lives are estimated having regard to such factors as asset maintenance, rate of technical and commercial obsolescence, and asset usage. The useful lives of key assets are reviewed annually.

Deferred income taxes

Judgment is required in determining whether deferred tax assets are recognized in the consolidated statement of financial position. Deferred tax assets, including those arising from unutilized tax losses require management to assess the likelihood that the Company will generate taxable earnings in future periods, in order to utilize recognized deferred tax assets. Estimates of future taxable income are based on forecast cash flows from operations and the application of existing tax laws in each jurisdiction. To the extent that future

E-2-22

DOLLY VARDEN SILVER CORPORATION

Management’s Discussion and Analysis

cash flows and taxable income differ significantly from estimates, the ability of the Company to realize the net deferred tax assets recorded at the date of the consolidated statement of financial position could be impacted.

Accrual of British Columbia Mineral Exploration Tax Credit (“BC METC”)

The provincial government of BC provides for a refundable tax on net qualified mining exploration expenditures incurred in BC. The credit is calculated as 20% of qualified mining exploration expenses less the amount of any assistance received or receivable. The determination of the expenditures that would qualify as mining exploration expenses was based on previous years’ tax filings and subsequent reviews by government auditors. BC METC will be recorded in net income or loss upon cash receipt or when reasonable assurance exists that the tax filings are assessed and the expenditures are qualified as mining exploration expenses.

Significant Accounting Judgments

Significant accounting judgments that management has made in the process of applying accounting policies and that have the most significant effect on the amounts recognized in the consolidated financial statements include, but are not limited to, the following:

Recoverability of the carrying value of the Company’s exploration and evaluation assets

Recorded costs of exploration and evaluation assets are not intended to reflect present or future values of these properties. The recorded costs are subject to measurement uncertainty and it is reasonably possible, based on existing knowledge, that a change in future conditions could require a material change in the recognized amount.

Risk Factors

The Company is subject to risks and challenges similar to other companies in a comparable stage of development. These risks include, but are not limited to, continuing losses, dependence on key individuals, and the ability to secure adequate financing to meet minimum capital required to successfully complete its projects and continue as a going concern. These factors should be reviewed carefully.

The following risk factors, in addition to the risks noted above in the Financial Instruments and Liquidity and Capital Resources sections, should be given special consideration when evaluating trends, risks and uncertainties relating to the Company’s business.

Exploration, Development and Production Risks

The exploration for and development of minerals involves significant risks, which even a combination of careful evaluation, experience and knowledge of management and key employees and contractors of the Company may not eliminate. Few exploration and evaluation assets that are explored are ultimately developed into producing mines. There can be no guarantee that the estimates of quantities and qualities of minerals disclosed will be economically recoverable. With all mining operations, there is uncertainty and, therefore, risk associated with operating parameters and costs resulting from the scaling up of extraction methods tested in pilot conditions.

Mineral exploration is speculative in nature and there can be no assurance that any minerals discovered will result in the definition of a mineral resource. The Company’s operations will be subject to all of the hazards and

E-2-23

DOLLY VARDEN SILVER CORPORATION

Management’s Discussion and Analysis

risks normally encountered in the exploration, development and production of minerals. These include unusual and unexpected geological formations, rock falls, seismic activity, flooding and other conditions involved in the extraction of material, any of which could result in damage to, or destruction of, mines and other producing facilities, damage to life or property, environmental damage and possible legal liability. Although precautions to minimize risk will be taken, operations are subject to hazards that may result in environmental pollution and consequent liability that could have a material adverse impact on the business, operations and financial performance of the Company. Substantial expenditures are required to establish ore reserves through drilling, to develop metallurgical processes to extract the metal from the ore and, in the case of new properties, to develop the mining and processing facilities and infrastructure at any site chosen for mining. Although substantial benefits may be derived from the discovery of a major mineralized deposit, no assurance can be given that minerals will be discovered in sufficient quantities to justify commercial operations or that funds required for development can be obtained on a timely basis.

The economics of developing silver and other exploration and evaluation assets is affected by many factors, including the cost of operations, variations in the grade of ore mined, fluctuations in metal markets, costs of processing equipment, access to qualified personnel and such other factors as government regulations, including regulations relating to royalties, allowable production, importing and exporting of minerals, and environmental protection. The remoteness and restrictions on access of the Company’s exploration and evaluation assets may have an adverse effect on profitability as a result of higher infrastructure costs. There are also physical risks to the exploration personnel working in the terrain in which the Company’s exploration and evaluation assets are located, which are subject to poor climate conditions.

The long-term commercial success of the Company depends on its ability to explore, develop and commercially produce minerals from its exploration and evaluation assets and to locate and acquire additional properties worthy of exploration and development for minerals. No assurance can be given that the Company will be able to locate satisfactory properties for acquisition or participation. Moreover, if such acquisitions or participations are identified, the Company may determine that current markets, terms of acquisition and participation or pricing conditions make such acquisitions or participation uneconomic.

Substantial Capital Requirements

Management of the Company anticipates that it may make substantial future capital expenditures for the acquisition, exploration, development and production of its exploration and evaluation assets. As the Company will be at the exploration stage with no revenue being generated from the exploration activities on its exploration and evaluation assets, the Company may have limited ability to raise the capital necessary to undertake or complete future exploration work, including drilling programs.

There can be no assurance that debt or equity financing will be available or sufficient to meet these requirements or for other corporate purposes or, if debt or equity financing is available, that it will be on terms acceptable to the Company. Moreover, future activities may require the Company to alter its capitalization significantly.

The inability of the Company to access sufficient capital for its operations could have a material adverse effect on the Company’s financial condition, results of operations or prospects. In particular, failure to obtain such financing on a timely basis could cause the Company to forfeit its interest in its exploration and evaluation assets, miss certain acquisition opportunities and reduce or terminate its operations.

E-2-24

DOLLY VARDEN SILVER CORPORATION

Management’s Discussion and Analysis

Competition

The mining industry is highly competitive. Many of the Company’s competitors for the acquisition, exploration, production and development of exploration and evaluation assets, and for capital to finance such activities, include companies that have greater financial and personnel resources available to them than the Company.

Volatility of Mineral Prices

The market price of any mineral is volatile and is affected by numerous factors that are beyond the Company’s control. These include international supply and demand, the level of consumer product demand, international economic trends, currency exchange rate fluctuations, the level of interest rates, rate of inflation, global or regional political events and international events, as well as a range of other market forces. Sustained downward movements in mineral market prices could render less economic, or uneconomic, some or all of the mineral extraction and/or exploration activities to be undertaken by the Company.

Mineral Reserves / Mineral Resources

The Company’s exploration and evaluation assets are in the early exploration stage only and, though they contain Current Mineral Resources, as disclosed on page 3 of this MD&A, they do not contain a known body of commercial minerals (“mineral reserves”). Mineral reserves are, in large part, estimates, and no assurance can be given that the anticipated tonnages and grades will be achieved or that the indicated level of recovery will be realized. Mineral reserve estimates for exploration and evaluation assets that have not yet commenced production may require revision based on actual production experience.

Market price fluctuations of metals, as well as increased production costs or reduced recovery rates, may render mineral reserves containing relatively lower grades of mineralization uneconomic and may ultimately result in a restatement of reserves. Moreover, short-term operating factors relating to the mineral reserves, such as the need for orderly development of the ore bodies and the processing of new or different mineral grades, may cause a mining operation to be unprofitable in any particular accounting period.

Environmental Risks

All phases of the mining business present environmental risks and hazards and are subject to environmental regulation pursuant to a variety of international conventions and state and municipal laws and regulations. Environmental legislation provides for, among other things, restrictions and prohibitions on spills, releases or emissions of various substances produced in association with mining operations. The legislation also requires that wells and facility sites be operated, maintained, abandoned and reclaimed to the satisfaction of applicable regulatory authorities. Compliance with such legislation can require significant expenditures and a breach may result in the imposition of fines and penalties, some of which may be material. Environmental legislation is evolving in a manner expected to result in stricter standards and enforcement, larger fines and liability, and potentially increased capital expenditures and operating costs. Environmental assessments of proposed projects carry a heightened degree of responsibility for companies and directors, officers and employees. The cost of compliance with changes in governmental regulations has the potential to reduce the profitability of operations.

Failure to comply with applicable laws, regulations and permitting requirements may result in enforcement actions thereunder, including orders issued by regulatory or judicial authorities causing operations to cease or be curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment or remedial actions. Parties engaged in mining operations may be required to compensate those suffering loss or damage by reason of the mining activities and may have civil or criminal fines or penalties imposed for violations of applicable laws or regulations and, in particular, environmental laws.

E-2-25

DOLLY VARDEN SILVER CORPORATION

Management’s Discussion and Analysis

Amendments to current laws, regulations and permits governing operations and activities of mining companies, or more stringent implementation thereof, could have a material adverse impact on the Company and cause increases in capital expenditures or production costs or reduction in levels of production at any future-producing exploration and evaluation assets or require abandonment or delays in the development of new mining properties.

Reliance on Key Personnel

The success of the Company will be largely dependent upon the performance of its management and key employees and contractors. In assessing the risk of an investment in the shares of the Company, potential investors should realize that they are relying on the experience, judgment, discretion, integrity and good faith of the proposed management of the Company.

Conflicts of Interest

Certain directors and officers of the Company will be engaged in, and will continue to engage in, other business activities on their own behalf and on behalf of other companies. As a result of these and other activities, such directors and officers of the Company may become subject to conflicts of interest. The Business Corporations Act (British Columbia) (the “BCBCA”) provides that in the event that a director or senior officer has a material interest in a contract or proposed contract or agreement that is material to the issuer, the director or senior officer must disclose his or her interest in such contract or agreement and a director must refrain from voting on any matter in respect of such contract or agreement, subject to and in accordance with the BCBCA. To the extent that conflicts of interest arise, such conflicts will be resolved in accordance with the provisions of the BCBCA. To the knowledge of the management of the Company, as at the date of this MD&A, there are no existing or potential material conflicts of interest between the Company and a director or officer of the Company, except as otherwise disclosed in this MD&A.

Dividends

To date, the Company has not paid any dividends on its outstanding common shares. Any decision to pay dividends on the shares of the Company will be made by the board of directors on the basis of the Company’s earnings, financial requirements and other conditions.

Substantial Number of Authorized but Unissued Shares

The Company has an unlimited number of common shares that may be issued by the board of directors without further action or approval of the Company’s shareholders, except in limited circumstances. While the board of directors is required to fulfill its fiduciary obligations in connection with the issuance of such shares, the shares may be issued in transactions with which not all shareholders agree, and the issuance of such shares will cause dilution to the ownership interests of the Company’s shareholders.

Stock Exchange Prices

The market price of a publicly traded stock is affected by many variables not all of which are directly related to the success of the Company. In recent years, the securities markets have experienced a high level of price and volume volatility, and the market price of securities of many companies, particularly those considered to be exploration stage companies, have experienced wide fluctuations, which have not necessarily been related to the performance or underlying asset values of such companies. There can be no assurance that such fluctuations will not affect the price of the Company’s securities.

E-2-26

DOLLY VARDEN SILVER CORPORATION

Management’s Discussion and Analysis

Permits and Licenses

The activities of the Company are subject to government approvals, various laws governing prospecting, development, land resumptions, production taxes, labour standards and occupational health, mine safety, toxic substances and other matters, including issues affecting local Indigenous populations. Amendments to current laws and regulations governing operations and activities of exploration and mining, or more stringent implementation thereof, could have a material adverse impact on the business, operations and financial performance of the Company.

Further, the mining licenses and permits issued in respect of its mineral property may be subject to conditions that, if not satisfied, may lead to the revocation of such licenses. In the event of revocation, the value of the Company’s investments in its exploration and evaluation assets may decline.

Title Risks

The acquisition of title to exploration and evaluation assets or interests therein is a very detailed and time-consuming process. The exploration and evaluation assets may be subject to prior unregistered agreements or transfers and title may be affected by undetected defects.

Limited Operating History

The Company was incorporated on March 4, 2011 and has yet to generate a profit from its activities. The Company will be subject to all of the business risks and uncertainties associated with any business enterprise, including the risk that it will not achieve its growth objective. The Company anticipates that it may take several years to achieve positive cash flow from operations. Even if the Company does undertake exploration activity on its exploration and evaluation assets, there is no certainty that the Company will produce revenue, operate profitably or provide a return on investment in the future.

Uninsured Risks

The Company, as a participant in mining and exploration activities, may become subject to liability for hazards that cannot be insured against or against which it may elect not to be so insured due to high premium costs. Furthermore, the Company may incur a liability to third parties (in excess of any insurance coverage) arising from negative environmental impacts or any other damage or injury.

Unforeseen Expenses

While the Company is not aware of any expenses that may need to be incurred that have not been taken into account, if such expenses were subsequently incurred, the expenditure proposals of the Company may be adversely affected.

Flow-through Share Private Placements (“FT Private Placements”)

Historically, the Company has entered into FT Private Placements to fund exploration activities, with the most recent FT Private Placement being in September 2024. Canadian tax rules normally require the Company to have spent flow-through funds on “Canadian exploration expenses” (as defined in the Tax Act) by the end of the calendar year following the year in which they were raised. The expectation is to spend any amounts raised during calendar 2024 on Canadian exploration expenses before December 31, 2025.

While the Company intends to satisfy its expenditure commitments related to the FT Private Placements, there can be no assurance that it will do so. If the Company does not renounce to the purchasers of the flow-through

E-2-27

DOLLY VARDEN SILVER CORPORATION

Management’s Discussion and Analysis

shares, effective on or before December 31 of the year following the FT Private Placement, Canadian exploration expenses in an amount equal to the aggregate purchase price paid by such purchasers for the flow-through shares, or if there is a reduction in such amount renounced pursuant to the provisions of the Tax Act, the Company shall indemnify the purchaser for an amount equal to the amount of any tax payable or that may become payable under the Tax Act (and under any corresponding provincial legislation) by the purchaser as a consequence of such failure or reduction; however, there is no guarantee that the Company will have the financial resources required to satisfy such indemnity.

The Company may also be subject to interest on flow-through proceeds renounced under the Look-back Rules in respect of prior years, and penalties, in accordance with regulations in the Tax Act, if it is determined that flow-through proceeds were not properly or timely spent on Canadian exploration expenses.

Threat or Imposition 0f Tariffs

Increased uncertainty in the global economy caused by the threat or imposition of tariffs could negatively impact our operations.

On February 1, 2025, the President of the United States of America signed an executive order imposing tariffs on goods originating in Canada, Mexico and China and imported to the US. The governments of Canada, Mexico and China then promptly announced retaliatory tariffs. On February 3, 2025 the US President announced a pause on the imposition of the US tariffs on Canadian and Mexican goods for a 30-day period and the Canadian government then withdrew its tariffs. The eventuality, timing and rates of potential US tariffs, the countries on which they are levied and the responses from such countries are difficult to predict at this time, however, any US tariffs are likely to be met with retaliatory tariffs and a multi-country trade war against the US could develop. We do not export products to the US and would not be directly impacted by the imposition of new tariffs on goods imported into the US. However, the economic impact of tariffs or a broader trade war on the Canadian economy, the US economy and the global economy could negatively impact capital markets, commodity prices and our ability to raise funds to undertake capital expenditures.

A Canada-US or a broader trade war also has the potential to adversely impact global supply chains and make supplies that we require more expensive, harder to obtain or unavailable. Scarcity in the global supply chain would likely increase the cost of supplies required generally, which could impair our ability to operate. The indirect effects of tariffs imposed by the US or by counter tariffs in response are difficult to assess, but the potential for tariffs represents a risk and may adversely affect our business, financial condition and results of operations.

Other Risks

The level of demand for the Company’s exploration is increasingly affected by regional and global demographic and macroeconomic conditions, including population growth rates and changes in standards of living. A significant downturn in global economic growth, or recessionary conditions in major geographic regions, may lead to reduced demand for commodities, which could adversely affect the Company’s business and results of operations.

Additionally, weak global economic conditions and turmoil in global financial markets, including constraints on the availability of credit, have in the past adversely affected, and may in the future continue to adversely affect, the financial condition and creditworthiness of some of the Company’s customers, suppliers and other counterparties, which in turn may negatively impact the Company’s business. Any deterioration in economic conditions due to the current coronavirus concerns could negatively impact the Company’s exploration.

E-2-28

DOLLY VARDEN SILVER CORPORATION

Management’s Discussion and Analysis

Forward-looking Statements

This MD&A contains forward-looking statements that are based on the Company’s current expectations and estimates of the business and management. Certain statements included in this MD&A constitute forward-looking statements, including those identified by the expressions “anticipate”, “believe”, “plan”, “suggest”, “estimate”, “anticipate”, “project”, “indicate”, “expect”, “intend”, “may”, “should expect”, “target”, “will”, “unlock upside potential” and other similar words or statements that certain events or conditions “may” or “will” occur. The forward-looking statements are not historical facts, but reflect current expectations regarding future results or events. This MD&A contains forward-looking statements. These forward-looking statements are based on current expectations and various estimates, factors and assumptions, and involve known and unknown risks, uncertainties and other factors.

Information concerning the interpretation of drill results also may be considered forward-looking statements, as such information constitutes a prediction of what mineralization might be found to be present if and when a project is actually developed. The estimates, risks and uncertainties described in this MD&A are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in the Company’s forward-looking statements. In addition, any forward-looking statements represent the Company’s estimates only as of the date of this MD&A and should not be relied upon as representing the Company’s estimates as of any subsequent date.

The material factors and assumptions that were applied in making the forward-looking statements in this MD&A include: (a) execution of the Company’s existing plans or 2024/25 exploration program plans for the KV Project, either of which may change due to changes in the views of the Company, or if new information arises that makes it prudent to change such plans or programs; (b) focus drilling or other exploration strategies will produce new information; and (c) the accuracy of current interpretation of drill and other exploration results, since new information or new interpretation of existing information may result in changes in the Company’s expectations.

Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause actual events or results to differ materially from estimated or anticipated events or results implied or expressed in such forward-looking statements. Such factors include, among others: the actual results of current exploration activities; conclusions of economic evaluations; changes in project parameters as plans continue to be refined; possible variations in ore grade or recovery rates; accidents, labour disputes and other risks of the mining industry; delays in obtaining governmental approvals or financing; fluctuations in metal prices; and the impact of the COVID-19 pandemic. There may be other factors that cause actions, events or results not to be as anticipated, estimated or intended. Any forward-looking statement speaks only as of the date on which it is made and, except as may be required by applicable securities laws, the Company disclaims any intent or obligation to update any forward-looking statement, whether as a result of new information, future events or results, or otherwise. Forward-looking statements are not a guarantee of future performance, and accordingly, undue reliance should not be put on such statements due to the inherent uncertainty therein.

Additional Information

Additional information about the Company, including the audited consolidated financial statements, is available on the Company’s website at www.dollyvardensilver.com and on SEDAR+ at www.sedarplus.ca.

E-2-29

Annex E-3

CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2023

(Expressed in Canadian Dollars)

E-3-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders

Dolly Varden Silver Corporation

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Dolly Varden Silver Corporation (the “Company”) as of December 31, 2024 and 2023, and the related consolidated statements of loss and comprehensive loss, changes in shareholders’ equity, and cash flows for the years ended December 31, 2024 and 2023, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for the years ended December 31, 2024 and 2023 in conformity with IFRS Accounting Standards as issued by the International Accounting Standards Board.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America.. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatements of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that was communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of the critical audit matter does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which it relates.

E-3-2

Assessment of Impairment Indicators of Exploration and Evaluation Assets (“E&E Assets”)

As described in Note 8 to the financial statements, the carrying amount of the Company’s E&E Assets was $71,329,535 as of December 31, 2024. As more fully described in Note 3 to the financial statements, management assesses E&E Assets for indicators of impairment at each reporting period.

The principal considerations for our determination that the assessment of impairment indicators of the E&E Assets is a key audit matter are that there was judgment made by management when assessing whether there were indicators of impairment for the E&E Assets, specifically relating to the assets’ carrying amount which is impacted by the Company’s intent and ability to continue to explore and evaluate these assets. This in turn led to a high degree of auditor judgment, subjectivity, and effort in performing procedures to evaluate audit evidence relating to the judgments made by management in their assessment of indicators of impairment that could give rise to the requirement to prepare an estimate of the recoverable amount of the E&E Assets.

Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the financial statements. Our audit procedures included, among others:

•	Evaluating management’s assessment of impairment indicators.

•	Evaluating the intent for the E&E Assets through discussion and communication with management.

•	Reviewing the Company’s recent expenditure activity.

•	Assessing compliance with agreements including reviewing option agreements and vouching cash payments and share issuances.

•	Assessing the Company’s rights to explore E&E Assets including sending a confirmation request to the optionor to ensure good standing of agreement.

•	Obtaining, on a test basis, confirmation of title to ensure mineral rights underlying the E&E Assets are in good standing.

We have served as the Company’s auditor since 2011.

/s/ DAVIDSON & COMPANY LLP

Vancouver, Canada

Chartered Professional Accountants

February 28, 2025

E-3-3

DOLLY VARDEN SILVER CORPORATION

Consolidated Statements of Financial Position

(Expressed in Canadian Dollars)

As at	Notes	December 31, 2024	December 31, 2023
ASSETS
Current
Cash		$32,057,647	$9,982,389
Short term investment	4	2,119,952	—
Prepaid expenses	5	328,093	518,262
Amounts receivable	6, 11	67,552	967,264

		34,573,244	11,467,915
Non-current
Equipment	7	191,715	216,056
Deposits	8	159,000	159,000
Exploration and evaluation assets	8	71,329,535	70,906,785

		$106,253,494	$82,749,756

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable	11	$118,521	$146,429
Accrued liabilities	11	802,656	657,623
Liability on flow-through share issuances	9	3,478,712	—

		4,399,889	804,052

Shareholders’ Equity
Share capital	9	224,362,471	184,751,037
Reserves	9	12,513,816	11,568,202
Deficit		(135,022,682)	(114,373,535)

		101,853,605	81,945,704

		$106,253,494	$82,749,756

Nature of Operations (Note 1)

Subsequent Event (Note 15)

These consolidated financial statements were approved for issue by the Board of Directors on February 28, 2025 and signed on its behalf by:

“Shawn Khunkhun”	“James Sabala”
Director	Director

The accompanying notes are an integral part of these consolidated financial statements

E-3-4

DOLLY VARDEN SILVER CORPORATION

Consolidated Statements of Loss and Comprehensive Loss

(Expressed in Canadian Dollars)

	Notes	Year Ended December 31, 2024	Year Ended December 31, 2023
EXPENSES
Consulting fees		$1,275,026	$220,772
Directors’ fees	9, 11	228,400	204,059
Exploration and evaluation	8, 11	17,875,317	24,806,045
Management fees	11	1,536,737	955,700
Marketing and communications		1,477,450	1,409,433
Office and administration		250,708	292,291
Professional fees		236,947	305,053
Rent and maintenance	11	129,262	141,183
Share-based payments	9, 11	2,600,955	1,970,683
Transfer agent and filing fees		137,690	156,390
Travel and accommodation		207,161	343,036

Operating loss		(25,955,653)	(30,804,645)
Recovery on flow through share premium	9	4,301,284	3,653,886
Part XII.6 tax expense		2,933	(404,318)
Interest and other income		1,002,289	904,615

Loss and comprehensive loss for the year		$(20,649,147)	$(26,650,462)

Basic and diluted loss per common share		$(0.07)	$(0.10)

Weighted average number of common shares outstanding – basic and diluted		291,754,348	257,129,652

The accompanying notes are an integral part of these consolidated financial statements

E-3-5

DOLLY VARDEN SILVER CORPORATION

Consolidated Statements of Changes in Shareholders’ Equity

(Expressed in Canadian Dollars)

As at	Common Shares	Share Capital	Reserves	Deficit	Total Shareholders’ Equity
Balance, December 31, 2022	253,654,284	$173,967,990	$9,891,669	$(87,723,073)	$96,136,586
Exercise of stock options	1,027,499	853,191	(294,150)	—	559,041
Issuance of common shares	15,384,616	10,000,000	—	—	10,000,000
Share-based payments	—	—	936,802	—	936,802
Restricted share compensation	—	—	1,033,881	—	1,033,881
Share issuance costs – cash	—	(70,144)	—	—	(70,144)
Loss and comprehensive loss for the year	—	—	—	(26,650,462)	(26,650,462)

Balance, December 31, 2023	270,066,399	184,751,037	11,568,202	(114,373,535)	81,945,704
Exercise of stock options	3,634,334	2,310,602	(990,995)	—	1,319,607
Issuance of common shares for acquisition of property	275,000	222,750	—	—	222,750
Issuance of flow-through shares	30,845,700	35,699,985	—	—	35,699,985
Issuance of common shares	11,500,000	11,500,000	—	—	11,500,000
Share issuance costs – cash	—	(3,006,253)	—	—	(3,006,253)
Flow-through share premium liability	—	(7,779,996)	—	—	(7,779,996)
Share-based payments	—	—	1,461,500	—	1,461,500
Restricted share compensation	—	—	1,139,455	—	1,139,455
Restricted share units converted to common shares	684,893	664,346	(664,346)	—	—
Loss and comprehensive loss for the year	—	—	—	(20,649,147)	(20,649,147)

Balance, December 31, 2024	317,006,326	$224,362,471	$12,513,816	$(135,022,682)	$101,853,605

The accompanying notes are an integral part of these consolidated financial statements

E-3-6

DOLLY VARDEN SILVER CORPORATION

Consolidated Statements of Cash Flows

(Expressed in Canadian Dollars)

	Year ended December 31, 2024	Year ended December 31, 2023
CASH FLOWS FROM OPERATING ACTIVITIES
Loss for the year	$(20,649,147)	$(26,650,462)
Items not affecting cash:
Share-based payments	1,461,500	1,970,683
Restricted share compensation	1,139,455	—
Revaluation of deferred share units	—	(4,041)
Recovery on flow-through share premium	(4,301,284)	(3,653,886)
Depreciation of equipment	48,057	54,889
Changes in non-cash working capital items:
Prepaid expenses	140,169	(232,460)
Amounts receivable	899,712	(834,917)
Accounts payable and accrued liabilities	117,125	362,205

Cash used in operating activities	(21,144,413)	(28,987,989)

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of equipment	(23,716)	(14,135)
Acquisition of exploration and evaluation assets	(150,000)	—
Short term investment	(2,119,952)	—

Cash used in investing activities	(2,293,668)	(14,135)

CASH FLOWS FROM FINANCING ACTIVITIES
Private placement, net of share issuance costs	44,193,732	9,929,856
Exercise of stock options	1,319,607	559,041

Cash provided by financing activities	45,513,339	10,488,897

Change in cash during the year	22,075,258	(18,513,227)
Cash, beginning of year	9,982,389	28,495,616

Cash, end of year	$32,057,647	$9,982,389

Supplemental disclosure with respect to cash flows:
Interest income received in cash	$1,002,270	$904,615
Non-cash transactions:
Fair value of options exercised	$990,995	$294,150
Fair value of shares issued for acquisition of exploration and evaluation assets	$222,750	$—
Reclassification of acquisition costs from prepaid expenses to exploration and evaluation assets	50,000
Restricted share units converted to common shares	$664,346	$—
Premium liability on flow-through shares	$7,779,996	$—

The accompanying notes are an integral part of these consolidated financial statements

E-3-7

DOLLY VARDEN SILVER CORPORATION

Notes to the Consolidated Financial Statements

For the years ended December 31, 2024 and 2023

(Expressed in Canadian Dollars)

1	NATURE OF OPERATIONS

Dolly Varden Silver Corporation (the “Company”) was incorporated under the Canada Business Corporations Act in the province of British Columbia on March 4, 2011 and is a public company listed on the TSX Venture Exchange (the “Exchange”) under the symbol “DV”. In addition, the Company trades on the OTCQX trading platform in the United States under the trading symbol “DOLLF”. The Company’s primary business is the acquisition and exploration of mineral properties in Canada. The Company’s head office is Suite 3123, 595 Burrard Street, Vancouver, British Columbia, Canada, V7X 1J1. The registered address and records office of the Company is located at Suite 1700, Park Place, 666 Burrard Street, Vancouver, British Columbia, Canada, V6C 2X8.

The Company owns interests in multiple mineral titles and claims in British Columbia, Canada. On February 25, 2022 the Company acquired 100% of the outstanding common stock of Homestake Resource Corporation and its wholly owned subsidiary Homestake Royalty Corporate, (collectively “Homestake”) in exchange for common shares of the Company. The recoverability of amounts shown for exploration and evaluation assets is dependent upon the discovery of economically recoverable reserves, confirmation of the Company’s interest in the underlying mineral claims, the ability of the Company to obtain necessary financing to satisfy the expenditure requirements and to complete the development of properties, as well as upon future profitable production or proceeds from the disposition thereof. Management believes that the Company has sufficient working capital to maintain its operations and activities for the next fiscal year.

2	BASIS OF PRESENTATION

(a)	Statement of Compliance

These consolidated financial statements have been prepared in accordance with International Financial Reporting Standards, as issued by the International Accounting Standards Board (“IASB”) effective for the year ended December 31, 2024.

(b)	Basis of Presentation

The consolidated financial statements have been prepared on the historical cost basis, except for certain financial instruments, which are measured at fair value. In addition, these consolidated financial statements have been prepared using the accrual basis of accounting, except for cash flow information.

3	MATERIAL ACCOUNTING POLICY INFORMATION

(a)	Basis of Consolidation

These consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. The financial statements of the subsidiaries are included in the consolidated financial statements from the date that control commences until the date that control ceases. All intercompany transactions, balances, revenue and expenses are eliminated in full upon consolidation.

The legal subsidiaries of the Company are as follows:

Name of Subsidiary	Place of Incorporation	Beneficial Ownership Interest
		December 31,2024	December 31, 2023
Homestake Resource Corporation	British Columbia, Canada	100%	100%
Homestake Royalty Corporation	British Columbia, Canada	100%	100%

E-3-8

DOLLY VARDEN SILVER CORPORATION

Notes to the Consolidated Financial Statements

For the years ended December 31, 2024 and 2023

(Expressed in Canadian Dollars)

3	MATERIAL ACCOUNTING POLICY INFORMATION (cont’d)

(b)	Functional and Foreign Currency

The consolidated financial statements are presented in Canadian dollars, which is the Company’s and its subsidiaries’ functional currency. Foreign currency transactions are translated into Canadian dollars using the exchange rates at the date of the transactions. Foreign exchange gains or losses resulting from the settlement of transactions and from the translation at year-end rates of monetary assets and liabilities denominated in foreign currencies are recognized in profit or loss.

(c)	Related Party Transactions

Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Related parties may be individuals or corporate entities. A transaction is considered to be a related party transaction when there is a transfer of resources or obligations between related parties.

(d)	Equipment

The Company records equipment using the cost method, whereby equipment is stated at cost less accumulated depreciation and accumulated impairment losses. Depreciation is recorded over the useful lives of the assets on a declining balance basis at the following annual rates.

Dock	5%
Gas tank	10%
Boat	15%
Tents and trailers	30%
General equipment	20%
Vehicles	30%

An item of equipment is derecognized upon disposal or when no future economic benefits are expected to arise from the continued use of the asset. Any gain or loss arising on disposal of the asset, determined as the difference between the net disposal proceeds and the carrying amount of the asset, is recognized in profit or loss.

Where an item of equipment is composed of major components with different useful lives, the components are accounted for as separate items of equipment. Expenditures incurred to replace a component of an item of equipment that is accounted for separately including major inspection and overhaul expenditures, are capitalized.

(e)	Exploration and Evaluation Assets

Upon acquiring the legal right to explore a mineral property (exploration and evaluation assets), all direct costs related to the acquisition of a mineral property are capitalized. Exploration and evaluation expenditures incurred prior to the determination of the feasibility of mining operations and the decision to proceed with development are recognized in profit or loss as incurred, net of recoveries. Costs incurred before the Company has obtained the legal rights to explore an area are charged to profit or loss. Exploration and evaluation assets are assessed for impairment if (i) sufficient data exists to determine technical feasibility and commercial viability, and (ii) facts and circumstances suggest that the carrying amount exceeds the recoverable amount.

Once the technical feasibility and commercial viability of the extraction of mineral resources in an area of interest are demonstrable, exploration and evaluation assets attributable to that area of interest are

E-3-9

DOLLY VARDEN SILVER CORPORATION

Notes to the Consolidated Financial Statements

For the years ended December 31, 2024 and 2023

(Expressed in Canadian Dollars)

3	MATERIAL ACCOUNTING POLICY INFORMATION (cont’d)

(e)	Exploration and Evaluation Assets (cont’d)

first tested for impairment and then reclassified to mining property and development assets within equipment. Recoverability of the carrying amount of any exploration and evaluation assets is dependent on successful development and commercial exploitation, or alternatively, sale of the respective areas of interest.

(f)	Impairment of Non-Financial Assets

Non-financial assets are evaluated at least annually by management for indicators that the carrying value is impaired and may not be recoverable. The Company’s non-financial assets are equipment and exploration and evaluation assets. When indicators of impairment are present, the recoverable amount of an asset is evaluated at the level of a cash generating unit (CGU), the smallest identifiable group of assets that generates cash inflows that are largely independent of the cash inflows from other assets or groups of assets. The recoverable amount of a CGU is the greater of the CGU’s fair value less costs to sell and its value in use. An impairment loss is recognized in profit or loss to the extent that the carrying amount exceeds the recoverable amount.

In assessing value in use, the estimated future cash flows are discounted to their present value. Estimated future cash flows are calculated using estimated recoverable reserves, estimated future commodity prices and the expected future operating and capital costs. The pre-tax discount rate applied to the estimated future cash flows reflects current market assessments of the time value of money and the risks specific to the asset for which the future cash flow estimates have not been adjusted.

Additionally, the reviews consider factors such as political, social and legal and environmental regulations. These factors may change due to changing economic conditions or the accuracy of certain assumptions and, hence, affect the recoverable amount. The Company uses its best efforts to fully understand all of the aforementioned to make an informed decision based upon historical and current facts surrounding the projects. Discounted cash flow techniques often require management to make estimates and assumptions concerning reserves and resources and expected future production revenues and expenses.

Assets that have been impaired are tested for possible reversal of the impairment whenever events or changes in circumstance indicate that the impairment may have reversed. Where an impairment loss subsequently reverses, the carrying amount of the asset or cash generating unit (“CGU”) is increased to the revised estimate of its recoverable amount, but so that the increased carrying amount does not exceed the carrying amount that would have been determined had no impairment loss been recognized for the asset or CGU in prior periods. A reversal of an impairment loss is recognized immediately in profit or loss.

(g)	Decommissioning Liabilities

The Company recognizes a provision for statutory, contractual, constructive or legal obligations associated with decommissioning of mining operations and reclamation and rehabilitation costs arising when environmental disturbance is caused by the exploration or evaluation of exploration and evaluation assets, and equipment. Provisions for site closure and decommissioning are recognized in the period in which the obligation is incurred or acquired and are measured based on expected future cash flows to settle the obligation, discounted to their present value. The discount rate used is a pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the liability including risks specific to the countries in which the related operation is located.

E-3-10

DOLLY VARDEN SILVER CORPORATION

Notes to the Consolidated Financial Statements

For the years ended December 31, 2024 and 2023

(Expressed in Canadian Dollars)

3	MATERIAL ACCOUNTING POLICY INFORMATION (cont’d)

(g)	Decommissioning Liabilities (cont’d)

When an obligation is initially recognized, the corresponding cost is capitalized to the carrying amount of the related asset in exploration and evaluation assets and equipment. These costs are depreciated using either the unit of production or straight-line method depending on the asset to which the obligation relates.

The obligation is increased for the accretion and the corresponding amount is recognized as a finance expense. The obligation is also adjusted for changes in the estimated timing, amount of expected future cash flows, and changes in the discount rate. Such changes in estimates are added to or deducted from the related asset except where deductions are greater than the carrying value of the related asset in which case, the amount of the excess is recognized in profit or loss.

Due to uncertainties concerning environmental remediation, the ultimate cost to the Company of future site restoration could differ from the amounts provided. The estimate of the total provision for future site closure and decommissioning costs is subject to change based on amendments to laws and regulations, changes in technology, price increases and changes in interest rates, and as new information concerning the Company’s closure and decommissioning liabilities becomes available.

(h)	Use of Estimates and Judgments

The preparation of these consolidated financial statements in conformity with IFRS requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the period. These and other estimates are subject to measurement uncertainty and the effect on the consolidated financial statements of changes in these estimates could be material. Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized during the year in which the estimates are revised and in any future periods affected.

Significant Accounting Judgments

Significant accounting judgments that management has made in the process of applying accounting policies and that have the most significant effect on the amounts recognized in the consolidated financial statements include, but are not limited to, the following:

i)	Recoverability of the carrying value of the Company’s exploration and evaluation assets

Recorded costs of exploration and evaluation assets are not intended to reflect present or future values of these properties. The recorded costs are subject to measurement uncertainty and it is reasonably possible, based on existing knowledge, that a change in future conditions could require a material change in the recognized amount.

E-3-11

DOLLY VARDEN SILVER CORPORATION

Notes to the Consolidated Financial Statements

For the years ended December 31, 2024 and 2023

(Expressed in Canadian Dollars)

3	MATERIAL ACCOUNTING POLICY INFORMATION (cont’d)

(h)	Use of Estimates and Judgments (cont’d)

Critical Accounting Estimates

Key assumptions concerning the future and other key sources of estimation uncertainty that have a significant risk of resulting in a material adjustment to the carrying amounts of assets and liabilities include, but are not limited to, the following:

i)	Share-based payments

The fair value of share-based payments is determined using the Black-Scholes option pricing model. Such option pricing models require the input of subjective assumptions, including the expected price volatility, option life, dividend yield, risk-free rate and estimated forfeitures at the initial grant date.

ii)	Estimating useful life of equipment

Depreciation of equipment is charged to write down the value of those assets to their residual value over their respective estimated useful lives. Management is required to assess the useful economic lives and residual values of the assets such that depreciation is charged on a systematic basis to the current carrying amount. The useful lives are estimated having regard to such factors as asset maintenance, rate of technical and commercial obsolescence, and asset usage. The useful lives of key assets are reviewed annually.

(iii)	Deferred income taxes

Judgment is required in determining whether deferred tax assets are recognized in the consolidated statement of financial position. Deferred tax assets, including those arising from unutilized tax losses require management to assess the likelihood that the Company will generate taxable earnings in future periods, in order to utilize recognized deferred tax assets. Estimates of future taxable income are based on forecast cash flows from operations and the application of existing tax laws in each jurisdiction. To the extent that future cash flows and taxable income differ significantly from estimates, the ability of the Company to realize the net deferred tax assets recorded at the date of the consolidated statements of financial position could be impacted.

(iv)	Accrual of British Columbia Mineral Exploration Tax Credit (“BC METC”)

The provincial government of British Columbia provides for a refundable tax on net qualified mining exploration expenditures incurred in British Columbia. The credit is calculated as 20% of qualified mining exploration expenses less the amount of any assistance received or receivable. The determination of the expenditures that would qualify as mining exploration expenses was based on the previous years’ tax filings and subsequent reviews by government auditors. BC METC will be recorded in profit or loss upon cash receipt or when reasonable assurance exists that the tax filings are assessed and the expenditures are qualified as mining exploration expenses.

(i)	Financial Instruments

(i)	Classification and measurement of financial assets and liabilities

Under IFRS 9, Financial assets, on initial recognition, are recognized at fair value and subsequently classified and measured at: amortized cost; fair value through other comprehensive income (FVOCI) or fair value through profit or loss (FVTPL). The classification of financial

E-3-12

DOLLY VARDEN SILVER CORPORATION

Notes to the Consolidated Financial Statements

For the years ended December 31, 2024 and 2023

(Expressed in Canadian Dollars)

3	MATERIAL ACCOUNTING POLICY INFORMATION (cont’d)

(i)	Financial Instruments (cont’d)

assets depends on the purpose for which the financial assets were acquired. The Company’s financial assets which consist of cash and cash equivalents, short term investment, deposits and amounts receivable, are classified as amortized cost.

Under IFRS 9, financial liabilities, on initial recognition, are measured at fair value and subsequently measured at FVTPL or amortized cost. The Company’s financial liabilities which consist of accounts payable and accrued liabilities are classified as amortized cost.

(ii)	Impairment of financial assets

An ‘expected credit loss’ (ECL) model applies to financial assets measured at amortized cost, contract assets and debt investments at FVOCI, but not to investments in equity instruments. The ECL model requires a loss allowance to be recognized based on expected credit losses. The estimated present value of future cash flows associated with the asset is determined and an impairment loss is recognized for the difference between this amount and the carrying amount as follows: the carrying amount of the asset is reduced to estimated present value of the future cash flows associated with the asset, discounted at the financial asset’s original effective interest rate, either directly or through the use of an allowance account and the resulting loss is recognized in profit or loss for the period. In a subsequent period, if the amount of the impairment loss related to financial assets measured at amortized cost decreases, the previously recognized impairment loss is reversed through the statement of loss and comprehensive loss to the extent that the carrying amount of the investment at the date the impairment is reversed does not exceed what the amortized cost would have been had the impairment not been recognized. The Company’s financial assets measured at amortized cost are subject to the ECL model.

(j)	Share capital

Common shares are classified as equity. Transaction costs directly attributable to the issue of common shares are recognized as a deduction from equity, net of any tax effects.

Flow-through common shares are a type of common share and are securities permitted by Canadian Income Tax Legislation whereby the investor can claim the tax deductions arising from the renunciation of the related resource expenditures. The Company accounts for flow-through shares whereby any premium paid for the flow-through shares in excess of the market value of the common shares without flow-through features at the time of issue is credited to flow-through premium liability. The flow-through premium liability is included in profit or loss as the qualifying expenditures are incurred on a pro-rata basis.

The Company may issue units consisting of common shares and common share purchase warrants. The Company estimates the fair value of the common shares based on their market price on the share issuance date. The residual difference, if any, between the unit price and the fair value of each common share represents the fair value attributable to each warrant.

(k)	Income taxes

Current income taxes

Income tax assets and liabilities for the current period are measured at the amount expected to be recovered from or paid to the taxation authorities. The tax rates and tax laws used to compute the

E-3-13

DOLLY VARDEN SILVER CORPORATION

Notes to the Consolidated Financial Statements

For the years ended December 31, 2024 and 2023

(Expressed in Canadian Dollars)

3	MATERIAL ACCOUNTING POLICY INFORMATION (cont’d)

(k)	Income taxes (cont’d)

amount are those that are enacted or substantively enacted, at the reporting date. Current income tax relating to items recognized directly in other comprehensive income or equity is recognized in other comprehensive income or equity and not in profit or loss. Management periodically evaluates positions taken in the tax returns with respect to situations in which applicable tax regulations are subject to interpretation and establishes provisions where appropriate.

Deferred income tax

Deferred income tax is recognized as the temporary differences at the reporting date between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes. The carrying amount of deferred income tax assets is reviewed at the end of each reporting period and recognized only to the extent that it is probable that sufficient taxable profit will be available to allow all or part of the deferred income tax asset to be utilized. Deferred income tax assets and liabilities are measured at the tax rates that are expected to apply to the year when the asset is realized, or the liability is settled, based on tax rates (and tax laws) that have been enacted or substantively enacted by the end of the reporting period. Deferred income tax assets and deferred income tax liabilities are offset, if a legally enforceable right exists to set off current tax assets against current income tax liabilities and the deferred income taxes relate to the same taxable entity and the same taxation authority.

(l)	Foreign currency translation

Transactions denominated in foreign currencies are translated using the exchange rate in effect on the transaction date or at an average rate. Monetary assets and liabilities denominated in foreign currencies are translated at the rate of exchange in effect at the statement of financial position date. Non-monetary items are translated using the historical rate on the date of the transaction. Revenue and expenses are translated at the exchange rates approximating those in effect on the date of the transactions. Foreign exchange gains and losses are included in profit or loss.

(m)	Loss per share

Basic loss per share is calculated by dividing the loss attributable to common shareholders of the Company by the weighted average number of common shares outstanding during the period. Diluted loss per share amounts are calculated assuming that the proceeds received from the exercise of stock options and warrants would be used to repurchase shares at the prevailing market rate. When a loss is incurred during the period, this calculation is considered to be anti-dilutive.

(n)	Comprehensive income (loss)

Comprehensive income (loss) is the change in the Company’s net assets that results from transactions, events and circumstances from sources other than the Company’s shareholders and includes items that are not included in profit or loss. The Company currently has incurred no comprehensive income or loss.

(o)	Share-based payments

The Company grants share-based awards to employees, directors and consultants as an element of compensation. The fair value of the awards is recognized over the vesting period as share-based compensation expense offset by reserves. The fair value of share-based compensation is determined

E-3-14

DOLLY VARDEN SILVER CORPORATION

Notes to the Consolidated Financial Statements

For the years ended December 31, 2024 and 2023

(Expressed in Canadian Dollars)

3	MATERIAL ACCOUNTING POLICY INFORMATION (cont’d)

(o)	Share-based payments (cont’d)

using the Black-Scholes option pricing model. At each reporting date prior to vesting, the cumulative expense representing the extent to which the vesting period has expired and management’s best estimate of the awards that are ultimately expected to vest is computed. No expense is recognized for awards that do not ultimately vest. When stock options are exercised, the proceeds received, together with any related amount in the reserves, are credited to share capital.

In situations where equity instruments are issued to non-employees and some or all of the goods or services received by the entity as consideration cannot be specifically identified, they are measured at the fair value of the equity instruments. Otherwise, share based compensation are measured at the fair value of the goods or the services received.

(p)	Leases

At inception of a contract, the Company assesses whether a contract is, or contains, a lease. A contract is, or contains, a lease if the contract conveys the right to control the use of an identified asset over a period of time in exchange for consideration. The Company assesses whether the contract involves the use of an identified asset, whether it has the right to obtain substantially all of the economic benefits from the use of the asset during the term of the contract and it has the right to direct the use of the asset.

The right-of-use asset is subsequently depreciated from the commencement date to the earlier of the end of the lease term, or the end of the useful life of the asset. The right-of-use asset may be reduced due to impairment losses, if any, and adjusted for certain remeasurements of the lease liability.

A lease liability is initially measured at the present value of the lease payments that are not paid at the commencement date discounted by the interest rate implicit in the lease or, if that rate cannot be readily determined the incremental borrowing rate. The lease liability is subsequently measured at amortized cost using the effective interest method. Lease payments included in the measurement of the lease liability comprise of fixed payments, variable lease payments, and amounts expected to be payable at the end of the lease term.

The Company has elected not to recognize the right-of-use assets and lease liabilities for short-term leases that have a lease term of twelve months or less. The lease payments associated with these leases are charged directly to income on a straight-line basis over the lease term.

(q)	Application of New and Revised Accounting Standards

New standards, interpretations and amendments

Classification of Liabilities as Current or Non-current (Amendments to IAS 1)

The amendments to IAS 1 provide a more general approach to the classification of liabilities based on the contractual arrangements in place at the reporting date. These amendments are effective for reporting periods beginning on or after January 1, 2024. Implementation of this new standard did not significantly impact the financial statements.

E-3-15

DOLLY VARDEN SILVER CORPORATION

Notes to the Consolidated Financial Statements

For the years ended December 31, 2024 and 2023

(Expressed in Canadian Dollars)

3	MATERIAL ACCOUNTING POLICY INFORMATION (cont’d)

(q)	Application of New and Revised Accounting Standards (cont’d)

Future standards not yet adopted

IFRS 18 Presentation and Disclosure in Financial Statements

In April 2024, the IASB issued IFRS 18 Presentation and Disclosure in Financial Statements (“IFRS 18”) which replaces IAS 1 Presentation of Financial Statements. This standard aims to improve how companies communicate in their financial statements, with a focus on information about financial performance in the statement of profit or loss, in particular additional defined subtotals, disclosures about management-defined performance measures and new principles for aggregation and disaggregation of information. IFRS 18 is accompanied by limited amendments to the requirements in IAS 7 Statement of Cash Flows. IFRS 18 is effective from January 1, 2027. Companies are permitted to apply IFRS 18 before that date. The Company is currently assessing the impact the new standard will have on its consolidated financial statements.

4	SHORT TERM INVESTMENT

As at December 31, 2024, the Company held a $2,100,000 ($nil – December 31, 2023) guaranteed investment certificate maturing April 7, 2025. The investment has an annualized interest rate of 4.00% and earned interest of $19,952.

5	PREPAID EXPENSES

Prepaid expenses consist of:

	December 31, 2024	December 31, 2023
Advances for exploration expenditures	$59,942	$273,000
Insurance and other administrative expenses	268,151	245,262

	$328,093	$518,262

6	AMOUNTS RECEIVABLE

Amounts receivable consists of:

	December 31, 2024	December 31, 2023
Goods and Services Tax receivable	$67,332	$850,864
Other	220	116,400

	$67,552	$967,264

E-3-16

DOLLY VARDEN SILVER CORPORATION

Notes to the Consolidated Financial Statements

For the years ended December 31, 2024 and 2023

(Expressed in Canadian Dollars)

7	EQUIPMENT

Equipment consists of:

	Dock	Tents and Trailers	Equipment	Vehicles	Gas Tank	Boat	Office Furniture	Total
Cost:
At December 31, 2022	$15,571	$203,315	$175,166	$39,936	$40,000	$91,755	$—	$565,743
Additions	—	—	14,135	—	—	—	—	14,135

At December 31, 2023	15,571	203,315	189,301	39,936	40,000	91,755	—	579,878
Additions	—	—	18,778	—	—	—	4,938	23,716

At December 31, 2024	$15,571	$203,315	$208,079	$39,936	$40,000	$91,755	$4,938	$603,594

Accumulated Depreciation:
At December 31, 2022	$8,262	$155,050	$64,714	24,080	$27,999	$28,828	$—	$308,933
Depreciation	365	14,478	24,650	4,757	1,200	9,439	—	54,889

At December 31, 2023	8,627	169,528	89,364	28,837	29,199	38,267	—	363,822
Depreciation	347	10,135	23,759	3,330	1,080	8,023	1,383	48,057

At December 31, 2024	$8,974	$179,663	$113,123	$32,167	$30,279	$46,290	$1,383	$411,879

Net Book Value:
At December 31, 2023	$6,944	$33,787	$99,937	$11,099	$10,801	$53,488	$—	$216,056

At December 31, 2024	$6,597	$23,652	$94,956	$7,769	$9,721	$45,465	$3,555	$191,715

8	EXPLORATION AND EVALUATION ASSETS

Title to exploration and evaluation assets involves certain inherent risks due to the difficulties of determining the validity of certain claims, as well as the potential for problems arising from the frequently ambiguous conveyancing history characteristic of many exploration and evaluation assets. The Company has investigated title to all of its exploration and evaluation assets and, to the best of its knowledge, title to all of its properties is in good standing.

Exploration and evaluation asset acquisition costs are set out below:

Balance, December 31, 2022 and 2023	$70,906,785
Additions	422,750

Balance, December 31, 2024	$71,329,535

Kitsault Valley (“KV”) Project

During the years ended December 31, 2011 to 2018, the Company purchased the Dolly Varden (or “DV”) property, consisting of fee simple titles, mineral claims and mineral tenures in respect of certain lands located in the Kitsault area of British Columbia. The property is subject to a 2% net smelter return royalty (“NSR”) of which one-half (or 1%) of the NSR can be repurchased by the Company for $2,750,000 at any time.

E-3-17

DOLLY VARDEN SILVER CORPORATION

Notes to the Consolidated Financial Statements

For the years ended December 31, 2024 and 2023

(Expressed in Canadian Dollars)

8	EXPLORATION AND EVALUATION ASSETS (cont’d)

During the year ended December 31, 2020, the Company acquired additional surface rights and fee simple lands. The total package had been previously leased annually by the Company from private owners. The transaction involved a payment of $153,000 in cash and issuance of 192,061 common shares of the Company for a value of $149,808.

On February 25, 2022, the Company completed the acquisition of a 100% interest in the Homestake Ridge property pursuant to a purchase agreement with Fury Gold Mines Ltd. (“Fury”). The Homestake Ridge property is located adjacent to the Company’s DV property. The Homestake Ridge property is subject to a 2% NSR applicable to certain claims (the “Crown Grants”). The 2% NSR on the Crown Grants includes an annual advanced minimum royalty of $50,000 yearly payment obligations. Ten business days after commencement of commercial production, approximately 17,300 shares of the Company are to be issued to the NSR holders. Additionally, a small area of the Homestake Ridge property is subject to a 3% royalty. The Company refers to the combination of its Homestake Ridge and DV properties as the Kitsault Valley Project (the “KV Project”). As of December 31, 2024, the Company has deposits totaling $159,000 (December 31, 2023 - $159,000) as reclamation bonds for the KV Project.

Big Bulk Property

On December 19, 2023, the Company entered into an assignment and assumption agreement (the “Assignment Agreement”) with Libero Copper & Gold Corporation (“Libero”) pursuant to which the Company was assigned the rights to an option agreement (the “Option Agreement”) to earn a 100% interest in certain claims known as the Big Bulk property. As consideration for the Assignment Agreement the Company issued Libero 275,000 common shares of the Company valued at $222,750, on January 9, 2024 (Note 9).

In connection with this acquisition, the Company also entered into an amended agreement with LCT Holdings Inc., the owner of the Big Bulk property and optionor under the Option Agreement. The amended Option Agreement provides that the Company may earn-in a 100% undivided interest in the Big Bulk property by completing the following payments:

a) $50,000 in cash on or before December 31, 2023; (cash paid)

b) $150,000 in cash on or before December 31, 2024; (cash paid)

c) $250,000 in cash or common shares on or before December 31, 2025;

d) $500,000 in cash or common shares on or before December 31, 2026; and

e) $500,000 in cash or common shares on or before December 31, 2027.

The Company has the right to elect to issue common shares instead of a cash payment only when the market price of the common shares at the time is equal or greater than to the ten day volume weighted average price of the common shares of the Company, subject to such exchange’s minimum pricing rules and further provided that the common shares may only be issued by the Company if the deemed price is equal to or greater than $0.64 per Common share, otherwise the Company may only satisfy such payment in cash.

E-3-18

DOLLY VARDEN SILVER CORPORATION

Notes to the Consolidated Financial Statements

For the years ended December 31, 2024 and 2023

(Expressed in Canadian Dollars)

8	EXPLORATION AND EVALUATION ASSETS (cont’d)

Exploration And Evaluation Expenses

The following table summarizes the exploration and evaluation expenses incurred during the years ended December 31, 2024 and 2023.

	December 31, 2024	December 31, 2023
Analytical and sample related	$1,127,904	$1,898,610
Camp, food, supplies and related	1,988,143	2,312,427
Claim maintenance	80,012	59,030
Community relations and related	82,385	102,420
Depreciation	48,057	54,889
Drilling	9,800,110	13,720,520
Equipment and warehouse rental	822,228	751,388
Fuel	738,856	967,412
Geological and geoscience	1,619,939	2,879,962
Mapping and modelling	165,618	123,840
Project supervision	602,500	399,138
Resource and metallurgy	—	238
Drill pad preparation	830,720	1,246,252
Transport, travel and related	87,057	289,919
Cost recovery: BC METC	(118,212)	—

Total	$17,875,317	$24,806,045

9	SHARE CAPITAL

Authorized: Unlimited number of common shares without par value.

Issued:

On September 27, 2024, the Company closed the second and final tranche of a bought deal financing for additional gross proceeds of $4,500,000 from the issuance of 3,600,000 flow through (“FT”) common shares at price of $1.25 per FT common share. In connection with the closing of the first tranche of the Offering, a finders’ fee of $225,000 was paid representing 5.0% of the gross proceeds.

On September 4, 2024, the Company closed the first tranche of a bought deal financing for aggregate gross proceeds to the Company of $27,700,000. Pursuant to the close of first tranche of this financing, the Company sold 11,500,000 common shares of the Company at a price of $1.00 per common share for gross proceeds of $11,500,000 and it also sold 12,960,000 FT common shares at a price of $1.25 per FT common share for gross proceeds of $16,200,000. In connection with the closing of the first tranche of this financing, a finders’ fee of $1,385,000 was paid representing 5.0% of the gross proceeds.

On March 26, 2024, the Company closed a bought deal financing for gross proceeds to the Company of $14,999,985. Pursuant to this financing, the Company sold 14,285,700 FT common shares on a charitable basis at a price of $1.05 per FT common share. Underwriter fees of $749,999 were paid in relation to this financing.

E-3-19

DOLLY VARDEN SILVER CORPORATION

Notes to the Consolidated Financial Statements

For the years ended December 31, 2024 and 2023

(Expressed in Canadian Dollars)

9	SHARE CAPITAL (cont’d)

On January 9, 2024, the Company issued to Libero 275,000 common shares of the Company valued at $222,750 in relation to the Assignment Agreement (Note 8).

On November 1, 2023, the Company completed the sale of 15,384,616 common shares of the Company to Hecla Canada Ltd. (“Hecla”) at a price of $0.65 per common share for gross proceeds of $10,000,000.

During the year ended December 31, 2024, the Company issued 684,893 shares pursuant to conversion of restricted share units (“RSUs”). The value of the settled units adjusted the share capital reserve account by $664,346 (2023 - $nil).

During the year ended December 31, 2024, the Company issued 3,634,334 (2023 - 1,027,499) common shares pursuant to the exercise of stock options for proceeds of $1,319,607 (2023 - $559,041).

Restricted Share Units

The Company adopted a RSU plan during the year ended December 31, 2022 after the shareholders approved a new rolling 10% RSU plan (the “RSU Plan”) at its annual general meeting on June 24, 2024. The maximum number of common shares issuable upon the vesting of RSUs granted pursuant to the RSU Plan combined with other share-based compensation arrangements is set at 10% of the total issued common shares. The RSU Plan is an evergreen plan meaning any vesting of an RSU will, subject to the overall limit described above, allow new grants available under the RSU Plan resulting in a reloading of the number of RSUs available for grant. On April 2, 2024, the Company granted 1,183,000 RSUs to various directors with vesting equally spread over 3 years with the first vesting occurring after one year. The Company expensed $1,139,455 included in share-based compensation expense during the year ended December 31, 2024 (December 31, 2023 - $727,051).

Number of RSUs
Balance, December 31, 2022	—
Granted	2,054,678

Balance, December 31, 2023	2,054,678
Granted	1,183,000
Settlement upon vesting	(684,893)

Balance, December 31, 2024	2,552,785

Stock Options

The Company has a stock option plan under which it is authorized to grant share purchase options to executive officers, directors, employees and consultants enabling the holder to acquire up to 10% of the issued and outstanding common shares of the Company. Under the plan, the exercise price of each option shall be no less than the discounted market price of the Company’s shares prior to the grant in accordance with Exchange policies. Options are granted for a maximum term of 10 years.

E-3-20

DOLLY VARDEN SILVER CORPORATION

Notes to the Consolidated Financial Statements

For the years ended December 31, 2024 and 2023

(Expressed in Canadian Dollars)

9	SHARE CAPITAL (cont’d)

Vesting is at the discretion of the Board of Directors. In the absence of a vesting schedule, such options shall vest immediately.

	Number of Options	Weighted Average Exercise Price $
Balance, December 31, 2022	11,103,250	0.59
Granted	800,000	0.97
Exercised	(1,027,499)	0.54
Forfeited/expired	(5,000)	0.40

Balance, December 31, 2023	10,870,751	0.62
Granted	2,824,000	0.85
Exercised	(3,634,334)	0.36
Forfeited/ Expired	(466,667)	0.64

Balance, December 31, 2024	9,593,750	0.78

As at December 31, 2024, the Company had outstanding stock options enabling the holders to acquire common shares as follows:

Date of Expiry	Exercise Price $	Number of Stock Options Outstanding as at December 31, 2024
February 18, 2025	0.25	30,000
March 17, 2025	0.25	206,250
March 25, 2026	0.71	2,025,000
February 25, 2027	0.79	3,550,000
August 19, 2027	0.71	424,500
February 24, 2028	0.97	600,000
March 28, 2029	0.84	2,583,000
May 22, 2029	1.06	100,000
June 24, 2029	1.00	75,000

Total Outstanding	0.78	9,593,750

Total Exercisable	0.76	7,523,583

During the year ended December 31, 2024, the Company recognized a total of $1,461,500 (December 31, 2023 - $936,802) in share-based payments expense for the options granted and vested during the year. The fair value of options granted during the year ended December 31, 2024 was $0.62 (2023—$0.66) per option. The weighted average remaining life of the stock options as of December 31, 2024 is 2.60 (December 31, 2023 – 2.44) years.

E-3-21

DOLLY VARDEN SILVER CORPORATION

Notes to the Consolidated Financial Statements

For the years ended December 31, 2024 and 2023

(Expressed in Canadian Dollars)

9	SHARE CAPITAL (cont’d)

The following weighted average assumptions were used for the Black-Scholes valuation of stock options granted:

For the year ended	December 31, 2024	December 31, 2023
Risk-free interest rate	3.68%	3.71%
Expected dividend yield	0%	0%
Annualized stock price volatility	83%	83%
Expected life of options	5 years	5 years
Expected forfeiture rate	0%	0%

Flow-through Premium Liability

The following is a continuity of the liability portion of the flow-through share issuances:

Balance, December 31, 2022	$3,653,886
Settlement of flow-through share premium liability pursuant to qualifying expenditures	(3,653,886)

Balance, December 31, 2023	—
Flow-through premium liability additions	7,779,996
Settlement of flow-through share premium liability pursuant to qualifying expenditures	(4,301,284)

Balance, December 31, 2024	$3,478,712

Anti-dilution rights agreements

In September 2012, the Company entered into an ancillary rights agreement with Hecla, whereby as long as Hecla holds a pro-rata interest of 10%, it reserves the right to maintain its ownership interest in the event the Company issues any equity securities. In February 2022, the Company entered into an investor rights agreement in relation to the acquisition of Homestake with Fury whereby as long as Fury holds a pro-rata interest of 10%, it reserves the right to maintain its ownership interest in the event the Company issues any equity securities for cash. At December 31, 2024 each of Hecla and Fury owned greater than 10% of the Company.

10	CAPITAL MANAGEMENT

The Company’s objectives when managing capital are to safeguard its ability to continue as a going concern to pursue other business opportunities and to maintain a flexible capital structure that optimizes the cost of capital within a framework of acceptable risk. The capital of the Company consists of items within shareholders’ equity.

The Company manages the capital structure and makes adjustments to it in light of changes in economic conditions and the risk characteristics of the underlying assets. To maintain or adjust its capital structure, the Company may issue new shares, issue new debt, or acquire or dispose of assets.

E-3-22

DOLLY VARDEN SILVER CORPORATION

Notes to the Consolidated Financial Statements

For the years ended December 31, 2024 and 2023

(Expressed in Canadian Dollars)

10	CAPITAL MANAGEMENT (cont’d)

The Company is dependent on the capital markets as its main source of operating capital. The Company’s capital resources are largely determined by the strength of the junior public markets, by the status of the Company’s projects in relation to these markets and its ability to compete for investor support of its projects. There have been no changes to the Company’s approach to capital management during the year ended December 31, 2024. The Company has no capital restrictions other than an anti-dilution right in favor of Hecla and Fury whereby both parties have the right to maintain their equity holdings in the Company (Note 9).

11	RELATED PARTY TRANSACTIONS

During the years ended December 31, 2024 and 2023, the Company incurred the following amounts charged by officers and directors (being key management personnel) and companies controlled and/or owned by officers and directors of the Company in addition to the related party transactions disclosed elsewhere in these consolidated financial statements:

	Year ended
	December 31, 2024	December 31, 2023
Directors’ fees	$228,400	$208,100
Exploration and evaluation (3,4)	722,500	567,138
Management fees (1)(2)	1,442,200	956,200
Share-based payments (1)(2)	2,026,036	1,380,274

Total	$4,419,136	$3,111,712

(1)

The Company entered into a consulting service agreement with S2K Capital Corp. and Shawn Khunkhun, Chief Executive Officer and director of the Company. Pursuant to this consulting agreement, Mr. Khunkhun is compensated at a rate of $30,000 (2023 - $28,333) per month, where the increase was effective April 1, 2024. The Company is required to pay an equivalent to 24 months’ pay plus an average of any cash performance bonus paid in the previous two completed financial years if the consulting agreement is terminated by either party absent an event of default during the twelve-month period following the date of a change in control of the Company. During the year ended December 31, 2024, the Company paid a $300,000 bonus related to the year ended December 31, 2023 and made an allowance of $360,000 for amounts expected to be paid in 2025 that relate to the year ended December 31 2024. If the agreement is terminated for reasons other than event of default, the Company is required to pay a sum equal to 12 months’ pay.

(2)

The Company entered into a consulting service agreement with Fehr & Associates and Ann Fehr, Chief Financial Officer (“CFO”) for full outsourced accounting and corporate secretary services. During the year ended December 31 2024 the Company paid an average of $25,144 (2023 - $19,067) per month for CFO and costs related to the controller, bookkeeper and administrative services. Of the amounts paid to Fehr & Associates, $16,667 per month was deemed to be related to CFO services and included in management fees expense, effective April 1, 2024. During the year ended December 31, 2024, the Company paid a $120,000 bonus related to the year ended December 31, 2023 and made an allowance of $100,000 for amounts expected to be paid in 2025 that relate to the year ended December 31 2024. The Company is required to pay an equivalent to 12 months’ pay if the consulting agreement is

E-3-23

DOLLY VARDEN SILVER CORPORATION

Notes to the Consolidated Financial Statements

For the years ended December 31, 2024 and 2023

(Expressed in Canadian Dollars)

11	RELATED PARTY TRANSACTIONS (cont’d)

terminated by either party absent an event of default during the twelve-month period following the date of a change in control of the Company.
(3)

The Company entered into a consulting service agreement with Robert van Egmond, VP Exploration of the Company. Pursuant to this consulting agreement, Mr. van Egmond is compensated at a rate of $22,500 (2023—$21,667) per month, where the increase was effective April 1, 2024. During the year ended December 31, 2024, the Company paid a $200,000 bonus related to the year ended December 31, 2023 and made an allowance of $135,000 for amounts expected to be paid in 2025 that relate to the year ended December 31 2024. The Company is required to pay the equivalent to 12 months’ pay if the consulting agreement is terminated by either party, absent an event of default, during the twelve-month period following the date of a change in control of the Company.

(4)	The Company paid $120,000 (2023- $168,000) in exploration and evaluation expenses to a company controlled by a director.

Other related party transactions are as follows:

At December 31, 2024, included in accounts payable is $10,640 (December 31, 2023 - $3,196) owed to officers of the Company.

At December 31, 2024 included in accrued liabilities is $686,750 (December 31, 2023 – $120,000) accrued to officers and directors of the Company.

During the year ended December 31, 2024, $94,537 (September 30, 2023—$nil) in fees were paid to Fehr & Associates, a corporation controlled by the CFO, that were attributable to costs directly associated with office space, accounting services and administration staff used by the Company.

12	FINANCIAL INSTRUMENTS AND RISK MANAGEMENT

The Company’s financial instruments recorded at fair value require disclosure as to how the fair value was determined based on significant levels of input described in the following hierarchy:

•	Level 1 – quoted prices (unadjusted) in active markets for identical assets or liabilities;

•	Level 2 – inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly (i.e., as prices) or indirectly (i.e., derived from prices); and

•	Level 3 – inputs for the asset or liability that are not based on observable market data (unobservable inputs).

The Company’s financial instruments include cash and cash equivalents, short term investment, amounts receivable, deposits, accounts payable and accrued liabilities, all of which are measured at amortized cost.

Financial Instruments

The carrying values of cash and cash equivalents, short term investment, amounts receivable, deposits, accounts payable and accrued liabilities approximate fair values due to the short-term nature of these instruments or market rates of interest. The Company’s risk exposures and the impact on the Company’s financial instruments are summarized below.

E-3-24

DOLLY VARDEN SILVER CORPORATION

Notes to the Consolidated Financial Statements

For the years ended December 31, 2024 and 2023

(Expressed in Canadian Dollars)

12	FINANCIAL INSTRUMENTS AND RISK MANAGEMENT (cont’d)

Credit Risk

The Company’s credit risk is primarily attributable to cash and cash equivalents, short term investment, deposits and amounts receivable. The Company has no significant concentration of credit risk arising from operations. Cash and cash equivalents consists of bank balances and demand guaranteed investment certificates at reputable financial institutions, from which management believes the risk of loss to be remote. Amounts receivable and deposits are due from government agencies.

The Company limits its exposure to credit risk for cash by placing it with high quality financial institutions.

Liquidity Risk

The Company’s ability to remain liquid over the long term depends on its ability to obtain additional financing through the issuance of additional securities, entering into credit facilities, or entering into joint ventures, partnerships or other similar arrangements. The Company’s ability to continue as a going concern is dependent upon its ability to continue to raise adequate financing in the future to meet its obligations and repay its liabilities arising from normal business operations when they come due. As at December 31, 2024, the Company had cash and cash equivalents and short term investment of $34,177,599 to settle current liabilities of $913,177 (excluding liability on flow-through share issuances).

Interest Rate Risk

The Company has cash and cash equivalent balances subject to fluctuations in the prime rate. The Company periodically monitors the investments it makes and is satisfied with the credit ratings of its banks. Management believes that interest rate risk is remote, as investments are redeemable at any time and interest can be earned up to the date of redemption.

Price Risk

The Company is exposed to price risk with respect to commodity prices. The Company’s future mining operations will be significantly affected by changes in the market price for silver. Precious metal prices fluctuate daily and are affected by numerous factors beyond the Company’s control. The supply and demand for commodities, level of interest rates, rate of inflation, investment decisions by large holders of commodities and stability of exchange rates can all cause significant fluctuations in commodity prices.

13	SEGMENTED INFORMATION

The Company operates in one reportable segment, the exploration and development of unproven exploration and evaluation assets. The Company’s primary exploration and evaluation assets are located in British Columbia, and its corporate assets, comprising mainly of cash, are located in Canada. The Company is in the exploration stage and has no reportable segment revenues or operating results. All corporate expenses are incurred in Canada.

E-3-25

DOLLY VARDEN SILVER CORPORATION

Notes to the Consolidated Financial Statements

For the years ended December 31, 2024 and 2023

(Expressed in Canadian Dollars)

14	INCOME TAX

A reconciliation of income taxes at statutory rates with the reported taxes is as follows:

	Year ended December 31, 2024	Year ended December 31, 2023
Loss for the year	$(20,649,147)	$(26,650,462)

Expected income tax recovery	(5,575,000)	(7,196,000)
Change in statutory rates and other	—	256,000
Permanent difference	(407,000)	(445,000)
Impact of flow through share issuance	4,355,000	5,553,000
Share issuance costs	(812,000)	(19,000)
Adjustment to prior years provision versus statutory tax returns and expiry of non-capital losses	196,000	(284,000)
Change in unrecognized deductible temporary differences	2,243,000	2,135,000

Total income tax expense (recovery)	$—	$—

The significant components of the Company’s unrecorded deferred tax assets and liabilities are as follows:

	Year ended December 31, 2024	Year ended December 31, 2023
Deferred tax assets:
Exploration and evaluation assets	$8,451,000	$7,557,000
Property and equipment	245,000	194,000
Share issuance costs	933,000	513,000
Non-capital losses available for future periods	13,622,000	12,744,000

	$23,251,000	$21,008,000
Unrecognized deferred tax assets	(23,251,000)	(21,008,000)

Net deferred tax assets	$—	$—

The Company’s unrecognized deductible temporary differences, tax credits and tax losses are as follows:

	As at December 31, 2024		As at December 31, 2023
Temporary Differences:
Investment tax credit	$711,000	2032 -2040	$711,000
Property and equipment	$905,000	No expiry date	$718,000
Exploration and evaluation assets	$29,378,000	No expiry date	$26,068,000
Share issuance costs	$3,454,000	2045 to 2048	$1,902,000
Non-capital losses available for future periods	$50,453,000	2026 to 2044	$47,200,000

E-3-26

DOLLY VARDEN SILVER CORPORATION

Notes to the Consolidated Financial Statements

For the years ended December 31, 2024 and 2023

(Expressed in Canadian Dollars)

15	SUBSEQUENT EVENT

Subsequent to December 31, 2024, the Company issued 236,250 common shares pursuant to the exercise of stock options for proceeds of $128,062.

E-3-27

Annex E-4

DOLLY VARDEN SILVER CORPORATION Management’s Discussion and Analysis September 30, 2025

This Management Discussion and Analysis (“MD&A”) of Dolly Varden Silver Corporation (the “Company” or “Dolly Varden”) is for the nine months ended September 30, 2025, and is prepared by management using information available as of November 12, 2025. There has been no material change in the Company’s financial condition since such date. This MD&A should be read in conjunction with the condensed consolidated interim financial statements of the Company as at September 30, 2025 and for the nine months then ended and the audited consolidated financial statements of the Company as at December 31, 2024 and for the year then ended, and the notes thereto, prepared in accordance with IFRS Accounting Standards, as issued by the International Accounting Standards Board. This MD&A complements and supplements, but does not form part of, the Company’s condensed consolidated interim financial statements.

This MD&A contains forward-looking statements. Statements regarding the adequacy of cash resources to carry out the Company’s exploration programs or the need for future financing are forward-looking statements. All forward-looking statements, including those not specifically identified herein, are made subject to cautionary language on page 24 in addition to the cautionary notes for United States (or “US”) Investors concerning resource estimates on page 25. Readers are advised to refer to the cautionary language when reading any forward-looking statements.

This MD&A is prepared in conformity with National Instrument (“NI”) 51-102F1 Continuous Disclosure Obligations. All dollar amounts referred to in this MD&A are expressed in Canadian dollars, except where indicated otherwise.

CORPORATE OVERVIEW

Dolly Varden Silver Corporation was incorporated under the Business Corporations Act (British Columbia) (the “BCBCA”) in the province of British Columbia (or “BC”) on March 4, 2011. The Company’s primary business is the acquisition and exploration of mineral properties in Canada. The Company’s common shares are listed for trading on the TSX Venture Exchange (“TSXV”) under the symbol “DV”, on the NYSE American LLC (“NYSE-A”) under the trading symbol “DVS” and on the Frankfurt Exchange under the trading symbol “DVQ”. The Company’s head office is located at Suite 3123, 595 Burrard Street, Vancouver, British Columbia, Canada, V7X 1J1. The registered address and records office of the Company is located at Suite 1700 Park Place, 666 Burrard Street, Vancouver, British Columbia, Canada, V6C 2X8.

Dolly Varden is a mineral exploration company focused on exploration advancing its 100% owned Kitsault Valley project (or “KV Project”), which includes the Dolly Varden Property (or “DV Property”) and the Homestake Ridge Property located in the Golden Triangle of British Columbia, Canada, 25 kilometres (“km”) by road to tide water. The 163-square km KV Project hosts the high-grade silver and gold resources of Dolly Varden and Homestake Ridge along with the past-producing Dolly Varden and Torbrit silver mines. The KV Project is prospective for hosting further precious metal deposits, being on the same structural and stratigraphic belts that host numerous other on-trend, high-grade deposits, such as Eskay Creek and Brucejack.

The Company presently has one NI 43-101 Standards of Disclosure for Mineral Projects report, which was signed on March 23, 2023, with an effective date of September 28, 2022, and combines the DV Property and the Homestake Ridge Property. The KV Project hosts the silver and gold resources of Dolly Varden and Homestake Ridge with combined resources of 34,731,000 ounces of silver and 165,993 ounces of gold in the Indicated category and 29,277,000 ounces of silver and 816,719 ounces of gold in the Inferred category.

E-4-1

DOLLY VARDEN SILVER CORPORATION

Management’s Discussion and Analysis

In addition to the KV Project, Dolly Varden has consolidated a land package of six other properties in the same region as the KV Project. These six properties have historically been explored for gold, copper, silver, lead and zinc. Including the KV Project and the recent acquisitions. The Company now holds a combined area of 100,000 hectares within the region.

The Company currently has no producing mines and consequently no revenue or cash flow from operations. The recovery of the amounts comprising exploration and evaluation assets are dependent upon: (1) the ability of the Company to obtain necessary financing to successfully complete the exploration and development of those resources; (2) the confirmation of economically recoverable reserves; and (3) future profitable production or on selling the project. It is the intention of the Company to obtain financing through access to public equity markets, debt and partnerships or joint ventures as sources of funding for its exploration expenditures and to meet ongoing working capital requirements.

OPERATIONS AND OVERALL PERFORMANCE

Outlook

The 2025 Kitsault Valley Project on site exploration program was completed in October 2025 with a total of 56,131 metres completed in 84 drill holes. The program worked toward resource expansion through step-out and infill drilling at the Wolf and Homestake Silver deposits as well as intersecting new mineralization at numerous exploration targets throughout the Kitsault Valley and Big Bulk copper-gold porphyry project. Current work includes the compilation of assay results, geological modelling towards integration into updated resource estimates, assessing results, and advanced metallurgical studies and environmental baseline programs are also in progress.

The Company is sufficiently funded to complete a similarly sized 2026 exploration program and will continue with its goals of growth through de-risking the portfolio, expanding resources, acquisition and new discoveries.

During the second quarter of 2025, the Company acquired the Kinskuch Property, Porter Property, and MTB Projects (all as defined and discussed below) which have significantly expanded the Company’s exploration

E-4-2

DOLLY VARDEN SILVER CORPORATION

Management’s Discussion and Analysis

property pipeline heading into 2026. Dolly Varden continues to evaluate additional regional consolidation opportunities.

Regional Property Acquisition
DOLLY VARDEN
SILVER CORP
N
AMERICAN CREEK
Mountain Boy
Mine
BA
RED CLIFF
Premier Mine
Provincial Highways
Red Mountain
Stewart
PORTER
Porter Idaho
Mine
THEIA
To HWY 37
HOMESTAKE
DOLLY VARDEN
Dolly Varden/
Torbrit
BIG BULK
Forest Service Roads
KINSKUCH
Kitsault
Mountain Boy Property Acquisition
Porter Property Acquisition
Hecla Property Acquisition
Dolly Varden Mineral Tenure
Mineral Deposits
Past Producers
0km
10km
20km

Note: American Creek, Red Cliff, BA, Theia, Porter and Kinskuch

were acquired in May 2025 and June 2025 in three separate transactions

Highlights – General

•

On October 23, 2025 the Company closed a bought deal financing for total gross proceeds of $33,973,000 by issuing 4,646,000 shares. The financing comprised 2,906,000 common shares at $6.50 per share for $18,889,000 under the Listed Issuers Financing Exemption (“LIFE”), 750,000 charity flow-through (or “FT”) shares at $9.42 per share for $7,065,000, and 990,000 FT shares at $8.10 per share for $8,019,000.

E-4-3

DOLLY VARDEN SILVER CORPORATION

Management’s Discussion and Analysis

•

On June 26, 2025, the Company closed a bought deal financing for aggregate gross proceeds to the Company of $28,755,500 through two offerings. Issued under a prospectus-exempt basis pursuant to the “listed issuer financing exemption” (the “LIFE Offering”), the Company sold 2,445,500 common shares of the Company at a price of $4.60 per common share for gross proceeds of $ 11,249,300 and also sold 1,128,000 FT common shares at a price of $6.65 per FT common share for gross proceeds of $7,501,200. Under an additional Private Placement Offering, the Company sold 1,740,000 FT common shares of the Company at a price of $5.75 per FT common share for gross proceeds of $10,005,000. In connection with the closing of the two financings, a finders’ fee of $1,437,775 was paid representing 5% of the gross proceeds.

•

On June 26, 2025, the Company acquired an interest in four properties in British Columbia totalling over 20,000 hectares (collectively, the “MTB Group”) from MTB Metals Corp. (“MTB Metals”) by issuance of 486,072 common shares of the Company valued at $2,245,653 plus the assumption of outstanding property payment obligations of $50,000. The properties include the American Creek Property (consisting of Mountain Boy Property, Silver Crown Property, and Dorothy Property), the Theia Property, the BA Property, and the Red Cliff Property.

•

On May 23, 2025, the Company acquired Strikepoint Gold Inc’s (“StrikePoint”) interest in the Porter Project, located in the Golden Triangle, British Columbia, which has 15 contiguous claims and 46 Crown grants, encompassing an area of approximately 3,192 hectares. The property was acquired for consideration of $1,105,914, which was satisfied by the issuance of 295,699 common shares.

•

On May 23, 2025, the Company acquired 100% of Hecla Mining Company’s (“Hecla”) Kinskuch property in northwest BC’s Golden Triangle for consideration of $5,178,018, which was satisfied by Dolly Varden issuing 1,351,963 common shares.

•	On April 15, 2025, the Company announced that it received approval to be listed on the NYSE-A and, on April 21, 2025, the common shares began trading on the NYSE-A under the symbol “DVS”.

•	In April 2025, the Company hired a market maker to support trading and LFG Equities to support general market awareness of the Company.

•

Effective April 7, 2025, the Company implemented a 4:1 consolidation of its common shares (the “Consolidation”). The Consolidation acted to reduce the number of issued and outstanding common shares from 318,077,469 on a pre-Consolidation basis to 79,519,464 on a post-Consolidation basis. All share figures and per share figures in this MD&A have been retroactively adjusted to reflect the Consolidation.

•

On February 28, 2025, the Company granted 548,500 stock options (2,194,000 pre-Consolidation) exercisable at $4.00 ($1.00 pre-consolidation) and 237,244 (949,000 pre-Consolidation) restricted share units (“RSUs”).

Highlights – Exploration Results

•

In October 2025 the Company completed the 2025 diamond drill program with a total of 56,131 metres drilled and 84 drill holes. The exploration was previously expanded from an initial May 2025 plan of 35,000 metres.

•	Following is a summary of highlights related to the 2025 exploration program:

On November 10, 2025, Dolly Varden announced results from the 2025 infill drilling that looks to expand the high-grade gold zone within the Homestake Silver deposit. Refer to the news release for full list of results. Two highlights from the Homestake Silver Deposit Area included1:

•	HR25-469: 26.74 grams per tonne {“g/t”) Au over 14.75 metres, including 122 g/t Au over 2.85 metres from within the broad mineralized zone grading 12.13 g/t Au over 33.80 metres

E-4-4

DOLLY VARDEN SILVER CORPORATION

Management’s Discussion and Analysis

•	HR25-464: 9.22 g/t Au over 6.65 metres, including 58.80 g/t Au over 0.50 metres from a separate, newly recognized stockwork zone

(1intervals shown are core length; estimated true widths vary depending on intersection angles and range from 65% to 75% of core lengths, further modelling of the new interpretation is needed before true widths can be estimated; Assay results reported are uncapped)

On October 1, 2025, Dolly Varden announced a step-out drill result at the Homestake Silver deposit at the Homestake Ridge Property in BC’s Golden Triangle. Highlights from the Homestake Silver Deposit Area included1:

•	HR25-456: 3.34 g/t Au over 120 metres, including 216 g/t Au over 0.52 metres and 166 g/t Au over 1.3 metres

(1intervals shown are core length; estimated true widths vary depending on intersection angles and range from 55% to 75% of core lengths, further modelling of the new interpretation is needed before true widths can be estimated; Assay results reported are uncapped)

On September 2, 2025, Dolly Varden announced drill results from the Wolf Vein on the Dolly Varden Property in BC’s Golden Triangle. The high grade silver mineralization in drill hole DV25-446 includes abundant native silver and is consistent with the robust style of mineralization with a significant increase in associated gold and base metal values. Highlight from the Wolf Vein included1:

•	DV25-446: 1,422 g/t Ag, 0.51 g/t Au, 3.05% Pb and 1.42% Zn over 21.70 metres, including 10,700 g/t Ag, 2.54 g/t Au, 4.33% Pb and 1.68% Zn over 1.00 metre

(1intervals shown are core length; estimated true widths vary depending on intersection angles and range from 55% to 65% of core lengths, further modelling of the new interpretation is needed before true widths can be estimated; Assay results reported are uncapped)

•	Following is a summary of highlights related to the 2024 exploration program, announced during this fiscal year:

On February 3, 2025, Dolly Varden announced drill results from its 2024 program at the Homestake Silver deposit and exploration drilling at the Homestake Ridge Property in BC’s Golden Triangle. Highlights from the Homestake Silver Deposit Area included1:

•	HR24-431 – step-out to north: 21.55 g/t Au and 27 g/t Ag over 8.72 metres, including 47.92 g/t Au and 58 g/t Ag over 3.74 metres and including 91.1 g/t Au and 114 g/t Ag over 0.51 metres.

•	HR24-433 – step-out on new eastern lens: 35.05 g/t Au and 114 g/t Ag over 2.32 metres, including 74.7 g/t Au and 297 g/t Ag over 0.72 metres within 29.50 metres of 3.48 g/t Au and 13 g/t Ag.

•	HR24-437 – south end infill: 5.54 g/t Au and 97 g/t Ag over 10.20 metres, including 21.34 g/t Au and 384 g/t Ag over 2.40 metres, including 42.10 g/t Au and 1,135 g/t Ag over 0.77 metres.

•	HR24-438 – south end infill: 4.48 g/t Au and 16 g/t Ag over 14.33 metres, including 29.17 g/t Au and 59 g/t Ag over 1.62 metres.

•	HR24-439 – step-out 170 metre down dip: 1.56 g/t Au and 5 g/t Ag over 28.9 metres, including 9.55 g/t Au and 32 g/t Ag over 0.50 metres and 12.15 g/t Au and 14 g/t Ag over 1.00 metre.

•	HR24-448 – infill hole, 91.20 metres grading 1.88 g/t Au and 3 g/t Ag, including 13.90 g/t Au and 6 g/t Ag over 0.74 m, 21.70 g/t Au and 5 g/t Ag over 0.57 metres and 36.10 g/t Au and 12 g/t Ag over

E-4-5

DOLLY VARDEN SILVER CORPORATION

Management’s Discussion and Analysis

1.00 metre, as well as silver dominant intercepts including 1.10 g/t Au and 786 g/t Ag over 0.91 metres and 0.31g/t Au and 571 g/t Ag over 0.82 metres.

(1intervals shown are core length; estimated true widths vary depending on intersection angles and range from 55% to 75% of core lengths, further modelling of the new interpretation is needed before true widths can be calculated; Assay results reported are uncapped)

On January 7, 2025, Dolly Varden announced infill, step-out and resource expansion drilling results from the Wolf Vein at the KV Property. Drill hole DV24-421 is a significant 120-meter step-out down the plunge of the high-grade silver zone and intersected 379 g/t Ag, 0.64% Pb and 0.66% Zn over 21.69 metres. Highlights included2:

•	DV24-421 – 120-meter step-out: 379g/t Ag, 0.64% Pb and 0.66% Zn over 21.69 metres, including 1,804 g/t Ag, 4.36% Pb and 3.10% Zn over 1.67 metres.

•	DV24-406 – infill: 465 g/t Ag, 0.49% Pb and 0.22% Zn over 7.67 metres, including 1,416 g/t Ag, 1.56% Pb and 0.51% Zn with 0.24 g/t Au over 1.00 metres.

•

DV24-413 – lower extension: 374g/t Ag, 0.54% Pb and 0.82% Zn over 9.70 metres, including 975 g/t Ag, 0.36% Pb and 2.28% Zn over 2.30 metres. Individual Pb/Zn veins in the footwall to the main Wolf Vein graded 130 g/t Ag, 2.48% Pb, 14.65% Zn over a length of 2.07 metres.

•	DV24-415 – upper extension: 357 g/t Ag, 0.52% Pb and 0.41% Zn over 9.17 metres, including 2,034 g/t Ag, 3.47% Pb and 0.18% Zn over 1.15 metres.

(2intervals shown are core length. Estimated true widths vary depending on intersection angles and range from 55% to 70% of core lengths, further modelling of the new intersections is needed before true widths can be estimated)

Quality Assurance and Quality Control

The Company adheres to Canadian Institute of Mining, Metallurgy and Petroleum (“CIM”) Best Practices Guidelines for exploration related activities conducted on all of its properties. Quality Assurance and Quality Control (“QA/QC”) procedures are overseen by the qualified person (“QP”).

Dolly Varden QA/QC protocols are maintained through the insertion of certified reference material (standards), blanks and field duplicates within the sample stream. Drill core is cut in-half with a diamond saw, with one-half placed in sealed bags and shipped to the laboratory and the other half retained on site. Third party laboratory checks on 5% of the samples are carried out as well. Chain of custody is maintained from the drill to the submittal into the laboratory preparation facility.

Analytical testing was performed by ALS Canada Ltd. in North Vancouver, British Columbia. The entire sample is crushed to 70% minus 2 mm (10 mesh), of which a 500-gram split is pulverized to minus 200 mesh. Multi-element analyses were determined by inductively coupled plasma mass spectrometry (ICP-MS) for 48 elements following a 4-acid digestion process. High-grade silver testing was determined by fire assay with either an atomic absorption or a gravimetric finish, depending on grade range. Au is also determined by fire assay on a 30-gram split with either atomic absorption or gravimetric finish, depending on grade range. Metallic screen assays may be completed on very high-grade samples.

Mineral Properties: KV Project

The KV Project contains the DV Property with silver resources, the Homestake Ridge Property with gold, silver, copper and lead resources, and the Big Bulk property, a copper-gold porphyry system. Together the consolidated

E-4-6

DOLLY VARDEN SILVER CORPORATION

Management’s Discussion and Analysis

KV Project creates one large, high-grade precious metals project comprising 16,300 hectares, which is 100% held by Dolly Varden. This provides the Company with economies of scale and exploration upside potential in the silver and gold rich Dolly Varden mining camp, north of Alice Arm, BC, within the regionally important and prolific Stewart Complex in northwestern BC.

Dolly Varden Property

The Dolly Varden Property encompasses several historic underground workings, including historic production stopes from the Dolly Varden and Torbrit mines, exploration adits at North Star and Wolf, as well as several other showings and many mineralized prospects. The silver-rich deposits found on the Dolly Varden Property are hosted in Jurassic-aged volcanic and sedimentary rocks (Iskut River Formation) of the Hazelton Group. They display textural and mineralogical similarity to mineralization found in the region in subaqueous, gold- and silver-rich, hot spring-type volcanogenic massive sulfide (“VMS”) and epithermal style deposits, such as the Eskay Creek and Brucejack deposits, respectively. The nearby Big Bulk property hosts porphyry copper-gold style mineralization.

Since acquiring the Dolly Varden Property in 2011, fieldwork was dedicated to confirming and expanding the known mineralization near the historic deposits to upgrade into a compliant and current mineral resource estimate (“Current Mineral Resource Estimate”) for the Wolf, Dolly Varden, Torbrit and North Star deposits. The Company’s work consisted of surface and underground mapping, underground rehabilitation, detailed sampling, data compilation from reliable historic records and over 17,000 metres of core drilling. This data was used to complete an initial mineral resource estimate in 2015.

During the year ended December 31, 2011, the Company purchased the Dolly Varden Property, consisting of fee simple titles, mineral claims and mineral tenures in respect of certain lands located in the Kitsault area of BC. The Dolly Varden property is subject to a 2% net smelter return royalty (“NSR”) of which one-half (or 1%) of the NSR can be repurchased by the Company for $2,750,000 at any time.

During the year ended December 31, 2020, the Company acquired surface rights and fee simple lands where the exploration camp, offices, logging and sampling facilities are situated. The parcel of land is located at waterfront for shoreline access, has current core storage areas and has related property water rights. The total property package had been previously leased annually by the Company from private owners. The transaction involved a payment of $153,000 in cash and issuance of 192,061 common shares of the Company with a value of $149,808 for a total cost of $302,808.

Homestake Ridge Property

On February 25, 2022, Dolly Varden acquired the Homestake Ridge Property. The Homestake Ridge Property consists of a 7,500-hectare project area hosting three known deposits that make up the Homestake Ridge portion of the Current Mineral Resource Estimate over the KV Project. Mineralization in the main deposits is interpreted to be structurally controlled epithermal veins and breccia systems within the prospective Jurassic Hazelton, the formation hosting the deposits in the Dolly Varden Property area. In addition to epithermal style mineralization, Homestake Ridge also hosts strata bound volcanogenic style mineralization and intrusion related alteration and stock work veining.

Gold mineralization was first discovered at the Homestake Ridge project over 100 years ago with several exploration adits and trenches exposing vein and breccia style mineralization at surface. Mineralization was of significant grade and thickness that the property has been the subject of numerous exploration programs since the

E-4-7

DOLLY VARDEN SILVER CORPORATION

Management’s Discussion and Analysis

1920s, including prospecting, mapping, soil sampling, exploration drilling and airborne geophysics that have advanced the project and defined the trend of structurally controlled mineralization within the northern continuation of the Jurassic Hazelton formation from the Dolly Varden project. The 15 km of prospective Hazelton formation on the combined Homestake Ridge and Dolly Varden properties has been the focus for historical exploration.

Since 2008, significant diamond drilling at Homestake Ridge has led to definition of a current NI 43-101-compliant mineral resource estimate that is summarized in the Homestake Ridge Property section of the Company’s current NI 43-101 technical report on the KV Project. The advanced stage project had a preliminary economic analysis completed on it in 2020. The exploration potential along the Homestake Ridge trend was tested with deeper historic drilling near the mineral resource and indicates the mineralization continues to depth and along strike. Recent analysis of historic airborne geophysics data from the Homestake Ridge project has defined exploration targets along trend of Homestake Ridge deposits to the south.

The 5.4 km distance between the deposits at Homestake Ridge and the deposits at Dolly Varden are, in the Company’s opinion, prospective for further discovery of silver and gold mineralization, as the area is on a magnetic, stratigraphic and anomalous silver and gold geochemical trend within the Kitsault Valley. Geophysics interpretation has defined several target zones below a sediment cover to test along this trend in future exploration.

Mineral Resource Estimates of KV Project

The KV Project hosts the silver and gold resources of Dolly Varden and Homestake Ridge with combined resources of 34,731,000 ounces of silver and 165,993 ounces of gold in the Indicated category and 27,317,000 ounces of silver and 816,719 ounces of gold in the Inferred category.

Resource Area	Cutoff	Deposit	Tonnes (Mt)	Silver (g/t)	Gold (g/t)	Copper (%)	Lead (%)	Silver (Moz)	Gold (koz)	Copper (Mlb)	Lead (Mlb)
Indicated
Homestake	2.0 g/t AuEq	Homestake Main	0.736	74.8	7.02	0.18	0.08	1.80	166.0	2.87	1.25
		Homestake Silver	—	—	—	—	—	—	—	—	—
		Homestake Reef	—	—	—	—	—	—	—	—	—
Dolly Varden	150 g/t Ag	Torbrit	2.623	296.8	—	—	—	25.025	—	—	—
		Dolly Varde|n Deposit	0.156	414.2	—	—	—	2.078	—	—	—
		Wolf	0.402	296.6	—	—	—	3.834	—	—	—
		North Star	0.236	262.8	—	—	—	1.994	—	—	—
		Total	4.153	—	—	—	—	34.731	166.0	2.87	1.25
Inferred
Homestake	2.0 g/t AuEq	Homestake Main	1.747	35.9	6.33	0.35	0.11	2.0	355.6	13.32	4.14
		Homestake Silver	3.354	146.0	3.13	0.03	0.18	15.7	337.0	2.19	13.2
		Homestake Reef	0.445	4.9	8.68	0.04	0.001	0.1	124.2	0.36	0.00
Dolly Varden	150 g/t Ag	Torbrit	1.185	278.0	—	—	—	10.588	—	—	—
		Dolly Varden Deposit	0.086	271.5	—	—	—	0.754	—	—	—
		Wolf	0.010	230.6	—	—	—	0.070	—	—	—
		North Star	0.005	223.6	—	—	—	0.035	—	—	—
		Total	6.831	—	—	—	—	29.2	816.8	15.87	17.34

Notes:

(1)

Mineral resources are not mineral reserves, as they do not have demonstrated economic viability although, as per CIM requirements, the mineral resources reported above have been determined to have demonstrated reasonable prospects for eventual economic extraction.

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DOLLY VARDEN SILVER CORPORATION

Management’s Discussion and Analysis

(2)

The mineral resources were estimated in accordance with the CIM Standards on Mineral Resources and Reserves, Definitions (2014) and Best Practices Guidelines (2019) prepared by the CIM Standing Committee on Reserve Definitions and adopted by the CIM Council.

(3)

The resources reported above are derived from the Technical Report on The Combined Kitsault Valley Project, British Columbia, Canada dated effective September 28, 2022 and authored by Andrew J. Turner, B.Sc., P.Geol., of APEX Geoscience Ltd.

(4)

The cut-off grade for the Homestake claim block mineral resources is 2.0 g/t AuEq, which was determined using average block grade values within the estimation domains and a Au price of $1,300 per troy ounce (“/tr oz”), a Ag price of US$20.00/tr oz and a Cu price of US$2.50/pound, and mill recoveries of 92% for Au, 88% from Ag and 87.5% for Cu, and combined mining, milling, and general and administrative costs of approximately US$109/ton.

(5)

The cut-off grade for the Dolly Varden claim block mineral resource is 150 g/t Ag, which was determined using a Ag price of US$20.00/tr oz, a recovery of 90% and combined mining, milling, and general and administrative costs of US$80/ton and was supported by comparison to similar projects.

(6)

Sufficient sample density data existed to allow for estimation of block density within the estimation domains of the Homestake Main, Homestake Silver and Homestake Reef zones, which ranged from 2.69 metric ton per cubic metre (“t/m3”) to 3.03 t/m3.

(7)	Bulk density values ranging from 2.79 t/m3 to 3.10 t/m3 were assigned to individual estimation domains based on available SG measurements for the DV, TB, NS and WF deposits.
(8)	Differences may occur in totals due to rounding.

Please refer to the Company’s continuous disclosure documents available on SEDAR+ for more detailed technical information regarding the Technical Report on The Combined Kitsault Valley Project, British Columbia, Canada, which is subject to the qualification statements and notes set forth in the final report posted on www.sedarplus.ca.

Preliminary Metallurgical Testing

Results of the first phase of the preliminary metallurgical testing for the Dolly Varden Property was released by the Company on May 8, 2019. A silver recovery of 86.9% was obtained from the Torbrit deposit and a silver recovery of 85.6% was obtained from the Dolly Varden deposit, both based on the kinematics curves from bottle roll cyanide leach tests over a period of 96 hours. The tests were performed on drill core composite samples from the Torbrit deposit with a head grade of 290 g/t Ag and the Dolly Varden deposit with a head grade 372 g/t Ag. Metallurgical testing was conducted in the laboratories of Blue Coast Research Ltd., in Parksville, BC. Results of the second phase of the preliminary metallurgical testing were released by the Company on June 20, 2019. Results from flotation metallurgical test work on separate concentrates for Ag-Pb and Zn yielded recoveries of 88% silver, 78% lead and 70% zinc from the Torbrit deposit. For more details concerning the metallurgical test work, please refer to the Company’s disclosure documents.

Mineral Properties: Big Bulk Project

Big Bulk Project is located 5 km east of the KV Project and consists of a copper-gold porphyry system that is mapped by the BC Geological survey as being of Texas Creek Intrusive Suite age. It consists of 2,640 hectares in 7 mineral claims covering a copper-gold porphyry and skarn prospect on the southern shores of Kinskuch Lake, approximately 23 km northeast of the village of Kitsault.

The Company has compiled historic data that includes 2009 drilling by Anglo Gold Ashanti (“Anglo”) and 2021 drilling by Libero Copper & Gold Corporation (“Libero”). Now that the entire porphyry and associated alteration and mineralization is under one ownership the entire system can be modelled as one to guide exploration in the

E-4-9

DOLLY VARDEN SILVER CORPORATION

Management’s Discussion and Analysis

coming years. Historical exploration was conducted by Teck Resources Limited and Canadian Empire Minerals, and more recent geological interpretations suggest a significant Cu-Au mineralized porphyry system. The area also shows potential for associated epithermal style gold mineralization.

The Hazelton Group in the Kitsault area is the southern limit of a continuous belt of the Stikine Terrane, which has been shown to host large alkalic gold-copper porphyry deposits, of which the Galore Creek, Red Mountain and KSM deposits are examples. The Big Bulk copper-gold porphyry is interpreted to fall into the same age and mineralization category.

On January 9, 2024, the Company issued 68,750 common shares to Libero, valued at $222,750, as consideration for the acquisition by Dolly Varden of an option agreement (the “Option Agreement”) from Libero entitling Dolly Varden to earn-in a 100% undivided interest in the Big Bulk Property. In connection with this acquisition, the Company entered into an amended agreement with LCT Holdings Inc., the owner of the southern Big Bulk property and optionor under the Option Agreement. The amended Option Agreement provides that the Company may earn-in a 100% undivided interest in the Big Bulk Property with annual payments over four years ending on December 31, 2027, totalling $1,450,000 over the period. The Company may elect to issue common shares instead of cash payments under certain conditions. Since acquisition, the Company also made $200,000 in cumulative property cash payments under the Option Agreement. The value of the property included in exploration and evaluation assets is $422,750.

Mineral Properties: Kinskuch

The Kinskuch Property is contiguous on the east and south of Dolly Varden’s Kitsault Valley Project, and through the acquisition Dolly Varden will increase the mineral tenure holdings and triple the total strike length of favorable Jurassic age Hazelton-Group volcanic rocks and associated “Red Line” by adding the Illiance trend to the Kitsault Valley trend. Both the Kitsault Valley and the Illiance trends are interpreted to be part of a district scale, sub-basin of the Eskay Rift period. The Illiance trend has seen little modern exploration work, limited to localized diamond drilling by Hecla on the 3 km long, north-south trending Illy epithermal system.

Also included within the acquisition area is the past producing Esperanza Mine (1910), interpreted as quartz-carbonate veins with similar silver grades to the historic Dolly Varden Mine (1920) hosted in Upper Hazelton sedimentary rocks. The Esperanza Mine is located along the Kitsault Valley access road, 2 km north of Dolly Varden’s camp in Alice Arm, BC.

The southwestern portion of the acquired claims covers Hazelton Group rocks that trend to within 7 km of Goliath Resources Limited’s recently discovered Surebet Zone gold mineralization.

The area within the Kinskuch Property that trends south of Big Bulk has the potential to host additional gold-copper porphyry systems along the south trend towards the Kitsault molybdenum porphyry deposit, which is being actively advanced by New Moly LLC.

Mineral Properties: Porter

The Porter Project has an upside exploration potential between two shear hosted silver-rich vein systems: the historic Silverado mine and past-producing Prosperity-Porter mines that are separated by a 2,350 metre long unexplored trend. Veins at both sites run at a similar orientation and it is hypothesized that the system may be continuous under the summit of Mount Rainey. The Prosperity Idaho vein system has seen past production, having been mined between 1929 and 1931, producing 27,123 tonnes of direct shipping ore with recovered grades of 2,542 g/t silver (73.8 oz/ton) and 1 g/t gold (yielding approximately 2.2 million ounces of silver). The ore was shipped to the port at Stewart, British Columbia via aerial tramway.

E-4-10

DOLLY VARDEN SILVER CORPORATION

Management’s Discussion and Analysis

Mineral Properties: American Creek, Theia, BA, Red Cliff

The American Creek Property (3,381 hectares) is centered on the past producing Mountain Boy high-grade silver mine. The BC Government Minfile Report documents small and very high-grade silver production from the 1910s to the 1940s and 2000s, with reported silver grades in mined material ranging from 8,000 to 17,000 g/t silver. Historic exploration drilling previously reported by MTB Metals (see MTB Metals’ news release dated March 5, 2019) reported DDH-MB-2006-10 that intersected 5.10 metres of 5,258 g/t silver and DDH-MB-2006-19 that intersected 6.1metres of 2,260 g/t silver from vein zones. The system remains open to depth and along strike. The property consolidated a significant land package in the American Creek corridor including the Mountain Boy Property, Silver Crown Property and Dorothy Property. The American Creek Property is host to a variety of targets with several known mineral occurrences, all of which are under explored. The property is road accessible and 20 km from the deep-water port of Stewart, 6 km from the Premier mill and 7 km from Highway 37A. Favorable host stratigraphy, including rocks from the Lower and Upper Hazelton Group host multiple silver, gold and copper occurrences on the property, a number of which are hosted within felsic volcanic rocks with a similar primitive geochemistry to the Eskay Creek mine host rocks.

The Theia Property (8,119 hectares) is an early stage, geologically strategic property that is contiguous with the northern boundary of the Kitsault Valley Project’s Homestake Ridge Property. The addition will increase the tenure area around the Kitsault Valley to over 86,000 hectares and increase the strike length of prospective Hazelton Group rock to the north, where receding glaciers have exposed new areas along a mineralized trend. Early stage reconnaissance work by previous explorers has outlined an anomalous silver bearing trend 500 metres long.

The BA Property (10,165 hectares) hosts numerous mineralized showings. Historic drilling of 178 drill holes has outlined a substantial zone of silver-lead-zinc mineralization located 4 km from highway 37A. Several targets with high-grade silver potential include VMS / epithermal hot spring deposit containing silver, lead and zinc, and remain to be drill tested. These occurrences are hosted in the same prospective Hazelton Group stratigraphy as on the Kitsault Valley Project. The BA Property is located 30 km northeast of the town of Stewart, BC. Highway 37A passes through the northern portion of the BA Property.

The Red Cliff Property (246 hectares) consists of a number of smaller Crown grants covering a past-producing gold and copper mine, of which MTB Metals held a 35% interest in pursuant to the Red Cliff JV Agreement. As described above, Dolly Varden assumed and stepped into MTB Metals’ obligations under the Red Cliff JV Agreement as part of the acquisition of the Properties. Located within the American Creek corridor, the Red Cliff Property is approximately 1 km south of the American Creek Property.

2025 Exploration Program

The completed 2025 drill program for the Kitsault Valley Project consists of 56,131 metres of diamond drilling in 84 drill holes building on the success of the 2024 exploration program. Drilling focused on expanding high-grade mineralization at the Wolf Vein and Homestake Silver deposit and followed up on promising results from numerous exploration targets, including Red Point and Moose. The program also included deep drilling at the Big Bulk copper-gold porphyry target. Drilling commenced in mid-May with four rigs and increased to five rigs in July 2025. The drilling was completed at the end of September. A combination of infill, step-out and new discovery potential exploration drilling is under way. Fieldwork includes detailed mapping in new areas where surface showings have been outlined in previous seasons and on the newly acquired properties.

Exploration targets on both the Homestake Ridge and Dolly Varden properties include targets within the 5.4-km-long area between the southern end of Homestake Silver and Wolf Vein, and between Torbrit and Wolf

E-4-11

DOLLY VARDEN SILVER CORPORATION

Management’s Discussion and Analysis

within the modelled periodicity of the basin defining structures trending under the mid-valley sedimentary cap rocks.

With the acquisition of the adjacent Kinskuch Project area from Hecla and the northern extension of the trend on the Theia Property acquired from MTB Metals, an initial program of geological mapping and reconnaissance of the prospective Jurassic age Hazelton Group rocks of the under-explored 30 km eastern Illiance trend and western Surbet (Goliath Resources Ltd.) hosting trend were initiated during the 2025 exploration season. Combined with the results of the data compilation on the new acquisition areas, the fieldwork generated exploration drill targets to be tested in 2026.

KITSAULT VALLEY TREND
N
MOOSE
WOLF
HOMESTAKE SILVER
HOMESTAKE MAIN
TORBRIT
SOUTH REEF
DOLLY VARDEN
NORTH STAR
Mid-Valley Exploration
Moose Follow up
Red Point Follow up
Plan View
+ 3000m
5.4 km
Homestake Silver Plunge extension
Wolf Extension to Intersection
+ 1500m
TORBRIT
HOMESTAKE MAIN
MOOSE
- 0m
SOUTH REEF
WOLF
DOLLY VARDEN
HOMESTAKE SILVER
NORTH STAR
Long Section
Key
Gold Defined Resource
Silver Defined Resource
0
3
6km

Drilling areas tested in the 2025 Exploration program along Dolly Varden’s Kitsault Valley Trend

At the Wolf Vein, drilling was successful in extending the southwesterly plunging, high grade silver corridor along strike and at depth as well as testing for offset potential on the west side of the central valley structure. Directional drilling technology was employed to accurately intersect the steeply dipping vein with priority on aggressive step-outs from the furthest west step-out drill hole from 2024. The step-out drilling on the west side of the fault has assays pending.

Drilling at the Homestake Silver deposit was successful in further defining and expand in the gold- and silver-rich plunge zone interpreted utilizing assay results and structural data from the previous season’s drilling. The program tested the projected trend and the down dip extent of the structurally controlled gold system, which shows strong continuity and upside.

The Red Point target is on the west side of the Kitsault River trending northwest towards the Homestake Ridge deposits 6 km northwest. Red Point is a known broad quartz sericite pyrite alteration zone with high grade gold values within stockwork zones. Reinterpreted downhole structural data defines a higher grade structural corridor that was tested during the 2025 season. Assays are pending from an intense quartz sericite stockwork intersected in these drillholes.

E-4-12

DOLLY VARDEN SILVER CORPORATION

Management’s Discussion and Analysis

The Big Bulk area is a large, underexplored Cu-Au porphyry system where copper and gold mineralization in stockwork veining has been intersected by previous operators (Anglo in 2009 and Libero in 2021) along the margin of the associated alteration system. Two deep drillholes were completed in the 2025 program that tested the northeast trending mineralized system based on updated geological interpretation and mapping. Assays are pending for Big Bulk drilling within weak to moderate porphyry style alteration zones. The target is prospective for both copper-gold porphyry and skarn-style mineralization, analogous to nearby Red Mountain and KSM deposits.

The Company is advancing metallurgical studies that include samples taken from Wolf and the Kitsol Vein (currently part of the Torbrit Mineral Resource) and is planning further advanced metallurgical work on both the Homestake Main and Homestake Silver deposits characterization.

REVIEW OF OPERATIONS AND FINANCIAL RESULTS

Results of Operations

For the three months ended September 30, 2025 and 2024

The total comprehensive loss for the three months ended September 30, 2025 was $13,965,436, as compared to $8,984,483 for the same period last year, with the increase of $4,980,953, or 55%, primarily attributed to increases in administration, professional fees, transfer agent and filing fees, exploration and evaluation expenditures, which was offset by lower consulting expense and a higher recovery from flow-through share premium.

Exploration and evaluation expenditures for the three months ended September 30, 2025 were $15,163,474 (2024 - $9,268,740). Exploration and evaluation expenditures for the three months ended September 30, 2025 were $5,894,734 higher compared to the same period in 2024 due to a larger planned drilling program.

The operating loss excluding exploration costs makes up the general and administrative expenses, which amounted to $2,060,438 for the current period, as compared to $2,231,662 in the previous period. This decrease of $171,224 was primarily attributed to an decrease in consulting and marketing expenses. The lower costs were offset by an increase in office, filing fees and professional fees.

•

Consulting expenses were $200,000 (2024 - $533,000) during the three months ended September 30, 2025. The expense decreased by $333,000, as the Company required less financial advisory support than in the comparable period.

•

Marketing and communication expenses were $361,123 (2024 - $560,619) during the three months ended September 30, 2025. The expense decreased by $199,496 relative to the comparative period due to general fluctuations in the timing of awareness campaigns.

•

Office and administration expenses were $266,647 (2024 - $59,757) for the three months ended September 30, 2025. This increase is primarily attributed to higher insurance related costs required due to the NYSE-A listing.

•

Professional fees were $110,838 (2024 - $63,537) during the three months ended September 30, 2025. The expense increased by $47,301, as there was additional legal costs related to regulatory compliance, annual general meeting preparation and business development activities. Professional fees related to property acquisitions were included in the cost of the asset.

•	Transfer agent and filing fees were $153,140 (2024 - $16,885) for the three months ended September 30, 2025. This increase is primarily attributed to higher costs due to the NYSE A- listing.

E-4-13

DOLLY VARDEN SILVER CORPORATION

Management’s Discussion and Analysis

The estimated Part XII.6 tax is calculated and payable to the Canada Revenue Agency on the Company’s flow-through expenditures renounced under the Look-back Rule in the prior year and unspent in the current year multiplied by the prescribed interest rate. The Company recorded Part XII.6 tax expenses of $19,927 compared to $nil in the same period last year. This expense was offset in the same period by a recovery of flow-though share premium of $2,964,908 (2024-$2,272,674). Recovery of flow-through share premium is recognized in proportion to incurred eligible exploration expenditures.

For the nine months ended September 30, 2025 and 2024

The total comprehensive loss for the nine months ended September 30, 2025 was $25,594,359, as compared to $18,456,928 in the same period last year, with the increase of $7,137,431, or 39%, primarily attributed to increases in filing fees, administration, professional fees, Part XII.6 tax and exploration and evaluation expenditures, which was offset by an decrease in share based payments, an increase in interest income and a higher recovery from FT share premium.

Exploration and evaluation expenditures for the nine months ended September 30, 2025 were $23,393,554 (2024 - $16,545,026). Exploration and evaluation expenditures for the nine months ended September 30, 2025 were $6,848,528 higher compared to the same period in 2024 due to an earlier start to camp mobilization, a larger planned drilling program and some increase in service rates. During the nine months, 56,131 metres were drilled compared to 31,726 metres in the prior year.

The operating loss excluding exploration costs makes up the general and administrative expenses, which amounted to $6,869,793 for the current year, as compared to $6,471,602 in the previous year. This increase of $398,191 was primarily attributed to an increase in filing fees, administration, professional fees and Part XII.6 tax. The higher costs were offset by a decrease in share-based payments expense, a higher recovery from FT share premium and higher interest revenue.

•

Marketing and communication expenses were $1,509,505 (2024 - $1,226,611) during the nine months ended September 30, 2025. The expense increased by $282,894, as the Company began trading on NYSE American and increased communication was generally required to update investors.

•

Office and administration expense was $683,947 (2024 - $188,831) for the nine months ended September 30, 2025. This $495,116 increase is attributed to higher employer health tax costs and higher insurance related costs due to the new NYSE-A listing.

•

Professional fees were $516,901 (2024 - $211,206) during the nine months ended September 30, 2025. The expense increased by $305,695, as there were additional legal costs related to updated governance policies, the NYSE-A listing process, annual general meeting preparation and business development activities.

•

Transfer agent and filing fees were $310,798 (2024 - $119,086) during the nine months ended September 30, 2025. The expense increased by $191,712, primarily due to additional filing fees related to the NYSE-A listing application process.

•

The share-based payments expense was $1,661,746 (2024 - $2,048,932) for the nine months ended September 30, 2025. The decrease resulted from less grants of equity compensation during the period ended September 30, 2025 relative to the same period last year. During the nine months ended September 30, 2025, there were 548,500 (2024 – 706,000) stock options granted and 237,244 (2024 - 295,750) RSUs granted.

•

Interest income was $809,438 (2024 - $653,793) during the nine months ended September 30, 2025. The income was $155,645 higher, as the cash balances were higher during the nine months ended September 30, 2025 relative to the same period last year.

E-4-14

DOLLY VARDEN SILVER CORPORATION

Management’s Discussion and Analysis

The estimated Part XII.6 tax is calculated and payable to the Canada Revenue Agency on the Company’s flow-through expenditures renounced under the Look-back Rule in the prior year and unspent in the current year multiplied by the prescribed interest rate. The Company recorded Part XII.6 tax expenses of $306,457 compared to an expense recovery of $2,933 in the same period last year. This expense was offset by a recovery of flow-though share premium of $4,166,007 (2024- $3,902,974). Recovery of flow-through share premium is recognized in proportion to incurred eligible exploration expenditures.

Summary of Quarterly Results

The Company had an operating loss of $17 million in Q3/25 (Q3/24 - $11.5 million), $10.5 million in Q2/25 (Q2/24 - $9.1 million) $2.5 million in Q1/25 (Q1/24-$2.4 million), and $2.9 million in Q4/24, (Q4/23 -$4.05 million). The nine months of 2025 and 2024 quarterly spending trend was as expected and is comparable to prior years, where exploration activity is typically highest in the second and third quarters each year. The mobilization for the drilling program started in Q2/25 and Q2/24. The exploration program for 2026 is expected to be of similar magnitude to 2025. General and administrative costs are expected to continue to be higher in 2025 relative to prior periods, as there was additional business development activity and more professional fees required as a result of the NYSE-A uplisting in April 2025. Insurance costs, which are expensed as administration costs, are also expected to continue to be higher from Q2/25 onward.

The Company’s drill program typically operates from May to October each year. As such, the exploration related expenses are historically highest during the fiscal quarter ending in September. The exploration costs were higher in 2025 relative to 2024, as the Company drilled 77%, or 24,405 more, metres in 2025 (56,131 metres) relative to 2024 (31,726 metres). The exploration program in 2025 was larger than in the prior year as four to five drill rigs are in use for the 2025 drill program versus three drills utilized during 2024.

Fluctuations in exploration expenses materially impact the changes to operating losses in all periods, as exploration costs as a percentage of the operating loss ranged from 27% to 92% over the last eight quarters. Exploration costs in millions, excluding the benefit of the British Columbia Mineral Exploration Tax Credit (“BC METC”), were: Q4/23 $2.7 million, Q1/24 $0.8 million, Q2/24 $6.6 million, Q3/24 $9.2 million, Q4/24 $1.3 million, Q1/25 $0.7 million, Q2/25 $7.5 million and Q3/25 $15.2 million.

The following table summarizes selected quarterly financial information derived from the Company’s condensed consolidated interim financial statements for each of the eight most recently completed fiscal quarters:

As at and for the quarter ended	September 30, 2025 (Q3/25) $	June 30, 2025 (Q2/25) $	March 31, 2025 (Q1/25) $	December 31, 2024 (Q4/24) $
Total assets	117,539,917	134,427,324	104,502,073	106,253,494
Exploration and evaluation assets	80,091,694	80,088,262	71,329,535	71,329,535
Equipment	165,210	174,379	181,331	191,715
Working capital	29,011,354	42,177,779	28,580,081	30,173,355
Shareholders’ equity	109,476,258	122,648,420	100,249,947	101,853,605
Interest and other income	313,495	239,544	315,315	746,806
Total revenue	—	—	—	—
Operating loss	(17,223,912)	(10,509,107)	(2,530,328)	(2,939,025)
Total loss and comprehensive loss	(13,965,436)	(9,285,139)	(2,343,784)	(2,192,219)
Basic and fully diluted loss per share	(0.16)	(0.12)	(0.03)	(0.04)

E-4-15

DOLLY VARDEN SILVER CORPORATION

Management’s Discussion and Analysis

As at and for the quarter ended	September 30, 2024 (Q3/24) $	June 30, 2024 (Q2/24) $	March 31, 2024 (Q1/24) $	December 31, 2023 (Q4/23) $
Total assets	110,812,810	90,919,180	95,457,683	82,749,756
Exploration and evaluation assets	71,179,535	71,179,535	71,179,535	70,906,785
Equipment	200,794	212,504	212,140	216,056
Working capital	31,180,698	13,023,669	18,689,456	10,663,863
Shareholders’ equity	102,720,027	84,574,708	90,860,131	81,945,704
Interest income	243,245	263,946	146,602	110,371
Total revenue	—	—	—	—
Operating loss	(11,500,402)	(9,117,867)	(2,398,362)	(4,053,789)
Total loss and comprehensive loss	(8,984,483)	(7,220,688)	(2,251,760)	(3,983,419)
Basic and fully diluted loss per share	(0.12)	(0.10)	(0.03)	(0.06)

Liquidity and Capital Resources

The Company has no operations that generate cash flow. The Company’s future financial success will depend on its ability to raise capital or through the discovery and development of one or more economic mineral deposits. Discovery and development may take many years, can consume significant resources and is largely based on factors that are beyond the control of the Company and its management. To date, the Company has successfully financed its activities by the issuance of equity securities, consisting of a combination of flow-through and non-flow-through securities. In order to continue funding exploration activities and corporate costs, the Company is reliant on their ongoing ability to raise financing through the sale of equity. This is dependent on positive investor sentiment, which in turn is influenced by a positive climate for the target commodities, the Company’s track record, and the experience and caliber of the Company’s management. There is no assurance that equity funding will be accessible to the Company at the times and in the amounts required to fund the Company’s activities. As at September 30, 2025, the Company had cash, guaranteed investment certificates and investments of $34,478,231 to settle accounts payable and accrued liabilities of $4,494,914, as well as the liability on flow-through share issuances of $3,568,745. Subsequent to September 30, 2025 the Company closed a bought deal financing to raise gross proceeds of $33,973,000 through the issuance of 4,646,000 common shares.

Base Shelf Prospectus

On April 26, 2023, the Company filed and has a receipted final short form base shelf prospectus (the “base shelf prospectus”) with the securities commissions in each of the provinces of Canada, except Quebec. The base shelf prospectus expired May 26, 2025.

E-4-16

DOLLY VARDEN SILVER CORPORATION

Management’s Discussion and Analysis

Use of Proceeds from Past Financings

Date of Financing	Disclosed Expected Purpose	Actual Use of Proceeds	Proceeds $	Spent to September 30, 2025 $	Balance $
November 2023	60% to be spent on exploration and 40% on other corporate purposes	Details below	10,000,000	8,619,791	1,380,209
September 2024	Expand scope of 2024 drill season, fund 2025 drill season, and other corporate purposes	Details below	30,450,000	29,231,000	1,219,000
June 2025	Expand the scope of the exploration program in 2025, fund $11 million of the 2026 exploration budget and general working capital	Exploration expenses in September 2025	28,755,500	971,000	27,784,500
October 2025	Increase estimated exploration budget in 2026 to $28 million and fund general working capital	n/a	31,824,000	—	31,824,000

On November 1, 2023, the Company completed the sale of 15,384,616 common shares of the Company to Hecla at a price of $0.65 per common share for gross proceeds of $10,000,000. As at September 30, 2025, approximately $4,619,791 of the proceeds of this sale has been spent on exploration related expenses and $4,000,000 has been spent on general administration.

On September 4, 2024, the Company closed the first tranche of a bought deal financing (the “September 2024 Offering”) for gross proceeds of $11,500,000 by issuance of 11,500,000 common shares of the Company at a price of $1.00 per common share. In addition, the Company issued 12,960,000 flow-through common shares at a price of $1.25 per common share with gross proceeds of $16,200,000. In connection with the closing of the first tranche of the offering, a finders’ fee of $1,385,000 was paid representing 5% of the gross proceeds.

On September 27, 2024, the Company closed the second and final tranche of the September 2024 Offering for gross proceeds of $4,500,000 from the issuance of 3,600,000 FT common shares at price of $1.25 per FT common share. In connection with the closing of the second and final tranche of the financing, a finders’ fee of $225,000 was paid representing 5% of the gross proceeds.

E-4-17

DOLLY VARDEN SILVER CORPORATION

Management’s Discussion and Analysis

As disclosed in the prospectus supplement to the base shelf prospectus dated August 21, 2024, the Company’s approximate expenses to September 30, 2025 relative to the intended use of the net proceeds from the bought deal financings from September 2024 is as follows:

Principal Purpose	Estimated Use of Net Proceeds(1) $	Spent to September 30, 2025 $	Balance $
Exploration Expenditures – Drilling and related in 2024 for extended program	2,000,000	1,060,000	940,000	(2)
Exploration – Camp and other costs in 2024	1,500,000	340,000	1,160,000	(2)
Exploration – Drilling and related in 2025	8,600,000	12,410,000	(3,810,000	)(3)
Exploration – Camp and geoscience/technical team in 2025	6,500,000	5,430,000	1,070,000	(3)
Exploration – Samples and other costs in 2025	2,200,000	1,645,000	555,000	(3)
General and Administration	5,000,000	5,000,000	—
Business Development	500,000	415,000	85,000	(4)
Sub-total per prospectus supplement	26,300,000	26,300,000	—
Exploration – Contingency	2,700,000	2,700,000	—
General and Administration – Unallocated	1,450,000	231,000	1,219,000
Total	30,450,000	29,231,000	1,219,000

(1)

Gross proceeds of $32,200,000 were raised for net proceeds of approximately $30,450,000 after deducting finders’ fees and transaction costs of approximately $1,750,000. The net proceeds from the over-allotment were allocated to General and Administration – Unallocated and an Exploration—Contingency.

(2)	In 2024 the exploration program was shorter than expected due to bad weather in late September. The balance of funds originally intended for exploration in 2024 was spent on exploration in 2025.
(3)	The drilling program was expanded in June 2025, which resulted in higher drilling costs in the period than originally planned relative to other costs.
(4)	Business development costs included legal and acquisition costs that related to property purchases in May and June 2025. These costs were included in capitalized land acquisition costs.

On June 26, 2025, the Company closed a bought deal financing for aggregate gross proceeds to the Company of $28,755,500 through two offerings. Under the LIFE Offering, the Company sold 2,445,500 common shares of the Company at a price of $4.60 per common share for gross proceeds of $11,249,300 and also sold 1,128,000 FT common shares at a price of $6.65 per FT common share for gross proceeds of $7,501,200. Under the Private Placement Offering, the Company sold 1,740,000 FT common shares of the Company at a price of $5.75 per FT common share for gross proceeds of $10,005,000. In connection with the closing of the two financings, a finders’ fee of $1,437,775 was paid representing 5% of the gross proceeds. The Company has spent $970,000 of the net proceeds of this financing as at September 30, 2025.

On October 23, 2025, the Company closed its bought deal private placement for total gross proceeds of $33,973,000 by issuing 4,646,000 shares. The financing comprised 2,906,000 common shares at $6.50 per share for $18,889,000 under the LIFE exemption, 750,000 charity flow-through shares at $9.42 per share for $7,065,000, and 990,000 flow-through shares at $8.10 per share for $8,019,000. In connection with the closing of the Offerings, the Underwriters received a cash fee equal to $1,698,650, representing 5% of the gross proceeds of the Offerings and other share issue costs are estimated at $450,000. The Company has not yet spent any of the net proceeds of this financing as at the date of this MD&A.

E-4-18

DOLLY VARDEN SILVER CORPORATION

Management’s Discussion and Analysis

Cash and Financial Condition

As of September 30, 2025, the Company had a working capital surplus of $29,011,354 (December 31, 2024 - $30,173,355), which includes the liability on flow-through share issuances of $3,568,745 (December 31, 2024 - $3,478,712). The Company’s working capital needs fluctuate based on exploration program requirements, which place variable demands on the Company’s resources and timing of expenditures. Demand on capital is expected to increase during summer months, as drilling and exploration activity typically begins in May and ends in October.

During the nine months ended September 30, 2025, the Company used $26,742,535 (2024 - $16,454,484) of cash in operating activities. The Company had a loss of $25,594,359 (2024 - $18,456,928) from operations in the quarter. Items not affecting cash totaling $-2,165,319 (2024 - $1,817,833) were added back to the loss mainly due to share-based payments, restricted share compensation and recovery on flow-through share premium. The Company had changes in non-cash working capital items that adjusted the loss by $1,017,143 (2024 - $3,820,277). The change in cash from operations between periods was most significantly impacted by the higher loss for the year, and a decrease of $2,201,137 in prepaid expenses and Goods and Services Tax (“GST”) receivables (2024 - increase of $408,568) during the nine months ended September 30, 2025.

During the nine months ended September 30, 2025, the Company acquired equipment for $5,980 (2024 - $20,947) and invested $232,574 (2024 – $nil) of cash for property acquisitions.

During the nine months ended September 30, 2025, the Company received cash proceeds of $520,705 (2024 - $533,596) from the exercise of 204,562 stock options. There were net cash proceeds of $26,761,016 (2024 - $44,205,969) from issuance of flow-through common shares

Dolly Varden believes that it has sufficient cash resources to carry out its business plans for at least the next 12 months.

Commitments and Contingencies

On May 1, 2024, the Company entered into a lease agreement for the purpose of landing helicopters and parking a maximum of five trucks from May 1, 2024 to April 30, 2026, pursuant to which the Company was obligated to pay basic rent of $25,750 for 2024 and $26,525 for 2025.

In June 2024, the Company also entered into a lease agreement of renting land for two lots in Alice Arm, BC, for a term of three years, pursuant to which the Company is obligated to pay basic rent of $5,000 per annum.

Outstanding Share Data

On April 7, 2025, the Company completed a Consolidation of the issued and outstanding shares of the Company at a ratio of four pre-consolidation common shares for one post-Consolidation common share. All common share stock option, RSU and per share figures in the MD&A and condensed consolidated interim financial statements have been retroactively adjusted to reflect the share Consolidation.

E-4-19

DOLLY VARDEN SILVER CORPORATION

Management’s Discussion and Analysis

The Company’s authorized share capital consists of an unlimited number of common shares. The issued and outstanding securities of the Company are as follows:

As at	The date of this MD&A	September 30, 2025
Common shares	91,866,780	87,173,280
Restricted share units(1)	605,636	605,636
Stock options(2)	2,694,876	2,742,376

(1)	Each RSU grants the holder the right to receive one common share per RSU, for a total of 605,636 common shares (September 30, 2025 - 605,636).
(2)	Each stock option grants the holder the right to purchase one common share per stock option, for a total of 2,694,876 common shares as of the date hereof (September 30 2025–2,742,376).

Summary of the 2025 share issuances are as follows:

•

On February 28, 2025, the Company granted 548,500 stock options to directors, officers and consultants at a price of $4.00 per share with an expiry date of February 28, 2030 and also granted 237,244 RSUs to officers and directors of Company, which will vest equally over three years with first vesting occurring after one year.

•

On June 26, 2025, the Company closed a bought deal financing for aggregate gross proceeds to the Company of $28,755,500 through a private placement and LIFE Offering. Under the LIFE Offering, the Company sold 2,445,500 common shares of the Company at a price of $4.60 per common share for gross proceeds of $ 11,249,300 and also sold 1,128,000 FT common shares at a price of $6.65 per FT common share for gross proceeds of $7,501,200. Under the Private Placement Offering, the Company sold 1,740,000 FT common shares of the Company at a price of $5.75 per FT common share for gross proceeds of $10,005,000.

•

On October 23, 2025, the Company closed a bought deal financing for total gross proceeds of $33,973,000 by issuing 4,646,000 shares. The financing comprised 2,906,000 common shares at $6.50 per share for $18,889,000 under the LIFE exemption, 750,000 charity flow-through shares at $9.42 per share for $7,065,000, and 990,000 flow-through shares at $8.10 per share for $8,019,000.

•	During the nine months ended September 30, 2025, the Company issued 269,806 common shares pursuant to conversion of RSUs from reserve having a conversion value of $1,019,246.

•

During the nine months ended September 30, 2025, the Company issued 204,562 common shares pursuant to the exercise of stock options for proceeds of $520,705. Subsequent to September 30, 2025, the Company issued 47,500 common shares pursuant to the exercise of stock options for proceeds of $164,100.

Transactions with Related Parties

During the nine months ended September 30, 2025, and 2024, the Company incurred the following amounts charged by officers and directors (being key management personnel) and companies controlled and/or

E-4-20

DOLLY VARDEN SILVER CORPORATION

Management’s Discussion and Analysis

owned by officers and directors of the Company in addition to the related party transactions disclosed elsewhere in these condensed consolidated interim financial statements:

	Three months ended		Nine months ended
	September 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
Directors’ fees (1)(2)	$58,500	$57,500	$174,500	$170,900
Exploration and evaluation (3,4)	133,750	97,500	398,750	490,000
Management fees (1)(2)	280,000	281,655	827,500	1,014,505
Consulting(5)	—	—	25,000	—
Share-based payments (1)(2)	447,314	455,270	1,394,775	1,570,766

Total	$919,564	$891,925	$2,820,525	$3,246,171

(1)

The Company entered into a consulting service agreement with S2K Capital Corp. and Shawn Khunkhun, Chief Executive Officer (“CEO”) and director of the Company. Pursuant to this consulting agreement, Mr. Khunkhun is compensated at a rate of $34,167 (2024 - $30,000) per month effective April 1, 2025. The Company is required to pay an equivalent to 24 months’ pay plus an average of any cash performance bonus paid in the previous two completed financial years if the consulting agreement is terminated by either party absent an event of default during the twelve-month period following the date of a change in control of the Company. During the nine months ended September 30, 2025, the Company paid a $360,000 bonus related to the year ended December 31, 2024, and made a bonus allowance of $300,000 for amounts expected to be paid in 2026 that relate to the year to end December 31, 2025. If the agreement is terminated for reasons other than event of default, the Company is required to pay a sum equal to 12 months’ pay.

(2)

The Company entered into a consulting service agreement with Fehr & Associates and Ann Fehr, Chief Financial Officer (“CFO”) for full outsourced accounting and corporate secretary services. During the nine months ended September 30, 2025, the Company paid $16,667 (2024 - $16,667) per month for CFO services. During the nine months ended September 30, 2025, the Company paid a $100,000 bonus related to the year ended December 31, 2024, and made a bonus allowance of $82,500 for amounts estimated to be payable in 2026 that relate to the year to end December 31, 2025. The Company is required to pay an equivalent to 12 months’ pay if the consulting agreement is terminated by either party absent an event of default during the twelve-month period following the date of a change in control of the Company.

(3)

The Company entered into a consulting service agreement with Robert van Egmond, VP Exploration of the Company. Pursuant to this consulting agreement, Mr. van Egmond is compensated at a rate of $23,333 (2024 - $22,500) per month effective April 1, 2025. During the nine months ended September 30, 2025, the Company paid a $135,000 bonus related to the year ended December 31, 2024, and made a bonus allowance of $101,250 for amounts expected to be paid in 2026 that relate to the year to end December 31, 2025. The Company is required to pay the equivalent to 12 months’ pay if the consulting agreement is terminated by either party, absent an event of default, during the twelve-month period following the date of a change in control of the Company.

(4)	The Company recognized expense of $90,000 (2024 - $90,000) in exploration and evaluation expenses to Linus Geological Ltd., a company controlled by Robert McLeod, a director of the Company.
(5)	The Company recognized consulting expenses of $25,000 (2024-$nil) to Chelmer Consulting Corp., a company controlled by Darren Devine, a director of the Company.

Other related party transactions are as follows:

-	At September 30, 2025, included in accounts payable is $29,397 (December 31, 2024 - $10,640) owed to officers of the Company.

E-4-21

DOLLY VARDEN SILVER CORPORATION

Management’s Discussion and Analysis

-	At September 30, 2025, included in accrued liabilities is $483,750 (December 31, 2024 - $686,750) accrued to officers and directors of the Company.
-

During the nine months ended September 30, 2025, $102,847 (2024 - $72,305) in fees were paid to Fehr & Associates, a corporation controlled by the CFO, that were attributable to costs directly associated with office space, accounting services and administration staff used by the Company. Prior to April 1, 2024 these costs were included in CFO-related management fees.

-

The Porter Property acquisition was a related party transaction on account that Shawn Khunkhun, CEO, President and a director of Dolly Varden is also the Executive Chairman and Director of Strikepoint.

-	The Kinskuch Property acquisition is a related party transaction as Hecla is considered an insider on account of Hecla owning approximately 13.3% of the outstanding Common Shares.

Financial Instruments

The Company’s financial instruments recorded at fair value require disclosure as to how the fair value was determined based on significant levels of input described in the following hierarchy:

–	Level 1 – quoted prices (unadjusted) in active markets for identical assets or liabilities;

–	Level 2 – inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly (i.e., as prices) or indirectly (i.e., derived from prices); and

–	Level 3 – inputs for the asset or liability that are not based on observable market data (unobservable inputs).

The Company’s financial instruments are maintained in Canadian dollars and include cash, short-term investments, GST receivables, accounts payable and accrued liabilities, all of which are measured at amortized cost.

Off-balance Sheet Arrangements

As of the date of this MD&A, the Company does not have any off-balance sheet arrangements.

Proposed Transactions

As of the date of this MD&A, the Company does not have any material proposed transactions.

Disclosure Controls and Procedures

Management, with the participation of the CEO and Chief Financial Officer CFO, assessed the effectiveness of disclosure controls and procedures as of September 30, 2025. Based upon the results of that evaluation, the CEO and CFO concluded that the disclosure controls and procedures were effective to provide reasonable assurance that material information relating to the Company is accumulated and communicated to management to allow timely decisions regarding required disclosure, and that the information disclosed by us in the reports that we file is appropriately recorded, processed, summarized and reported within the time period specified in applicable securities legislation.

Internal Control Over Financial Reporting

The Company’s internal control over financial reporting may not prevent or detect all misstatements due to inherent limitations. Therefore, even those systems determined to be effective can provide only reasonable

E-4-22

DOLLY VARDEN SILVER CORPORATION

Management’s Discussion and Analysis

assurance with respect to financial reporting and disclosure. Additionally, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate due to changes in conditions or deterioration in the degree of compliance with the Company’s policies and procedures.

There were no changes to the Company’s internal controls over financial reporting during the nine months ended September 30, 2025 that have materially affected, or are likely to materially affect, the Company’s internal control over financial reporting or disclosure controls and procedures.

Limitations of Controls and Procedures

The CEO and CFO, in consultation with management, believe that any disclosure controls and procedures or internal control over financial reporting, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. Further, the design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. Due to the inherent limitations in all control systems, they cannot provide absolute assurance that all control issues and instances of fraud, if any, within the Company have been prevented or detected. These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur due to simple error or mistake. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people, or by unauthorized override of the controls.

The design of any system of controls also is based in part upon certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions. Accordingly, due to the inherent limitations in a cost-effective control system, misstatements due to error or fraud may occur and not be detected.

Critical Accounting Estimates

Key assumptions concerning the future and other key sources of estimation uncertainty that have a significant risk of resulting in a material adjustment to the carrying amounts of assets and liabilities include, but are not limited to, the following:

Share-based compensation

The fair value of share-based payments is determined using the Black-Scholes option pricing model. Such option pricing models require the input of subjective assumptions, including the expected price volatility, option life, dividend yield, risk-free rate and estimated forfeitures at the initial grant.

Estimating useful life of equipment

Depreciation of property and equipment is charged to write-down the value of those assets to their residual value over their respective estimated useful lives. Management is required to assess the useful economic lives and residual values of the assets such that depreciation is charged on a systematic basis to the current carrying amount. The useful lives are estimated having regard to such factors as asset maintenance, rate of technical and commercial obsolescence, and asset usage. The useful lives of key assets are reviewed annually.

E-4-23

DOLLY VARDEN SILVER CORPORATION

Management’s Discussion and Analysis

Deferred income taxes

Judgment is required in determining whether deferred tax assets are recognized in the condensed consolidated interim statements of financial position. Deferred tax assets, including those arising from unutilized tax losses require management to assess the likelihood that the Company will generate taxable earnings in future periods, in order to utilize recognized deferred tax assets. Estimates of future taxable income are based on forecasted cash flows from operations and the application of existing tax laws in each jurisdiction. To the extent that future cash flows and taxable income differ significantly from estimates, the ability of the Company to realize the net deferred tax assets recorded at the date of the condensed consolidated interim statements of financial position could be impacted.

Accrual of British Columbia Mineral Exploration Tax Credit (“BC METC”)

The provincial government of BC provides for a refundable tax on net qualified mining exploration expenditures incurred in BC. The credit is calculated as 20% of qualified mining exploration expenses less the amount of any assistance received or receivable. The determination of the expenditures that would qualify as mining exploration expenses was based on previous years’ tax filings and subsequent reviews by government auditors. BC METC will be recorded in net income or loss upon cash receipt or when reasonable assurance exists that the tax filings are assessed and the expenditures are qualified as mining exploration expenses.

Significant Accounting Judgments

Significant accounting judgments that management has made in the process of applying accounting policies and that have the most significant effect on the amounts recognized in the consolidated financial statements include, but are not limited to, the following:

Recoverability of the carrying value of the Company’s exploration and evaluation assets

Recorded costs of exploration and evaluation assets are not intended to reflect present or future values of these properties. The recorded costs are subject to measurement uncertainty and it is reasonably possible, based on existing knowledge, that a change in future conditions could require a material change in the recognized amount.

Risk Factors

The Company is subject to risks and challenges similar to other companies in a comparable stage of development. These risks include, but are not limited to, continuing losses, dependence on key individuals, and the ability to secure adequate financing to meet minimum capital required to successfully complete its projects and continue as a going concern. These factors should be reviewed carefully.

The following risk factors, in addition to the risks noted above in the Financial Instruments and Liquidity and Capital Resources sections, should be given special consideration when evaluating trends, risks and uncertainties relating to the Company’s business.

Exploration, Development and Production Risks

The exploration for and development of minerals involves significant risks, which even a combination of careful evaluation, experience and knowledge of management and key employees and contractors of the Company may

E-4-24

DOLLY VARDEN SILVER CORPORATION

Management’s Discussion and Analysis

not eliminate. Few exploration and evaluation assets that are explored are ultimately developed into producing mines. There can be no guarantee that the estimates of quantities and qualities of minerals disclosed will be economically recoverable. With all mining operations, there is uncertainty and, therefore, risk associated with operating parameters and costs resulting from the scaling up of extraction methods tested in pilot conditions.

Mineral exploration is speculative in nature and there can be no assurance that any minerals discovered will result in the definition of a mineral resource. The Company’s operations will be subject to all of the hazards and risks normally encountered in the exploration, development and production of minerals. These include unusual and unexpected geological formations, rock falls, seismic activity, flooding and other conditions involved in the extraction of material, any of which could result in damage to, or destruction of, mines and other producing facilities, damage to life or property, environmental damage and possible legal liability. Although precautions to minimize risk will be taken, operations are subject to hazards that may result in environmental pollution and consequent liability that could have a material adverse impact on the business, operations and financial performance of the Company. Substantial expenditures are required to establish ore reserves through drilling, to develop metallurgical processes to extract the metal from the ore and, in the case of new properties, to develop the mining and processing facilities and infrastructure at any site chosen for mining. Although substantial benefits may be derived from the discovery of a major mineralized deposit, no assurance can be given that minerals will be discovered in sufficient quantities to justify commercial operations or that funds required for development can be obtained on a timely basis.

The economics of developing silver and other exploration and evaluation assets is affected by many factors, including the cost of operations, variations in the grade of ore mined, fluctuations in metal markets, costs of processing equipment, access to qualified personnel and such other factors as government regulations, including regulations relating to royalties, allowable production, importing and exporting of minerals, and environmental protection. The remoteness and restrictions on access of the Company’s exploration and evaluation assets may have an adverse effect on profitability as a result of higher infrastructure costs. There are also physical risks to the exploration personnel working in the terrain in which the Company’s exploration and evaluation assets are located, which are subject to poor climate conditions.

The long-term commercial success of the Company depends on its ability to explore, develop and commercially produce minerals from its exploration and evaluation assets and to locate and acquire additional properties worthy of exploration and development for minerals. No assurance can be given that the Company will be able to locate satisfactory properties for acquisition or participation. Moreover, if such acquisitions or participations are identified, the Company may determine that current markets, terms of acquisition and participation or pricing conditions make such acquisitions or participation uneconomic.

Substantial Capital Requirements

Management of the Company anticipates that it may make substantial future capital expenditures for the acquisition, exploration, development and production of its exploration and evaluation assets. As the Company will be at the exploration stage with no revenue being generated from the exploration activities on its exploration and evaluation assets, the Company may have limited ability to raise the capital necessary to undertake or complete future exploration work, including drilling programs.

There can be no assurance that debt or equity financing will be available or sufficient to meet these requirements or for other corporate purposes or, if debt or equity financing is available, that it will be on terms acceptable to the Company. Moreover, future activities may require the Company to alter its capitalization significantly.

E-4-25

DOLLY VARDEN SILVER CORPORATION

Management’s Discussion and Analysis

The inability of the Company to access sufficient capital for its operations could have a material adverse effect on the Company’s financial condition, results of operations or prospects. In particular, failure to obtain such financing on a timely basis could cause the Company to forfeit its interest in its exploration and evaluation assets, miss certain acquisition opportunities and reduce or terminate its operations.

Competition

The mining industry is highly competitive. Many of the Company’s competitors for the acquisition, exploration, production and development of exploration and evaluation assets, and for capital to finance such activities, include companies that have greater financial and personnel resources available to them than the Company.

Volatility of Mineral Prices

The market price of any mineral is volatile and is affected by numerous factors that are beyond the Company’s control. These include international supply and demand, the level of consumer product demand, international economic trends, currency exchange rate fluctuations, the level of interest rates, rate of inflation, global or regional political events and international events, as well as a range of other market forces. Sustained downward movements in mineral market prices could render less economic, or uneconomic, some or all of the mineral extraction and/or exploration activities to be undertaken by the Company.

Mineral Reserves / Mineral Resources

The Company’s exploration and evaluation assets are in the early exploration stage only and, though they contain Current Mineral Resources, as disclosed on page 3 of this MD&A, they do not contain a known body of commercial minerals (“mineral reserves”). Mineral reserves are, in large part, estimates, and no assurance can be given that the anticipated tonnages and grades will be achieved or that the indicated level of recovery will be realized. Mineral reserve estimates for exploration and evaluation assets that have not yet commenced production may require revision based on actual production experience.

Market price fluctuations of metals, as well as increased production costs or reduced recovery rates, may render mineral reserves containing relatively lower grades of mineralization uneconomic and may ultimately result in a restatement of reserves. Moreover, short-term operating factors relating to the mineral reserves, such as the need for orderly development of the ore bodies and the processing of new or different mineral grades, may cause a mining operation to be unprofitable in any particular accounting period.

Environmental Risks

All phases of the mining business present environmental risks and hazards and are subject to environmental regulation pursuant to a variety of international conventions and state and municipal laws and regulations. Environmental legislation provides for, among other things, restrictions and prohibitions on spills, releases or emissions of various substances produced in association with mining operations. The legislation also requires that wells and facility sites be operated, maintained, abandoned and reclaimed to the satisfaction of applicable regulatory authorities. Compliance with such legislation can require significant expenditures and a breach may result in the imposition of fines and penalties, some of which may be material. Environmental legislation is evolving in a manner expected to result in stricter standards and enforcement, larger fines and liability, and potentially increased capital expenditures and operating costs. Environmental assessments of proposed projects carry a heightened degree of responsibility for companies and directors, officers and employees. The cost of compliance with changes in governmental regulations has the potential to reduce the profitability of operations.

E-4-26

DOLLY VARDEN SILVER CORPORATION

Management’s Discussion and Analysis

Failure to comply with applicable laws, regulations and permitting requirements may result in enforcement actions thereunder, including orders issued by regulatory or judicial authorities causing operations to cease or be curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment or remedial actions. Parties engaged in mining operations may be required to compensate those suffering loss or damage by reason of the mining activities and may have civil or criminal fines or penalties imposed for violations of applicable laws or regulations and, in particular, environmental laws.

Amendments to current laws, regulations and permits governing operations and activities of mining companies, or more stringent implementation thereof, could have a material adverse impact on the Company and cause increases in capital expenditures or production costs or reduction in levels of production at any future-producing exploration and evaluation assets or require abandonment or delays in the development of new mining properties.

Reliance on Key Personnel

The success of the Company will be largely dependent upon the performance of its management and key employees and contractors. In assessing the risk of an investment in the shares of the Company, potential investors should realize that they are relying on the experience, judgment, discretion, integrity and good faith of the proposed management of the Company.

Conflicts of Interest

Certain directors and officers of the Company will be engaged in, and will continue to engage in, other business activities on their own behalf and on behalf of other companies. As a result of these and other activities, such directors and officers of the Company may become subject to conflicts of interest. The BCBCA provides that in the event that a director or senior officer has a material interest in a contract or proposed contract or agreement that is material to the issuer, the director or senior officer must disclose his or her interest in such contract or agreement and a director must refrain from voting on any matter in respect of such contract or agreement, subject to and in accordance with the BCBCA. To the extent that conflicts of interest arise, such conflicts will be resolved in accordance with the provisions of the BCBCA. To the knowledge of management of the Company, as at the date of this MD&A, there are no existing or potential material conflicts of interest between the Company and a director or officer of the Company, except as otherwise disclosed in this MD&A.

Dividends

To date, the Company has not paid any dividends on its outstanding common shares. Any decision to pay dividends on the shares of the Company will be made by the board of directors on the basis of the Company’s earnings, financial requirements and other conditions.

Substantial Number of Authorized but Unissued Shares

The Company has an unlimited number of common shares that may be issued by the board of directors without further action or approval of the Company’s shareholders, except in limited circumstances. While the board of directors is required to fulfill its fiduciary obligations in connection with the issuance of such shares, the shares may be issued in transactions with which not all shareholders agree, and the issuance of such shares will cause dilution to the ownership interests of the Company’s shareholders.

E-4-27

DOLLY VARDEN SILVER CORPORATION

Management’s Discussion and Analysis

Stock Exchange Prices

The market price of a publicly traded stock is affected by many variables not all of which are directly related to the success of the Company. In recent years, the securities markets have experienced a high level of price and volume volatility, and the market price of securities of many companies, particularly those considered to be exploration stage companies, have experienced wide fluctuations, which have not necessarily been related to the performance or underlying asset values of such companies. There can be no assurance that such fluctuations will not affect the price of the Company’s securities.

Permits and Licenses

The activities of the Company are subject to government approvals, various laws governing prospecting, development, land resumptions, production taxes, labour standards and occupational health, mine safety, toxic substances and other matters, including issues affecting local Indigenous populations. Amendments to current laws and regulations governing operations and activities of exploration and mining, or more stringent implementation thereof, could have a material adverse impact on the business, operations and financial performance of the Company.

Further, the mining licenses and permits issued in respect of its mineral property may be subject to conditions that, if not satisfied, may lead to the revocation of such licenses. In the event of revocation, the value of the Company’s investments in its exploration and evaluation assets may decline.

Title Risks

The acquisition of title to exploration and evaluation assets or interests therein is a very detailed and time-consuming process. The exploration and evaluation assets may be subject to prior unregistered agreements or transfers and title may be affected by undetected defects.

Limited Operating History

The Company was incorporated on March 4, 2011 and has yet to generate a profit from its activities. The Company will be subject to all of the business risks and uncertainties associated with any business enterprise, including the risk that it will not achieve its growth objective. The Company anticipates that it may take several years to achieve positive cash flow from operations. Even if the Company does undertake exploration activity on its exploration and evaluation assets, there is no certainty that the Company will produce revenue, operate profitably or provide a return on investment in the future.

Uninsured Risks

The Company, as a participant in mining and exploration activities, may become subject to liability for hazards that cannot be insured against or against which it may elect not to be so insured due to high premium costs. Furthermore, the Company may incur a liability to third parties (in excess of any insurance coverage) arising from negative environmental impacts or any other damage or injury.

Unforeseen Expenses

While the Company is not aware of any expenses that may need to be incurred that have not been taken into account, if such expenses were subsequently incurred, the expenditure proposals of the Company may be adversely affected.

E-4-28

DOLLY VARDEN SILVER CORPORATION

Management’s Discussion and Analysis

Flow-through Share Private Placements (“FT Private Placements”)

Historically, the Company has entered into FT Private Placements to fund exploration activities, with the most recent FT Private Placement being in September 2024. Canadian tax rules normally require the Company to have spent flow-through funds on “Canadian exploration expenses” (as defined in the Income Tax Act (“Tax Act”)) by the end of the calendar year following the year in which they were raised. The expectation is to spend any amounts raised during calendar 2024 on Canadian exploration expenses before December 31, 2025.

While the Company intends to satisfy its expenditure commitments related to the FT Private Placements, there can be no assurance that it will do so. If the Company does not renounce to the purchasers of the flow-through shares, effective on or before December 31 of the year following the FT Private Placement, Canadian exploration expenses in an amount equal to the aggregate purchase price paid by such purchasers for the flow-through shares, or if there is a reduction in such amount renounced pursuant to the provisions of the Tax Act, the Company shall indemnify the purchaser for an amount equal to the amount of any tax payable or that may become payable under the Tax Act (and under any corresponding provincial legislation) by the purchaser as a consequence of such failure or reduction; however, there is no guarantee that the Company will have the financial resources required to satisfy such indemnity.

The Company may also be subject to interest on flow-through proceeds renounced under the Look-back Rules in respect of prior years, and penalties, in accordance with regulations in the Tax Act, if it is determined that flow-through proceeds were not properly or timely spent on Canadian exploration expenses.

Threat or Imposition of Tariffs

Increased uncertainty in the global economy caused by the threat or imposition of tariffs could negatively impact our operations.

Since February 2025, multiple tariff measures between the U.S., Canada and other countries have been implemented and subsequently adjusted.

The continued implementation, timing and rates of potential U.S. tariffs, the countries on which they are levied and the responses from such countries are difficult to predict at this time. We do not export products to the U.S. and would not be directly impacted by the imposition of new tariffs on goods imported into the U.S. However, a Canada-U.S. or a broader trade war also has the potential to adversely impact global supply chains and make supplies that we require at the Kitsault Valley Project more expensive, harder to obtain or unavailable. Scarcity in the global supply chain would likely increase the cost of supplies required generally, which could impair our ability to operate.

The indirect effects of tariffs imposed by the U.S. or by counter tariffs in response are difficult to assess, but the potential for tariffs represents a risk and may adversely affect our business, financial condition and results of operations.

Continued Listing Criteria of the TSXV and NYSE

The common shares are currently listed on the TSXV and the NYSE-A. In order to maintain the listing, the Company must maintain compliance with certain corporate governance and financial and share distribution targets, including, without limitation, maintaining a minimum number of public shareholders, and, in the case of the NYSE-A, a minimum share price. In addition to objective standards, the TSXV or the NYSE-A may delist the securities of any issuer if, among other circumstances, in its opinion: the issuer’s financial condition and/or

E-4-29

DOLLY VARDEN SILVER CORPORATION

Management’s Discussion and Analysis

operating results appear unsatisfactory; if the Company fails to accurately report financial performance on a timely basis; if it appears that the extent of public distribution or the aggregate market value of the security has become so reduced as to make continued listing on the TSXV or the NYSE-A inadvisable; if the issuer sells or disposes of principal operating assets or ceases to be an operating company; if an issuer fails to comply with the listing requirements of the TSXV or the NYSE-A; or if any other event occurs or any condition exists that makes continued listing on the TSXV or the NYSE-A, in the opinion of the TSXV or the NYSE-A, inadvisable.

If the TSXV or the NYSE-A delists the common shares, investors may face material adverse consequences, including, but not limited to, a lack of trading market for the common shares, reduced liquidity, decreased analyst coverage of the Company and an inability for the Company to obtain additional financing to fund operations.

U.S. Investors May be Subject to Adverse U.S. Federal Income Tax Consequences

If the Company is a “passive foreign investment company” (a “PFIC”) within the meaning of Section 1297(a) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) for the current or a future tax year, certain adverse U.S. federal income tax consequences may result for U.S. investors.

In general, the Company will be treated as a PFIC for any tax year during which either (i) 75% or more of its gross income is passive income, or (ii) 50% or more of the assets held by the Company either produce passive income or are held for the production of passive income, based on the quarterly average of the fair market value of such assets. The determination of PFIC status is inherently factual, is subject to a number of uncertainties, and can be determined only annually at the close of the tax year in question. The Company believes that it may have been a PFIC for the year ended December 31, 2024, and based on current business plans and financial expectations, may be a PFIC in future tax years.

If the Company is a PFIC for any year during a U.S. taxpayer’s holding period of common shares, then such U.S. taxpayer generally will be required to treat any gain realized upon a disposition of the common shares or any so-called “excess distribution” received on its common shares, as ordinary income, and to pay an interest charge on a portion of such gain or distribution. In certain circumstances, the sum of the tax and the interest charge may exceed the total amount of proceeds realized on the disposition, or the amount of excess distribution received, by the U.S. taxpayer. Subject to certain limitations, these tax consequences may be mitigated if a U.S. taxpayer makes a timely and effective “qualified electing fund” election under Section 1295 of the Code (a “QEF Election”) or a “mark-to-market” election under Section 1296 of the Code (a “Mark-to-Market Election”). A U.S. taxpayer who makes a timely and effective QEF Election generally must report on a current basis its share of our net capital gain and ordinary earnings for any year in which the Company is a PFIC, whether or not the Company distributes any amounts to its shareholders.

Upon the written request of a U.S. taxpayer, the Company intends to provide: (a) a “PFIC Annual Information Statement” as described in Treasury Regulations Section 1.1295-1(g) (or any successor Treasury Regulation) and (b) all information and documentation that a U.S. taxpayer is required to obtain for U.S. federal income tax purposes in making a QEF Election with respect to the Company.

A U.S. taxpayer who makes the Mark-to-Market Election generally must include as ordinary income each year the excess of the fair market value of the common shares over the U.S. taxpayer’s adjusted tax basis therein. The PFIC rules may also apply to other securities issued by the Company. Each U.S. investor should consult its own tax advisor regarding the PFIC rules, the availability of and the manner for making and maintaining the elections described herein, and the U.S. federal income tax consequences of the acquisition, ownership, and disposition of common shares.

E-4-30

DOLLY VARDEN SILVER CORPORATION

Management’s Discussion and Analysis

Information Available to U.S. Investors

The Company is a foreign private issuer under applicable U.S. federal securities laws and, therefore, is not required to comply with certain of the periodic disclosure and current reporting requirements of the U.S. Securities Exchange Act of 1934 (“U.S. Exchange Act”) and related rules and regulations. As a result, the Company does not file the same reports that a U.S. domestic issuer would file with the United States Securities and Exchange Commission (“SEC’), although it will be required to file with or furnish to the SEC the continuous disclosure documents that the Company is required to file in Canada under Canadian securities laws. In addition, the Company’s officers, directors and principal shareholders are exempt from reporting holdings in the Company’s securities and the “short swing” profit recovery provisions of Section 16 of the U.S. Exchange Act. Therefore, the Company’s securityholders may not know on as timely a basis when its officers, directors and principal shareholders purchase or sell securities of the Company, as the reporting periods under the corresponding Canadian insider reporting requirements are longer.

The Company is also exempt from Regulation FD (fair disclosure), which prohibits issuers from making selective disclosures of material non-public information. In addition, as a foreign private issuer, the Company is exempt from the proxy rules under the U.S. Exchange Act. The Company also has the option to follow certain Canadian corporate governance practices, except to the extent that such laws would be contrary to U.S. securities laws, and provided that the Company discloses the requirements it is not following and describes the Canadian practices it follows instead. The Company may elect to follow home country practices in Canada with regard to certain corporate governance matters. As a result, the Company’s shareholders may not have the same protections afforded to shareholders of U.S. domestic companies that are subject to all corporate governance requirements.

The Company May Lose its Foreign Private Issuer Status in the Future

The Company may lose its foreign private issuer status if a majority of the common shares are owned of record in the United States and the Company fails to meet the additional requirements necessary to avoid loss of foreign private issuer status, which require that the majority of both its directors and executive officers are not U.S. citizens or residents, a majority of the Company’s assets are located outside the United States, and that its business be principally administered outside the United States. The regulatory and compliance costs to the Company under U.S. federal securities laws as a U.S. domestic issuer may be significantly more than the costs the Company incurs as a Canadian foreign private issuer eligible to use the multijurisdictional disclosure system. If the Company is not a foreign private issuer, it would not be eligible to use the multijurisdictional disclosure system or other foreign issuer forms and would be required to file periodic and current reports and registration statements on U.S. domestic issuer forms with the SEC, which are more detailed and extensive than the forms available to a foreign private issuer.

The Company could be negatively impacted by any failure to comply with applicable anti-bribery and anti-corruption laws.

The Company is subject to anti-bribery and anti-corruption laws, including the Corruption of Foreign Public Officials Act (Canada) and the United States Foreign Corrupt Practices Act of 1977, as amended. Failure to comply with these laws could subject the Company to, among other things, reputational damage, civil or criminal penalties, other remedial measures and legal expenses that could adversely affect the Company’s business, results from operations and financial condition. It may not be possible for the Company to ensure compliance with anti-bribery and anti-corruption laws in every jurisdiction in which its employees, agents, sub-contractors or joint venture partners are located or may be located in the future.

E-4-31

DOLLY VARDEN SILVER CORPORATION

Management’s Discussion and Analysis

Other Risks

The level of demand for the Company’s exploration is increasingly affected by regional and global demographic and macroeconomic conditions, including population growth rates and changes in standards of living. A significant downturn in global economic growth, or recessionary conditions in major geographic regions, may lead to reduced demand for commodities, which could adversely affect the Company’s business and results of operations.

Additionally, weak global economic conditions and turmoil in global financial markets, including constraints on the availability of credit, have in the past adversely affected, and may in the future continue to adversely affect, the financial condition and creditworthiness of some of the Company’s customers, suppliers and other counterparties, which in turn may negatively impact the Company’s business. Any deterioration in economic conditions due to the current coronavirus concerns could negatively impact the Company’s exploration.

Forward-looking Statements

This MD&A contains forward-looking statements that are based on the Company’s current expectations and estimates of the business and management. Certain statements included in this MD&A constitute forward-looking statements, including those identified by the expressions “anticipate”, “believe”, “plan”, “suggest”, “estimate”, “anticipate”, “project”, “indicate”, “expect”, “intend”, “may”, “should expect”, “target”, “will”, “unlock upside potential” and other similar words or statements that certain events or conditions “may” or “will” occur. All statements that are not statements of historical fact are forward-looking statements, including, without limitation, statements regarding the Kinskuch, MTB Metals and Porter property acquisitions, the effects of listing on the NYSE-A, the 2025 exploration program, budget and cost expectations and other statements regarding future results or events. These forward-looking statements are based on current expectations and various estimates, factors and assumptions, and involve known and unknown risks, uncertainties and other factors.

Information concerning the interpretation of drill results and estimates of mineral resources and mineral reserves also may be considered forward-looking statements, as such information constitutes a prediction of what mineralization might be found to be present if and when a project is actually developed and of future prices and costs. The estimates, risks and uncertainties described in this MD&A are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in the Company’s forward-looking statements. In addition, any forward-looking statements represent the Company’s estimates only as of the date of this MD&A and should not be relied upon as representing the Company’s estimates as of any subsequent date.

The material factors and assumptions that were applied in making the forward-looking statements in this MD&A include: (a) execution of the Company’s existing plans or 2025 exploration program plans for the KV Project, either of which may change due to changes in the views of the Company, or if new information arises that makes it prudent to change such plans or programs; (b) focus drilling or other exploration strategies will produce new information; and (c) the accuracy of current interpretation of drill and other exploration results, since new information or new interpretation of existing information may result in changes in the Company’s expectations.

Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause actual events or results to differ materially from estimated or anticipated events or results implied or expressed in such forward-looking statements. Such factors include, among others: the actual results of current exploration activities; conclusions of economic evaluations; changes in project parameters as plans continue to be refined; possible variations in ore grade or recovery rates; accidents, labour disputes and other risks of the mining industry; delays in obtaining governmental approvals or financing; fluctuations in metal prices; the impact of the

E-4-32

DOLLY VARDEN SILVER CORPORATION

Management’s Discussion and Analysis

COVID-19 pandemic and the other risk factors described in the Company’s most recent annual information form and other filings made with Canadian securities regulators and the SEC. There may be other factors that cause actions, events or results not to be as anticipated, estimated or intended. Any forward-looking statement speaks only as of the date on which it is made and, except as may be required by applicable securities laws, the Company disclaims any intent or obligation to update any forward-looking statement, whether as a result of new information, future events or results, or otherwise. Forward-looking statements are not a guarantee of future performance, and accordingly, undue reliance should not be put on such statements due to the inherent uncertainty therein.

Cautionary Note to U.S. Investors concerning resource estimates

The MD&A was prepared to conform to NI 51-102F1 is a rule developed by the Canadian Securities Administrators that establishes standards for all public disclosure an issuer makes of scientific and technical information concerning mineral projects. These standards differ from the requirements of the SEC applicable to domestic United States reporting companies.

Unless otherwise indicated, the technical and scientific disclosure contained or referenced in this MD&A, including any references to mineral resources or mineral reserves, was prepared in accordance with Canada’s NI 43-101, which differs significantly from the requirements of the SEC applicable to U.S. domestic issuers. Accordingly, the scientific and technical information contained or referenced in this MD&A may not be comparable to similar information made public by U.S. companies subject to the reporting and disclosure requirements of the SEC.

Inferred mineral resources have a great amount of uncertainty as to their existence and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an Inferred Mineral Resource will ever be upgraded to a higher category. Historical results or feasibility models presented herein are not guarantees or expectations of future performance.

Qualified Person

Robert van Egmond, P.Geo., Vice President Exploration and QP for the Company, as defined by NI 43-101, prepared and approved the scientific and technical information contained in this MD&A. Mr. van Egmond is not independent of the Company.

Additional Information

Additional information about the Company, including the audited consolidated financial statements, is available on the Company’s website at www.dollyvardensilver.com, on SEDAR+ at www.sedarplus.ca and on EDGAR at www.sec.gov.

E-4-33

Annex E-5

CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2025 AND 2024

(Expressed in Canadian Dollars)

(Unaudited)

E-5-1

DOLLY VARDEN SILVER CORPORATION

Condensed Consolidated Interim Statements of Financial Position

(Expressed in Canadian Dollars)

As at	Notes	September 30, 2025	December 31, 2024
		(unaudited)
ASSETS
Current
Cash		$34,478,231	$32,057,647
Short-term investments		—	2,119,952
Prepaid expenses		815,999	328,093
Goods and Services Tax receivable		1,780,783	67,552

		37,075,013	34,573,244
Non-current
Property and equipment	4	165,210	191,715
Reclamation deposits	5	208,000	159,000
Exploration and evaluation assets	5	80,091,694	71,329,535

		$117,539,917	$106,253,494

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current
Accounts payable	8	$3,211,962	$118,521
Accrued liabilities	8	1,282,952	802,656
Liability on flow-through share issuances	6	3,568,745	3,478,712

		8,063,659	4,399,889

Shareholders’ Equity
Share capital	6	257,298,214	224,362,471
Reserves	6	12,795,085	12,513,816
Deficit		(160,617,041)	(135,022,682)

		109,476,258	101,853,605

		$117,539,917	$106,253,494

Nature of Operations (Note 1)

Subsequent Events (Note 11)

These condensed consolidated interim financial statements were approved for issue by the Board of Directors on November 12, 2025 and signed on its behalf by:

“Shawn Khunkhun”	“James Sabala”
Director	Director

The accompanying notes are an integral part of these condensed consolidated interim financial statements

E-5-2

DOLLY VARDEN SILVER CORPORATION

Condensed Consolidated Interim Statements of Loss and Comprehensive Loss

(Unaudited, Expressed in Canadian Dollars)

	Notes	Three months ended September 30, 2025	Three months ended September 30, 2024	Nine months ended September 30, 2025	Nine months Ended September 30, 2024
EXPENSES
Consulting fees	8	$200,000	$533,000	$890,000	$1,237,026
Directors’ fees	8	58,500	57,500	174,500	170,900
Exploration and evaluation	5, 8	15,163,474	9,268,740	23,393,554	16,545,026
Management fees	8	280,000	281,655	827,500	1,014,505
Marketing and communications		361,123	560,619	1,509,505	1,226,611
Office and administration		266,647	59,757	683,947	188,831
Professional fees		110,838	63,537	516,901	211,206
Rent and maintenance		39,050	34,215	115,835	98,486
Share-based payments	6, 8	529,077	554,610	1,661,746	2,048,932
Transfer agent and filing fees		153,140	16,885	310,798	119,086
Travel and accommodation		62,063	69,884	179,061	156,019

Operating loss		(17,223,912)	(11,500,402)	(30,263,347)	(23,016,628)
Recovery on flow-through share premium	6	2,964,908	2,272,674	4,166,007	3,902,974
Part XII.6 tax recovery (expense)		(19,927)	—	(306,457)	2,933
Interest and other income		313,495	243,245	809,438	653,793

Loss and comprehensive loss for the period		$(13,965,436)	$(8,984,483)	$(25,594,359)	$(18,456,928)

Basic and diluted loss per common share		$(0.16)	$(0.12)	$(0.31)	$(0.26)

Weighted average number of common shares outstanding – basic and diluted		87,148,698	73,398,124	82,390,817	70,885,656

The accompanying notes are an integral part of these condensed consolidated interim financial statements

E-5-3

DOLLY VARDEN SILVER CORPORATION

Condensed Consolidated Interim Statements of Changes in Shareholders’ Equity

(Unaudited, Expressed in Canadian Dollars)

	Common Shares	Share Capital	Reserves		Deficit	Total Shareholders’ Equity
Balance, December 31, 2023	67,516,696	$184,751,037	$11,568,202	$	$(114,373,535)	$81,945,704
Exercise of stock options	250,083	909,643	(376,047)		—	533,596
Issuance of common shares for acquisition of mineral properties	68,750	222,750	—		—	222,750
Issuance of flow-through shares	7,711,425	35,699,985	—		—	35,699,985
Flow-through share premium liability	—	(7,779,996)	—		—	(7,779,996)
Issuance of common shares	2,875,000	11,500,000	—		—	11,500,000
Share-based payments	—	—	1,214,854		—	1,214,854
Restricted share units converted to common shares	171,223	664,346	(664,346)		—	—
Restricted share compensation	—	—	834,078		—	834,078
Share issuance costs – cash	—	(2,994,016)	—		—	(2,994,016)
Loss and comprehensive loss for the period	—	—	—		(18,456,928)	(18,456,928)

Balance, September 30, 2024	78,593,177	222,973,749	12,576,741		(132,830,463)	102,720,027
Exercise of stock options	658,501	1,400,959	(614,948)		—	786,011
Share issuance costs – cash	—	(12,237)	—		—	(12,237)
Share-based payments	—	—	246,646		—	246,646
Restricted share compensation	—	—	305,377		—	305,377
Loss and comprehensive loss for the period	—	—	—		(2,192,219)	(2,192,219)

Balance, December 31, 2024	79,251,678	224,362,471	12,513,816		(135,022,682)	101,853,605
Exercise of stock options	204,562	881,936	(361,231)		—	520,705
Share-based payments	—	—	821,211		—	821,211
Issuance of common shares for acquisition of mineral properties	2,133,734	8,529,585	—		—	8,529,585
Issuance of flow-through shares	2,868,000	17,506,200	—		—	17,506,200
Issuance of common shares	2,445,500	11,249,300	—		—	11,249,300
Flow-through share premium liability	—	(4,256,040)	—		—	(4,256,040)
Share issuance costs – cash	—	(1,994,484)	—		—	(1,994,484)
Restricted share units converted to common shares	269,806	1,019,246	(1,019,246)		—	—
Restricted share unit compensation	—	—	840,535		—	840,535
Loss and comprehensive loss for the period	—	—	—		(25,594,359)	(25,594,359)

Balance, September 30, 2025	87,173,280	$257,298,214	$12,795,085	$	$(160,617,041)	$109,476,258

The accompanying notes are an integral part of these condensed consolidated interim financial statements

E-5-4

DOLLY VARDEN SILVER CORPORATION

Condensed Consolidated Interim Statements of Cash Flows

(Unaudited, Expressed in Canadian Dollars)

	September 30, 2025	September 30, 2024
CASH FLOWS FROM OPERATING ACTIVITIES
Loss for the period	$(25,594,359)	$(18,456,928)
Items not affecting cash:
Share-based payments	821,211	1,214,854
Restricted share unit compensation	840,535	834,078
Recovery on flow-through share premium	(4,166,007)	(3,902,974)
Depreciation of property and equipment	27,396	36,209
Accrued Part XII.6 tax	306,457	—
Loss on disposal of property and equipment	5,089	—
Changes in non-cash working capital items:
Prepaid expenses	(487,906)	63,040
Goods and Services Tax receivable	(1,713,231)	345,528
Reclamation deposits	(49,000)	—
Accounts payable and accrued liabilities	3,267,280	3,411,709

Cash used in operating activities	(26,742,535)	(16,454,484)

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of equipment	(5,980)	(20,947)
Exploration and evaluation assets	(232,574)	—
Short-term investments	2,119,952	—

Cash provided by (used in) investing activities	1,881,398	(20,947)

CASH FLOWS FROM FINANCING ACTIVITIES
Private placement, net of share issuance costs	26,761,016	44,205,969
Exercise of stock options	520,705	533,596

Cash provided by financing activities	27,281,721	44,739,565

Change in cash during the period	2,420,584	28,264,134
Cash, beginning of period	32,057,647	9,982,389

Cash, end of period	$34,478,231	$38,246,523

Supplemental disclosure with respect to cash flows:
Interest income received in cash	$809,438	$653,793
Non-cash transactions:
Fair value of options exercised	$361,231	$376,047
Fair value of shares issued for acquisition of exploration and evaluation assets	$8,529,585	$222,750
Reclassification of acquisition costs from prepaid expenses to exploration and evaluation assets	$—	$50,000
Restricted share units converted to common shares	$1,019,246	$664,346
Premium liability on flow-through shares	$4,256,040	$7,779,996

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

E-5-5

DOLLY VARDEN SILVER CORPORATION

Notes to the Condensed Consolidated Interim Financial Statements

For the nine months ended September 30, 2025 and 2024

(Unaudited, Expressed in Canadian Dollars)

1	NATURE OF OPERATIONS

Dolly Varden Silver Corporation (the “Company” or “Dolly Varden”) was incorporated under the Business Corporations Act (British Columbia) on March 4, 2011 and is a public company listed on the TSX Venture Exchange (the “Exchange”) under the symbol “DV”. In addition, the Company trades on the NYSE American, LLC under the symbol “DVS” and on the Frankfurt Exchange under the trading symbol “DVQ “. The Company’s primary business is the acquisition and exploration of mineral properties in Canada. The Company’s head office is Suite 3123, 595 Burrard Street, Vancouver, British Columbia, Canada, V7X 1J1. The registered address and records office of the Company is located at Suite 1700 Park Place, 666 Burrard Street, Vancouver, British Columbia, Canada, V6C 2X8.

The Company owns interests in multiple mineral titles and claims in British Columbia, Canada. On February 25, 2022, the Company acquired 100% of the outstanding common stock of Homestake Resource Corporation and its wholly owned subsidiary Homestake Royalty Corporation (collectively, “Homestake”) in exchange for common shares of the Company. The recoverability of amounts shown for exploration and evaluation assets is dependent upon the discovery of economically recoverable reserves, confirmation of the Company’s interest in the underlying mineral claims, the ability of the Company to obtain necessary financing to satisfy the expenditure requirements and to complete the development of properties, as well as upon future profitable production or proceeds from the disposition thereof. Management believes that the Company has sufficient working capital to maintain its operations and activities for the next fiscal year.

On April 7, 2025, the Company completed a consolidation of the issued and outstanding shares of the Company at a ratio of four pre-consolidation common shares for one post-consolidation common share. All share figures and per share figures in these condensed consolidated interim financial statements have been retroactively adjusted to reflect the share consolidation.

2	BASIS OF PRESENTATION

(a)	Statement of Compliance

These condensed consolidated interim financial statements have been prepared in accordance with International Accounting Standard (“IAS”) 34 Interim Financial Reporting. They do not include all of the information required for full annual consolidated financial statements and should be read in conjunction with the Company’s audited consolidated financial statements as at December 31, 2024 and for the fiscal year then ended, which have been prepared in accordance with IFRS Accounting Standards (“IFRS”), as issued by the International Accounting Standards Board (“IASB”). These condensed consolidated interim financial statements were approved by the Board of Directors on November 12, 2025.

(b)	Basis of Presentation

The condensed consolidated interim financial statements have been prepared on the historical cost basis, except for certain financial instruments that are measured at fair value. In addition, these condensed consolidated interim financial statements have been prepared using the accrual basis of accounting, except for cash flow information.

E-5-6

DOLLY VARDEN SILVER CORPORATION

Notes to the Condensed Consolidated Interim Financial Statements

For the nine months ended September 30, 2025 and 2024

(Unaudited, Expressed in Canadian Dollars)

3	MATERIAL ACCOUNTING POLICY INFORMATION

(a)	Basis of Consolidation

These condensed consolidated interim financial statements include the accounts of the Company and its wholly owned subsidiaries. The financial statements of the subsidiaries are included in the condensed consolidated interim financial statements from the date that control commences until the date that control ceases. All intercompany transactions, balances, revenue and expenses are eliminated in full upon consolidation.

The legal subsidiaries of the Company are as follows:

Name of Subsidiary	Place of Incorporation	Beneficial Ownership Interest
		September 30, 2025	December 31, 2024
Homestake Resource Corporation	British Columbia, Canada	100%	100%
Homestake Royalty Corporation	British Columbia, Canada	100%	100%

(b)	Functional and Foreign Currency

The condensed consolidated interim financial statements are presented in Canadian dollars, which is the Company’s and its subsidiaries’ functional currency. Foreign currency transactions are translated into Canadian dollars using the exchange rates at the date of the transactions. Foreign exchange gains or losses resulting from the settlement of transactions and from the translation at year-end or period-end rates of monetary assets and liabilities denominated in foreign currencies are recognized in profit or loss.

(c)	Use of Estimates and Judgments

The preparation of these condensed consolidated interim financial statements in conformity with IFRS requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed consolidated interim financial statements, and the reported amounts of revenues and expenses during the period. These and other estimates are subject to measurement uncertainty and the effect on the condensed consolidated interim financial statements of changes in these estimates could be material. Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized during the year in which the estimates are revised and in any future periods affected.

Significant Accounting Judgments

Significant accounting judgments that management has made in the process of applying accounting policies and that have the most significant effect on the amounts recognized in the condensed consolidated interim financial statements include, but are not limited to, the following:

i)	Recoverability of the carrying value of the Company’s exploration and evaluation assets

Recorded costs of exploration and evaluation assets are not intended to reflect present or future values of these properties. The recorded costs are subject to measurement uncertainty and it is reasonably possible, based on existing knowledge, that a change in future conditions could require a material change in the recognized amount.

E-5-7

DOLLY VARDEN SILVER CORPORATION

Notes to the Condensed Consolidated Interim Financial Statements

For the nine months ended September 30, 2025 and 2024

(Unaudited, Expressed in Canadian Dollars)

3	MATERIAL ACCOUNTING POLICY INFORMATION (cont’d)

(c)	Use of Estimates and Judgments (cont’d)

Critical Accounting Estimates

Key assumptions concerning the future and other key sources of estimation uncertainty that have a significant risk of resulting in a material adjustment to the carrying amounts of assets and liabilities include, but are not limited to, the following:

i)	Share-based payments

The fair value of share-based payments is determined using the Black-Scholes option pricing model. Such option pricing models require the input of subjective assumptions, including the expected price volatility, option life, dividend yield, risk-free rate and estimated forfeitures at the initial grant date.

ii)	Estimating useful life of property and equipment

Depreciation of property and equipment is charged to write-down the value of those assets to their residual value over their respective estimated useful lives. Management is required to assess the useful economic lives and residual values of the assets such that depreciation is charged on a systematic basis to the current carrying amount. The useful lives are estimated having regard to such factors as asset maintenance, rate of technical and commercial obsolescence, and asset usage. The useful lives of key assets are reviewed annually.

iii)	Deferred income taxes

Judgment is required in determining whether deferred tax assets are recognized in the condensed consolidated interim statements of financial position. Deferred tax assets, including those arising from unutilized tax losses require management to assess the likelihood that the Company will generate taxable earnings in future periods, in order to utilize recognized deferred tax assets. Estimates of future taxable income are based on forecasted cash flows from operations and the application of existing tax laws in each jurisdiction. To the extent that future cash flows and taxable income differ significantly from estimates, the ability of the Company to realize the net deferred tax assets recorded at the date of the condensed consolidated interim statements of financial position could be impacted.

iv)	Accrual of British Columbia Mineral Exploration Tax Credit (“BC METC”)

The provincial government of British Columbia provides for a refundable tax on net qualified mining exploration expenditures incurred in British Columbia. The credit is calculated as 20% of qualified mining exploration expenses less the amount of any assistance received or receivable. The determination of the expenditures that would qualify as mining exploration expenses was based on the previous years’ tax filings and subsequent reviews by government auditors. BC METC will be recorded in profit or loss upon cash receipt or when reasonable assurance exists that the tax filings are assessed and the expenditures are qualified as mining exploration expenses.

(d)	Application of New and Revised Accounting Standards

Future Standards not yet Adopted

IFRS 18 Presentation and Disclosure in Financial Statements

In April 2024, the IASB issued IFRS 18, which replaces IAS 1 Presentation of Financial Statements. This standard aims to improve how companies communicate in their financial statements, with a focus

E-5-8

DOLLY VARDEN SILVER CORPORATION

Notes to the Condensed Consolidated Interim Financial Statements

For the nine months ended September 30, 2025 and 2024

(Unaudited, Expressed in Canadian Dollars)

3	MATERIAL ACCOUNTING POLICY INFORMATION (cont’d)

(d)	Application of New and Revised Accounting Standards (cont’d)

on information about financial performance in the statement of profit or loss, in particular additional defined subtotals, disclosures about management-defined performance measures and new principles for aggregation and disaggregation of information. IFRS 18 is accompanied by limited amendments to the requirements in IAS 7 Statement of Cash Flows. IFRS 18 is effective from January 1, 2027. Companies are permitted to apply IFRS 18 before that date. The Company is currently assessing the impact the new standard will have on its condensed consolidated interim financial statements.

(e)	Reclassification of prior period figures

Certain comparative balances in the condensed consolidated interim statement of loss and comprehensive loss for the period ended September 30, 2024 have been reclassified to conform to the current period’s presentation.

4	PROPERTY AND EQUIPMENT

Property and equipment consists of:

	Dock	Tents and Trailers	Equipment	Vehicles	Gas Tank	Boat	Office Furniture	Total
Cost:
At December 31, 2023	$15,571	$203,315	$189,301	$39,936	$40,000	$91,755	$—	$579,878
Additions	—	—	18,778	—	—	—	4,938	23,716

At December 31, 2024	15,571	203,315	208,079	39,936	40,000	91,755	4,938	603,594
Additions	—	—	3,764	—	—	—	2,216	5,980
Disposals	—	—	(8,862)	—	—	—	—	(8,862)

At September 30, 2025	$15,571	$203,315	$202,981	$39,936	$40,000	$91,755	$7,154	$600,712

Accumulated Depreciation:
At December 31, 2023	$8,627	$169,528	$89,364	$28,837	$29,199	$38,267	$—	$363,822
Depreciation	347	10,135	23,759	3,330	1,080	8,023	1,383	48,057

At December 31, 2024	8,974	179,663	113,123	32,167	30,279	46,290	1,383	411,879
Depreciation	247	5,321	13,480	1,749	729	5,115	755	27,396
Disposals	—	—	(3,773)	—	—	—	—	(3,773)

At September 30, 2025	$9,221	$184,984	$122,830	$33,916	$31,008	$51,405	$2,138	$435,502

Net Book Value:
At December 31, 2024	$6,597	$23,652	$94,956	$7,769	$9,721	$45,465	$3,555	$191,715

At September 30, 2025	$6,350	$18,331	$80,151	$6,020	$8,992	$40,350	$5,016	$165,210

5	EXPLORATION AND EVALUATION ASSETS

Title to exploration and evaluation assets involves certain inherent risks due to the difficulties of determining the validity of certain claims, as well as the potential for problems arising from the frequently ambiguous conveyancing history characteristics of many exploration and evaluation assets. The Company

E-5-9

DOLLY VARDEN SILVER CORPORATION

Notes to the Condensed Consolidated Interim Financial Statements

For the nine months ended September 30, 2025 and 2024

(Unaudited, Expressed in Canadian Dollars)

5	EXPLORATION AND EVALUATION ASSETS (cont’d)

has investigated title to all of its exploration and evaluation assets and, to the best of its knowledge, title to all of its properties is in good standing.

Exploration and evaluation asset acquisition costs are set out below:

Property	Balance, December 31, 2023 $	Acquisition $	Balance, December 31, 2024 $	Acquisition $	Balance, September 30, 2025 $
KV Project	70,906,785	—	70,906,785	—	70,906,785
Big Bulk	—	422,750	422,750	—	422,750
Kinskuch	—	—	—	5,213,815	5,213,815
Porter	—	—	—	1,159,404	1,159,404
American Creek	—	—	—	368,315	368,315
Theia	—	—	—	897,116	897,116
BA property	—	—	—	1,114,225	1,114,225
Red Cliff	—	—	—	9,284	9,284

	70,906,785	422,750	71,329,535	8,762,159	80,091,694

Kitsault Valley (“KV”) Project

During the years ended December 31, 2011 to 2018, the Company purchased the Dolly Varden (or “DV”) property, consisting of fee simple titles, mineral claims and mineral tenures in respect of certain lands located in the Kitsault area of British Columbia. The property is subject to a 2% net smelter return royalty (“NSR”) of which one-half (or 1%) of the NSR can be repurchased by the Company for $2,750,000 at any time.

On February 25, 2022, the Company completed the acquisition of a 100% interest in the Homestake Ridge property pursuant to a purchase agreement with Fury Gold Mines Ltd. (“Fury”). The Homestake Ridge property is located adjacent to the Company’s DV property. The Homestake Ridge property is subject to a 2% NSR applicable to certain claims (the “Crown Grants”). The 2% NSR on the Crown Grants includes an annual advanced minimum royalty of $50,000 payment obligations. Ten business days after commencement of commercial production, approximately 17,300 shares of the Company are to be issued to the NSR holders. Additionally, a small area of the Homestake Ridge property is subject to a 3% royalty. The Company refers to the combination of its Homestake Ridge and DV properties as the KV Project. As of September 30, 2025, the Company has deposits totalling $208,000 (December 31, 2024 - $159,000) as reclamation bonds related to permits for the KV Project.

Big Bulk Property

On December 19, 2023, the Company entered into an assignment and assumption agreement (the “Assignment Agreement”) with Libero Copper & Gold Corporation (“Libero”) pursuant to which the Company was assigned the rights to an option agreement (the “Option Agreement”) to earn a 100% interest in certain claims known as the Big Bulk property. As consideration for the Assignment Agreement, the Company issued Libero 68,750 common shares of the Company valued at $222,750, on January 9, 2024 (Note 6).

E-5-10

DOLLY VARDEN SILVER CORPORATION

Notes to the Condensed Consolidated Interim Financial Statements

For the nine months ended September 30, 2025 and 2024

(Unaudited, Expressed in Canadian Dollars)

5	EXPLORATION AND EVALUATION ASSETS (cont’d)

Big Bulk Property (cont’d)

In connection with this acquisition, the Company also entered into an amended agreement with LCT Holdings Inc., the owner of the Big Bulk property and optionor under the Option Agreement. The amended Option Agreement provides that the Company may earn-in a 100% undivided interest in the Big Bulk property by completing the following payments:

a) $50,000 in cash on or before December 31, 2023 (cash paid);

b) $150,000 in cash on or before December 31, 2024 (cash paid);

c) $250,000 in cash or common shares on or before December 31, 2025;

d) $500,000 in cash or common shares on or before December 31, 2026; and

e) $500,000 in cash or common shares on or before December 31, 2027.

The Company has the right to elect to issue common shares instead of a cash payment only when the market price of the common shares at the time is equal to or greater than the ten-day volume weighted average price of the common shares of the Company, subject to such exchange’s minimum pricing rules and further provided that the common shares may only be issued by the Company if the deemed price is equal to or greater than $2.56 per common share, otherwise the Company may only satisfy such payment in cash.

Kinskuch Property

On May 23, 2025, the Company acquired 100% interest in the Kinskuch Property, in British Columbia, from Hecla Mining Company (“Hecla”) with the issuance of 1,351,963 common shares having a fair value of $5,178,018 (Note 6). The Company incurred $35,000 in legal fees related to the acquisition. Hecla will also retain a 2% NSR on the Kinskuch Property. The NSR will include a 50% buyback right, for $5,000,000, that will allow Dolly Varden to reduce the royalty to 1% at any time.

Porter Project

On May 23, 2025, the Company acquired 100% interest in the Porter Project, in British Columbia, from Strikepoint Gold Inc. (“Strikepoint”) with the issuance of 295,699 common shares of the Company having a fair value of $1,105,914 (Note 6). The Company incurred $53,000 in legal fees related to the acquisition.

American Creek Property, Theia Property, BA Property, and Red Cliff Property

On June 26, 2025, the Company acquired an interest in four properties in British Columbia totaling over 20,000 hectares (collectively, the “Properties”) from MTB Metals Corp. by issuance of 486,072 common shares of the Company valued at $2,245,653 (Note 6) plus the assumption of an outstanding property payment obligations of $50,000. The Company incurred $93,280 in legal fees related to the acquisition. The Properties include the American Creek Property (consisting of Mountain Boy Property, Silver Crown Property, and Dorothy Property), the Theia Property, the BA Property, and the Red Cliff Property. MTB Metals Corp. retained a 1% NSR on each of the Properties, pursuant to the terms of separate royalty agreements for each property.

In connection with the acquisition, the Company also entered into an amended joint venture (“JV”) agreement with Decade Resources Ltd. (“Decade”). As of June 26, 2025 the parties have been deemed to have entered into a joint operation agreement, whereby Decade owns 65% interest and Dolly Varden owns

E-5-11

DOLLY VARDEN SILVER CORPORATION

Notes to the Condensed Consolidated Interim Financial Statements

For the nine months ended September 30, 2025 and 2024

(Unaudited, Expressed in Canadian Dollars)

5	EXPLORATION AND EVALUATION ASSETS (cont’d)

American Creek Property, Theia Property, BA Property, and Red Cliff Property (cont’d)

35% interest in the Red Cliff Property. In addition, the Company entered into an amended option agreement (the “Option Agreement”) with Kenneth Gin and Kirpaul Siddoo (the “Optionors”) to acquire 100% interest in the American Creek Property, the Theia Property, and the BA Property. To maintain good standing of the Option Agreement, and to earn a 100% ownership interest in the three properties, the Company paid the Optionors $50,000 in cash. Upon exercise of the Option Agreement, the Dorothy Property is subject to a 2.5% NSR payable to the Optionors, commencing upon the achievement of commercial production. Commercial production is defined as either (i) achieving 70% of rated capacity for 30 consecutive days, or (ii) direct shipping of ore for profit. The Company retains the right to purchase 0.5% of the NSR for $1,000,000 within 90 days following the commencement of commercial production.

Exploration and Evaluation Expenses

The following table summarizes exploration and evaluation expenses incurred on the KV Project during the periods ended:

	Three months ended		Nine months ended
	September 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
Analytical and sample related	$549,373	$446,994	$664,334	$626,423
Camp, food, supplies and related	1,028,295	861,217	1,954,589	1,843,118
Claim maintenance	8,730	2,125	16,818	25,469
Community relations and related	90,361	40,733	230,621	57,335
Depreciation	9,170	11,710	27,395	36,209
Drilling and related	10,776,949	5,946,611	15,441,438	9,778,233
Equipment and warehouse rental	431,786	399,156	718,763	713,360
Fuel	514,303	441,304	754,453	728,340
Geological and geoscience	1,173,634	596,630	2,218,768	1,345,848
Mapping and modelling	47,805	47,777	113,892	115,283
Project supervision	184,764	167,500	397,340	500,000
Road and drill pad preparation	307,828	272,289	787,713	819,769
Transport, travel and related	40,476	34,694	67,430	73,851
Cost recovery: BC METC	—	—	—	(118,212)

Total	$15,163,474	$9,268,740	$23,393,554	$16,545,026

6.	SHARE CAPITAL

Authorized: Unlimited number of common shares without par value.

Issued:

During the nine months ended September 30, 2025, the Company issued 269,806 shares pursuant to conversion of restricted share units (“RSUs”). The value of the settled units adjusted the share capital reserve account by $1,019,246.

E-5-12

DOLLY VARDEN SILVER CORPORATION

Notes to the Condensed Consolidated Interim Financial Statements

For the nine months ended September 30, 2025 and 2024

(Unaudited, Expressed in Canadian Dollars)

6.	SHARE CAPITAL (cont’d)

During the nine months ended September 30, 2025, the Company issued 204,562 common shares pursuant to the exercise of stock options for proceeds of $520,705.

On June 26, 2025, the Company closed a bought deal financing for aggregate gross proceeds to the Company of $28,755,500 through two offerings. Under the listed issuer financing exemption (“LIFE Offering”), the Company sold 2,445,500 common shares of the Company at a price of $4.60 per common share for gross proceeds of $11,249,300 and also sold 1,128,000 flow-through (“FT”) common shares at a price of $6.65 per FT common share for gross proceeds of $7,501,200. Under the Private Placement Offering, the Company sold 1,740,000 FT common shares of the Company at a price of $5.75 per FT common share for gross proceeds of $10,005,000. In connection with the closing of the two financings, a finders’ fee of $1,437,775 was paid representing 5% of the gross proceeds.

On June 26, 2025, the Company completed the acquisition of interests in four mineral properties from MTB Metals Corp., which included the assumption of existing option and joint venture agreements. As consideration, the Company issued 486,072 common shares having a fair value of $2,245,653 (Note 5).

On May 23, 2025, the Company completed the acquisition of the Porter Project from Strikepoint. As consideration for the acquisition, the Company issued 295,699 common having a fair value of $1,105,914 (Note 5).

On May 23, 2025, the Company completed the acquisition of the Kinskuch Property from Hecla. As consideration for the acquisition, the Company issued 1,351,963 common shares to Hecla at a fair value of $5,178,018. (Note 5).

On September 27, 2024, the Company closed the second and final tranche of a bought deal financing for additional gross proceeds of $4,500,000 from the issuance of 900,000 FT common shares at price of $5.00 per FT common share. In connection with the closing of the first tranche of the offering, a finders’ fee of $225,000 was paid representing 5.0% of the gross proceeds.

On September 4, 2024, the Company closed the first tranche of a bought deal financing for aggregate gross proceeds to the Company of $27,700,000. Pursuant to the close of the first tranche of this financing, the Company sold 2,875,000 common shares of the Company at a price of $4.00 per common share for gross proceeds of $11,500,000 and also sold 3,240,000 FT common shares at a price of $5.00 per FT common share for gross proceeds of $16,200,000. In connection with the closing of the first tranche of this financing, a finders’ fee of $1,385,000 was paid representing 5.0% of the gross proceeds.

On March 26, 2024, the Company closed a bought deal financing for gross proceeds to the Company of $14,999,985. Pursuant to this financing, the Company sold 3,571,425 FT common shares on a charitable basis at a price of $4.20 per FT common share. Underwriter fees of $749,999 were paid in relation to this financing.

On January 9, 2024, the Company issued to Libero 68,750 common shares of the Company valued at $222,750 in relation to the Assignment Agreement (Note 5).

During the year ended December 31, 2024, the Company issued 171,223 shares pursuant to conversion of RSUs. The value of the settled units adjusted the share capital reserve account by $664,346.

During the year ended December 31, 2024, the Company issued 902,334 common shares pursuant to the exercise of stock options for proceeds of $1,319,607.

E-5-13

DOLLY VARDEN SILVER CORPORATION

Notes to the Condensed Consolidated Interim Financial Statements

For the nine months ended September 30, 2025 and 2024

(Unaudited, Expressed in Canadian Dollars)

6.	SHARE CAPITAL (cont’d)

Restricted Share Units

The Company adopted a RSU plan during the year ended December 31, 2022 after the shareholders approved a new rolling 10% RSU plan (the “RSU Plan”) at its annual general meeting held on June 24, 2024. The maximum number of common shares issuable upon the vesting of RSUs granted pursuant to the RSU Plan combined with other share-based compensation arrangements is set at 10% of the total issued common shares. The RSU Plan is an evergreen plan meaning any vesting of an RSU will, subject to the overall limit described above, allow new grants available under the RSU Plan resulting in a reloading of the number of RSUs available for grant.

On February 28, 2025, the Company granted 237,244 RSUs to various directors with vesting equally spread over three years with the first vesting occurring on March 15, 2026. On April 2, 2024, the Company granted 295,750 RSUs to various directors with vesting equally spread over three years with the first vesting occurring after one year. The Company expensed $840,535 included in share-based compensation expense during the nine months ended September 30, 2025 (2024 - $834,078).

Number of RSUs
Balance, December 31, 2023	513,671
Granted	295,750
Settlement upon vesting	(171,223)

Balance, December 31, 2024	638,198
Granted	237,244
Settlement upon vesting	(269,806)

Balance, September 30, 2025	605,636

Stock Options

The Company has a stock option plan under which it is authorized to grant share purchase options to executive officers, directors, employees and consultants enabling the holder to acquire up to 10% of the issued and outstanding common shares of the Company. Under the plan, the exercise price of each option shall be no less than the discounted market price of the Company’s shares prior to the grant in accordance with Exchange policies. Options are granted for a maximum term of 10 years.

	Number of Options	Weighted Average Exercise Price $
Balance, December 31, 2023	2,717,689	2.48
Granted	706,000	3.40
Exercised	(908,584)	1.44
Forfeited/expired	(116,667)	2.56

Balance, December 31, 2024	2,398,438	3.14
Granted	548,500	4.00
Exercised	(204,562)	2.56

Balance, September 30, 2025	2,742,376	3.36

E-5-14

DOLLY VARDEN SILVER CORPORATION

Notes to the Condensed Consolidated Interim Financial Statements

For the nine months ended September 30, 2025 and 2024

(Unaudited, Expressed in Canadian Dollars)

6.	SHARE CAPITAL (cont’d)

Stock Options (cont’d)

As at September 30, 2025, the Company had outstanding stock options enabling the holders to acquire common shares as follows:

Date of Expiry	Exercise Price $	Number of Stock Options Outstanding as at September 30, 2025
March 25, 2026	2.84	443,750
February 25, 2027	3.16	887,500
August 19, 2027	2.84	81,250
February 24, 2028	3.88	125,000
March 28, 2029	3.36	620,751
May 22, 2029	4.24	25,000
June 24, 2029	4.00	10,625
February 28, 2030	4.00	548,500

Total Outstanding	3.36	2,742,376

Total Exercisable	3.18	1,989,584

During the nine months ended September 30, 2025, the Company recognized a total of $821,211 (2024 - $1,214,854) in share-based payments expense for the options granted and vested during the period. The weighted average remaining life of the stock options as of September 30, 2025 is 2.42 years.

The following weighted average assumptions were used for the Black-Scholes valuation of stock options granted:

For the nine months ended	September 30, 2025	September 30, 2024
Risk-free interest rate	2.60%	3.68%
Expected dividend yield	0%	0%
Annualized stock price volatility	77.14%	83%
Expected life of options	5 years	5 years
Expected forfeiture rate	0%	0%

Flow-through Premium Liability

The following is a continuity of the liability portion of the flow-through share issuances:

Balance, December 31, 2023	$—
Flow-through premium liability additions	7,779,996
Settlement of flow-through share premium liability pursuant to qualifying expenditures	(4,301,284)

Balance, December 31, 2024	3,478,712
Flow-through premium liability additions	4,256,040
Settlement of flow-through share premium liability pursuant to qualifying expenditures	(4,166,007)

Balance, September 30, 2025	$3,568,745

E-5-15

DOLLY VARDEN SILVER CORPORATION

Notes to the Condensed Consolidated Interim Financial Statements

For the nine months ended September 30, 2025 and 2024

(Unaudited, Expressed in Canadian Dollars)

6.	SHARE CAPITAL (cont’d)

Anti-dilution Rights Agreements

In September 2012, the Company entered into an ancillary rights agreement with Hecla, whereby as long as Hecla holds a pro rata interest of 10%, it reserves the right to maintain its ownership interest in the event the Company issues any equity securities. In February 2022, the Company entered into an investor rights agreement in relation to the acquisition of Homestake with Fury, whereby as long as Fury holds a pro rata interest of 10%, it reserves the right to maintain its ownership interest in the event the Company issues any equity securities for cash. As at September 30, 2025, each of Hecla and Fury owned greater than 10% of the Company.

7	CAPITAL MANAGEMENT

The Company’s objectives when managing capital are to safeguard its ability to continue as a going concern to pursue other business opportunities and to maintain a flexible capital structure that optimizes the cost of capital within a framework of acceptable risk. The capital of the Company consists of items within shareholders’ equity.

The Company manages the capital structure and makes adjustments to it in light of changes in economic conditions and the risk characteristics of the underlying assets. To maintain or adjust its capital structure, the Company may issue new shares, issue new debt, or acquire or dispose of assets.

The Company is dependent on the capital markets as its main source of operating capital. The Company’s capital resources are largely determined by the strength of the junior public markets, by the status of the Company’s projects in relation to these markets and its ability to compete for investor support of its projects. There have been no changes to the Company’s approach to capital management During the nine months ended September 30, 2025. The Company has no capital restrictions other than an anti-dilution right in favour of Hecla and Fury whereby both parties have the right to maintain their equity holdings in the Company (Note 6).

8	RELATED PARTY TRANSACTIONS

During the nine months ended September 30, 2025, and 2024, the Company incurred the following amounts charged by officers and directors (being key management personnel) and companies controlled and/or owned by officers and directors of the Company in addition to the related party transactions disclosed elsewhere in these condensed consolidated interim financial statements:

	Three months ended		Nine months ended
	September 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
Directors’ fees (1)(2)	$58,500	$57,500	$174,500	$170,900
Exploration and evaluation (3,4)	133,750	97,500	398,750	490,000
Management fees (1)(2)	280,000	281,655	827,500	1,014,505
Consulting(5)	—	—	25,000	—
Share-based payments (1)(2)	447,314	455,270	1,394,775	1,570,766

Total	$919,564	$891,925	$2,820,525	$3,246,171

(1)	The Company entered into a consulting service agreement with S2K Capital Corp. and Shawn Khunkhun, Chief Executive Officer and director of the Company. Pursuant to this consulting

E-5-16

DOLLY VARDEN SILVER CORPORATION

Notes to the Condensed Consolidated Interim Financial Statements

For the nine months ended September 30, 2025 and 2024

(Unaudited, Expressed in Canadian Dollars)

8	RELATED PARTY TRANSACTIONS (cont’d)

agreement, Mr. Khunkhun is compensated at a rate of $34,167 (2024 - $30,000) per month effective April 1, 2025. The Company is required to pay an equivalent to 24 months’ pay plus an average of any cash performance bonus paid in the previous two completed financial years if the consulting agreement is terminated by either party absent an event of default during the twelve-month period following the date of a change in control of the Company. During the nine months ended September 30, 2025, the Company paid a $360,000 bonus related to the year ended December 31, 2024, and made a bonus allowance of $300,000 for amounts expected to be paid in 2026 that relate to the year to end December 31, 2025. If the agreement is terminated for reasons other than event of default, the Company is required to pay a sum equal to 12 months’ pay.
(2)

The Company entered into a consulting service agreement with Fehr & Associates and Ann Fehr, Chief Financial Officer (“CFO”) for full outsourced accounting and corporate secretary services. During the nine months ended September 30, 2025, the Company paid $16,667 (2024 - $16,667) per month for CFO services. During the nine months ended September 30, 2025, the Company paid a $100,000 bonus related to the year ended December 31, 2024, and made a bonus allowance of $82,500 for amounts estimated to be payable in 2026 that relate to the year to end December 31, 2025. The Company is required to pay an equivalent to 12 months’ pay if the consulting agreement is terminated by either party absent an event of default during the twelve-month period following the date of a change in control of the Company.

(3)

The Company entered into a consulting service agreement with Robert van Egmond, VP Exploration of the Company. Pursuant to this consulting agreement, Mr. van Egmond is compensated at a rate of $23,333 (2024 - $22,500) per month effective April 1, 2025. During the nine months ended September 30, 2025, the Company paid a $135,000 bonus related to the year ended December 31, 2024, and made a bonus allowance of $101,250 for amounts expected to be paid in 2026 that relate to the year to end December 31, 2025. The Company is required to pay the equivalent to 12 months’ pay if the consulting agreement is terminated by either party, absent an event of default, during the twelve-month period following the date of a change in control of the Company.

(4)	The Company recognized expense of $90,000 (2024 - $120,000) in exploration and evaluation expenses to a company controlled by a director.
(5)	The Company recognized consulting expenses of $25,000 (2024-$nil) to a company controlled by a director.

Other related party transactions are as follows:

At September 30, 2025, included in accounts payable is $29,397 (December 31, 2024 - $10,640) owed to officers of the Company.

At September 30, 2025, included in accrued liabilities is $483,750 (December 31, 2024 - $686,750) accrued to officers and directors of the Company.

During the nine months ended September 30, 2025, $102,847 (2024 - $72,305) of accounting and administration fees were paid to Fehr & Associates, a corporation controlled by the CFO, that were attributable to costs directly associated with office space, accounting services and administration staff used by the Company.

The Porter Property acquisition (Note 5) was a related party transaction on account that Shawn Khunkhun, Chief Executive Officer, President and a director of Dolly Varden is also the Executive Chairman and a director of Strikepoint.

E-5-17

DOLLY VARDEN SILVER CORPORATION

Notes to the Condensed Consolidated Interim Financial Statements

For the nine months ended September 30, 2025 and 2024

(Unaudited, Expressed in Canadian Dollars)

8	RELATED PARTY TRANSACTIONS (cont’d)

The Kinskuch Property acquisition (Note 5) is a related party transaction as Hecla is considered an insider on account of Hecla being a significant shareholder with over 10% interest ownership.

9	FINANCIAL INSTRUMENTS AND RISK MANAGEMENT

The Company’s financial instruments recorded at fair value require disclosure as to how the fair value was determined based on significant levels of input described in the following hierarchy:

•	Level 1 – quoted prices (unadjusted) in active markets for identical assets or liabilities;

•	Level 2 – inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly (i.e., as prices) or indirectly (i.e., derived from prices); and

•	Level 3 – inputs for the asset or liability that are not based on observable market data (unobservable inputs).

The Company’s financial instruments include cash, short-term investments, deposits, accounts payable and accrued liabilities, all of which are measured at amortized cost.

Financial Instruments

The carrying values of cash, short-term investments, deposits, accounts payable and accrued liabilities approximate fair values due to the short-term nature of these instruments or market rates of interest. The Company’s risk exposures and the impact on the Company’s financial instruments are summarized below.

Credit Risk

The Company’s credit risk is primarily attributable to cash, short-term investments, deposits and Goods and Services Tax (“GST”) receivable. The Company has no significant concentration of credit risk arising from operations. Cash consists of bank balances and demand guaranteed investment certificates at reputable financial institutions, from which management believes the risk of loss to be remote. GST receivable and deposits are due from government agencies. The Company limits its exposure to credit risk for cash by placing it with high quality financial institutions.

Liquidity Risk

The Company’s ability to remain liquid over the long-term depends on its ability to obtain additional financing through the issuance of additional securities, entering into credit facilities, or entering into joint ventures, partnerships or other similar arrangements. The Company’s ability to continue as a going concern is dependent upon its ability to continue to raise adequate financing in the future to meet its obligations and repay its liabilities arising from normal business operations when they come due. As at September 30, 2025, the Company had cash of $34,478,231 to settle current liabilities of $4,494,914 (excluding liability on flow-through share issuances).

Interest Rate Risk

The Company has a cash and cash equivalent balances subject to fluctuations in the prime rate. The Company periodically monitors the investments it makes and is satisfied with the credit ratings of its banks. Management believes that interest rate risk is remote, as investments are redeemable at any time and interest can be earned up to the date of redemption.

E-5-18

DOLLY VARDEN SILVER CORPORATION

Notes to the Condensed Consolidated Interim Financial Statements

For the nine months ended September 30, 2025 and 2024

(Unaudited, Expressed in Canadian Dollars)

9	FINANCIAL INSTRUMENTS AND RISK MANAGEMENT (cont’d)

Financial Instruments (cont’d)

Price Risk

The Company is exposed to price risk with respect to commodity prices. The Company’s future mining operations will be significantly affected by changes in the market price for silver. Precious metal prices fluctuate daily and are affected by numerous factors beyond the Company’s control. The supply and demand for commodities, level of interest rates, rate of inflation, investment decisions by large holders of commodities and stability of exchange rates can all cause significant fluctuations in commodity prices.

10	SEGMENTED INFORMATION

The Company operates in one reportable segment, the exploration and development of unproven exploration and evaluation assets. The Company’s primary exploration and evaluation assets are located in British Columbia, and its corporate assets, comprising mainly of cash, are located in Canada. The Company is in the exploration stage and has no reportable segment revenues or operating results. All corporate expenses are incurred in Canada.

11	SUBSEQUENT EVENTS

Subsequent to September 30, 2025, the Company issued 47,500 common shares pursuant to the exercise of stock options for proceeds of $164,100.

Subsequent to September 30, 2025, the Company closed a bought deal financing for total gross proceeds of $33,973,000 by issuing 4,646,000 shares. The financing comprised 2,906,000 common shares at $6.50 per share for $18,889,000 under the LIFE exemption, 750,000 charity flow-through shares at $9.42 per share for $7,065,000, and 990,000 flow-through shares at $8.10 per share for $8,019,000. In connection with the closing of the financing, a finders’ fee of $1,698,650 was paid representing 5% of the gross proceeds.

E-5-19

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